As filed with the Securities and Exchange Commission on October 25, 2012

Registration No. 333-183646

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGITALGLOBE, INC.

(Exact name of registrant as specified in its charter)

Delaware	4899	31-1420852
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1601 Dry Creek Drive, Suite 260

Longmont, Colorado 80503

(303) 684-4000

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Daniel L. Jablonsky

Senior Vice President, Secretary and General Counsel

DigitalGlobe, Inc.

1601 Dry Creek Drive, Suite 260

Longmont, Colorado 80503

(303) 684-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Nancy A. Lieberman, Esq. Marie L. Gibson, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	William L. Warren Executive Vice President, General Counsel and Corporate Secretary GeoEye, Inc. 2325 Dulles Corner Boulevard, 10th Floor Herndon, Virginia 20171 (703) 480-7500	William P. O’Neill, Esq. Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, DC 20004 (202) 637-2200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger contemplated by the Agreement and Plan of Merger, dated as of July 22, 2012, as amended, and as may be further amended, described in the enclosed joint proxy statement/prospectus, have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED OCTOBER 25, 2012

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Each of the boards of directors of DigitalGlobe, Inc. (referred to as “DigitalGlobe”) and GeoEye, Inc. (referred to as “GeoEye”) has approved a strategic merger, combining DigitalGlobe and GeoEye. Upon completion of the transaction, DigitalGlobe stockholders are expected to own approximately 64% of the combined company and GeoEye stockholders are expected to own approximately 36% of the combined company. DigitalGlobe and GeoEye believe that the proposed merger will create a global leader in earth imagery and geospatial analysis with a more diversified revenue base, a superior financial foundation and significant growth potential that will be well positioned to create greater value for all of our respective stockholders.

DigitalGlobe and GeoEye entered into an agreement and plan of merger on July 22, 2012, as amended, and as may be further amended (referred to as the “merger agreement”), pursuant to which, subject to stockholder approvals and certain other customary closing conditions, DigitalGlobe and GeoEye will combine their businesses through the merger of 20/20 Acquisition Sub, Inc., a direct wholly owned subsidiary of DigitalGlobe, with and into GeoEye, with GeoEye being the surviving entity and thereupon becoming a wholly owned subsidiary of DigitalGlobe. Immediately thereafter and pursuant to the merger agreement, GeoEye will merge with and into WorldView, LLC, a direct wholly owned subsidiary of DigitalGlobe, with WorldView, LLC being the surviving entity. WorldView, LLC will then be renamed GeoEye, LLC, and will be a direct wholly owned subsidiary of DigitalGlobe.

Under the terms of the merger agreement, GeoEye common stockholders will have the right to elect to receive consideration of either (i) 1.137 shares of DigitalGlobe common stock and $4.10 per share in cash (referred to as the “mixed cash/stock consideration”), (ii) 100% of the consideration in cash ($20.27) (referred to as the “cash consideration”) or (iii) 100% of the consideration in stock (1.425 shares of DigitalGlobe common stock) (referred to as the “stock consideration”; taken in the aggregate with the cash consideration and the mixed cash/stock consideration, referred to as the “aggregate consideration”), for each share of GeoEye common stock they own, with the amount of cash and stock subject to proration depending upon the elections of GeoEye common stockholders, such that the aggregate consideration mix provided to former GeoEye stockholders in the merger reflects the ratio of 1.137 shares of DigitalGlobe common stock and $4.10 per share in cash. Based upon the closing prices of DigitalGlobe and GeoEye as of July 20, 2012, the last trading day before public announcement of the merger, the transaction delivers a premium of 34% to GeoEye’s July 20, 2012 closing price of $15.17 per share.

DigitalGlobe common stock is listed on the New York Stock Exchange under the symbol “DGI.” GeoEye common stock is listed on the NASDAQ Global Select Market under the symbol “GEOY.” We urge you to obtain current market quotations for the shares of common stock of DigitalGlobe and GeoEye.

Your vote is very important. The merger cannot be completed unless DigitalGlobe stockholders approve the issuance of DigitalGlobe common stock in the merger and unless GeoEye stockholders approve the merger and adopt the merger agreement. Each of DigitalGlobe and GeoEye is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about these meetings, the merger, the share issuance and the other business to be considered by stockholders at each of the special meetings is contained in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 51.

Whether or not you plan to attend your company’s special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

The DigitalGlobe board of directors recommends that DigitalGlobe stockholders vote “FOR” the proposal to approve the issuance of DigitalGlobe common stock in the merger, which is necessary to complete the merger.

The GeoEye board of directors recommends that GeoEye stockholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, which is necessary to complete the merger.

Jeffrey R. Tarr	Matthew M. O’Connell
President and Chief Executive Officer	President and Chief Executive Officer
DigitalGlobe, Inc.	GeoEye, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this joint proxy statement/prospectus or the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [•], 2012, and is first being mailed to stockholders of DigitalGlobe and GeoEye on or about [•], 2012.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about DigitalGlobe and GeoEye from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 270.

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Innisfree M&A Incorporated, DigitalGlobe’s proxy solicitor, or MacKenzie Partners, Inc., GeoEye’s proxy solicitor, at the following addresses and telephone numbers:

For DigitalGlobe: Innisfree M&A Incorporated 501 Madison Avenue, 20th floor New York, New York 10022 (888) 750-5834 (toll-free) (212) 750-5833 (banks and brokers may call collect)	For GeoEye: MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (800) 322-2885 (toll-free) (212) 929-5500 (Call Collect)

To receive timely delivery of the documents in advance of the special meetings, you should make your request no later than November 26, 2012.

You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the Securities and Exchange Commission, which is referred to as the SEC, website at www.sec.gov. In addition, you may obtain copies of documents filed by DigitalGlobe with the SEC by accessing DigitalGlobe’s website at www.digitalglobe.com under the tab “Investors” and then under the heading “SEC Filings.” You may also obtain copies of documents filed by GeoEye with the SEC by accessing GeoEye’s website at www.geoeye.com under the tab “About Us — Investor Relations” and then under the heading “SEC Filings.”

We are not incorporating the contents of the websites of the SEC, DigitalGlobe, GeoEye or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

NOTICE OF SPECIAL MEETING OF DIGITALGLOBE STOCKHOLDERS

TO BE HELD ON DECEMBER 3, 2012

To the Stockholders of DigitalGlobe, Inc.:

A special meeting of stockholders of DigitalGlobe, Inc. (referred to as “DigitalGlobe”) will be held at the Hyatt Regency Denver, 650 15th Street, Denver, Colorado 80202, on December 3, 2012 at 9:00 a.m., Mountain Time, for the following purposes:

1.	To approve the issuance of DigitalGlobe common stock, par value $0.001 per share, pursuant to the Agreement and Plan of Merger, dated as of July 22, 2012, as amended, and as may be further amended (referred to as the “merger agreement”), by and among DigitalGlobe, 20/20 Acquisition Sub, Inc., WorldView, LLC and GeoEye, Inc., a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the “Share Issuance” proposal).

2.	To approve any motion to adjourn the DigitalGlobe special meeting, if necessary, to solicit additional proxies (the “DigitalGlobe Adjournment” proposal).

The Share Issuance proposal is not conditioned on the approval of the DigitalGlobe Adjournment proposal, and only approval of the Share Issuance proposal is required to complete the merger.

DigitalGlobe will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The accompanying joint proxy statement/prospectus further describes the matters to be considered at the DigitalGlobe special meeting.

The DigitalGlobe board of directors has set October 29, 2012 as the record date for the DigitalGlobe special meeting. Only holders of record of DigitalGlobe common stock at the close of business on October 29, 2012 will be entitled to notice of, and to vote at, the DigitalGlobe special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the DigitalGlobe special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of DigitalGlobe common stock.

Your vote is very important. To ensure your representation at the DigitalGlobe special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the DigitalGlobe special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the DigitalGlobe special meeting. If you do not vote, the effect will be the same as a vote against the Share Issuance proposal.

The DigitalGlobe board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Share Issuance proposal and “FOR” the DigitalGlobe Adjournment proposal, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Share Issuance proposal at the time of the special meeting.

By Order of the Board of Directors,

Daniel L. Jablonsky

Senior Vice President, Secretary and

General Counsel

Longmont, Colorado

[•], 2012

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

THIS JOINT PROXY STATEMENT/PROSPECTUS IS FIRST BEING SENT OR GIVEN TO SECURITY HOLDERS ON OR ABOUT [•], 2012.

NOTICE OF SPECIAL MEETING OF GEOEYE STOCKHOLDERS

TO BE HELD ON DECEMBER 3, 2012

To the Stockholders of GeoEye, Inc.:

This is a notice that a special meeting of stockholders of GeoEye, Inc., a Delaware corporation (referred to as “GeoEye”) will be held on December 3, 2012, beginning promptly at 11:00 a.m. Eastern Time, at 2325 Dulles Corner Boulevard, 10th Floor, Herndon, Virginia 20171, unless postponed or adjourned to a later date. This special meeting will be held to consider and vote upon the following matters:

1.	to adopt the Agreement and Plan of Merger, dated as of July 22, 2012, as amended, and as may be further amended (referred to as the “merger agreement”), by and among GeoEye, DigitalGlobe, Inc., 20/20 Acquisition Sub, Inc., a direct wholly owned subsidiary of DigitalGlobe, Inc., and WorldView, LLC, a direct wholly owned subsidiary of DigitalGlobe, Inc., a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, and to approve the transactions contemplated by the merger agreement (referred to as the “Merger” proposal);

2.	to approve, by a non-binding advisory vote, certain compensation arrangements for GeoEye’s named executive officers in connection with the merger contemplated by the merger agreement (referred to as the “Merger-Related Compensation” proposal); and

3.	to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and to approve the transactions contemplated by the merger agreement (referred to as the “GeoEye Adjournment” proposal);

and to transact any other business as may properly come before the special meeting or any adjournment or postponement of such special meeting.

The Merger proposal is not conditioned on the approval of the Merger-Related Compensation proposal or the GeoEye Adjournment proposal, and only approval of the Merger proposal is required to complete the merger.

Only holders of record of GeoEye common stock at the close of business on October 29, 2012, the record date for the special meeting, are entitled to receive this notice and to vote at the special meeting or at any adjournment or postponement of such special meeting.

The accompanying joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the attached document, including the merger agreement and all other Annexes, Exhibits and any documents incorporated by reference, for further information with respect to the business to be transacted at the special meeting. You are encouraged to read the entire document carefully before voting. In particular, review the section entitled “Risk Factors” beginning on page 51 carefully before voting.

v

GeoEye’s board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. GeoEye’s board of directors recommends that you vote “FOR” the Merger proposal; “FOR” the Merger-Related Compensation proposal and “FOR” the GeoEye Adjournment proposal to solicit additional proxies if there are not sufficient votes to approve the Merger proposal at the time of the special meeting.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The transactions contemplated by the merger agreement cannot be completed without the affirmative vote on the Merger proposal of the holders of at least a majority of the outstanding shares of GeoEye common stock entitled to vote as of the record date for the special meeting. If you do not vote, the effect will be the same as a vote against the Merger proposal. You may vote your shares by proxy electronically via the Internet, by telephone, by sending in an appropriately completed paper proxy card or in person by ballot at the special meeting.

If you have any questions concerning the transactions or this joint proxy statement/prospectus or would like additional copies, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(800) 322-2885 (toll-free)

(212) 929-5500 (Call Collect)

By Order of the Board of Directors,

William L. Warren

Executive Vice President, General Counsel

and Corporate Secretary

[•], 2012

You are cordially invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible to ensure your representation at the special meeting. Even if you have voted by proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy issued in your name from such record holder.

THIS JOINT PROXY STATEMENT/PROSPECTUS IS FIRST BEING SENT OR GIVEN TO SECURITY HOLDERS ON OR ABOUT [·], 2012.

Annex A — Agreement and Plan of Merger, as amended
Annex B — Cerberus Agreement
Annex C — Cerberus Voting Agreement
Annex D — MSPI Voting Agreement
Annex E — Form of Voting Agreement (Estes/Tarr)
Annex F — Form of Voting Agreement (Abrahamson/O’Connell)
Annex G — Barclays Fairness Opinion
Annex H — Morgan Stanley Fairness Opinion
Annex I — Goldman Sachs Fairness Opinion
Annex J — Stone Key Fairness Opinion
Annex K — DGCL Section 262

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the merger, the merger agreement and the DigitalGlobe and GeoEye special meetings. They may not include all the information that is important to stockholders of DigitalGlobe and GeoEye. Stockholders should carefully read this entire joint proxy statement/prospectus, including the Annexes and Exhibits and the other documents referred to or incorporated by reference herein.

Q:	What is the merger?

A:	DigitalGlobe, Inc., which is referred to as “DigitalGlobe,” and GeoEye, Inc., which is referred to as “GeoEye,” have entered into an Agreement and Plan of Merger, dated as of July 22, 2012, as amended, and as may be further amended, which is referred to as the “merger agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of DigitalGlobe and GeoEye. Under the merger agreement, 20/20 Acquisition Sub, Inc., a direct wholly owned subsidiary of DigitalGlobe, will merge with and into GeoEye, with GeoEye continuing as the surviving entity and a direct wholly owned subsidiary of DigitalGlobe. This step is referred to as the “first step merger.” Immediately after the first step merger becomes effective, GeoEye will merge with and into WorldView, LLC, a direct wholly owned subsidiary of DigitalGlobe, with WorldView, LLC continuing as the surviving entity. WorldView, LLC will then be renamed GeoEye, LLC, and will be a direct wholly owned subsidiary of DigitalGlobe. This second step is referred to as the “second step merger,” and both the first step merger and the second step merger together are referred to as the “merger.”

Q:	Why am I receiving these materials?

A:	DigitalGlobe and GeoEye are sending these materials to their respective stockholders to help them decide how to vote their shares of DigitalGlobe or GeoEye common stock, as the case may be, with respect to the merger and other matters to be considered at the special meetings.

The merger cannot be completed unless DigitalGlobe stockholders approve the issuance of DigitalGlobe common stock in the merger and GeoEye stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement. Each of DigitalGlobe and GeoEye is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about these special meetings, the merger and the other business to be considered by stockholders at each of the special meetings is contained in this joint proxy statement/prospectus.

This joint proxy statement/prospectus constitutes both a joint proxy statement of DigitalGlobe and GeoEye and a prospectus of DigitalGlobe. It is a joint proxy statement because each of the boards of directors of DigitalGlobe and GeoEye are soliciting proxies from their respective stockholders. It is a prospectus because DigitalGlobe will issue shares of its common stock in exchange for outstanding shares of GeoEye common stock in the merger to the extent stockholders elect to receive the stock consideration, the mixed cash/stock consideration or, if applicable, a prorated amount of stock in the cash election.

Q:	What will GeoEye stockholders receive in the merger?

A:	Under the terms of the merger agreement, GeoEye common stockholders will have the right to elect either:

•	1.137 shares of DigitalGlobe common stock and $4.10 in cash (referred to as the “mixed cash/stock election”);

•	100% of the consideration in cash ($20.27) (referred to as the “cash election”); or

•	100% of the consideration in stock (1.425 shares of DigitalGlobe common stock) (referred to as the “stock election”),

for each share of GeoEye common stock they own, with the amount of cash and stock subject to proration depending upon the elections of other GeoEye common stockholders, such that the aggregate consideration mix provided to former GeoEye stockholders in the merger reflects the ratio of 1.137 shares of DigitalGlobe common stock and $4.10 per share in cash. If you elect to receive the consideration provided for in the cash election or in the stock election, no guarantee can be made that you will receive the full amount of cash consideration or stock consideration you elect. As a result of the proration procedures provided for in the merger agreement, as described in this joint proxy statement/prospectus, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive.

Under the terms of the merger agreement, each share of GeoEye Series A convertible preferred stock will be converted into the right to receive:

•

an amount of cash (without interest) equal to $4.10 in cash for each share of GeoEye common stock into which such share of GeoEye preferred stock is convertible immediately prior to the effective time of the merger; and

•	1.000 share of the newly created DigitalGlobe Series A convertible preferred stock.

Q:	How do I make an election for the type of merger consideration that I prefer to receive and when can I expect to receive the merger consideration?

A:

Each holder of record of GeoEye common stock as of the close of business on the record date for notice of the GeoEye special meeting of stockholders will be mailed an election form and other appropriate and customary transmittal materials. Each GeoEye stockholder should specify in the election form (1) the number of their shares of GeoEye common stock such stockholder elects to have exchanged for the mixed cash/stock consideration in the merger, (2) the number of their shares of GeoEye common stock such stockholder elects to have exchanged for the stock consideration in the merger and (3) the number of their shares of GeoEye common stock for which such stockholder elects to have exchanged for the cash consideration. Any GeoEye stockholder who does not make an election to receive the mixed cash/stock consideration, stock consideration or cash consideration, or does not provide their election by the deadline will be deemed to have made an election to receive the mixed cash/stock consideration.

Q:	When is the deadline for me to make an election for the type of merger consideration that I prefer to receive?

A:	The election deadline will be 5:00 p.m., New York city time, on either the date of the GeoEye special meeting of stockholders or, if the closing date of the merger is more than four business days following the GeoEye special meeting of stockholders, two business days before the closing date of the merger. DigitalGlobe and GeoEye will publicly announce the anticipated election deadline at least seven business days before the anticipated closing date of the merger.

Q:	When do DigitalGlobe and GeoEye expect to complete the merger?

A:	DigitalGlobe and GeoEye are working to complete the merger as soon as practicable. If the stockholders of DigitalGlobe approve the issuance of DigitalGlobe common stock pursuant to the merger agreement and if the stockholders of GeoEye adopt the merger agreement and approve the transactions contemplated by the merger agreement, we currently expect that the merger will be completed in the fourth quarter of 2012 or in the first quarter of 2013. Neither DigitalGlobe nor GeoEye can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including federal regulatory approvals. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 200.

Q:	What am I being asked to vote on and why is this approval necessary?

A:	DigitalGlobe stockholders are being asked to vote on the following proposals:

•	to approve the issuance of DigitalGlobe common stock, par value $0.001 per share, pursuant to the merger agreement, which is referred to as the “Share Issuance” proposal; and

•	to approve any motion to adjourn the DigitalGlobe special meeting, if necessary, to solicit additional proxies, which is referred to as the “DigitalGlobe Adjournment” proposal.

Approval of the Share Issuance proposal is required for completion of the merger.

GeoEye stockholders are being asked to vote on the following proposals:

•	to adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, which is referred to as the “Merger” proposal;

•

to approve, by a non-binding advisory vote, certain executive compensation arrangements for GeoEye’s named executive officers in connection with the merger contemplated by the merger agreement, which is referred to as the “Merger-Related Compensation” proposal; and

•

to approve any motion to adjourn the GeoEye special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and to approve the transactions contemplated by the merger agreement, which is referred to as the “GeoEye Adjournment” proposal.

Approval of the Merger proposal is required for completion of the merger. Approval of the Merger-Related Compensation proposal is not required for completion of the merger.

Q:	How many votes do I have?

A:	DigitalGlobe: You are entitled to one vote for each share of DigitalGlobe common stock that you own as of the close of business on the DigitalGlobe record date. As of the close of business on October 23, 2012, there were approximately 46,995,627 issued and outstanding shares of DigitalGlobe common stock.

GeoEye: You are entitled to one vote for each share of GeoEye common stock that you own as of the close of business on the GeoEye record date. As of the close of business on October 24, 2012, there were approximately 23,046,191 issued and outstanding shares of GeoEye common stock. In addition, GeoEye has outstanding 80,000 shares of GeoEye Series A convertible preferred stock convertible into 2,688,347 outstanding shares of GeoEye common stock which are entitled to vote as a single class with GeoEye common stock at the GeoEye special meeting, provided that in accordance with the terms of the GeoEye Series A convertible preferred stock the holder thereof is not permitted to vote more than 19.99% of the total votes otherwise eligible to be cast at the GeoEye special meeting.

Q:	What vote is required to approve each proposal at the DigitalGlobe special meeting?

A:

The Share Issuance proposal: The affirmative vote of a majority of the shares of DigitalGlobe common stock represented (in person or by proxy) at the special meeting and entitled to vote on the proposal is required to approve the Share Issuance proposal. The NYSE requires, however, that the total number of votes cast on the Share Issuance proposal (including abstentions) must represent a majority of the shares of DigitalGlobe common stock outstanding. If you are a DigitalGlobe stockholder and you are not present or represented at the special meeting, or fail to instruct your broker, bank or other nominee how to vote on the Share Issuance proposal, it will have no effect on the vote count for such proposal, but it will make it more difficult to meet the NYSE requirement that the total votes cast (including abstentions) on such proposal represent a majority of the shares of DigitalGlobe common stock outstanding as of the DigitalGlobe record date.

The DigitalGlobe Adjournment proposal: The affirmative vote of a majority of the shares of DigitalGlobe common stock represented (in person or by proxy) at the special meeting and entitled to vote on the proposal is required to approve the DigitalGlobe Adjournment proposal.

Q:	What vote is required to approve each proposal at the GeoEye special meeting?

A:	The Merger proposal: The affirmative vote of a majority of the outstanding shares of GeoEye common stock and GeoEye Series A convertible preferred stock, on an as-converted basis, entitled to vote is required to approve the Merger proposal.

The Merger-Related Compensation proposal: In accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act, GeoEye is providing stockholders with the opportunity to approve, by a non-binding, advisory vote, certain compensation payments for GeoEye’s named executive officers in connection with the merger, as reported in “The Merger — Advisory Vote on Merger-Related Compensation for GeoEye Named Executive Officers.” The affirmative vote of a majority of the shares of GeoEye common stock represented (in person or by proxy) at the special meeting and entitled to vote on the proposal is required to approve the Merger-Related Compensation proposal.

The GeoEye Adjournment proposal: The affirmative vote of a majority of the shares of GeoEye common stock and GeoEye Series A convertible preferred stock, on an as-converted basis, represented (in person or by proxy) at the special meeting and entitled to vote on the proposal is required to approve the GeoEye Adjournment proposal.

Q:	What constitutes a quorum?

A:	The representation of holders of at least a majority of the total number of shares of common stock outstanding as of the record date at the DigitalGlobe special meeting or GeoEye special meeting, as applicable, whether present in person or represented by proxy, is required in order to conduct business at each special meeting. This requirement is called a quorum. Abstentions, if any, which are described below, will be treated as present for the purposes of determining the presence or absence of a quorum for each special meeting.

Q:	How do the boards of directors of DigitalGlobe and GeoEye recommend that I vote?

A:	The DigitalGlobe board of directors recommends that holders of DigitalGlobe common stock vote “FOR” the Share Issuance proposal and “FOR” the DigitalGlobe Adjournment proposal.

The GeoEye board of directors recommends that GeoEye stockholders vote “FOR” the Merger proposal, “FOR” the Merger-Related Compensation proposal and “FOR” the GeoEye Adjournment proposal.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:	How do I vote?

A:	If you are a stockholder of record of DigitalGlobe as of October 29, 2012, which is referred to as the “DigitalGlobe record date,” or a stockholder of GeoEye as of October 29, 2012, which is referred to as the “GeoEye record date,” you may submit your proxy before your respective company’s special meeting in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at your respective company’s special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	When and where are the DigitalGlobe and GeoEye special meetings?

A:

The special meeting of DigitalGlobe stockholders will be held at the Hyatt Regency Denver, 650 15th Street, Denver, Colorado 80202, at 9:00 a.m., Mountain Time, on December 3, 2012. Subject to space availability, all DigitalGlobe stockholders as of the DigitalGlobe record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., Mountain Time.

The special meeting of GeoEye stockholders will be held at 2325 Dulles Corner Boulevard, 10th Floor, Herndon,VA 20171 at 11:00 a.m., Eastern Time, on December 3, 2012. Subject to space availability, all GeoEye stockholders as of the GeoEye record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 10:30 a.m., Eastern Time.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to DigitalGlobe or GeoEye or by voting in person at your respective company’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE and NASDAQ determine to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the DigitalGlobe and GeoEye special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a DigitalGlobe stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•

your broker, bank or other nominee may not vote your shares on the Share Issuance proposal. Broker non-votes will have no effect on the vote count for such proposal, but will make it more difficult to meet the NYSE requirement that the total votes cast on such proposal (including abstentions) represent a majority of the shares of DigitalGlobe common stock outstanding as of the DigitalGlobe record date; and

•	your broker, bank or other nominee may not vote your shares on the DigitalGlobe Adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

If you are a GeoEye stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•

your broker, bank or other nominee may not vote your shares on the Merger proposal or the Merger-Related Compensation proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and

•	your broker, bank or other nominee may not vote your shares on the GeoEye Adjournment proposal, which broker non-votes will have no effect on the vote count for the proposal.

Q:	What if I do not vote or abstain?

A:	For purposes of each of the DigitalGlobe special meeting and the GeoEye special meeting, an abstention occurs when a stockholder attends the applicable special meeting in person and does not vote or returns a proxy with an “abstain” vote.

If you are a DigitalGlobe stockholder and you are not represented (in person or by proxy) at the DigitalGlobe special meeting, or fail to instruct your broker, bank or other nominee how to vote on the Share Issuance proposal, it will have no effect on the vote count for such proposal, but it will make it more difficult to meet the NYSE requirement that the total votes cast (including abstentions) on such proposal represent a majority of the shares of DigitalGlobe common stock outstanding as of the DigitalGlobe record date.

If you respond with an “abstain” vote, or if you are present in person but do not vote, your proxy will have the same effect as a vote cast “AGAINST” the Share Issuance proposal.

If you are a GeoEye stockholder and you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the Merger proposal or the Merger-Related Compensation proposal, it will have the same effect as a vote cast “AGAINST” the Merger proposal or the Merger-Related Compensation proposal, as applicable.

If you respond with an “abstain” vote on the Merger proposal or the Merger-Related Compensation proposal, your proxy will have the same effect as a vote cast “AGAINST” the Merger proposal or the Merger-Related Compensation proposal, as applicable.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the DigitalGlobe common stock represented by your proxy will be voted as recommended by the DigitalGlobe board of directors with respect to that proposal or the GeoEye common stock represented by your proxy will be voted as recommended by the GeoEye board of directors with respect to that proposal.

Q:	What if I hold shares of both DigitalGlobe stock and GeoEye stock?

A:	If you are a stockholder of both DigitalGlobe and GeoEye, you will receive two separate packages of proxy materials. A vote as a DigitalGlobe stockholder will not constitute a vote as a GeoEye stockholder and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from DigitalGlobe or GeoEye, or vote as both a DigitalGlobe stockholder and as a GeoEye stockholder by Internet or telephone.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. You may change your vote at any time before your proxy is voted at the DigitalGlobe or GeoEye special meeting. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary of DigitalGlobe if you are a DigitalGlobe stockholder or to the corporate secretary of GeoEye if you are a GeoEye stockholder;

•

by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by attending the DigitalGlobe special meeting if you are a DigitalGlobe stockholder or the GeoEye special meeting if you are a GeoEye stockholder, and voting in person.

If you choose any of the first three methods, you must take the described action no later than the beginning of the applicable special meeting.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	Can I change my election after the form of election has been submitted?

A:

Yes. You may revoke your election at or prior to the election deadline by submitting a written notice of revocation to the exchange agent. Revocations must specify the name in which your shares are registered on the share transfer books of DigitalGlobe or

GeoEye, as appropriate, and such other information as the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this joint proxy statement/prospectus and the election form. If you instructed a broker, bank or other nominee holder to submit an election for your shares, you must follow your broker’s, bank’s or other nominee’s directions for changing those instructions. The notice of revocation must be received by the exchange agent at or prior to the election deadline in order for the revocation to be valid.

Q:	May I sell or transfer shares of GeoEye common stock after making an election?

A:	Yes, but only if you revoke your election or the merger agreement is terminated. Once you properly make an election with respect to any shares of GeoEye common stock, you will be unable to sell or otherwise transfer those shares, unless you properly revoke your election at or prior to the election deadline or unless the merger agreement is terminated.

Q:	May I sell or transfer shares of GeoEye stock before the GeoEye special meeting of stockholders?

A:	Yes. The record date of the GeoEye special meeting of stockholders is earlier than the GeoEye special meeting of stockholders and the date that the merger is expected to be completed. If you transfer your shares of GeoEye stock after the GeoEye record date but before the GeoEye special meeting of stockholders, you will retain your right to vote at the special meeting, but you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What are the material U.S. federal income tax consequences of the merger?

A:	The first step merger and the second step merger, taken together referred to as the “merger,” are intended to be treated as a single integrated transaction for U.S. federal income tax purposes. Consequently, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to in this joint proxy statement/prospectus as the “Code.” As a result, the U.S. federal income tax consequences of the merger to each GeoEye common stockholder will vary depending on whether the stockholder receives cash, shares of DigitalGlobe common stock or a combination thereof in exchange for the stockholder’s GeoEye common stock pursuant to the merger. GeoEye common stockholders generally will not recognize gain or loss on the DigitalGlobe common stock received pursuant to the merger, and their basis in and holding periods for the DigitalGlobe common stock received may vary among shares if blocks of GeoEye common stock were acquired at different times or for different prices.

Stockholders receiving solely cash for their GeoEye common stock generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of GeoEye common stock. Stockholders receiving both DigitalGlobe common stock and cash for their GeoEye common stock generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the stockholder’s gain realized (that is, the excess, if any, of the sum of the amount of cash and the fair market value of the DigitalGlobe common stock received over the stockholder’s adjusted tax basis in its shares of GeoEye common stock surrendered) and (ii) the amount of cash received pursuant to the merger.

You should read “Material U.S. Federal Income Tax Consequences” beginning on page 174 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	Are GeoEye stockholders entitled to appraisal rights in connection with the merger?

A:	Yes. GeoEye stockholders who do not wish to accept consideration payable pursuant to the merger agreement will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which is referred to as the “DGCL,” provided that they comply with the procedures described in Section 262 of the DGCL. For more information regarding appraisal rights, see “The Merger—Appraisal Rights.” In addition, a copy of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex K. Under the DGCL, the holders of DigitalGlobe common stock are not entitled to appraisal rights in connection with the merger.

Q:	What if I hold GeoEye stock-based compensation awards?

A:	Upon completion of the first step merger, GeoEye stock options will be converted into options to acquire DigitalGlobe common stock (with adjustments to the number of shares and the per share exercise price based on the common stock exchange ratio), subject to the same terms and conditions as otherwise applied to the GeoEye stock options prior to the first step merger, and all outstanding GeoEye performance-based restricted stock units will be converted into the right to receive DigitalGlobe common stock and cash (based on the mixed cash/stock election ratio), subject to the same terms and conditions as otherwise applied to GeoEye restricted stock units prior to the first step merger. Holders of GeoEye restricted stock awards may make elections for the type of merger consideration to be received in connection with the merger in the same manner as GeoEye common stockholders (except that with respect to GeoEye restricted stock awards that do not vest in connection with the first step merger, any DigitalGlobe common stock and/or cash to be issued will be subject to the same terms and conditions as were applicable to the awards prior to the first step merger).

Q:	Are there any risks related to the merger that I should consider?

A:	In evaluating the merger, you should carefully read this joint proxy statement/prospectus and carefully consider the risk factors discussed in the section entitled “Risk Factors” of this joint proxy statement/prospectus, as well as those risk factors with respect to DigitalGlobe and GeoEye incorporated by reference into this joint proxy statement/prospectus.

Q:	Where will DigitalGlobe shares be traded after this merger?

A:	DigitalGlobe common stock will continue to be traded on the NYSE.

Q:	What if my GeoEye stock certificates have been lost, stolen or destroyed?

A:	If any of your GeoEye stock certificates have been lost, stolen or destroyed, please call GeoEye’s transfer agent, Computershare Trust Company, N.A., which will assist you in obtaining replacement certificate(s). To make a cash election, stock election or mixed cash/stock election, GeoEye stockholders of record must properly complete, sign and send the form of election and any stock certificates representing their shares of GeoEye stock, or a guarantee of delivery as described in the instructions accompanying the form of election, to the exchange agent. The exchange agent must receive these documents at or prior to the election deadline. Accordingly, you are urged to determine promptly if you require any replacement stock certificates.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are a DigitalGlobe stockholder, you should contact Innisfree M&A Incorporated, the proxy solicitation agent for DigitalGlobe, toll-free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833). If you are a GeoEye stockholder, you should contact MacKenzie Partners, Inc., the proxy solicitation agent for GeoEye, toll-free at (800) 322-2885 (call collect at (212) 929-5500).

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. DigitalGlobe and GeoEye urge you to read carefully this joint proxy statement/prospectus in its entirety, including the Annexes and Exhibits. Additional important information, which DigitalGlobe and GeoEye also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 270. Unless stated otherwise, all references in this joint proxy statement/prospectus to DigitalGlobe are to DigitalGlobe, Inc., all references to GeoEye are to GeoEye, Inc. and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of July 22, 2012, as amended, and as may be further amended, by and among DigitalGlobe, 20/20 Acquisition Sub, Inc., WorldView, LLC and GeoEye, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

The Parties

DigitalGlobe

DigitalGlobe is a leading global provider of commercial high-resolution earth imagery products and services. Sourced from DigitalGlobe’s own advanced satellite constellation, DigitalGlobe’s imagery solutions support a wide variety of uses within defense and intelligence, civil agencies, mapping and analysis, environmental monitoring, oil and gas exploration, infrastructure management, Internet portals and navigation technology. With DigitalGlobe’s collection sources and comprehensive ImageLibrary (containing more than one billion square kilometers of earth imagery and imagery products), DigitalGlobe offers a range of on- and off-line products and services designed to enable customers to easily access and integrate DigitalGlobe’s imagery into their business operations and applications.

For the year ended December 31, 2011, DigitalGlobe had total revenues of approximately $339.5 million and a net loss of approximately $28.1 million. For the six months ended June 30, 2012, DigitalGlobe had total revenues of approximately $188.8 million and net income of approximately $13.4 million.

DigitalGlobe’s principal offices are located at 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503 and its telephone number is (303) 684-4000. DigitalGlobe common stock is listed on the NYSE, trading under the symbol “DGI.”

GeoEye

GeoEye is a leading provider of geospatial information and insight for decision makers and analysts who need a clear understanding of the changing world to protect lives, manage risk and optimize resources. Each day, organizations in defense and intelligence, public safety, critical infrastructure, energy and online media rely on GeoEye’s Earth imagery, geospatial expertise and enabling technology to support important missions around the globe. Widely recognized as a pioneer in high-resolution satellite imagery, GeoEye has evolved into a complete provider of geospatial intelligence solutions.

For the year ended December 31, 2011, GeoEye had total revenues of approximately $356.4 million and net income of approximately $56.6 million. For the six months ended June 30, 2012, GeoEye had total revenues of approximately $177.7 million and net income of approximately $29.8 million.

GeoEye’s principal offices are located at 2325 Dulles Corner Boulevard, 10th Floor, Herndon, Virginia 20171 and its telephone number is (703) 480-7500. GeoEye common stock is listed on the NASDAQ Global Select Market, trading under the symbol “GEOY.”

20/20 Acquisition Sub, Inc. and WorldView, LLC

20/20 Acquisition Sub, Inc. and WorldView, LLC are direct wholly owned subsidiaries of DigitalGlobe. 20/20 Acquisition Sub, Inc. is a Delaware corporation formed on July 6, 2012 for the purpose of effecting the first step merger. WorldView, LLC is a Delaware limited liability company formed on July 19, 2012 for the purpose of effecting the second step merger. 20/20 Acquisition Sub, Inc. and WorldView, LLC have not conducted any activities other than those incidental to their formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

The Merger

Each of the boards of directors of DigitalGlobe and GeoEye has approved a strategic merger, combining DigitalGlobe and GeoEye. DigitalGlobe and GeoEye have entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, upon completion of the merger, 20/20 Acquisition Sub, Inc. will merge with and into GeoEye, with GeoEye continuing as the surviving entity. Immediately thereafter and pursuant to the merger agreement, GeoEye will merge with and into WorldView, LLC, with WorldView, LLC continuing as the surviving entity. WorldView, LLC will then be renamed GeoEye, LLC, and will be a direct wholly owned subsidiary of DigitalGlobe.

The Cerberus Agreement

Subject to the terms of the July 22, 2012 agreement, which we refer to as the “Cerberus Agreement,” between Cerberus Capital Management, L.P. and certain of its affiliates, which we refer to collectively as “Cerberus,” and DigitalGlobe, Cerberus agreed not to take certain actions with respect to DigitalGlobe during the specified periods prior to and following the consummation of the merger (or, if applicable, termination of the merger agreement). During these periods, Cerberus agreed, among other things:

•	to certain standstill provisions regarding DigitalGlobe’s securities;

•	to vote all of its DigitalGlobe securities in accordance with the recommendation of the DigitalGlobe board; and

•

not to sell or transfer its DigitalGlobe securities in connection with certain transactions involving DigitalGlobe or any of its subsidiaries unless the DigitalGlobe board has recommended that DigitalGlobe stockholders sell or transfer their securities in connection with such transaction.

During the period from July 22, 2012 up to consummation of the merger or, if the merger agreement is terminated, the date Cerberus ceases to beneficially own any shares of DigitalGlobe common stock, in addition to the foregoing, Cerberus’ beneficial ownership of DigitalGlobe common stock, in the aggregate and on an as-converted basis, may not exceed 11.35% of the issued and outstanding DigitalGlobe common stock.

Beginning from the date of the closing of the merger, in addition to the foregoing, Cerberus’ beneficial ownership of DigitalGlobe common stock, in the aggregate and on an as-converted basis, may not exceed 19.9% of the issued and outstanding DigitalGlobe common stock. This period ends on the date that is 12 months after Cerberus ceases to beneficially own in the aggregate at least 5% of the issued and outstanding DigitalGlobe common stock.

Pursuant to the Cerberus Agreement and the merger agreement, Cerberus can appoint one director to the DigitalGlobe board, subject to the approval of the DigitalGlobe board, who shall be considered one of GeoEye’s four nominees to the DigitalGlobe board, with a term to expire at the 2014 DigitalGlobe annual meeting of stockholders.

The foregoing description of the Cerberus Agreement is not complete and is qualified in its entirety by reference to the Cerberus Agreement, which is attached to this joint proxy statement/prospectus as Annex B and is incorporated herein by reference. We urge you to read the Cerberus Agreement in its entirety because it is the legal document governing important aspects of the relationship between DigitalGlobe and Cerberus after completion of the transaction. See “The Cerberus Agreement” on page 206.

Voting Agreements

Voting Agreements Relating to GeoEye Stockholder

Cerberus entered into a voting agreement with DigitalGlobe, dated July 22, 2012, which we refer to as the “Cerberus Voting Agreement”, whereby Cerberus agreed to vote all of its shares of GeoEye common stock, including any GeoEye Series A convertible preferred stock allowed to vote on an as-converted basis, in favor of adoption of the merger agreement and approval of the merger and the transactions contemplated by the merger agreement. Cerberus also agreed to vote against certain actions or proposals that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement, including the merger. The Cerberus Voting Agreement does not require Cerberus to vote in favor of the Merger-Related

Compensation proposal. From July 22, 2012 until its termination, the Cerberus Voting Agreement also restricts Cerberus’ ability to sell, transfer, tender, pledge, encumber, assign, dispose of, enter into any contract or agreement with respect to transfer of or deposit into a voting trust of its GeoEye common stock, except as allowed by the Cerberus Voting Agreement and the merger agreement.

Approximately 7,460,526 shares in the aggregate (which includes 80,000 shares of GeoEye Series A convertible preferred stock held by Cerberus Satellite LLC on an as-converted basis), or approximately 30% of the issued and outstanding shares of GeoEye common stock as of October 24, 2012 (on an as-converted basis, but excluding shares of GeoEye common stock issuable upon the exercise or settlement of stock options, restricted stock, restricted stock units or performance stock units), are subject to the Cerberus Voting Agreement.

The Cerberus Voting Agreement will terminate upon the earliest to occur of (a) the effectiveness of the merger, (b) the termination of the merger agreement and (c) any change or modification to the terms of the merger agreement, not approved or consented to in writing by Cerberus, that is materially adverse to Cerberus. The foregoing description of this voting agreement is not complete and is qualified in its entirety by reference to the Cerberus Voting Agreement, which is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference.

Voting Agreements Relating to DigitalGlobe Stockholder

Morgan Stanley Principal Investments, Inc., which we refer to as “MSPI,” entered into a voting agreement with GeoEye, dated July 22, 2012, which we refer to as the “MSPI Voting Agreement,” whereby MSPI agreed to vote all of its shares of DigitalGlobe common stock in favor of adoption of the merger agreement and approval of the merger and the transactions contemplated by the merger agreement and any actions required in furtherance thereof. MSPI also agreed to vote against certain actions or proposals that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement, including the merger. From July 22, 2012 until its termination, the MSPI Voting Agreement also restricts MSPI’s ability to sell, transfer, tender, pledge, encumber, assign, dispose of, enter into any contract or agreement with respect to transfer of or deposit into a voting trust its DigitalGlobe common stock, except as allowed by the MSPI Voting Agreement, MSPI’s investor agreement and stockholder agreement with DigitalGlobe and the merger agreement. The MSPI Voting Agreement specifically does not limit or restrict the rights and obligations of any MSPI affiliate or designee in their capacity as a director of DigitalGlobe, and in no way restricts any MSPI affiliate or designee in their capacity as a shareholder or director in the exercise of their fiduciary duties as a director of DigitalGlobe.

7,463,076 shares in the aggregate, or approximately 15.9% of the DigitalGlobe issued and outstanding shares of common stock as of October 23, 2012 (excluding shares of DigitalGlobe common stock issuable upon the exercise or settlement of stock options, restricted stock, restricted stock units or performance stock units), are subject to the MSPI Voting Agreement.

The MSPI Voting Agreement will terminate upon the earliest to occur of (a) obtaining DigitalGlobe stockholder approval, (b) the effectiveness of the merger, (c) the date of termination of the merger agreement and (d) the making of any change, by amendment, waiver or other modification to any provision of the merger agreement, not approved or consented to in writing by MSPI, that would increase the amount of consideration or otherwise be adverse to MSPI other than in an immaterial manner. The foregoing description of the MSPI Voting Agreement is not complete and is qualified in its entirety by reference to such voting agreement, which is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference.

Voting Agreements Relating to DigitalGlobe and GeoEye Directors and Officers

General Howell M. Estes III (USAF, Ret.), Chairman of the board of DigitalGlobe, and Jeffery R. Tarr, President and Chief Executive Officer of DigitalGlobe, each entered into a separate voting agreement with GeoEye, which together we refer to as the “GeoEye Voting Agreements.” Lt. General James A. Abrahamson (USAF, Ret.), Chairman of the board of GeoEye, and Matthew M. O’Connell, President and Chief Executive Officer of GeoEye, each entered into separate voting agreements with DigitalGlobe, which together we refer to as the “DigitalGlobe Voting Agreements.” The DigitalGlobe Voting Agreements were entered into on the same terms as the GeoEye Voting Agreements. We refer to both the GeoEye Voting Agreements and the DigitalGlobe Voting Agreements as the “Directors’ and Officers’ Voting Agreements.”

In the Directors’ and Officers’ Voting Agreements, each director and/or officer agreed to vote all shares of DigitalGlobe common stock or GeoEye common stock, as applicable, owned by them in favor of adoption of the merger agreement and approval of the merger and the transactions contemplated by the merger agreement and any actions required in furtherance thereof. The GeoEye Voting Agreements do not require General Abrahamson and Mr. O’Connell to vote in favor of the Merger-Related Compensation proposal. In the Directors’ and Officers’ Voting Agreements, each director and/or officer agreed to vote against certain actions or proposals that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement, including the merger. Such voting agreements specifically do not limit or restrict the rights and obligations of the parties in their capacities as a director or officer of DigitalGlobe or GeoEye, as applicable, and in no way restricts the parties in the exercise of their fiduciary duties as a director or officer of DigitalGlobe or GeoEye, as applicable.

The directors and officers have also agreed that until the earlier of (a) the effectiveness of the merger, (b) the termination of the merger agreement in accordance with its terms or (c) the termination of the applicable Directors’ and Officers’ Voting Agreement, they each will generally not transfer, assign, convey or dispose of (i) any shares of DigitalGlobe or GeoEye common stock, as applicable, (ii) any options to purchase shares of DigitalGlobe or GeoEye common stock, as applicable, or (iii) any other DigitalGlobe or GeoEye securities owned by them except in certain circumstances, as applicable.

The foregoing description of these voting agreements is not complete and is qualified in its entirety by reference to the form of such voting agreement, which, in the case of the Form of DigitalGlobe Voting Agreement, is attached to this joint proxy statement/prospectus as Annex E and in the case of the Form of GeoEye Voting Agreement, is attached to this joint proxy statement/prospectus as Annex F, each of which is incorporated herein by reference.

Consideration to be Received in the Merger by GeoEye Stockholders

The merger agreement provides that each share of GeoEye common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive either (i) a combination of DigitalGlobe common stock and cash (referred to as the “mixed cash/stock consideration”), (ii) cash (referred to as the “cash consideration”) or (iii) shares of DigitalGlobe common stock (referred to as the “stock consideration”), in each case as described below. DigitalGlobe expects to issue approximately 26.1 million shares of DigitalGlobe common stock and to pay approximately $94.0 million in cash to holders of GeoEye common stock as a whole. Except in limited circumstances (detailed in “The Merger Agreement — Merger Consideration,” beginning on page 179), the total number of shares of DigitalGlobe common stock and the total amount of cash will not change.

Mixed Cash/Stock Election. The merger agreement provides that each share of GeoEye common stock with respect to which a stockholder makes an election to receive the mixed cash/stock consideration, and each share for which a holder fails to make any election with respect to any GeoEye common stock, will be converted into the right to receive the combination of (x) $4.10 in cash, or the per share cash amount, and (y) 1.137 shares of DigitalGlobe common stock. Such 1.137 ratio is referred to as the “mixed cash/stock election ratio.”

Cash Election. The merger agreement provides that each share of GeoEye common stock with respect to which a stockholder makes an election to receive cash, referred to as a “cash electing share,” will be converted into the right to receive $20.27 in cash without interest, or the per share cash election consideration. If the product of the number of cash electing shares multiplied by the per share cash election consideration (such product being referred to as the “cash election amount”) exceeds the difference between:

•

the product of the per share cash amount multiplied by the total number of shares of GeoEye common stock (other than dissenting shares and shares held in treasury or held by DigitalGlobe) issued and outstanding immediately prior to the effective time of the merger, minus

•	the product of the number of mixed cash/stock electing shares multiplied by the per share cash amount, or the available cash election amount,

then each cash electing share will be converted into a right to receive both:

•

an amount of cash, without interest, equal to the product of the per share cash election consideration multiplied by a fraction, the numerator of which will be the available cash election amount and the denominator of which will be the cash election amount, referred to as the “cash fraction,” and

•	a number of shares of DigitalGlobe common stock equal to the product of:

•	1.137 multiplied by

•	one minus the cash fraction.

For a more complete discussion, see “The Merger Agreement — Merger Consideration — Cash Election” on page 181.

Stock Election. The merger agreement provides that each share of GeoEye common stock with respect to which a stockholder makes an election to receive the stock consideration (referred to as a “stock electing share”) will be converted into the right to receive 1.425 shares of DigitalGlobe common stock for each stock electing share. Such 1.425 ratio is referred to as the “common stock exchange ratio.” If the election to receive stock consideration is oversubscribed, then each stock electing share will be converted into the right to receive both:

(1)	an amount of cash (without interest) equal to the amount of such excess divided by the number of stock electing shares; and

(2)	a number of shares of DigitalGlobe common stock equal to the product of (x) 1.137 multiplied by (y) a fraction, the numerator of which will be the per share cash election consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which will be the per share cash election consideration.

For a more complete discussion, see “The Merger Agreement — Merger Consideration — Stock Election” on page 182.

Example. As an example, assuming a GeoEye stockholder holds 100 shares of GeoEye common stock, if such stockholder made:

•	a cash election, such holder would receive approximately $2,027 in cash;

•

a stock election, such holder would receive 142 shares of DigitalGlobe common stock plus cash in lieu of 0.5 fractional shares as described below in “The Merger Agreement — Allocation of Merger Consideration — Fractional Shares” on page 185; and

•

a mixed cash/stock election (which includes holders that fail to make an election), such holder would receive 113 shares of DigitalGlobe common stock and $410 in cash plus cash in lieu of 0.7 fractional shares as described in “The Merger Agreement — Allocation of Merger Consideration — Fractional Shares” on page 185.

The actual allocation of cash and stock is subject, in each case, to the allocation procedures set forth in the merger agreement. As noted above, a GeoEye common stockholder who makes a cash election will not receive all cash if the cash election pool is oversubscribed, and a GeoEye common stockholder who makes a stock election will not receive all stock if the stock election pool is oversubscribed, in each case with the amount of cash and stock subject to proration depending upon the elections of other GeoEye common stockholders, such that the aggregate consideration mix provided to former GeoEye stockholders in the merger reflects the ratio of 1.137 shares of DigitalGlobe common stock and $4.10 per share in cash. For more information regarding these allocation procedures, see “The Merger Agreement — Allocation of Merger Consideration” on page 184.

Conversion of Shares of GeoEye Series A Convertible Preferred Stock. Each outstanding share of GeoEye Series A convertible preferred stock will be converted into (x) an amount of cash (without interest) equal to $4.10 for each share of GeoEye common stock into which such share of GeoEye Series A convertible preferred stock is convertible immediately prior to the effective time of the merger and (y) 1.000 share of Digital Globe Series A convertible preferred stock. See “Description of DigitalGlobe Capital Stock — Description of DigitalGlobe Preferred Stock” on page 251 for a description of the Digital Globe Series A convertible preferred stock.

Since the market price of DigitalGlobe common stock will fluctuate, the total value of the stock consideration and therefore the value of the aggregate consideration may increase or decrease between the date of the merger agreement and the effective time of the merger. The market price of the DigitalGlobe common stock at the time it is received by GeoEye stockholders may be higher or lower than the market price of DigitalGlobe common stock on the date the merger was announced, on the date this joint proxy statement/prospectus is mailed to GeoEye stockholders, on the date a GeoEye stockholder makes an election with respect to merger consideration, on the date of the GeoEye special meeting of stockholders or on the date of the effective time of the merger.

Upon completion of the merger, DigitalGlobe stockholders immediately before the merger will own a majority of the outstanding shares of common stock of DigitalGlobe. DigitalGlobe stockholders will continue to own their existing shares of DigitalGlobe common stock, which will not be affected by the merger, except that, because DigitalGlobe will be issuing new shares of DigitalGlobe common stock to GeoEye stockholders in the merger, each outstanding share of DigitalGlobe common stock immediately prior to the merger will, after the merger, represent a smaller percentage ownership interest in DigitalGlobe.

For a more complete discussion of the consideration to be received by GeoEye stockholders in the merger, see “The Merger Agreement — Merger Consideration” beginning on page 179.

Treatment of GeoEye Stock Options and Other Stock-Based Awards

Upon completion of the first step merger, (i) all outstanding GeoEye stock options will convert into options to acquire DigitalGlobe common stock (with adjustments to the number of shares and the per share exercise price based on the common stock exchange ratio) subject to the same terms and conditions as otherwise applied to the GeoEye stock options prior to the first step merger, and (ii) all outstanding GeoEye restricted stock units will be converted into the right to receive DigitalGlobe common stock and cash based on the mixed cash/stock election ratio, subject to the same terms and conditions as otherwise applied to GeoEye restricted stock units prior to the first step merger. Following the completion of the first step merger, the DigitalGlobe board of directors (or a committee thereof) will adopt resolutions or take other actions as it deems appropriate to adjust, in accordance with and subject to the terms of the applicable GeoEye plans, awards and agreements, the performance metrics of all outstanding GeoEye long-term cash awards and all outstanding GeoEye restricted stock units, the value or vesting of which is contingent upon the achievement of specified GeoEye performance metrics. Each holder of a GeoEye restricted stock award may make an election for the type of merger consideration to be received in connection with the merger in the same manner as a GeoEye common stockholder as described beginning on page 183; except that with respect to any GeoEye restricted stock award that does not become vested upon the consummation of the first step merger, any DigitalGlobe common stock and/or cash to be issued will be subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the award prior to the first step merger.

As of July 22, 2012, there will be no future offering periods under the GeoEye employee stock purchase plan, which we refer to as the “GeoEye ESPP.” The current offering period under the GeoEye ESPP will continue in accordance with its terms; except that in all events the expiration of such offering period and the final exercise under the GeoEye ESPP will occur prior to the completion of the first step merger. The GeoEye ESPP will terminate upon the completion of the first step merger.

For a more complete discussion of the treatment of GeoEye options and other stock-based awards, see “The Merger — Treatment of GeoEye Stock Options and Other Equity Based Awards” on page 165. For further discussion of the treatment of GeoEye options and other stock- based awards held by directors and executive officers of GeoEye, see “The Merger — Interests of GeoEye Directors and Executive Officers in the Merger” beginning on page 152.

Directors and Executive Officers Following the Merger; Headquarters

Board of Directors. Upon completion of the merger, General Howell M. Estes III (USAF, Ret.) will continue as Chairman of the board of DigitalGlobe. The board of directors of the combined company will initially consist of ten individuals, which will include, in addition to General Estes and Jeffrey R. Tarr, who will continue as a director and the Chief Executive Officer of DigitalGlobe as discussed below, (i) four additional directors selected by the DigitalGlobe nominating and governance committee and approved by the DigitalGlobe board and (ii) four additional directors selected by the GeoEye board. The four additional directors selected by the GeoEye board will be Lt. Gen. James A. Abrahamson (USAF, Ret.) who will be appointed a DigitalGlobe Class I director for a term expiring at the DigitalGlobe annual meeting in 2013, a director to be designated by Cerberus, subject to the approval of the DigitalGlobe board, who will be appointed as a DigitalGlobe Class II director for a term expiring at the DigitalGlobe annual meeting in 2014 and Martin C. Faga and Lawrence A. Hough each of whom will be appointed as DigitalGlobe Class III directors for a term expiring at the DigitalGlobe annual meeting in 2015.

Executive Officers. DigitalGlobe and GeoEye agreed that upon completion of the merger Mr. Tarr would continue as Chief Executive Officer of the combined company. The remaining management team has not yet been determined.

Headquarters. Following completion of the merger, the combined company will retain the DigitalGlobe name and will continue to be headquartered in Colorado. The combined company will also retain a significant business presence in Missouri and Virginia and maintain offices in other locations around the globe.

For a more complete discussion of the directors and executive officers and headquarters of the combined company, see “The Merger — Board of Directors and Executive Officers of the Combined Company After Completion of the Merger; Headquarters” beginning on page 152.

Recommendations of the DigitalGlobe Board of Directors

After careful consideration, the DigitalGlobe board of directors unanimously recommends that holders of DigitalGlobe common stock vote “FOR” the Share Issuance proposal and the DigitalGlobe Adjournment proposal.

For a more complete description of DigitalGlobe’s reasons for the merger and the recommendations of the DigitalGlobe board of directors, see “The Merger — Rationale for the Merger” and “The Merger — DigitalGlobe Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on pages 75 and 77, respectively.

Recommendations of the GeoEye Board of Directors

After careful consideration, the GeoEye board of directors unanimously recommends that holders of GeoEye common stock vote “FOR” the Merger proposal, the Merger-Related Compensation Proposal and the GeoEye Adjournment proposal.

For a more complete description of GeoEye’s reasons for the merger and the recommendation of the GeoEye board of directors, see “The Merger — Rationale for the Merger” beginning on page 75 and “The Merger — GeoEye Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on page 80. For a description of the merger-related GeoEye executive compensation arrangements, see “The Merger — Advisory Vote on Merger-Related Compensation for GeoEye Named Executive Officers” beginning on page 157.

Opinions of Financial Advisors

DigitalGlobe Financial Advisors

In connection with the merger, the DigitalGlobe board of directors received a written opinion from Barclays Capital Inc., which is referred to as “Barclays,” dated July 21, 2012, to the effect that, as of July 21, 2012, and subject to the qualifications, limitations and assumptions set forth in the opinion, the consideration to be paid by DigitalGlobe pursuant to the merger agreement was fair, from a financial point of view, to DigitalGlobe. The DigitalGlobe board of directors also received a separate written opinion from Morgan Stanley & Co. LLC, which is referred to as “Morgan Stanley,” dated July 21, 2012, to the effect that, as of July 21, 2012, and subject to the factors, assumptions, matters, procedures, limitations and qualifications set forth in the opinion, the aggregate consideration to be paid by DigitalGlobe pursuant to the merger agreement was fair from a financial point of view to DigitalGlobe. On July 20, 2012 each of Barclays and Morgan Stanley delivered to the DigitalGlobe board of directors its oral opinion, which was confirmed orally by both Barclays and Morgan Stanley on July 21, 2012 preceding the delivery of the written opinions of each financial advisor.

The full text of the written opinions of Barclays and Morgan Stanley, which set forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken in connection with the opinions, are attached as Annex G and Annex H, respectively, and are incorporated into this joint proxy statement/prospectus by reference. Stockholders are urged to, and should, read the opinion carefully and in its entirety. Each opinion was directed to, and provided for the information and assistance of, the DigitalGlobe board of directors and addressed only the fairness, from a financial point of view, to DigitalGlobe of the consideration to be paid by DigitalGlobe pursuant to the merger agreement as of the date of such opinion. The Barclays opinion and the Morgan Stanley opinion are not recommendations as to how any holder of DigitalGlobe common stock or any holder of GeoEye common stock or GeoEye preferred stock should vote with respect to the Share Issuance proposal or any other matter nor do the opinions in any manner address the price at which DigitalGlobe common stock will trade after the merger or at any time.

For a more complete description of Barclays’ and Morgan Stanley’s opinions, see “The Merger — Opinions of DigitalGlobe’s Financial Advisors” beginning on page 95. See also Annex G and Annex H to this joint proxy statement/prospectus.

GeoEye Financial Advisors

Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” rendered to the board of directors of GeoEye its oral opinion, subsequently confirmed in writing, that, as of July 22, 2012, and based upon and subject to the limitations and assumptions set forth therein, the aggregate consideration to be paid to the holders (other than DigitalGlobe and its affiliates) of GeoEye common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The board of directors of GeoEye also received a separate written opinion of Stone Key Partners LLC and Stone Key Securities LLC, which together we refer to as “Stone Key,” dated July 22, 2012, to the effect that, as of July 22, 2012, and subject to the limitations and assumptions set forth therein, the aggregate consideration to be paid to the holders (other than DigitalGlobe and its affiliates) of GeoEye common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinions of Goldman Sachs and Stone Key, which set forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with such opinions, are attached as Annex I and Annex J, respectively, to this joint proxy statement/prospectus. Goldman Sachs’ and Stone Key’s advisory services and separate opinions were provided for the information and assistance of the board of directors of GeoEye in connection with its consideration of the transaction and the opinions do not constitute a recommendation as to how any holder of GeoEye common stock should vote or make any election with respect to the transaction or any other matter.

For a more complete description of Goldman Sachs’ and Stone Key’s opinions, see “The Merger — Opinions of GeoEye’s Financial Advisors” beginning on page 122. See also Annex I and Annex J to this joint proxy statement/prospectus.

Interests of GeoEye Directors and Executive Officers in the Merger

Some of GeoEye’s executive officers and directors have interests in the merger that are different from, or in addition to, the interests of GeoEye’s stockholders more generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The board of directors of GeoEye was aware of these interests during its deliberation on the merits of the transactions and in deciding to recommend that GeoEye stockholders vote for the adoption of the merger agreement and approval of transactions contemplated by the merger agreement.

For a more complete description of the interests of GeoEye’s executive officers and directors, see “The Merger — Interests of GeoEye Directors and Executive Officers” beginning on page 152.

Material U.S. Federal Income Tax Consequences of the Merger

The first step merger and the second step merger, both steps taken together referred to as the “merger,” are intended to be treated as a single integrated transaction for U.S. federal income tax purposes. Consequently, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. As a result, the U.S. federal income tax consequences of the merger to each GeoEye common stockholder will vary depending on whether the stockholder receives cash, shares of DigitalGlobe common stock or a combination thereof in exchange for the stockholder’s GeoEye common stock pursuant to the merger. GeoEye common stockholders generally will not recognize gain or loss on the DigitalGlobe common stock received pursuant to the merger, and their basis in and holding periods for the DigitalGlobe common stock received may vary among shares if blocks of GeoEye common stock were acquired at different times or for different prices.

Stockholders receiving solely cash for their GeoEye common stock generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of GeoEye common stock. Stockholders receiving both DigitalGlobe common stock and cash for their GeoEye common stock generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the stockholder’s gain realized (that is, the excess, if any, of the sum of the amount of cash and the fair market value of the DigitalGlobe common stock received over the stockholder’s adjusted tax basis in its shares of GeoEye common stock surrendered) and (ii) the amount of cash received pursuant to the merger.

This discussion may not be applicable to all GeoEye common stockholders. You should read “Material U.S. Federal Income Tax Consequences” beginning on page 174 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation.

GeoEye stockholders are strongly urged to consult with their tax advisors regarding the tax consequences of the merger to them, including the effects of U.S. federal, state, local, foreign and other tax laws.

Accounting Treatment of the Merger

DigitalGlobe will account for the acquisition of shares of GeoEye stock under the purchase method of accounting for business transactions. DigitalGlobe will be considered to be the acquirer. In determining the acquirer for accounting purposes, DigitalGlobe and GeoEye considered the factors required under accounting principles generally accepted in the United States of America, which are referred to as “GAAP.”

Appraisal Rights

DigitalGlobe

Under the DGCL, the holders of shares of DigitalGlobe common stock are not entitled to appraisal rights in connection with the merger. See “The Merger—Appraisal Rights” beginning on page 167.

GeoEye

Under the merger agreement, the GeoEye stockholders of record who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the procedures for exercising appraisal rights under the DGCL will be entitled to seek appraisal rights in connection with the merger and, if the merger is completed, obtain payment in cash of the fair value of their shares of GeoEye stock as determined by the Delaware Chancery Court, instead of the merger consideration. Merely not voting for the merger will not preserve the right of GeoEye stockholders to appraisal of their shares of GeoEye stock under the DGCL. GeoEye stockholders who desire to exercise their appraisal rights must submit a written demand for an appraisal before the vote on the adoption of the merger agreement and approval of the merger and must continue to hold their shares of GeoEye stock through the effective time of the merger. GeoEye stockholders must also comply with other procedures as required by the DGCL. Due to the complexity of these procedures, GeoEye stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. These procedures are summarized under the heading, “The Merger—Appraisal Rights” beginning on page 167.

Any holder of GeoEye stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the discussion under the caption “Appraisal Rights” and Annex K carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Annex K to this joint proxy statement/prospectus contains the full text of Section 262 of the DGCL, which describes the rights of appraisal and related requirements. DigitalGlobe and GeoEye encourage you to read these provisions carefully and in their entirety. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Regulatory Matters

FCC Approval. The Federal Communications Commission, which we refer to as the “FCC,” must approve the transfer of control of GeoEye’s license subsidiary, which holds licenses for the operation of satellites and earth-bound transceivers, to DigitalGlobe as a result of the merger. While we believe that FCC approval will ultimately be obtained, such approval is not assured. FCC approval may not be obtained before the date of the special meetings. Each party’s obligations to complete the merger are contingent upon receiving FCC approval.

On August 17, 2012, DigitalGlobe and GeoEye filed applications with the FCC for authority to transfer control to DigitalGlobe of the GeoEye licenses. As part of the approval process, the FCC released a public notice on September 22, 2012 seeking comment on the application to transfer control of GeoEye’s satellite licenses. Subsequently, as a continuation of the approval process, the FCC released a public notice on September 26, 2012 seeking comment on the application to transfer control of GeoEye’s earth-bound transceiver licenses. Comments or petitions to deny the transfer of control of each set of licenses, if any, will be due within thirty (30) days of the FCC release of the respective public notice.

NOAA Approval. Each company holds a number of licenses issued by the National Oceanic and Atmospheric Administration, which we refer to as “NOAA,” for the operation of its respective remote earth imagery satellite constellations. Any transfer of administrative or operational control of an entity holding NOAA licenses requires prior NOAA consent. While we believe that NOAA approval will ultimately be obtained, this approval is not assured. NOAA approval may not be obtained before the date of the special meetings. Each party’s obligations to complete the merger are contingent upon NOAA approval. On August 31, 2012, DigitalGlobe filed an application with NOAA requesting amendments to all GeoEye licenses issued by NOAA to reflect the transfer of control of the GeoEye licenses to DigitalGlobe.

HSR Approval. The merger is subject to review by federal antitrust authorities, and cannot be completed until certain information has been provided to the Federal Trade Commission, which we refer to as the “FTC,” and the Antitrust Division of the U.S. Department of Justice (which we refer to as the “Antitrust Division”) and a required waiting period has expired or has been terminated.

DigitalGlobe and GeoEye each filed the required HSR notification and report forms on August 22, 2012, commencing the initial 30-calendar-day waiting period. As previously disclosed by each of DigitalGlobe and GeoEye in their respective current reports on Form 8-K, filed September 24, 2012, on September 21, 2012, DigitalGlobe and GeoEye each received a second request from the Antitrust Division in connection with the Antitrust Division’s review of the merger. Issuance of the second request extends the waiting period under the HSR Act until 30 days after both parties have substantially complied with the requests, unless the waiting period is terminated sooner by the Antitrust Division. DigitalGlobe and GeoEye have been cooperating with the Antitrust Division staff since shortly after the announcement of the merger and intend to continue to work cooperatively with the Antitrust Division staff in the review of the merger. DigitalGlobe and GeoEye intend to respond to the second request as promptly as practicable.

While we believe that HSR approval will ultimately be obtained, this approval is not assured. Each party’s obligations to complete the merger are contingent upon the expiration or termination of all applicable HSR waiting periods.

Conditions Imposed by Regulatory Agencies. The FCC may impose conditions as a prerequisite for its approval of the merger, and the NOAA may impose conditions in granting its consent to the transfer of licenses. Should such conditions require the divestiture, separation or disposal of a material portion of either party’s businesses, assets or contracts or allow a third party to utilize a material amount of the capacity on either party’s satellites, or should those conditions, if enforced, reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, assets, contracts or properties of both parties, taken as a whole, DigitalGlobe may determine not to proceed with the merger.

In addition, the Antitrust Division or the FTC may seek to impose certain conditions on the merger through a consent order. Should such conditions require the divestiture, separation or disposal of a material portion of either party’s businesses, assets or contracts or allow a third party to utilize a material amount of the capacity on either party’s satellites, or should those conditions, if enforced, reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, assets, contracts or properties of both parties, taken as a whole, DigitalGlobe may decide not to accept such conditions. The Antitrust Division or the FTC, if it wished to impose such conditions, would then be required to seek a court order preventing the consummation of the merger on the grounds that the merger would violate the U.S. antitrust laws.

For a more complete discussion of regulatory matters relating to the merger, see “The Merger—Regulatory Matters” beginning on page 160.

Litigation Related to the Merger

In July 2012, GeoEye and the GeoEye board of directors, DigitalGlobe, 20/20 Acquisition Sub, Inc. and WorldView, LLC were named as defendants in three purported class action lawsuits filed in the United States District Court for the Eastern District of Virginia. The lawsuits were brought on behalf of proposed classes consisting of all public holders of GeoEye common stock, excluding the defendants and, among others, their affiliates. The actions were captioned: Behnke v. GeoEye, Inc., et al., No. 1:12-CV-826-CMH-TCB, filed on July 26, 2012; Braendli v. GeoEye, Inc., et al., No. 1:12-CV-841-CMH-TRJ, filed on July 30, 2012; and Crow v. Abrahamson, et al., No. 1:12-CV-842-CMH-TCB, filed on July 30, 2012. On September 7, 2012, the Court ordered the consolidation of the three actions. The consolidated action is captioned: In re GeoEye, Inc., Shareholder Litigation, Consol. No. 1:12-cv-00826-CMH-TCB. The Court’s consolidation order provided for, among other things, the appointment of the law firms of Robbins Geller Rudman & Dowd LLP, Levi & Korsinsky LLP and Finkelstein Thompson LLP as members of the Plaintiffs’ Executive Committee of Lead Counsel (“Lead Counsel”) and the setting of the defendants’ response date to the amended complaint as 30 days after its filing.

A corrected amended complaint was filed in the consolidated action on September 24, 2012. The amended complaint contains allegations that the GeoEye board of directors breached their fiduciary duties by, among other things, failing to maximize stockholder value, agreeing to preclusive deal protection measures and failing to disclose certain information necessary to make an informed vote on whether to approve the proposed merger. DigitalGlobe is alleged to have aided and abetted these breaches of fiduciary duty. In addition, the amended complaint contains allegations that the GeoEye board of directors and DigitalGlobe violated Section 20(a) and Section 14(a) of the Securities Exchange Act of 1934, and Rule 14a-9 promulgated thereunder, by the filing of a Registration Statement allegedly omitting material facts and setting forth materially misleading information. The consolidated action seeks, among other things, a declaration that a class action is maintainable, an injunction preventing the consummation of the merger and an award of damages, costs and attorneys’ fees.

On September 28, 2012, Lead Counsel filed a motion for expedited discovery. On September 30, 2012, Lead Counsel made a confidential settlement demand requesting additional disclosures to address the alleged omissions raised in the amended complaint. On October 9, 2012, following arm’s-length negotiations, the parties to the consolidated action entered into a memorandum of understanding (the “MOU”) to settle all claims asserted therein on a class-wide basis. GeoEye and the GeoEye board of directors, DigitalGlobe, 20/20 Acquisition Sub, Inc. and WorldView, LLC entered into the MOU solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing. In connection with the MOU, DigitalGlobe agreed to make additional disclosures in Amendment No. 1 to the Registration Statement. The settlement set forth in the MOU includes a release of all claims against defendants alleged in the corrected amended complaint, and is subject to, among other items, the execution of a stipulation of settlement and court approval, as well as the Merger becoming effective under applicable law. Payments made in connection with the settlement, which are subject to court approval, are not expected to be material to the combined company. The foregoing description of the MOU does not purport to be complete, and is qualified in its entirety by reference to the MOU.

Conditions to Completion of the Merger

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. The obligations of DigitalGlobe and GeoEye to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	receipt of the DigitalGlobe stockholder approval and GeoEye stockholder approval;

•	approval of the listing of the DigitalGlobe common stock to be issued in connection with the merger on the NYSE;

•	termination or expiration of any applicable waiting period under the HSR Act;

•	receipt of required regulatory authorizations and consents, including FCC and NOAA or Department of Commerce;

•

absence of legal proceedings (i) rendering consummation of the merger illegal, (ii) seeking to prevent, materially restrain or otherwise materially interfere with the merger or the ownership or operation of the business or assets of either company, or (iii) compelling DigitalGlobe to dispose of or hold separate the business or assets of the companies or their respective subsidiaries;

•

absence of legal prohibitions seeking the divestiture of shares of GeoEye common stock or seeking to limit the ability of DigitalGlobe to exercise full rights of ownership of GeoEye common stock or the interests in WorldView, LLC, in each case; and

•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part under the Securities Act.

In addition, each of DigitalGlobe’s and GeoEye’s obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	certain representations and warranties by the other party in the merger agreement being true and correct;

•	performance of or compliance by the other party with, in all material respects, all obligations required to be performed or complied with under the merger agreement;

•	absence of a material adverse effect with respect to the other party; and

•	receipt of opinions of DigitalGlobe’s and GeoEye’s respective outside legal counsel to the effect that the merger will qualify as a reorganization under the Code.

The conditions set forth in the merger agreement may be waived by DigitalGlobe or GeoEye, subject to the agreement of the other party in certain circumstances. For a more complete discussion of the conditions to the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 200.

Financing, Tender Offer and Consent Solicitation

DigitalGlobe expects to enter into new senior secured credit facilities, which we refer to as the “senior facilities,” and intends to use the proceeds of such financing, along with cash on hand, to refinance the $497.5 million principal amount of indebtedness outstanding under DigitalGlobe’s Credit and Guaranty Agreement, dated as of October 12, 2011, among DigitalGlobe, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, which we refer to as the “Existing DG Credit Facility”, and repurchase or redeem the $525.0 million aggregate principal amount of indebtedness outstanding under GeoEye’s 9.625% Senior Secured Notes due 2015 and 8.625% Senior Secured Notes due 2016, which we refer to together as the “GeoEye notes”, along with any other indebtedness of DigitalGlobe and GeoEye. While DigitalGlobe is currently finalizing the terms of the tender offer and consent solicitation for the GeoEye notes, the consent solicitation is expected to include the authorization to eliminate most of the restrictive covenants and certain of the events of default contained in the indentures governing the GeoEye notes and the release of the collateral securing the GeoEye notes. See “The Merger Agreement — Tender Offer and Consent Solicitation” and “— Financing” and “The Merger — Commitment Letter.”

Commitment Letter

DigitalGlobe entered into a commitment letter, dated as of July 22, 2012, as amended, which we refer to as the “commitment letter,” with Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as lead arrangers. On August 9, 2012, the commitment letter was amended and restated to reflect the following additional lead arrangers: J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc., which we refer to such financial institutions, together with Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as the “commitment parties.”

Pursuant to the commitment letter, the commitment parties have committed to provide up to $1.2 billion in loans to DigitalGlobe for the purposes of (1) refinancing existing indebtedness of DigitalGlobe (including the Existing DG Credit Facility), GeoEye and their respective subsidiaries, which we refer to collectively as the “refinancing,” (2) paying fees and expenses incurred in connection with the merger and the refinancing and (3) providing for the ongoing working capital and general corporate needs of DigitalGlobe and its subsidiaries.

The commitment letter provides for the following credit facilities:

•	Term Loan: $1.05 billion under a senior secured term loan facility; and

•	Revolver: $150 million under a senior secured revolving credit facility.

The financing commitments of the commitment parties are subject to various customary conditions set forth in the commitment letter. See “The Merger — Commitment Letter” starting on page 162.

Timing of the Merger

The merger currently is expected to be completed late in the fourth quarter of 2012 or during the first quarter of 2013, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.

No Solicitation of Other Offers

In the merger agreement, each of GeoEye and DigitalGlobe has agreed that it will not directly or indirectly:

•	solicit, initiate or knowingly encourage, induce or facilitate any takeover proposal;

•	participate in any discussions or negotiations with any third party regarding any takeover proposal;

•	furnish to any third party any information with respect to any takeover proposal; or

•	cooperate in any way with any third party with respect to any takeover proposal.

The merger agreement does not, however, prohibit either party from considering a bona fide acquisition proposal from a third party if certain specified conditions are met. For a discussion of the prohibition on solicitation of acquisition proposals from third parties, see “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 191.

Termination of the Merger Agreement

Generally, the merger agreement may be terminated in certain circumstances, including:

•	by mutual written consent of DigitalGlobe and GeoEye;

•	by either DigitalGlobe or GeoEye:

•	if the merger is not completed by February 15, 2013; provided, however:

•

each party has the right to extend the end date to June 30, 2013 if the approvals required under the HSR Act or by the FCC and NOAA or the Department of Commerce have not been received at such time; and

•

DigitalGlobe has the right, under certain circumstances, to further extend the end date to September 30, 2013 if the only condition to completion of the merger that has not been satisfied is receipt of the FCC approval;

•	if, under certain circumstances, there are legal restraints on, among other things, completion of the merger and the legal restraint has become final and non-appealable;

•	if the DigitalGlobe stockholders or the GeoEye stockholders fail to approve the required stockholder approvals;

•

by GeoEye if DigitalGlobe, 20/20 Acquisition Sub, Inc. or WorldView, LLC has breached any representation, covenant or other agreement in the merger agreement, in a way that the related condition to closing would not be satisfied, and this breach is either incurable or not cured within 45 days;

•

by DigitalGlobe if GeoEye has breached any representation, covenant or other agreement in the merger agreement, in a way that the related condition to closing would not be satisfied, and this breach is either incurable or not cured within 45 days;

•

by DigitalGlobe or GeoEye, as applicable, if the other party’s board of directors changes its recommendation that its stockholders vote for, in the case of DigitalGlobe, the Share Issuance proposal or, in the case of GeoEye, the Merger proposal;

•

by DigitalGlobe or GeoEye, as applicable, if, prior to obtaining approval by its stockholders, the other party’s board of directors approves or recommends any alternative takeover proposal with a third party;

•	prior to obtaining approval by its stockholders, by either party in order to enter into a definitive agreement with respect to a superior proposal; or

•	by DigitalGlobe (x) within 10 business days following the date that GeoEye ships for launch any satellite or (y) within 10 business days following the date that GeoEye launches any satellite.

The merger agreement provides that, upon a termination of the merger agreement under specified circumstances, DigitalGlobe or GeoEye, as the case may be, may be required to pay a termination fee of $20 million. The merger agreement also provides that, under specified circumstances, DigitalGlobe may be required to pay a reverse termination fee of $20 million in the event that the merger is not consummated under certain circumstances due to the failure to obtain antitrust or FCC approvals. See “The Merger Agreement — Termination of the Merger Agreement” on page 201 and “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 203.

Matters to be Considered at the Special Meetings

DigitalGlobe

DigitalGlobe stockholders will be asked to vote on the following proposals:

•	the Share Issuance proposal; and

•	the DigitalGlobe Adjournment proposal, if necessary;

and to conduct any other business that properly comes before the DigitalGlobe special meeting or any adjournment or postponement thereof.

Only approval of the Share Issuance proposal is required to complete the merger. The DigitalGlobe board of directors recommends that DigitalGlobe stockholders vote FOR both of the proposals set forth above, as more fully described under “DigitalGlobe Special Meeting” beginning on page 213.

GeoEye

GeoEye stockholders will be asked to vote on the following proposals:

•	the Merger proposal;

•	the Merger-Related Compensation proposal; and

•	the GeoEye Adjournment proposal, if necessary;

and to conduct any other business that properly comes before the GeoEye special meeting and any adjournment or postponement thereof.

Only approval of the Merger proposal is required to complete the merger. The GeoEye board of directors recommends that GeoEye stockholders vote FOR all of the proposals set forth above, as more fully described under “GeoEye Special Meeting” beginning on page 221.

Voting by DigitalGlobe and GeoEye Directors and Executive Officers

As of October 23, 2012, directors and executive officers of DigitalGlobe and their affiliates owned and were entitled to vote 312,657 shares of DigitalGlobe common stock, or approximately 0.6% of the total voting power of the shares of DigitalGlobe common stock issued and outstanding on that date. As of October 24, 2012, directors and executive officers of GeoEye and their affiliates owned and were entitled to vote 737,615 shares of GeoEye common stock, or approximately 3.15% of the shares of GeoEye common stock issued and outstanding on that date.

SELECTED HISTORICAL FINANCIAL INFORMATION OF DIGITALGLOBE

DigitalGlobe is providing the following selected historical consolidated financial information to assist you in analyzing the financial aspects of the merger. The financial data set forth below are qualified in their entirety by, and should be read in conjunction with, the historical consolidated financial statements, and related notes contained in the annual, quarterly and other reports filed by DigitalGlobe with the SEC, which are incorporated herein by reference. See “Where You Can Find More Information” on page 270 for details on how to obtain copies of these and other filings DigitalGlobe has made with the SEC which are not included in Annexes or Exhibits to this joint proxy statement/prospectus.

The following selected historical financial data as of December 31, 2011 and 2010 and for each of the three years ended December 31, 2011, are derived from DigitalGlobe’s consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and are incorporated herein by reference to DigitalGlobe’s Annual Report on Form 10-K for the year ended December 31, 2011. The selected historical financial data as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007 are derived from DigitalGlobe’s audited consolidated financial statements, but are not incorporated by reference herein. The selected historical financial data as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 are derived from DigitalGlobe’s unaudited condensed consolidated financial statements which are incorporated by reference to DigitalGlobe’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. The following selected historical financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” DigitalGlobe’s consolidated financial statements and related notes and other financial information contained in DigitalGlobe’s Annual Report on Form 10-K for the year ended December 31, 2011 and DigitalGlobe’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2012 and March 31, 2012 incorporated herein by reference. Historical results are not necessarily indicative of the results to be expected in the future.

DigitalGlobe has never declared or paid any cash dividends on its common stock and does not anticipate paying cash dividends on its common stock at any time in the foreseeable future.

Statement of Operations Data:	For the years ended December 31,					For the six months ended June 30,
	2011	2010	2009	2008	2007	2012	2011
	(In millions, except per share data)
Revenue	$339.5	$322.5	$281.9	$275.2	$151.7	$188.8	$159.9
Income (loss) before income taxes	(46.0)	6.8	78.4	91.9	37.9	23.7	(4.8)
Net income (loss)	(28.1)	2.5	47.4	53.8	95.8	13.4	(2.2)

Earnings (loss) per share:
Basic	$(0.61)	$0.05	$1.07	$1.24	$2.21	$0.29	$(0.05)
Diluted	$(0.61)	$0.05	$1.06	$1.22	$2.18	$0.29	$(0.05)

Weighted average common shares outstanding:
Basic	45.9	45.7	44.2	43.5	43.3	46.0	46.2
Diluted	45.9	46.1	44.9	44.1	44.0	46.1	46.2

	As of December 31,					As of June 30, 2012
Balance Sheet Data:	2011	2010	2009	2008	2007
	(In millions)
Cash	$198.5	$179.3	$97.0	$60.8	$22.9	$212.4
Working capital	242.6	227.9	110.4	88.3	30.3	246.6
Total assets	1,451.6	1,268.1	1,140.5	980.2	907.5	1,517.8
Long-term debt	481.6	346.1	343.5	274.6	230.0	480.1
Total liabilities	964.2	769.2	661.0	577.9	562.9	1,012.1
Total stockholders’ equity	487.4	498.9	479.5	402.3	344.6	505.7

	For the years ended December 31,					For the six months ended June 30,
Other Selected Data:	2011	2010	2009	2008	2007	2012	2011
	(In millions)
Cash provided by operating activities	$142.8	$153.3	$143.3	$144.4	$80.1	$115.8	$103.2
Cash used in investing activities	(259.5)	(80.9)	(191.1)	(143.5)	(157.8)	(99.4)	(136.4)
Cash (used in) provided by financing activities	135.9	9.9	84.0	37.0	(2.4)	(2.5)	1.1
EBITDA (1)	144.6	166.1	162.2	170.6	80.6	87.1	67.2
Adjusted EBITDA (1)	226.6	180.3	143.9	149.3	80.0	110.8	113.5

(1) EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP, in the United States and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, as indications of financial performance, or as alternatives to cash flow from operations as measures of liquidity. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies in different industries that use similar performance measures whose calculations may differ from DigitalGlobe.

EBITDA and Adjusted EBITDA are key measures used in internal operating reports by management and the board of directors to evaluate the performance of DigitalGlobe’s operations and are also used by analysts, investment banks and lenders for the same purpose. In 2012, EBITDA is being used as a key element of the company-wide bonus incentive plan. Prior to 2012, Adjusted EBITDA had been a key element of the company-wide bonus incentive plan.

EBITDA is a measure of DigitalGlobe’s current period operating performance, excluding charges for depreciation related to prior period capital expenditures and items which are generally non-core in nature. Adjusted EBITDA is a measure of DigitalGlobe’s current period operating performance, excluding charges for capital, depreciation related to prior period capital expenditures and items which are generally non-core in nature, and including EnhancedView deferred revenue and EnhancedView outstanding invoices not yet paid by NGA and excluding the amortization of pre-FOC payments related to DigitalGlobe’s NextView contract. EnhancedView outstanding invoices not yet paid by NGA represent an irrevocable right to be paid in cash by NGA. During the quarter ended September 30, 2012, we have refined our measure of adjusted EBITDA to exclude expenses associated with the GeoEye combination and the loss from a DigitalGlobe joint venture. Including these in adjusted EBITDA for the six months ended June 30, 2012 would have resulted in an increase to adjusted EBITDA of $2.6 million. There would have been no impact on the previously reported periods.

EBITDA

DigitalGlobe believes that the elimination of material non-cash, non-operating items enables a more consistent measurement of period to period performance of DigitalGlobe’s operations. In addition, DigitalGlobe believes that elimination of these facilitate comparison of DigitalGlobe’s operating performance to companies in DigitalGlobe’s industry. DigitalGlobe believes this EBITDA measure is particularly important in a capital intensive industry such as DigitalGlobe’s, in which the current period depreciation is not a good indication of DigitalGlobe’s current or future period capital expenditures. The cost to construct and launch a satellite and build the related ground infrastructure may vary greatly from one satellite to another, depending on the satellite’s size, type and capabilities. For example, DigitalGlobe’s QuickBird satellite, which DigitalGlobe is currently depreciating, cost significantly less than DigitalGlobe’s WorldView-1 and WorldView-2 satellites. Current depreciation expense is not indicative of the revenue generating potential of the satellite.

EBITDA excludes interest income, interest expense, income taxes and loss on early extinguishment of debt because these items are associated with DigitalGlobe’s capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions which are not indicative of future capital expenditure requirements. EBITDA excludes loss on derivative instrument and disposal of assets because these are not related to DigitalGlobe’s primary operations.

DigitalGlobe uses EBITDA in conjunction with traditional GAAP operating performance measures as part of DigitalGlobe’s overall assessment of DigitalGlobe’s performance and DigitalGlobe does not place undue reliance on this measure as DigitalGlobe’s only measure of operating performance. EBITDA should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Adjusted EBITDA

DigitalGlobe believes that the elimination of material non-cash, non-operating items enables a more consistent measurement of period to period performance of DigitalGlobe’s operations. In addition, DigitalGlobe believes that elimination of these items in combination with the addition of the nonrefundable EnhancedView deferred revenue and EnhancedView outstanding invoices not yet paid by NGA as well as the elimination of amortization of pre-FOC payments related to NextView, facilitate comparison of DigitalGlobe’s operating performance to companies in DigitalGlobe’s industry. DigitalGlobe believes this Adjusted EBITDA measure is particularly important in a capital intensive industry such as DigitalGlobe’s, in which the current period depreciation is not a good indication of DigitalGlobe’s current or future period capital expenditures. The cost to construct and launch a satellite and build the related ground infrastructure may vary greatly from one satellite to another, depending on the satellite’s size, type and capabilities. For example, DigitalGlobe’s QuickBird satellite, which DigitalGlobe is currently depreciating, cost significantly less than DigitalGlobe’s WorldView-1 and WorldView-2 satellites. Current depreciation expense is not indicative of the revenue generating potential of the satellite.

Adjusted EBITDA excludes interest income, interest expense, income taxes and loss on early extinguishment of debt because these items are associated with DigitalGlobe’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions which are not indicative of future capital expenditure requirements. Adjusted EBITDA excludes non-cash stock compensation expense, because these items are non-cash expenses and loss on derivative instrument and disposal of assets because these are not related to DigitalGlobe’s primary operations. During the quarter ended September 30, 2012, we have refined our measure of adjusted EBITDA to exclude expenses associated with the GeoEye combination and the loss from a DigitalGlobe joint venture. Including these in adjusted EBITDA for the six months ended June 30, 2012 would have resulted in an increase to adjusted EBITDA of $2.6 million. There would have been no impact on the previously reported periods.”

DigitalGlobe uses Adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of DigitalGlobe’s overall assessment of DigitalGlobe’s performance and DigitalGlobe does not place undue reliance on this measure as DigitalGlobe’s only measure of operating performance. Adjusted EBITDA should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

A reconciliation of net income to EBITDA and Adjusted EBITDA follows:

	For the years ended December 31,					For the six months ended June 30,
	2011	2010	2009	2008	2007	2012	2011
	(In millions)
Net income (loss)	$(28.1)	$2.5	$47.4	$53.8	$95.8	$13.4	$(2.2)
Depreciation and amortization	117.1	118.9	74.4	75.7	46.8	57.6	58.4
Interest (income) expense, net	21.7	40.4	(0.1)	3.0	(4.1)	5.8	13.6
Loss on derivative instrument	-	-	1.8	-	-	-	-
Loss from extinguishment of debt	51.8	-	7.7	-	-	-	-
Income tax expense (benefit)	(17.9)	4.3	31.0	38.1	(57.9)	10.3	(2.6)

EBITDA	144.6	166.1	162.2	170.6	80.6	87.1	67.2
Non-cash stock compensation expense	14.4	6.6	7.2	4.2	2.6	4.7	9.5
EnhancedView deferred revenue	86.4	24.8	-	-	-	27.2	41.3
EnhancedView outstanding invoices not yet paid by NGA	6.7	8.3	-	-	-	4.6	8.3
Amortization of pre-FOC payment related to NextView	(25.5)	(25.5)	(25.5)	(25.5)	(3.2)	(12.8)	(12.8)

Adjusted EBITDA	$226.6	$180.3	$143.9	$149.3	$80.0	$110.8	$113.5

SELECTED HISTORICAL FINANCIAL INFORMATION OF GEOEYE

GeoEye is providing the following selected historical consolidated financial information to assist you in analyzing the financial aspects of the merger. The financial data set forth below are qualified in their entirety by, and should be read in conjunction with, the historical consolidated financial statements, and related notes contained in the annual, quarterly and other reports filed by GeoEye with the SEC, which are incorporated herein by reference. See “Where You Can Find More Information” on page 270 for details on how to obtain copies of these and other filings GeoEye has made with the SEC which are not included in Annexes or Exhibits to this joint proxy statement/prospectus.

The following selected historical financial data as of December 31, 2011 and 2010 and for each of the three years ended December 31, 2011, are derived from GeoEye’s consolidated financial statements, which financial statements have been audited by KPMG LLP, an independent registered public accounting firm, and are incorporated herein by reference to GeoEye’s Annual Report on Form 10-K for the year ended December 31, 2011. The selected historical financial data as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007 are derived from GeoEye’s audited consolidated financial statements, but are not incorporated by reference herein. The selected historical financial data as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 are derived from GeoEye’s unaudited condensed consolidated financial statements, which are incorporated by reference to GeoEye’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. The following selected historical financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” GeoEye’s consolidated financial statements and related notes and other financial information contained in GeoEye’s Annual Report on Form 10-K for the year ended December 31, 2011 and GeoEye’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2012 and March 31, 2012, incorporated herein by reference. Historical results are not necessarily indicative of the results to be expected in the future.

GeoEye has never declared or paid any cash dividends on its common stock and does not anticipate paying cash dividends on its common stock at any time in the foreseeable future.

	For the years ended December 31,					For the six months ended June 30,
Statement of Operations Data:	2011	2010	2009	2008	2007	2012	2011
	(In millions, except per share data)
Revenue	$356.4	$330.3	$271.1	$146.7	$183.0	$177.7	$173.8
Income before income taxes	89.9	48.0	14.5	10.3	68.0	49.2	40.7
Net income	56.6	24.6	32.1	26.6	28.5	29.8	25.7
Net income available to common shareholders	46.9	22.7	32.1	26.6	28.5	24.9	21.1

Earnings per share:
Basic	$2.12	$1.05	$1.71	$1.48	$1.62	$1.11	$0.96
Diluted	$2.06	$1.02	$1.55	$1.36	$1.44	$1.09	$0.93

Weighted average common shares outstanding:
Basic	22.1	21.6	18.8	18.0	17.6	22.3	22.1
Diluted	22.8	22.3	20.7	19.6	19.8	22.8	22.8

	As of December 31,					As of June 30, 2012
Balance Sheet Data:	2011	2010	2009	2008	2007
	(In millions)
Cash and cash equivalents	$188.7	$283.2	$208.9	$106.7	$226.8	$230.9
Working capital	166.7	302.6	259.3	75.9	162.0	200.3
Total assets	1,334.5	1,269.1	947.2	794.6	853.1	1,479.7
Long-term debt	511.0	508.2	380.6	247.5	246.8	512.6
Total liabilities	827.3	825.8	667.2	564.2	659.9	940.7
Total stockholders’ equity	507.2	443.3	280.0	230.4	193.2	539.0

	For the years ended December 31,					For the six months ended June 30,
Other Selected Data:	2011	2010	2009	2008	2007	2012	2011
	(In millions)
Cash (used in) provided by operating activities	$182.9	$126.7	$100.2	$(1.9)	$70.9	$200.5	$85.3
Cash used in investing activities	(274.4)	(265.9)	(123.0)	(124.2)	(32.4)	(156.6)	(130.6)
Cash (used in) provided by financing activities	(3.0)	213.6	125.0	6.0	(6.1)	(1.7)	(1.3)
Adjusted EBITDA (1)	183.0	176.9	132.2	39.7	100.7	90.9	87.7

(1) Adjusted EBITDA is a non-GAAP financial measure that represents net income before interest (income) expense, net, provision for income taxes, depreciation and amortization expenses, non-cash stock-based compensation expense and other items. GeoEye presents Adjusted EBITDA to enhance understanding of its operating performance. GeoEye uses Adjusted EBITDA as one criterion for evaluating GeoEye’s performance relative to that of its peers. GeoEye believes that Adjusted EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Adjusted EBITDA is not a recognized term of financial performance under GAAP, and GeoEye’s calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures of other companies, including the calculation of DigitalGlobe as discussed earlier.

The use of Adjusted EBITDA as an analytical tool has limitations, and it should not be considered in isolation, or as a substitute for analysis of GeoEye’s results of operations as reported in accordance with GAAP. Some of these limitations are:

•	it does not reflect GeoEye’s cash expenditures, or future requirements, for all contractual commitments;

•	it does not reflect GeoEye’s significant interest expense, or the cash requirements necessary to service its indebtedness;

•	it does not reflect cash requirements for the payment of income taxes when due;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•

it does not reflect the impact of earnings or charges resulting from matters GeoEye considers not to be indicative of its ongoing operations, but may nonetheless have a material impact on GeoEye’s results of operations.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to GeoEye to invest in the growth of GeoEye’s business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. GeoEye’s management compensates for these limitations by not viewing Adjusted EBITDA in isolation, and specifically by using other GAAP measures, such as cash flow provided by operating activities and capital expenditures, to measure GeoEye’s liquidity. GeoEye’s calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

A reconciliation of net income to Adjusted EBITDA is as follows:

	For the years ended December 31,					For the six months ended June 30,
	2011	2010	2009	2008	2007	2012	2011
	(In millions)
Net income	$56.6	$24.6	$32.1	$26.6	$28.5	$29.8	$25.7
Interest expense, net	8.3	27.9	31.0	11.4	14.2	(1.4)	7.1
Loss from early extinguishment of debt	-	-	27.1	-	-	-	-
Write-off of prepaid financing costs	-	6.4	-	-	-	-	-
Provision (benefit) for income taxes	33.3	23.4	(17.6)	(16.3)	39.5	19.4	15.0
Depreciation and amortization	71.8	65.3	57.2	11.4	16.5	35.5	34.2
Transaction costs	-	1.1	-	-	-	2.4	-
Non-cash stock compensation expense	10.5	6.9	2.4	3.4	2.0	5.2	5.7
Non-cash loss on inventory and investment impairments	-	-	-	3.2	-	-	-
Non-cash change in fair value of financial instrument	-	24.5	-	-	-	-	-
Gain from investments	-	(3.2)	-	-	-	-	-
Goodwill impairment	2.5	-	-	-	-	-	-

Adjusted EBITDA	$183.0	$176.9	$132.2	$39.7	$100.7	$90.9	$87.7

SUMMARY SELECTED UNAUDITED PRO FORMA

COMBINED FINANCIAL DATA

The following selected unaudited pro forma combined information has been prepared to illustrate the effect of the merger of DigitalGlobe and GeoEye and has been prepared for informational purposes only. The unaudited pro forma combined balance sheet information combines information from the historical consolidated balance sheets of DigitalGlobe and GeoEye as of June 30, 2012, giving effect to the merger of DigitalGlobe and GeoEye as if it occurred on June 30, 2012. The unaudited pro forma combined statements of operations information combines information from the historical consolidated statements of operations of DigitalGlobe and GeoEye for the year ended December 31, 2011 and for the six months ended June 30, 2012, giving effect to the merger of DigitalGlobe and GeoEye as if it occurred on January 1, 2011. The summary selected unaudited pro forma combined financial information has been prepared using the acquisition method of accounting under GAAP. DigitalGlobe has been treated as the acquirer for accounting purposes.

The summary selected unaudited pro forma combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the summary selected unaudited pro forma combined financial information does not purport to project the future financial position of operating results of the combined company.

The following information has been derived from, and should be read in conjunction with, the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 229 and the DigitalGlobe and GeoEye audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus.

This pro forma information is subject to risks and uncertainties, including those discussed in the section of this joint proxy statement/prospectus titled “Risk Factors” beginning on page 51.

The following sets forth unaudited summarized pro forma statements of operations data for the six months ended June 30, 2012 and for the year ended December 31, 2011 (in millions):

	Six months ended June 30, 2012	Year ended December 31, 2011
Revenue	$358.7	$680.2
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	95.9	181.7
Selling, general and administrative	96.0	197.3
Depreciation and amortization	95.9	201.9
Goodwill impairment	-	2.5

Income from operations	70.9	96.8
Loss from early extinguishment of debt	-	(51.8)
Other income (expense), net	(0.4)	0.2
Interest income (expense), net	(2.3)	(20.3)

Income before income taxes	68.2	24.9
Income tax expense	(27.9)	(8.2)

Net income	$40.3	$16.7
Preferred stock dividends	(2.0)	(4.0)

Net income less preferred stock dividends	38.3	12.7
Income allocated to participating securities	(1.4)	(0.5)

Net income available to common stockholders	$36.9	$12.2

The following sets forth unaudited summarized pro forma balance sheet data as of June 30, 2012 (in millions):

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$249.2
Short-term investments	8.6
Restricted cash	11.8
Accounts receivable	92.7
Prepaid and current assets	38.2
Deferred taxes	69.3

Total current assets	469.8
Property and equipment	2,154.3
Goodwill	347.3
Intangible assets	58.4
Aerial image library	17.8
Long-term restricted cash	12.7
Long-term deferred contract costs	39.4
Other assets	36.6

Total assets	$3,136.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$22.4
Current notes payable	10.5
Other accrued liabilities	142.8
Current portion of deferred revenue	66.3

Total current liabilities	242.0
Long-term accrued liability	2.8
Deferred revenue	531.9
Long-term debt, net	1,023.7
Long-term deferred tax liability	165.5

Total liabilities	1,965.9
Stockholders’ equity:
Preferred stock	-
Common stock	0.2
Treasury stock	(1.4)
Paid in capital	1,244.0
Accumulated deficit	(72.4)

Total stockholders’ equity	1,170.4

Total liabilities and stockholders’ equity	$3,136.3

COMPARATIVE PER SHARE DATA

The following table presents historical per share data for DigitalGlobe and GeoEye as of and for the six months ended June 30, 2012 and for the year ended December 31, 2011, and unaudited pro forma combined per share data for DigitalGlobe and GeoEye for the six months ended June 30, 2012 and for the year ended December 31, 2011. The pro forma per share data assumes that the merger was completed on January 1, 2011 for income statement purposes and on June 30, 2012 for balance sheets purposes.

The per share pro forma information assumes that all GeoEye common shares are converted into DigitalGlobe common shares at the exchange ratio of 1.137 shares plus $4.10 cash per share. The GeoEye equivalent pro forma per share information was derived by multiplying the combined company pro forma per share information by the exchange ratio of 1.137.

The unaudited comparative per share data does not purport to be, and you should not rely on it as, indicative of (1) the per share results of operations or book value which would have been achieved if the merger had been completed at the beginning of the period or as of the date indicated, or (2) the per share results of operations or book value which may be achieved in the future.

It is important that when you read this information, you read along with it the separate financial statements and accompanying notes of DigitalGlobe and GeoEye that are incorporated by reference into this joint proxy statement/prospectus. It is also important that you read the pro forma condensed combined financial information and accompanying notes that are included in this joint proxy statement/prospectus beginning on page 234 under “Unaudited Pro Forma Condensed Combined Financial Information.”

	DigitalGlobe Historical	GeoEye Historical	Unaudited Pro Forma Combined Per Common Share	GeoEye Equivalent Per Share Amount
Book value per share:
As of June 30, 2012	$10.97	$23.64	$15.22	$17.31

Cash dividends per common share:
Six months ended June 30, 2012	$-	$-	$-	$-
Year ended December 31, 2011	$-	$-	$-	$-

Earnings (loss) per share from continuing operations:
Basic - Six months ended June 30, 2012	$0.29	$1.11	$0.51	$0.58
Diluted - Six months ended June 30, 2012	$0.29	$1.09	$0.51	$0.58
Basic - Year ended December 31, 2011	$(0.61)	$2.12	$0.17	$0.19
Diluted - Year ended December 31, 2011	$(0.61)	$2.06	$0.17	$0.19

MARKET PRICES AND DIVIDENDS AND OTHER DISTRIBUTIONS

Stock Prices

DigitalGlobe common stock is listed on the NYSE, trading under the symbol “DGI.” GeoEye common stock is listed on the NASDAQ Global Select Market, trading under the symbol “GEOY.”

The following table sets forth the high and low closing sales prices per share of DigitalGlobe and GeoEye common stock for the periods indicated, as reported in DigitalGlobe’s and GeoEye’s respective Annual Reports on Form 10-K for the year ended December 31, 2011 with respect to the years 2010 and 2011, and thereafter as reported in publicly available sources.

	DigitalGlobe Common Stock		GeoEye Common Stock
	High	Low	High	Low
2010
First Quarter	$28.23	$21.69	$29.75	$23.61
Second Quarter	$28.80	$24.66	$32.98	$26.10
Third Quarter	$32.46	$25.13	$40.48	$30.80
Fourth Quarter	$32.95	$28.71	$46.06	$39.86
2011
First Quarter	$32.82	$28.00	$44.55	$37.09
Second Quarter	$29.39	$23.31	$41.57	$33.17
Third Quarter	$27.42	$18.00	$41.65	$27.22
Fourth Quarter	$22.08	$13.59	$36.65	$18.25
2012
First Quarter	$17.59	$11.69	$25.45	$18.63
Second Quarter	$17.31	$11.61	$26.31	$12.87
Third Quarter	$21.81	$13.99	$28.06	$15.02
Fourth Quarter (through October 24, 2012)	$23.72	$20.70	$29.95	$26.83

The following table presents the closing sales prices, in U.S. dollars, of DigitalGlobe’s and GeoEye’s common stock on July 20, 2012, the last trading day before the public announcement of the signing of the merger agreement, and October 24, 2012, the latest practicable date before the date of this joint proxy statement/prospectus:

	DigitalGlobe	GeoEye	Per Share Equivalent (1)
July 20, 2012	$14.22	$15.17	$16.17
October 24, 2012	$23.35	$29.01	$26.55

(1) The per share equivalent is based on the mixed cash/stock election exchange ratio of 1.137 shares of DigitalGlobe for each share of GeoeEye common stock.

On June 30, 2012, DigitalGlobe had 46,748,615 shares of its common stock outstanding. The number of common stockholders of record was 307. On June 30, 2012, GeoEye had 22,978,786 shares of its common stock outstanding. The number of common stockholders of record was 354.

Dividends and Other Distributions

Neither DigitalGlobe nor GeoEye has paid dividends on its common stock in the last three years and neither anticipates paying or declaring any cash dividends on its common stock prior to completion of the merger. GeoEye is prohibited, with certain exceptions, from paying dividends under instruments governing the GeoEye notes until the principal amount of all such notes has been repaid. The Existing DG Credit Facility contains covenants restricting DigitalGlobe’s ability to pay dividends.

Cumulative dividends on GeoEye Series A convertible preferred stock are payable at a rate of 5% per annum of the $1,000 liquidation preference per share. At GeoEye’s option, dividends may be declared and paid in cash out of funds legally available when, as and if declared by the GeoEye board of directors. If not paid in cash, an amount equal to the cash dividends due is added to the liquidation preference. Dividends payable in cash are recorded in current liabilities. All dividends payable, whether in cash or as an addition to the liquidation preference, are recorded as a reduction to GeoEye’s retained earnings. GeoEye paid quarterly dividends on its Series A convertible preferred stock of $1.0 million during each of the three-month periods ended March 31, 2011; June 30, 2011; September 30, 2011; December 31, 2011; March 31, 2012; and June 30, 2012. As of the date of this joint proxy statement/prospectus, GeoEye has no unpaid dividends on its Series A convertible preferred stock. DigitalGlobe anticipates paying dividends on its Series A convertible preferred stock after consummation of the merger. See “Description of DigitalGlobe Preferred Stock.”

The board of directors of the combined company will determine its new dividend policy, but it is expected that no dividends on common stock of the combined company will be paid in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains certain forward-looking information about DigitalGlobe, GeoEye and the combined company that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. These statements may be made directly in this joint proxy statement/prospectus or may be incorporated by reference to other documents and may include statements for the period after completion of the merger. These forward-looking statements relate to future events or future financial performance and generally can be identified by the use of terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “forecast” or the negative of these terms or other similar words, although not all forward-looking statements contain these words.

This joint proxy statement/prospectus contains forward-looking statements relating to the merger. All statements, other than historical facts, including statements regarding the expected timing of the closing of the merger; the ability of the parties to complete the merger considering the various closing conditions; the expected benefits of the merger such as efficiencies, cost savings, tax benefits, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of the combined company; and any assumptions underlying any of the foregoing, are forward-looking statements. In addition, the financial forecasts included in the section entitled “The Merger—Financial Forecasts” are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that:

•

one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger or that the required approvals by DigitalGlobe and GeoEye stockholders may not be obtained;

•	there may be a material adverse change of DigitalGlobe or the business of DigitalGlobe may suffer as a result of uncertainty surrounding the transaction;

•	there may be a material adverse change of GeoEye or the business of GeoEye may suffer as a result of uncertainty surrounding the transaction;

•	the anticipated benefits of the merger may not be fully realized or may take longer to realize than expected;

•	the costs or challenges related to the integration of DigitalGlobe and GeoEye operations could be greater than expected;

•	the ability of the combined company to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners;

•	the impact of legislative, regulatory, competitive and technological changes;

•	the risk that the credit ratings of the combined company may be different from what the companies expect;

•	other business effects, including the effects of industry, economic or political conditions outside of the companies’ control, transaction costs and actual or contingent liabilities;

•	the outcome of any legal proceedings related to the merger; and

•

other risk factors as detailed from time to time in DigitalGlobe’s and GeoEye’s reports filed with the Securities and Exchange Commission (“SEC”), including those set forth in or incorporated by reference into this joint proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 51.

The prospective financial information and financial forecasts included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, DigitalGlobe’s management and GeoEye’s management. Neither PricewaterhouseCoopers LLP, KPMG LLP, nor any other independent registered public accounting firm, has examined, compiled or performed any procedures with respect to the accompanying prospective financial information or financial forecasts and, accordingly, neither PricewaterhouseCoopers LLP, KPMG LLP, nor any other independent registered public accounting firm, expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference to DigitalGlobe’s Annual Report on Form 10-K for the year ended December 31, 2011 relates to DigitalGlobe’s historical financial information. It does not extend to the prospective financial information or financial forecasts and should not be read to do so. The KPMG LLP reports incorporated by reference to GeoEye’s Annual Report on Form 10-K for the year ended December 31, 2011 relate to GeoEye’s historical financial information. The reports do not extend to the prospective financial information or financial forecasts and should not be read to do so.

There can be no assurance that the merger will be completed or, if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of a document incorporated by reference, as of the date of that document. Neither DigitalGlobe nor GeoEye undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional factors, risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by DigitalGlobe and GeoEye. See “Where You Can Find More Information” beginning on page 270 for a list of the documents incorporated by reference.

RISK FACTORS

The merger involves risks for DigitalGlobe stockholders and GeoEye stockholders. In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement and approval of the transactions contemplated by the merger agreement in the case of GeoEye stockholders, or for approval of the issuance of shares of DigitalGlobe common stock pursuant to the merger agreement in the case of DigitalGlobe stockholders. In addition, you should read and consider the risks associated with each of the businesses of DigitalGlobe and GeoEye because these risks may also affect the combined company. These risks can be found in the DigitalGlobe Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and quarterly report on Form 10-Q for the quarter ended June 30, 2012, and GeoEye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and quarterly report on Form 10-Q for the quarter ended June 30, 2012, each of which has been filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 270.

Because the aggregate number of shares of DigitalGlobe common stock to be issued in the merger is fixed and the market price of shares of DigitalGlobe common stock will fluctuate, GeoEye stockholders cannot be sure of the value of the DigitalGlobe common stock to be issued in the merger.

To the extent any GeoEye stockholder elects to receive the mixed cash/stock consideration or fails to make any election with respect to any GeoEye common stock, such GeoEye stockholder will receive for each share of GeoEye common stock subject to the mixed cash/stock election the combination of (x) $4.10 in cash and (y) 1.137 shares of DigitalGlobe common stock; furthermore, to the extent any GeoEye stockholder elects to receive the all stock consideration, such GeoEye stockholder will receive for each share of GeoEye common stock subject to the all stock consideration, 1.425 shares of DigitalGlobe common stock (which may be prorated depending on the extent other GeoEye stockholders elect to receive mixed cash/stock consideration, cash consideration and/or stock consideration. See “The Merger Agreement—Merger Consideration”).

In all cases, the aggregate number of shares of DigitalGlobe common stock to be issued pursuant to the merger agreement is fixed and will not change to reflect changes in the market price of DigitalGlobe or GeoEye common stock. The market price of DigitalGlobe common stock at the time of completion of the merger may vary significantly from the market prices of DigitalGlobe common stock on the last trading date before the merger agreement was executed, on the date of this joint proxy statement/prospectus, on the date a GeoEye stockholder makes an election with respect to the merger consideration, on the date of the respective special meetings of DigitalGlobe stockholders or GeoEye stockholders or on the date of the effective time of the merger. Accordingly, at the time of the special meeting of

GeoEye stockholders, you will not know or be able to calculate the market value of the merger consideration that you will receive upon completion of the merger.

In addition, the merger might not be completed until a significant period of time has passed after the special meetings of DigitalGlobe stockholders and GeoEye stockholders. Because the exchange ratio will not be adjusted to reflect any changes in the market value of DigitalGlobe common stock or GeoEye common stock, the market value of the DigitalGlobe common stock issued in connection with the merger and the GeoEye common stock surrendered in connection with the merger may be higher or lower than the values of those shares on earlier dates. Stock price changes may result from, among other things, changes in the business, operations or prospects of DigitalGlobe or GeoEye prior to or following the merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of DigitalGlobe and GeoEye. Neither DigitalGlobe nor GeoEye is permitted to terminate the merger agreement solely because of changes in the market price of either company’s common stock.

GeoEye stockholders may receive a form or combination of consideration different from what they elect.

Only GeoEye stockholders who elect to receive the mixed cash/stock election amount and those that make no election can be assured of the exact amount of shares of DigitalGlobe common stock and cash they will receive in the merger. While each holder of GeoEye common stock may elect to receive all cash, all DigitalGlobe common stock or a combination of cash and DigitalGlobe common stock pursuant to the merger agreement, the pools of cash and DigitalGlobe common stock available for all GeoEye stockholders is fixed. Depending on the elections made by other GeoEye stockholders, if a holder of GeoEye common stock elects to receive all cash pursuant to the merger, such holder may receive a portion of the merger consideration in DigitalGlobe common stock and if a holder of GeoEye common stock elects to receive all DigitalGlobe common stock pursuant to the merger, such holder may receive a portion of the merger consideration in cash. Accordingly, GeoEye stockholders who vote in favor of the Merger proposal and elect to receive only cash cannot be assured that they will not receive a portion of their consideration in DigitalGlobe common stock, and GeoEye stockholders who vote in favor of the Merger proposal and elect to receive only DigitalGlobe common stock cannot be assured that they will not receive a portion of their merger consideration in cash. If a holder of GeoEye common stock does not submit a properly completed and signed election form to the exchange agent by the election deadline, then such stockholder will have no control over the type of merger consideration such stockholder may receive, and, consequently, will receive the mixed cash/stock consideration amount.

If you deliver shares of GeoEye common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

If you are a holder of GeoEye common stock and want to make an election, you must deliver to the exchange agent by the election deadline a properly completed and signed election form along with stock certificates (or a properly completed notice of guaranteed delivery) or, in the case of book-entry shares, any additional documents specified in the procedures set forth in the election form. You will not be able to sell any shares of GeoEye common stock that you have delivered to the exchange agent unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in GeoEye common stock for any reason until you receive cash and/or DigitalGlobe common stock pursuant to the merger. In the time between delivery of your shares to the exchange agent and the closing of the merger, the market price of GeoEye common stock or DigitalGlobe common stock may change, and you might otherwise want to sell your shares of GeoEye common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

Current DigitalGlobe and GeoEye stockholders will have a reduced ownership and voting interest after the merger.

DigitalGlobe will issue or reserve for issuance approximately 26.1 million shares of DigitalGlobe common stock to GeoEye common stockholders in the merger (including shares of DigitalGlobe common stock to be issued in connection with outstanding GeoEye equity awards). As a result of these issuances, current DigitalGlobe and GeoEye stockholders are expected to hold approximately 64% and 36%, respectively, of the combined company’s outstanding common stock immediately following completion of the merger.

DigitalGlobe and GeoEye stockholders currently have the right to vote for their respective directors and on other matters affecting their respective company. When the merger occurs, each GeoEye stockholder that receives shares of DigitalGlobe stock will become a stockholder of DigitalGlobe with a percentage ownership of the combined company that will be smaller than the stockholder’s percentage ownership of GeoEye. Correspondingly, each DigitalGlobe stockholder will remain a stockholder of DigitalGlobe with a percentage ownership of the combined company that will be smaller than the stockholder’s percentage of DigitalGlobe prior to the merger. As a result of these reduced ownership percentages, DigitalGlobe stockholders will have less voting power in the combined company than they now have with respect to DigitalGlobe, and former GeoEye stockholders will have less voting power in the combined company than they now have with respect to GeoEye. Accordingly, DigitalGlobe stockholders will have less influence over management of a combined company than they now have with respect to DigitalGlobe, and former GeoEye stockholders will have less influence over management of a combined company than they now have with respect to GeoEye.

Provisions of the merger agreement may deter alternative business combinations.

Restrictions in the merger agreement on solicitation generally prohibit DigitalGlobe and GeoEye from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that might be advantageous to the stockholders of DigitalGlobe or GeoEye when compared to the terms and conditions of the merger described in this joint proxy statement/prospectus. In addition, if the merger agreement is terminated, under certain specified circumstances, DigitalGlobe or GeoEye could be required to pay the other a termination fee of $20 million. These provisions may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to holders of DigitalGlobe common stock or holders of GeoEye stock than the transaction described in this joint proxy statement/prospectus.

DigitalGlobe and GeoEye will be subject to various uncertainties and contractual restrictions while the merger is pending that could adversely affect their financial results.

Uncertainty about the effect of the merger on employees, suppliers, vendors and customers may have an adverse effect on DigitalGlobe and/or GeoEye. These uncertainties may impair DigitalGlobe’s and/or GeoEye’s ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers, suppliers, vendors and others who deal with DigitalGlobe or GeoEye to seek to change existing business relationships with DigitalGlobe or GeoEye. Employee retention and recruitment may be particularly challenging prior to completion of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources of either or both companies. Any significant diversion of management’s attention away from ongoing business and any difficulties encountered in the transition and integration process could affect DigitalGlobe’s and/or GeoEye’s financial results prior to the merger and the combined company’s financial results post-merger.

In addition, the merger agreement restricts each of DigitalGlobe and GeoEye, without the other party’s consent, from making certain acquisitions and dispositions and taking other specified actions while the merger is pending. These restrictions may prevent DigitalGlobe and/or GeoEye from pursuing attractive business opportunities and making other changes to their respective businesses prior to completion of the merger or termination of the merger agreement. See “The Merger Agreement — Conduct of Business” beginning on page 189.

If completed, the merger may not achieve its intended results, and DigitalGlobe and GeoEye may be unable to successfully integrate their operations.

DigitalGlobe and GeoEye entered into the merger agreement with the expectation that the merger will result in various benefits for the combined company, including, among others, synergies resulting from cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether the respective businesses and assets of DigitalGlobe and GeoEye can be integrated in an efficient and effective manner.

It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the merger. The companies may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company’s future business, financial condition, operating results and prospects.

The merger could unfavorably impact negotiations or existing agreements with NGA or other customers.

Both DigitalGlobe and GeoEye have historically derived a substantial portion of their revenues from contracts with the NGA. These contracts may be terminated in the future, or may not be renewed or extended, and the loss of any contract would materially reduce the revenue and could have a material adverse effect on the financial condition and results of operations of GeoEye, DigitalGlobe or the combined company. Whether or not the merger is consummated, the announcement and pendency of the merger could disrupt the respective companies’ business relationships with the NGA or other current customers, who may alter, delay or defer decisions regarding current and future arrangements with GeoEye or DigitalGlobe because of the pending merger. These disruptions could be exacerbated by a delay in the consummation of the merger or termination of the merger agreement and could have an adverse effect on the respective businesses and financial results of GeoEye, DigitalGlobe or the combined company.

GeoEye may elect to launch or ship for launch its GeoEye-2 satellite, which could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger.

Both companies believe that the merger could create significant benefits for the combined company, including by operating more effectively and integrating the DigitalGlobe and GeoEye satellites into one satellite operations infrastructure and optimizing the size of the satellite constellation. If GeoEye ships or launches GeoEye-2 prior to the closing of the merger, this may impair the ability of the combined company to integrate the infrastructure of the combined company and the ability to achieve the anticipated benefits of the merger may be adversely affected. Although DigitalGlobe has the right to terminate the merger agreement in the event GeoEye launches or ships for launch any satellite, DigitalGlobe may elect not to terminate and to instead proceed with the transaction despite the potential loss of certain anticipated synergies.

If the combined company elects to place a satellite in ground storage, the satellite will be subject to degradation, damage or obsolescence of certain capabilities, which could adversely affect the combined company’s ability to fully achieve the anticipated benefits of the merger.

DigitalGlobe and GeoEye each have a satellite under construction, WorldView-3 and GeoEye-2, respectively. To obtain the anticipated benefits of the merger, the combined company plans to optimize the size of the satellite constellation and anticipates placing in storage one of the two satellites currently being built until such time as incremental capacity or a replacement for an existing satellite is required. Each of the satellites includes advanced technologies and sensors, and extended periods of storage could result in degradation which may not be fully covered by applicable insurance or obsolescence of certain capabilities of the satellite. In addition, the satellite will be subject to damage or destruction while in storage which may not be fully covered by applicable insurance. If the satellite requires upgrades or is damaged while on the ground, DigitalGlobe may need additional time and may incur substantial expense. Any inability to upgrade, repair or replace the stored satellite in a timely manner could adversely affect the combined company’s ability to fully achieve the anticipated benefits of the merger.

Pending litigation against DigitalGlobe and GeoEye could result in an injunction preventing completion of the merger, the payment of damages in the event the merger is completed and/or may adversely affect the combined company’s business, financial condition or results of operations following the merger.

In connection with the merger and as of the date of this joint proxy statement/prospectus, purported stockholders of GeoEye have filed three shareholder class action complaints for breach of fiduciary duties against GeoEye and its directors, DigitalGlobe, 20/20 Acquisition Sub, Inc. and WorldView, LLC in the United States District Court for the Eastern District of Virginia. On September 7, 2012, the court ordered the consolidation of the three actions. On September 24, 2012, a corrected amended complaint was filed in the consolidated actions seeking, among other things, to enjoin the merger. On October 9, 2012, following arm’s-length negotiations, the parties to the consolidated action entered into a memorandum of understanding (the “MOU”) to settle all claims asserted therein. The settlement set forth in the MOU is subject to, among other items, the completion of a confirmatory discovery, execution of a stipulation of settlement and court approval, as well as the merger becoming effective under applicable law. The consolidated action could prevent or delay completion of the merger and result in substantial costs to DigitalGlobe and GeoEye, including any costs associated with indemnification of directors. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition or results of performance. See “Litigation Relating to the Merger” on page 172.

DigitalGlobe and GeoEye may be unable to obtain in the anticipated timeframe, or at all, the regulatory approvals required to complete the merger or, in order to do so, DigitalGlobe and GeoEye may be required to comply with material restrictions or conditions that may negatively affect the combined company after the merger is completed or cause them to abandon the merger. Failure to complete the merger could negatively affect the future business and financial results of DigitalGlobe and GeoEye.

Completion of the merger is contingent upon, among other things, the expiration or termination of the applicable HSR Act waiting period and required regulatory approvals or consents from the FCC and NOAA or the Department of Commerce. DigitalGlobe and GeoEye can provide no assurance that all required regulatory authorizations, approvals or consents will be obtained or that the authorizations, approvals or consents will not contain terms, conditions or restrictions that would be detrimental to the combined company after completion of the merger. See “The Merger — Regulatory Matters” beginning on page 160.

The respective special meetings of DigitalGlobe and GeoEye stockholders at which the merger-related proposals will be considered may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known.

Satisfying the conditions to, and completion of, the merger may take longer than, and could cost more than, DigitalGlobe and GeoEye expect. Any delay in completing, or any additional conditions imposed in order to complete, the merger may materially adversely affect the synergies and other benefits that DigitalGlobe and GeoEye expect to achieve from the merger and the integration of their respective businesses.

Neither DigitalGlobe nor GeoEye can make any assurances that it will be able to satisfy all the conditions to the merger or succeed in any litigation brought in connection with the merger. If the merger is not completed, the financial results of DigitalGlobe and/or GeoEye may be adversely affected and DigitalGlobe and/or GeoEye may be subject to several risks, including, but not limited to:

•	payment to the other of a termination fee of approximately $20 million, as specified in the merger agreement, depending on the nature of the termination;

•	payment of costs relating to the merger, whether or not the merger is completed;

•	loss of investor confidence as a result of failure to complete the merger; and/or

•	being subject to litigation related to any failure to complete the merger.

If DigitalGlobe is unable to finance the merger and the refinancing through borrowings from the senior facilities, existing cash balances, and cash flow from operations, it will need to seek alternative sources of capital or the completion of the merger will be jeopardized.

DigitalGlobe intends to finance the cash portion of the merger consideration and the refinancing primarily with borrowings from the senior facilities, existing cash balances of DigitalGlobe and GeoEye and cash flow from operations. Although DigitalGlobe has entered into the commitment letter with respect to the refinancing, the commitment letter includes certain customary conditions to funding, including, without limitation, consummation of the merger as set forth in the commitment letter in accordance with the merger agreement. In the event that these conditions are not satisfied or the funding of the senior facilities does not occur for any other reason and DigitalGlobe is still obligated to complete the merger, DigitalGlobe may have to adopt one or more alternatives, such as seeking alternative forms of financing, which may adversely affect DigitalGlobe’s business, financial condition and results of operations. Financing alternatives may not be available on acceptable terms, in a timely manner or at all. If other financing becomes necessary and DigitalGlobe is unable to secure such additional financing, the completion of the refinancing and the merger may be jeopardized and DigitalGlobe could be in breach of the merger agreement. See “The Merger Agreement — Financing” on page 198.

The senior facilities will contain restrictions that limit DigitalGlobe’s flexibility in operating its business.

The senior facilities will contain various covenants that will limit DigitalGlobe’s ability to engage in specified types of transactions. These covenants will limit DigitalGlobe’s and its subsidiaries’ ability to, among other things:

•	incur additional indebtedness (including guarantees or other contingent obligations);

•	pay dividends on, repurchase or make distributions in respect of the combined company’s common stock or make other restricted payments;

•	make certain investments (including loans and advances and acquisitions);

•	sell or transfer assets; grant liens on its assets; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and

•	enter into certain transactions with its affiliates.

In addition, under the senior facilities, DigitalGlobe will be required to satisfy and maintain specified financial ratios and other financial condition tests. DigitalGlobe’s ability to meet those financial ratios and tests can be affected by events beyond DigitalGlobe’s control, and DigitalGlobe and GeoEye cannot assure you that the combined company will meet those ratios and tests. A breach of any of these covenants could result in a default under the senior facilities. Upon the occurrence of an event of default under the senior facilities, DigitalGlobe’s lenders could elect to declare all amounts outstanding under the senior facilities to be immediately due and payable and terminate all commitments to extend further credit. If DigitalGlobe were unable to repay those amounts, the lenders under the senior facilities could proceed against the collateral granted to them to secure such indebtedness. The combined company will pledge substantially all of its assets as collateral under the senior facilities. See “The Merger Agreement — Financing” on page 198.

The pro forma financial statements and financial forecasts included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The pro forma financial statements and financial forecasts contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. The prospective financial information was prepared during the period prior to the execution of the merger agreement on July 22, 2012 and has not been updated. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 229 and “The Merger—Financial Forecasts” beginning on page 87. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements or financial forecasts. In addition, the assumptions used in preparing the pro forma financial information and financial forecasts may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

DigitalGlobe and GeoEye will incur substantial transaction fees and costs in connection with the merger.

DigitalGlobe and GeoEye expect to incur non-recurring expenses totaling approximately $62.4 million, which are primarily transaction costs. In addition to these expenses, we expect issuance costs of $28.9 million to be incurred and capitalized in connection with the refinancing of the indebtedness of both companies. Additional unanticipated costs may be incurred in the course of the integration of the respective businesses of DigitalGlobe and GeoEye. The companies cannot be certain that the elimination of duplicative costs or the realization of other efficiencies related to the integration of the two businesses will offset the transaction and integration costs in the near term, or at all.

Certain directors, executive officers and specific stockholders of DigitalGlobe and GeoEye have interests in the merger that are different from, or in addition to, those of other DigitalGlobe and GeoEye stockholders, which could have influenced their decisions to support or approve the merger.

Certain directors and executive officers of DigitalGlobe and GeoEye have interests in the merger that differ from, or that are in addition to, their interests as stockholders of DigitalGlobe and GeoEye. These interests include, among others, continued service as a director or an executive officer of the combined company, and the accelerated vesting of certain equity awards and/or certain severance benefits in connection with the merger.

In addition, DigitalGlobe and GeoEye have entered into voting agreements with certain directors, executive officers and specific stockholders of DigitalGlobe and GeoEye, in each case solely in the party’s capacity as a stockholder. These voting agreements require the stockholders to vote in favor of the proposals to be voted on at the DigitalGlobe or GeoEye special meeting of stockholders, as applicable, and to vote against certain actions. The voting agreements specifically do not limit or restrict the rights and obligations of a stockholder in their capacity as a director or officer of DigitalGlobe or GeoEye, as applicable, and in no way restricts any director or officer of DigitalGlobe or GeoEye, as applicable, in the exercise of their fiduciary duties as a director or officer of DigitalGlobe or GeoEye, as applicable. However, these voting agreements do limit the rights of these stockholders, solely in their capacity as stockholders, to vote against the proposals to be voted on at each company’s special meeting of stockholders, and for certain other actions. Copies of these voting agreements can be found attached to this joint proxy statement/prospectus as Annexes C, D, E and F, and are incorporated herein by reference.

These interests, among others, may influence the directors and executive officers of DigitalGlobe to support or approve the Share Issuance proposal and/or the directors and executive officers of GeoEye to support or approve the Merger proposal. See “The Merger — Interests of GeoEye Directors and Executive Officers in the Merger” beginning on page 152.

The trading price of shares of DigitalGlobe common stock after the merger may be affected by factors different from those affecting the price of shares of GeoEye common stock or shares of DigitalGlobe common stock before the merger.

When we complete the merger, holders of GeoEye common stock who vote in favor of the merger and elect to receive mixed cash/stock consideration or stock consideration will be choosing to invest in DigitalGlobe common stock. The results of operations of DigitalGlobe, as well as the trading price of DigitalGlobe common stock, after the merger may be affected by factors different from those currently affecting DigitalGlobe’s or GeoEye’s results of operations and the trading price of GeoEye common stock. For a discussion of the businesses of GeoEye and DigitalGlobe and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 270.

If the merger is not consummated under certain circumstances, DigitalGlobe may be obligated to pay to GeoEye a reverse termination fee of $20 million, which could adversely impact DigitalGlobe’s financial position.

DigitalGlobe or GeoEye may terminate the merger agreement under certain circumstances as set forth in the merger agreement, including due to the failure for the merger to receive the necessary antitrust or FCC approvals. Under such circumstances, DigitalGlobe may be obligated to pay a reverse termination fee of $20 million to GeoEye. While DigitalGlobe believes that the approvals will ultimately be obtained, these approvals are not assured, and may not be obtained by the time of the special meeting of GeoEye stockholders to vote on the Merger proposal.

The merger is expected to result in an ownership change for GeoEye and may result in an ownership change for DigitalGlobe under Section 382 of the Code, substantially limiting the use of the net operating loss, referred to as “NOL,” carryforwards and other tax attributes of GeoEye and possibly of DigitalGlobe to offset future taxable income of the combined company.

At December 31, 2011, GeoEye had approximately $276.2 million of net operating loss, which is referred to as NOL carryforwards, for U.S. federal and state income tax purposes. At December 31, 2011, DigitalGlobe had approximately $264.5 million of NOL carryforwards for U.S. federal income tax purposes and approximately $245.9 million of state NOL carryforwards for state income tax purposes. The utilization of the combined company’s NOL carryforwards depends on the timing and amount of taxable income earned in the future, which neither GeoEye nor DigitalGlobe is able to predict. Moreover, the merger is expected to result in an ownership change for GeoEye and may result in an ownership change for DigitalGlobe under Section 382 of the Code, potentially limiting the use of the NOL carryforwards of GeoEye and DigitalGlobe to offset future taxable income of the combined company for both federal and state income tax purposes. These limitations may affect the timing of when these NOL carryforwards can be used which, in turn, may impact the timing of when cash is used to pay the taxes of the combined company. These tax attributes are subject to expiration at various times in the future to the extent that they have not been applied to offset the taxable income of the combined company.

Risks relating to DigitalGlobe and GeoEye.

DigitalGlobe and GeoEye are, and will continue to be, subject to the risks described in the following periodic reports, each of which is incorporated by reference into this joint proxy statement/prospectus:

•	DigitalGlobe’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed by DigitalGlobe on February 29, 2012 with the SEC;

•

DigitalGlobe’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012, which were filed by DigitalGlobe with the SEC on May 1, 2012 and July 31, 2012, respectively;

•	GeoEye’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed by GeoEye on March 13, 2012 with the SEC; and

•	GeoEye’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012, which were filed by GeoEye with the SEC on May 4, 2012 and August 7, 2012, respectively.

Please see “Where You Can Find More Information” beginning on page 270 for how you can obtain information incorporated by reference into this joint proxy statement/prospectus.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between DigitalGlobe and GeoEye. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

Background of the Merger

During the past several years, as part of their ongoing management of the business and affairs of their respective companies, the board of directors of DigitalGlobe and the board of directors of GeoEye have periodically evaluated available strategic alternatives and considered ways to enhance their respective company’s performance and prospects in light of then-current business and economic conditions. In particular, each of DigitalGlobe and GeoEye have recognized that there could be unique and substantial strategic and financial benefits to be derived from a combination of the two businesses, including significant synergies. Both DigitalGlobe and GeoEye have at times considered these potential benefits of a combination of the two companies and, on several occasions during the past several years, the parties engaged in exploratory discussions regarding a potential strategic business combination. These discussions, however, never moved past the preliminary exploratory stage and did not result in any negotiations, agreement, arrangement or understanding between the parties with respect to a business combination. Also, GeoEye previously explored strategic alternatives in the Spring of 2011 and contacted several potential financial and strategic acquirers, including DigitalGlobe. A few potential buyers expressed preliminary indications of interest but declined to make any formal offer citing uncertainty around the federal budgeting process and changes in the leveraged finance markets as reasons for not proceeding. DigitalGlobe did not express interest. The GeoEye board formally terminated the process in October of 2011.

In early January 2012, at the request of GeoEye, GeoEye’s financial advisors who had advised GeoEye in connection with the 2011 exploration process, Goldman Sachs and Convergence Advisors, reached out to Morgan Stanley & Co. LLC (referred to as “Morgan Stanley”), DigitalGlobe’s financial advisor, to discuss a potential transaction between GeoEye and DigitalGlobe. On January 5, 2012, these advisors met, and Goldman Sachs and Convergence Advisors presented the rationale for a merger, including possible synergies.

On February 2, 2012, the GeoEye board met, with members of management and representatives of Goldman Sachs and Convergence Advisors, as well as outside counsel from Latham in attendance. The GeoEye board had an extensive discussion regarding management’s view of the likely outcome of the U.S. government funding process and the long-term outlook for federal budget cuts, the benefits of a transaction with DigitalGlobe including, but not limited to, the complementary nature and geographic diversity of the respective businesses and the possible realization of substantial synergies and operating efficiencies and the parameters of such a transaction, including valuation, synergy assumptions, the government’s view of a potential transaction and the potential 2013 federal budget cuts. Based on that discussion, the GeoEye board determined that a transaction with

DigitalGlobe could be in the best interests of GeoEye and GeoEye stockholders and authorized management to work with GeoEye’s financial advisors to make a written offer to DigitalGlobe pursuant to which GeoEye would acquire or merge with DigitalGlobe. Also on February 2, 2012, the GeoEye board discussed a request from Cerberus to be permitted to increase its stake in GeoEye to up to 30%. In connection with the request, a representative of Latham advised the GeoEye board that GeoEye would need to amend the stockholder rights plan which was in place at the time and Cerberus signaled its willingness to enter into a standstill agreement through June 30, 2013. In addition, a representative of Latham discussed the GeoEye board’s fiduciary duties in the context of the amendment of the stockholder rights plan. After lengthy discussion of the Cerberus proposal and the terms of a potential standstill agreement, the GeoEye board authorized management to negotiate a standstill agreement with Cerberus and authorized an amendment to the then existing stockholder rights plan.

As instructed by the GeoEye board, during the week following February 2, 2012, GeoEye management worked with GeoEye’s financial advisors to develop a written offer to DigitalGlobe. On February 8, 2012, Matthew M. O’Connell, President and Chief Executive Officer of GeoEye, sent a letter to Jeffrey R. Tarr, President and Chief Executive Officer of DigitalGlobe, in which GeoEye made a non-public offer to acquire DigitalGlobe pursuant to which DigitalGlobe stockholders would receive 0.2989 to 0.3125 shares of GeoEye common stock plus $15.40 to $16.10 in cash for each share of DigitalGlobe owned. In the proposed transaction DigitalGlobe stockholders would end up holding approximately 35% (as converted) of the outstanding equity of GeoEye. GeoEye’s letter also enclosed a mutual non-disclosure agreement, which GeoEye required to be signed before mutual detailed due diligence could commence. After receipt of the February 8th letter from GeoEye, Barclays Capital Inc. (referred to as “Barclays”) was retained by DigitalGlobe to act as an independent financial advisor and to help evaluate, along with Morgan Stanley, a potential transaction between GeoEye and DigitalGlobe.

On February 9, 2012, in order to allow Cerberus to increase its stake in the company, GeoEye entered into a second amendment to its rights plan to increase the percentage that a person or group could acquire before becoming an “Acquiring Person” under the rights plan, from 25% to 30%. Also on February 9, 2012, GeoEye and Cerberus entered into a standstill agreement which would terminate upon the earlier of certain specified events and June 30, 2013.

On February 15, 2012 the DigitalGlobe board held a special meeting to discuss GeoEye’s February 8th proposal and the process to be followed in moving forward with the evaluation. Present at the meeting were members of DigitalGlobe’s management and representatives of Morgan Stanley and Barclays, DigitalGlobe’s financial advisors. DigitalGlobe’s management reviewed the timeline of events leading up to the current discussions and the status of the U.S. government funding process for the upcoming fiscal year commencing September 2012 to purchase DigitalGlobe satellite imagery, and solicited the board’s initial views on the opportunity. The board instructed Morgan Stanley and Barclays to put together independent analyses of GeoEye’s proposal to be presented at a February 24, 2012 special meeting of the board.

On February 24, 2012, the DigitalGlobe board held a special meeting to discuss further the GeoEye February 8th proposal. Present at the meeting were members of DigitalGlobe management and representatives of Morgan Stanley and Barclays, and DigitalGlobe’s legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP (referred to as “Skadden”). Thereafter, a representative of Skadden discussed the DigitalGlobe board’s fiduciary duties in the context of the GeoEye proposal. Morgan Stanley and Barclays each then discussed the proposal made by GeoEye and various aspects of a potential combination with GeoEye. After extensive discussion by the board of directors of DigitalGlobe regarding the opportunity, including discussing management’s view of the likely outcome of the U.S. government funding process and the prospects of both companies on a standalone basis in various scenarios, the DigitalGlobe board unanimously agreed that GeoEye’s proposal should be rejected as it substantially undervalued DigitalGlobe and authorized DigitalGlobe management to work with its advisors to prepare a response rejecting GeoEye’s proposal and to formulate an alternative all-stock transaction reflecting the assessed relative value of the companies, including a structure in which DigitalGlobe would control the combined entity.

As instructed by the DigitalGlobe board, during the following week, DigitalGlobe management developed a counterproposal to GeoEye. On March 1, 2012, the DigitalGlobe board held a meeting to discuss and approve the exchange ratio to be included in DigitalGlobe’s response letter to GeoEye’s acquisition proposal. Present at the meeting were members of DigitalGlobe management and representatives of Morgan Stanley and Barclays. After presentations by management and DigitalGlobe’s financial advisors, a discussion of the proposed all-stock exchange ratio and the rationale therefor, an exchange ratio of 1.355 was approved for inclusion in DigitalGlobe’s response letter, and DigitalGlobe management was authorized to send to GeoEye a rejection of GeoEye’s acquisition proposal and to offer a counterproposal in the form presented to the board.

On March 2, 2012, Mr. Tarr sent a letter to Mr. O’Connell rejecting GeoEye’s February 8, 2012 acquisition proposal as inadequate and instead proposing an all-stock combination in which GeoEye’s stockholders would receive 1.355 shares of DigitalGlobe for each GeoEye share held, which reflected 60% ownership by DigitalGlobe stockholders and 40% ownership by GeoEye stockholders in the combined company. The letter also proposed that after the merger, DigitalGlobe would have a nine member board (six seats to DigitalGlobe, three seats to GeoEye, with the Chairman selected by DigitalGlobe), Mr. Tarr would continue as Chief Executive Officer and the headquarters would remain in Longmont, Colorado, with a significant business presence in Missouri and Virginia.

On March 7, 2012, DigitalGlobe held a regularly scheduled board meeting. At the end of the meeting, Morgan Stanley and Barclays joined via teleconference to provide a brief update on market activities and the relative performance of DigitalGlobe and GeoEye stock prices.

On March 8, 2012, the GeoEye board held a regularly scheduled board meeting. Present to discuss the March 2 offer received from DigitalGlobe were members of management, representatives of Goldman Sachs, Convergence Advisors and Latham. After discussing the terms of the two offers exchanged by the companies (including potential synergies), views on the government budgeting process and the recent stock performance of both companies (including the increased value of the premium originally offered by GeoEye given the recent decline in DigitalGlobe’s stock price), the board determined that the counter-offer from Digital Globe was unacceptable due to price and structure. The GeoEye board also considered the impacts to GeoEye and DigitalGlobe should either company discuss a possible transaction with one of their large shareholders. The board instructed management to prepare a counter-proposal to DigitalGlobe with assistance from GeoEye’s financial advisors and legal counsel and to consider whether such a counter-offer should be structured as an acquisition or a merger.

On March 19, 2012, Mr. O’Connell sent a letter to Mr. Tarr rejecting DigitalGlobe’s March 2nd offer and proposed a counteroffer in order to further negotiations with DigitalGlobe. Under GeoEye’s counteroffer, DigitalGlobe’s stockholders would receive 0.5522 shares of GeoEye common stock for each share of DigitalGlobe owned, giving DigitalGlobe stockholders 50% ownership of the combined company on an as-converted basis. In addition, GeoEye proposed that after the merger, the board of the combined company would be equally split, Mr. O’Connell would be Chief Executive Officer (with Mr. Tarr and Dr. Walter S. Scott, DigitalGlobe’s founder and current Executive Vice President and Chief Technical Officer, having significant and meaningful roles in the combined company), and the headquarters would be located in Virginia.

On March 29, 2012, the DigitalGlobe board held a special meeting to discuss GeoEye’s March 19th acquisition proposal. Present at the meeting were members of DigitalGlobe management and representatives of Morgan Stanley, Barclays and Skadden. DigitalGlobe management, Morgan Stanley and Barclays discussed information regarding the proposed transaction, including the anticipated impact of funding cuts by the U.S. government. After lengthy discussion, the board determined that GeoEye’s March 19th proposal was inadequate and not in the best interests of DigitalGlobe stockholders, and that DigitalGlobe should reject this proposal. The board considered whether to reengage with GeoEye or to terminate discussions based on the revised proposal. After discussion, the board determined to reiterate the terms of DigitalGlobe’s March 2nd proposal. If the proposal was not accepted by GeoEye within two weeks, then the board determined it would be most advantageous and in the best interests of DigitalGlobe and its stockholders to move forward on a standalone basis. At this meeting it was decided that the Chairman of the DigitalGlobe board, General Howell M. Estes III (USAF, Ret.), would reach out to the Chairman of the GeoEye board, Lieutenant General James A. Abrahamson (USAF, Ret.), to suggest an in-person meeting to discuss DigitalGlobe’s response to GeoEye’s March 19th proposal.

On April 2, 2012, General Estes communicated with General Abrahamson proposing a meeting to discuss the transaction. General Estes and General Abrahamson agreed to meet in Virginia on April 13, 2012.

On April 13, 2012, General Estes and General Abrahamson met in Virginia to discuss a potential business combination between DigitalGlobe and GeoEye, and General Estes conveyed DigitalGlobe’s response to the March 19th GeoEye proposal and the justifications for DigitalGlobe’s position. Later in the day as a follow up to that conversation, Mr. Tarr, as directed by the DigitalGlobe board, sent a letter to Mr. O’Connell rejecting GeoEye’s March 19th acquisition proposal and reiterating the terms and rationale of DigitalGlobe’s March 2nd proposal. Mr. Tarr’s letter noted that DigitalGlobe’s proposal would expire on April 27, 2012 if GeoEye did not accept the proposal by that date.

On April 18, 2012, the GeoEye board met to hear from General Abrahamson a report of his meeting with General Estes. Present at the meeting were members of management, representatives of Goldman Sachs, Convergence Advisors, Latham and the board observer appointed by Cerberus. Also present at the meeting were representatives of Arnold & Porter LLP (referred to as “Arnold & Porter”), who were being engaged to advise GeoEye regarding the government contracting and related budgeting process. The board discussed the terms of DigitalGlobe’s most recent proposal and the terms of GeoEye’s previous offers, including the premium offered to DigitalGlobe’s stockholders, the potential for achieving synergies through a combination and other strategic alternatives, such as a combination involving foreign ownership, commercial opportunities resulting from increased capacity availability and the potential future needs of government customers. The board also discussed potential next steps in pursuing a transaction with DigitalGlobe.

Later that day, on behalf of GeoEye and in the interests of furthering the negotiations with DigitalGlobe, representatives from Goldman Sachs proposed to representatives from Morgan Stanley and Barclays an all-stock transaction wherein GeoEye stockholders would receive 1.5 shares of DigitalGlobe stock, DigitalGlobe stockholders would own 54.5% of the combined entity on an as-converted basis and a 5:4 board split in favor of DigitalGlobe, with GeoEye’s management remaining in control of the combined company. The representatives from Goldman Sachs also proposed a meeting between representatives from DigitalGlobe and independent directors of GeoEye to discuss management roles.

In the following week, members of DigitalGlobe’s board, management, financial advisors and Skadden discussed the April 18th verbal offer conveyed by Goldman Sachs to DigitalGlobe’s financial advisors.

The DigitalGlobe board held a special meeting on April 25, 2012 to discuss GeoEye’s April 18th counterproposal. Present at the meeting were members of DigitalGlobe management and representatives of Morgan Stanley, Barclays and Skadden. DigitalGlobe management, Morgan Stanley and Barclays discussed the potential business combination and GeoEye’s counteroffer. After the discussion, given the continued differences between the two companies’ proposals and the impending U.S. government decision on fiscal year 2013 satellite imagery funding and DigitalGlobe’s views with respect to the probable outcome thereof, the board decided to discontinue negotiations with GeoEye until the government provided more information on funding for fiscal year 2012 and fiscal year 2013.

Later that day on April 25, 2012, Mr. Tarr sent a letter to Mr. O’Connell rejecting GeoEye’s latest verbal proposal relayed by its financial advisors and withdrawing DigitalGlobe’s proposal conveyed in its April 13th proposal letter. Mr. Tarr’s letter noted that DigitalGlobe believed it was in the best interests of DigitalGlobe stockholders to withdraw from discussions until there was greater clarity with respect to the pending U.S. government funding decisions.

On May 1, 2012, DigitalGlobe held its first quarter 2012 earnings call and announced that it had been verbally notified by the National Geospatial Intelligence Agency (referred to as “NGA”) that its 2012 U.S. government service level agreement contracts would be fully funded.

On May 2, 2012, the GeoEye board held a regularly scheduled meeting. Present at the meeting were members of GeoEye’s management and representatives of Goldman Sachs, Convergence Advisors, Latham and Arnold & Porter. A representative of Goldman Sachs reviewed the recent exchanges of offers and counter-offers between GeoEye and DigitalGlobe, ending in DigitalGlobe’s decision to withdraw from discussions with GeoEye. The GeoEye board engaged in extensive discussion with its advisors regarding the value of a business combination with DigitalGlobe, the future of government budgeting decisions for both companies, the value of each company on a stand-alone basis and the impact on GeoEye remaining on a stand-alone basis, including the impact on GeoEye’s stock price and GeoEye’s ability to maintain its independence during a period of significant government funding reductions and determined that facilitating a transaction with DigitalGlobe was in the best interests of GeoEye’s stockholders. The GeoEye board further determined that delivering a public offer letter was the best path to facilitate a transaction with DigitalGlobe and bring the potential value of a deal to the attention of the government and the stockholders of both companies. The GeoEye board and its advisors discussed the specific terms of the proposed public offer letter, including the share and premium values proposed and the mix of cash and stock. The board then authorized management to make the public offer to acquire DigitalGlobe in advance of its first quarter earnings call scheduled for May 4th.

On Friday, May 4, 2012, Mr. O’Connell sent a public proposal to Mr. Tarr offering $17.00 per DigitalGlobe share, comprised of 50% cash ($8.50 per share) and 50% stock (0.3537 of a GeoEye share per share of DigitalGlobe) consideration, with no explicit reference to social issues, and issued a press release with a copy of the proposal. The letter stated that the GeoEye board would consider an all cash offer of $17.00 per share for DigitalGlobe, or in the alternative, a transaction that would increase the number of shares of GeoEye stock offered to DigitalGlobe stockholders with a corresponding reduction in the cash offered. In response, DigitalGlobe issued a press release confirming receipt of GeoEye’s offer and stating that DigitalGlobe’s board would review the proposal.

Later that day, DigitalGlobe’s board held a meeting to review GeoEye’s public proposal. Present at the meeting were members of DigitalGlobe management and representatives of Morgan Stanley, Barclays and Skadden. The board discussed various matters relating to GeoEye’s public proposal, including the contingent nature and financial aspects of the proposal and the potential impact of the public proposal on the government funding process for fiscal year 2013. After lengthy discussion, it was determined that GeoEye’s proposal was insufficient and not in the best interests of DigitalGlobe’s stockholders as, among other things, it did not adequately recognize what DigitalGlobe viewed as its superior track record of financial and operating performance as well as its satellite constellation’s greater capabilities. The board authorized a two-prong approach to the offer pursuant to which DigitalGlobe would propose an acquisition of GeoEye along terms substantially consistent with its March 2nd proposal, but would be prepared to publicly reject GeoEye’s proposal if it did not appear that the outline of a transaction could be agreed over the weekend, so as not to unfavorably impact the government’s decision-making process with regard to fiscal year 2013 among other considerations. After the meeting, DigitalGlobe’s financial advisors verbally conveyed DigitalGlobe’s counterproposal to GeoEye’s financial advisors with terms substantially consistent with DigitalGlobe’s March 2nd proposal and informed them of the requirement that GeoEye accept the DigitalGlobe offer by Sunday evening, May 6, 2012.

The next day on May 5, 2012, GeoEye requested DigitalGlobe’s counterproposal in writing and suggested that the companies’ respective legal advisors begin communication and that face-to-face meetings with the parties and their representatives be planned for the following week. As requested by GeoEye, on May 5th, DigitalGlobe provided a written proposal to GeoEye reiterating the verbal offer communicated on behalf of DigitalGlobe by Morgan Stanley and Barclays to Goldman Sachs on May 4th, which was consistent with DigitalGlobe’s March 2nd proposal.

On May 6, 2012, DigitalGlobe issued a public letter to GeoEye rejecting GeoEye’s unsolicited conditional public offer, stating that the DigitalGlobe board unanimously rejected GeoEye’s May 4th proposal, determined that the offer substantially undervalued DigitalGlobe and reiterated the terms of DigitalGlobe’s March 2nd proposal. DigitalGlobe also reiterated its belief that it was in the best interests of DigitalGlobe’s principal constituencies, including its stockholders and customers, to await the conclusion of the government budget decision process and to gain clarity with respect to EnhancedView funding.

On May 7, 2012, GeoEye issued a press release noting that it was disappointed that DigitalGlobe had rejected its offer and that it would consider its options in light thereof. On May 14, 2012, the GeoEye board met with its advisors to discuss whether to consider further approaches to DigitalGlobe. Present at the meeting were representatives of Goldman Sachs, Convergence Advisors, and Latham. During the meeting the GeoEye board also invited representatives of Stone Key Partners LLC and Stone Key Securities LLC (which together we refer to as “Stone Key”) as a possible additional financial advisor to evaluate and report to the GeoEye board regarding a potential transaction with DigitalGlobe, and of Kirkland & Ellis LLP (referred to as “Kirkland”) to advise the board and Kirkland was subsequently engaged as counsel to the GeoEye board. The GeoEye board held a lengthy discussion of the then current situation and a representative of Goldman Sachs provided an update summarizing the offers and counter-offers to date as well as the impact of GeoEye’s public offer to acquire DigitalGlobe on each company’s respective stock price. A representative of Goldman Sachs also discussed with the board the various strategic courses of action available to GeoEye in pursuing a transaction with DigitalGlobe, including pressing a public offer, engaging privately with DigitalGlobe and ending pursuit of a transaction. The board also discussed other strategic alternatives available to GeoEye including, but not limited to, potential new business opportunities in the Middle East and possible additional services that could be offered to customers to address excess capacity in the event of significant cuts to the EnhancedView program. A representative of Kirkland discussed legal matters relevant to the board process and decision making as well as the common and preferred stock interest of Cerberus in

GeoEye. The discussion included the potential for Cerberus to exercise a change of control redemption right under the terms of its preferred stock which would entitle it to receive cash upon a change of control of GeoEye. The Cerberus representative on the GeoEye board indicated that Cerberus did not intend to exercise its change of control redemption right and would agree to a lock-up on its common and preferred stock in connection with a DigitalGlobe transaction.

Also during the May 14, 2012 meeting, the GeoEye board formally appointed a transaction committee (referred to as the “GeoEye Committee”) consisting of GeoEye directors Joseph M. Ahearn, Martin C. Faga, Michael F. Horn and Robert Warden, with General Abrahamson serving as an ex officio member of the Committee. The GeoEye Committee was directed to evaluate possible approaches and to make recommendations to the full GeoEye board, but was not granted plenary powers to take any action on behalf of the GeoEye board or to consider other strategic alternatives. The board directed the GeoEye Committee to review the potential transaction with DigitalGlobe and report back to the full board with its analysis.

On May 16, 2012, GeoEye engaged Stone Key to provide additional financial advice to the board.

On May 24, 2012, the GeoEye Committee met and heard presentations from Goldman Sachs and Stone Key, as well as presentations from management regarding federal funding for the EnhancedView program, possible commercial opportunities for the company’s geospatial imagery and Cerberus’ stake in GeoEye. Kirkland and Latham were also present at the committee meeting. Later that day the full GeoEye board met. Present at the meeting were representatives of Goldman Sachs, Stone Key, Convergence Advisors, Latham and Kirkland. A representative of Kirkland discussed the ownership interest of Cerberus and that the standstill agreement with Cerberus would terminate in the event a third party launched a tender offer for GeoEye. The Kirkland representative conveyed that Cerberus’ board representative had, earlier that day, expressed Cerberus’ willingness to (i) amend its standstill agreement with GeoEye so that the agreement would not terminate upon a tender offer being launched by a third party, (ii) agree not to exercise the change of control redemption right under its preferred stock and (iii) agree to enter into a lock-up arrangement with respect to its common and preferred shares if the board requested it in connection with a DigitalGlobe transaction. The Cerberus representative on the board confirmed his agreement with these statements and expressed Cerberus’ support of GeoEye and its pursuit of a combination with DigitalGlobe. Goldman Sachs and Stone Key then discussed their presentations with the full board, and management discussed their presentation regarding federal funding and commercial opportunities. The GeoEye Committee then gave its recommendation to re-engage with DigitalGlobe regarding a potential transaction. After a lengthy discussion of the various presentations by management and the views of various directors regarding the future of government funding, the strategic alternative for GeoEye to remain on a stand-alone basis, and, if GeoEye were to remain on a stand-alone basis, how to achieve organic growth to address excess satellite capacity in the event of significant cuts to the EnhancedView Program including possible revenue opportunities in the Middle East and elsewhere and possible additional services that could be offered to existing customers, and potential next steps with

DigitalGlobe, the GeoEye board directed the GeoEye Committee to work with Goldman Sachs to prepare a proposal for DigitalGlobe and report back to the full board.

On May 31, 2012, the GeoEye board met again and heard presentations from Goldman Sachs and Stone Key. After consideration of the presentations and a discussion which included the recent proposals exchanged between GeoEye and DigitalGlobe, the future of government funding and the likelihood of government support for a transaction, the GeoEye board directed Goldman Sachs to contact Morgan Stanley to determine if DigitalGlobe was still interested in a transaction.

On June 1, 2012, Goldman Sachs contacted Morgan Stanley to request a meeting between them, which occurred on June 5, 2012. At that meeting, Goldman Sachs proposed a meeting between GeoEye independent board members and DigitalGlobe representatives.

On June 5, 2012, the GeoEye board met and heard a report from Goldman Sachs regarding their meeting with Morgan Stanley. A representative of Goldman Sachs reported that DigitalGlobe was still interested in pursuing a transaction and that Morgan Stanley, at DigitalGlobe’s direction, had reiterated that the general terms DigitalGlobe had last proposed were the terms on which it was willing to proceed. After extensive discussion, the GeoEye board directed Goldman Sachs to pursue conversations with Morgan Stanley and also directed the board’s financial advisors to do further analysis on the appropriate economic terms for a transaction with DigitalGlobe. Also at the June 5 meeting of the GeoEye board, a representative of Kirkland informed the GeoEye board that Cerberus had agreed to an amendment to its standstill agreement which provided (i) that the standstill agreement would not terminate in the event a third party launched a tender offer that is not approved by the GeoEye board and (ii) that Cerberus would vote in favor of all directors nominated by the GeoEye board until the earlier of June 30, 2013 and GeoEye’s 2013 annual meeting. The Cerberus board representative then indicated that, if requested by the GeoEye board, Cerberus would be willing to agree in connection with a stock deal with DigitalGlobe (i) not to exercise the change of control redemption right under its preferred stock and (ii) to a lockup on its preferred and common stock for a specified period of time. The amendment to the standstill agreement was executed later that day.

The DigitalGlobe board also met on the afternoon of June 5, 2012 and heard a report from its advisors as to their meeting with Goldman Sachs. After discussion, the DigitalGlobe board determined to proceed with further discussions with GeoEye within certain parameters with respect to economics and management approved by the DigitalGlobe board at the meeting.

On June 6, 2012, representatives of Morgan Stanley, as directed by DigitalGlobe, called representatives from Goldman Sachs to advise that DigitalGlobe was willing to engage in further discussions on the basis that GeoEye common and preferred stockholders receive approximately 43% of the equity of the combined company on an as-converted basis, and that DigitalGlobe’s management team lead the combined entity and that the board be split in favor of DigitalGlobe. Following this discussion, the GeoEye board met on the afternoon of June 6, 2012, along with members of management and representatives of Goldman Sachs, Stone Key, Latham and Kirkland. The board discussed the previous offers exchanged between the parties, the economic and social positions taken by DigitalGlobe and the statement that DigitalGlobe was willing to engage only on the terms stated by Morgan Stanley. Following this discussion, the board determined to meet again on June 8, 2012 with its advisors to discuss a possible response to DigitalGlobe. At the June 8 meeting, the GeoEye board concluded that it should continue to pursue a transaction with DigitalGlobe and instructed Goldman Sachs to convey that message to DigitalGlobe’s financial advisors, including a proposal that members of the GeoEye Committee meet with representatives of DigitalGlobe to discuss governance and other transaction matters with respect to the combined company.

On June 14, 2012, General Estes and Mr. Tarr met with members of the GeoEye Committee to discuss a potential transaction. The parties agreed to a resolution on the social issues generally consistent with DigitalGlobe’s March 2nd proposal. With respect to economics, the parties agreed to instruct their respective financial advisors to meet in the next week to compare financial analyses and discuss economics. The GeoEye Committee then reported on this discussion at a meeting of the GeoEye board held on June 19, 2012.

On June 18, 2012, DigitalGlobe issued a press release announcing that it had been informed by the NGA that it planned to exercise DigitalGlobe’s Service Level Agreement (SLA) for the EnhancedView contract for the entirety of option year three, which begins on September 1, 2012 and continues through August 31, 2013, subject to the terms of the EnhancedView contract.

On June 22, 2012, representatives of Morgan Stanley and Goldman Sachs held conferences to discuss economic terms. Morgan Stanley presented DigitalGlobe’s revised proposal, as approved by the DigitalGlobe board, of an all-stock transaction which reflected 59% ownership by DigitalGlobe stockholders and 41% ownership by GeoEye stockholders in the combined company on a pre-conversion basis with a six to four board split and the Chairman and CEO positions filled by DigitalGlobe.

During the afternoon of June 22, 2012, GeoEye received two letters from the NGA, (i) the first stating that the NGA was not exercising its option to renew GeoEye’s EnhancedView SLA for the twelve month period commencing on September 1, 2012, and that it was proposing to restructure the option into a three month option which the NGA would exercise for the period from September 1, 2012 through November 30, 2012, and a nine month option thereafter which the NGA could exercise depending upon the availability of Federal funding and (ii) the second stating that the NGA would no longer fund the unobligated portion of the EnhancedView cost share agreement for the GeoEye-2 satellite beyond $181 million. GeoEye disclosed both letters by filing a Form 8-K later that afternoon.

On June 23, 2012, the GeoEye board met, with representatives of Goldman Sachs, Stone Key, Latham and Kirkland in attendance. The board engaged in an extensive discussion about the potential transaction with DigitalGlobe, which included input from its financial advisors, regarding each company’s relative stock price following the announcements regarding government funding, the synergy analysis for a business combination and Goldman Sachs’ discussion of the outlook for GeoEye on a standalone basis. A member of the GeoEye Committee then reported on an earlier conversation held that day among members of the committee where the consensus of the committee was to accept economic terms reflecting 59% ownership by DigitalGlobe on a pre-conversion basis and move forward with negotiating the remainder of a transaction. The GeoEye board determined to meet the following day to further discuss moving forward with negotiations with DigitalGlobe.

On June 24, 2012, the GeoEye board met as planned, with representatives from Goldman Sachs, Stone Key, Latham and Kirkland in attendance. At this meeting, the GeoEye board reached a consensus to instruct Goldman Sachs that GeoEye was prepared to enter into an all-stock transaction to merge with DigitalGlobe on the terms discussed on June 22nd.

On June 24, 2012, Goldman Sachs communicated to DigitalGlobe’s financial advisors a willingness to move forward on the terms proposed by DigitalGlobe on June 22nd. On June 27, 2012, DigitalGlobe and GeoEye executed a mutual non-disclosure agreement.

From June 28 to June 30, 2012, the parties attended due diligence meetings with respect to each company. Beginning with those meetings and through July 22, 2012, DigitalGlobe and GeoEye each made available to the other legal and business due diligence materials, and DigitalGlobe and GeoEye each conducted detailed business, financial, accounting and legal due diligence investigations. During this time, each of DigitalGlobe and GeoEye gave the other access to its online data site containing extensive legal, financial, business and accounting due diligence information regarding the respective companies and members of the senior management of DigitalGlobe and GeoEye held discussions regarding their companies’ respective businesses and each made and responded to requests for additional due diligence information.

On June 30, 2012, Skadden delivered an initial draft merger agreement and a draft voting agreement to Latham and Kirkland. Over the course of the following three weeks, the parties and their representatives completed their due diligence and negotiated the terms of the merger agreement.

During the month of July, until the signing of the merger agreement, the GeoEye Committee met multiple times a week, often with representatives of Goldman Sachs, Stone Key, Latham and/or Kirkland in attendance. The committee received frequent updates from Goldman Sachs and GeoEye’s legal advisors regarding the progress of diligence, the merger agreement and deal negotiations generally. The GeoEye Committee provided regular feedback and direction to outside legal counsel and financial advisors on key issues during the course of the negotiation of the transaction.

On July 9, 2012, the DigitalGlobe board met to further consider the proposed transaction. Present at the meeting were members of DigitalGlobe management and representatives of Morgan Stanley, Barclays and Skadden. DigitalGlobe senior management described the current status of negotiations with GeoEye, including, among other things, the proposed terms of the transaction, including the financing, the potential benefits and risks of the transaction to DigitalGlobe and its stockholders and the impact of the government’s funding decisions with respect to GeoEye. DigitalGlobe senior management updated the DigitalGlobe board on the due diligence investigation and provided a financial overview of the transaction. Morgan Stanley and Barclays updated the DigitalGlobe board on the status of their financial review, and compared all-stock transactions with alternatives in which cash would be included as consideration. Following these discussions, the DigitalGlobe board directed Morgan Stanley and Barclays to inform GeoEye’s advisors that DigitalGlobe was prepared to move forward with a transaction that included 25% of the consideration to be paid in cash. DigitalGlobe’s advisors also were authorized to present a proposal regarding the relative terms of the members of the board of directors that GeoEye would have the right to appoint to each class of directors in the combined company. Morgan Stanley and Barclays conveyed this proposal to Goldman Sachs later that day.

On July 11, 2012 and July 12, 2012, the GeoEye Committee met with representatives of Goldman Sachs, Latham and Kirkland to discuss issues relating to the negotiation of the transaction with DigitalGlobe, including with respect to DigitalGlobe’s proposal to include a 25% cash component in the deal. After extensive discussion with Goldman Sachs regarding the impact the additional cash component would have on the value of the transaction to GeoEye stockholders, the GeoEye Committee determined that a cash component was acceptable but directed Goldman Sachs to negotiate for a reduced cash component and election mechanic for GeoEye stockholders.

On July 12, 2012, GeoEye requested a call between DigitalGlobe, represented by General Estes and Mr. Tarr, and members of the GeoEye’s Committee, and their advisors. On that call, GeoEye provided counterproposals relating to the amount of cash to be included in the transaction and certain issues in the merger agreement. Following the call, DigitalGlobe met with its advisors and responded to GeoEye with a proposal which reflected cash as 19% of the consideration, including a mixed cash/stock option, an all-cash option, and an all-stock option, subject to proration.

On July 13, 2012, DigitalGlobe and GeoEye again exchanged proposals on certain issues, including, but not limited to, what percentage of cash should comprise the mixed exchange ratio and the documents were provided to GeoEye as well as GeoEye’s largest stockholder, Cerberus.

On July 14, 2012, the GeoEye board held a meeting to further discuss the transaction. Present at the meeting were members of management and representatives of Goldman Sachs, Stone Key, Latham and Kirkland. GeoEye management provided an update on the diligence process, the GeoEye Committee and Goldman Sachs provided updates to the full board on the status of negotiations and terms of the transaction and representatives of Stone Key and Goldman Sachs discussed their respective analyses regarding the transaction with DigitalGlobe. Representatives of Latham and Kirkland provided an update on the status of the merger agreement (including its key terms) and the proposed financing structure for the transaction.

On July 15, 2012, DigitalGlobe’s board held a meeting to further discuss the transaction. Present at the meeting were members of DigitalGlobe management and representatives of Morgan Stanley, Barclays and Skadden. DigitalGlobe senior management described the updated status of negotiations with GeoEye and updated the DigitalGlobe board on the due diligence investigation and the status and terms of the proposed financing. Skadden reviewed with the DigitalGlobe directors their fiduciary duties in connection with considering and approving the merger agreement, and described to the DigitalGlobe board the terms of the draft merger agreement, the proposed voting agreements with Cerberus, General Abrahamson and Mr. O’Connell, and the proposed agreement with Cerberus, including the proposed certificate of designations for the preferred stock proposed to be issued in exchange for GeoEye’s Series A convertible preferred stock in the merger.

From July 16 to July 20, 2012, the parties and their representatives worked to finalize the merger agreement and other transaction documents, complete due diligence and resolve any outstanding issues related to the merger. After consulting with GeoEye’s counsel and financial advisors and taking into account the numerous offers and counter-offers on the composition of the merger consideration, the GeoEye board concluded that a mixed exchange ratio of 19% cash consideration and 81% stock consideration achieved the highest possible percentage of stock for such mixed exchange ratio that DigitalGlobe would be willing to agree to and decided to accept that proposal. DigitalGlobe and Cerberus entered into negotiations regarding the terms of the preferred stock to be received by Cerberus in the merger and the proposed relationship between Cerberus and DigitalGlobe after the merger, including the extent of the standstill obligations applicable to Cerberus. The GeoEye Committee met on July 17, 18 and 19, 2012 to hear reports from GeoEye’s counsel and financial advisors on progress. On July 18, 2012, GeoEye engaged Stone Key to provide an additional fairness opinion relating to the merger.

On July 20, 2012, the DigitalGlobe board held a meeting for the purpose of approving the merger transaction. Present at the meeting were members of DigitalGlobe management and representatives of Morgan Stanley, Barclays and Skadden. The board received reports on the status of discussions with GeoEye and the negotiations of the merger agreement and certain other related agreements. The board also discussed the status of the ongoing negotiations with Cerberus and approved DigitalGlobe entering into an agreement with Cerberus on the terms discussed in the meeting, subject to final negotiations within certain parameters on certain open issues. Skadden again reviewed with the DigitalGlobe directors their fiduciary duties in connection with considering and approving the merger agreement. At that meeting, Morgan Stanley and Barclays each rendered its respective oral opinion that, as of the date of the meeting and based upon and subject to the factors, assumptions, matters, procedures, limitations and qualifications set forth in such opinion, the consideration to be paid by DigitalGlobe pursuant to the merger agreement was fair, from a financial point of view, to DigitalGlobe. At the DigitalGlobe board meeting, the DigitalGlobe board unanimously determined, among other things, that the merger agreement and the merger contemplated thereby were advisable and in the best interest of DigitalGlobe and its stockholders, authorized the issuance of shares in the merger, resolved that the assumption of certain GeoEye stock plans was advisable and in the best interest of DigitalGlobe and its stockholders and resolved to recommend that DigitalGlobe stockholders approve the share issuance.

On July 21, 2012, the GeoEye board met with representatives from Goldman Sachs, Stone Key, Kirkland and Latham in attendance. A member of the GeoEye Committee described the committee’s process and analysis and provided its recommendation that the full board approve a transaction with DigitalGlobe. Representatives of Goldman Sachs and Stone Key presented their respective analyses regarding the transaction with DigitalGlobe. A representative of

Latham summarized the draft merger agreement which had been previously provided to the GeoEye board and a representative of Kirkland advised the board regarding its fiduciary duties. The GeoEye board then engaged in an extensive discussion of the potential transaction but the board did not request the delivery of fairness opinions from its financial advisors or vote on the transaction as the board had been informed that DigitalGlobe was still finalizing its agreement with Cerberus.

On July 21, 2012, DigitalGlobe representatives continued to negotiate its agreement with Cerberus representatives, including with respect to restrictions on Cerberus’ ability to vote DigitalGlobe shares it may acquire and on Cerberus’ ability to buy additional common stock of DigitalGlobe. Later that day, the DigitalGlobe board held a meeting. Present at the meeting were members of DigitalGlobe management and representatives of Morgan Stanley, Barclays and Skadden. Initially, a representative of Skadden reviewed the revised terms that had been negotiated with Cerberus and Mr. Tarr conveyed management’s recommendation in favor of the agreement with Cerberus. Morgan Stanley and Barclays each confirmed its respective oral opinion provided on July 20, 2012 and delivered a written opinion to that effect later that day. After discussion, the DigitalGlobe board reaffirmed its support of the merger and unanimously approved the terms of the agreement with Cerberus.

On July 22, 2012, the GeoEye board met again with representatives from Goldman Sachs, Stone Key, Kirkland and Latham in attendance. During the July 22nd meeting, after confirmation that DigitalGlobe had concluded its negotiations with Cerberus, each of Goldman Sachs and Stone Key presented its respective opinion that, as of July 22, 2012, the aggregate consideration to be paid to the holders (other than DigitalGlobe and its affiliates) of GeoEye common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The GeoEye board unanimously approved the merger agreement and recommended that the GeoEye stockholders approve the merger and adopt the merger agreement.

On July 22, 2012, following the meeting of the GeoEye board, the parties executed the merger agreement and related documents, including the voting agreements and DigitalGlobe’s agreement with Cerberus. The transaction was announced on the morning of July 23, 2012 in a press release issued jointly by DigitalGlobe and GeoEye.

Rationale for the Merger

In the course of their discussions, both DigitalGlobe and GeoEye recognized that there were substantial potential strategic and financial benefits of the proposed merger. This section summarizes the principal potential strategies and financial benefits that the parties expect to realize in the merger. For a discussion of various factors that could prevent or limit the parties from realizing some or all of these benefits, see “Risk Factors” beginning on page 51.

Each of GeoEye and DigitalGlobe believes that the merger will enhance stockholder value through, among other things, enabling DigitalGlobe and GeoEye to capitalize on the following strategic advantages and opportunities:

•

Synergies. Both companies believe that the merger will create significant synergies for the combined company. These synergies stem from, in part, the complementary strengths of DigitalGlobe and GeoEye in raw image capture and image processing, advanced image processing, analysis and map building, as well as the enhanced capability of the combined company to operate more effectively and efficiently. DigitalGlobe and GeoEye also believe that the merger represents an opportunity to achieve significant synergy benefits, anticipated to be at least $1.5 billion in present value terms, as the combined company optimizes the size of its constellation to three satellites and streamlines its operating structure over time;

•

Scale and Scope. DigitalGlobe and GeoEye both believe that the merger will create a larger, more diversified company than either company on a stand-alone basis, with an enhanced ability to compete in international and commercial markets and an increased ability to serve the requirements of the U.S. government and other customers with improved imagery products and services. Additionally, DigitalGlobe and GeoEye believe that the combined company could deliver more value to its defense, intelligence and commercial customers with a broader suite of products, services and capabilities and an optimized constellation;

•

Diversification. DigitalGlobe and GeoEye believe that there are advantages presented by the combined company’s increased scale and improved revenue diversification among customers, geographical areas and services, which will aid in meeting the challenges presented by current and potential future changes in government budgets and policies and other regulatory, financial and economic conditions;

•

Ability to Participate in Future Growth of the Combined Company. DigitalGlobe and GeoEye believe that, because current DigitalGlobe and GeoEye stockholders are expected to hold approximately 64% and 36%, respectively, of the combined company’s outstanding common stock upon completion of the merger, both companies’ stockholders will have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of the combined company’s common stock; and

•

Anticipated Future Growth and Increased Flexibility. DigitalGlobe and GeoEye believe that the merger will create a combined company with a strong balance sheet, free cash flow, liquidity and capital structure. DigitalGlobe and GeoEye believe that the merger will provide a platform to support future growth, as well as improved free cash flow conversion. DigitalGlobe and GeoEye also believe that the combined company will further the potential to participate in strategic opportunities that otherwise might not be available to DigitalGlobe or GeoEye on a stand-alone basis.

The actual synergistic benefits from the merger and costs of integration could be different from the foregoing estimates and these differences could be material. Accordingly, there can be no assurance that any of the potential benefits described above or included in the factors considered by the DigitalGlobe board of directors described under “— DigitalGlobe Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on page 77 or by the GeoEye board of directors described under “— GeoEye Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on page 80 will be realized. See “Risk Factors” beginning on page 51 and “Cautionary Statement Regarding Forward-Looking Statements” on page 49.

DigitalGlobe Board of Directors’ Recommendation and Its Reasons for the Merger

On July 20, 2012, at a special meeting, the DigitalGlobe board of directors determined by unanimous vote that the merger and the other transactions contemplated by the merger agreement, including the share issuance, were advisable and in the best interests of DigitalGlobe and its stockholders.

In evaluating the merger, the DigitalGlobe board of directors consulted with DigitalGlobe’s management, as well as DigitalGlobe’s legal and financial advisors, and, in reaching its conclusion, considered the following factors in addition to the specific reasons described above under “— Rationale for the Merger”:

•

The DigitalGlobe board of directors’ and management’s knowledge of DigitalGlobe’s business, operations, financial condition, earnings, strategy and future prospects, and their knowledge of GeoEye’s business, operations, financial condition, earnings, strategy and future prospects, and the assessment, based on such knowledge, that the transaction would be favorable to DigitalGlobe and its stockholders in the long-term, and in the best interests of customers, including DigitalGlobe’s largest customer, the U.S. government;

•	The results of the due diligence investigations of GeoEye by DigitalGlobe’s management and financial, legal and other advisors;

•

The history of DigitalGlobe’s management team in successfully completing strategic transactions and the success of DigitalGlobe’s management team in the integration of businesses and products acquired in such transactions with its business;

•

The financial analyses reviewed and discussed with the DigitalGlobe board of directors by representatives of Barclays and of Morgan Stanley, as well as the opinions rendered by Barclays and by Morgan Stanley to the DigitalGlobe board of directors to the effect that, as of July 21, 2012, subject to the factors, assumptions, matters, procedures, limitations and qualifications set forth therein, the consideration to be paid by DigitalGlobe pursuant to the merger agreement was fair from a financial point of view to DigitalGlobe;

•

The likelihood that DigitalGlobe would be able to obtain financing for the transaction and the combined company given DigitalGlobe’s financial resources and the financing commitments it obtained from the commitment parties;

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The fact that the respective stockholders of DigitalGlobe and GeoEye would vote on the transaction, including the fact that the required vote of DigitalGlobe stockholders for the share issuance is an affirmative vote of a majority of the outstanding shares of DigitalGlobe common stock represented in person or by proxy at the DigitalGlobe stockholders meeting where a quorum is present;

•

The fact that Cerberus, a GeoEye stockholder owning approximately 30% of the shares of GeoEye common stock outstanding as of the date of the merger agreement, on a fully converted basis, and MSPI, a DigitalGlobe stockholder owning approximately 16% of the shares of DigitalGlobe common stock outstanding as of the date of the merger agreement, entered into voting agreements with DigitalGlobe and GeoEye to vote in favor of the transactions contemplated by the merger agreement. Further, GeoEye’s Chairman, General Abrahamson, and Chief Executive Officer, Mr. O’Connell, signed voting agreements to support the transaction in addition to DigitalGlobe’s Chairman, General Estes, and Chief Executive Officer, Mr. Tarr (see “Voting Agreements” beginning on page 207);

•

The review by the DigitalGlobe board of directors, in consultation with DigitalGlobe’s legal and financial advisors, of the structure of the merger and the financial and other terms and conditions of the merger agreement, including the merger consideration, the expectation that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the likelihood of completing the merger on the anticipated schedule (see “The Merger Agreement” beginning on page 179); and

•

The fact that the merger agreement does not preclude a third party from making a proposal for an acquisition of or business combination with DigitalGlobe and that, under certain circumstances, DigitalGlobe may provide information to and negotiate with such a third party and the DigitalGlobe board may change its recommendation to DigitalGlobe stockholders regarding the share issuance (see “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 191 and “The Merger Agreement — Changes in Board Recommendations” beginning on page 192).

The DigitalGlobe board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including:

•

The challenges inherent in combining two companies of the size, geographic scope and complexity of DigitalGlobe and GeoEye, the risk of not capturing all of the anticipated cost savings and operational synergies and the risk that other anticipated benefits may not be fully realized or may take longer than expected to achieve;

•

The risk that integration of the two businesses and the expenses associated with the transaction may be more costly than anticipated and that integration activities may divert management’s attention for a greater period of time than expected, and that it may be difficult to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners;

•

The risk of not maintaining DigitalGlobe’s and GeoEye’s revenues given the challenges presented by current and potential future changes in government budgets and policies and other regulatory, financial and economic conditions;

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The risk that changes in the legislative, regulatory, competitive or technological landscape, or an unanticipated technological development or damage to a satellite, may adversely affect the benefits anticipated to result from the transaction;

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The fact that, because the aggregate merger consideration is a fixed amount of shares of DigitalGlobe stock and cash, DigitalGlobe stockholders could be adversely affected by a decrease in the trading price of shares of GeoEye common stock during the pendency of the merger, and the fact that the merger agreement does not provide DigitalGlobe with a GeoEye stock price-based termination right or similar protection;

•	The restrictions on the conduct of DigitalGlobe’s business during the period between execution of the merger agreement and the completion of the merger;

•

The risk that regulatory agencies may not approve the transaction or may impose terms and conditions on their approvals that in retrospect adversely affect the business and financial results of the combined company (see “— Regulatory Matters” beginning on page 160);

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The possibility that DigitalGlobe may be unable to complete the refinancing transactions contemplated under the merger agreement on terms acceptable to it (see “The Merger Agreement — Financing” beginning on page 198) and that there is no financing-related termination right;

•

The risk that the merger may not be completed despite the parties’ efforts or that completion may be unduly delayed, even if the requisite approval is obtained from DigitalGlobe’s and GeoEye’s respective stockholders;

•	That DigitalGlobe may be required pay a termination fee of $20 million to GeoEye in certain circumstances following the termination of the merger agreement;

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The expected leverage of the combined company which, while believed to be appropriate for a company with the expected earnings profile of the combined company, could negatively affect the combined company’s credit ratings, limit access to credit markets or make such access more expensive or reduce operational and strategic flexibility;

•

The interests of DigitalGlobe’s executive officers and directors with respect to the merger that are in addition to, or that may be different from, their interests as DigitalGlobe stockholders (see “Voting Agreements” beginning on page 207); and

•	The other risks described in the section entitled “Risk Factors” beginning on page 51 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49.

The DigitalGlobe board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the combination of DigitalGlobe and GeoEye were outweighed by the potential benefits that it expected DigitalGlobe and DigitalGlobe stockholders would achieve as a result of the combination.

This discussion of the information and factors considered by the DigitalGlobe board of directors includes the principal positive and negative factors considered by the DigitalGlobe board of directors, but is not intended to be exhaustive and may not include all of the factors considered.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the DigitalGlobe board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. Rather, the DigitalGlobe board of directors viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered.

In addition, individual members of the DigitalGlobe board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the board of directors of DigitalGlobe and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49.

GeoEye Board of Directors’ Recommendation and Its Reasons for the Merger

On July 22, 2012, at a special meeting of the GeoEye board of directors, the GeoEye board of directors determined by unanimous vote that the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of GeoEye and its stockholders.

In evaluating the merger, the GeoEye board of directors consulted with GeoEye’s management, as well as GeoEye’s legal and financial advisors and, in reaching its determination and recommendation, considered the following factors:

•

The GeoEye board of directors’ and management’s knowledge of GeoEye’s business, operations, financial condition, earnings, strategy and future prospects, and their knowledge of DigitalGlobe’s business, operations, financial condition, earnings, strategy and future prospects, and the assessment, based on such knowledge, that the transaction would be favorable to GeoEye and its stockholders in the long-term;

•	The aggregate value and composition of the merger consideration to be received by GeoEye stockholders in the merger;

•

That the merger consideration, with a value of $20.27 per share of GeoEye common stock based upon the closing prices of GeoEye’s common stock and DigitalGlobe’s common stock on July 20, 2012 (the last trading date before the date of the meeting of the GeoEye board of directors approving the merger and adopting the merger agreement), represented a premium of:

•	34% to the closing price of GeoEye common stock on such date; and

•	29% to the average closing prices of GeoEye common stock for the 30 days prior to such date.

•

The potential stockholder value that might result from other alternatives available to GeoEye, including entering into an alternative transaction with another third party or remaining an independent public company, in each case, considering the potential for GeoEye stockholders to share in any future earnings growth of GeoEye’s businesses and continued costs, as well as the risks and uncertainties associated with continuing to operate as one or two public companies and the ability to achieve the valuations in comparison to the proposed transaction;

•

That the proposed transactions would enhance GeoEye’s assets, customer opportunities and service offerings by creating a global leader in earth imagery and geospatial analysis and establishing a constellation of five earth observation satellites along with a broad suite of high-value geospatial production and analytic services;

•	The complementary nature and geographic diversity of the respective businesses;

•	The proposed transactions would result in the combined company realizing substantial synergies and operating efficiencies;

•

The proposed transactions would bring together the imagery collection, processing and analytic capabilities of the respective businesses, allowing the combined company to serve a wide range of customer needs and compete more effectively in a high-growth and dynamic global market;

•

The financial analysis of Goldman Sachs presented to the GeoEye board of directors at the meetings held on July 21, 2012 and July 22, 2012 and the oral opinion of that firm delivered to GeoEye’s board of directors on July 22, 2012, which was confirmed by delivery of a written opinion on that date, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the aggregate consideration to be paid to the holders (other than DigitalGlobe and its affiliates) of GeoEye common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below under “— Opinion of GeoEye’s Financial Advisors.” The full text of the written opinion of Goldman Sachs, dated

July 22, 2012, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex I to this joint proxy statement/prospectus;

•

The financial analysis of Stone Key presented to the GeoEye board of directors at the meeting held on July 21, 2012 and July 22, 2012 and the oral opinion of that firm delivered to GeoEye’s board of directors on July 22, 2012, which was confirmed by delivery of a written opinion, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the aggregate consideration to be paid to the holders (other than DigitalGlobe and its affiliates) of GeoEye common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below under “— Opinion of GeoEye’s Financial Advisors.” The full text of the written opinion of Stone Key, dated July 22, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex J to this joint proxy statement/prospectus;

•

Discussions with GeoEye’s management, Goldman Sachs, and Stone Key regarding DigitalGlobe’s business, assets, financial condition, results of operations, business plan and prospects, including the size and scale of the combined company and the expected pro forma effect of the proposed transactions on the combined company based on information provided by GeoEye’s and DigitalGlobe’s management;

•

Information and discussions with GeoEye’s management and Goldman Sachs with respect to DigitalGlobe’s credit profile following the merger, including the likelihood that DigitalGlobe would be able to complete the financing on the terms of the commitment letter;

•	The possibility that the combined company would achieve a higher trading multiple than GeoEye as a stand-alone company;

•

That the GeoEye stockholders may elect to receive the merger consideration in either (i) a combination of cash and DigitalGlobe common stock, (ii) all cash (subject to proration), or (iii) all DigitalGlobe common stock (subject to proration), providing GeoEye stockholders with the option to participate in the equity value of the combined company following the proposed transactions while at the same time providing for the option to receive immediate value through either the cash consideration election or mixed cash/stock consideration election option. GeoEye stockholders are expected to hold approximately 36% of the combined company’s stock outstanding immediately after the proposed transactions and four GeoEye directors will bring their experience to the combined company’s board of directors;

•

That stockholders currently holding more than 16% of the outstanding voting power of DigitalGlobe and stockholders currently holding more than 31% of the outstanding voting power of GeoEye have agreed to vote in favor of the proposed transactions contemplated by the merger agreement;

•

That the merger agreement has no financing condition and the belief of the GeoEye board of directors, supported by the commitment letter, and established after consultation with Goldman Sachs and GeoEye’s legal advisors regarding the terms and degree of conditionality of the commitment letter, that DigitalGlobe would be able to obtain the financing necessary to pay the cash portion of the merger consideration payable under the merger agreement and refinance the outstanding indebtedness of each company;

•	That Cerberus, pursuant to the terms of the merger agreement and the Cerberus Agreement:

•

waived certain of its rights as a holder of GeoEye Series A convertible preferred stock under the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of GeoEye, including its right in connection with the merger to either (x) “put” such preferred stock for cash at a price equal to 115% of its $1,000 liquidation preference per share (equal to $92 million as of the date of the merger agreement); or (y) maintain its preferred stock on the same terms in the surviving corporation in the merger;

•

will receive, for each share of GeoEye Series A convertible preferred stock it holds (x) $4.10 in cash for each share of GeoEye common stock into which such GeoEye Series A convertible preferred stock is convertible immediately prior to the effective time of the merger, the same aggregate amount of cash per share holders of GeoEye common stock will receive under the merger agreement; and (y) 1.00 share of DigitalGlobe preferred stock with a conversion price of $26.17 per share, which is equal to (1) the conversion price of $29.76 per share of GeoEye Series A convertible preferred stock divided by (2) 1.137, the exchange ratio in the merger; and

•

will receive DigitalGlobe Series A convertible preferred stock which holds fewer governance rights than GeoEye Series A convertible preferred stock (see “Comparison of Rights of Stockholders of DigitalGlobe and GeoEye” beginning on page 255); and

•

The review by the GeoEye board of directors with Goldman Sachs and its legal advisors of the structure of the proposed transactions and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the proposed transactions and the GeoEye board’s evaluation of the likely time period necessary to close the transactions. The GeoEye board of directors also considered the following specific aspects of the merger agreement:

•

The combination of stock and cash contemplated by the merger agreement and the three election options between the stock and cash components (and the extent to which such elections are subject to proration);

•

The nature of the closing conditions included in the merger agreement, including the exceptions to the events that would constitute a material adverse effect on either GeoEye or DigitalGlobe for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to the consummation of the transactions;

•	The agreement to use reasonable best efforts to obtain approvals of applicable antitrust and competition authorities;

•

The obligation of DigitalGlobe to use its reasonable best efforts to take all actions necessary to arrange the financing provided for in the commitment letter and, if such financing is unavailable, to use its reasonable best efforts to arrange to obtain alternate financing for an amount that will enable DigitalGlobe to consummate the transactions;

•	The fact that DigitalGlobe’s obligation to close the transactions is not subject to a financing condition;

•

GeoEye’s right, prior to obtaining stockholder approval, to engage in negotiations with, and provide information to, a third party that makes an unsolicited written acquisition proposal, if the GeoEye board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or could reasonably be expected to result in a transaction that is superior to the proposed transactions with DigitalGlobe;

•

The right of GeoEye’s board of directors to change its recommendation in favor of adoption of the merger and/or terminate the merger agreement in order to accept a superior proposal, subject to certain conditions (including considering any adjustments to the merger agreement proposed by DigitalGlobe and payment to DigitalGlobe of a $20 million termination fee);

•

The right of GeoEye’s board to change its recommendation in favor of the adoption of the merger agreement and/or terminate the merger agreement if, in response to a material event that arises after the date of the merger agreement, GeoEye’s board of directors determines in good faith after consultation with outside counsel and its financial advisors, that the exercise of its fiduciary duties require such action;

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The obligation of DigitalGlobe to a pay $20 million reverse termination fee to GeoEye in the event that DigitalGlobe is not able to obtain all applicable antitrust or competition and FCC approvals for the proposed transactions;

•

That the termination fee of $20 million payable by GeoEye to DigitalGlobe, under the circumstances specified in the merger agreement, is not unreasonable in the judgment of the GeoEye board of directors after consultation with Goldman Sachs and its legal advisors;

•	The requirement that GeoEye stockholder approval be obtained as a condition to consummation of the transactions; and

•

GeoEye’s right to designate four individuals to the initial board of directors of the combined company and that at least one of such directors will be appointed to each of the committees of the board of directors of the combined company.

The GeoEye board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including:

•

The challenges inherent in combining two companies of the size, geographic scope and complexity of GeoEye and DigitalGlobe, the risk of not capturing all of the anticipated cost savings and operational synergies and the risk that other anticipated benefits may not be fully realized or may take longer than expected to achieve;

•

The risk of not maintaining GeoEye’s and DigitalGlobe’s revenues given the challenges presented by current and potential future changes in government budgets and policies and other regulatory, financial and economic conditions;

•

The risk that changes in the legislative, regulatory, competitive or technological landscape, or an unanticipated technological development or damage to a satellite, may adversely affect the benefits anticipated to result from the transaction;

•

The fact that, because the aggregate merger consideration is a fixed amount of shares of DigitalGlobe stock and cash, GeoEye stockholders could be adversely affected by a decrease in the trading price of DigitalGlobe common stock during the pendency of the merger, and the fact that the merger agreement does not provide GeoEye with a DigitalGlobe stock price-based termination right or similar protection;

•

The restrictions on the conduct of GeoEye’s business during the period between execution of the merger agreement and the completion of the merger, including the fact that DigitalGlobe has the right to terminate the merger agreement within ten business days of GeoEye shipping or launching any of its satellites;

•

The risk that regulatory agencies may not approve the transaction or may impose terms and conditions on their approvals that in retrospect adversely affect the business and financial results of the combined company (see “— Regulatory Matters” beginning on page 160);

•

The risk that, while there is no financing condition in the merger agreement and DigitalGlobe is required to enforce its rights under the commitment letter, GeoEye does not have the right to bring claims against DigitalGlobe’s financing sources and GeoEye cannot seek specific performance to cause DigitalGlobe to effect the closing if the debt financing would not be funded at the closing (see “The Merger Agreement — Financing” beginning on page 198);

•	That the cash portion of the merger consideration (if elected and subject to proration) will generally be taxable for U.S. federal income tax purposes to GeoEye’s stockholders;

•

The limitations imposed on GeoEye’s ability to solicit alternative transactions prior to closing or termination of the merger agreement, including the requirement to pay a $20 million termination fee to DigitalGlobe in the event GeoEye accepts a superior proposal;

•

The governance and management structure of the combined company, including (i) the ability of DigitalGlobe to nominate a majority of the board of directors of the combined company and their ability to control many actions of the combined company, (ii) the right of GeoEye to designate only four directors to the board of directors of the combined company and (iii) the fact that the GeoEye management team will not have control of the day-to-day operations of the combined company;

•	The transaction costs to be incurred in connection with the proposed transactions; and

•	The other risks described in the section entitled “Risk Factors” beginning on page 51 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49.

The GeoEye board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the combination of GeoEye and DigitalGlobe were outweighed by the potential benefits that it expected GeoEye and GeoEye stockholders would achieve as a result of the combination.

This discussion of the information and factors considered by the GeoEye board of directors includes the principal positive and negative factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the GeoEye board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. Rather, the GeoEye board of directors viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered.

In addition, individual members of the GeoEye board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the board of directors of GeoEye and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49.

Financial Forecasts

In the ordinary course, DigitalGlobe and GeoEye publicly disclose guidance of select financial and operating metrics for the upcoming year but do not provide full earnings guidance. As a matter of general practice, DigitalGlobe and GeoEye do not publicly disclose financial projections for extended periods, and each of them is especially wary of doing so due to, among other reasons, the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. However, as part of DigitalGlobe’s and GeoEye’s mutual due diligence review in connection with the merger, DigitalGlobe and GeoEye provided to each other, as well as to their respective financial advisors in connection with the delivery of their respective opinions as to the fairness, from a financial point of view, of the merger consideration, certain non-public, internal financial forecasts that the managements of DigitalGlobe and GeoEye prepared regarding their respective company’s future operations. See “The Merger—Opinions of DigitalGlobe’s Financial Advisors” beginning on page 95 and “—Opinions of GeoEye’s Financial Advisors” beginning on page 122. In addition, DigitalGlobe provided to its financial advisors downside scenario projections, as well as pro forma financial projections which reflected, among other assumptions, the combined operations of DigitalGlobe and GeoEye, DigitalGlobe management’s adjustments to the GeoEye management case and estimated synergies of the combination. See “The Merger—Opinions of DigitalGlobe’s Financial Advisors” beginning on page 95. Certain of these financial projections were also considered by the DigitalGlobe board in evaluating a possible transaction with GeoEye. In addition, GeoEye provided to its financial advisors pro forma financial projections which reflected, among other assumptions, the combined operations of DigitalGlobe and GeoEye, GeoEye management’s adjustments to estimated revenues and estimated synergies of the combination. See “The Merger—Opinions of GeoEye’s Financial Advisors” beginning on page 122. Certain of these financial projections were also considered by the GeoEye board in evaluating a possible transaction with DigitalGlobe. A summary of this prospective financial information is included below in this joint proxy statement/prospectus.

This summary of prospective financial information does not constitute guidance. It is not provided to influence you to make any investment decision with respect to the merger or otherwise, but is being included only because certain of this prospective financial information was made available to each of the DigitalGlobe board and the GeoEye board and their respective advisors in evaluating a potential transaction between DigitalGlobe and GeoEye as well as to the other party and its financial advisors. The prospective financial information was prepared during the period prior to the execution of the merger agreement on July 22, 2012.

The internal financial projections of management of DigitalGlobe and GeoEye, upon which the prospective financial information was based, reflect the subjective judgment of management of DigitalGlobe and GeoEye in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in the prospective financial information, including, but not limited to, DigitalGlobe’s and GeoEye’s performance, industry performance, general business, economic, regulatory, market and financial conditions, U.S. Government agencies’ budgets and congressional funding for those budgets, and the various other risks set forth in this joint proxy statement/prospectus and DigitalGlobe’s and GeoEye’s reports filed with the SEC. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus. There can be no assurance that the prospective financial information will be realized or that actual results will not be significantly higher or lower than projected. The prospective financial information also covers multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. Economic and business environments can and do change quickly, which adds additional uncertainty as to whether the results portrayed in the prospective financial information will be achieved. The inclusion of the prospective financial information should not be regarded as an indication that DigitalGlobe, GeoEye or any of their respective financial advisors or anyone who received such information then considered, or now considers, it as necessarily predictive of actual or future events, and such information should not be relied upon as such.

In addition, the prospective financial information was not prepared with a view toward public disclosure or toward complying with United States generally accepted accounting principles (which we refer to as “GAAP”), the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither DigitalGlobe’s nor GeoEye’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The prospective financial information was based on numerous variables and assumptions made by management of DigitalGlobe and GeoEye at the time it was prepared with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the respective businesses of DigitalGlobe and GeoEye, all of which are difficult to predict and many of which are beyond the control of DigitalGlobe and GeoEye. DigitalGlobe and GeoEye believe that the assumptions their respective management teams used in formulating the prospective financial information were reasonable at the time the prospective financial information was prepared, taking into account the relevant information available to each management team at the time. Important factors that may affect actual results and cause the prospective financial information not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, significant changes in U.S. Government budgets or contracts, timely and successful satellite launches, cost of satellite and other development programs, changes in tax laws, integration risks associated with recent acquisitions, changes in interest rates, and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49. In addition, the prospective financial information also reflects assumptions that are subject to change and do not reflect revised prospects for DigitalGlobe’s and GeoEye’s respective businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur after the date the prospective financial information was prepared. The prospective financial information will also be affected by the ability of DigitalGlobe and GeoEye to achieve their respective strategic goals, objectives and targets over the applicable periods. Accordingly, the prospective financial information cannot, therefore, be considered a guaranty of future operating results, and such information should not be relied upon as such and there can be no assurance that the results indicated by the prospective financial information will be realized or that future financial results will not materially vary from the prospective financial information.

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Further, the standalone projections prepared by DigitalGlobe and GeoEye (as applicable) do not take into account the transactions contemplated by the merger agreement and the financial information does not take into account other matters related to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. The pro forma combined projections separately prepared by DigitalGlobe and GeoEye do not attempt to reflect all possible considerations and financial, accounting or tax impacts associated with the merger. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or reliable in that context.

Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the prospective financial information was prepared. Except as may be required by law, DigitalGlobe and GeoEye disclaim any obligation to update or otherwise revise the prospective financial information to reflect circumstances, economic conditions or other developments existing or occurring after the date the prospective financial information was prepared or to reflect the occurrence of future events, even if any or all of the assumptions on which the prospective financial information were based are no longer appropriate. These considerations should be taken into account in reviewing the prospective financial information, which was prepared as of an earlier date. The prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding DigitalGlobe and GeoEye contained in their respective public filings with the SEC incorporated by reference in this joint proxy statement/prospectus. In light of the foregoing factors and the uncertainties inherent in the prospective financial information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this joint proxy statement/prospectus.

DigitalGlobe Projections

DigitalGlobe Management Case

In the course of DigitalGlobe’s and GeoEye’s mutual due diligence, DigitalGlobe provided GeoEye with non-public, internal financial forecasts for DigitalGlobe’s business for the years 2012 through 2016, which we refer to as the DigitalGlobe Management Case. The DigitalGlobe Management Case was also considered by each company’s financial advisors in connection with the delivery of their respective fairness opinions. The DigitalGlobe Management Case was prepared in connection with DigitalGlobe’s annual strategic and long-range planning process and annual budgeting process and did not include any consideration, impact or benefit from the proposed merger with GeoEye.

The DigitalGlobe Projections were not prepared with a view toward public disclosure or toward complying with United States generally accepted accounting principles, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Adjusted EBITDA is a non-GAAP financial measure and is defined as estimated earnings before interest, taxes and depreciation and amortization, excluding stock based compensation and one-time items plus changes in EnhancedView SLA deferred revenue plus changes in NextView deferred revenue and, if applicable, excluding restructuring and integration costs associated with the combination of the two companies. Net Operating Expense Synergies presented for the DigitalGlobe Combined Case below includes estimated operating expense savings resulting from the combination of the two companies, net of estimated restructuring and integration costs to achieve this savings.

The following table presents certain information included in the DigitalGlobe Management Case:

($ in millions)

	2012	2013	2014	2015	2016
Revenue	394.5	484.8	552.9	720.4	814.4
Income From Operations	62.6	128.3	176.2	283.7	323.8
Adjusted EBITDA	217.9	265.8	303.0	400.7	447.7
CapEx	(229.8)	(215.3)	(148.4)	(142.2)	(191.5)

Additional DigitalGlobe Forecasts

In conjunction with its evaluation of the merger, DigitalGlobe’s management prepared additional financial forecasts and alternative scenarios. These financial forecasts were considered by DigitalGlobe’s financial advisors in connection with the delivery of their opinions, but were not provided to GeoEye or its financial advisors. The additional forecasts are presented in the tables below and are referred to as the DigitalGlobe SLA Reduction Case, the DigitalGlobe Combined Case, the DigitalGlobe GeoEye SLA-$50MM Scenario and the DigitalGlobe GeoEye SLA-$150MM Scenario.

The DigitalGlobe SLA Reduction Case differs from the DigitalGlobe Management Case in the following primary areas: (a) assumes that the SLA portion of the EnhancedView contract is reduced to $150 million annually beginning in the third quarter of 2013, (b) U.S. Government value-added products revenue is lower by 44%, or $165 million, in aggregate over the 2013-2016 period, (c) DigitalGlobe is able to partially offset the lost SLA revenue by reallocating satellite capacity to other segments of its business, (d) DigitalGlobe delays the launch of WorldView-3 by one year until 2015 and (e) expenses are reduced in response to the reduction in U.S. Government revenue. The following table presents certain information included in the DigitalGlobe SLA Reduction Case:

($ in millions)

	2012	2013	2014	2015	2016
Revenue	394.5	468.7	482.5	546.1	620.9
Income From Operations	62.6	112.2	136.6	182.2	186.6
Adjusted EBITDA	217.9	232.5	216.8	262.2	311.1
CapEx	(229.8)	(214.6)	(55.3)	(148.9)	(24.7)

The DigitalGlobe Combined Case represents DigitalGlobe management’s estimate of the combined operating performance of DigitalGlobe and GeoEye pro forma the merger. This case is based on the DigitalGlobe Management Case and the GeoEye Risk-Adjusted Case as adjusted by DigitalGlobe management. The primary adjustments DigitalGlobe management made to the GeoEye Risk-Adjusted Case were to: (a) eliminate the GeoEye SLA under the EnhancedView contract beginning in the fourth quarter of 2012, (b) eliminate all remaining deferred revenue, (c) assume that GeoEye would not receive any of the $70 million in additional payments under the satellite cost share portion of the EnhancedView contract and (d) assume GeoEye is able to realize $175 million of revenue in aggregate for 2013-2016 by reallocating satellite capacity from the SLA to other segments, a $42 million reduction versus the GeoEye Risk-Adjusted Case. In addition, in conjunction with the combination of the companies, DigitalGlobe management assumed that the GeoEye-2 satellite construction would be completed as planned, but its launch would be deferred until 2017 when it would be launched as a replacement for the WorldView-1 satellite, resulting in a delay in capital expenditures associated with the program. Furthermore, DigitalGlobe management assumed that as existing satellites reach the end of their useful lives the combined company would invest to maintain a three satellite constellation, resulting in long term capital expenditure savings versus the projections of the companies operating separately. The financial forecast also reflects certain assumptions as summarized in the table below of operating expense synergies net of costs to combine the companies and achieve the synergies. The following table presents certain information included in the DigitalGlobe Combined Case:

($ in millions)

	2013	2014	2015	2016
Revenue	711.7	849.1	1,057.3	1,187.5
Income/(Loss) From Operations	(7.5)	99.8	328.2	388.6
Adjusted EBITDA	281.5	394.7	543.8	613.1
Net Operating Expense Synergies/(Costs)	(31.7)	(2.2)	89.6	90.7
CapEx	(198.4)	(138.9)	(75.3)	(229.3)

The DigitalGlobe GeoEye SLA-$50MM Scenario is an alternative version of the GeoEye financial forecast created by DigitalGlobe management based on the GeoEye Risk-Adjusted Case. The primary differences are: (a) this scenario assumes the GeoEye EnhancedView SLA is reduced to $50 million annually, versus a reduction of 50% in the GeoEye Risk-Adjusted Case, (b) GeoEye is able to realize $175 million in revenue in aggregate for 2013-2016 by reallocating satellite capacity from the SLA to other segments, a $42 million reduction versus the GeoEye Risk-Adjusted Case and (c) GeoEye does not begin construction on the GeoEye-3 satellite during the forecast period, versus starting construction in 2015 in the GeoEye Risk-Adjusted Case, resulting in a reduction in capital expenditures during the forecast period. The DigitalGlobe GeoEye SLA-$50MM scenario was provided to DigitalGlobe’s financial advisors to illustrate potential alternative outcomes with respect to GeoEye’s EnhancedView contract. The following table presents certain information included in the DigitalGlobe GeoEye SLA-$50MM Scenario:

($ in millions)

	2012	2013	2014	2015	2016
Revenue	363.6	318.9	399.1	439.8	475.9
Income/(Loss) From Operations	81.0	(21.7)	33.4	60.7	78.5
Adjusted EBITDA	144.8	48.4	95.5	122.8	143.2
CapEx	(319.7)	(128.5)	(20.1)	(22.0)	(26.0)

The DigitalGlobe GeoEye SLA-$150MM Scenario is an alternative version of the GeoEye financial forecast created by DigitalGlobe management based on the GeoEye Risk-Adjusted Case. The primary differences are: (a) this scenario assumes the GeoEye EnhancedView SLA is reduced to $150 million annually, versus a reduction of 50% in the GeoEye Risk-Adjusted Case and (b) GeoEye is able to realize $175 million in revenue in aggregate for 2013-2016 by reallocating satellite capacity from the SLA to other segments, a $42 million reduction versus the GeoEye Risk-Adjusted Case. The DigitalGlobe GeoEye SLA-$150MM scenario was provided to DigitalGlobe’s financial advisors to illustrate potential alternative outcomes with respect to GeoEye’s EnhancedView contract. The following table presents certain information included in the DigitalGlobe GeoEye SLA-$150MM Scenario:

($ in millions)

	2012	2013	2014	2015	2016
Revenue	363.6	418.9	499.1	539.8	575.9
Income From Operations	81.0	78.3	133.4	160.7	178.5
Adjusted EBITDA	144.8	148.4	195.5	222.8	243.2
CapEx	(319.7)	(128.5)	(20.1)	(209.4)	(230.0)

GeoEye Projections

GeoEye Risk-Adjusted Case

In the course of DigitalGlobe’s and GeoEye’s mutual due diligence, GeoEye provided DigitalGlobe with non-public, internal financial forecasts for GeoEye’s business for the years 2012 through 2016, which we refer to as the GeoEye Risk-Adjusted Case. The GeoEye Risk-Adjusted Case was also considered by GeoEye’s financial advisors in connection with the delivery of their respective fairness opinions.

The GeoEye Projections were not prepared with a view toward public disclosure or toward complying with United States generally accepted accounting principles, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Cash Adjusted EBITDA as presented below is a non-GAAP financial measure and is defined as income from operations plus depreciation and amortization, plus stock-compensation expense, plus cost-share payments plus transaction expenses, less non-cash deferred revenue.

The GeoEye Risk-Adjusted Case reflected a 50% reduction to the contracted SLA portion of the EnhancedView program and other U.S. Government revenues. The GeoEye Risk-Adjusted Case included $3.1 million of transaction expenses in 2012, but did not include any other consideration, impact or benefit from the proposed merger with DigitalGlobe. Cash Adjusted EBITDA included cost share payments of $111.2 million and $70.0 million in 2012 and 2013, respectively.

The following table presents certain information included in the GeoEye Risk-Adjusted Case:

($ in millions)

	2012	2013	2014	2015	2016
Revenue	356.6	347.6	535.4	575.4	614.9
Income/(Loss) From Operations	85.6	(69.0)	57.9	104.6	125.9
Cash Adjusted EBITDA	261.5	135.5	204.8	251.6	275.4
Cash Adjusted EBITDA excluding cost share payments	150.3	65.5	204.8	251.6	275.4
Capital expenditures	(324.0)	(148.1)	(20.1)	(218.2)	(241.0)

GeoEye Extended Projections

Prior to the preparation of the GeoEye Risk-Adjusted Case, the management of GeoEye had prepared a set of forecasts (which were not distributed to DigitalGlobe or its financial advisors) that included, in addition to projections for 2012 through 2016 (the same years covered by the GeoEye Risk-Adjusted Case), additional projections for the years 2017 through 2020 (the “GeoEye Extended Projections”). At the direction of GeoEye, for purposes of performing their respective financial analyses in connection with the delivery of their fairness opinions, Goldman Sachs and Stone Key relied upon the GeoEye Risk-Adjusted Case, which were the final set of forecasts reviewed and accepted by the GeoEye board in connection with the GeoEye board’s approval of the transaction. Additionally, after confirming the continued validity of the GeoEye Extended Projections with GeoEye management, Stone Key also considered the additional forecasts contained in the GeoEye Extended Projections. The following table presents certain information included in the GeoEye Extended Projections:

($ in millions)

	2017	2018	2019	2020
Revenue	649.2	658.8	681.4	705.1
Income From Operations	146.4	60.7	103.4	115.9
Cash Adjusted EBITDA	296.2	313.0	327.1	340.2
Cash Adjusted EBITDA excluding cost share payments	296.2	313.0	327.1	340.2
Capital expenditures	(250.0)	(254.0)	(36.0)	(260.0)

GeoEye Combined Case

The GeoEye Combined Case represents GeoEye management’s estimate of the combined operating performance of DigitalGlobe and GeoEye pro forma the merger. This case is based on the DigitalGlobe Management Case and the GeoEye Risk-Adjusted Case. These financial forecasts were considered by GeoEye’s financial advisors in connection with the delivery of their opinions, but were not provided to DigitalGlobe or its financial advisors. The revenue projections starting in 2013 assumed the combined EnhancedView SLA is $300 million per year and excluded GeoEye non-cash deferred revenue. Cash Adjusted EBITDA included cost share payments of $111.2 million and $70.0 million in 2012 and 2013, respectively. In addition, GeoEye management assumed that the GeoEye-2 satellite would be launched in the Spring of 2013 and WorldView-3 satellite construction would be completed as planned and held as a ground spare. The financial forecast also reflected certain assumptions as summarized in the table below of operating expense synergies net of costs to integrate the companies and achieve the synergies.

The following table presents certain information included in the GeoEye Combined Case:

($ in millions)

	2012	2013	2014	2015	2016
Revenue	751.1	749.4	921.3	1,078.8	1,212.4
Income/(Loss) From Operations	148.1	(43.7)	112.2	261.4	322.8
Cash Adjusted EBITDA	479.9	333.7	419.6	575.9	646.8
Cash Adjusted EBITDA excluding cost share payments	368.7	263.7	419.6	575.9	646.8
Capital expenditures	(553.8)	(363.5)	(168.5)	(164.2)	(217.5)
Net Operating Expense Synergies/(Costs)	-	(20.0)	45.0	90.0	90.0

Note: Net Operating Expense Synergies/(Costs) are reflected in Income/(Loss) from Operations and Cash Adjusted EBITDA.

Opinions of DigitalGlobe’s Financial Advisors

DigitalGlobe has retained each of Barclays and Morgan Stanley as its financial advisors to advise the DigitalGlobe board of directors in connection with the merger. Barclays and Morgan Stanley are collectively referred to herein as “DigitalGlobe’s Financial Advisors.” In connection with this engagement, DigitalGlobe requested that DigitalGlobe’s Financial Advisors evaluate the fairness, from a financial point of view, to DigitalGlobe of the merger consideration to be paid by DigitalGlobe pursuant to the merger agreement.

On July 20, 2012, at a meeting of the DigitalGlobe board of directors held to evaluate the merger, each of DigitalGlobe’s Financial Advisors delivered to the DigitalGlobe board of directors its separate oral opinion, which opinion was confirmed orally and by delivery of separate written opinions, dated July 21, 2012, by each of Barclays and Morgan Stanley, to the effect that, as of that date and based upon and subject to the factors, assumptions, matters, procedures, limitations and qualifications set forth therein, the merger consideration to be paid by DigitalGlobe pursuant to the merger agreement was fair, from a financial point of view, to DigitalGlobe.

The Barclays opinion and the Morgan Stanley opinion, the full texts of which describe the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions, are attached as Annex G and Annex H, respectively, and are incorporated into this joint proxy statement/prospectus by reference. The summaries of the Barclays opinion and the Morgan Stanley opinion described below are qualified in their entirety by reference to the full texts of the opinions.

Opinion of Barclays

DigitalGlobe engaged Barclays to act as its financial advisor with respect to a negotiated transaction with GeoEye. On July 20, 2012, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to DigitalGlobe’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be paid by DigitalGlobe in the merger with GeoEye, in which (i) each issued and outstanding share of GeoEye common stock, other than shares to be canceled pursuant to the terms of the merger agreement and dissenting shares, will be converted into the right to receive consideration per share equal to (a) $4.10 in cash and (b) 1.137 shares of DigitalGlobe common stock to be paid, at the election of each holder of GeoEye common stock, (1) entirely in DigitalGlobe common stock, (2) entirely in cash or (3) in the mix of DigitalGlobe common stock and cash described above, in the case of (1) and (2), subject to proration and (ii) each issued and outstanding share of GeoEye Series A convertible preferred stock will be converted into the right to receive (a) $4.10 in cash per share of DigitalGlobe common stock on an as-converted basis and (b) one share of newly designated Series A convertible preferred stock of DigitalGlobe, is fair, from a financial point of view, to DigitalGlobe.

The full text of Barclays’ written opinion, dated as of July 21, 2012, is attached as Annex G to this Proxy Statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the board of directors of DigitalGlobe, addresses only the fairness, from a financial point of view, of the consideration to be paid by DigitalGlobe and does not constitute a recommendation to any stockholder of DigitalGlobe or any stockholder of GeoEye as to how such stockholder should vote with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between DigitalGlobe and GeoEye and were unanimously approved by DigitalGlobe’s board of directors. Barclays did not recommend any specific form of consideration to DigitalGlobe or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, DigitalGlobe’s underlying business decision to proceed with or effect the proposed transaction. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be paid by DigitalGlobe in the proposed transaction or otherwise. No limitations were imposed by DigitalGlobe’s board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the proposed transaction;

•

publicly available information concerning DigitalGlobe and GeoEye that Barclays believed to be relevant to its analysis, including each of their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2012;

•

financial and operating information with respect to the business, operations and prospects of DigitalGlobe furnished to Barclays by DigitalGlobe, including financial projections (which included both base case and alternative scenarios that include EnhancedView Service Level Agreement and other revenues) prepared by DigitalGlobe’s management (referred to as the “DigitalGlobe Projections”);

•

financial and operating information with respect to the business, operations and prospects of GeoEye furnished to Barclays by DigitalGlobe, including financial projections (which included both base case and alternative scenarios that include

EnhancedView Service Level Agreement and other revenues) prepared by DigitalGlobe’s management (referred to as the “GeoEye Projections”);

•

the trading history of DigitalGlobe common stock from May 14, 2009 (the date of DigitalGlobe’s initial public offering) to July 18, 2012 and of GeoEye common stock from December 31, 2008 to July 18, 2012 and a comparison of such trading histories with each other and those of other companies that Barclays deemed relevant;

•	the relative exchange ratios and implied ownerships of DigitalGlobe’s and GeoEye’s stockholders of a combined company on a pro forma basis since the initial public offering of DigitalGlobe;

•	a comparison of the valuation of GeoEye on a stand-alone basis, including of its components, to the valuation of GeoEye to DigitalGlobe;

•	a comparison of the historical financial results and present financial condition of DigitalGlobe and GeoEye with each other and with those of other companies that Barclays deemed relevant;

•

the pro forma future financial performance of the combined company, including the expected significant synergies in capital expenditures and operational expenditures, net of any integration costs to achieve, expected by the management of DigitalGlobe to result from the merger (referred to as the “Expected Impacts”), as well as the amount of time the management of DigitalGlobe anticipates will be needed for the combined company to realize the Expected Impacts;

•	the impact of the merger on the market for certain U.S. federal government contracts and the competitive landscape therefor;

•

the terms, rights, designations and preferences of the GeoEye Preferred Stock, including those set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of GeoEye;

•	published estimates of independent research analysts with respect to the future financial performance and stock price targets of DigitalGlobe and GeoEye; and

•	a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Barclays deemed relevant.

In addition, Barclays had discussions with the management of each of DigitalGlobe and GeoEye concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information. Barclays also relied upon the assurances of management of DigitalGlobe that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the DigitalGlobe Projections, upon the advice of DigitalGlobe, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of DigitalGlobe as to DigitalGlobe’s future financial performance. With respect to the GeoEye Projections, upon the advice of DigitalGlobe, Barclays assumed that such projections were reasonably reviewed and modified by DigitalGlobe on a basis reflecting the information provided by GeoEye to DigitalGlobe, that the information provided by GeoEye was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of GeoEye as to the future financial performance of GeoEye and that GeoEye will perform substantially in accordance with such projections (subject to the adjustments applied by DigitalGlobe). Barclays relied only on the projections contained in the DigitalGlobe SLA Reduction Case and the DigitalGlobe Combined Case. Upon the advice of DigitalGlobe, Barclays assumed that the amounts and timing of the Expected Impacts are reasonable and that the Expected Impacts will be realized in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of DigitalGlobe or GeoEye and did not make or obtain any evaluations or appraisals of the assets or liabilities of DigitalGlobe or GeoEye. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, July 21, 2012. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after July 21, 2012. Barclays expressed no opinion as to the prices at which shares of GeoEye common stock would trade following the announcement of the merger or at which shares of DigitalGlobe common stock would trade following the announcement or consummation of the merger. Barclays’ opinion did not provide any assurance that the market value of the shares of DigitalGlobe common stock to be held by the stockholders of DigitalGlobe after the consummation of the merger will be in excess of the market value of such shares owned by such stockholders at any time prior to the announcement or consummation of the merger. Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, on the advice of DigitalGlobe, that all material governmental, regulatory and third party approvals, consents and releases for the merger will be obtained within the constraints contemplated by the merger agreement and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or any amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor does the opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that DigitalGlobe obtained any such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of GeoEye common stock but rather made its determination as to fairness, from a financial point of view, to DigitalGlobe of the consideration to be paid by DigitalGlobe in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of observations and the material financial analyses used by Barclays in preparing its opinion to DigitalGlobe’s Board of Directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of DigitalGlobe or any other parties to the proposed transaction. None of DigitalGlobe, GeoEye, 20/20 Acquisition Sub, Inc., Worldview, LLC, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Share Price Analysis

Barclays observed the historical trading prices of DigitalGlobe common stock and GeoEye common stock for the 52 weeks ended July 18, 2012 (which was the date that was as close as reasonably practicable to the date on which Barclays delivered its fairness opinion). With respect to GeoEye common stock, the price ranged from $12.87 to $42.31 and Barclays advised the DigitalGlobe Board of Directors of this price range. With respect to DigitalGlobe common stock, the price ranged from $11.61 to $27.42 and Barclays advised the DigitalGlobe Board of Directors of this price range. The historical share price analysis illustrates the public market valuation of each company, and was used by Barclays and relied on by the DigitalGlobe Board of Directors along with several other valuation methodologies to determine the fairness of the consideration to be paid by DigitalGlobe in the transaction. The consideration to be paid by DigitalGlobe in the transaction is within the historical price range of GeoEye common stock.

Equity Research Analyst Price Target Analysis

Barclays reviewed the publicly available price targets for DigitalGlobe and GeoEye published by each independent equity research analyst associated with a Wall Street firm that covers both DigitalGlobe and GeoEye in order to calculate the implied equity value per share range for DigitalGlobe and GeoEye. With respect to GeoEye, the independent equity research analyst target prices evaluated ranged from $13.00 to $30.00 per GeoEye share and Barclays advised the DigitalGlobe Board of Directors of all such target prices. With respect to DigitalGlobe, the independent equity research analyst target prices evaluated ranged from $18.00 to $27.00 per DigitalGlobe share and Barclays advised the DigitalGlobe Board of Directors of all such target prices. The table below sets forth the independent equity research analyst targets for both companies, which targets reflected each analyst’s estimate of the public market trading price of such company’s common stock ranging from six months to twenty-four months in the future.

Analyst	DigitalGlobe Price Target	Date of DigitalGlobe Price Target	GeoEye Price Target		Date of GeoEye Price Target
Benchmark* (Josephine Milward)	$24.00	5/2/12	$20.00		6/25/12
CRT Capital**** (Brian Ruttenber)	$18.00	5/30/12	$13.00		6/28/12
Dominick & Dominick** (James McIree)	$21.00	6/19/12	$30.00		6/25/12
Dougherty*** (Andrea James)	$23.00	5/25/12	$28.00		5/25/12
JP Morgan* (Paul Coster)	$18.50	6/5/12	$17.50		6/26/12
Macquarie*** (Amy Young)	$27.00	5/2/12	$24.00		5/11/12
Raymond James* (Chris Quilty)	$25.00	5/7/12	[NM	]	6/25/12

*	Range of 6 to 12 months
**	Range of 12 to 24 months
***	12 month target
****	Target range not specified

Transaction Premium Analysis

In order to assess the premium paid by DigitalGlobe in the merger relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premium paid in every all-stock transaction having an enterprise value between $500 million and $2,500 million involving U.S. targets in which the acquiror did not previously own any equity interests in the target and acquired 100% of the equity interests of the target (excluding transactions in the real estate industry and transactions involving financial institutions) from January 1, 2002 to July 3, 2012. Barclays selected an enterprise value range of $500 million to $2,500 million because this range allowed Barclays to exclude transactions that involved companies that have significantly smaller or larger enterprise values than GeoEye while also ensuring that there would be a sufficient number of transactions in the set of transactions reviewed to allow for a meaningful analysis. Barclays selected the period of January 1, 2002 to July 3, 2012 because looking at transactions over a ten year period ensured that there would be a sufficient number of transactions in the set of transactions reviewed to allow for a meaningful analysis. For each transaction, Barclays calculated the premium per share paid by the acquiror by comparing the announced transaction value per share to the target company’s unaffected average share price during the following periods: (i) one trading day prior to announcement, (ii) seven calendar days prior to announcement and (iii) 28 calendar days prior to announcement. The results of this transaction premium analysis are summarized below:

	Percentage Premium to the Closing Price Prior to Transaction Announcement
	1-Day	7-Day	28-Day
Median	27%	29%	32%
Mean	31%	35%	40%
High	78%	73%	103%
Low	3%	6%	11%

The transactions Barclays reviewed in its analysis were:

Acquiror	Target	Announcement Date
Fair Isaac & Co Inc.	HNC Software Inc.	04/29/02
eBay Inc.	Paypal Inc.	07/08/02
Andrew Corporation	Allen Telecom Inc.	02/18/03
USA Interactive	Lending Tree Inc.	05/05/03
EMC Corporation	Legato Systems Inc.	07/08/03
EMC Corporation	Documentum Inc.	10/14/03
ST Assembly Test Services Ltd.	ChipPAC Inc.	02/10/04
Hewitt Associates LLC	Exult Inc.	06/16/04
Valero LP	Kaneb Pipe Line Partners LP	11/01/04
DIMON Inc.	Standard Commercial Corporation	11/08/04
IAC/InterActiveCorp	Ask Jeeves Inc.	03/21/05
Seagate Technology Inc.	Maxtor Corporation	12/20/05
Viisage Technology Inc.	Indentix Inc.	01/12/06
Micron Technology Inc.	Lexar Media Inc.	03/08/06
WPS Resources Corporation	Peoples Energy Corporation	07/06/06
Brocade Communication Systems, Inc.	McDATA Corporation	08/07/06
Quanta Services Inc.	InfraSource Services Inc.	03/18/07
Sims Group Ltd.	Metal Management Inc.	09/24/07
Verasun Energy Corporation	US BioEnergy Corporation	11/29/07

Acquiror	Target	Announcement Date
ON Semiconductor Corporation	AMIS Holdings Inc.	12/13/07
Alpha Natural Resources Inc.	Foundation Coal Holdings Inc.	05/12/09
Cameron International Corporation	NATCO Group Inc.	06/02/09
Allscripts-Misys Healthcare Solutions, Inc.	Eclipsys Corporation	06/09/10

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of GeoEye and the companies included in the transaction premium analysis, as well as differences in the structure and consideration mix of the merger and the transactions analyzed in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the proposed transaction which would affect the acquisition values of the target companies and GeoEye. The qualitative judgments made by Barclays included that, due to the number of events (other than news about a possible transaction) impacting the trading prices of DigitalGlobe common stock and GeoEye common stock, it was appropriate to look at 1-day, 7-day and 28-day premiums in order to perform a comprehensive analysis. In addition, Barclays determined that it was appropriate to look at both median and mean premiums to exclude transactions that had unusually high or low premiums due to events other than the announcement of the transaction that impacted trading prices. Based upon the median and mean premium ranges and judgments described above, Barclays selected a range of 25% to 40% (which is in line with the range of 27% to 40% for the median and mean 1-day, 7-day and 28-day premiums outlined in the table above) to the closing price of GeoEye common stock on July 18, 2012 (which was the date that was as close as reasonably practicable to the date on which Barclays delivered its fairness opinion) to calculate a range of implied prices per share of GeoEye. The following summarizes the result of these calculations:

Implied Equity Value Per Share
Premium Paid	$19.15-$21.45

Barclays advised the Board of Directors of DigitalGlobe that the consideration of $20.54 per share of GeoEye common stock to be paid by DigitalGlobe for GeoEye fell within range of implied equity value per share of GeoEye.

Sum of the Parts Analysis

In order to conduct a sum of the parts analysis for GeoEye, Barclays reviewed and compared specific financial and operating data relating to GeoEye with selected companies that Barclays, based on its experience in the fixed satellite services and analytics and information services industries, deemed comparable to GeoEye. Barclays calculated and compared various financial multiples and ratios of GeoEye and the selected comparable companies. All calculations with respect to comparable companies were performed using consistent methodologies on the basis of publicly available financial data and closing prices as of July 18, 2012.

Barclays selected the comparable companies because of similarities in one or more business or operating characteristics with GeoEye. However, because no selected comparable company is exactly the same as GeoEye, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of GeoEye and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between GeoEye and the companies included in the selected company analysis.

For the sum of the parts analysis, Barclays identified three components for the standalone value of GeoEye: production services, satellite imagery, and the value of the GeoEye-2 satellite.

For the production services segment of GeoEye’s business, Barclays selected a set of publicly-traded analytics and information services companies (IHS, Nielsen, MSCI and Verisk) that collect data and analyze it to customer specifications comparable to GeoEye’s production services segment. As part of the analysis, Barclays considered scale, EBITDA margin and other similarities. Based on this analysis, Barclays selected an enterprise value to estimated 2013 EBITDA ratio range of 10.0x to 12.0x for GeoEye’s production services segment, which was substantially consistent with the mean and median of trading multiples for the selected comparable companies of 11.3x and 11.2x, respectively. For the satellite imagery segment of GeoEye’s business, Barclays selected a set of publicly-traded fixed satellite service companies (Eutelsat and SES Global) that provide capacity-based satellite services comparable to GeoEye’s satellite imagery segment. As part of the analysis, Barclays considered fleet size, customer concentration and customer profile. Based on these considerations, Barclays adjusted the 7.4x to 8.4x trading range for the selected comparable companies to arrive at an enterprise value to estimated 2013 EBITDA ratio range of 6.0x to 8.0x for GeoEye’s satellite imagery segment. Barclays applied these ranges to the GeoEye Projections to derive the value ranges for GeoEye’s production services segment and satellite imagery segment. Based upon the selected EBITDA ratio ranges, Barclays calculated values of $164 million to $194 million for the production services segment and $290 million to $386 million for the satellite imagery segment. To determine the value of the GeoEye-2 satellite in the context of the potential loss of the GeoEye EnhancedView SLA, Barclays considered both the market value of satellites generally as well as the amount then invested by GeoEye in the GeoEye-2 satellite to date. Barclays then applied a 50%-67% discount to arrive at a valuation range for the GeoEye-2 satellite of $225 million to $338 million. In determining the appropriate discount rate, Barclays estimated the potential cost to a third party buyer to retool, retrofit or otherwise repurpose the GeoEye-2 satellite. The valuation range of $225 million to $338 million selected by Barclays is consistent with the $275 million valuation guidance provided by DigitalGlobe. The values calculated for each business segment as well as the value calculated for the GeoEye-2 satellite resulted in a range of implied prices per share of GeoEye of $10.99 to $21.44 per share as a standalone company.

In order to determine the value of GeoEye to DigitalGlobe, Barclays added the present value of the Expected Impacts of the merger to the valuation of GeoEye as a stand-alone company. The value of GeoEye to DigitalGlobe calculated by Barclays was a range of implied prices per share of GeoEye of $59.35 to $73.07.

Barclays noted that on the basis of the sum of the parts analysis, the transaction consideration of $20.54 per share (based on the closing price of DigitalGlobe common stock on July 18, 2012) was within the range of implied values per share calculated on a standalone basis and below the range of implied values per share to DigitalGlobe.

Discounted Cash Flow Analysis

In order to estimate the present value of shares of DigitalGlobe common stock and shares of GeoEye common stock, Barclays performed a discounted cash flow analysis of each of DigitalGlobe and GeoEye. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated price per share of GeoEye common stock using the discounted cash flow method, Barclays added (i) GeoEye’s projected after-tax unlevered free cash flows for fiscal years 2013 through 2016 based on the GeoEye Projections to (ii) the residual value of GeoEye at the end of the forecast period (“terminal value”) of GeoEye as of December 31, 2016, and discounted such amount to its present value as of June 30, 2012 using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the projected tax-affected earnings before interest and tax expense, subtracting taxes and capital expenditures and adjusting for changes in restricted cash, working capital and deferred revenue and adding back equity compensation expense. The tax benefit of GeoEye’s net operating losses was included in enterprise value for the purpose of the discounted cash flow analysis, based on the $276 million net operating loss balance as reported in GeoEye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The terminal value was calculated by multiplying GeoEye’s normalized unlevered free cash flow for the exit year by a terminal unlevered free cash flow multiple of 14.0x to 15.0x, consistent with the unlevered free cash flow multiples of the selected comparable companies for the purposes of the sum of the parts analysis and applying such range to the GeoEye Projections. Normalized unlevered free cash flow for the exit year is calculated as 2016E Cash EBITDA minus normalized capital expenditure assuming a one satellite constellation and a 10-year useful life. Barclays assumed a one satellite constellation and a 10-year useful life based on guidance from the management of DigitalGlobe on GeoEye’s satellite requirements in the event of a loss of the GeoEye SLA. The range of after-tax discount rates of 9.0% to 11.0% was selected based on a calculation of the weighted average cost of capital of DigitalGlobe and GeoEye.

Barclays analyzed two distinct scenarios for GeoEye. Each scenario assumed that the Expected Impacts of the merger are achieved. The first scenario assumed the loss of the GeoEye SLA (based on the projections for GeoEye contained in the DigitalGlobe Combined Case) with no additional revenues (referred to as the “No SLA Case”). The second scenario assumed the loss of the GeoEye SLA (based on the projections for GeoEye contained in the DigitalGlobe Combined Case) with additional recurring commercial revenue growing to $50 million per year by 2015 (referred to as the “Incremental Revenue Case”). Barclays selected $50 million of additional recurring commercial revenue per annum by 2015 based on guidance from each of DigitalGlobe and GeoEye. Barclays did not analyze a scenario for GeoEye assuming no loss of the GeoEye SLA based on the two notifications from the National Geospatial-Intelligence Agency sent to GeoEye on June 22, 2012 and filed with the SEC as exhibits to GeoEye’s Current Report on Form 8-K filed on June 22, 2012. In addition, Barclays was advised by DigitalGlobe that GeoEye was expected to lose the GeoEye SLA. Barclays calculated a range of implied prices per share of GeoEye under each of the two scenarios outlined above by adding the present value of the Expected Impacts of the merger and subtracting estimated net debt as of December 31, 2012 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of GeoEye common stock. The following summarizes the result of these calculations:

GeoEye Scenario	Implied Equity Value Per Share
No SLA Case	$52.88-$53.01
Incremental Revenue Case	$66.64-$68.32

Barclays advised the Board of Directors of DigitalGlobe that the consideration of $20.54 per share of GeoEye common stock to be paid by DigitalGlobe for GeoEye fell below the range of implied equity value per share of GeoEye.

Exchange Ratio Analysis

In order to assist in evaluating the exchange ratio to be used for the stock component of the merger consideration, Barclays performed a historical exchange ratio analysis and an implied exchange ratio analysis for the equity research analyst price target analysis and the discounted cash flow analysis.

In order to perform such analysis with respect to the historical exchange ratios, Barclays analyzed the high and low values of the implied exchange ratios of DigitalGlobe and GeoEye calculated each day based on the closing prices for the last twelve months ending July 18, 2012, adjusted to reflect the cash component of the acquisition price to be paid in the merger. For the implied exchange ratio analysis for equity research analyst price targets, Barclays compared the implied per share prices derived from the equity research analyst price target analysis on a low-to-high and high-to-low basis, adjusted to reflect the cash component of the price to be paid in the merger. Such comparisons resulted in ranges of implied exchange ratios of DigitalGlobe common stock to GeoEye common stock that are set forth below, in each case, as compared to the 1.137x exchange ratio (as adjusted for the cash component of the merger consideration) of the merger consideration.

Historical exchange ratio analysis:

Exchange Ratio
0.661x-1.588x

Equity research analyst price target analysis:

Implied Exchange Ratio
0.330x-1.439x

Barclays noted that the exchange ratio of the merger consideration (as adjusted for the cash component of the merger consideration) was within the implied exchange ratios in each of these analyses.

In order to perform the implied exchange ratio analysis with respect to the implied valuation from the discounted cash flow analysis, Barclays reviewed the comparable information for DigitalGlobe on a stand-alone basis for the discounted cash flow analysis, using the same methods as described above for GeoEye. Barclays analyzed three distinct scenarios for DigitalGlobe. The first was based on DigitalGlobe management’s projections for DigitalGlobe contained in the DigitalGlobe Combined Case (the “Long Range Plan Case”). The second was based on the DigitalGlobe SLA Reduction Case (the “Delayed Cut Case”). The third was an average of the DigitalGlobe Management Case and the DigitalGlobe SLA Reduction Case (the “Risk Adjusted Case”). Barclays calculated a range of implied prices per share of DigitalGlobe under each of the three scenarios outlined above by subtracting estimated net debt as of December 31, 2012 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of DigitalGlobe common stock.

The following summarizes the results of those calculations:

DigitalGlobe Scenario	Implied Equity Value Per Share
Long Range Plan Case	$35.02-$40.81
DigitalGlobe SLA Reduction Case	$30.10-$35.08
Risk Adjusted Case	$25.18-$29.35

Barclays then compared the implied per share prices for each of the three DigitalGlobe scenarios to each of the two GeoEye scenarios on a low-to-high and high-to-low basis, including the Expected Impacts of the merger and adjusted to reflect the cash component of the price to be paid in the merger. Such comparisons resulted in ranges of implied exchange ratios of DigitalGlobe common stock to GeoEye common stock that are set forth below, in each case, as compared to the 1.137x exchange ratio (as adjusted for the cash component of the merger consideration) of the merger consideration.

GeoEye Scenario	DigitalGlobe Scenario	Implied Exchange Ratio
No SLA Case	Long Range Plan Case	1.195x-1.396x
No SLA Case	DigitalGlobe SLA Reduction Case	1.662x-1.942x
No SLA Case	Risk Adjusted Case	1.390x-1.625x
Incremental Revenue Case	Long Range Plan Case	1.532x-1.834x
Incremental Revenue Case	DigitalGlobe SLA Reduction Case	2.131x-2.550x
Incremental Revenue Case	Risk Adjusted Case	1.783x-2.133x

Barclays noted that the exchange ratio of the merger consideration (as adjusted for the cash component of the merger consideration) was below the implied exchange ratios in each of these analyses.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DigitalGlobe’s board of directors selected Barclays because of its familiarity with DigitalGlobe and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to DigitalGlobe in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, DigitalGlobe paid Barclays $1,000,000 upon the delivery of Barclays’ opinion. Additional compensation of $7,500,000 will be payable on completion of the proposed transaction. In addition, DigitalGlobe has agreed to reimburse Barclays for expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by DigitalGlobe and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for DigitalGlobe and Cerberus Capital Management, L.P. in the past (unrelated to the merger), and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Barclays acted as a co-manager for, and was a lender under, DigitalGlobe’s $600 million revolving credit facility and received approximately $660,000 in compensation. In addition, in the past two years Barclays has assisted various affiliates of Cerberus Capital Management, L.P. in obtaining financing for which Barclays has received customary fees. In the past two years, Barclays has not performed any investment banking or financial services for GeoEye, Morgan Stanley or Morgan Stanley Principal Investments, Inc.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of DigitalGlobe and GeoEye for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of Morgan Stanley

Morgan Stanley was engaged by DigitalGlobe to provide it with financial advisory services in connection with a business combination with GeoEye. At the meeting of the DigitalGlobe board of directors on July 20, 2012, Morgan Stanley rendered its oral opinion, subsequently confirmed orally and in writing on July 21, 2012, that, as of such date, based upon and subject to the assumptions, considerations, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be paid by DigitalGlobe pursuant to the merger agreement was fair from a financial point of view to DigitalGlobe.

The full text of the written opinion of Morgan Stanley, dated July 21, 2012, is attached as Annex H and incorporated by reference into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders are urged to, and should, read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to, and for the information of, the DigitalGlobe board of directors, and addressed only the fairness, from a financial point of view, to DigitalGlobe of the consideration to be paid by DigitalGlobe pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to stockholders of DigitalGlobe or stockholders of GeoEye as to how to vote at any stockholders meetings held with respect to the merger or any other matter. In addition, the opinion does not in any manner address the price at which DigitalGlobe common stock will trade following the consummation of the merger or at any time. The summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of GeoEye and DigitalGlobe, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning GeoEye and DigitalGlobe, respectively;

•

reviewed (i) certain financial projections prepared by the managements of GeoEye and DigitalGlobe, respectively, as well as certain adjustments thereto and extrapolations therefrom prepared at the direction of

DigitalGlobe and (ii) certain financial projections relating to GeoEye prepared at the direction of DigitalGlobe;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of DigitalGlobe;

•	discussed the past and current operations and financial condition and the prospects of GeoEye with senior executives of GeoEye;

•

discussed the past and current operations and financial condition and the prospects of DigitalGlobe, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of DigitalGlobe;

•	reviewed the pro forma impact of the merger on DigitalGlobe’s consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for GeoEye common stock and DigitalGlobe common stock;

•

compared the financial performance of GeoEye and DigitalGlobe and the prices and trading activity of GeoEye common stock and DigitalGlobe common stock with that of certain other publicly-traded companies comparable with GeoEye and DigitalGlobe, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of GeoEye and DigitalGlobe and their financial and legal advisors;

•

reviewed the draft of merger agreement in the form of the draft dated July 19, 2012, the draft commitment letter relating to financing in connection with the merger in the form of the draft dated as of July 19, 2012 (referred to as the “draft commitment letter”) and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by DigitalGlobe and GeoEye, and formed a substantial basis for its opinion. With respect to the financial projections prepared by the managements of GeoEye and DigitalGlobe, as well as certain adjustments thereto and extrapolations therefrom prepared at the direction of DigitalGlobe, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of GeoEye and DigitalGlobe, as applicable, of the future financial performance of GeoEye and DigitalGlobe. With respect to the information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that it had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of DigitalGlobe of the future financial performance of GeoEye and DigitalGlobe, and Morgan Stanley relied thereon without any independent verification. Morgan Stanley relied upon, without independent verification, the assessment by the management of DigitalGlobe of: (i) the timing and risks associated with the integration of GeoEye and DigitalGlobe, (ii) their ability to retain key employees of GeoEye and DigitalGlobe, respectively, and (iii) the timing of launches and operational availability of satellites, the validity of, and risks associated with, GeoEye’s and DigitalGlobe’s existing and future technologies, intellectual property, government contracts, products, services and business models. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver or amendment or delay of any terms or conditions, including, among other things, that the merger would be treated as a tax-free reorganization, pursuant to the Code and that DigitalGlobe will obtain financing in accordance with the terms set forth in the draft commitment letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger.

In its opinion, Morgan Stanley noted that it is not a legal, tax, or regulatory advisor. Morgan Stanley noted in its opinion that it is a financial advisor only and it relied upon, without independent verification, the assessments made by DigitalGlobe and GeoEye and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of DigitalGlobe’s or GeoEye’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of GeoEye common stock or holders of shares of GeoEye preferred stock in the transaction. Morgan Stanley expressed no opinion as to the terms of the DigitalGlobe preferred stock or the relative proportion of DigitalGlobe common stock, cash and DigitalGlobe preferred stock included in the consideration to be paid by DigitalGlobe pursuant to the merger agreement. Morgan Stanley expressed no opinion as to the relative fairness of any portion of the consideration to be paid in the transaction to holders of any series of common or preferred stock of GeoEye. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative transaction, or alternatives, or whether or not such alternative could be achieved or are achievable. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of GeoEye or DigitalGlobe, nor was Morgan Stanley furnished with any such valuation or appraisals.

Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it prior to the date of its opinion. Events occurring on or after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it. Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion delivered to DigitalGlobe’s board of directors on July 20, 2012 and the preparation of its written opinion letter dated July 21, 2012. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s fairness opinion.

For purposes of the analysis below, the merger consideration to be paid by DigitalGlobe was assumed to have an aggregate value of approximately $566 million as of July 18, 2012, based on the closing share price of DigitalGlobe on July 18, 2012. Morgan Stanley utilized closing prices as of July 18, 2012 as such date represented the most recent date practicable for preparation of its oral opinion delivered to DigitalGlobe’s board of directors on July 20, 2012. The merger consideration was assumed to include, as of July 18, 2012, (i) approximately $475 million in consideration to be paid by DigitalGlobe to holders of GeoEye common stock pursuant to the merger agreement and (ii) approximately $91 million in consideration to be paid by DigitalGlobe to holders of GeoEye Series A convertible preferred stock, consisting of $80 million aggregate face amount of DigitalGlobe Series A convertible preferred stock and approximately $11 million in cash to be paid by DigitalGlobe to holders of GeoEye Series A convertible preferred stock pursuant to the merger agreement.

Morgan Stanley noted that the amount of cash and stock to be paid by DigitalGlobe to holders of GeoEye common stock pursuant to the merger agreement was subject to proration, such that aggregate consideration mix to be paid by DigitalGlobe to holders of GeoEye common stock would reflect a ratio of 1.137 shares of DigitalGlobe common stock and $4.10 per share in cash. For purposes of its analysis summarized below, the consideration to be paid by DigitalGlobe per GeoEye common share pursuant to the merger agreement was assumed to be $20.54 per share, which is the equivalent to the per share cash consideration of $4.10 and the implied value of 1.137 shares of DigitalGlobe common stock as of July 18, 2012.

Historical Trading Range Analysis

Morgan Stanley performed a trading range analysis with respect to the historical share prices of GeoEye common stock. Morgan Stanley reviewed the range of closing prices of GeoEye common stock for various periods ending on July 18, 2012. Morgan Stanley observed the following range of per share closing prices of GeoEye common stock, rounded to the nearest $1.00 and the following implied aggregate equity values of GeoEye:

Period Ending July 18, 2012	Range of Closing Prices (Per Share)	Implied Aggregate Equity Value ($MM)

Last 3 Months	$ 14 – $25	$ 420 – $666

Last 6 Months	$ 14 – $25	$ 420 – $672

Last 12 Months	$ 14 – $42	$ 420 – $1,055

Morgan Stanley noted that the assumed value of the consideration to be paid by DigitalGlobe per GeoEye common share pursuant to the merger agreement was $20.54 per share, based on the closing share price for DigitalGlobe common stock on July 18, 2012.

For purposes of the analyses described in this section “—Opinion of Morgan Stanley”, Morgan Stanley calculated both implied per share value ranges in respect of GeoEye common stock and aggregate equity value ranges in respect of GeoEye. The implied per share ranges illustrated the implied value ranges of GeoEye common stock on a per share basis. The implied per share values treated the GeoEye Series A convertible preferred stock on an as converted basis if the implied value of a share of GeoEye common stock exceeded $29.76 (the then current exercise price of the GeoEye Series A convertible preferred stock), other than with respect to the analyses described under “—Historical Trading Range Analysis” and “—Equity Research Analyst Price Targets”, for which actual per share prices were observable.

The implied aggregate equity values of GeoEye illustrated the aggregate equity reference ranges of GeoEye taking into account both common stock values of GeoEye and the consideration that DigitalGlobe was assumed to be paying to the holders of the GeoEye Series A convertible preferred stock pursuant to the merger agreement. The implied aggregate equity values were calculated as the sum of (a) the aggregate implied value of GeoEye common stock based on the applicable per share analysis without giving effect to any dilution from the GeoEye Series A convertible preferred stock plus (b) the approximately $91 million in consideration which the GeoEye Series A convertible preferred stock was assumed to be convertible into pursuant to the merger agreement.

Equity Research Analyst Price Targets

Morgan Stanley reviewed the public market trading price targets for GeoEye common stock prepared and published by nine equity research analysts between March 14, 2012 and July 9, 2012, including those published by Dominick & Dominick, Raymond James, CRT Capital Group, JPMorgan, EVA Dimensions and Benchmark (each of which was published after June 22, 2012) and Macquarie, GARP Research and Dougherty & Co. (each of which was published prior to June 22, 2012). These price targets reflected each analyst’s estimate of the public market trading price of GeoEye common stock one year in the future. Morgan Stanley noted that the range of one-year research analyst price targets for GeoEye common stock was $13.00 to $30.00 per share, with a median price target of approximately $22.00 per share. Morgan Stanley noted that the research reports published between March 14, 2012 and before June 22, 2012 (the date that GeoEye disclosed that National Geospatial Intelligence Agency would not exercise the full year Enhanced View Service Level Agreement (which we refer to as “SLA”) option with GeoEye) had a median price target of $26.00 and those published after such date had a median price target of $18.75.

Using a discount rate of 12.0%, based on Morgan Stanley’s estimate of GeoEye’s then current cost of equity, Morgan Stanley discounted the analysts’ price targets to January 1, 2012, to arrive at a range of present values, as of January 1, 2012, for these targets. Morgan Stanley’s estimate of GeoEye’s then current cost of equity was primarily based upon the capital asset pricing model and took into account betas for GeoEye and DigitalGlobe as well as certain financial metrics for the United States equity markets. Morgan Stanley’s analysis of the present value of equity research analysts’ future price targets implied a value per share of GeoEye common stock of approximately $12.00 to $27.00 per share, rounded to the nearest $1.00, implying aggregate equity values of GeoEye of approximately $360 million to $711 million. Morgan Stanley noted that the assumed value of the consideration to be paid by DigitalGlobe per GeoEye common share pursuant to the merger agreement was $20.54 per share, based on the closing share price for DigitalGlobe common stock on July 18, 2012.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for GeoEye common stock and these estimates are subject to uncertainties, including the future financial performance of GeoEye and future financial market conditions.

Historical Trading Multiples Analysis

Morgan Stanley performed a historical trading multiple analysis for each of GeoEye and DigitalGlobe to determine the ratio of aggregate value, defined as market capitalization plus total debt and preferred equity plus minority interests less cash and cash equivalents (referred to as “Aggregate Value”), to estimated earnings before interest, taxes and depreciation and amortization, excluding stock based compensation and one-time items (referred to as “EBITDA”), based on publicly available research, that each of GeoEye and DigitalGlobe had traded at from May 14, 2009 (representing the first trading day after DigitalGlobe’s initial public offering) to July 18, 2012. Morgan Stanley calculated the Aggregate Value to estimated EBITDA for each of the two subsequent calendar year periods from the date of measurement.

Based on this analysis and its professional judgment, Morgan Stanley selected reference ranges of Aggregate Value to estimated EBITDA of 4.5x to 6.0x and applied these ranges to the estimated EBITDA for GeoEye for 2012 and 2013. Using a discount rate of 12%, based on Morgan Stanley’s estimate of GeoEye’s then current cost of equity, Morgan Stanley discounted the value derived for the 2013 period one year to arrive at present values, as of January 1, 2012, for this period. Morgan Stanley applied these multiples to two scenarios of GeoEye 2012 and 2013 estimated EBITDA prepared by DigitalGlobe management. The scenarios with respect to GeoEye are referred to as “Scenario 1” and “Scenario 2”. Scenario 1 was based upon the DigitalGlobe GeoEye SLA-$150MM Scenario, and Scenario 2 was based upon the DigitalGlobe GeoEye SLA-$50MM Scenario. Estimated EBITDA used in Scenario 1 and Scenario 2 is consistent with the calculation of Adjusted EBITDA included in the DigitalGlobe GeoEye SLA-$150MM Scenario and the DigitalGlobe GeoEye SLA-$50MM Scenario, respectively.

Under Scenario 1, the analysis indicated the following approximate implied per share values, rounded to the nearest $1.00, for GeoEye common stock and the following implied aggregate equity values of GeoEye:

	EBITDA ($MM)	Selected Multiple Statistic Range	Implied Value Per Share of GeoEye Common Stock	Implied Aggregate Equity Value ($MM)

Aggregate Value to Estimated 2012 EBITDA	$ 145	4.5x – 6.0x	$ 11 – $20	$ 335 – $553

Aggregate Value to Estimated 2013 EBITDA	$ 148	4.5x – 6.0x	$ 10 – $19	$ 324 – $523

Under Scenario 2, the implied trading value per share of GeoEye’s common stock was less than zero.

Morgan Stanley noted that the assumed value of the consideration to be paid by DigitalGlobe per GeoEye common share pursuant to the merger agreement was $20.54 per share, based on the closing share price for DigitalGlobe common stock on July 18, 2012.

Discounted Equity Value Analysis—GeoEye

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future price of a company’s common equity as a function of the company’s estimated future financial statistics and assumed future valuation multiples. The resulting future value per share is subsequently discounted to the present to arrive at an implied present value for such company’s stock price.

In connection with this analysis, Morgan Stanley calculated a range of discounted equity values per share of GeoEye’s common stock as of January 1, 2012. To calculate the discounted equity value per share of GeoEye common stock, Morgan Stanley utilized calendar year 2014 and 2015 financial forecasts for GeoEye based on Scenario 1 and Scenario 2.

For each of Scenario 1 and Scenario 2, Morgan Stanley calculated the future equity value per share of GeoEye common stock at year end 2013 and 2014, respectively, by applying an Aggregate Value to EBITDA reference range of 4.5x to 6.0x to GeoEye’s estimated EBITDA in 2014 and 2015, respectively, which reference range was based on the analysis described under “—Historical Trading Multiples Analysis”. Morgan Stanley discounted these future equity values per share to January 1, 2012 using a discount rate of 12.0%, based on Morgan Stanley’s estimate of GeoEye’s then current cost of equity. The estimated cost of equity was used as the discount rate since the analysis illustrated potential future equity values of GeoEye.

Based on its professional judgment, Morgan Stanley also applied in its analysis an Aggregate Value to EBITDA reference range of 6.5x to 8.5x to GeoEye’s estimated EBITDA in 2014 and 2015 under Scenario 2. We refer to the adjusted 6.5x to 8.5x reference range as the “Adjusted Range.” In determining the Adjusted Range, Morgan Stanley noted that the non-SLA related businesses of GeoEye increased as a percentage of GeoEye’s aggregate estimated EBITDA to approximately 63% in 2014 in Scenario 2 as compared with approximately 28% in 2012. As a result, Morgan Stanley analyzed under Scenario 2 trading multiples for publicly traded companies it deemed comparable to GeoEye’s SLA and non-SLA businesses. Morgan Stanley noted that GeoEye’s non-SLA businesses consisted of operations that had characteristics similar to fixed satellite service companies, data analytics companies and information services companies, including the type of services provided by such companies. Morgan Stanley compared selected financial information of GeoEye’s SLA and non-SLA businesses for purposes of Scenario 2 to financial information for GeoEye, DigitalGlobe and selected other publicly traded companies, consisting of fixed satellite service companies (SES S.A. and Eutelsat Communications), data analytics companies (Verisk Analytics, Inc. and MSCI Inc.) and information services companies (IHS Inc. and Nielsen Holdings N.V.) and calculated, based on the forecasts prepared by management of DigitalGlobe for DigitalGlobe and GeoEye and publicly available information for the other companies, the Aggregate Value to estimated 2012 and 2013 EBITDA multiples, as of July 18, 2012 for such groups of companies. This analysis yielded multiples of 5.4x and 5.3x for 2012 and 2013, respectively, for GeoEye, 4.4x and 3.6x for 2012 and 2013, respectively for DigitalGlobe, mean multiples of 8.4x and 8.0x for 2012 and 2013, respectively, for the fixed satellite service companies used in the analysis, mean multiples of 12.5x and 11.5x for 2012 and 2013, respectively, for the data analytics companies used in the analysis and mean multiples of 12.6x and 11.0x for 2012 and 2013, respectively, for the information services companies used in the analysis. Based on its professional judgment, Morgan Stanley derived the Adjusted Range.

For the analysis applying the Adjusted Range to Scenario 2, Morgan Stanley calculated the future equity value per share of GeoEye common stock at year end 2013 and 2014, respectively, by applying the Adjusted Range of 6.5x to 8.5x to GeoEye’s estimated EBITDA in 2014 and 2015, respectively. Morgan Stanley discounted these future equity values per share to January 1, 2012 using a discount rate of 12.0%, based on Morgan Stanley’s estimate of GeoEye’s then current cost of equity.

Morgan Stanley performed the discounted equity analysis for each of Scenario 1 and Scenario 2 both excluding and including synergies. In the analysis that included synergies, Morgan Stanley attributed to GeoEye the present value, per GeoEye share, of 50% of the net synergies/cost savings that management of DigitalGlobe anticipated to be generated based on Scenario 1 and Scenario 2, respectively. Morgan Stanley discounted the net synergies/cost savings values to January 1, 2012, using a perpetuity growth rate of approximately 2.5% based on its discussions with DigitalGlobe, which took into account DigitalGlobe’s financial forecasts and expectations regarding long-term growth of gross domestic product and inflation, and a discount rate of 10.0%, based on the midpoint of Morgan Stanley’s estimate of GeoEye’s then current weighted average cost of capital. The calculation of the weighted average cost of capital took into consideration, among other things, Morgan Stanley’s estimate of GeoEye’s cost of debt and GeoEye’s cost of equity which was primarily based upon a capital asset pricing model and took into account betas for GeoEye and DigitalGlobe as well as certain financial metrics for the United States equity markets.

Morgan Stanley’s discounted equity value analysis indicated the following implied values per share, rounded to the nearest $1.00, of GeoEye common stock and the following implied aggregate equity values of GeoEye:

	2014 EBITDA ($MM)	Multiple Range	Implied Value Per Share of GeoEye Common Stock Excluding Synergies	Implied Value Per Share Including Synergies	Implied Aggregate Equity Value Excluding Synergies ($MM)	Implied Aggregate Equity Value Including Synergies ($MM)
Calendar Year 2013 Valuation
Scenario 1	$196	4.5x – 6.0x	$17 – $27	$36 – $45	$492 – $717	$917 – $1,142
Scenario 2	$95	4.5x – 6.0x	NM – $4	$13 – $18	$65 – $180	$387 – $502
Scenario 2- Adjusted Range	$95	6.5x – 8.5x	$5 – $12	$19 – $26	$218 – $370	$540 – $692
Calendar Year 2014 Valuation	2015 EBITDA ($MM)
Scenario 1	$223	4.5x – 6.0x	$22 – $32	$41 – $50	$609 – $822	$1,034 – $1,247
Scenario 2	$123	4.5x – 6.0x	$3 – $9	$17 – $23	$159 – $290	$481 – $612
Scenario 2- Adjusted Range	$123	6.5x – 8.5x	$10 – $18	$24 – $32	$334 – $508	$665 – $830

Note: “NM” means “not meaningful.” In this case, the implied share price is below zero.

Morgan Stanley noted that the assumed value of the consideration to be paid by DigitalGlobe per GeoEye common share pursuant to the merger agreement was $20.54 per share, based on the closing share price for DigitalGlobe common stock on July 18, 2012.

No company utilized in the GeoEye Discounted Equity Value Analysis of Morgan Stanley is identical to GeoEye or its business segments or DigitalGlobe. In evaluating the group of selected companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of GeoEye and DigitalGlobe. Mathematical analysis is not in itself a meaningful method of using peer group data.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of a company.

In connection with this analysis, Morgan Stanley calculated the value per share of GeoEye common stock utilizing financial forecasts for GeoEye based on both Scenario 1 and Scenario 2. Morgan Stanley calculated the present value of the estimated unlevered after-tax free cash flows for GeoEye for the years 2012 through 2015. Morgan Stanley used the following unlevered free cash flow projections for GeoEye for the years 2012 through 2015, which were derived from forecasts prepared by DigitalGlobe’s management.

	2012	2013	2014	2015
	(in $ millions)
Scenario 1	$(77)	$79	$120	$(50)
Scenario 2	$(77)	$32	$58	$75

In the case of each of Scenario 1 and Scenario 2, the terminal value was calculated by applying an assumed range of Aggregate Value to EBITDA multiples of 4.5x to 6.0x to GeoEye’s estimated 2016 EBITDA, which range was based on the analysis described under “— Historical Trading Multiples Analysis”. In addition, in the case of Scenario 2, Morgan Stanley also applied the Adjusted Range of 6.5x to 8.5x, which range was based on the analysis described under “— Discounted Equity Value Analysis — GeoEye”, to GeoEye’s estimated 2016 EBITDA. Morgan Stanley then discounted the unlevered free cash flows and terminal value to present value as of January 1, 2012, at a range of discount rates, based on Morgan Stanley’s estimation of GeoEye’s then current weighted average cost of capital, ranging from 9.0% to 11.0%.

Morgan Stanley performed the discounted cash flow analysis for each of Scenario 1 and Scenario 2 both excluding and including synergies. In the analysis that included synergies, Morgan Stanley attributed to GeoEye the present value, per GeoEye share, of 50% of the net synergies/cost savings that management of DigitalGlobe anticipated to be generated based on Scenario 1 and Scenario 2, respectively. Morgan Stanley discounted the net synergies/cost savings values to January 1, 2012, using a perpetuity growth rate of approximately 2.5% and a discount rate of 10.0%, based on the midpoint of Morgan Stanley’s estimate of GeoEye’s then current weighted average cost of capital.

Morgan Stanley’s discounted cash flow analysis indicated the following implied values per share, rounded to the nearest $1.00, of GeoEye common stock and the following implied aggregate equity values of GeoEye:

Scenario	Terminal Multiple Range	Implied Value Per Share of GeoEye Common Stock Excluding Synergies	Implied Value Per Share Including Synergies	Implied Aggregate Equity Value Excluding Synergies ($MM)	Implied Aggregate Equity Value Including Synergies ($MM)
Scenario 1	4.5x – 6.0x	$16 – $30	$34 – $48	$458 – $774	$883 – $1,199
Scenario 2	4.5x – 6.0x	$ 3 – $11	$17 – $25	$160 – $350	$482 – $672
Scenario 2- Adjusted Range	6.5x – 8.5x	$11 – $22	$25 – $36	$349 – $603	$671 – $925

Morgan Stanley noted that the assumed value of the consideration to be paid by DigitalGlobe per GeoEye common share pursuant to the merger agreement was $20.54 per share, based on the closing share price for DigitalGlobe common stock on July 18, 2012.

Leveraged Buyout Analysis

Morgan Stanley performed an illustrative leveraged buyout analysis to estimate the theoretical prices at which a financial sponsor might effect a leveraged buyout of GeoEye in both Scenario 1 and Scenario 2. For purposes of this analysis, Morgan Stanley assumed that a financial buyer would attempt to realize a return on its investment on January 1, 2017 based on its professional judgment and informed by its experience with financial sponsors, with a valuation of GeoEye realized by the financial sponsor in such subsequent exit transaction based on Aggregate Value to next twelve months EBITDA multiples of 4.5x to 6.0x for Scenario 1 and Scenario 2. In addition, in the case of Scenario 2, an additional case was analyzed whereby the valuation of GeoEye realized by the financial sponsor in the subsequent exit transaction was based on the Adjusted Range of 6.5x to 8.5x for the Aggregate Value to next twelve months EBITDA multiples. These exit multiples were based on the analysis described under “— Historical Trading Multiples Analysis” and “— Discounted Equity Value Analysis — GeoEye”.

For purposes of this analysis, Morgan Stanley assumed an illustrative multiple of debt to EBITDA at the transaction date of 4.5x. Morgan Stanley then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of between 17.5% and 25.0%. These assumptions were arrived at by Morgan Stanley based on its professional judgment and informed by its experience with capital structures and leverage levels in leveraged buyouts.

This analysis indicated the following implied per share values of GeoEye common stock, rounded to the nearest $1.00, and the following implied aggregate equity values of GeoEye:

Leveraged Buyout Analysis Forecast Scenario	Exit Multiple	Implied Value Per Share of GeoEye Common Stock	Implied Aggregate Equity Value ($MM)
Scenario 1	4.5x – 6.0x	$16 – $26	$455 – $693
Scenario 2	4.5x – 6.0x	NM – $7	$78 – $251
Scenario 2-Adjusted Range	6.5x – 8.5x	$4 – $15	$189 – $428

Note: “NM” means “not meaningful.” In this case, the implied share price is below zero.

Morgan Stanley noted that the assumed value of the consideration to be paid by DigitalGlobe per GeoEye common share pursuant to the merger agreement was $20.54 per share, based on the closing share price for DigitalGlobe common stock on July 18, 2012.

Discounted Equity Value Analysis-DigitalGlobe

Morgan Stanley performed a discounted equity value analysis to provide insight on the potential future price of DigitalGlobe’s common stock on a standalone basis compared with the potential future price of the combined company’s common stock, discounted to the present to arrive at an implied present value for each.

In connection with this analysis, Morgan Stanley calculated the discounted equity value per share of DigitalGlobe common stock as of January 1, 2012 on a standalone basis. To calculate the discounted equity value per share of DigitalGlobe common stock on a standalone basis, Morgan Stanley utilized calendar year 2016 financial forecasts of DigitalGlobe prepared by management of DigitalGlobe. The analysis was performed on both management of DigitalGlobe’s base case forecast and an adjusted forecast prepared by management of DigitalGlobe which decreased SLA revenues to $150 million per year for the forecast period beginning in the third quarter of 2013. For each case, Morgan Stanley calculated the future equity value per share of DigitalGlobe common stock at year end 2015 by applying an Aggregate Value to EBITDA multiple of 5.25x to DigitalGlobe’s estimated EBITDA in 2016. Such multiple was the midpoint of the applicable reference range calculated by Morgan Stanley as described under “— Historical Trading Multiples Analysis.” Morgan Stanley discounted these future equity values per share to January 1, 2012 using a discount rate of 12.0%, based on Morgan Stanley’s estimate of DigitalGlobe’s then current cost of equity. This analysis resulted in an implied present value of DigitalGlobe common stock price of $31.85 and $20.72, respectively.

Morgan Stanley then calculated the discounted equity value per share of the combined company’s common stock as of January 1, 2012 on a pro forma basis. To calculate the discounted equity value per share of the combined company’s common stock, Morgan Stanley calculated the future equity value per share of the combined company’s common stock at year end 2015 by applying an Aggregate Value to EBITDA multiple of 5.25x to the management of DigitalGlobe’s estimate of the combined company’s pro forma EBITDA in 2016. Morgan Stanley then calculated the present value per share at year end 2015 of the net capital expenditure synergies/cost savings that management of DigitalGlobe anticipated to be generated after 2015. Morgan Stanley discounted the net capital expenditure synergies/cost savings using a perpetuity growth rate of approximately 2.5% and a discount rate of 10.0%, based on the midpoint of Morgan Stanley’s estimate of the combined company’s weighted average cost of capital. Morgan Stanley then discounted the aggregate future values per share to January 1, 2012 using a discount rate of 12.0%, based on Morgan Stanley’s estimate of the combined company’s then current cost of equity. This analysis resulted in an implied present value of the combined company’s common stock price of $32.35.

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion,

Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying Morgan Stanley’s analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of DigitalGlobe or GeoEye.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of DigitalGlobe and GeoEye. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

The analyses performed were prepared solely as part of Morgan Stanley’s analysis of the fairness, from a financial point of view, to DigitalGlobe of the consideration to be paid by DigitalGlobe pursuant to the merger agreement and were conducted in connection with the delivery of the Morgan Stanley opinion to the DigitalGlobe board of directors. These analyses do not purport to be appraisals or to reflect the price at which shares of common stock of GeoEye or DigitalGlobe might actually trade. The consideration to be paid by DigitalGlobe in the transaction and other terms of the merger agreement were determined through arm’s-length negotiations between DigitalGlobe and GeoEye and were approved by the DigitalGlobe board of directors. Morgan Stanley provided advice to DigitalGlobe during such negotiations; however, Morgan Stanley did not recommend any specific amount of consideration to be paid by DigitalGlobe or that any specific consideration constituted the only appropriate consideration for the proposed transaction. In addition, as described above, Morgan Stanley’s opinion and presentation to the DigitalGlobe board of directors was one of many factors taken into consideration by such board of directors in making their decision to approve, adopt and authorize the merger agreement. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the DigitalGlobe board of directors with respect to the consideration to be paid by DigitalGlobe in the transaction, or of whether the DigitalGlobe board of directors would have been willing to agree to different consideration.

The DigitalGlobe board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise and its knowledge of the business affairs of DigitalGlobe. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of DigitalGlobe, GeoEye, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument. In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services to DigitalGlobe and Cerberus (with respect to Cerberus, in a capacity unrelated to the merger), and has received fees in connection with such services. Morgan Stanley may also seek to provide such services to DigitalGlobe and Cerberus in the future, and expects to receive fees for the rendering of such services.

Under the terms of Morgan Stanley’s engagement, DigitalGlobe has agreed to pay Morgan Stanley a fee of $12.0 million for its financial advisory services in connection with the merger, all of which is payable contingent upon completion of the first step merger. The fee payable to Morgan Stanley for its financial advisory services was negotiated and agreed by DigitalGlobe and Morgan Stanley at the time of Morgan Stanley’s engagement. Such fee will be reduced by the amount of reasonable expenses incurred by DigitalGlobe in connection with retaining a second financial advisor in connection with the transaction, subject to a maximum reduction of $750,000 in the aggregate. In addition, at DigitalGlobe’s request, an affiliate of Morgan Stanley is providing or arranging financing for DigitalGlobe in connection with the merger and is expected to receive net fees of at least $12.4 million in connection with such services, which are contingent upon the closing of the first step merger. DigitalGlobe has also agreed to reimburse Morgan Stanley for its expenses reasonably incurred in performing its services, including the fees and expenses of Morgan Stanley’s legal counsel, which expenses shall not exceed $50,000 without the prior written consent of DigitalGlobe, such consent not to be unreasonably withheld. In addition, DigitalGlobe has agreed to indemnify and hold harmless Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities law, relating to or arising out of Morgan Stanley’s engagement.

As of the date of Morgan Stanley’s opinion, MSPI, an affiliate of Morgan Stanley, owned approximately 16% of the DigitalGlobe common stock based on DigitalGlobe’s Form 10-Q for the period ending March 31, 2012, filed with the Securities and Exchange Commission. Morgan Stanley received fees of approximately $9.6 million for financial advisory and financing services provided to DigitalGlobe during the two years prior to the date of its opinion. Morgan Stanley and DigitalGlobe are parties to agreements that, among other things, provide Morgan Stanley with registration rights with respect to shares of DigitalGlobe common stock and the right to, as of the date of Morgan Stanley’s opinion, nominate three directors for election to DigitalGlobe’s board of directors. One former employee of MSPI sat, as of the date of Morgan Stanley’s opinion, on the board of directors of DigitalGlobe. Furthermore, MSPI has entered into a voting agreement pursuant to which it agreed, subject to the terms of the agreement, to vote its shares of DigitalGlobe common stock in favor of the first step merger. See “Voting Agreements” beginning on page 207.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Opinions of GeoEye’s Financial Advisors

Opinion of Stone Key

Overview

Pursuant to an engagement letter dated July 18, 2012, the board of directors of GeoEye retained Stone Key to render an opinion as to the fairness, from a financial point of view, of the aggregate consideration to be paid to the holders (other than DigitalGlobe and its affiliates) of GeoEye common stock pursuant to the merger agreement to such holders. In selecting Stone Key, GeoEye’s board of directors considered, among other things, the fact that Stone Key is an internationally recognized investment banking firm with substantial experience advising companies in the aerospace and defense industries as well as substantial experience providing strategic advisory services. Stone Key, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, valuations and general corporate advisory services.

At the July 22, 2012 meeting of GeoEye’s board of directors, Stone Key delivered its oral opinion, which was subsequently confirmed in writing, that, as of July 22, 2012, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the aggregate consideration to be paid to the holders (other than DigitalGlobe and its affiliates) of GeoEye common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Stone Key’s written opinion is attached as Annex J to this joint proxy statement/prospectus and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Stone Key. The Stone Key opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Stone Key, is subject to the assumptions and conditions contained in the opinion and is necessarily based on economic, market and other conditions and the information made available to Stone Key as of the date of the Stone Key opinion. Stone Key has no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Stone Key’s opinion:

•	was provided to GeoEye’s board of directors for its benefit and use in connection with its consideration of the merger;

•	did not constitute a recommendation to the board of directors of GeoEye;

•	did not constitute a recommendation to any stockholder of GeoEye as to how to vote in connection with the merger or any other matter;

•

did not address GeoEye’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for GeoEye, the financing of the merger or the effects of any other transaction in which GeoEye might engage;

•	addressed only the fairness, from a financial point of view, of the aggregate consideration to be paid to the holders of the outstanding shares of GeoEye common stock;

•

did not express any view or opinion with respect to the fairness of the compensation to be received in connection with the merger by holders of any other class of securities, creditors or other constituencies of GeoEye;

•

did not express any view or opinion with respect to the allocation of the aggregate consideration to be paid in connection with the merger among holders of various classes of securities or other constituencies of GeoEye;

•	did not express any view or opinion with respect to the merits of the merger to any holder of GeoEye equity relative to any other holder of GeoEye equity;

•	did not express any view or opinion as to the fairness of the merger, from a financial point of view, to DigitalGlobe and its affiliates;

•

did not address any other term or aspect of the merger agreement or any term or aspect of any other agreement or instrument contemplated by the transaction documentation or entered into or amended in connection with the merger, or the impact thereof on GeoEye or DigitalGlobe; and

•

did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of GeoEye’s officers, directors or employees, or any class of these persons, in connection with the merger relative to the aggregate consideration to be paid to holders of GeoEye common stock in the merger.

GeoEye did not provide specific instructions to, or place any limitations on, Stone Key with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Stone Key:

•	reviewed drafts of the transaction documentation in substantially final form;

•

reviewed GeoEye’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2009, 2010 and 2011, its Quarterly Report on Form 10-Q for the period ended March 31, 2012 and its Current Reports on Form 8-K filed since December 31, 2011;

•

reviewed DigitalGlobe’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2009, 2010 and 2011, its Quarterly Report on Form 10-Q for the period ended March 31, 2012 and its Current Reports on Form 8-K filed since December 31, 2011;

•

reviewed certain operating and financial information relating to GeoEye’s and DigitalGlobe’s respective businesses and prospects, including projections for GeoEye for the nine years ending December 31, 2020 (the “GeoEye Projections”) and DigitalGlobe for the five years ending December 31, 2016 (the “DigitalGlobe Projections”), all as provided to Stone Key by GeoEye’s management;

•

reviewed certain estimates of cost savings and other combination benefits (which we refer to collectively as “Synergy Estimates”) expected to result from the merger, all as prepared and provided to Stone Key by GeoEye’s management;

•	met with certain members of GeoEye’s senior management to discuss GeoEye’s and DigitalGlobe’s respective businesses, operations, historical and projected financial results and future prospects;

•	met with certain members of DigitalGlobe’s senior management to discuss DigitalGlobe’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the GeoEye common Stock and the DigitalGlobe common stock;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which Stone Key deemed generally comparable to GeoEye and DigitalGlobe;

•	reviewed the terms of certain relevant mergers and acquisitions involving companies which Stone Key deemed generally comparable to GeoEye and DigitalGlobe;

•	performed discounted cash flow analyses based on the GeoEye Projections, the DigitalGlobe Projections and the Synergy Estimates;

•	reviewed the pro forma financial results, financial condition and capitalization of the combined company; and

•	conducted those other studies, analyses, inquiries and investigations as Stone Key deemed appropriate.

In connection with rendering its opinion, Stone Key further noted that:

•

Stone Key relied upon and assumed, without independent verification, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, including, without limitation, the GeoEye Projections, DigitalGlobe Projections and Synergy Estimates.

•

With respect to the GeoEye Projections, DigitalGlobe Projections and Synergy Estimates, Stone Key assumed with the consent of its client that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the senior management of GeoEye and DigitalGlobe, as the case may be, as to the expected future performance of GeoEye and DigitalGlobe.

•

Stone Key did not assume any responsibility for the independent verification of any information referred to above, including, without limitation, the GeoEye Projections, DigitalGlobe Projections and Synergy Estimates; Stone Key expressed no view or opinion as to the GeoEye Projections, DigitalGlobe Projections and Synergy Estimates and the assumptions upon which they were based; and Stone Key further relied upon the assurances of the senior management of GeoEye and DigitalGlobe, as the case may be, that they were unaware of any facts that would have made the information, GeoEye Projections, DigitalGlobe Projections and Synergy Estimates incomplete or misleading.

•

In arriving at its opinion, Stone Key did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of GeoEye and DigitalGlobe, nor was Stone Key furnished with any such appraisals.

•	Stone Key did not solicit, nor was it asked to solicit, third party acquisition interest in GeoEye.

•	Stone Key assumed that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

•

Stone Key assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to Stone Key’s analysis.

•

Stone Key assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any amendments or modifications, the effect of which would be in any way meaningful to Stone Key’s analysis.

•	The credit, financial and stock markets are experiencing unusual volatility; Stone Key expressed no opinion or view as to the effects of such volatility on the merger or the parties thereto.

•	Stone Key is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by GeoEye, DigitalGlobe and their respective advisors with respect to these issues.

•

Stone Key did not express any opinion as to the price or range of prices at which (i) the shares of GeoEye common stock may trade subsequent to the announcement of the merger or (ii) the shares of DigitalGlobe common stock may trade subsequent to the announcement or consummation of the merger.

Summary of Analyses

The following is a summary of the principal financial and valuation analyses performed by Stone Key and presented to GeoEye’s board of directors in connection with rendering its fairness opinion.

Some of the financial and valuation analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial and valuation analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Stone Key’s financial and valuation analyses.

Stone Key’s analysis of GeoEye’s and the combined company’s implied valuation per share emphasized an examination of GeoEye’s capitalization on an “as-converted basis,” which assumes the conversion of 100% of the GeoEye Series A convertible preferred stock into 2.7 million shares of GeoEye common stock. Stone Key noted that such an analysis is inherently more conservative than an analysis of GeoEye’s capitalization on a “pre-conversion basis” because an “as-converted basis” analysis recognizes the dilutive effect of such convertible preferred stock to GeoEye’s common stockholders.

Transaction Valuation Overview

On an as-converted basis (based on approximately 26.1 million shares of GeoEye common stock outstanding as of July 20, 2012 on a fully diluted basis, calculated assuming the conversion of 100% of the GeoEye Series A convertible preferred stock), Stone Key noted that the nominal offer price pre-synergies (the “Nominal Offer Price”) of $20.27 per share (consisting of $4.10 per share in cash and $16.17 per share in DigitalGlobe common stock, based on an exchange ratio of 1.137 shares of DigitalGlobe common stock per share of GeoEye common stock and DigitalGlobe’s closing stock price as of July 20, 2012), implied an equity value of approximately $528.6 million. Net of approximately $181.2 million of cash and cash equivalents and approximately $525.0 million of debt (as of March 31, 2012), Stone Key noted that the Nominal Offer Price of $20.27 per share implied an enterprise value of approximately $872.4 million.

Stone Key reviewed the historical trading prices and volumes for GeoEye common stock. In addition, Stone Key analyzed the consideration to be received by holders of the shares of

GeoEye common stock pursuant to the merger agreement in relation to the share price on July 20, 2012 (the last trading day before the announcement of the execution of the merger agreement); the high and low share prices for the 12 months ending July 20, 2012; and, as described below, the mean research analyst price targets for GeoEye as of July 20, 2012. The closing share prices and implied premiums to the Nominal Offer Price of $20.27 per share are detailed below.

	Price	Premium
Closing Price as of 7/20/2012	$15.17	33.6%
52-Week High as of 7/20/2012	$41.65	(51.3)%
52-Week Low as of 7/20/2012	$14.24	42.3%
Mean Research Analyst Price Targets as of 7/20/2012	$23.42	(13.5)%

Stone Key reviewed the public market trading price targets for GeoEye common stock prepared and published by eight equity research analysts, as in effect as of July 20, 2012, including those published by Benchmark, CRT Capital Group, Dominick & Dominick, Dougherty & Co., GARP Research, JPMorgan, Macquarie and Raymond James. These price targets reflected each analyst’s estimate of the public market trading price of GeoEye common stock one year in the future. Stone Key noted that the range of one-year research analyst price targets for GeoEye common stock was $13.00 to $30.00 per share, with a mean price target of $23.42 per share.

Stone Key noted that all of the foregoing analyses are not valuation methodologies and that such analyses were presented merely for reference purposes.

Stone Key’s Valuation Analyses of GeoEye

Discounted Cash Flow Analyses

Stone Key performed discounted cash flow analyses based on the GeoEye Projections and, specifically, GeoEye’s projected unlevered after-tax free cash flows and an estimate of its terminal value at the end of the projection horizon. In order to provide a more comprehensive analysis of GeoEye, Stone Key conducted its discounted cash flow analyses utilizing both the terminal value methodology and the perpetual growth methodology.

In performing its discounted cash flow analyses:

•

Stone Key based its discounted cash flow analyses on the GeoEye Projections and the terminal year financial projections discussed by Stone Key with GeoEye’s senior management; the GeoEye Projections included projected unlevered after-tax free cash flows of $(98.3) million, $(12.6) million, $162.4 million, $(7.0) million, $(14.0) million, $(10.2) million, $35.7 million, $251.3 million and $35.5 million for 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019 and 2020, respectively;

•

Stone Key estimated GeoEye’s weighted average cost of capital to be within a range of 7.5%-8.5% based on, among other factors, (i) a review of GeoEye’s Bloomberg five-year historical adjusted beta and its Bloomberg two-year historical adjusted beta as well as similar beta information for certain companies comparable to GeoEye, (ii) Stone Key’s estimate of the U.S. equity risk premium, (iii) the current capital structure for the comparable companies and (iv) Stone Key’s investment banking and capital markets judgment and experience in valuing companies comparable to GeoEye;

•

in calculating GeoEye’s terminal value for purposes of its discounted cash flow analyses, Stone Key used a reference range of (i) terminal enterprise value/forward earnings before interest, taxes, depreciation and amortization and stock-based compensation (referred to as “Adjusted EBITDA”) multiples of 3.5x to 5.5x, which reference range was based on the analysis described under “Comparable Company Analysis” below; and (ii) perpetual growth rates of 0.0%-2.0%, based on Stone Key’s discussions with GeoEye management and GeoEye’s financial forecasts and expectations regarding long-term growth of the satellite and government services industries, gross domestic product and inflation; Stone Key, for purposes of calculating terminal unlevered after-tax free cash flow, based on discussions with management of GeoEye, adjusted unlevered free cash flow for 2020 with depreciation and amortization assumed to be 100% of terminal normalized capital expenditures, which assumes that (a) GeoEye will operate two satellites in perpetuity, (b) the cost of each satellite will be $750 million and the annual cost of maintaining each satellite will be $25 million (as such amounts may be adjusted for inflation) and (c) each satellite will have an expected useful life of 10 years;

•

utilizing the terminal value methodology, on an as-converted basis, Stone Key’s discounted cash flow analyses resulted in an overall reference range of $23.73 to $39.60 per share for purposes of valuing GeoEye common stock; Stone Key compared this overall reference range to the $20.27 Nominal Offer Price and noted that, while the Nominal Offer Price is less than this overall reference range, the Nominal Offer Price does not reflect the value created as a result of the merger as described under the heading “Value Creation Analysis Based on Discounted Cash Flow Analysis” below;

•

utilizing the perpetual growth methodology, on an as-converted basis Stone Key’s discounted cash flow analyses resulted in an overall reference range of $22.13 to $36.27 per share for purposes of valuing GeoEye common stock; Stone Key compared this overall reference range to the $20.27 Nominal Offer Price and noted that, while the Nominal Offer Price is less than this overall reference range, the Nominal Offer Price does not reflect the value created as a result of the merger as described under the heading “Value Creation Analysis Based on Discounted Cash Flow Analysis” below;

•	Stone Key included in GeoEye’s enterprise value the net present value of the tax benefit of GeoEye’s net operating losses; and

•	GeoEye’s Adjusted EBITDA included NGA cost share payments and excluded deferred revenue from the NGA and stock-based compensation expense.

Precedent Merger and Acquisition Transactions Analysis

Stone Key reviewed and analyzed certain relevant precedent merger and acquisition transactions during the past several years involving satellite services companies and government services companies.

Stone Key noted that the precedent merger and acquisition transactions analysis was not the focus of its overall analysis because of differences in various financial and operating characteristics between GeoEye and the satellite service companies and government services companies to which it was compared. Furthermore, given the major differences between GeoEye’s core businesses and those of the selected satellite service companies and government services companies in the precedent transactions analysis, Stone Key noted that it is difficult to directly compare GeoEye to other companies. In addition, in contrast to the merger, the precedent transactions involved the payment of 100% of the consideration in the form of cash, further accentuating the limited applicability of the precedent merger and acquisition transactions analysis.

The following precedent merger and acquisition transactions involving satellite services and government services companies that may be compared to the merger were considered by Stone Key:

($ in millions)

Announced Date		Target Value	Target Enterprise Value / LTM
	Acquiror / Target		Revenue	EBITDA
Satellite Services Precedent Transactions
02/14/11	EchoStar / Hughes Communications	$1,900	2.40x	11.6x
03/19/07	CIP Canada / Stratos	604	1.10x	7.6x
12/07/06	Caisse des Depots (CDC) / Eutelsat (1)	1,148	7.20x	8.6x
09/21/05	ORBIMAGE / Space Imaging	289	2.10x	10.3x
08/30/05	Intelsat / PanAmSat	6,700	8.00x	14.7x
Government Services Precedent Transactions
10/19/11	Parsons / SPARTA (Cobham)	$350	1.16x	11.3x
08/16/11	General Dynamics / Vangent	960	1.26x	10.0x
04/01/11	Providence Equity / SRA International	1,795	1.05x	11.7x
10/13/10	Veritas Capital / EIG (Lockheed Martin)	815	1.30x	12.2x
05/07/10	CGI Group / Stanley	1,074	1.21x	10.9x
11/08/09	General Atlantic & KKR / TASC	1,650	1.00x	10.2x
Statistics:
Median:			1.26x	10.9x
Mean:			2.53x	10.8x
Harmonic Mean:(2)			1.51x	10.5x
High:			8.00x	14.7x
Low:			1.00x	7.6x

(1)  Acquisition of a 25.5% minority stake in Eutelsat.

(2)  The harmonic mean of a set of “x” numbers is calculated by adding the reciprocals of the numbers in the set, dividing the reciprocal by “x” and taking the reciprocal of the result.

In performing its precedent merger and acquisition transactions analysis:

•

Stone Key calculated the enterprise value of the target company, as implied by the precedent transaction, as a multiple of the target company’s EBITDA for the last twelve month (“LTM”) period prior to the announcement of the transaction, or the “Enterprise Value / LTM EBITDA multiple.” Stone Key noted that the range of transaction multiples ranged from 7.6x Enterprise Value / LTM EBITDA to 14.7x Enterprise Value / LTM EBITDA. Based on Stone Key’s judgment and expertise, Stone Key selected reference ranges of transaction multiples consisting of a merger enterprise value/ LTM EBITDA multiple range of 8.0x to 10.0x.

•

After applying the reference range of transaction multiples of 8.0x to 10.0x to the calendar year 2012E Adjusted EBITDA contained in the GeoEye Projections (which would represent the comparable LTM EBITDA for GeoEye assuming a December 31, 2012 transaction close), adding net cash to the implied enterprise values and dividing the results by the fully diluted number of shares of GeoEye common stock outstanding, this analysis resulted in an overall reference range of $36.09 to $46.91 per share for purposes of valuing GeoEye common stock on an as-converted basis; Stone Key compared this overall reference range to the lower $20.27 Nominal Offer Price and noted that, while the Nominal Offer Price is less than this overall reference range, the Nominal Offer Price does not reflect the value created as a result of the merger as described under the heading “Value Creation Analysis Based on Discounted Cash Flow Analysis” below.

Comparable Company Analysis

Stone Key compared and analyzed GeoEye’s historical stock price performance, historical and projected financial performance and valuation metrics against other publicly-traded companies in the Satellite and Government Services sectors.

Stone Key noted that, although instructive, the comparable companies analysis was not the focus of its valuation analysis because of differences between GeoEye and the companies to which it was compared with respect to financial and operating characteristics and other factors. The differences include, among other factors, that:

•	GeoEye’s highly specialized industry focus, revenue model, and narrow customer base are not clearly comparable to any publicly-traded company other than DigitalGlobe; and

•	the comparable companies only compete in a small sub-segment of GeoEye’s markets and many have additional substantial lines of business with widely varying operating and growth characteristics.

For these reasons, it is difficult to directly compare GeoEye to other companies.

Publicly-traded comparable companies were used in the analysis of GeoEye and were selected on the basis of their financial and operating metrics and criteria, including product and service offerings, risk profile, size, end customers, geographic footprint and scale of operations. Based on these metrics and criteria, Stone Key stated its belief that DigitalGlobe is the most comparable company to GeoEye.

Additionally, the following satellite services publicly-traded comparable companies were considered by Stone Key:

•	Eutelsat Communications SA;

•	Inmarsat Plc; and

•	Iridium Communications Inc.

The following government services publicly-traded comparable companies were considered by Stone Key:

•	Booz Allen Hamilton Holding Corporation;

•	CACI International Inc;

•	Mantech International Corp; and

•	SAIC, Inc.

Stone Key observed that the common stock of publicly-traded companies frequently trades on the basis of a multiple of forward earnings. Consequently, based on the assumption the merger would close on December 31, 2012, Stone Key analyzed the enterprise value/calendar year 2013E Adjusted EBITDA multiples for the above comparable companies based on Wall Street consensus estimates and the most recent publicly available filings:

Selected Satellite Services Comparable Company Trading Multiples

Enterprise Value / Adjusted EBITDA
Calendar Year 2013 Estimate
Peers
Eutelsat	7.7x
Inmarsat	7.2x
Iridium	4.1x
Statistics
Mean	6.3x
Median	7.2x
High	7.7x
Low	4.1x

Selected Government Services Comparable Company Trading Multiples

Enterprise Value / Adjusted EBITDA
Calendar Year 2013 Estimate
Peers
Booz Allen Hamilton	6.2x
CACI	5.8x
ManTech	3.8x
SAIC	5.1x
Statistics
Mean	5.2x
Median	5.4x
High	6.2x
Low	3.8x

In performing its comparable company analysis:

•

Based on the results of this analysis and on Stone Key’s judgment and expertise, Stone Key selected an enterprise value/calendar year 2013E Adjusted EBITDA multiple range of 3.5x to 5.5x. The midpoint of this range (4.5x) reflected the enterprise value/calendar year 2013E Adjusted EBITDA trading multiple of GeoEye’s most comparable company, DigitalGlobe, as of July 20, 2012, based on Wall Street consensus estimates.

•

After applying the reference range of 3.5x to 5.5x to the calendar year 2013E Adjusted EBITDA contained in the forecast, adding net cash to the implied enterprise values and dividing the results by the fully diluted number of shares of GeoEye common stock outstanding (including convertible preferred stock converted into 2.7 million of GeoEye common stock for the as-converted basis calculation only), this analysis resulted in an overall reference range of $0.26 to $5.29 per share (assuming no acquisition premium) for purposes of valuing GeoEye common stock on an as-converted basis; Stone Key compared this overall reference range to the higher $20.27 Nominal Offer Price.

Stone Key’s Valuation Analyses Of DigitalGlobe

Discounted Cash Flow Analyses

Stone Key performed discounted cash flow analyses based on the DigitalGlobe Projections and, specifically, DigitalGlobe’s projected unlevered after-tax free cash flows and an estimate of its terminal value at the end of the projection horizon. In order to provide a more comprehensive analysis of DigitalGlobe, Stone Key conducted its discounted cash flow analyses utilizing both the terminal value methodology and the perpetual growth methodology.

In performing its discounted cash flow analyses:

•

Stone Key based its discounted cash flow analyses on the DigitalGlobe Projections and the terminal year financial projections discussed by Stone Key with GeoEye’s senior management; the DigitalGlobe Projections included projected unlevered after-tax free cash flows of $(37.5) million, $(1.9) million, $65.9 million, $142.6 million and $123.9 million for 2012, 2013, 2014, 2015 and 2016, respectively;

•

Stone Key estimated DigitalGlobe’s weighted average cost of capital to be within a range of 7.5%-8.5% based on, among other factors, (i) a review of DigitalGlobe’s Bloomberg five-year historical adjusted beta and its Bloomberg two-year historical adjusted beta as well as similar beta information for certain companies comparable to DigitalGlobe, (ii) Stone Key’s estimate of the U.S. equity risk premium, (iii) the current capital structure for the comparable companies and (iv) Stone Key’s investment banking and capital markets judgment and experience in valuing companies comparable to DigitalGlobe;

•

in calculating DigitalGlobe’s terminal value for purposes of its discounted cash flow analyses, Stone Key used a reference range of (i) terminal enterprise value/forward Adjusted EBITDA multiples of 3.5x to 5.5x, which reference range was based on the analysis described under “Comparable Company Analysis” below; and (ii) perpetual growth rates of 0.0%-2.0%, based on Stone Key’s discussions with GeoEye and DigitalGlobe management and GeoEye’s and DigitalGlobe’s financial forecasts and expectations regarding long-term growth of the satellite and government services industries, gross domestic product and inflation; Stone Key, for purposes of calculating terminal unlevered after-tax free cash flow, based on discussions with management of GeoEye and DigitalGlobe, adjusted unlevered free cash flow for 2016 with depreciation and amortization assumed to be 100% of terminal normalized capital expenditures, which assumes that DigitalGlobe’s annual capital expenditures in perpetuity will equal 2016 projected capital expenditures;

•

utilizing the terminal value methodology, Stone Key’s discounted cash flow analyses resulted in an overall reference range of $23.95 to $37.56 per share for purposes of valuing DigitalGlobe common stock;

•

utilizing the perpetual growth methodology, Stone Key’s discounted cash flow analyses resulted in an overall reference range of $25.89 to $39.93 per share for purposes of valuing DigitalGlobe common stock;

•	Stone Key included in DigitalGlobe’s enterprise value the net present value of the tax benefit of DigitalGlobe’s net operating losses; and

•	DigitalGlobe’s Adjusted EBITDA excluded deferred revenue from the NGA and stock-based compensation expense.

Precedent Merger and Acquisition Transactions Analysis

Stone Key reviewed and analyzed certain relevant precedent merger and acquisition transactions during the past several years involving satellite services companies and government services companies. These precedent transactions were the same as those considered by Stone Key in performing its precedent merger and acquisition transactions analysis in connection with GeoEye.

Stone Key noted that the precedent merger and acquisition transactions analysis was not the focus of its overall analysis because of differences in various financial and operating characteristics between DigitalGlobe and the satellite services companies and government services companies to which it was compared. Furthermore, given the major differences between DigitalGlobe’s core businesses and those of the selected satellite services companies and government services companies in the precedent transactions analysis, Stone Key noted that it is difficult to directly compare DigitalGlobe to other companies. In addition, in contrast to the merger, the precedent transactions involved the payment of 100% of the consideration in the form of cash, further accentuating the limited applicability of the precedent merger and acquisition transactions analysis.

In performing its precedent merger and acquisition transactions analysis:

•

Stone Key calculated the enterprise value of the target company, as implied by the precedent transaction, as a multiple of the target company’s EBITDA for the last twelve month (“LTM”) period prior to the announcement of the transaction, or the “Enterprise Value / LTM EBITDA multiple.” Stone Key noted that the range of transaction multiples ranged from 7.6x Enterprise Value / LTM EBITDA to 14.7x Enterprise Value / LTM EBITDA. Based on Stone Key’s judgment and expertise, Stone Key selected reference ranges of transaction multiples consisting of a merger enterprise value/LTM EBITDA multiple range of 8.0x to 10.0x.

•

After applying the reference range of transaction multiples of 8.0x to 10.0x to the calendar year 2012E Adjusted EBITDA contained in the DigitalGlobe Projections (which would represent the comparable LTM EBITDA for DigitalGlobe assuming a December 31, 2012 transaction close), adding net cash to the implied enterprise values and dividing the results by the fully diluted number of shares of DigitalGlobe common stock outstanding, this analysis resulted in an overall reference range of $32.02 to $40.48 per share for purposes of valuing DigitalGlobe common stock.

Comparable Company Analysis

Stone Key compared and analyzed DigitalGlobe’s historical stock price performance, historical and projected financial performance and valuation metrics against other publicly-traded companies in the satellite and government services sectors.

Stone Key noted that, although instructive, the comparable companies analysis was not the focus of its valuation analysis because of differences between DigitalGlobe and the companies to which it was compared with respect to financial and operating characteristics and other factors. The differences include, among other factors, that:

•	DigitalGlobe’s highly specialized industry focus, revenue model, and narrow customer base are not clearly comparable to any publicly-traded company other than GeoEye; and

•	the comparable companies only compete in a small sub-segment of DigitalGlobe’s markets and many have additional substantial lines of business with widely varying operating and growth characteristics.

For these reasons, it is difficult to directly compare DigitalGlobe to other companies.

Publicly-traded comparable companies were used in the analysis of DigitalGlobe and were selected on the basis of their financial and operating metrics and criteria, including product and service offerings, risk profile, size, end customers, geographic footprint and scale of operations. Based on these metrics and criteria, Stone Key stated that its belief that GeoEye is the most comparable company to DigitalGlobe.

Additionally, the same satellite services and government services publicly-traded comparable companies were considered by Stone Key as were considered in connection with its review of GeoEye.

Stone Key observed that the common stock of publicly-traded companies frequently trades on the basis of a multiple of forward earnings. Consequently, based on the assumption the merger would close on December 31, 2012, Stone Key analyzed the enterprise value/calendar year 2013E Adjusted EBITDA multiples for the above comparable companies based on Wall Street consensus estimates and the most recent publicly available filings:

Selected Satellite Services Comparable Company Trading Multiples

Enterprise Value / Adjusted EBITDA
Calendar Year 2013 Estimate
Peers
Eutelsat	7.7x
Inmarsat	7.2x
Iridium	4.1x
Statistics
Mean	6.3x
Median	7.2x
High	7.7x
Low	4.1x

Selected Government Services Comparable Company Trading Multiples

Enterprise Value / Adjusted EBITDA
Calendar Year 2013 Estimate
Peers
Booz Allen Hamilton	6.2x
CACI	5.8x
ManTech	3.8x
SAIC	5.1x
Statistics
Mean	5.2x
Median	5.4x
High	6.2x
Low	3.8x

In performing its comparable company analysis:

•	Based on the results of this analysis and on Stone Key’s judgment and expertise, Stone Key selected an enterprise value/calendar year 2013E Adjusted EBITDA multiple range of 3.5x to 5.5x.

•

After applying the reference range of 3.5x to 5.5x to the calendar year 2013E Adjusted EBITDA contained in the forecast, adding net cash to the implied enterprise values and dividing the results by the fully diluted number of shares of DigitalGlobe common stock outstanding, this analysis resulted in an overall reference range of $15.78 to $26.52 per share (assuming no acquisition premium) for purposes of valuing DigitalGlobe common stock.

Value Creation Analysis Based on Discounted Cash Flow Analysis

Stone Key performed a value creation analysis that compared a range of implied fully diluted equity values per share of GeoEye common stock derived from the discounted cash flow analyses on a stand-alone basis using GeoEye management estimates to a range of implied fully diluted equity values per share of GeoEye common stock derived from the discounted cash flow analyses on the combined company, pro forma for the merger, together with the cash portion of the merger consideration pursuant to the merger agreement. The range of pro forma implied fully diluted equity values per share was based on (i) GeoEye’s pro forma ownership (38.6%/61.4% GeoEye/DigitalGlobe ownership split on an as-converted basis, calculated using DigitalGlobe’s fully diluted shares and the shares to be issued to GeoEye stockholders pursuant to the merger agreement), (ii) the range of the fully diluted equity values per share implied by an analysis of the combined company’s pro forma discounted cash flow based on GeoEye management estimates, (iii) a weighted average cost of capital range of 7.0% to 8.0%, (iv) based on Stone Key’s judgment and expertise, a terminal value range using either terminal enterprise value/forward Adjusted EBITDA multiples of 4.0x to 6.0x or perpetual growth rates of 0.0% to 2.0%, (v) pro forma net debt taking into account the impact of cash consideration paid to GeoEye stockholders and (vi) a pro forma analysis of DigitalGlobe’s fully diluted shares outstanding including the additional shares to be issued as consideration pursuant to the merger agreement.

In order to provide a more comprehensive analysis of GeoEye, Stone Key utilized both the terminal value methodology and the perpetual growth methodology to conduct its value creation analysis:

•

Utilizing the terminal value methodology, on an as-converted basis, Stone Key’s value creation analysis resulted in an overall reference range of $26.79 to $42.31 per share for purposes of valuing the combined company’s common stock.

•

Utilizing the perpetual growth methodology, on an as-converted basis, Stone Key’s value creation analysis resulted in an overall reference range of $36.27 to $60.66 per share for purposes of valuing the combined company’s common stock.

	Standalone 100% Ownership of GeoEye		Post-Transaction 38.6% GeoEye / 61.4% DigitalGlobe
	Min	Max	Min	Max
Total Value Per Share to GeoEye
Stockholders:
DCF (Terminal Value)	$23.73	$39.60	$26.79	$42.31
DCF (Perpetual Growth)	$22.13	$36.27	$36.27	$60.66

•

Stone Key then compared the minimum and maximum implied fully diluted equity values per share of GeoEye common stock derived from the discounted cash flow analyses conducted on a stand-alone basis (analyzing both the terminal value methodology and the perpetual growth methodology) to the minimum and maximum implied fully diluted equity values per share of GeoEye common stock derived from the discounted cash flow analyses conducted on the combined company (analyzing both the terminal value methodology and the perpetual growth methodology) to analyze the pro forma implied accretion to GeoEye stockholders across a spectrum of ranges and methodologies.

•

Based on this analysis, Stone Key observed that the merger would result in pro forma implied fully diluted equity value per share accretion when comparing (i) the minimum implied fully diluted equity value per share of GeoEye common stock derived from the discounted cash flow analyses conducted on a stand-alone basis to the minimum implied fully diluted equity value per share of GeoEye common stock derived from the discounted cash flow analyses conducted on the combined company, (ii) the maximum implied fully diluted equity value per share of GeoEye common stock derived from the discounted cash flow analyses conducted on a stand-alone basis to the maximum implied fully diluted equity value per share of GeoEye common stock derived from the discounted cash flow analyses conducted on the combined company and (iii) the minimum implied fully diluted equity value per share of GeoEye common stock derived from the discounted cash flow analyses conducted on a stand-alone basis to the maximum implied fully diluted equity value per share of GeoEye common stock derived from the discounted cash flow analyses conducted on the combined company.

•

Stone Key observed that only in the scenario comparing the maximum implied fully diluted equity value per share of GeoEye common stock derived from the discounted cash flow analyses conducted on a stand-alone basis to the minimum implied fully diluted equity value per share of GeoEye common stock derived from the discounted cash flow analyses conducted on the combined company would there be potential value degradation to GeoEye stockholders. The results of this analysis are detailed below.

As-converted basis:

	Standalone 100% Ownership of GeoEye		Post-Transaction 38.6% GeoEye / 61.4% DigitalGlobe
	Min	Max	Min	Max
Total Value Per Share to GeoEye
Stockholders:	$22.13	$39.60	$26.79	$60.66

Post-Transaction vs. Standalone			%Variance
Post-Transaction Minimum/Standalone Minimum		21.0%
Post-Transaction Maximum/Standalone Maximum		53.2%
Post-Transaction Maximum/Standalone Minimum		174.1%
Post-Transaction Minimum/Standalone Maximum		(32.4)%

Stone Key observed that, while the $20.27 Nominal Offer Price is less than the reference range for GeoEye on a standalone basis under this analysis, the reference range of valuations under this analysis for the cash and stock consideration to be paid to the holders (other than Digital Globe and its affiliates) of GeoEye common stock pursuant to the merger agreement is above the Nominal Offer Price in most scenarios.

Other Considerations

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial and valuation analyses and the application of those methods to the particular circumstances involved. A fairness opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Stone Key create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Stone Key opinion. In arriving at its opinion, Stone Key:

•

based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Stone Key opinion;

•	considered the results of all its analyses and, except as discussed above, did not attribute any particular weight to any one analysis or factor; and

•

arrived at its ultimate opinion on the basis of its experience and professional judgment after considering the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Stone Key in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the aggregate consideration to be paid to the holders (other than DigitalGlobe and its affiliates) of GeoEye common stock pursuant to the merger agreement.

Stone Key also noted that:

•

The analyses performed by Stone Key, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•

None of the public companies used in the comparable company analysis described above are identical to GeoEye or DigitalGlobe, and none of the precedent merger and acquisition transactions used in the precedent transactions analysis described above are identical to the merger.

•

Accordingly, the analyses of publicly traded comparable companies and precedent merger and acquisition transactions are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in financial, operating and capital markets-related characteristics and other factors regarding the companies and precedent merger and acquisition transactions to which GeoEye, DigitalGlobe and the merger were compared.

•	The analyses performed by Stone Key do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The type and amount of consideration payable in the merger were determined through negotiations between GeoEye and DigitalGlobe and were approved by the GeoEye board of directors. Stone Key provided advice to GeoEye’s board of directors during these negotiations. Stone Key did not, however, recommend to GeoEye or the GeoEye board of directors that any specific amount of consideration be received by the stockholders of GeoEye in connection with the merger. The decision to enter into the merger agreement was solely that of GeoEye’s board of directors. The Stone Key opinion was just one of the many factors taken into consideration by GeoEye’s board of directors. Consequently, Stone Key’s analyses should not be viewed as determinative of the decision of GeoEye’s board of directors with respect to the fairness, from a financial point of view, of the aggregate consideration to be paid to the holders (other than DigitalGlobe and its affiliates) of GeoEye common stock pursuant to the merger agreement.

Pursuant to the engagement letter dated May 16, 2012 between Stone Key and the board of directors of GeoEye (referred to as the “May Engagement Letter”), GeoEye paid Stone Key fees totaling $1,250,000 in consideration for providing financial advice and assistance to the board of GeoEye. Pursuant to the engagement letter dated July 18, 2012 between Stone Key and the board of directors of GeoEye (referred to as the “July Engagement Letter”), GeoEye paid Stone Key a fee of $2,400,000 upon delivery of Stone Key’s fairness opinion. In addition, GeoEye has agreed to reimburse Stone Key for certain expenses and to indemnify Stone Key against certain liabilities arising out of Stone Key’s engagements. As of the date of the May Engagement Letter, neither Stone Key nor any of the principal members of its team working on the assignment contemplated thereby had (i) received any remuneration from DigitalGlobe, GeoEye or any of their respective controlled affiliates during the preceding two years or (ii) any conflict with respect to providing the services contemplated by the May Engagement Letter or the July Engagement Letter. In the future, Stone Key may seek to provide DigitalGlobe and its affiliates with certain investment banking and other services unrelated to the merger.

Opinion of Goldman Sachs

Goldman Sachs rendered to the board of directors of GeoEye its oral opinion, subsequently confirmed in writing, that, as of July 22, 2012, and based upon and subject to the limitations and assumptions set forth therein, the aggregate consideration (as defined below) to be paid to the holders (other than DigitalGlobe and its affiliates) of GeoEye common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Pursuant to the merger agreement, each issued and outstanding share of GeoEye common stock, other than shares to be canceled pursuant to the terms of the merger agreement and dissenting shares, will be converted into the right to receive, at the election of the holder thereof, either (i) (x) $4.10 in cash and (y) 1.137 shares of DigitalGlobe common stock (referred to as the “cash and stock consideration”), (ii) 1.425 shares of DigitalGlobe common stock (referred to as the “stock consideration”) or (ii) $20.27 in cash (referred to as the “cash consideration”; taken in the aggregate with the cash and stock consideration and the stock consideration, referred to as the “aggregate consideration”). The aggregate consideration is subject to certain procedures and limitations contained in the merger agreement, as to which procedures and limitations Goldman Sachs expressed no opinion. Goldman Sachs expressed no opinion as to the cancellation or conversion of the GeoEye Series A convertible preferred stock pursuant to the merger agreement.

The full text of the written opinion of Goldman Sachs, dated July 22, 2012, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex I to this joint proxy statement/prospectus. The summary of the Goldman Sachs opinion provided in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the board of directors of GeoEye in connection with its consideration of the transaction and the opinion does not constitute a recommendation as to how any holder of GeoEye common stock should vote or make any election with respect to the transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of GeoEye and DigitalGlobe for the five fiscal years and three fiscal years, respectively, ended December 31, 2011;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of GeoEye and DigitalGlobe;

•	DigitalGlobe’s Registration Statement on Form S-1, including the prospectus contained therein dated April 2008;

•	certain other communications from GeoEye and DigitalGlobe to their respective stockholders;

•	certain publicly available research analyst reports for GeoEye and DigitalGlobe;

•

certain internal financial analyses and forecasts for DigitalGlobe prepared by its management, referred to in this joint proxy statement/prospectus as the DigitalGlobe Management Case, and certain internal financial analyses and forecasts for GeoEye prepared by its management, referred to in this joint proxy statement/prospectus as the GeoEye Risk-Adjusted Case and the GeoEye Combined Case, in each case, as approved for our use by GeoEye, referred to collectively as the “Forecasts,” and

•	certain cost savings and operating synergies projected by the management of GeoEye to result from the transaction, as approved for our use by GeoEye, referred to as the “Synergies.”

Goldman Sachs also held discussions with members of the senior managements of GeoEye and DigitalGlobe regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of DigitalGlobe and with members of the senior management of GeoEye regarding their assessment of the past and current business operations, financial condition and future prospects of GeoEye; reviewed the reported price and trading activity for the shares of GeoEye common stock and shares of DigitalGlobe common stock; compared certain financial and stock market information for GeoEye with similar information for DigitalGlobe; reviewed the financial terms of certain recent business combinations in the defense and satellite industries and in other industries and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of GeoEye, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of GeoEye, that the Forecasts and the Synergies were reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of GeoEye. Goldman Sachs did not make any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of GeoEye or DigitalGlobe or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without any adverse effect on GeoEye or DigitalGlobe or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of GeoEye to engage in the transaction, or the relative merits of the transaction as compared to any strategic alternatives that may be available to GeoEye; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than DigitalGlobe and its affiliates) of GeoEye common stock, as of July 22, 2012, of the aggregate consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of GeoEye; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of GeoEye, or class of such persons, in connection with the transaction, whether relative to the aggregate consideration to be paid to the holders (other than DigitalGlobe and its affiliates) of GeoEye common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of DigitalGlobe common stock will trade at any time or as to the impact of the transaction on the solvency or viability of GeoEye or DigitalGlobe or the ability of GeoEye or DigitalGlobe to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, July 22, 2012, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after such date. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the board of directors of GeoEye in connection with its consideration of the transaction and its opinion does not constitute a recommendation as to how any holder of GeoEye common stock should vote or make any election with respect to the transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman, Sachs & Co.

The following is a summary of the material financial analyses presented by Goldman Sachs to the board of directors of GeoEye in connection with rendering the opinion described above. Goldman Sachs’ analyses and the summary below must be considered as a whole and selecting portions of its analyses and factors could create a misleading or incomplete view of Goldman Sachs’ analyses and opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 20, 2012, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Implied Premia Analysis

Goldman Sachs analyzed the aggregate consideration to be paid to holders of shares of GeoEye common stock pursuant to the merger agreement, assuming a $20.27 per share value for such consideration, referred to as the “Illustrative Purchase Price,” calculated as the cash consideration of $4.10 plus the implied value of the stock consideration per share of GeoEye common stock based on the closing price of $14.22 per common share of DigitalGlobe on July 20, 2012. This analysis indicated that the Illustrative Purchase Price in the amount of $20.27 per share of GeoEye common stock represented a 33.6% premium to the GeoEye share price on July 20, 2012.

Illustrative Discounted Cash Flow Analyses

Goldman Sachs performed an illustrative discounted cash flow analysis for each of GeoEye and DigitalGlobe to determine a range of their respective implied present values per share on a stand-alone basis, without giving effect to the value of any of the Synergies. Using discount rates ranging from 8.0% to 10.0% for GeoEye and 7.0% to 9.0% for DigitalGlobe, reflecting estimates of the weighted average cost of capital for each company, Goldman Sachs derived illustrative ranges of implied enterprise values for GeoEye and DigitalGlobe by discounting to present values as of June 30, 2012 (a) estimates of unlevered free cash flows of each company for the last six months of 2012 and for the years 2013 through 2016 based on the Forecasts, and (b) illustrative terminal values of each company as of December 31, 2016 derived by applying perpetuity growth rates ranging from 2.0% to 3.0% to estimates of the unlevered free cash flow of each company for 2016 (which implied a terminal earnings before interest, taxes, depreciation, and amortization, or “EBITDA,” multiple range of 2.5x to 4.0x for GeoEye and 4.0x to 7.0x for DigitalGlobe). Goldman Sachs used a range of discount rates from 8.0% to 10.0% for GeoEye and 7.0% to 9.0% for DigitalGlobe derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the company’s target capital structure, the cost of long-term debt, after-tax yield on permanent excess cash, if any, forecast tax rate and historical beta, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation.

For purposes of calculating the terminal unlevered free cash flow value for each of GeoEye and DigitalGlobe, Goldman Sachs, based on discussions with management of GeoEye, adjusted unlevered free cash flow for 2016 with depreciation and amortization assumed to be 80% of terminal normalized capital expenditures (normalized capital expenditures for GeoEye assuming two GeoEye satellites in perpetuity, a cost of $750 million per satellite grossed up for inflation, each with an expected life of 10 years, and assuming $25 million of maintenance capital expenditures, and normalized capital expenditures for DigitalGlobe assuming three DigitalGlobe satellites in perpetuity, a cost of $600 million per satellite grossed up for inflation, each with an expected life of 12 years, and assuming $25 million of maintenance capital expenditures). In addition, for each of GeoEye and DigitalGlobe, unlevered free cash flows for the last six months of 2012 and for the years 2013 through 2016 and terminal year EBITDA excluded National Geospatial-Intelligence Agency, or “NGA,” deferred revenue and included stock-based compensation as a cash expense.

To calculate the illustrative range of implied present values per share of GeoEye common stock on a stand-alone basis, Goldman Sachs subtracted $232.6 million of net debt as of June 30, 2012, based on the SEC filings of GeoEye including receipt of the $111 million NGA cost share payment, and added the present value of GeoEye’s net operating loss, referred to as “NOL,” tax shield of $56.9 million, discounted at the risk free rate, from the illustrative range of implied enterprise values for GeoEye derived as described above and divided the range of results by the number of fully diluted shares of GeoEye common stock provided by management of GeoEye, assuming conversion of the GeoEye Series A convertible preferred stock into 2.7 million shares of GeoEye common stock. To calculate the illustrative range of implied present values per share of DigitalGlobe common stock on a stand-alone basis, Goldman Sachs subtracted $290.2 million of projected net debt as of June 30, 2012, based on the SEC filings of DigitalGlobe, and added the present value of DigitalGlobe’s NOL tax shield of $86.9 million, discounted at the risk free rate, from the illustrative range of implied enterprise values for DigitalGlobe derived as described above and divided the range of results by the number of fully diluted shares of DigitalGlobe common stock based on the SEC filings of DigitalGlobe. This analysis resulted in an illustrative range of implied present values per share of GeoEye common stock of $11.29 to $26.15, as compared to the Illustrative Purchase Price of $20.27 per share of GeoEye common stock, and an illustrative range of implied present values per share of DigitalGlobe common stock of $28.62 to $52.96.

Goldman Sachs also performed an illustrative discounted cash flow analysis for the pro forma combined company to determine a range of implied present values per share of the pro forma combined company, based on the Forecasts and including the Synergies. Using a discount rate ranging from 7.5% to 8.5%, reflecting estimates of the weighted average cost of capital for the pro forma combined company, Goldman Sachs derived an illustrative range of implied enterprise values for the pro forma combined company by discounting to present values as of June 30, 2012 (a) estimates of unlevered free cash flow for the pro forma combined company for the last six months of 2012 and for the years 2013 through 2016, and (b) illustrative terminal values for the pro forma combined company as of December 31, 2016 derived by applying perpetuity growth rates ranging from 2.0% to 3.0% to estimates of the unlevered free cash flow for the pro forma combined company for 2016. Goldman Sachs used a range of discount rates from 7.5% to 8.5% derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the company’s target capital structure, the cost of long-term debt, after-tax yield on permanent excess cash, if any, forecast tax rate and historical beta, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. For purposes of calculating the terminal unlevered free cash flow value for the pro forma combined company, based on discussions with management of GeoEye, Goldman Sachs adjusted unlevered free cash flow for 2016 with depreciation and amortization assumed to be 80% of terminal normalized capital expenditures (normalized capital expenditures assuming three satellites for the pro forma combined company in perpetuity, a cost of $600 million per satellite grossed up for inflation, each with an expected life of 12 years, and assuming $50 million of combined maintenance capital expenditures). In addition, each of unlevered free cash flows for the last six months of 2012 and for the years 2013 through 2016 and terminal year EBITDA for the pro forma combined company excluded NGA deferred revenue and included stock-based compensation as a cash expense. To calculate the illustrative range of implied present values per share of the pro forma combined company, Goldman Sachs subtracted $744.4 million of projected net debt as of the close of the transaction, and added the present value of the pro forma combined company’s NOL tax shield of $93.0 million, discounted at the risk free rate, from the illustrative range of implied enterprise values for the pro forma combined company derived as described above and divided the range of results by the projected number of fully diluted shares of the pro forma combined company calculated based on the SEC filings of DigitalGlobe and the terms of the merger agreement. This analysis resulted in an illustrative range of implied present values per share of the pro forma combined company’s common stock of $34.97 to $54.97.

In addition, Goldman Sachs calculated an illustrative range of present values of the per share merger consideration to be paid to the holders of GeoEye common stock pursuant to the merger agreement. Goldman Sachs multiplied the range of illustrative present values per share of the pro forma combined company including the Synergies calculated as described above by 1.137 and added to each such value the $4.10 per share in cash to be paid to holders of GeoEye common stock pursuant to the merger agreement. These analyses resulted in an illustrative range of present values of the per share merger consideration of $43.86 to $66.60, as compared to the Illustrative Purchase Price of $20.27 per share of GeoEye common stock. Goldman Sachs also calculated an illustrative range of present values of the per share merger consideration to be paid to the holders of GeoEye common stock pursuant to the merger agreement excluding the projected Synergies relating to capital expenditures, and applying a discount rate of 8%, the midpoint of the range of such rates used in the pro forma combined company analysis, resulting in an illustrative range of present values of the per share merger consideration of $27.34 to $37.17, as compared to the Illustrative Purchase Price of $20.27 per share of GeoEye common stock.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the following change of control transactions in the satellite industry, which, in Goldman Sachs’ professional judgment, represent all such transactions in the satellite industry with a transaction value greater than $200 million since January 1, 2001:

Date Announced	Acquiror	Target	LTM Enterprise Value/ EBITDA Multiple
06/22/2012(1)	China Investment Corp.	Eutelsat Communications SA	8.3x
06/19/2012	Eutelsat Communications SA	GE-23 Satellite	6.0x
02/14/2011	EchoStar Corporation	Hughes Communications, Inc.	8.7x
09/13/2010	Permira Advisers LLP	Asia Broadcast Satellite	6.0x
07/28/2010(2)	MEASAT Global Network Systems Sdn Bhd	MEASAT Global Berhad	12.2x
10/01/2009	ViaSat Inc.	Wildblue Communications, Inc.	7.5x
06/19/2007	BC Partners	Intelsat, Ltd.	9.8x
03/19/2007	CIP Canada Investment Inc.	Stratos Global Corporation	7.7x
12/18/2006	Loral Space &Communications Inc. and Public Sector Pension Investment Board	Telesat Canada	13.1x
12/07/2006(3)	Caisse des Depots et Consignations	Eutelsat Communications SA	9.7x
12/05/2006(4)	Abertis Telecom S.A.	Eutelsat Communications SA	9.6x
12/14/2005	SES Global S.A.	New Skies Satellites Holdings Ltd.	9.8x
09/15/2005	ORBIMAGE Holdings Inc.	Space Imaging Inc.	15.7x
08/29/2005	Intelsat, Ltd.	PanAmSat Holding Corporation	9.8x
08/16/2004	Apax Partners Worldwide LLP, Apax Partners, L.P., Apollo Management V, L.P., MDP Global Investors Limited and Permira Advisers LLC	Intelsat, Ltd.	7.0x
06/07/2004	The Blackstone Group	New Skies Satellites N.V.	7.0x
04/20/2004	Kohlberg Kravis Roberts and Co.	PanAmSat Holding Corporation	7.6x
10/16/2003	Apax Partners Holdings Ltd. and Permira Advisers Ltd.	Inmarsat Ventures Plc	7.3x
07/15/2003(5)	Intelsat, Ltd.	Loral Space & Communications Inc.	6.0x
02/04/2003(6)	Eurazeo	Eutelsat Communications SA	5.5x
03/31/2001	SES Global S.A.	GE American Communications Inc.	11.3x

(1) Transaction refers to China Investment Corp.’s acquisition of 7% of Eutelsat Communications SA.

(2) Transaction refers to MEASAT Global Network Systems Sdn Bhd’s acquisition of 40.4% of MEASAT Global Berhad.

(3) Transaction refers to Caisse des Depots et Consignations’ acquisition of 26% of Eutelsat Communications SA.

(4) Transaction refers to Abertis Telecom S.A.’s acquisition of 32% of Eutelsat Communications SA.

(5) Transaction refers to Intelsat’s purchase of Loral Space & Communications Inc.’s United States satellites.

(6) Transaction refers to Eurazeo’s acquisition of 23.1% of Eutelsat Communications SA.

Although none of the selected transactions is directly comparable to the transaction, the target companies in the selected transactions are involved in the satellite industry such that, for purposes of analysis, the selected transactions may be considered similar to the transaction.

With respect to each of the selected transactions for which relevant information was publicly available, Goldman Sachs calculated the enterprise value of the target company, as implied by the precedent transaction, as a multiple of the target company’s EBITDA for the last twelve month period, or “LTM,” prior to the announcement of the transaction, or the “LTM Enterprise Value / EBITDA multiple.” The following table presents the results of this analysis:

	Selected Transactions			Selected Transactions Completed Since 2005
	Low	High	Median	Low	High	Median
LTM Enterprise Value / EBITDA multiple	5.5x	15.7x	8.2x	6.0x	15.7x	9.7x

Illustrative Implied Multiple Analyses

Using the Forecasts, Goldman Sachs calculated the enterprise value of each of GeoEye and DigitalGlobe as of July 20, 2012 as multiples of (i) the LTM EBITDA of each company and (ii) the projected EBITDA adjusted for stock based compensation and other non-cash expenses of each company for years 2012 to 2014. In addition, by multiplying the Illustrative Purchase Price by the total number of fully diluted shares of GeoEye common stock provided by management of GeoEye, assuming conversion of the GeoEye Series A convertible preferred stock into 2.7 million shares of GeoEye common stock, Goldman Sachs derived an implied equity value of GeoEye of approximately $528.6 million. Goldman Sachs then added GeoEye’s net debt amount of approximately $232.6 million as of March 31, 2012 (based on GeoEye’s SEC filings and including receipt of the $111 million NGA cost share payment) to this implied equity value and derived an implied enterprise value of GeoEye of approximately $761.2 million. Goldman Sachs then calculated the implied enterprise value of GeoEye of approximately $761.2 million as a multiple of (i) the LTM EBITDA of GeoEye and (ii) the projected adjusted EBITDA of GeoEye for years 2012 to 2014 based on the Forecasts. The following table presents the results of these analyses:

	DigitalGlobe	GeoEye	GeoEye (Implied Enterprise Value)
LTM EBITDA	5.8x	3.4x	4.2x
2012E	4.9	3.6	4.4
2013E	3.6	6.2	7.6
2014E	3.0	2.5	3.0

Illustrative Contribution Analysis

Goldman Sachs analyzed the relative potential financial contributions of GeoEye and DigitalGlobe to the pro forma combined company following the transaction, before taking into account any Synergies, but adjusted the capital structure of the pro forma combined company to reflect the $4.10 per share in cash to be paid to holders of GeoEye common stock pursuant to the merger agreement. Goldman Sachs then adjusted the relative potential financial contributions to calculate an adjusted contribution of GeoEye and DigitalGlobe to the pro forma combined company following the transaction. The following table presents the results of this analysis:

			Implied Equity Contribution
Contribution Analysis	GeoEye $	Digital Globe $	PF $	GeoEye %	DigitalGlobe %
Revenue - Forecasts

2012E	$356.6	$394.5	$751.1	43.3%	56.7%
2013E	347.6	484.8	832.4	33.8%	66.2%
2014E	535.4	552.9	1088.3	46.1%	53.9%
Adjusted EBITDA (Excluding Synergies) - Forecasts

2012E	$174.4	$194.9	$369.3	42.8%	57.2%
2013E	100.6	268.6	369.2	9.8%	90.2%
2014E	255.0	325.1	580.1	37.4%	62.6%
Equity Value

Current (1)	354.8	671.3	1,026.1	34.6%	65.4%
Transaction (1)	378.2	671.3	1,049.5	36.0%	64.0%
($ in millions)

(1) Assumes no conversion of the GeoEye Series A convertible preferred stock with a face value of $80 million.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs also performed illustrative analyses of the present value of the potential future price per share of GeoEye common stock on a stand-alone basis using EBITDA estimates. Using the Forecasts, Goldman Sachs first calculated illustrative enterprise values by multiplying the respective EBITDA estimates for the years 2012 through 2016 by LTM Enterprise Value/Adjusted EBITDA multiples ranging from 4.0x to 6.0x. The forecasted net debt as of the end of the years specified in the table below then was subtracted from the illustrative enterprise values in order to calculate the implied future equity values. The implied future equity values in turn were divided by the total number of fully diluted shares of GeoEye common stock provided by management of GeoEye. Goldman Sachs then calculated the present values of the implied per share future values for GeoEye common stock by discounting the implied per share future values to June 30, 2012, using a discount rate of 9.0%, reflecting an estimate of GeoEye’s cost of equity. Goldman Sachs used a discount rate of 9.0% derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the company’s target capital structure and historical beta, as well as certain financial metrics for the United States financial markets generally. For purposes of these calculations, Goldman Sachs assumed that the GeoEye Series A convertible preferred stock converted into 2.7 million shares of GeoEye common stock if the per share value was above $29.76 and that the GeoEye Series A convertible preferred stock did not convert into GeoEye common stock if the per share value was below $29.76, and instead was treated as $80 million of debt. The following table presents the results of this analysis, which Goldman Sachs compared to the Illustrative Purchase Price of $20.27 per share of GeoEye common stock:

Year	Implied Present Value
2012E	$15.76 - $29.88
2013E	0.00 - 7.50
2014E	25.60 - 41.19
2015E	29.38 - 45.73
2016E	30.37 - 46.25

Goldman Sachs also performed illustrative analyses of the present values of the aggregate consideration to be paid to the holders of GeoEye common stock pursuant to the merger agreement using EBITDA estimates. Using the Forecasts, Goldman Sachs first calculated illustrative enterprise values by multiplying the respective EBITDA estimates for the pro forma combined company for the years 2012 through 2016 by LTM Enterprise Value/Adjusted EBITDA multiples ranging from 4.0x to 6.0x. The forecasted net debt for the pro forma combined company as of the end of the years specified in the table below then was subtracted from the illustrative enterprise values in order to calculate the implied future equity values of the pro forma combined company. The implied future equity values in turn were divided by the total number of fully diluted shares of common stock of the pro forma combined company calculated based on the SEC filings of DigitalGlobe and the terms of the merger agreement. Goldman Sachs then calculated the present values of the implied per share future values for the pro forma combined company’s common stock by discounting the implied per share future values to June 30, 2012, using a discount rate of 9.0%, reflecting an estimate of the pro forma combined company’s cost of equity. Goldman Sachs used a discount rate of 9.0% derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including the company’s target capital structure and historical beta, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs multiplied the range of illustrative present values per share of the pro forma combined company calculated as described above by 1.137 and added to each such value the $4.10 per share in cash to be paid to holders of GeoEye common stock pursuant to the merger agreement. The following table presents the results of this analysis, which Goldman Sachs compared to the Illustrative Purchase Price of $20.27 per share of GeoEye common stock:

Year	Implied Present Value
2012E	$14.51 - $24.97
2013E	8.41 - 16.24
2014E	19.97 - 32.08
2015E	29.89 - 44.91
2016E	33.09 - 48.28

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to GeoEye, DigitalGlobe or the transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the board of directors of GeoEye as to the fairness from a financial point of view of the aggregate consideration to be paid to the holders (other than DigitalGlobe and its affiliates) of GeoEye common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of GeoEye, DigitalGlobe, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The aggregate consideration was determined through arm’s-length negotiations between GeoEye and DigitalGlobe and was approved by the board of directors of GeoEye. Goldman Sachs provided advice to GeoEye during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to GeoEye or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the board of directors of GeoEye in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex I to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of GeoEye, DigitalGlobe, any of their respective affiliates and third parties, including affiliates and portfolio companies of Cerberus, a significant stockholder of GeoEye, or any currency or commodity that may be involved in the transaction for the accounts of Goldman Sachs and its affiliates and their customers. Goldman Sachs acted as financial advisor to GeoEye in connection with, and has participated in certain of the negotiations leading to, the transaction. Goldman Sachs has provided certain investment banking services to GeoEye and its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation. During the two year period ended July 20, 2012, the Investment Banking Division of Goldman Sachs has received compensation for services provided to GeoEye and its affiliates of approximately $100,000, excluding compensation paid or to be paid to the Investment Banking Division of Goldman Sachs pursuant to its engagement in connection with the merger. During the two year period ended July 20, 2012, Goldman Sachs has not been engaged by DigitalGlobe or its affiliates to provide investment banking services for which the Investment Banking Division of Goldman Sachs has received compensation. Goldman Sachs also has provided certain investment banking services to Cerberus and its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as co-financial advisor to LNR Property Corp., or “LNR,” a portfolio company of Cerberus, with respect to a recapitalization of LNR, in July 2010; as joint bookrunner with respect to the refinancing of £300m in senior and subordinated bonds of Gala Coral Group Limited, or “Coral,” a portfolio company of Cerberus, and as co-manager with respect to the refinancing of Coral’s bank loans in connection therewith, in May 2011; as financial advisor to Cerberus with respect to the sale of Talecris Biotherapeutics Holdings Corp., a portfolio company of Cerberus, in June 2011; as financial advisor to Kokusai Kogyo KK, a portfolio company of Cerberus, with respect to the restructuring of its commercial mortgage debt (aggregate principal amount $1,300,000,000), in July 2011; and as underwriter with respect to an offering of secondary shares of GSW Immobilien AG, a portfolio company of Cerberus, in January 2012. Goldman Sachs may also in the future provide investment banking services to GeoEye, DigitalGlobe and their respective affiliates and to Cerberus and its affiliates and portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs may also have co-invested with Cerberus and its affiliates from time to time and may have invested in limited partnership units of affiliates of Cerberus from time to time, and may do so in the future.

The board of directors of GeoEye selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement, dated April 20, 2012, GeoEye engaged Goldman Sachs to act as its financial advisor in connection with the transaction contemplated by the merger agreement. Pursuant to the terms of this engagement letter, GeoEye has agreed to pay Goldman Sachs a transaction fee of $11,000,000, $2,200,000 of which was paid upon execution of the merger agreement, and the balance of which is payable upon consummation of the transaction. In addition, GeoEye has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against certain liabilities that may arise out of its engagement.

Board of Directors and Executive Officers of the Combined Company After Completion of the Merger; Headquarters

Board of Directors. Upon completion of the merger, General Howell M. Estes III (USAF, Ret.) will continue as Chairman of the board of DigitalGlobe. The board of directors of the combined company will initially consist of ten individuals, which shall include, in addition to General Estes and Jeffrey R. Tarr, who will continue as the Chief Executive Officer of DigitalGlobe as discussed below, (i) four additional directors selected by the DigitalGlobe nominating and governance committee and approved by the DigitalGlobe board and (ii) four additional directors selected by the GeoEye board. The four additional directors selected by the GeoEye board will be Lt. Gen. James A. Abrahamson (USAF, Ret.) who will be appointed as a DigitalGlobe Class I director for a term expiring at the DigitalGlobe annual meeting in 2013, a director to be designated by Cerberus, subject to the approval of the DigitalGlobe board, who will be appointed as a DigitalGlobe Class II director for a term expiring at the DigitalGlobe annual meeting in 2014 and Martin C. Faga and Lawrence A. Hough each of whom will be appointed as DigitalGlobe Class III directors for a term expiring at the DigitalGlobe annual meeting in 2015. For a discussion of the material interests of directors of GeoEye in the merger that may be in addition to, or different from, their interests as stockholders, see “— Interests of GeoEye Directors and Executive Officers in the Merger” beginning on page 152.

Executive Officers. Upon completion of the merger, the corporate leadership team of the combined company will consist of Mr. Tarr, who will continue in his role as Chief Executive Officer of DigitalGlobe. For further discussion of the material interests of executive officers of GeoEye in the merger that may be in addition to, or different from, their interests as stockholders, see “— Interests of GeoEye Directors and Executive Officers in the Merger” beginning on page 152.

Headquarters. Following completion of the merger, the combined company will retain the DigitalGlobe name and will continue to be headquartered in Colorado. The combined company will also retain a significant business presence in Missouri and Virginia and maintain offices in other locations around the globe.

Interests of GeoEye Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of GeoEye with respect to the transactions, you should be aware that GeoEye’s executive officers and directors may have interests in the transactions that are different from, or in addition to, those of GeoEye’s stockholders more generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The board of directors of GeoEye was aware of these interests during its deliberation on the merits of the transactions and in deciding to recommend that you vote for the adoption of the merger agreement and approval of transactions contemplated by the merger agreement at the special meeting.

Beneficial Ownership of Executive Officers and Directors

As of October 24, 2012, certain of GeoEye’s executive officers and directors beneficially owned and were entitled to vote approximately 737,615 shares of GeoEye common stock, or 3.15% of GeoEye’s total common stock outstanding as of that date.

Treatment of Outstanding Equity Awards

All of GeoEye’s executive officers hold vested and unvested stock options to purchase shares of GeoEye common stock, performance-based restricted stock units payable in shares of GeoEye common stock, restricted shares of GeoEye common stock and/or long-term performance cash awards, in each case, granted under one of GeoEye’s equity compensation plans. None of these awards will be subject to accelerated vesting due solely to the consummation of the merger; however, under the terms of GeoEye’s Key Employee Change in Control Severance Plan, dated as of January 1, 2007 (as amended on March 8, 2012) (the “2007 Key Employee Severance Plan”), the vesting of these awards may be accelerated in connection with a subsequent qualifying termination, as described in “—Change of Control and Termination Benefits under GeoEye Plans” below. For each of our executive officers, the amounts that would be realized with respect to their (i) aggregate unvested equity-based awards and (ii) long-term performance cash awards, in the event they incur a qualifying termination in connection with the transaction, are estimated to be approximately as follows, based on an assumed value of $28.60 per share of GeoEye common stock, which was the closing price of GeoEye’s common stock on the NASDAQ Global Market on October 22, 2012: Matthew M. O’Connell: $1,472,001 and $635,495, respectively; Joseph F. Greeves: $503,319 and $195,865, respectively; William Schuster: $903,227 and $214,079, respectively; William L.Warren: $423,849 and $180,549, respectively; Brian E. O’Toole: $337,369 and $143,120, respectively, Christopher R. Tully: $172,763 and $70,176, respectively; and Jeanine Montgomery: $123,558 and $29,777, respectively. For additional information with respect to such potential vesting acceleration for GeoEye’s named executive officers, including the dollar values that would be realized based on an assumed GeoEye stock price equal to the average closing market price of GeoEye’s common stock on the NASDAQ Global Market over the first five business days following the first public announcement of the merger, as required by Item 402(t) of Regulation S-K, see “—Advisory Vote on Merger-Related Compensation for GeoEye Named Executive Officers.”

Upon completion of the merger, (i) all outstanding GeoEye stock options will be converted into options to acquire DigitalGlobe common stock (with adjustments to the number of shares and the per share exercise price based on the common stock exchange ratio) subject to the same terms and conditions as otherwise applied to the GeoEye stock options prior to the merger, and (ii) all outstanding GeoEye restricted stock units will be converted into the right to receive DigitalGlobe common stock and cash based on the mixed cash/stock election ratio, subject to the same terms and conditions as otherwise applied to GeoEye restricted stock units prior to the merger. Following the completion of the merger, the DigitalGlobe board of directors (or a committee) will adopt resolutions or take other actions as it deems appropriate to adjust, in accordance with and subject to the terms of the applicable GeoEye plans, awards and agreements, the performance metrics of all outstanding GeoEye long-term cash awards and all outstanding GeoEye restricted stock units, the value or vesting of which is contingent upon the achievement of specified GeoEye performance metrics. Each holder of a GeoEye restricted stock award may make an election for the type of merger consideration to be received in connection with the merger in the same manner as a GeoEye common stockholder as described on page 183, except that with respect to any GeoEye restricted stock award that does not become vested upon the consummation of the merger, any DigitalGlobe common stock and/or cash to be issued will be subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the award prior to the merger.

Each non-employee member of the board of directors of GeoEye holds deferred stock units that represent the right to receive shares of GeoEye common stock six months after the member ceases serving on GeoEye’s board of directors, a portion of which are unvested. At the effective time of the merger, any unvested deferred stock units will vest and each deferred stock unit held by the non-employee members of the board of directors of GeoEye will be converted into the right to receive a mix of cash and shares of DigitalGlobe common stock, based on the mixed consideration ratio six months after the member ceases serving on GeoEye’s board of directors. As of October 22, 2012, non-employee directors of GeoEye held the following numbers of vested and unvested deferred stock units with an assumed value as shown based on a stock price of $28.60 per share of GeoEye common stock, which was the closing price of GeoEye’s common stock on the NASDAQ Global Market on October 22, 2012:

Name	Vested Deferred Stock Units (#)	Unvested Deferred Stock Units (#)	Total Deferred Stock Units (#)	Value of Total Deferred Stock Units ($)
James A. Abrahamson	14,494	1,351	15,845	453,167
Joseph M. Ahearn	14,494	1,351	15,845	453,167
Michael P.C. Carns	1,350	1,351	2,701	77,249
Martin C. Faga	14,494	1,351	15,845	453,167
Michael F. Horn, Sr.	13,369	1,351	14,720	420,992
Lawrence A. Hough	14,494	1,351	15,845	453,167
Roberta E. Lenczowski	8,736	1,351	10,087	288,488
James M. Simon, Jr.	14,494	1,351	15,845	453,167
Robert G. Warden	-	-	-	-

Change of Control and Termination Benefits under GeoEye Plans

Under the 2007 Key Employee Severance Plan, if GeoEye or its successor terminates a participant’s employment without “cause” or the participant resigns for “good reason,” in each case, within two years following a change of control of GeoEye (which would include the merger), the participant will be entitled to receive the following payments and benefits, subject to the participant’s executing and delivering a release of claims to GeoEye:

•	an amount equal to two times for Tier I participants, or one times for Tier II participants, the sum of the participant’s annual base salary and target bonus;

•	a prorated portion of the participant’s target annual cash incentive compensation (determined at 100% of target) for the year in which the termination occurs;

•	an amount equal to the cost of outplacement services and financial counseling for one year following termination;

•

an amount equal to twenty-four times for Tier I participants, or twelve times for Tier II participants, the total monthly premium payment paid by GeoEye for life insurance benefits for the month prior to termination;

•

for eighteen months following termination of a Tier I participant, or for twelve months following termination for a Tier II participant, reimbursement by GeoEye (or direct payment to the insurance carrier) of the premium costs necessary for the participant and his or her dependents to continue participating in GeoEye’s medical and dental plans; and

•	vesting of all outstanding equity-based awards and long-term performance cash awards held by the participant.

All severance amounts, other than the medical and dental premium payments, are payable in a single lump sum as soon as reasonably practicable following receipt by GeoEye of an executed release from the participant.

In addition, the 2007 Key Employee Severance Plan provides that if any payment or benefit made to a participant in the 2007 Key Employee Severance Plan is subject to excise taxes imposed under Section 4999 of the Code, GeoEye must make a gross-up payment to the participant so that the net amount retained by the participant from the gross-up payment, after reduction for any taxes on the gross-up payment, is equal to the excise tax imposed on the participant’s “parachute payments.” Notwithstanding the foregoing, if such payments do not exceed 110% of the maximum amount of payments that would avoid the excise tax imposed by Section 4999 of the Code, then no gross-up payment is due and the participant’s payments under the 2007 Key Executive Severance Plan are instead reduced to the extent necessary to avoid the excise tax under Section 4999. In March 2012, the Board amended the 2007 Key Employee Severance Plan to eliminate participants’ rights to receive excise tax gross-up payments. Pursuant to the terms of the 2007 Key Employee Severance Plan, this amendment will be effective on March 8, 2013, the one year anniversary of the date of its approval, subject to certain limitations set forth in the 2007 Key Employee Severance Plan.

In consideration of the payments and benefits received pursuant to the 2007 Key Employee Severance Plan, each participant is subject to non-competition and non-solicitation covenants following a termination for (i) 24 months in the case of a Tier I participant, or (ii) 12 months in the case of a Tier II participant.

All executive officers of GeoEye are covered under the 2007 Key Employee Severance Plan. Mr. O’Connell is considered a Tier I employee. All other executive officers are considered Tier II employees. For an estimate of the amounts that would be payable to each of GeoEye’s named executive officers pursuant to the 2007 Key Employee Severance Plan, including amounts with respect to their unvested equity-based awards, in the event they incur a qualifying termination in connection with the transactions, see “—Advisory Vote on Merger-Related Compensation for GeoEye Named Executive Officers.” For all other executive officers, the amounts that would be payable pursuant to the 2007 Key Employee Severance Plan in the event the executive officers incurred a qualifying termination on October 22, 2012 will be approximately $861,168, in the aggregate (excluding amounts with respect to their unvested equity-based awards).

Under the 2007 Key Employee Severance Plan, “good reason” means any of the following events after the merger: (i) any material diminution in the nature of the participant’s duties or responsibilities from those in effect immediately prior to the date of the change in control, (ii) a reduction in the participant’s annual base salary or any adverse change in the participant’s aggregate annual and long term incentive compensation opportunity from that in effect immediately prior to the change in control which change is not pursuant to a program applicable to all comparably situated executives, (iii) the relocation of the participant’s principal place of employment to a location more than 50 miles from the participant’s principal place of employment immediately prior to the date of the change in control, or (iv) the failure of a successor to GeoEye to assume the 2007 Key Employee Severance Plan. “Cause” means (a) the commission of any felony or any crime involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against GeoEye or its successor; (c) the willful breach or gross negligence of GeoEye’s or its successor’s policies; (d) intentional damage to GeoEye’s or its successor’s property; (e) the failure or refusal in a material respect to follow the reasonable policies or directions of the board of directors of GeoEye or its successor after being provided with notice of such failure and an opportunity to cure within seven days of receipt of such notice; (f) any other act or omission which subjects GeoEye or its successor to substantial public disrespect, scandal or ridicule or (g) the participant’s failure to carry out the duties of his or her position after being provided with notice of such failure and a reasonable opportunity to cure. Notwithstanding the foregoing, if a participant is a party to an employment agreement that contains a definition of “Cause,” then “Cause” shall have the definition used in the employment agreement.

Indemnification and Insurance

The merger agreement provides that certain indemnification and insurance arrangements for GeoEye’s current officers and directors will be continued for six years after the completion of the transactions.

Directors of DigitalGlobe

The merger agreement provides that DigitalGlobe and GeoEye will take such actions as are necessary to cause, upon the effective time of the merger, the board of directors of

DigitalGlobe to consist of ten individuals, with four of these individuals designated by GeoEye (including one director selected by Cerberus Capital Management, L.P.). The four directors designated by GeoEye will be Lt. Gen. James A. Abrahamson (USAF, Ret.) who will be appointed for a term expiring at the DigitalGlobe annual meeting in 2013, a director to be designated by Cerberus, subject to the approval of the DigitalGlobe board, who will be appointed for a term expiring at the DigitalGlobe annual meeting in 2014, and Martin C. Faga and Lawrence A. Hough each of whom will be appointed for a term expiring at the DigitalGlobe annual meeting in 2015.

New Arrangements with DigitalGlobe

Prior to the effective time of the merger, DigitalGlobe may in its discretion initiate negotiations of agreements, arrangements and understandings with certain of GeoEye’s executive officers regarding compensation and benefits and may enter into definitive agreements with certain of GeoEye’s executive officers regarding employment with, or the right to participate in the equity of, DigitalGlobe, in each case on a going-forward basis following completion of the merger.

Ownership of Equity Interests in DigitalGlobe

At all times since August 1, 2011 (including as of July 22, 2012, the date that the GeoEye board of directors approved the merger agreement and the transactions contemplated by the merger agreement, and the date of mailing this joint proxy statement/prospectus), Joseph F. Greeves, Executive Vice President and Chief Financial Officer of GeoEye, directly or beneficially owned, 2,500 shares of DigitalGlobe common stock, the value of which may be affected in connection with the merger.

Advisory Vote on Merger-Related Compensation for GeoEye Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of GeoEye that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to GeoEye’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of GeoEye’s stockholders.

The following table sets forth the amount of payments and benefits that each GeoEye named executive officer would receive in connection with the merger, assuming the consummation of the merger occurred on October 22, 2012, and the employment of the named executive officer was terminated other than for cause or the named executive officer resigned for good reason, in each case on such date. The amounts set forth in the table would be payable in connection with the merger only if such a termination of employment occurs.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Matthew M. O’Connell	$3,021,120	$940,351	$75,663	$1,537,597	$5,574,731
Joseph F. Greeves	$801,687	$287,822	$47,311	-	$1,136,820
William Schuster	$820,610	$674,994	$58,308	-	$1,553,912
William L. Warren	$738,998	$264,308	$35,590	-	$1,038,896
Brian E. O’Toole	$648,625	$197,022	$45,956	-	$891,603

(1)	The amounts in this column represent cash severance payments under the 2007 Key Employee Severance Plan and are attributable to “double-trigger” arrangements. None of the amounts shown in this column will be payable to a named executive officer unless a qualifying termination of employment occurs following the merger. The amounts in this column consist of:

Name	Base Salary(a)	Target Bonus(b)	Pro Rata Bonus(c)	Performance Cash(d)	Total
Matthew M. O’Connell	$1,100,000	$935,000	$350,625	$635,495	$3,021,120
Joseph F. Greeves	$323,105	$161,553	$121,164	$195,865	$801,687
William Schuster	$323,483	$161,742	$121,306	$214,079	$820,610
William L. Warren	$297,839	$148,920	$111,690	$180,549	$738,998
Brian E. O’Toole	$282,800	$127,260	$95,445	$143,120	$648,625

(a)	For Mr. O’Connell, represents payment of two times his annual base salary. For all other named executive officers, represents payment of one times the officer’s annual base salary.
(b)	For Mr. O’Connell, represents payment of two times his target annual performance bonus. For all other named executive officers, represents payment of one times the officer’s target annual performance bonus.
(c)	Represents a portion of the named executive officer’s annual performance bonus for the year in which termination occurs, prorated to the date of termination.
(d)	Represents the value of accelerated vesting of all outstanding long-term performance cash awards held by the named executive officer.

(2)	The amounts in this column represent the value of accelerated vesting of equity-based awards held by the named executive officers, which awards will be converted into DigitalGlobe equity-based awards as described under the heading “—Treatment of Outstanding Equity Awards” above. These amounts are attributable to “double-trigger” arrangements, and the awards will not become vested in connection with the merger unless a qualifying termination of employment occurs following the merger. The amounts in this column consist of:

Name	Stock Options(a)	Restricted Stock Units(b)	Total(c)
Matthew M. O’Connell	$89,752	$850,599	$940,351
Joseph F. Greeves	$29,748	$258,074	$287,822
William Schuster	$19,491	$655,503	$674,994
William L. Warren	$26,397	$237,911	$264,308
Brian E. O’Toole	$21,708	$175,314	$197,022

(a)

Value has been calculated by multiplying the number of shares of GeoEye common stock purchasable pursuant to the unvested portion of the option by the excess of (i) $23.72, which is the average closing market price of GeoEye’s common stock on the NASDAQ Global Market over the first five business days following the first public announcement of the merger, over (ii) the exercise price per share of the applicable portion of the option.
(b)	Represents the value of accelerated vesting of unvested performance-based restricted stock units held by the named executive officer. Value has been calculated by multiplying the shares issuable under the unvested restricted stock units by $23.72, which is the average closing market price of GeoEye’s common stock on the NASDAQ Global Market over the first five business days following the first public announcement of the merger.
(c)	For additional information with respect to such potential vesting acceleration for GeoEye’s executive officers, including the dollar values that would be realized based on an assumed GeoEye stock price equal to $28.60, the closing market price of GeoEye’s common stock on the NASDAQ Global Market on October 22, 2012, see “Interests of GeoEye Directors and Executive Officers in the Merger – Treatment of Outstanding Equity Awards.”

(3)	The amounts in this column represent the value of payments in respect of health, welfare and other personal benefits that the named executive officers may become entitled to receive upon a qualifying termination of employment. These amounts are attributable to “double-trigger” arrangements. None of the amounts shown in this column will be payable to a named executive officer in connection with the merger unless a qualifying termination of employment occurs following the merger. The amounts in this column consist of:

Name	Outplacement/Counseling(a)	Life Insurance(b)	COBRA Premiums(c)	Total
Matthew M. O’Connell	$12,000	$54,458	$9,205	$75,663
Joseph F. Greeves	$12,000	$20,659	$14,652	$47,311
William Schuster	$12,000	$27,509	$18,799	$58,308
William L. Warren	$12,000	$14,369	$9,221	$35,590
Brian E. O’Toole	$12,000	$15,139	$18,817	$45,956

(a)	Represents the value of a lump-sum payment equal to the cost of outplacement services and financial counseling for one year following the assumed qualifying termination.
(b)	For Mr. O’Connell, represents payment of twenty-four times the monthly premium payment paid by GeoEye to provide him with life insurance benefits during the month prior to a qualifying termination. For all other named executive officers, represents twelve times the monthly premium payment paid by GeoEye to provide the named executive officer with life insurance benefits during the month prior to the assumed qualifying termination.
(c)	For Mr. O’Connell, represents reimbursement for eighteen months of premium costs necessary for him and his covered dependents to continue participating in GeoEye’s medical and dental plans, based on the cost per month as of the date of the assumed qualifying termination. For all other named executive officers, represents reimbursement for twelve months of premium costs necessary for the named executive officer and the named executive officer’s covered dependents to continue participating in GeoEye’s medical and dental plans, based on the cost per month as of the date of the assumed qualifying termination.

(4)	The amounts in this column represent the tax gross-up payments to which the named executive officers may become entitled under the 2007 Key Employee Severance Plan upon a qualifying termination. These amounts are attributable to “double-trigger” arrangements. None of the amounts shown in this column will be payable to a named executive officer in connection with the merger unless a qualifying termination of employment occurs following the merger. The Board has amended the 2007 Key Employee Severance Plan to remove participants’ rights to receive tax-gross payments effective March 8, 2013, subject to certain limitations set forth in the 2007 Key Employee Severance Plan.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations, and use the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. For accounting purposes, DigitalGlobe will be considered the accounting acquirer. ASC 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is assumed to be the closing date of the merger.

The pro forma adjustments reflected in the accompanying unaudited pro forma condensed combined financial statements may be materially different from the actual acquisition accounting adjustments as of the acquisition date. In addition, ASC 805 establishes that the fair value of equity related consideration transferred in a business combination be measured at the acquisition date. Depending on the magnitude of changes in the fair value of DigitalGlobe’s common stock between this filing date and the acquisition date, the aggregate value of the merger consideration paid to GeoEye’s shareholders could differ from the amount assumed in these unaudited pro forma condensed combined financial statements.

Under ASC 820, “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805 acquisition-related transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Transaction costs anticipated to be incurred by DigitalGlobe are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to retained earnings/increase in accumulated deficit and an increase in accrued liabilities. Transaction costs incurred by GeoEye are included in the liabilities assumed in connection with the merger. All transaction costs have been excluded from the unaudited pro forma condensed combined statement of operations as they are non-recurring in nature.

Regulatory Matters

FCC Approval. Both DigitalGlobe and GeoEye are subject to regulation by the FCC under the Communications Act of 1934, as amended. Each company holds a number of licenses issued by the FCC for the operation of its respective satellites and earth-bound transceivers. The FCC must approve the transfer of control of GeoEye’s license subsidiary to DigitalGlobe as a result of the merger. While we believe that FCC approval will ultimately be obtained, this approval is not assured. FCC approval may not be obtained before the date of the special meetings. Each party’s obligation to complete the merger is contingent upon FCC approval.

On August 17, 2012, DigitalGlobe and GeoEye filed applications with the FCC for authority to transfer control to DigitalGlobe of the GeoEye licenses. As part of the approval process, the FCC released a public notice on September 22, 2012 seeking comment on the application to transfer control of GeoEye’s satellite licenses. Subsequently, as a continuation of the approval process, the FCC released a public notice on September 26, 2012 seeking comment on the application to transfer control of GeoEye’s earth-bound transceiver licenses. Comments or petitions to deny the transfer of control of each set of licenses, if any, will be due within thirty (30) days of the FCC release of the respective public notice.

NOAA Approval. Both DigitalGlobe and GeoEye are subject to regulation by NOAA, under the Land Remote Sensing Policy Act of 1992, as amended. Each company holds a number of licenses issued by NOAA for the operation of its respective remote earth imagery satellite constellations. Any transfer of administrative or operational control of an entity holding NOAA licenses requires prior NOAA consent. While we believe that NOAA approval will ultimately be obtained, this approval is not assured. NOAA approval may not be obtained before the date of the special meetings. Each party’s obligation to complete the merger is contingent upon NOAA approval. On August 31, 2012, DigitalGlobe filed an application with NOAA requesting amendments to all GeoEye licenses issued by NOAA to reflect the transfer of control of the GeoEye licenses to DigitalGlobe.

HSR Approvals. The merger is subject to review by the federal authorities pursuant to applicable antitrust laws. Under the HSR Act, the merger may not be completed until certain information has been provided to the FTC and the Antitrust Division and a required waiting period has expired or has been terminated. Under the HSR Act and the rules and regulations promulgated thereunder, the merger may not be consummated until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the earlier termination of that waiting period. If the FTC or the Antitrust Division issues a Request for Additional Information and Documentary Material, which we refer to as a second request, prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

DigitalGlobe and GeoEye each filed the required HSR notification and report forms on August 22, 2012, commencing the initial 30-calendar-day waiting period. As previously disclosed by each of DigitalGlobe and GeoEye in their respective current reports on Form 8-K, filed September 24, 2012, on September 21, 2012, DigitalGlobe and GeoEye each received a second request from the Antitrust Division in connection with the Antitrust Division’s review of the merger. Issuance of the second request extends the waiting period under the HSR Act until 30 days after both parties have substantially complied with the requests, unless the waiting period is terminated sooner by the Antitrust Division. DigitalGlobe and GeoEye have been cooperating with the Antitrust Division staff since shortly after the announcement of the merger and intend to continue to work cooperatively with the Antitrust Division staff in the review of the merger. DigitalGlobe and GeoEye intend to respond to the second request as promptly as practicable.

While we believe that HSR approval will ultimately be obtained, this approval is not assured. Each party’s obligations to complete the merger are contingent upon the expiration or termination of all applicable HSR waiting periods.

Conditions Imposed by Regulatory Agencies. The FCC may impose conditions as a prerequisite for its approval of the merger, and NOAA may impose conditions for the operation of the parties’ satellite constellations as part of transferring control of a remote sensing space system license. Should such conditions require the divestiture, separation or disposal of a material portion of either party’s businesses, assets or Contracts or allow a third party to utilize a material amount of the capacity on either party’s satellites, or should those conditions, if enforced, reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, assets, contracts or properties of both parties, taken as a whole, DigitalGlobe may determine not to proceed with the merger.

In addition, the Antitrust Division or the FTC may seek to impose certain conditions on the transaction through a consent order. Should such conditions require the divestiture, separation or disposal of a material portion of either party’s businesses, assets or contracts or allow a third party to utilize a material amount of the capacity on either party’s satellites, or should those conditions, if enforced, reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, assets, contracts or properties of both parties, taken as a whole, DigitalGlobe may decide not to accept such conditions. The Antitrust Division or the FTC, if it wished to impose such conditions, would then be required to seek a court order preventing the consummation of the transaction on the grounds that the transaction would violate the U.S. antitrust laws.

Commitment Letter

DigitalGlobe entered into the commitment letter, dated July 22, 2012, as amended, with the commitment parties, pursuant to which senior secured credit facilities of up to $1.2 billion, which we refer to as the “senior facilities,” are to be provided, subject to the conditions set forth in such commitment letter, by the commitment parties to DigitalGlobe, as borrower.

Description of the Senior Facilities

General

The senior facilities are currently expected to consist of (1) $1.05 billion in a senior secured term loan facility, which we refer to as the “term facility,” and (2) $150 million in a senior secured revolving credit facility, which we refer to as the “revolving facility.” The revolving facility will contain sublimits for the issuance of letters of credit and swingline loans. The senior facilities permit DigitalGlobe to increase the amount of the revolving facility and/or add one or more incremental term loan facilities, which we refer to collectively as the “incremental facilities,” in an aggregate principal amount not to exceed $250 million on or before the final maturity date of the senior facilities, subject to certain conditions as set forth in the commitment letter.

The proceeds of the senior facilities are expected to be used for the purposes of (x) the refinancing of the indebtedness of DigitalGlobe, GeoEye and their respective subsidiaries (including the Existing DG Credit Facility and the GeoEye notes), (y) paying fees and expenses incurred in connection with the merger and the refinancing and (z) providing for the ongoing working capital and general corporate needs of DigitalGlobe and its subsidiaries.

The term facility will mature on the seven-year anniversary of the closing date of the senior facilities, which we expect to be the date of the consummation of the merger and which we refer to as the “senior facilities closing date,” and will amortize in equal quarterly installments of 1.00% of the original principal amount of the term facility per year, with the remaining balance due at the maturity of the term facility. The revolving facility will mature on the five-year anniversary of the senior facilities closing date.

Guarantees and Security

Subject to exclusions to be agreed in the definitive loan documents for the senior facilities and other than unrestricted subsidiaries, DigitalGlobe and its existing and subsequently acquired or organized direct and indirect wholly owned domestic subsidiaries will be what we refer to as the “guarantors” and will “guarantee” the obligations of DigitalGlobe, as borrower under the senior facilities.

The obligations of DigitalGlobe and the guarantors under the senior facilities, each guarantee and any cash management, interest rate protection or other hedging arrangements owed to the commitment parties, any lender under the senior facilities or any of their affiliates will be secured by first priority security interests in substantially all assets of DigitalGlobe and the guarantors, subject to certain exceptions.

Interest Rate

Loans under the term facility and the revolving facility are expected to bear interest, at DigitalGlobe’s option, at a rate equal to the base rate plus 4.00% per annum or LIBOR plus 5.00% per annum. With respect to loans under the term facility, LIBOR and the base rate shall not be less than 1.25% and 2.25%, respectively.

Voluntary and Mandatory Prepayments

DigitalGlobe will be permitted to make prepayments of the borrowings under the senior facilities at any time without penalty or premium, except for the payment of (i) customary breakage costs if LIBOR loans are prepaid prior to the last day of the applicable interest period and (ii) a premium upon any prepayment of or amendment to the term facility occurring on or prior to the first anniversary of the senior facilities closing date in connection with a repricing transaction in the amount of 1.00% of the principal amount subject to the repricing transaction. Subject to certain exceptions and basket amounts to be agreed in the definitive loan documents, it is expected that the senior facilities will require mandatory prepayments under certain circumstances, including from:

•	100% of net cash proceeds from asset sales other than sales of inventory in the ordinary course of business and subject to reinvestment exceptions;

•	100% of net cash proceeds of insurance proceeds for property or asset losses and subject to reinvestment exceptions;

•	100% of the net cash proceeds received from the incurrence of indebtedness not otherwise permitted under the definitive loan documents; and

•	50% of excess cash flow (with step-downs based on leverage ratios to be agreed).

Representations and Warranties, Covenants, Events of Default

The definitive loan documents for the senior facilities will have representations and warranties, affirmative and negative covenants (including, without limitation, limitations on the ability to incur indebtedness, create liens, and merge and consolidate with other companies), and events of default, in each case, as are usual and customary for financings of this kind and subject to exceptions and baskets to be agreed in the definitive loan documents. Financial covenants will consist of a maximum leverage ratio (with step-downs to be agreed) and a minimum interest coverage ratio, in each case with financial definitions and covenant levels to be agreed in the definitive loan documents; but in no event shall the maximum leverage ratio be lower than 2.75:1.00.

Conditions to Commitments and to Closing the Senior Facilities

The commitments of each commitment party and the closing and initial draw under the senior facilities are subject to the following conditions:

•	substantially concurrent consummation of merger and no amendments to the merger agreement that are material and adverse to lenders unless consented to by the commitment parties;

•

since December 31, 2011, there not having occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect (as defined in the merger agreement) on GeoEye and its subsidiaries;

•	concurrently with the consummation of the merger and after giving effect to the refinancing thereof, DigitalGlobe shall not have any indebtedness outstanding other than (1) the senior facilities, (2) indebtedness of GeoEye, DigitalGlobe and their respective subsidiaries permitted to be incurred under the merger agreement and (3) certain indebtedness and preferred equity to be agreed in the definitive loan documents;

•	delivery of certain audited and unaudited financial statements of DigitalGlobe and GeoEye, pro forma financial statements for DigitalGlobe and financial forecasts of DigitalGlobe and its subsidiaries;

•	payment of costs, fees and expenses and compliance with “market flex” provisions under the fee letter;

•	entry into definitive loan documents and perfection of certain collateral;

•	the lenders being afforded a 20 consecutive day marketing period; and

•	delivery of customary closing documentation (including a solvency certificate in agreed form).

Termination

The commitments of the commitment parties to provide the senior facilities will terminate upon the first to occur of (1) the execution and delivery of definitive loan documents for the senior facilities and the consummation of the merger, (2) the abandonment or termination of the merger agreement and (3) February 15, 2013 (or if extended in accordance with the merger agreement, June 30, 2013), unless the closing of the senior facilities has been consummated on or before such date.

Treatment of GeoEye Stock Options and Other Equity Based Awards

GeoEye Stock Options.  Upon completion of the first step merger, each outstanding GeoEye stock option will be converted into an option to acquire, on the same terms and conditions applicable to the GeoEye stock option immediately before completion of the first step merger, shares of DigitalGlobe common stock, except that (i) the number of shares of DigitalGlobe common stock subject to each such converted option will be equal to the product, rounded down to the nearest whole number of shares, of (A) the number of shares of GeoEye common stock subject to such GeoEye stock option and (B) the common stock exchange ratio, and (ii) the per-share exercise price of each such converted option will be equal to the per-share exercise price applicable to such GeoEye stock option divided by the common stock exchange ratio (rounded up to the nearest whole cent).

GeoEye Restricted Stock Units.  Upon completion of the first step merger, each outstanding award of GeoEye restricted stock units will be converted into the right to receive, on the same terms and conditions applicable to the award of GeoEye restricted stock units immediately before completion of the first step merger, (i) a maximum number of shares of DigitalGlobe common stock, rounded down to the nearest whole share, determined by multiplying the maximum number of shares of GeoEye common stock subject to such award by the mixed cash/stock election ratio and (ii) a maximum amount of cash, rounded down to the nearest whole cent, determined by multiplying the maximum number of shares of GeoEye common stock subject to such award by the mixed cash/stock election per share cash amount. Following the completion of the first step merger, the DigitalGlobe board of directors (or a committee thereof) will adopt resolutions or take other actions it deems appropriate to adjust, in accordance with and subject to the terms of the applicable plans, awards and agreements, the vesting provisions of all outstanding GeoEye restricted stock units the vesting of which is contingent upon the achievement of specified GeoEye performance metrics.

GeoEye Performance Cash Awards.  Following the completion of the first step merger, the DigitalGlobe board of directors (or a committee thereof) will adopt resolutions or take other actions it deems appropriate to adjust, in accordance with and subject to the terms of the applicable plans, awards and agreements, the performance metrics of all outstanding GeoEye long-term cash awards, the value or vesting of which is contingent upon the achievement of specified GeoEye performance metrics.

GeoEye Restricted Stock Awards.  Each holder of a GeoEye restricted stock award may make an election as described above in “Summary — Consideration to be Received in the Merger by GeoEye Stockholders” on page 18 and in a manner consistent with the principles set forth in the merger agreement (with such adjustments to such procedures as may be determined by GeoEye in its sole discretion consistent with the terms of the GeoEye stock plans); but with respect to any GeoEye restricted stock award that does not become vested upon the consummation of the first step merger, such restricted stock awards will be converted into DigitalGlobe restricted stock awards and DigitalGlobe restricted cash awards in accordance with the mixed cash/stock consideration and (i) any DigitalGlobe common stock to be issued in respect of such award will be subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the corresponding GeoEye restricted stock award immediately before completion of the first step merger and (ii) any cash payable in respect of such GeoEye restricted stock award will be subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the GeoEye restricted stock award immediately before completion of the first step merger, such that such cash will be paid to the holder of such GeoEye restricted stock award by the surviving corporation in the merger only if and to the extent (and at the time) that such GeoEye restricted stock award otherwise would have become vested and non-forfeitable.

GeoEye ESPP.  As of July 22, 2012, there will be no future offering periods under the GeoEye ESPP. The current offering period under the GeoEye ESPP will continue in accordance with its terms, and options under the current offering period will be exercisable at the normally scheduled time under the GeoEye ESPP in accordance with its terms; but in all events the expiration of such offering period and the final exercise under the GeoEye ESPP will occur prior to the completion of the first step merger. The GeoEye ESPP will terminate upon the completion of the first step merger.

Assumption of GeoEye Equity Plans.  Pursuant to the merger agreement, DigitalGlobe has agreed to assume all the obligations of GeoEye under GeoEye’s stock plans, each GeoEye stock option, each GeoEye restricted stock award and each GeoEye restricted stock unit outstanding at the effective time of the merger and the agreements evidencing these grants.

Restrictions on Sales of Shares by Certain Affiliates

All shares of DigitalGlobe common stock to be issued in the merger will be freely transferable under the Securities Act, except shares issued to any stockholder who is an “affiliate” of DigitalGlobe as defined under the Securities Act. These affiliates may only sell their shares in transactions permitted by the Securities Act. “Affiliates” typically include directors, executive officers and those who control, are controlled by or are under common control with DigitalGlobe and may include significant stockholders of DigitalGlobe.

Appraisal Rights

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances.

DigitalGlobe

Under the DGCL, the holders of shares of DigitalGlobe common stock are not entitled to appraisal rights in connection with the merger.

GeoEye

Under the merger agreement, GeoEye stockholders who dissent and do not vote in favor of the Merger proposal may be entitled to certain appraisal rights in connection with the merger, as described below and in Annex K attached to this joint proxy statement/prospectus. Such holders who perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the DGCL will be entitled to receive payment of the fair value of their shares, valued as of the effective time of the merger, in cash from the combined company.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL.

THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE SUCH NOTICE, AND THE FULL TEXT OF SECTION 262 OF THE DGCL IS REPRINTED IN ITS ENTIRETY AS ANNEX K TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE

STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX K. ANY GEOEYE STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX K CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

GeoEye stockholders of record that elect to exercise their appraisal rights with respect to the merger are referred to herein as “dissenting stockholders,” and the shares of GeoEye stock with respect to which they exercise appraisal rights are referred to herein as “dissenting shares.” If a GeoEye stockholder has a beneficial interest in shares of GeoEye stock that are held of record in the name of another person, such as a bank, broker or nominee, and such GeoEye stockholder desires to perfect whatever appraisal rights such beneficial GeoEye stockholder may have, such beneficial GeoEye stockholder must act promptly to cause the holder of record to timely and properly file the required demand. Beneficial GeoEye stockholders with shares held through a bank, broker or other nominee that wish to exercise appraisal rights should consult with their bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

A VOTE IN FAVOR OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT BY A GEOEYE STOCKHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO APPRAISAL RIGHTS.

When the merger becomes effective, GeoEye stockholders who strictly comply with the procedures prescribed in Section 262 of the DGCL will be entitled to a judicial appraisal of the fair value of their shares as of the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, in cash from the combined company. We advise any GeoEye stockholder considering demanding appraisal to consult legal counsel.

In order to exercise appraisal rights under the DGCL, a stockholder must be the stockholder of record of the shares of GeoEye stock as to which GeoEye stock appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, and the stockholder must continuously hold such shares through the effective time of the merger.

While GeoEye stockholders electing to exercise their appraisal rights under Section 262 of the DGCL are not required to vote against the proposal to adopt the merger agreement, a vote in favor of the proposal to adopt the merger agreement will result in a waiver of the holder’s right to appraisal rights. GeoEye stockholders electing to demand the appraisal of such stockholder’s shares shall deliver to GeoEye, before the taking of the vote on the proposal to adopt the merger agreement at the special meeting of GeoEye stockholders on December 3, 2012 a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs GeoEye of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the proposal to adopt the merger agreement shall not constitute such a demand. Please see the discussion below under the heading “—Written Demands” beginning on page 171 for additional information regarding written demand requirements.

Within 10 days after the effective time of the merger, the combined company must provide notice of the date of effectiveness of the merger to all GeoEye stockholders who have not voted for the proposal to adopt the merger agreement and who have otherwise complied with the requirements of Section 262 of the DGCL.

A GeoEye stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

GeoEye, Inc.

2325 Dulles Corner Boulevard, 10th Floor

Herndon, Virginia 20171

Phone: (703) 480-7500

Facsimile: (703) 480-8175

Attention: Corporate Secretary

Within 120 days after the effective time of the merger, any dissenting stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL will be entitled, upon written request, to receive from the combined company a statement of the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received by GeoEye, and the aggregate number of holders of those shares. This statement must be mailed to the dissenting stockholder within 10 days after the dissenting stockholder’s written request has been received by the combined company or within 10 days after the date of the effective time of the merger, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of stock of GeoEye held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the combined company the statement described in this paragraph.

Within 120 days after the effective time of the merger but not thereafter, either the combined company or any dissenting stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of GeoEye stock of all dissenting stockholders. If a petition for an appraisal is timely filed, and a copy thereof is served upon the combined company, the combined company will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all GeoEye stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those GeoEye stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware

Court of Chancery may require the GeoEye stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines the holders of GeoEye stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. If no petition for appraisal is filed with the Delaware Court of Chancery by the combined company or any dissenting stockholder within 120 days after the effective time of the merger, then the dissenting stockholders’ rights to appraisal will cease and they will be entitled only to receive merger consideration provided in the merger on the same basis as other GeoEye stockholders. The combined company is under no obligation to and DigitalGlobe has no present intention to file a petition for appraisal. Dissenting stockholders should not assume the combined company will file a petition for appraisal. Inasmuch as the combined company has no obligation to file a petition, any GeoEye stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any GeoEye stockholder, however, without the approval of the Delaware Court of Chancery, which may be conditioned on any terms the Delaware Court of Chancery deems just.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and imposed upon the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A dissenting stockholder who has timely demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the GeoEye stock subject to such demand for any purpose or to receive payment of dividends or other distributions on the GeoEye stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any dissenting stockholder will have the right to withdraw the stockholder’s demand for appraisal and to accept the right to receive merger consideration in the merger on the same basis on which GeoEye stock is converted in the merger by delivering to the combined company a written withdrawal of the demand for approval. Such holders of GeoEye common stock will receive the mixed cash/stock consideration with respect to the applicable shares. After this 60-day period, a dissenting stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL may withdraw his or her demand for appraisal only with the written consent of the combined company and where an appraisal proceeding has commenced, only with the approval of the Delaware Court of Chancery.

Written Demands

To be valid, written demands for appraisal must be made by record holders of shares. Beneficial owners who do not hold shares of record may not directly make appraisal demands. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares.

The written demand for appraisal must reasonably inform GeoEye of the identity of the stockholder of record making the demand and indicate that the stockholder intends to demand appraisal of the stockholder’s shares. A demand for appraisal should be executed by or for the GeoEye stockholder of record, fully and correctly, as that stockholder’s name appears on the stockholder’s stock certificate. If GeoEye stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If GeoEye stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, they are acting as agent for the record owner.

A record owner who holds GeoEye stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the GeoEye stock held for all or less than all beneficial owners of the GeoEye stock for which the holder is the record owner. In that case, the written demand must state the number of shares of GeoEye stock covered by the demand. Where the number of shares of GeoEye stock is not expressly stated, the demand will be presumed to cover all shares of GeoEye stock outstanding in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should promptly consult the record owner to determine the appropriate procedures for making a written demand for appraisal rights and should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the proposal to adopt the merger agreement.

GeoEye stockholders considering whether to seek appraisal should bear in mind that the fair value of their GeoEye stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the right to receive merger consideration in the merger and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262 of the DGCL. Also, GeoEye, DigitalGlobe and the combined company reserve the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the GeoEye stock is less than the value of the merger consideration to be issued in the merger.

Any stockholder who fails to strictly comply with the requirements of Section 262 of the DGCL, attached as Annex K to this joint proxy statement/prospectus, will forfeit their rights to exercise appraisal rights and will receive merger consideration on the same basis as all other stockholders without interest. Such holders of GeoEye common stock will receive the mixed cash/stock consideration with respect to the applicable shares.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL CONTROL.

NYSE Listing of DigitalGlobe Common Stock; Delisting and Deregistration of GeoEye Common Stock

Before completion of the merger, DigitalGlobe shall use its reasonable best efforts to cause the shares of DigitalGlobe common stock to be issued in the merger and upon the exercise of GeoEye stock options or the vesting of GeoEye restricted stock units to be approved for listing on the NYSE. The listing of the shares of DigitalGlobe common stock is also a condition to completion of the merger. If the merger is completed, GeoEye common stock will cease to be listed on NASDAQ Global Select Market and its shares will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

LITIGATION RELATING TO THE MERGER

In July 2012, GeoEye and the GeoEye board of directors, DigitalGlobe, 20/20 Acquisition Sub, Inc. and WorldView, LLC were named as defendants in three purported class action lawsuits filed in the United States District Court for the Eastern District of Virginia. The lawsuits were brought on behalf of proposed classes consisting of all public holders of GeoEye common stock, excluding the defendants and, among others, their affiliates. The actions were captioned: Behnke v. GeoEye, Inc., et al., No. 1:12-CV-826-CMH-TCB, filed on July 26, 2012; Braendli v. GeoEye, Inc., et al., No. 1:12-CV-841-CMH-TRJ, filed on July 30, 2012; and Crow v. Abrahamson, et al., No. 1:12-CV-842-CMH-TCB, filed on July 30, 2012. On September 7, 2012, the Court ordered the consolidation of the three actions. The consolidated action is captioned: In re GeoEye, Inc., Shareholder Litigation, Consol. No. 1:12-cv-00826-CMH-TCB. The Court’s consolidation order provided for, among other things, the appointment of the law firms of Robbins Geller Rudman & Dowd LLP, Levi & Korsinsky LLP and Finkelstein Thompson LLP as members of the Plaintiffs’ Executive Committee of Lead Counsel (“Lead Counsel”) and the setting of the defendants’ response date to the amended complaint as 30 days after its filing.

A corrected amended complaint was filed in the consolidated action on September 24, 2012. The amended complaint contains allegations that the GeoEye board of directors breached their fiduciary duties by, among other things, failing to maximize stockholder value, agreeing to preclusive deal protection measures and failing to disclose certain information necessary to make an informed vote on whether to approve the proposed merger. DigitalGlobe is alleged to have aided and abetted these breaches of fiduciary duty. In addition, the amended complaint contains allegations that the GeoEye board of directors and DigitalGlobe violated Section 20(a) and Section 14(a) of the Securities Exchange Act of 1934, and Rule 14a-9 promulgated thereunder, by the filing of a Registration Statement allegedly omitting material facts and setting forth materially misleading information. The consolidated action seeks, among other things, a declaration that a class action is maintainable, an injunction preventing the consummation of the merger and an award of damages, costs and attorneys’ fees.

On September 28, 2012, Lead Counsel filed a motion for expedited discovery. On September 30, 2012, Lead Counsel made a confidential settlement demand requesting additional disclosures to address the alleged omissions raised in the amended complaint. On October 9, 2012, following arm’s-length negotiations, the parties to the consolidated action entered into a memorandum of understanding (the “MOU”) to settle all claims asserted therein on a class-wide basis. GeoEye and the GeoEye board of directors, DigitalGlobe, 20/20 Acquisition Sub, Inc. and WorldView, LLC entered into the MOU solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing. In connection with the MOU, DigitalGlobe agreed to make additional disclosures in Amendment No. 1 to the Registration Statement. The settlement set forth in the MOU includes a release of all claims against defendants alleged in the corrected amended complaint, and is subject to, among other items, the completion of confirmatory discovery, execution of a stipulation of settlement and court approval, as well as the Merger becoming effective under applicable law. Payments made in connection with the settlement, which are subject to court approval, are not expected to be material to the combined company. The foregoing description of the MOU does not purport to be complete, and is qualified in its entirety by reference to the MOU.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

As previously discussed (see “Questions and Answers About the Special Meetings” starting on page 1 and “The Merger Agreement” starting on page 179), DigitalGlobe and GeoEye, Inc. have entered into the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of DigitalGlobe and GeoEye. Under the merger agreement, 20/20 Acquisition Sub, Inc., a direct wholly owned subsidiary of DigitalGlobe, will merge with and into GeoEye, with GeoEye continuing as the surviving entity and a direct wholly owned subsidiary of DigitalGlobe. This step is referred to as the “first step merger.” Pursuant to the merger agreement, immediately after the first step merger becomes effective, GeoEye will merge with and into WorldView, LLC, a direct wholly owned subsidiary of DigitalGlobe, with WorldView, LLC continuing as the surviving entity and a direct wholly owned subsidiary of DigitalGlobe. This second step is referred to as the “second step merger,” and both the first step merger and the second step merger together are referred to as the “merger.”

The following discussion addresses the material U.S. federal income tax consequences of the merger to holders of shares of GeoEye common stock that are U.S. holders (as defined below). This discussion is based upon the Code, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of this discussion. The discussion assumes that GeoEye stockholders hold their GeoEye common stock, and will hold their DigitalGlobe common stock, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, the discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to a particular GeoEye stockholder in light of its personal investment circumstances or to GeoEye stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	tax-exempt organizations;

•	entities or arrangements that are treated as partnerships for U.S. federal income tax purposes and investors in such partnerships;

•	U.S. expatriates;

•	non-U.S. persons;

•	broker-dealers;

•	traders in securities that elect mark-to-market treatment;

•	dealers in securities or foreign currency;

•	holders liable for the alternative minimum tax;

•	holders that hold GeoEye common stock as part of a straddle, hedge against currency risk, constructive sale or conversion transaction;

•	holders that exercise dissenters’ rights;

•	U.S. holders that have a functional currency other than the U.S. dollar;

•	holders that acquired their GeoEye common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

•	holders of options or restricted shares granted under any GeoEye benefit plan.

Furthermore, this discussion does not consider the potential effects of any state, local or non-U.S. tax laws.

You should consult your tax advisor regarding the specific tax consequences to you of the merger, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of GeoEye common stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds GeoEye common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding GeoEye common stock, you should consult your tax advisor regarding the tax consequences of the merger to you.

Neither DigitalGlobe nor GeoEye has requested a ruling from the IRS with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance the IRS will not disagree with any of the conclusions described below. The obligations of DigitalGlobe and GeoEye to complete the merger are conditioned upon the issuance of opinions as of the Closing Date by Skadden, counsel to DigitalGlobe, and Latham, counsel to GeoEye, that the merger will qualify as a reorganization under Section 368(a) of the Code. These opinions of counsel will be given in reliance on customary representations of DigitalGlobe, GeoEye, 20/20 Acquisition Sub, Inc. and WorldView, LLC and will be based on assumptions as to certain factual matters (which we refer to collectively as the “Representations and Assumptions”). If either DigitalGlobe or GeoEye waives this opinion condition after the registration statement of which this joint proxy statement/prospectus is a part is declared effective by the SEC, and the change in tax consequences is material, each waiving party will recirculate an updated version of this joint proxy statement/prospectus and resolicit proxies from their respective stockholders. These opinions of counsel will not bind the courts or the IRS, nor will they preclude the IRS from adopting a position contrary to those expressed in the opinions.

U.S. Federal Income Tax Consequences of the Merger

Based on the Representations and Assumptions, in the opinion of Skadden and Latham, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, with the tax consequences described below. The U.S. federal income tax consequences of the merger to a holder will depend on whether the holder receives cash, shares of DigitalGlobe common stock or a combination thereof in exchange for such holder’s GeoEye common stock in the first step merger. At the time the holder makes a cash or stock election pursuant to the terms of the merger agreement, the holder will not know whether, and to what extent, the proration rules of the merger agreement may alter the mix of consideration to be received. These proration rules are necessary because the maximum aggregate amount of cash to be paid by DigitalGlobe pursuant to the merger agreement may not exceed approximately $95.5 million. As a result, the tax consequences to holders will not be ascertainable with certainty until the precise amount of cash and shares of DigitalGlobe common stock that will be received by each holder pursuant to the first step merger has been determined.

Exchange of GeoEye Common Stock Solely for DigitalGlobe Common Stock

If, pursuant to the first step merger, a holder of GeoEye common stock exchanges all of its stock solely for DigitalGlobe common stock, such holder will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of DigitalGlobe common stock (as discussed below). The holder’s aggregate adjusted tax basis in the DigitalGlobe common stock received in the first step merger (including fractional shares deemed received and redeemed as described below) will be equal to the holder’s aggregate adjusted tax basis in its GeoEye common stock surrendered for the DigitalGlobe common stock, and the holding period for the DigitalGlobe common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of GeoEye common stock were held.

Exchange of GeoEye Common Stock Solely for Cash

If a holder receives solely cash in exchange for all of the holder’s GeoEye common stock pursuant to the first step merger, such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the aggregate tax basis in the shares of GeoEye common stock surrendered. Gain or loss must be calculated separately for each block of shares of GeoEye common stock if blocks of GeoEye common stock were acquired at different times or for different prices. Such gain or loss generally will be long-term capital gain or loss if the holder’s holding period for a particular block of GeoEye common stock exceeds one year at the effective time of the merger. Although the law in this area is unclear, if a holder actually or constructively owns DigitalGlobe common stock immediately after the first step merger, it is possible the consequences to that holder may be similar to the consequences described below under “—Exchange of GeoEye Common Stock for a Combination of DigitalGlobe Common Stock and Cash,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that holder’s gain.

Exchange of GeoEye Common Stock for a Combination of DigitalGlobe Common Stock and Cash

If a holder exchanges all of the shares of GeoEye common stock actually owned by it for a combination of DigitalGlobe common stock and cash (excluding any cash received in lieu of a fractional share of DigitalGlobe common stock) pursuant to the first step merger, the holder generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the holder’s gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of the DigitalGlobe common stock received over the holder’s adjusted tax basis in its shares of GeoEye common stock surrendered) and (ii) the amount of cash received pursuant to the first step merger. Any recognized gain generally will be long-term capital gain if the holder’s holding period for the GeoEye common stock surrendered exceeds one year at the effective time of the first step merger (except for gain treated as a dividend, as discussed below under “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Merger—Exchange of GeoEye Common Stock for a Combination of DigitalGlobe Common Stock and Cash—Potential Treatment of Cash as a Dividend”).

A holder must calculate the amount of gain or loss realized separately for each share of GeoEye common stock surrendered. The merger agreement provides that each holder may expressly designate in the form of election on a share-by-share basis that DigitalGlobe common stock or cash is to be received in exchange for particular shares of GeoEye common stock, provided that designation is economically reasonable. If a holder does not make such an express designation, then the merger agreement provides for a deemed designation, which provides that any cash received by a holder will be deemed to be allocated to shares of GeoEye common stock surrendered in the following order of priority: first, to those shares of GeoEye common stock with a holding period of more than one year that have the highest tax basis, in descending order until the cash consideration is fully allocated, and, second, to those shares of GeoEye common stock with a holding period of less than one year that have the highest tax basis, in descending order until the cash consideration is fully allocated.

A loss realized on one block of GeoEye common stock cannot be used to offset a gain realized on another block of GeoEye common stock. A holder’s aggregate tax basis in its DigitalGlobe common stock received pursuant to the first step merger, including the basis allocable to any fractional share of DigitalGlobe common stock for which cash is received, will be equal to the holder’s aggregate tax basis in the GeoEye common stock surrendered pursuant to the first step merger, decreased by the amount of cash received (excluding any cash received in lieu of a fractional share of DigitalGlobe common stock) and increased by the amount of gain, if any, recognized or any amount treated as a dividend, as described below (but excluding any gain resulting from the deemed receipt and redemption of fractional shares). A holder’s holding period for shares of DigitalGlobe common stock received pursuant to the first step merger will include the holding period for the block of GeoEye common stock surrendered in exchange therefor.

For purposes of determining the amount of gain recognized, any express share-by-share designations, and any designations deemed made under the merger agreement, are intended to comply with certain Treasury regulations issued under Section 358 of the Code. Although the Treasury regulations appear to authorize holders to make economically reasonable express share-by-share designations, it is unclear whether such express or deemed designations comply with those Treasury regulations. As a result, no assurance can be given that, if a holder reports gain on its U.S. federal income tax return on the basis of such express or deemed designations, the IRS will not challenge such designations. If the IRS successfully challenged the position taken on such return, then a holder could be required to recalculate its amount of gain recognized by allocating the shares of DigitalGlobe common stock and the cash received on a pro rata basis to each share of GeoEye common stock surrendered pursuant to the first step merger. You should consult your tax advisor with respect to the advisability of making express designations in the form of election.

Potential Treatment of Cash as a Dividend. If a holder receives a combination of DigitalGlobe common stock and cash pursuant to the first step merger, the gain recognized may be treated as a dividend for U.S. federal income tax purposes to the extent of the holder’s ratable share of GeoEye’s accumulated “earnings and profits.” In general, the determination of whether such gain recognized will be treated as capital gain or a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage of stock ownership of DigitalGlobe. For purposes of this determination, the holder generally will be treated as if it first exchanged all of its shares of GeoEye common stock solely for DigitalGlobe common stock and then DigitalGlobe immediately redeemed a portion of the DigitalGlobe common stock in exchange for the cash the holder actually received, which redemption we refer to in this proxy statement/prospectus as the “deemed redemption.” Such gain recognized by a holder pursuant to the deemed redemption will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the holder (and after the deemed redemption the holder actually or constructively owns less than 50% of the voting power of the outstanding DigitalGlobe common stock) or (ii) not “essentially equivalent to a dividend.”

The deemed redemption generally will be “substantially disproportionate” with respect to a holder if the percentage of the outstanding DigitalGlobe common stock the holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding DigitalGlobe common stock that the holder is deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will not be considered to be “essentially equivalent to a dividend” if it results in a

“meaningful reduction” in the holder’s deemed percentage of stock ownership of DigitalGlobe. In applying the above tests, the holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock the holder actually owns or owned. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has at least a relatively minor reduction in such shareholder’s percentage of stock ownership under the above analysis.

As these rules are complex and dependent upon your specific circumstances, you should consult your tax advisor to determine whether you may be subject to these rules.

Cash in Lieu of Fractional Shares of DigitalGlobe Common Stock

A holder that receives cash in lieu of a fractional share of DigitalGlobe common stock generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s aggregate adjusted tax basis in the shares of GeoEye common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holder’s holding period for its GeoEye common stock exceeds one year at the effective time of the first step merger.

Certain Tax Reporting Rules

Under applicable Treasury regulations, “significant holders” of GeoEye stock generally will be required to comply with certain reporting requirements. A GeoEye common stockholder should be viewed as a “significant holder” if, immediately before the first step merger, such holder held 5% or more, by vote or value, of the total outstanding GeoEye common stock. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the consummation of the merger. That statement must set forth the holder’s tax basis in, and the fair market value of, the shares of GeoEye common stock surrendered pursuant to the first step merger (both as determined immediately before the surrender of shares), the date of the first step merger, and the name and employer identification number of DigitalGlobe, GeoEye, 20/20 Acquisition Sub, Inc. and WorldView, LLC, and the holder will be required to retain permanent records of these facts. You should consult your tax advisor as to whether you may be treated as a “significant holder.”

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus describes the material provisions of the merger agreement, but does not describe all of its terms and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the merger agreement because it is the legal document that governs the merger.

The representations, warranties and covenants contained in the merger agreement were made as of July 22, 2012 and only for purposes of the merger agreement. These representations and warranties were made solely for the benefit of the parties to the merger agreement and may be subject to important qualifications and limitations agreed upon by the contracting parties. Such qualifications and limitations include being qualified by confidential disclosures made for the purpose of allocating risk between parties to the merger agreement rather than the purpose of establishing these matters as facts, and may apply standards of materiality in ways that are different from what may be viewed as material by investors. These representations and warranties do not survive completion of the merger. For the foregoing reasons, you should not read them or any description thereof as characterizations of the actual state of facts or condition of DigitalGlobe or GeoEye, which are disclosed in the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference herein.

Terms of the Merger

In order to effect the combination of DigitalGlobe and GeoEye, the merger agreement provides for the first step merger of 20/20 Acquisition Sub, Inc., DigitalGlobe’s direct wholly owned subsidiary, with and into GeoEye pursuant to the DGCL. GeoEye will be the surviving corporation and will become a direct wholly owned subsidiary of DigitalGlobe. Immediately after the effective time of the first step merger, GeoEye will merge with and into WorldView, LLC, pursuant to Delaware law. WorldView, LLC will be the surviving company in the second step merger. WorldView, LLC will then be renamed GeoEye, LLC, and will be a direct wholly owned subsidiary of DigitalGlobe. We refer to the first step merger and the second step merger collectively as the “merger.”

Merger Consideration

Conversion of Shares of GeoEye Common Stock.    The merger agreement provides that at the effective time of the merger, each share of GeoEye common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive either (i) a combination of shares of DigitalGlobe common stock and cash, (ii) cash or (iii) shares of DigitalGlobe common stock, in each case as described below. GeoEye stockholders will have the right to elect to receive cash (referred to as the “cash election”), DigitalGlobe common stock (referred to as the “stock election”) or a combination of DigitalGlobe common stock and cash (referred to as the “mixed cash/stock election”), with respect to each share of GeoEye common stock they hold, subject in each case to the allocation procedures described below under “—Allocation of Merger Consideration.”

Pursuant to the merger agreement, DigitalGlobe expects to issue in the aggregate approximately 26.1 million shares of DigitalGlobe common stock and to pay approximately $94.0 million in cash to holders of GeoEye common stock as a whole. The total number of shares of DigitalGlobe common stock and the total amount of cash will not change from what was agreed to in the merger agreement (other than in the event that there is any change in the outstanding shares of capital stock of DigitalGlobe or GeoEye as a result of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or similar event). However, since the market price of DigitalGlobe common stock will fluctuate, the total value of all the issued stock and, therefore, the value of the total merger consideration may increase or decrease between the date of the merger agreement and the effective time of the merger. Accordingly, the value of the actual per share consideration to be provided to GeoEye stockholders cannot be determined until after the effective time of the merger.

Mixed Cash/Stock Election

The merger agreement provides that each share of GeoEye common stock with respect to which a stockholder makes an election to receive the mixed cash/stock consideration, and each share for which a holder fails to make any election with respect to any GeoEye common stock (such shares referred to as the “mixed cash/stock electing shares”), will be converted into the right to receive the combination of (x) $4.10 in cash, referred to as the “per share cash amount,” and (y) 1.137 shares of DigitalGlobe common stock, referred to as the “mixed cash/stock election ratio.” The mixed cash/stock election ratio together with the per share cash amount is referred to as the “mixed cash/stock consideration.”

Cash Election

The merger agreement provides that each share of GeoEye common stock with respect to which a stockholder makes an election to receive cash, referred to as a “cash electing share,” will be converted into the right to receive $20.27 in cash without interest, or the “per share cash election consideration,” subject to proration, determined as follows:

If the product of the number of cash electing shares multiplied by the per share cash election consideration (such product being referred to as the “cash election amount”) exceeds the difference between:

•

the product of the per share cash amount multiplied by the total number of shares of GeoEye common stock (other than dissenting shares and shares held in treasury or held by DigitalGlobe) issued and outstanding immediately prior to the effective time of the merger, minus

•	the product of the number of mixed cash/stock electing shares multiplied by the per share cash amount, or the available cash election amount,

then each cash electing share will be converted into a right to receive both:

•

an amount of cash, without interest, equal to the product of the per share cash election consideration multiplied by a fraction, the numerator of which will be the available cash election amount and the denominator of which will be the cash election amount, referred to as the “cash fraction,” and

•	a number of shares of DigitalGlobe common stock equal to the product of:

•	1.137 multiplied by

•	one minus the cash fraction.

Stock Election

The merger agreement provides that each share of GeoEye common stock with respect to which a stockholder makes a valid election to receive stock consideration, referred to as a “stock election,” will have the right to receive, in exchange for each share of GeoEye common stock held by such holder for which such a stock election is made, 1.425 shares of DigitalGlobe common stock. Sometimes, such shares are referred to in this joint proxy statement/prospectus as “stock electing shares.” However, if the election to receive stock consideration is oversubscribed, then each stock electing share will be converted into the right to receive both:

(1)	an amount of cash (without interest) equal to the amount of such excess divided by the number of stock electing shares; and

(2)	a number of shares of DigitalGlobe common stock equal to the product of (x) 1.137 multiplied by (y) a fraction, the numerator of which will be the per share cash election consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which will be the per share cash election consideration.

Conversion of Shares of GeoEye Series A Convertible Preferred Stock

Each outstanding share of GeoEye Series A convertible preferred stock will be converted into the “preferred consideration,” which will consist of:

•

an amount of cash (without interest) equal to $4.10 in cash for each share of GeoEye common stock into which such share of GeoEye Series A convertible preferred stock is convertible immediately prior to the effective time of the merger and

•	1.000 share of Digital Globe Series A convertible preferred stock.

See “Description of DigitalGlobe Capital Stock — Description of DigitalGlobe Preferred Stock” on page 252 for a description of the Digital Globe Series A convertible preferred stock.

Dissenting Shares

In certain circumstances, holders of GeoEye stock who have not voted in favor of or consented to the merger and have otherwise complied with the provisions of Section 262 of the DGCL as to appraisal rights, if any, will be entitled to such rights as are granted by Section 262 of the DGCL. If any holder of such dissenting shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or the court properly determines that such holder is not entitled to relief under Section 262 of the DGCL, then (1) each dissenting share of GeoEye common stock will be deemed to have been converted into the right to receive the mixed cash/stock consideration in the manner provided in “— Election Procedures” and (2) each dissenting share of GeoEye preferred stock will be deemed to have been converted into the right to receive the preferred consideration. For a description of the Allocation of Merger Consideration between cash and stock, see “— Allocation of Merger Consideration.” For more information regarding appraisal rights, please see “The Merger—Appraisal Rights.”

GeoEye is required to give DigitalGlobe prompt notice of any written demands for appraisal of GeoEye stock and DigitalGlobe shall have the right to direct and participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the effective time, GeoEye will not, without the prior written consent of DigitalGlobe, voluntarily make any payment with respect to demands for appraisal rights, settle or offer to settle any such demands or agree to do any of the foregoing. Any amount payable to a holder of dissenting shares exercising appraisal rights will be paid in accordance with the DGCL.

Election Procedures

The election form and other appropriate and customary transmittal materials are being mailed to GeoEye stockholders separately.

The election form will allow each GeoEye common stockholder to specify the number of shares of GeoEye common stock with respect to which such holder elects to receive stock consideration, cash consideration or mixed cash/stock consideration. The election must be made prior to the election deadline. The election deadline will be 5:00 p.m., New York city time, on either the date of the GeoEye special meeting of stockholders or, if the closing date of the merger is more than four business days following the GeoEye special meeting of stockholders, two business days before the closing date of the merger. DigitalGlobe and GeoEye will publicly announce the anticipated election deadline at least seven business days before the anticipated closing date of the merger.

To make a valid election, each GeoEye common stockholder must submit a properly completed election form so that it is actually received by the exchange agent at or prior to the election deadline. An election form will be properly completed only if accompanied by certificates which represent such stockholders’ shares of GeoEye common stock covered by the election form (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) or, in case of book-entry shares, any additional documents specified by the procedures set forth in the election form.

Each GeoEye stockholder may expressly designate in the election form on a share-by-share basis that DigitalGlobe stock or cash is to be received in exchange for particular shares of GeoEye stock, provided that designation is economically reasonable. If a stockholder does not make such an express designation, then the merger agreement provides that any cash received by the stockholder will be deemed to be allocated to shares of GeoEye stock surrendered in the following order of priority: first, to those shares of GeoEye stock with a holding period of more than one year that have the highest tax basis, in descending order until the cash consideration is fully allocated, and, second, to those shares of GeoEye stock with a holding period of less than one year that have the highest tax basis, in descending order until the cash consideration is fully allocated.

If a GeoEye common stockholder does not submit the election form and other transmittal materials, the election form and other transmittal materials are not received by the exchange agent by the election deadline, the election form and other transmittal materials are improperly completed and/or are not signed, or the certificates representing GeoEye common stock are not included with the election form, such stockholder will be deemed not to have made an election. GeoEye common stockholders not making an election will be deemed to have elected to receive mixed cash/stock consideration with respect to those shares for which they made no election.

For example, assuming a GeoEye stockholder holds 100 shares of GeoEye common stock, if such stockholder made:

•	a cash election, such holder would receive approximately $2,027 in cash;

•

a stock election, such holder would receive 142 shares of DigitalGlobe common stock plus cash in lieu of 0.5 fractional shares as described below in “—Allocation of the Merger Consideration—Fractional Shares”; and

•

a mixed cash/stock election, such holder would receive 113 shares of DigitalGlobe common stock and $410 in cash plus cash in lieu of 0.7 fractional shares as described below in “—Allocation of the Merger Consideration—Fractional Shares.”

The actual allocation of cash and stock is subject, in each case, to the allocation procedures set forth in the merger agreement. Under these procedures, a GeoEye common stockholder who makes a cash election will not receive all cash if the cash election pool is oversubscribed, and a GeoEye common stockholder who makes a stock election will not receive all stock if the stock election pool is oversubscribed. For more information regarding these allocation procedures, see “— Allocation of Merger Consideration” below.

Any election form may be revoked or changed by a GeoEye common stockholder submitting such election form prior to the election deadline. If a cash election, stock election or mixed cash/stock election is so revoked, the shares of GeoEye common stock represented by such election form will be treated as mixed cash/stock electing shares unless such stockholder properly makes a subsequent election. DigitalGlobe will not return the GeoEye stock certificates to the revoking stockholder unless such stockholder so requests. The exchange agent will generally have discretion to determine, in its good faith, whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms. None of DigitalGlobe, 20/20 Acquisition Sub, Worldview LLC or the exchange agent will have an obligation to notify stockholders of any defect in an election form.

Allocation of Merger Consideration

The aggregate amount of cash and the aggregate number of shares of DigitalGlobe common stock to be paid and issued, respectively, to GeoEye common stockholders pursuant to the merger are fixed (other than in the event that there is any change in the outstanding shares of capital stock of DigitalGlobe or GeoEye as a result of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or similar event). The total cash amount that will be paid as the merger consideration is determined by multiplying $4.10 and the number of shares of GeoEye common stock outstanding at the effective time. If the elections of all of the GeoEye common stockholders result in an oversubscription or undersubscription of the available cash amount, the aggregate amount of cash or DigitalGlobe common stock, as applicable, will not be increased. Rather, the exchange agent will allocate between cash and DigitalGlobe common stock in the manner described above. Accordingly, there is no assurance that a GeoEye common stockholder that has made a valid election to receive the cash consideration or the stock consideration in respect of their shares of GeoEye common stock will receive the form or combination of consideration elected with respect to the shares of GeoEye common stock held by such stockholder. See “Risk Factors—GeoEye stockholders may receive a form or combination of consideration different from what they elect.”

Fractional Shares

DigitalGlobe will not issue any fractional shares of DigitalGlobe common stock in the merger. Instead, a GeoEye common stockholder who otherwise would have received a fraction of a DigitalGlobe common share will receive an amount in cash equal to such fractional amount multiplied by the average of the volume weighted average price of shares of DigitalGlobe common stock on the NYSE on each of the 20 consecutive trading days ending with the second complete trading day prior to the effective time of the merger.

Governing Documents

The certificate of incorporation and the bylaws of 20/20 Acquisition Sub, Inc. as in effect immediately prior to the effective time of the first step merger, will be the certificate of incorporation and the bylaws of GeoEye immediately after the effective time of the first step merger and before GeoEye merges with and into WorldView, LLC. The certificate of formation and limited liability company agreement of WorldView, LLC, as in effect immediately prior to the effective time of the second step merger, will be the certificate of formation and limited liability company agreement of the surviving company after the second step merger, except that such documents shall be amended to reflect the name of GeoEye, LLC as the name of the surviving company.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place no later than the second business day after all conditions to the completion of the merger have been satisfied or waived (if permissible by applicable law), provided that if the marketing period for the refinancing has not ended at such time, the closing of the merger will occur instead on the earlier to occur of (x) any business day during the marketing period to be specified by DigitalGlobe to GeoEye on no less than two business days’ written notice and (y) the third business day following the last day of the marketing period. Each merger will be effective at the time specified in the applicable certificate of merger filed with the Secretary of State of the State of Delaware.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties. The representations and warranties contained in the merger agreement have been made solely for the benefit of DigitalGlobe and GeoEye. In addition, such representations and warranties (A) have been made only for purposes of the merger agreement, (B) have been qualified by documents filed with, or furnished to, the SEC by DigitalGlobe and GeoEye, as applicable, on or after January 1, 2010 and prior to the date of the merger agreement, (C) have been qualified by confidential disclosures made to each other in connection with the merger agreement, (D) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by stockholders, (E) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (F) have been included in the merger agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the merger agreement is included as an Annex to this joint proxy statement/prospectus only to provide stockholders with information regarding the terms of the merger agreement, and not to provide stockholders with any other factual information regarding DigitalGlobe, GeoEye or their respective businesses. Stockholders should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of DigitalGlobe, GeoEye or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or will change after the date of the merger agreement, which subsequent information may or may not be fully reflected in DigitalGlobe’s or GeoEye’s public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding DigitalGlobe and GeoEye that is contained in this joint proxy statement/prospectus as well as in the filings that DigitalGlobe and GeoEye make and have made with the SEC.

Many of the representations and warranties are qualified by materiality or a material adverse effect. “Material adverse effect” is defined in the merger agreement generally to mean, with respect to any person, any fact, circumstance, effect, change, event or development that materially adversely affects the business, assets, liabilities, properties, financial condition or results of operations of such person and its subsidiaries, taken as a whole.

“Material adverse effect” does not include any effect that results from or arises in connection with:

•	changes or conditions generally affecting the industries in which such person and any of its subsidiaries operate,

•	general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction,

•

any failure, in and of itself, by such person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period,

•

the execution and delivery of the merger agreement or the public announcement or pendency of the merger or any of the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of such person or any of its subsidiaries with employees, labor unions, customers, suppliers or partners (provided that these exceptions do not apply to any representation or warranty by DigitalGlobe or GeoEye, as the case may be, with respect to conflicts and consents to the extent the purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the execution and delivery of the merger agreement or the performance by DigitalGlobe or GeoEye, as the case may be, of its obligations thereunder),

•	any change, in and of itself, in the market price, credit rating or trading volume of such person’s securities,

•

any change in applicable law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and any of its subsidiaries operate,

•

geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of July 22, 2012, except to the extent such effect has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and any of its subsidiaries operate,

•

any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such effect has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and any of its subsidiaries operate, or

•	any material degradation of, damage to, loss of or destruction of a person’s satellite, whether on orbit, under construction or in preparation for launch.

Changes, terminations, reductions or modifications to a DigitalGlobe or GeoEye government contract, as the case may be, which does or may result in a reduction in funds to be received thereunder will not constitute or be taken into account in determining whether there has been or will be a “material adverse effect”, provided that the facts or occurrences giving rise to or contributing to such reduction in funds to be received under such a contract may constitute, or be taken into account in determining whether there has been or will be, a “material adverse effect.”

The representations and warranties relate to, among other topics, the following:

•	organization, standing and corporate power;

•	ownership of subsidiaries;

•	capital structure;

•	authority relative to the execution and delivery of the merger agreement, and the execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents and other agreements or obligations and required consents;

•	SEC documents and financial statements;

•	absence of undisclosed liabilities and off-balance-sheet arrangements;

•	internal controls and disclosure controls and procedures;

•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

•	absence of certain changes and events since December 31, 2011;

•	tax matters;

•	benefits matters and ERISA compliance;

•	litigation;

•	compliance with applicable laws and permits;

•	environmental matters;

•	material contracts;

•	owned and leased real property;

•	intellectual property;

•	regulatory matters and government contracts;

•	insurance matters;

•	labor and employment matters;

•	brokers’ and financial advisors’ fees payable in connection with the merger;

•	opinions from financial advisors; and

•	no representations being made by the parties other than those contained in the merger agreement.

The merger agreement also contains certain representations and warranties of DigitalGlobe with respect to the financing and with respect to its direct wholly owned subsidiaries, 20/20 Acquisition Sub, Inc. and WorldView, LLC, including lack of prior business activities.

Conduct of Business

Each of DigitalGlobe and GeoEye has agreed to certain covenants in the merger agreement restricting the conduct of its respective business between the date of the merger agreement and the effective time of the merger. In general, each of DigitalGlobe and GeoEye has agreed to (a) conduct its business in the ordinary course in all material respects and (b) use reasonable best efforts to preserve intact its business organization, maintain its rights, franchises, licenses and other governmental authorizations and preserve its relationships with employees, customers, suppliers and others having business dealings with it.

In addition, and without limiting the generality of the foregoing, each of DigitalGlobe and GeoEye has agreed to various specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement, or subject to obtaining the other party’s prior consent):

•	declaring or paying dividends or other distributions;

•	splitting, combining, subdividing or reclassifying any of its capital stock or issuing of any other securities in substitution for shares of its capital stock;

•	repurchasing, redeeming or otherwise acquiring its own capital stock;

•	issuing, selling or otherwise encumbering shares of capital stock, voting securities or other equity interests;

•	amending its charter or bylaws or equivalent organizational documents;

•	making material changes to employee benefit plans or materially increasing compensation and benefits paid to employees;

•	making any change in financial accounting methods, except as required by a change in GAAP;

•

acquiring any equity interest in, or business of, any person, or any material property or assets, if the aggregate amount of consideration paid in connection with all such transactions would exceed $25 million or would reasonably be expected to prevent or materially impede or delay the completion of the merger;

•

selling, leasing, encumbering or otherwise disposing of any properties or assets that have a fair market value, individually or in the aggregate, of greater than $5 million or that are otherwise material;

•

incurring greater than $5 million in the aggregate of indebtedness in the ordinary course of business or any indebtedness outside the ordinary course of business other than indebtedness in replacement of existing indebtedness, guarantees of indebtedness of any wholly owned subsidiary, letters of credit regarding performance bonds or intercompany debt;

•	making capital expenditures in excess of specified amounts;

•

entering into or amending any contracts, or taking other actions, that would reasonably be expected to prevent or materially impede or delay the completion of the merger or adversely affect in a material respect the expected benefits (taken as a whole) of the merger;

•

entering into or amending any material contract to the extent that completion of the merger or compliance with the merger agreement would reasonably be expected to conflict with or cause a default, create a lien, or cause a loss of a material benefit under such material contract;

•

terminating any material contract, or entering into or amending any material contract unless such contract is in the ordinary course of business and does not require payments in excess of $10 million over the term of the contract or in excess of $500,000 in connection with termination and, with respect to GeoEye, is terminable on no more than 90 days’ notice;

•	waiving, releasing or assigning any material claims;

•

settling any claims or litigations other than those resulting in the payment of monetary damages that would not exceed $2.5 million in the aggregate, that do not involve any material non-monetary relief or restrictions and that include a complete release and do not include an admission of liability;

•	taking certain actions with respect to taxes;

•

other than consistent with past practice, granting or acquiring, or disposing or permitting to lapse any rights to intellectual property or disclosing any trade secret, or compromising or agreeing to settle or consent to judgment with respect to any action concerning material intellectual property; or

•	authorizing, committing or agreeing to any of the foregoing actions.

No Solicitation of Alternative Proposals

Each of DigitalGlobe and GeoEye has agreed that, from the time of the execution of the merger agreement until the completion of the merger, neither DigitalGlobe or GeoEye shall, nor shall it authorize or permit any of its affiliates or any of its or their respective directors, officers or employees or any of its or their respective investment bankers, accountants, attorneys or other advisors, agents or representatives to:

•	directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any takeover proposal or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal,

•

directly or indirectly participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or cooperate in any way with any person with respect to any takeover proposal or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal or

•	waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation with respect to such party or its subsidiaries.

A “takeover proposal” with respect to a party essentially means any proposal or offer with respect to any:

•	merger, amalgamation, arrangement, consolidation, share exchange, other business combination or similar transaction involving such party or its subsidiaries,

•

sale, lease, contribution or other disposition, directly or indirectly, of any business or assets representing 20% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole,

•	issuance, sale or other disposition, directly or indirectly, to any person or group of securities representing 20% or more of the voting power of such party,

•

transaction in which any person shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or the formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of such party’s common shares or

•	any combination of the foregoing.

The DigitalGlobe board of directors and the GeoEye board of directors will be permitted, prior to the receipt of the relevant stockholder approval required to complete the merger, to furnish information with respect to DigitalGlobe or GeoEye, as applicable, and their respective subsidiaries to a third party making a bona fide written takeover proposal and participate in discussions and negotiations with respect to such bona fide written takeover proposal if the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such proposal constitutes or is reasonably likely to lead to a superior proposal.

A “superior proposal” with respect to a party essentially means any binding bona fide written proposal or offer with respect to any:

•	merger, amalgamation, arrangement, consolidation, share exchange, other business combination or similar transaction involving such party or its subsidiaries,

•

sale, lease, contribution or other disposition, directly or indirectly, of any business or assets representing 50% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole,

•	issuance, sale or other disposition, directly or indirectly, to any person or group of securities representing 50% or more of the voting power of such party,

•

transaction in which any person shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or the formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of such party’s common shares or

•	any combination of the foregoing, which:

•

the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is on terms superior from a financial point of view to the holders of common shares of such party than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any changes proposed by the other party to the terms of the merger agreement), and

•

is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

The merger agreement requires that the parties notify each other of the receipt of any takeover proposals and of the material terms and conditions of any such takeover proposal. The merger agreement also requires both DigitalGlobe and GeoEye to cease and cause to be terminated all discussions or negotiations with any person conducted prior to execution of the merger agreement with respect to any takeover proposal, or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith, immediately terminate all physical and electronic dataroom access previously granted to any such person, and take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been previously given by such party under any provisions authorizing any such person to make a takeover proposal.

Changes in Board Recommendations

The DigitalGlobe boards of directors and the GeoEye boards of directors have agreed that they will not (a) withdraw or modify in any manner adverse to the other party, or propose publicly to withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by such board with respect to the merger agreement, (b) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any takeover proposal, or (c) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow such party to execute or enter into, any agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any takeover proposal, or requiring, or reasonably expected to cause, such party to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the merger or any of the other transactions contemplated by the merger agreement or requiring, or reasonably expected to cause, such party to fail to comply with the merger agreement.

Notwithstanding the foregoing, at any time prior to obtaining the applicable stockholder approval, the board of directors of DigitalGlobe or GeoEye, as applicable, may (a) following receipt of a takeover proposal following the execution of the merger agreement that such party’s board of directors or an authorized and empowered committee thereof determines in good faith, after consultation with its outside financial and legal advisors, constitutes a superior proposal, withdraw or modify its recommendation or recommend an alternative takeover proposal or terminate the merger agreement to enter into an agreement with respect to the superior proposal or (b) solely in response to any material event, development, circumstance, occurrence or change in circumstances or fact not related to any takeover proposal, and that first occurred after July 22, 2012, withdraw or modify its recommendation, in each case only if such board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable law. Prior to taking any such action, such board of directors must inform the other party of its decision to change its recommendation and give the other party written notice five business days prior to taking any such action, and shall negotiate with such other party (if the other party so desires) to make changes to the terms of the merger agreement such that the third party proposal no longer constitutes a superior proposal.

If the board of directors of DigitalGlobe or GeoEye withdraws or modifies its recommendation, or recommends any alternative takeover proposal but does not terminate the merger agreement to enter into an agreement with respect to the superior proposal, such party will nonetheless (subject to termination by the other party) continue to be obligated to hold its special meeting and submit the proposals described in this joint proxy statement/prospectus to its stockholders or stockholders, as applicable.

Efforts to Obtain Required Stockholder Votes

DigitalGlobe has agreed to hold its special meeting and to use its reasonable best efforts to obtain stockholder approval of the issuance of DigitalGlobe common stock necessary to complete the merger. The merger agreement requires DigitalGlobe to submit this proposal to a stockholder vote even if its board of directors no longer recommends the proposals (unless DigitalGlobe or GeoEye terminates the merger agreement in accordance with its terms). The DigitalGlobe board of directors has approved the merger, the issuance of shares of DigitalGlobe common stock necessary to complete the merger and has adopted resolutions directing that such proposal be submitted to DigitalGlobe stockholders for their consideration.

GeoEye has also agreed to hold its special meeting and to use its reasonable best efforts to obtain stockholder adoption of the merger agreement and approval of the merger. The merger agreement requires GeoEye to submit the adoption of the merger agreement and approval of the merger to a stockholder vote even if its board of directors no longer recommends the merger (unless DigitalGlobe or GeoEye terminates the merger agreement in accordance with its terms). The board of directors of GeoEye has declared the merger advisable and adopted resolutions directing that the merger be submitted to the GeoEye stockholders for their consideration.

Agreement to Take Further Action and to Use Reasonable Best Efforts

DigitalGlobe and GeoEye are required under the terms of the merger agreement to use their reasonable best efforts to promptly take all necessary or advisable actions under applicable laws to complete the merger and the other transactions contemplated by the merger agreement, including obtaining necessary consents and approvals from governmental entities and third parties, defending against lawsuits challenging the merger agreement or the transactions contemplated by the merger agreement and executing and delivering any additional instruments necessary to complete the merger, subject to certain exceptions.

The merger agreement provides that DigitalGlobe and GeoEye will make their respective filings at the time directed by DigitalGlobe and thereafter make any other required submissions under the HSR Act, and will also make their respective filings with the FCC and NOAA or the Department of Commerce at the time directed by DigitalGlobe. In addition, the parties have agreed to file all notices required by Section 122.4(b) of the International Traffic in Arms Regulations, as amended, to be filed with the U.S. Department of State’s Directorate of Defense Trade Controls as soon as practicable and in any event at least 60 days prior to the effective time of the merger. The parties have agreed to use reasonable best efforts to cooperate and keep each other informed with respect to governmental approvals, and DigitalGlobe generally has the right to direct such approval matters, with consultation from GeoEye.

Notwithstanding the foregoing, DigitalGlobe is not required under the merger agreement to agree to divest, hold separate or dispose of any material portion of its or GeoEye’s respective businesses, assets or contracts or allow a third party to utilize a material amount of the capacity on its or GeoEye’s satellites or take any action that would reasonably be expected to have a material adverse impact on the business, assets, contracts or properties of DigitalGlobe and GeoEye taken as a whole. DigitalGlobe may cause GeoEye to take actions similar to those discussed in the foregoing sentence if such actions are conditioned on closing of the merger.

Governance

Each of DigitalGlobe and GeoEye is required to take all necessary action to cause, effective at the effective time,

•	General Howell M. Estes III (USAF, Ret.) to continue as Chairman of the board of directors of DigitalGlobe;

•	Jeffrey R. Tarr to continue as the Chief Executive Officer of DigitalGlobe;

•

the board of directors of DigitalGlobe to consist of ten individuals, which shall include, in addition to General Estes and Mr. Tarr, (i) four additional directors selected by DigitalGlobe from the current DigitalGlobe board of directors and (ii) four additional directors selected by GeoEye who are (x) Lt. Gen. James A. Abrahamson (USAF, Ret.) who will be appointed a DigitalGlobe Class I Director for a term expiring at the DigitalGlobe Annual Meeting in 2013, (y) a director to be designated by Cerberus, subject to the approval of the DigitalGlobe board, who will be appointed a DigitalGlobe Class II Director for a term expiring at the DigitalGlobe Annual Meeting in 2014 and (z) Martin C. Faga and Lawrence A. Hough each of whom will be appointed a DigitalGlobe Class III Director for a term expiring at the DigitalGlobe Annual Meeting in 2015;

•	the committees of the board of directors of DigitalGlobe to have at least one GeoEye-selected director and one DigitalGlobe-selected director as a member;

•

a GeoEye-selected director to be the chairman of at least one committee of the DigitalGlobe board of directors, as selected by the Nominating and Governance Committee of the DigitalGlobe board of directors; and

•	no other committee of the board of directors of DigitalGlobe to be formed prior to the first meeting of the DigitalGlobe board of directors following the effective time of the merger.

Headquarters

Upon completion of the merger, the corporate headquarters of the combined company will be in Colorado, with a significant business presence in Missouri and Virginia.

Equity Awards

Options.  The merger agreement provides that, prior to the merger, the board of directors of GeoEye shall take all actions reasonably necessary to provide that, at the merger, each option to acquire shares of GeoEye common stock will be converted into an option to acquire shares of DigitalGlobe common stock, subject to the same terms and conditions applicable to the GeoEye stock option prior to the merger, except that the number of shares of DigitalGlobe common stock subject to the option following the merger will be determined by multiplying the number of shares of GeoEye common stock underlying the option by the common stock exchange ratio (rounded down to the nearest whole share) and the per share exercise price of the option following the merger will be determined by dividing the per share exercise price of the option by the common stock exchange ratio (rounded up to the nearest whole cent).

Restricted Stock Units.  The merger agreement provides that, prior to the merger, the board of directors of GeoEye shall take all actions reasonably necessary to provide that, following the merger, each award of GeoEye restricted stock units will represent the right to receive, subject to the same terms and conditions as otherwise applicable to the restricted stock unit prior to the merger:

•

a maximum number of shares of DigitalGlobe common stock (rounded down to the nearest whole share) determined by multiplying the maximum number of shares of GeoEye common stock subject to the restricted stock unit award prior to the merger by the mixed cash/stock election ratio, and

•

a maximum amount of cash (rounded down to the nearest whole cent) determined by multiplying the maximum number of shares of GeoEye common stock subject to the restricted stock unit award prior to the merger by the mixed cash/stock election per share cash amount.

Following the merger, the DigitalGlobe board of directors will take actions it deems appropriate to adjust, in accordance with the applicable stock plans and awards thereunder, the performance metrics of the restricted stock units for which vesting is contingent upon the achievement of specified performance metrics.

Performance Cash Awards.  Following the merger, the DigitalGlobe board of directors will take actions it deems appropriate to adjust, in accordance with the applicable stock plans and awards thereunder, the performance metrics of the outstanding GeoEye long-term cash awards for which the value or vesting is contingent upon the achievement of specified performance metrics.

Restricted Stock Awards.  Each holder of a GeoEye restricted stock award may make a cash election, a stock election or a mixed election in a manner consistent with the elections offered to the holders of GeoEye common stock and will receive consideration consistent with the principles set forth in the merger agreement (with such adjustments to such procedures as may be determined by GeoEye in its sole discretion consistent with the terms of the GeoEye stock plans), except that with respect to any GeoEye restricted stock award that does not become vested upon the consummation of the first step merger, (i) any DigitalGlobe common stock to be issued in respect of such award will be subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the corresponding GeoEye restricted stock award immediately before completion of the first step merger and (ii) any cash payable in respect of such GeoEye restricted stock award will be subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the GeoEye restricted stock award immediately before completion of the first step merger, such that such cash will be paid to the holder of such GeoEye restricted stock award by DigitalGlobe in the merger only if and to the extent (and at the time) that such GeoEye restricted stock award otherwise would have become vested and non-forfeitable.

Employee Stock Purchase Plan.  Prior to the merger, the GeoEye board of directors shall take all actions reasonably necessary to provide that, after the date of the merger agreement, no future offering periods will be commenced under the GeoEye Employee Stock Purchase Plan, and that the plan will terminate at the merger.

Assumption of Equity Plans

Pursuant to the merger agreement, DigitalGlobe has agreed to assume all the obligations of GeoEye under GeoEye’s stock plans, each GeoEye stock option, each GeoEye restricted stock award and each GeoEye restricted stock unit outstanding at the effective time of the merger and the agreements evidencing these grants. As soon as practicable after the effective time of the merger, DigitalGlobe has agreed to deliver to the holders of GeoEye stock options and GeoEye restricted stock units appropriate notices setting forth such holders’ rights pursuant to the respective GeoEye stock plans, and the agreements evidencing the grants of such GeoEye stock options and GeoEye restricted stock units shall continue in effect on the same terms and conditions.

DigitalGlobe has agreed to file a registration statement on Form S-8 covering the shares of DigitalGlobe common stock subject to GeoEye stock options, GeoEye restricted stock awards and GeoEye restricted stock units.

Tender Offer and Consent Solicitation

GeoEye has agreed to use its reasonable best efforts to undertake a cash tender offer, which is referred to as the “tender offer,” for any and all of its $400 million aggregate principal amount of 9.625% Senior Secured Notes due 2015 and $125 million aggregate principal amount of 8.625% Senior Secured Notes due 2016, which together we refer to as the “GeoEye notes,” and a consent solicitation, which together with the tender offer we refer to as the “tender offer and consent solicitation,” with respect to the GeoEye notes, each on terms reasonably determined by DigitalGlobe.

While GeoEye and DigitalGlobe are currently finalizing the terms of the tender offer and consent solicitation, the consent solicitation is expected to include the authorization to eliminate most of the restrictive covenants and certain of the events of default contained in the indentures governing the GeoEye notes and the release of the collateral securing the GeoEye notes.

GeoEye has agreed to reasonably cooperate with DigitalGlobe in relation to the preparation of all necessary and appropriate documentation for the tender offer and consent solicitation. GeoEye has also agreed to use all commercially reasonable efforts to redeem any outstanding GeoEye notes and satisfy and discharge the indentures governing the GeoEye notes prior to the closing of the merger upon the written request of DigitalGlobe. DigitalGlobe currently expects that it will exercise this right if any GeoEye notes remain outstanding after the completion of the tender offer and consent solicitation.

The tender offer and consent solicitation is expected to be financed by DigitalGlobe’s cash on hand and its proposed new senior secured credit facilities. See “— Financing” below.

Financing

DigitalGlobe has agreed to use its reasonable best efforts to arrange the financing and related transactions described in the commitment letter, including using reasonable best efforts to:

•

negotiate and enter into definitive agreements with respect to the financing and related transactions on the terms and conditions contemplated by the commitment letter or on other terms not materially less favorable to DigitalGlobe than the terms and conditions (including any applicable “market flex” provisions) contained in the commitment letter;

•

satisfy on a timely basis (or obtain the waiver of) all conditions to funding in the commitment letter that are within its control and consummate the financing at or prior to the closing date of the merger; and

•	comply in all material respects with its covenants and other obligations under the commitment letter (or obtain the waiver thereof).

In the event any portion of the financing becomes unavailable on the terms and conditions set forth in the commitment letter, DigitalGlobe has agreed to use its reasonable best efforts to obtain alternative financing from the same or alternative sources as promptly as practicable following the occurrence of such event. DigitalGlobe has agreed to give GeoEye reasonably prompt notice of any material breach or default by any party to the commitment letter of which it becomes aware. GeoEye has agreed to use reasonable best efforts to reasonably cooperate with DigitalGlobe in connection with arrangement of the financing.

Sales Contracts

The merger agreement provides that, notwithstanding anything to the contrary, both DigitalGlobe and GeoEye will be entitled to enter into new contracts for the sale of satellite imagery and geospatial information products and services to existing and new customers in the ordinary course of business consistent with past practice.

Section 16 Matters

Each of DigitalGlobe and GeoEye, before the effective time of the merger, has agreed that it will use commercially reasonable efforts to cause any dispositions of GeoEye common stock or acquisitions of DigitalGlobe common stock resulting from the merger by individuals subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

GeoEye Satellite

The merger agreement provides that, until 10 business days prior to the shipment of any satellite, GeoEye will provide a qualified DigitalGlobe team with access to the satellite for purposes of testing and de-bugging DigitalGlobe software modules to be installed on DigitalGlobe ground station equipment in connection with telemetry, tracking and control communications to and from the satellite after launch; provided that GeoEye is not required to delay or make any modification to its satellite. GeoEye will provide documentation reasonably required in connection therewith. GeoEye will provide DigitalGlobe with 10 business days’ notice prior to shipment or launch of the satellite. DigitalGlobe and GeoEye have also agreed to adhere to a communications plan with respect to the satellite.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between DigitalGlobe and GeoEye in the preparation of this joint proxy statement/prospectus;

•	confidentiality of, and access by each party to, certain information about the other party during the period prior to the effective time of the merger;

•

the use of each party’s reasonable best efforts to cause the merger to qualify as a reorganization under Section 368(a) of the Code, including obtaining certain tax opinions from their respective counsels that the merger will so qualify, providing tax representation letters containing certain statements and representations as requested by such counsels, and refraining from taking any action reasonably likely to prevent such qualification or prevent the obtaining of such opinions;

•	participation by DigitalGlobe in the defense or settlement of any GeoEye stockholder litigation relating to the merger, and cooperation with respect thereto;

•	cooperation between DigitalGlobe and GeoEye in connection with public announcements;

•	the termination of all agreements between GeoEye and Cerberus as of the effective time of the merger;

•	cooperation with respect to integration planning, including taking certain specified actions; and

•

the use of reasonable best efforts by DigitalGlobe to cause the shares of DigitalGlobe common stock to be issued in the merger, and the shares of DigitalGlobe common stock to be issued following the merger in respect of certain equity awards, to be approved for listing on the NYSE and GeoEye cooperating with DigitalGlobe in connection with the foregoing.

DigitalGlobe has agreed that, for a period of six years after the effective time of the merger, DigitalGlobe will indemnify and hold harmless GeoEye’s current and former officers, directors and employees with respect to all acts or omissions by such persons occurring prior to the effective time of the merger, to the extent such indemnification is provided under

GeoEye’s certificate of incorporation or bylaws in effect as of the date of the merger agreement. Prior to the closing of the merger, GeoEye may purchase a six-year “tail” directors’ and officers’ liability insurance policy covering such directors and officers, subject to limits on the premium amount. If GeoEye does not purchase such a “tail” policy, DigitalGlobe has agreed to maintain for six years from the effective time of the merger a directors’ and officers’ liability insurance policy covering such directors and officers, subject to limits on the premium amount. DigitalGlobe has also agreed to honor all GeoEye director and officer indemnification agreements in effect as of the date of the merger agreement.

Conditions to Completion of the Merger

The obligations of DigitalGlobe and GeoEye to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	approval of the merger and adoption of the merger agreement by GeoEye’s stockholders;

•	approval of DigitalGlobe’s stockholders of the issuance of DigitalGlobe common stock in connection with the merger;

•	approval of the listing of the shares of DigitalGlobe common stock to be issued in the merger or to be issued in respect of GeoEye equity awards on the NYSE;

•	termination or expiration of any waiting period applicable to the merger under the HSR Act;

•	receipt of required authorizations and consents from the FCC and NOAA or the Department of Commerce;

•

receipt of all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any foreign antitrust, competition, foreign investment, trade regulation or similar laws or from any other governmental entity, except for those which are not material to the combined company;

•

absence of any applicable law or judgment, preliminary, temporary or permanent, that is (x) seeking to prohibit, materially restrain or otherwise materially interfere with the merger or the ownership or operation of all or any material portion of the business or assets of GeoEye or DigitalGlobe or to compel DigitalGlobe to dispose of or hold separate all or any material portion of the business or assets of GeoEye or DigitalGlobe or their respective subsidiaries, or (y) seeking divestiture of any shares of GeoEye common stock or seeking to impose or confirm limitations on the ability of DigitalGlobe effectively to exercise full rights of ownership of the shares of GeoEye common stock or the interests in WorldView, LLC, in each case, which would reasonably be expected to have a material adverse effect on the combined company; and

•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part under the Securities Act.

In addition, each of DigitalGlobe’s and GeoEye’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	certain of the representations and warranties of the other party being true and correct, subject to an overall material adverse effect qualification;

•	certain of the representations and warranties of the other party being true and correct, subject to an overall materiality qualification;

•	the other party having performed or complied with, in all material respects, all obligations required to be performed or complied with by it under the merger agreement;

•

absence, since the date of the merger agreement, of any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the other party; and

•	receipt of an opinion of that party’s outside legal counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

•	by mutual written consent of DigitalGlobe and GeoEye;

•	by either DigitalGlobe or GeoEye:

•

if the merger is not completed by February 15, 2013; provided, however, each of DigitalGlobe or GeoEye has the right, in its discretion, to extend the end date to June 30, 2013 if the approvals required under the HSR Act or by the FCC or NOAA or the Department of Commerce have not been received at such time; and DigitalGlobe has the right to further extend the end date to September 30, 2013 if the only condition to completion of the merger that has not been satisfied (other than those conditions that by their nature are to be satisfied at the closing) at the time of such extension is receipt of the FCC approval so long as, at least 10 business days prior to June 30, 2013, DigitalGlobe provides GeoEye with notice of its intent to extend the end date and that DigitalGlobe shall have executed commitment letters for replacement financing extending through September 30, 2013 resulting in net proceeds in the same amount as the amount committed to in the Commitment Letter and on terms and conditions not materially less favorable to DigitalGlobe or the surviving corporation in the merger than those set forth in the Commitment Letter, except that the right to terminate under such circumstances will not be available to any party if such failure of the merger to be completed is the result of a breach of the merger agreement by such party or the failure of any representation or warranty of such party contained in the merger agreement to be true and correct;

•

if the condition relating to the absence of any legal restraint (set forth in the seventh bullet point under “Conditions to Completion of the Merger” above) is not satisfied and the legal restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the party seeking to terminate the merger agreement in such circumstances shall have used its reasonable best efforts to contest, appeal and remove such legal restraint and shall not be in material violation of the merger agreement;

•	if the DigitalGlobe stockholders fail to approve the issuance of shares of DigitalGlobe common stock necessary to complete the merger at the DigitalGlobe special meeting;

•	if the GeoEye stockholders fail to adopt the merger agreement at the GeoEye special meeting;

•

by GeoEye upon a breach of any covenant or agreement on the part of DigitalGlobe, 20/20 Acquisition Sub, Inc. or WorldView, LLC or if any representation or warranty of DigitalGlobe fails to be true, in either case such that the conditions to GeoEye’s obligations to complete the merger would not then be satisfied and such breach is not reasonably capable of being cured by February 15, 2013, which we refer to as the “end date,” unless extended under certain circumstances, or DigitalGlobe, 20/20 Acquisition Sub, Inc. or WorldView, LLC does not cure such breach within 45 days;

•

by DigitalGlobe upon a breach of any covenant or agreement on the part of GeoEye or if any representation or warranty of GeoEye fails to be true, in either case such that the conditions to DigitalGlobe’s obligations to complete the merger would not then be satisfied and is not reasonably capable of being cured by the end date or GeoEye does not cure such breach within 45 days;

•

by GeoEye if the board of directors of DigitalGlobe withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or recommendation with respect to the issuance of shares by DigitalGlobe necessary to complete the merger or approves or recommends, or proposes publicly to approve or recommend, any alternative takeover proposal with a third party, except that the right to terminate under such circumstance will not be available if the relevant stockholder approval is obtained at the DigitalGlobe special meeting;

•

by DigitalGlobe if the board of directors of GeoEye withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or recommendation with respect to the merger, or approves or recommends, or proposes publicly to approve or recommend, any alternative takeover proposal with a third party, except that the right to terminate under such circumstance will not be available if the GeoEye stockholders adopt the merger agreement at the GeoEye special meeting;

•

by GeoEye in order to enter into a definitive agreement with respect to a superior proposal, except that the right to terminate under such circumstance will not be available if the GeoEye stockholders adopt the merger agreement at the GeoEye special meeting;

•

by DigitalGlobe in order to enter into a definitive agreement with respect to a superior proposal, except that the right to terminate under such circumstance will not be available if the relevant stockholder approval is obtained at the DigitalGlobe special meeting; or

•	by DigitalGlobe (x) within 10 business days following the date that GeoEye ships for launch any satellite or (y) within 10 business days following the date that GeoEye launches any satellite.

Expenses and Termination Fees; Liability for Breach

Except as provided below, each party shall pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement, except that DigitalGlobe shall be responsible for paying the HSR Act filing fee and DigitalGlobe and GeoEye shall share equally expenses incurred in connection with the filing, printing and mailing of the joint proxy statement/prospectus.

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party, other than with respect to certain obligations under the merger agreement, and except for fraud or any intentional misrepresentation by a party or any intentional breach by a party of any covenant or agreement set forth in the merger agreement.

DigitalGlobe will be obligated to pay a termination fee of $20 million to GeoEye if:

•

GeoEye terminates the merger agreement after DigitalGlobe’s board of directors withdraws or adversely modifies its recommendation of the merger agreement or approves or recommends a takeover proposal to its stockholders;

•

DigitalGlobe or GeoEye terminates the merger agreement following DigitalGlobe’s stockholder approval not being obtained at a duly convened meeting, provided that at the time such termination occurs, DigitalGlobe’s board of directors had withdrawn or adversely modified its recommendation of the merger agreement or approved or recommended a takeover proposal to its stockholders;

•

(a) prior to the DigitalGlobe special meeting, a takeover proposal shall have been made to DigitalGlobe or its stockholders or shall have otherwise become publicly known or publicly announced, (b) the merger agreement has been terminated by DigitalGlobe following the end date (provided that DigitalGlobe failed to hold its special meeting on or prior to the fifth business day prior to such termination) or DigitalGlobe’s stockholder approval has not been obtained at a duly convened meeting, and (c) within 12 months following such termination, DigitalGlobe enters into a definitive agreement to consummate, or consummates, a takeover proposal transaction; or

•	DigitalGlobe terminates the merger agreement to enter into an agreement with respect to a superior proposal.

GeoEye will be obligated to pay a termination fee of $20 million to DigitalGlobe if:

•

DigitalGlobe terminates the merger agreement after GeoEye’s board of directors withdraws or adversely modifies its recommendation of the merger agreement or approves or recommends a takeover proposal to its stockholders;

•

DigitalGlobe or GeoEye terminates the merger agreement following GeoEye’s stockholder approval not being obtained at a duly convened meeting, provided that at the time such termination occurs, GeoEye’s board of directors had withdrawn or adversely modified its recommendation of the merger agreement or approved or recommended a takeover proposal to its stockholders;

•

(a) prior to the GeoEye special meeting, a takeover proposal shall have been made to GeoEye or its stockholders or shall have otherwise become publicly known or publicly announced, (b) the merger agreement has been terminated by GeoEye following the end date (provided that GeoEye failed to hold its special meeting on or prior to the fifth business day prior to such termination), or GeoEye’s stockholder approval not being obtained at a duly convened meeting, and (c) within 12 months following such termination, GeoEye enters into a definitive agreement to consummate, or consummates, a takeover proposal transaction; or

•	GeoEye terminates the merger agreement to enter into an agreement with respect to a superior proposal.

DigitalGlobe will be obligated to pay a reverse termination fee of $20 million to GeoEye if:

•

DigitalGlobe or GeoEye terminates the merger agreement (a) if the condition relating to the absence of any legal restraint (set forth in the seventh bullet point under “— Conditions to Completion of the Merger” above) is not satisfied with respect to the Communications Act or any applicable U.S. antitrust or competition laws and the legal restraint giving rise to such non-satisfaction shall have become final and non-appealable or (b) after the end date if the only condition to completion of the merger that has not been satisfied (other than those conditions that by their nature are to be satisfied at the closing) at the time of such extension is the expiration or termination of any waiting period under the HSR Act or receipt of the FCC approval; provided that if DigitalGlobe pays this termination fee and within 12 months following such termination, GeoEye enters into a definitive agreement to consummate, or consummates, a takeover proposal transaction, GeoEye shall pay to DigitalGlobe a payment of $10 million.

Alternative Structure

DigitalGlobe and GeoEye have agreed to cooperate in the consideration of alternative transaction structures to implement the transactions contemplated by the merger agreement, so long as (1) there is no change in the economic terms of the merger agreement and (2) such alternative structure does not (A) impose any material delay on, or condition to, the consummation of the merger, (B) adversely affect any of the parties to the merger agreement or either DigitalGlobe’s or GeoEye’s stockholders or (C) result in additional liability to DigitalGlobe’s or GeoEye’s directors or officers.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time before or after the receipt of the approvals of the DigitalGlobe stockholders or the GeoEye stockholders required to consummate the merger. However, after any such stockholder or stockholder approval, there may not be, without further approval of DigitalGlobe stockholders or GeoEye stockholders, any amendment of the merger agreement for which applicable law requires further DigitalGlobe stockholder or GeoEye stockholder approval, respectively. The merger agreement may not be amended to adversely affect the rights of the financing sources under the Commitment Letter without the consent of the financing sources.

At any time prior to the effective time of the merger, with certain exceptions, any party may (a) extend the time for performance of any obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, (c) waive compliance by another party with any of the agreements contained in the merger agreement or (d) waive the satisfaction of any of the conditions contained in the merger agreement. No extension or waiver will require the approval of the DigitalGlobe stockholders or the GeoEye stockholders unless such approval is required by applicable law.

Specific Enforcement

DigitalGlobe and GeoEye acknowledged and agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties further agreed that they shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. The parties also agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

THE CERBERUS AGREEMENT

In connection with the merger agreement, on July 22, 2012, DigitalGlobe entered into an agreement, which we refer to as the “Cerberus Agreement,” with Cerberus Capital Management, L.P. and certain of its affiliates, which we refer to collectively as “Cerberus.” Cerberus has agreed, subject to certain exceptions, not to take certain actions with respect to DigitalGlobe during the period prior to and after the consummation of the merger. During Standstill Period I (as defined below) and Standstill Period II (as defined below), the Cerberus Parties have agreed, among other things:

•	to certain standstill provisions regarding the securities of DigitalGlobe;

•	to vote all DigitalGlobe securities owned by Cerberus in accordance with the recommendation of the DigitalGlobe board of directors; and

•

not to sell or transfer the DigitalGlobe securities owned by Cerberus in connection with any tender offer, exchange offer, merger, acquisition or other business combination, or other extraordinary transaction, involving DigitalGlobe or any of its subsidiaries unless the DigitalGlobe board of directors has recommended that DigitalGlobe stockholders sell or transfer their securities in connection with such transaction.

“Standstill Period I” is defined in the Cerberus Agreement to mean the period beginning on July 22, 2012 and ending on either (a) the closing date of the merger or (b) if the merger agreement is terminated, the date Cerberus ceases to beneficially own any shares of DigitalGlobe common stock.

“Standstill Period II” is defined in the Cerberus Agreement to mean the period beginning on the closing date of the merger and ending on the date that is 12 months after Cerberus ceases to beneficially own in the aggregate at least 5% of the issued and outstanding DigitalGlobe common stock, including the DigitalGlobe Series A convertible preferred stock on an as-converted basis.

During Standstill Period I, Cerberus may acquire beneficial ownership of DigitalGlobe common stock if, upon such acquisition, the aggregate beneficial ownership of DigitalGlobe common stock, including any DigitalGlobe securities on an as-converted basis, by Cerberus would not at any time be in excess of 11.35% of the outstanding DigitalGlobe common stock.

During Standstill Period II, Cerberus may acquire beneficial ownership of DigitalGlobe common stock if, upon such acquisition, the aggregate beneficial ownership of DigitalGlobe common stock, including the DigitalGlobe Series A convertible preferred stock and any other DigitalGlobe securities on an as-converted basis, by Cerberus would not at any time be in excess of 19.9% of the outstanding DigitalGlobe common stock, including the DigitalGlobe Series A convertible preferred stock on an as-converted basis.

Pursuant to the Cerberus Agreement and the merger agreement, Cerberus has the right to appoint one director to the DigitalGlobe board of directors, subject to the approval of the DigitalGlobe board, with a term to expire at the 2014 DigitalGlobe annual meeting of stockholders.

The foregoing description of the Cerberus Agreement is not complete and is qualified in its entirety by reference to the Cerberus Agreement, which is attached to this joint proxy statement/prospectus as Annex B and is incorporated herein by reference.

VOTING AGREEMENTS

The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the voting agreements attached to this joint proxy statement/prospectus as Annexes C, D, E and F.

Voting Agreements Relating to GeoEye Stockholder

Cerberus entered into a voting agreement with DigitalGlobe, dated July 22, 2012, which we refer to as the “Cerberus Voting Agreement”. In the Cerberus Voting Agreement, Cerberus has agreed to vote all of its shares of GeoEye common stock, including any GeoEye Series A convertible preferred stock allowed to vote on an as-converted basis, in favor of adoption of the merger agreement and approval of the merger and the transactions contemplated by the merger agreement. Cerberus has also agreed to vote against certain actions or proposals that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement, including the merger. The Cerberus Voting Agreement does not require Cerberus to vote in favor of the Merger-Related Compensation proposal. From July 22, 2012 until its termination, the Cerberus Voting Agreement also restricts Cerberus’ ability to sell, transfer, tender, pledge, encumber, assign, dispose of, enter into any contract or agreement with respect to transfer of or deposit into a voting trust its GeoEye common stock, except as allowed by the Cerberus Voting Agreement and the merger agreement.

Approximately 7,460,526 shares in the aggregate (which includes 80,000 shares of GeoEye Series A convertible preferred stock held by Cerberus Satellite LLC on an as-converted basis), or approximately 30% of the GeoEye common stock outstanding as of October 24, 2012 (on an as-converted basis, but excluding shares of GeoEye common stock issuable upon the exercise or settlement of stock options, restricted stock, restricted stock units or performance stock units), are subject to the Cerberus Voting Agreement.

The Cerberus Voting Agreement will terminate upon the earliest to occur of (a) the effectiveness of the merger, (b) the date of termination of the merger agreement in accordance with its terms and (c) any change or modification to the terms of the merger agreement, not approved or consented to in writing by Cerberus, that is adverse to Cerberus other than in an immaterial manner.

Voting Agreements Relating to DigitalGlobe Stockholder

Morgan Stanley Principal Investments, Inc., which we refer to as “MSPI,” entered into a voting agreement with GeoEye, dated July 22, 2012, which we refer to as the “MSPI Voting Agreement”. In the MSPI Voting Agreement, MSPI has agreed to vote all of its shares of DigitalGlobe common stock for which it is a record or beneficial owner as of the record date in favor of adoption of the merger agreement and approval of the merger and the transactions contemplated by the merger agreement and any actions required in furtherance thereof. MSPI has also agreed to vote against certain actions or proposals that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement, including the merger. From July 22, 2012 until its termination, the MSPI Voting Agreement also restricts MSPI’s ability to sell, transfer, tender, pledge, encumber, assign, dispose of, enter into any contract or agreement with respect to transfer of or deposit into a voting trust its DigitalGlobe common stock, except as allowed by the MSPI Voting Agreement, MSPI’s investor agreement and stockholder agreement with DigitalGlobe and the merger agreement. The MSPI Voting Agreement specifically does not limit or restrict the rights and obligations of any MSPI affiliate or designee in their capacity as a director of DigitalGlobe, and in no way restricts any MSPI affiliate or designee in their capacity as a shareholder or director in the exercise of their fiduciary duties as a director of DigitalGlobe.

7,463,076 shares in the aggregate, or approximately 15.9% of the DigitalGlobe common stock outstanding as of October 23, 2012 (excluding shares of DigitalGlobe common stock issuable upon the exercise or settlement of stock options, restricted stock, restricted stock units or performance stock units), are subject to the MSPI Voting Agreement.

The MSPI Voting Agreement will terminate upon the earliest to occur of (a) the date on which DigitalGlobe stockholder approval has been obtained, (b) the effectiveness of the merger, (c) the date of termination of the merger agreement in accordance with its terms and (d) the making of any change, by amendment, waiver or other modification to any provision of the merger agreement, not approved or consented to in writing by MSPI, that would increase the amount of consideration or be otherwise adverse to MSPI other than in an immaterial manner.

Voting Agreements Relating to DigitalGlobe Directors and Officers

General Howell M. Estes III (USAF, Ret.), Chairman of the board of DigitalGlobe, and Jeffery R. Tarr, President and Chief Executive Officer of DigitalGlobe, have each entered into a separate voting agreement with GeoEye, each dated July 22, 2012. In the voting agreements, each such officer and/or director agreed to vote all shares of DigitalGlobe common stock owned by them as of the record date in favor of adoption of the merger agreement and approval of the merger and the transactions contemplated by the merger agreement and any actions required in furtherance thereof. In the voting agreements, General Estes and Mr. Tarr each agreed to vote against certain actions or proposals that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement, including the merger. The voting agreements specifically do not limit or restrict the rights and obligations of General Estes and Mr. Tarr in their capacity as a director or officer of DigitalGlobe, and in no way restricts General Estes and Mr. Tarr in the exercise of their fiduciary duties as a director or officer of DigitalGlobe.

General Estes and Mr. Tarr have also agreed that until the earlier of (a) the effectiveness of the merger, (b) the termination of the merger agreement in accordance with its terms or (c) the termination of the voting agreement in accordance with its terms, they each will generally not transfer, assign, convey or dispose of any shares of DigitalGlobe common stock, any options to purchase shares of DigitalGlobe common stock or any other DigitalGlobe securities, owned by them except in certain circumstances. Approximately 93,767 shares in the aggregate (excluding shares issuable upon exercise of DigitalGlobe stock options), or approximately 0.2% of the DigitalGlobe common stock outstanding as of October 23, 2012 (excluding shares of DigitalGlobe common stock issuable upon the exercise or settlement of stock options, restricted stock, restricted stock units or performance stock units), are subject to such voting agreements.

General Estes’ and Mr. Tarr’s respective voting agreements will automatically terminate upon the earliest to occur of (a) the mutual consent of GeoEye and each of General Estes and Mr. Tarr, as applicable, (b) the effectiveness of the merger and (c) the date of termination of the merger agreement in accordance with its terms.

Voting Agreements Relating to GeoEye Directors and Officers

Lt. General James A. Abrahamson (USAF, Ret.), Chairman of the board of GeoEye, and Matthew M. O’Connell, President and Chief Executive Officer of GeoEye, have each entered into a separate voting agreement with DigitalGlobe, each dated July 22, 2012. In the voting agreements, General Abrahamson and Mr. O’Connell each agreed to vote all shares of GeoEye common stock owned by them as of the record date in favor of adoption of the merger agreement and approval of the merger and the transactions contemplated by the merger agreement. These voting agreements do not require General Abrahamson or Mr. O’Connell to vote in favor of the Merger-Related Compensation proposal. In the voting agreements, General Abrahamson and Mr. O’Connell each agreed to vote against certain actions or proposals that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement, including the merger. The voting agreements specifically do not limit or restrict the rights and obligations of General Abrahamson and Mr. O’Connell in their capacity as a director or officer of GeoEye, and in no way restricts General Abrahamson and Mr. O’Connell in the exercise of their fiduciary duties as a director or officer of GeoEye.

General Abrahamson and Mr. O’Connell have also agreed that until the earlier of (a) the effectiveness of the merger, (b) the termination of the merger agreement in accordance with its terms or (c) the termination of the voting agreement in accordance with its terms, the stockholder will generally not transfer, assign, convey or dispose of any shares of GeoEye common stock, any options to purchase shares of GeoEye common stock or any other GeoEye securities, owned by them except in certain circumstances. Approximately 377,085 shares in the aggregate, or approximately 1.5% of the GeoEye common stock outstanding as of October 24, 2012 (on an as-converted basis, but excluding shares of GeoEye common stock issuable upon the exercise or settlement of stock options, restricted stock, restricted stock units or performance stock units), are subject to such voting agreements.

General Abrahamson’s and Mr. O’Connell’s respective voting agreements will automatically terminate upon the earliest to occur of (a) the mutual consent of DigitalGlobe and each of General Abrahamson and Mr. O’Connell, as applicable, (b) the effectiveness of the merger and (c) the date of termination of the merger agreement in accordance with its terms.

INFORMATION ABOUT THE COMPANIES

DigitalGlobe

DigitalGlobe is a leading global provider of commercial high-resolution earth imagery products and information services. Sourced from its own advanced satellite constellation, DigitalGlobe’s imagery solutions support a wide variety of uses within both domestic and international governments, including defense and intelligence, civil agencies, location based services, and other verticals such as financial services, mining, telecommunications and oil and gas exploration. DigitalGlobe offers a range of products and services designed to enable customers to easily access and integrate DigitalGlobe’s imagery into their workflow. DigitalGlobe believes that its imagery archive, which DigitalGlobe refers to as DigitalGlobe’s ImageLibrary, is the largest, most up-to-date and comprehensive archive of high-resolution earth imagery commercially available, containing more than 2.0 billion square kilometers of imagery, with new imagery added every day. As of December 31, 2011, DigitalGlobe’s collection capacity was approximately 900 million square kilometers of imagery per year or roughly six times the earth’s land surface area.

DigitalGlobe has two reportable customer segments: (i) defense and intelligence and (ii) commercial. Defense and intelligence revenue is sourced from domestic and international government defense and intelligence customers, including the majority of those in DigitalGlobe’s Direct Access Program. Revenue in DigitalGlobe’s commercial segment is sourced from customers in location based services, international civil government and from customers in other verticals.

For the year ended December 31, 2011, DigitalGlobe had total revenues of approximately $339.5 million and a net loss of approximately $ 28.1 million. For the six months ended June 30, 2012, DigitalGlobe had total revenues of approximately $188.8 million and net income of approximately $13.4 million.

DigitalGlobe’s principal offices are located at 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503 and its telephone number is (303) 684-4000.

DigitalGlobe common stock is listed on the NYSE, trading under the symbol “DGI.”

GeoEye

GeoEye is a leading provider of geospatial information and insight for decision makers and analysts who need a clear understanding of the changing world to protect lives, manage risk and optimize resources. Each day, organizations in defense and intelligence, public safety, critical infrastructure, energy and online media rely on GeoEye’s Earth imagery, geospatial expertise and enabling technology to support important missions around the globe. Widely recognized as a pioneer in high-resolution satellite imagery, GeoEye has evolved into a complete provider of geospatial intelligence solutions.

GeoEye’s principal sources of revenue are from the sale of Earth imagery directly to end users or value-added resellers, the provision of direct access to GeoEye’s satellites, associated ground processing technology upgrades and operations and maintenance services. GeoEye also derives significant revenue from value-added production and analytic services where GeoEye combines imagery GeoEye collects with other sources of data from GeoEye’s customers to create sophisticated value-added geospatial products. Additionally, GeoEye earns revenue from the dissemination and hosting of imagery. GeoEye’s products and services are sold and provided to many U.S. government agencies, including the national security community, foreign governments and North American and international commercial customers.

For the year ended December 31, 2011, GeoEye had total revenues of approximately $356.4 million and net income of approximately $56.6 million. For the six months ended June 30, 2012, GeoEye had total revenues of approximately $177.7 million and net income of approximately $29.8 million.

GeoEye’s principal offices are located at 2325 Dulles Corner Boulevard, 10th Floor, Herndon, Virginia 20171 and its telephone number is (703) 480-7500. GeoEye common stock is listed on NASDAQ Global Select Market, trading under the symbol “GEOY.”

20/20 Acquisition Sub, Inc. and WorldView, LLC

20/20 Acquisition Sub, Inc. and WorldView, LLC are direct wholly owned subsidiaries of DigitalGlobe. 20/20 Acquisition Sub, Inc. is a Delaware corporation formed on July 6, 2012 for the purpose of effecting the first step merger. WorldView, LLC is a Delaware limited liability company formed on July 19, 2012 for the purpose of effecting the second step merger. 20/20 Acquisition Sub, Inc. and WorldView, LLC have not conducted any activities other than those incidental to their formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

DIGITALGLOBE SPECIAL MEETING

Date, Time and Place

The special meeting of DigitalGlobe stockholders will be held at the Hyatt Regency Denver, 650 15th Street, Denver, Colorado 80202, at 9:00 a.m., Mountain Time, on December 3, 2012. On or about [•], 2012, DigitalGlobe commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the DigitalGlobe special meeting.

Purpose of the DigitalGlobe Special Meeting

At the DigitalGlobe special meeting, DigitalGlobe stockholders will be asked to:

1.	consider and vote upon the proposal to approve the issuance of DigitalGlobe common stock, par value $0.001 per share, pursuant to the merger agreement (referred to as the Share Issuance proposal) (Item 1 on the Proxy Card); and

2.	consider and vote upon the proposal to approve any motion to adjourn the DigitalGlobe special meeting, if necessary, to solicit additional proxies (referred to as the DigitalGlobe Adjournment proposal) (Item 2 on the Proxy Card).

Recommendations of the DigitalGlobe Board of Directors

The DigitalGlobe board of directors has unanimously determined that the merger is advisable and in the best interests of DigitalGlobe and its stockholders and unanimously recommends that DigitalGlobe stockholders vote:

•	“FOR” the Share Issuance proposal; and

•	“FOR” the DigitalGlobe Adjournment proposal.

See “The Merger — DigitalGlobe Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on page 77.

DigitalGlobe Record Date; Stock Entitled to Vote

The close of business on October 29, 2012, which is referred to as the DigitalGlobe record date, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the DigitalGlobe special meeting or any adjournments or postponements of the DigitalGlobe special meeting.

As of the close of business on October 23, 2012, there were approximately 46,995,627 shares of DigitalGlobe common stock outstanding and entitled to vote at the DigitalGlobe special meeting. Each holder of DigitalGlobe common stock is entitled to one vote for each share of DigitalGlobe common stock owned as of the DigitalGlobe record date.

A complete list of stockholders entitled to vote at the DigitalGlobe special meeting will be available for examination by any DigitalGlobe stockholder at DigitalGlobe’s headquarters, 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503, for purposes pertaining to the DigitalGlobe special meeting, during normal business hours for a period of 10 days before the DigitalGlobe special meeting, and at the time and place of the DigitalGlobe special meeting.

Quorum

In order to carry on the business of the meeting, DigitalGlobe must have a quorum. A quorum is a majority of the shares of DigitalGlobe common stock outstanding on the record date, present in person or by proxy, and entitled to vote at the special meeting. Broker non-votes and properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

Required Vote

Required Vote to Approve the Share Issuance proposal (Item 1 on the Proxy Card).  The affirmative vote of a majority of the shares of DigitalGlobe common stock represented (in person or by proxy) at the special meeting and entitled to vote on the proposal is required to approve the Share Issuance proposal, provided that the total votes cast on the proposal (including abstentions) must represent a majority of the shares of DigitalGlobe common stock outstanding.

Required Vote to Approve the DigitalGlobe Adjournment proposal (Item 2 on the Proxy Card).  The affirmative vote of a majority of the shares of DigitalGlobe common stock represented (in person or by proxy) at the special meeting and entitled to vote on the proposal is required to approve the DigitalGlobe Adjournment proposal.

Treatment of Abstentions; Failure to Vote

“Broker non-votes” are shares held by brokers for which the broker lacks discretionary power to vote and never received voting instructions from the beneficial owner of the shares. Broker non-votes are counted for purposes of calculating a quorum. However, when the broker notes on the proxy card that it lacks discretionary authority to vote shares on a particular proposal and has not received voting instructions from the beneficial owner, those shares are not deemed to be entitled to vote for the purpose of determining whether stockholders have approved the matter and, therefore, will not be counted in determining the outcome for that particular proposal. Thus, a broker non-vote will not impact DigitalGlobe’s ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote.

For Proposals 1 and 2, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote against the matter. Regardless, a properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

If a DigitalGlobe stockholder is not present in person at the DigitalGlobe special meeting and does not respond by proxy, it will have no effect on the vote count for the Share Issuance proposal, but it will make it more difficult to meet the NYSE requirement that the total votes cast on such proposal (including abstentions) represent a majority of the shares of DigitalGlobe common stock outstanding as of the DigitalGlobe record date.

Voting of Proxies; Incomplete Proxies

Giving a proxy means that a DigitalGlobe stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the DigitalGlobe special meeting in the manner it directs. A DigitalGlobe stockholder may vote by proxy or in person at the meeting. To vote by proxy, a DigitalGlobe stockholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

TELEPHONE — Call toll-free 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting.

INTERNET — Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.

DigitalGlobe requests that DigitalGlobe stockholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to DigitalGlobe as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of DigitalGlobe stock represented by it will be voted at the DigitalGlobe special meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the shares of DigitalGlobe common stock represented by the proxy will be voted as recommended by the DigitalGlobe board of directors.

If a DigitalGlobe stockholder’s shares are held in “street name” by a broker, bank or nominee, the stockholder should check the voting form used by that broker, bank or nominee to determine whether it may vote by telephone or the Internet.

Every DigitalGlobe stockholder’s vote is important. Accordingly, each DigitalGlobe stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the DigitalGlobe stockholder plans to attend the DigitalGlobe special meeting in person.

Shares Held in “Street Name”

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, the broker, bank or nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, bank or nominee, that person will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non- discretionary” items (in which case, the shares will be treated as broker non-votes). Proposals 1 and 2 are “non-discretionary” items. Accordingly, if you do not give instructions to your broker, bank or nominee, your shares will not be voted with respect to these matters. Therefore, if you are a DigitalGlobe stockholder and you do not instruct your broker, bank or nominee on how to vote your shares:

•

your broker, bank or nominee may not vote your shares on the Share Issuance proposal, which broker non-votes will have no effect on the vote count for such proposal, but it will make it more difficult to meet the NYSE requirement that the total votes cast on such proposal (including abstentions) represent a majority of the shares of DigitalGlobe common stock outstanding as of the DigitalGlobe record date; and

•	your broker, bank or nominee may not vote your shares on the DigitalGlobe Adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

Revocation of Proxies

A stockholder of record may revoke or change his or her proxy instructions, including proxies already given to DigitalGlobe, at any time prior to the vote at the special meeting by:

•	submitting a later-dated proxy by telephone or Internet as to how you would like your shares voted (instructions are on your proxy card);

•	submitting a properly executed, later-dated proxy card;

•

attending the special meeting and revoking any previously submitted proxy by voting in person by written ballot (although attendance at the special meeting will not in and of itself constitute revocation of a proxy); or

•	delivering written notice of revocation to the Corporate Secretary of DigitalGlobe at: Corporate Secretary, 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503.

Please note that if your shares of DigitalGlobe common stock are held in “street name” by a broker, bank or nominee, you must follow the instructions set forth in the voting instruction form provided by your broker, bank or nominee to revoke your earlier vote. Submitting a later-dated voting instruction form by telephone or internet, or mailing a later-dated voting instruction form, will revoke a previously cast vote.

Solicitation of Proxies

The solicitation of proxies from DigitalGlobe stockholders is made on behalf of the DigitalGlobe board of directors. DigitalGlobe and GeoEye will generally share equally the cost and expenses of filing, printing and mailing this joint proxy statement/prospectus. DigitalGlobe will pay the costs of soliciting and obtaining proxies from DigitalGlobe stockholders, including the cost of reimbursing brokers, banks or nominees for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by DigitalGlobe officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Digital Globe has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. Digital Globe estimates that it will pay Innisfree M&A Incorporated a fee not to exceed $30,000 and telephone charges. The Company has agreed to reimburse Innisfree M&A Incorporated for, pay directly, or, where requested in special situations, advance sufficient funds to Innisfree M&A Incorporated for the payment of, certain fees and expenses and will also indemnify Innisfree M&A Incorporated, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses.

Voting by DigitalGlobe Directors

As of October 23, 2012, directors of DigitalGlobe and their affiliates owned and were entitled to vote 0.6% of the total voting power of the shares of DigitalGlobe common stock outstanding on that date. It is currently expected that DigitalGlobe’s directors will vote their shares of DigitalGlobe common stock in favor of each of the proposals to be considered at the DigitalGlobe special meeting. General Howell M. Estes III (USAF, Ret.) and Jeffrey R. Tarr have each entered into a voting agreement with GeoEye whereby each of them has agreed to vote his shares of DigitalGlobe common stock “FOR” the Share Issuance proposal and for the DigitalGlobe Adjournment proposal. See “Voting Agreements” on page 207. None of the remaining DigitalGlobe directors have entered into any voting agreements.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless DigitalGlobe stockholders have notified DigitalGlobe of their desire to receive multiple copies of the joint proxy statement/prospectus. This is known as householding.

DigitalGlobe will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year or future years should be directed to the Corporate Secretary of DigitalGlobe at: Corporate Secretary, 1601 Dry Creek Drive, Suite 260, Longmont, Colorado 80503.

Attending the DigitalGlobe Special Meeting

Subject to space availability, all stockholders as of October 29, 2012, the record date, can attend the special meeting. To be admitted into the special meeting, you will need to have a valid picture identification, and if your shares are held through a broker, bank or nominee (that is, in “street name”) you will also need to show proof of ownership such as a copy of your broker statement, voting instruction form or legal proxy (described below). If your shares are held in “street name,” and if you would like to vote at the special meeting, you will need to contact your bank or broker and request a “legal proxy.”

DIGITALGLOBE PROPOSALS

Item 1. The Share Issuance Proposal (Item 1 on Proxy Card)

It is a condition to completion of the merger that DigitalGlobe issue shares of DigitalGlobe common stock in the merger. When the merger becomes effective, each holder of GeoEye common stock may receive, at the stockholder’s election and subject to the terms of the merger agreement, all or part of their consideration in shares of DigitalGlobe common stock. See “The Merger Agreement — Merger Consideration” beginning on page 180.

The listing requirements of the NYSE require that DigitalGlobe’s stockholders approve any issuance of shares or securities convertible into or exercisable for common stock if (a) the number of shares to be issued will be equal to or in excess of 20% of the number of shares outstanding before such issuance or (b) the shares to be issued will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance. If the merger is completed, DigitalGlobe expects to issue approximately 26.1 million shares of DigitalGlobe common stock in the merger. The aggregate number of shares of DigitalGlobe common stock to be issued in the merger will exceed 20% of the shares of DigitalGlobe common stock outstanding on the record date for the DigitalGlobe special meeting, and for this reason DigitalGlobe must obtain the approval of DigitalGlobe stockholders for the issuance of these securities to GeoEye stockholders in the merger.

DigitalGlobe is asking its stockholders to approve the Share Issuance proposal. The issuance of these securities to GeoEye stockholders is necessary to effect the merger and the approval of the Share Issuance proposal is required for completion of the merger.

THE DIGITALGLOBE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE SHARE ISSUANCE PROPOSAL (ITEM 1).

Item 2. DigitalGlobe Adjournment Proposal (Item 2 on Proxy Card)

The DigitalGlobe special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Share Issuance proposal.

If, at the DigitalGlobe special meeting, the number of shares of DigitalGlobe common stock present or represented and voting in favor of the Share Issuance proposal is insufficient to approve the Share Issuance proposal, DigitalGlobe intends to move to adjourn the DigitalGlobe special meeting in order to enable the DigitalGlobe board of directors to solicit additional proxies for approval of the Share Issuance proposal.

In the DigitalGlobe Adjournment proposal, DigitalGlobe is asking its stockholders to authorize the holder of any proxy solicited by the DigitalGlobe board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the DigitalGlobe special meeting to another time and place for the purpose of soliciting additional proxies. If the DigitalGlobe stockholders approve the DigitalGlobe

Adjournment proposal, DigitalGlobe could adjourn the DigitalGlobe special meeting and any adjourned session of the DigitalGlobe special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from DigitalGlobe stockholders who have previously voted.

THE DIGITALGLOBE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE DIGITALGLOBE ADJOURNMENT PROPOSAL (ITEM 2).

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the meeting by DigitalGlobe, and DigitalGlobe does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

GEOEYE SPECIAL MEETING

Date, Time and Place

The special meeting of GeoEye stockholders will be held at 2325 Dulles Corner Boulevard, 10th Floor, Herndon, VA 20171, at 11:00 a.m., Eastern Time, on December 3, 2012. On or about October 31, 2012, GeoEye commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the GeoEye special meeting.

Purpose of the GeoEye Special Meeting

At the GeoEye special meeting, GeoEye stockholders will be asked to:

1.	consider and vote upon the merger agreement and to approve the transactions contemplated by the merger agreement (the “Merger” proposal);

2.	consider and vote upon the proposal to approve, by a non-binding advisory vote, certain compensation arrangements for GeoEye’s named executive officers in connection with the merger contemplated by the merger agreement (the “Merger-Related Compensation” proposal); and

3.	consider and vote upon the proposal to approve any motion to adjourn the GeoEye special meeting, if necessary, to solicit additional proxies (the “GeoEye Adjournment” proposal).

Approval of the Merger proposal is required for completion of the merger. Approval of the Merger-Related Compensation proposal is not required for completion of the merger. GeoEye will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

Recommendations of the GeoEye Board of Directors

The GeoEye board of directors has unanimously determined that the merger is advisable and in the best interests of GeoEye and its stockholders and unanimously recommends that GeoEye stockholders vote:

“FOR” the Merger proposal;

“FOR” the Merger-Related Compensation proposal; and

“FOR” the GeoEye Adjournment proposal.

See “The Merger — GeoEye Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on page 80.

GeoEye Record Date; Stock Entitled to Vote

The close of business on October 29, 2012, which is referred to as the GeoEye record date, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the GeoEye special meeting or any adjournments or postponements of the GeoEye special meeting (if necessary).

As of the close of business on October 24, 2012, there were approximately 23,046,191 shares of GeoEye common stock outstanding and entitled to vote at the GeoEye special meeting. In addition, GeoEye has 80,000 shares of GeoEye Series A convertible preferred stock convertible into 2,688,347 shares of common stock as of October 24, 2012, entitled to vote as a single class with common stock, provided that in accordance with the terms of the GeoEye Series A convertible preferred stock the holder thereof is not permitted to vote more than 19.99% of the total votes otherwise eligible to be cast at the GeoEye special meeting. Each holder of GeoEye common stock, including the GeoEye Series A convertible preferred stock on an as-converted basis, is entitled to one vote for each share of GeoEye common stock owned as of the GeoEye record date.

A complete list of stockholders entitled to vote at the GeoEye special meeting will be available for examination by any GeoEye stockholder at GeoEye’s headquarters, 2325 Dulles Corner Boulevard, 10th Floor, Herndon, VA 20171, for purposes pertaining to the GeoEye special meeting, during normal business hours for a period of 10 days before the GeoEye special meeting, and at the time and place of the GeoEye special meeting.

Quorum

In order to carry on the business of the meeting, GeoEye must have a quorum. A quorum requires the representation, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the GeoEye special meeting. Abstentions, if any, are included in the calculation of the number of shares considered to be present at the GeoEye special meeting.

Broker non-votes and properly executed proxy marked “WITHHOLD AUTHORITY” or “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

Required Vote

Required Vote to Approve the Merger proposal (Item 1 on the Proxy Card).  The affirmative vote of a majority of the outstanding shares of GeoEye common stock entitled to vote is required to approve the Merger proposal.

Required Vote to Approve the Merger-Related Compensation proposal (Item 2 on the Proxy Card).  The affirmative vote of a majority of the shares of GeoEye common stock represented (in person or by proxy) at the special meeting and entitled to vote on the proposal is required to approve the Merger-Related Compensation proposal.

Required Vote to Approve the GeoEye Adjournment proposal (Item 3 on the Proxy Card).  The affirmative vote of a majority of the shares of GeoEye common stock represented (in person or by proxy) at the special meeting and entitled to vote on the proposal is required to approve the GeoEye Adjournment proposal.

Treatment of Abstentions; Failure to Vote

“Broker non-votes” are shares held by brokers for which the broker lacks discretionary power to vote and never received voting instructions from the beneficial owner of the shares. Broker non-votes are counted for purposes of calculating a quorum. However, when the broker notes on the proxy card that it lacks discretionary authority to vote shares on a particular proposal and has not received voting instructions from the beneficial owner, those shares are not deemed to be entitled to vote for the purpose of determining whether stockholders have approved the matter and, therefore, will not be counted in determining the outcome for that particular proposal. Thus, a broker non-vote will not impact GeoEye’s ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 1, 2 and 3).

For Proposals 1, 2 and 3, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote against the matter. Regardless, a properly executed proxy marked “WITHHOLD AUTHORITY” or “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

If a GeoEye stockholder is not present in person at the GeoEye special meeting and does not respond by proxy, your broker, bank or other nominee may not vote your shares on the Merger proposal or the Merger-Related Compensation proposal, which broker non-votes will have the same effect as a vote “AGAINST” the applicable proposal; and your broker, bank or other nominee may not vote your shares on the GeoEye Adjournment proposal, which broker non-votes will have no effect on the vote count for the proposal.

Voting of Proxies; Incomplete Proxies

Giving a proxy means that a GeoEye stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the GeoEye special meeting in the manner it directs. A GeoEye stockholder may vote by proxy or in person at the meeting. To vote by proxy, a GeoEye stockholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

TELEPHONE — Call toll-free 1-800-690-6903 in the United States and from foreign countries (call using your country code) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting.

INTERNET — Access “www.proxyvote.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.

GeoEye requests that GeoEye stockholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to GeoEye as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of GeoEye stock represented by it will be voted at the GeoEye special meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the shares of GeoEye common stock represented by the proxy will be voted as recommended by the GeoEye board of directors. Unless a GeoEye stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the GeoEye special meeting.

If a GeoEye stockholder’s shares are held in “street name” by a broker, bank or nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every GeoEye stockholder’s vote is important. Accordingly, each GeoEye stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the GeoEye stockholder plans to attend the GeoEye special meeting in person.

Shares Held in “Street Name”

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to GeoEye or by voting in person at your respective company’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

If you are a GeoEye stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•

your broker, bank or other nominee may not vote your shares on the Merger proposal or the Merger-Related Compensation proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and

•	your broker, bank or other nominee may not vote your shares on the GeoEye Adjournment proposal, which broker non-votes will have no effect on the vote count for the proposal.

Revocation of Proxies and Changes to a GeoEye Stockholder’s Vote

A stockholder of record may revoke or change his or her proxy instructions, including proxies already given to GeoEye, at any time prior to the vote at the special meeting by:

•	submitting a later-dated proxy by telephone or Internet as to how you would like your shares voted (instructions are on your proxy card);

•	submitting a properly executed, later-dated proxy card;

•

attending the special meeting and revoking any previously submitted proxy by voting in person by written ballot (although attendance at the special meeting will not in and of itself constitute revocation of a proxy); or

•	delivering written notice of revocation to the Corporate Secretary of GeoEye at Corporate Secretary, 2325 Dulles Corner Boulevard, 10th Floor, Herndon, VA 20171.

Please note that if your shares of GeoEye common stock are held in “street name” by a broker, bank or nominee, you must follow the instructions set forth in the voting instruction form provided by your broker, bank or nominee to revoke your earlier vote. Submitting a later-dated voting instruction form by telephone or internet, or mailing a later-dated voting instruction form, will revoke a previously cast vote.

Solicitation of Proxies

The solicitation of proxies from GeoEye stockholders is made on behalf of the GeoEye board of directors. DigitalGlobe and GeoEye will generally share equally the cost and expenses of filing, printing and mailing this joint proxy statement/prospectus. GeoEye will pay the costs of soliciting and obtaining proxies from GeoEye stockholders, including the cost of reimbursing brokers, banks or nominees for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by GeoEye officers and employees by mail, telephone, fax, personal interviews or other methods of communication. GeoEye has engaged the firm of MacKenzie Partners, Inc. to assist GeoEye in the distribution and solicitation of proxies for an estimated fee of $15,000 plus reasonable out-of-pocket expenses for its services. GeoEye will pay the costs of soliciting and obtaining its proxies and all other expenses related to the GeoEye special meeting.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless GeoEye stockholders have notified GeoEye of their desire to receive multiple copies of the joint proxy statement/prospectus. This is known as householding.

GeoEye will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year or future years should be directed to the Corporate Secretary of GeoEye at Corporate Secretary, 2325 Dulles Corner Boulevard, 10th Floor, Herndon, VA 20171.

Voting by GeoEye Directors and Executive Officers

As of October 24, 2012, directors and executive officers of GeoEye and their affiliates owned and were entitled to vote 3.15% of the total voting power of the shares of GeoEye common stock outstanding on that date. It is currently expected that GeoEye’s directors and executive officers will vote their shares of GeoEye common stock in favor of each of the proposals to be considered at the GeoEye special meeting. General Abrahamson and Mr. O’Connell have each entered into a separate voting agreement with DigitalGlobe whereby each has agreed to vote his shares of GeoEye common stock “FOR” the Merger proposal and “FOR” the GeoEye Adjournment proposal. See “Voting Agreements” on page 207. No other GeoEye directors have entered into any voting agreement.

Attending the GeoEye Special Meeting

Subject to space availability, all stockholders as of October 29, 2012, the record date, can attend the special meeting. You will need to have a valid picture identification to be admitted. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares and if you would like to attend the special meeting, you will need to contact your bank or broker and request a “legal proxy.” You must bring the legal proxy to the special meeting along with your valid picture identification.

GEOEYE PROPOSALS

Item 1. The Merger Proposal (Item 1 on Proxy Card)

As discussed throughout this joint proxy statement/prospectus, GeoEye is asking its stockholders to approve the Merger proposal. Holders of GeoEye common stock should read carefully this joint proxy statement/prospectus in its entirety, including the Annexes, for more detailed information concerning the merger agreement and the merger. In particular, holders of GeoEye common stock are directed to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

THE GEOEYE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL (ITEM 1).

Item 2. The Merger-Related Compensation Proposal (Item 2 on the Proxy Card)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, GeoEye is seeking non-binding, advisory stockholder approval of the compensation of GeoEye’s named executive officers that is based on or otherwise relates to the merger as disclosed under “The Merger — Advisory Vote on Merger-Related Compensation for GeoEye Named Executive Officers.” The proposal gives GeoEye’s stockholders the opportunity to express their views on the merger-related compensation of GeoEye’s named executive officers.

Accordingly, GeoEye is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to GeoEye’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger — Advisory Vote on Merger-Related Compensation for GeoEye Named Executive Officers,” are hereby APPROVED.”

The vote on this proposal is a vote separate and apart from the Merger proposal. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by GeoEye’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to approve the merger. In particular, holders of GeoEye common stock are directed to “The Merger — Advisory Vote on Merger-Related Compensation for GeoEye Named Executive Officers.” The advisory vote on the compensation that may be received by GeoEye’s named executive officers in connection with the merger will be approved if a majority of the votes cast on such proposal vote “FOR” such proposal.

THE GEOEYE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL (ITEM 2).

Item 3. The GeoEye Adjournment Proposal (Item 3 on Proxy Card)

The GeoEye special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Merger proposal.

If, at the GeoEye special meeting, the number of shares of GeoEye common stock voting in favor of the Merger proposal is insufficient to approve the Merger proposal, GeoEye intends to move to adjourn the GeoEye special meeting in order to enable the GeoEye board of directors to solicit additional proxies for approval of the Merger proposal.

In this proposal, GeoEye is asking its stockholders to authorize the holder of any proxy solicited by the GeoEye board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the GeoEye special meeting to another time and place for the purpose of soliciting additional proxies. If the GeoEye stockholders approve the GeoEye Adjournment proposal, GeoEye could adjourn the GeoEye special meeting and any adjourned session of the GeoEye special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from GeoEye stockholders who have previously voted.

THE GEOEYE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE GEOEYE ADJOURNMENT PROPOSAL (ITEM 3).

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the meeting by GeoEye, and GeoEye does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011 and for the six months ended June 30, 2012 are presented on a pro forma basis to give effect to the merger agreement and related transactions as if the merger had occurred as of January 1, 2011. The following unaudited pro forma condensed combined balance sheet as of June 30, 2012 is presented on a pro forma basis to give effect to the merger agreement and related transactions as if they had been completed on June 30, 2012.

The unaudited pro forma condensed combined financial statements assume, among other things, that upon consummation of the merger agreement all outstanding GeoEye shares are acquired by DigitalGlobe as follows:

•

Each share of GeoEye common stock that is issued and outstanding immediately prior to the consummation of the merger will be converted into the right to receive 1.137 shares of DigitalGlobe common stock and $4.10 in cash, and

•

Each share of GeoEye Series A convertible preferred stock that is issued and outstanding immediately prior to the consummation of the merger will be converted into the right to receive one share of a newly-designated Series A convertible preferred stock of DigitalGlobe and $4.10 in cash for each share of GeoEye common stock into which such share of GeoEye Series A convertible preferred stock is convertible.

These unaudited pro forma condensed combined financial statements were prepared assuming the closing stock price of $22.82 as of October 23, 2012 which represents the fair value of the DigitalGlobe common stock as of the closing date of the transaction. The actual purchase price will vary based upon DigitalGlobe’s closing stock price on the acquisition date. A 10% increase or decrease in the $22.82 price of DigitalGlobe shares used in the preliminary purchase price calculation would increase or decrease the purchase price by approximately $59.5 million.

The following unaudited pro forma condensed combined financial statements, referred to as the “pro forma financial statements,” were derived from and should be read in conjunction with:

•

the consolidated financial statements of DigitalGlobe as of and for the year ended December 31, 2011 and the related notes included in the DigitalGlobe Form 10-K, which is incorporated by reference into this joint proxy statement/prospectus;

•

the consolidated financial statements of GeoEye as of and for the year ended December 31, 2011 and the related notes included in the GeoEye Form 10-K, which is incorporated by reference into this joint proxy statement/prospectus;

•

the unaudited condensed consolidated financial statements of DigitalGlobe as of and for the six months ended June 30, 2012 and the related notes included in the DigitalGlobe Form 10-Q, which is incorporated by reference into this joint proxy statement/prospectus; and

•

the unaudited condensed consolidated financial statements of GeoEye as of and for the six months ended June 30, 2012 and the related notes included in the GeoEye Form 10-Q, which is incorporated by reference into this joint proxy statement/prospectus.

The pro forma financial statements should also be read in conjunction with the selected historical information included in this joint proxy statement/prospectus and the accompanying notes to the pro forma financial statements.

The consolidated financial statements of DigitalGlobe and GeoEye as of June 30, 2012 and for the six months ended June 30, 2012 and year ended December 31, 2011 have been adjusted in the pro forma financial statements to give effect to items as disclosed in Notes 3 and 6 to the pro forma financial statements. The unaudited pro forma adjustments were based on certain assumptions and estimates that DigitalGlobe believes are reasonable. However, due to regulatory considerations there were restrictions regarding certain information that could be shared between DigitalGlobe and GeoEye. Additional information may exist that could materially affect the assumptions and estimates and related pro forma adjustments. Pro forma adjustments have been included only to the extent adjustments are directly attributable to the transaction, and appropriate information is known, factually supportable and reasonably available to DigitalGlobe.

The pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger agreement been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. The pro forma financial statements do not reflect any cost savings or other synergies that the combined company may achieve as a result of the offer or the costs to integrate the operations of DigitalGlobe and GeoEye or the costs necessary to achieve these cost savings and other synergies. The effects of the foregoing items could, individually or in the aggregate, materially impact the pro forma financial statements.

The pro forma financial statements have been prepared using the acquisition method of accounting under U.S. GAAP. DigitalGlobe has been treated as the acquirer in the merger agreement for accounting purposes. The allocation of the purchase price will be based upon the estimated fair value of the assets acquired and liabilities assumed. The purchase price allocations reflected in the pro forma financial statements are preliminary and may be different from the final allocation of the purchase price and the differences may be material. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2012

	DigitalGlobe	GeoEye	Reclassifications (See Note 3)	Pro Forma Adjustments (See Note 6)		Pro Forma Combined
	(In millions)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$212.4	$230.9		$(194.1)	a	$249.2
Short-term investments	-	8.6				8.6
Restricted cash	7.8	4.0				11.8
Accounts receivable, net	47.5	45.2				92.7
Income taxes receivable	-	2.7	$(2.7)			-
Prepaid and current assets	20.3	15.2	2.7			38.2
Deferred taxes	67.1	2.2				69.3

Total current assets	355.1	308.8	-	(194.1)		469.8
Property and equipment, net	1,076.2	52.4	1,028.4	1.4	b	2,154.3
				(4.1)	b
Satellites	-	1,028.4	(1,028.4)			-
Goodwill	8.7	67.9		270.7	c	347.3
Intangible assets	-	8.9		49.5	d	58.4
Aerial image library, net	17.8	-				17.8
Long-term restricted cash	7.8	4.9				12.7
Long-term deferred contract costs	39.4	-				39.4
Other assets	12.8	8.4		15.4	e	36.6

Total assets	$1,517.8	$1,479.7	$-	$138.8		$3,136.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14.9	$49.6	$(42.1)			$22.4
Accrued interest	0.2	-	12.3	$(12.5)	e	-
Current notes payable	5.0	-		5.5	e	10.5
Other accrued liabilities	50.6	-	29.8	62.4	f	142.8
Current portion of deferred revenue	37.8	58.9		(30.4)	g	66.3

Total current liabilities	108.5	108.5	-	25.0		242.0
Long-term accrued liabilities	2.7	8.0		(7.9)	h	2.8
Deferred revenue	349.1	228.3		(45.5)	g	531.9
Long-term debt, net	480.1	512.6		31.0	e	1,023.7
Long-term deferred tax liability	71.7	83.3		10.5	i	165.5

Total liabilities	1,012.1	940.7	-	13.1		1,965.9

Stockholders equity:
Preferred stock	-	-				-
Common stock	0.2	0.2		(0.2)	j	0.2
Treasury stock	(1.4)	-				(1.4)
Additional paid in capital	535.1	383.0		(383.0)	j	1,244.0
				708.9	k
Retained earnings (accumulated deficit)	(28.2)	155.8		(155.8)	j	(72.4)
				(13.0)	e
				(31.2)	f

Total stockholders’ equity	505.7	539.0	-	125.7		1,170.4

Total liabilities and stockholders equity	$1,517.8	$1,479.7	$-	$138.8		$3,136.3

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2012

	DigitalGlobe	GeoEye	Reclassifications (See Note 3)	Pro Forma Adjustments (See Note 6)		Pro Forma Combined
	(In millions, except per share data)
Revenue	$188.8	$177.7		$(7.8)	l	$358.7
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	38.0	60.7	$(2.8)			95.9
Selling, general and administrative	63.3	33.7	2.8	(3.8)	m	96.0
Depreciation and amortization	57.6	35.5		2.8	n	95.9

Income from operations	29.9	47.8	-	(6.8)		70.9
Other income (expense), net	(0.4)	-		-		(0.4)
Interest income (expense), net	(5.8)	1.4		2.1	o	(2.3)

Income before income taxes	23.7	49.2	-	(4.7)		68.2
Income tax expense	(10.3)	(19.4)		1.8	p	(27.9)

Net income	$13.4	$29.8	$-	$(2.9)		$40.3
Preferred stock dividends	-	(2.0)		-	q	(2.0)

Net income less preferred stock dividends	13.4	27.8	-	(2.9)		38.3
Income allocated to participating securities	-	(2.9)		1.5	r	(1.4)

Net income available to common stockholders	$13.4	$24.9	$-	$(1.4)		$36.9

Earnings per share (See Note 7):
Basic	$0.29	$1.11				$0.51
Diluted	$0.29	$1.09				$0.51

Weighted average common shares outstanding:
Basic	46.0	22.3				72.1
Diluted	46.1	22.8				72.3

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

	DigitalGlobe	GeoEye	Reclassifications (See Note 3)	Pro Forma Adjustments (See Note 6)		Pro Forma Combined
	(In millions, except per share data)
Revenue	$339.5	$356.4		$(15.7)	l	$680.2
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	64.9	123.0	$(6.2)			181.7
Selling, general and administrative	130.2	60.9	6.2			197.3
Depreciation and amortization	117.1	71.8		13.0	n	201.9
Goodwill impairment	-	2.5				2.5

Income from operations	27.3	98.2	-	(28.7)		96.8
Loss from early extinguishment of debt	(51.8)	-				(51.8)
Other income (expense), net	0.2	-				0.2
Interest income (expense), net	(21.7)	(8.3)		9.7	o	(20.3)

Income (loss) before income taxes	(46.0)	89.9	-	(19.0)		24.9
Income tax (expense) benefit	17.9	(33.3)		7.2	p	(8.2)

Net income (loss)	$(28.1)	$56.6	$-	$(11.8)		$16.7
Preferred stock dividends	-	(4.0)		-	q	(4.0)

Net income (loss) less preferred stock dividends	(28.1)	52.6	-	(11.8)		12.7
Income allocated to participating securities	-	(5.7)		5.2	r	(0.5)

Net income (loss) available to common stockholders	$(28.1)	$46.9	$-	$(6.6)		$12.2

Earnings (loss) per share (See Note 7):
Basic	$(0.61)	$2.12				$0.17
Diluted	$(0.61)	$2.06				$0.17

Weighted average common shares outstanding:
Basic	45.9	22.1				71.9
Diluted	45.9	22.8				72.4

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. Description of Transaction

On July 22, 2012, DigitalGlobe entered into a merger agreement with GeoEye, 20/20 Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DigitalGlobe, and WorldView, LLC, a Delaware limited liability company and a wholly owned subsidiary of DigitalGlobe, in a stock and cash transaction. Under the terms of the merger agreement, GeoEye common stockholders will have the right to elect either (i) 1.137 shares of DigitalGlobe common stock and $4.10 in cash, (ii) 100% of the consideration in cash ($20.27 per share) or (iii) 100% of the consideration in stock (1.425 shares of DigitalGlobe common stock), for each share of GeoEye common stock they own, with the amount of cash and stock subject to proration depending upon the elections of GeoEye common stockholders, such that the aggregate consideration mix reflects the ratio of 1.137 shares of DigitalGlobe common stock and $4.10 in cash per share of GeoEye common stock. Accordingly, the aggregate merger consideration is a fixed amount of shares and cash. DigitalGlobe expects to issue 26.1 million shares of common stock and pay $94.0 million to GeoEye’s common stockholders.

In addition, each issued and outstanding share of Series A convertible preferred stock of GeoEye will be converted into (i) one share of a newly-designated Series A convertible preferred stock of DigitalGlobe, and (ii) $4.10 in cash for each share of GeoEye common stock into which such share of GeoEye Series A preferred stock is convertible. As a result, DigitalGlobe expects to pay $11.0 million in cash to GeoEye’s Series A convertible preferred stockholders. Upon completion of the transaction, DigitalGlobe stockholders are currently expected to own approximately 64% and GeoEye stockholders are expected to own approximately 36% of the combined company.

These pro forma financial statements were prepared using the closing stock price of $22.82 as if the transaction closed on October 23, 2012. The actual purchase price will vary based upon DigitalGlobe’s closing stock price on the acquisition date.

The transaction, which is expected to be completed in the fourth quarter of 2012 or in the first quarter of 2013, is subject to the satisfaction of customary closing conditions, including the receipt of requisite regulatory approvals and approval from DigitalGlobe and GeoEye stockholders.

NOTE 2. Basis of Presentation

These pro forma financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (which is referred to as “ASC”) 805, Business Combinations, and use the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. For accounting purposes, DigitalGlobe is considered to be the accounting acquirer. ASC 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is assumed to be the closing date of the merger.

The pro forma adjustments reflected in the accompanying unaudited pro forma condensed combined financial statements may be materially different from the actual acquisition accounting adjustments as of the acquisition date. In addition, ASC 805 establishes that the fair value of equity related consideration transferred in a business combination be measured at the acquisition date. Depending on the magnitude of changes in the fair value of DigitalGlobe’s common stock between this filing date and the acquisition date, the aggregate value of the merger consideration paid to GeoEye’s stockholders could differ from the amount assumed in these unaudited pro forma condensed combined financial statements.

Under ASC 820, “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, merger-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total estimated merger-related transaction costs, including advisory, legal, regulatory, valuation costs and change in control payments expected to be incurred by DigitalGlobe and GeoEye are as follows:

	DigitalGlobe	GeoEye	Total
Advisory fees and fairness opinions	$20.6	$15.4	$36.0
Legal	5.7	8.9	14.6
Integration consulting fees	7.3		7.3
Public relations	1.2	0.8	2.0
Accounting	1.0	0.2	1.2
Other	5.1		5.1

	40.9	25.3	66.2
Costs incurred during the six months ended June 30, 2012	(2.1)	(1.7)	(3.8)

Costs accrued as of June 30, 2012	$38.8	$23.6	$62.4

Transaction costs anticipated to be incurred by DigitalGlobe are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to retained earnings/increase in accumulated deficit and an increase in accrued liabilities. Transaction costs incurred by

GeoEye are included in the liabilities assumed in connection with the merger. All transaction costs have been excluded from the unaudited pro forma condensed combined statement of operations as they are non-recurring in nature.

There were no transactions between DigitalGlobe and GeoEye that would need to be eliminated.

NOTE 3. Accounting Policies

Due to regulatory considerations there were certain restrictions regarding the information that could be shared between DigitalGlobe and GeoEye. Additional information may exist that could materially affect the assumptions and estimates and related pro forma adjustments. Certain reclassifications have been made to the historical financial statements of GeoEye to conform them to the DigitalGlobe accounting policies. Such reclassifications have been based on publicly available information and discussions with management of GeoEye.

Upon completion of the merger, DigitalGlobe will perform additional detailed review of GeoEye’s accounting policies. As a result of that review, DigitalGlobe may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial statements.

To reclassify GeoEye’s balance sheet to conform to DigitalGlobe’s presentation as follows (in millions):

June 30, 2012
Income taxes receivable	$(2.7)
Prepaid and current assets	2.7
Property and equipment	1,028.4
Satellites	(1,028.4)
Accounts payable	(42.1)
Accrued interest	12.3
Other accrued liabilities	29.8

To reclassify satellite insurance expense to conform to DigitalGlobe’s presentation as follows (in millions):

	Six months ended June 30, 2012	Year ended December 31, 2011
Cost of revenue, excluding depreciation and amortization	$(2.8)	$(6.2)
Selling, general and administrative	2.8	6.2

NOTE 4. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to consummate the merger (in millions):

Cash paid to GeoEye shareholders, net of cash acquired	$(125.9)	(i)
DigitalGlobe common stock	595.0	(ii)
Digital Globe Series A convertible preferred stock	100.0	(iii)
DigitalGlobe stock-based compensation awards issued to replace existing GeoEye equity awards, net of taxes of $5.3 million	8.6	(iv)
Long-term debt issued to refinance GeoEye’s long-term debt including early termination penalties and accrued interest	596.7	(v)

Fair value of consideration transferred	1,174.4

i.	DigitalGlobe expects to fund the cash component to acquire the GeoEye shares of approximately $105.0 million with internally generated cash and cash acquired from GeoEye of approximately $230.9 million as of June 30, 2012.

ii.	The estimated value of DigitalGlobe shares issuable as merger consideration is based upon the closing DigitalGlobe common stock price as of October 23, 2012 of $22.82 per share. The preliminary purchase price will fluctuate with changes in the trading price of DigitalGlobe shares. A 10% increase or decrease in the $22.82 price of DigitalGlobe shares used in the preliminary purchase price calculation above would increase or decrease the purchase price by approximately $59.5 million. The expected conversion of common stock shares is as follows (in millions, except share and per share amounts):

GeoEye shares of common stock outstanding	22,931,655
Exchange ratio	1.137

Shares of DigitalGlobe common stock to be issued	26,073,292
DigitalGlobe closing price on October 23, 2012	$22.82

Assumed value of common stock to be issued	$595.0

iii.	The preliminary fair value of the 80,000 shares of DigitalGlobe Series A convertible preferred stock totals approximately $100.0 million. The fair value of the DigitalGlobe Series A convertible preferred stock was estimated using a Monte Carlo simulation approach which captures the redemption option held by DigitalGlobe. The preliminary purchase price will fluctuate with changes in the trading price of DigitalGlobe common shares. A 10% increase or decrease in the $22.82 price of DigitalGlobe common shares used in the preliminary purchase price calculation above would increase or decrease the fair value of the DigitalGlobe Series A convertible preferred stock by approximately $6.1 million.

iv.	The fair value of stock-based compensation awards represents the fair value of GeoEye stock-based compensation awards converted to DigitalGlobe stock-based compensation awards related to services rendered prior to the merger. A 10% increase or decrease in the $22.82 price of DigitalGlobe shares used in the preliminary purchase price calculation above would increase or decrease the fair value of the stock-based compensation awards by approximately $2.4 million.

v.	GeoEye’s outstanding long-term debt, including principal of $525.0 million and accrued interest of $12.3 million will be replaced by new debt (see Note 6(e), below). As a result, DigitalGlobe will incur early termination penalties of approximately $59.4 million.

NOTE 5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed reflects the estimated fair values of GeoEye’s assets and liabilities at the time of the merger. The final allocation of the purchase price could differ materially from the preliminary allocation used for the pro forma financial statements.

The following is a preliminary allocation of the purchase price as of June 30, 2012 (in millions).

Working capital acquired, excluding deferred revenue	$16.9
Property and equipment	1,078.1
Goodwill	338.6
Intangible assets	58.4
Other assets	8.3
Deferred revenue	(211.3)
Long-term deferred tax liability, net	(114.5)
Long-term accrued liability	(0.1)

Fair value of assets acquired, net of liabilities assumed	$1,174.4

NOTE 6. Pro Forma Adjustments

Adjustments included in the columns under the heading “Pro Forma Adjustments” represent the following:

(a)	To adjust cash for acquisition activity as follows (in millions):

Cash paid to GeoEye common shareholders	$(94.0)
Cash paid to GeoEye preferred shareholders	(11.0)
Proceeds from new term facility, net of discount	1,034.2
Payoff of GeoEye notes payable, including accrued interest and early payment penalties	(596.7)
Payoff of DigitalGlobe long-term debt, including accrued interest	(497.7)
Cash paid for debt issuance costs	(28.9)

$(194.1)

(b)	The adjustments to property and equipment include adjustments to land and building and satellites.

Land, Building and Improvements: GeoEye’s land, building and improvements have been increased by approximately $1.4 million to reflect their estimated fair value. The preliminary fair value of GeoEye’s land, building and improvements was estimated using a market approach. A market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets.

Satellites: GeoEye’s satellites have been decreased by approximately $4.1 million to reflect their estimated fair value. The preliminary fair value of GeoEye’s satellites was estimated using a replacement cost approach and is based on the amount that would be required to replace the service capacity of the assets.

To adjust land, building, improvements and satellites as a result of acquisition accounting as follows (in millions):

Land, Building and Improvements:
Fair value of acquired land and building	$7.0
Historical net book value of land, building and improvements	(5.6)

Increase in fair value of land, building and improvements	$1.4

Satellites:
Fair value of acquired satellites	$1,024.3
Historical net book value of satellites	(1,028.4)

Decrease in fair value of satellites	$(4.1)

(c)	Goodwill is calculated as the excess of the merger date fair value of the consideration expected to be transferred over the fair values of the underlying identifiable assets acquired and liabilities assumed.

To adjust goodwill as follows (in millions):

Eliminate GeoEye existing goodwill	$(67.9)
Add goodwill from acquisition of GeoEye	338.6

Total	$270.7

(d)	Intangible assets primarily relate to long-term intangible assets including technology, customer relationships, trademarks, FCC licenses, and satellite image library.

To record the difference between the preliminary fair value of intangible assets and the historical value of GeoEye’s intangible assets as follows (in millions):

Eliminate GeoEye existing intangible assets	$(8.9)

Add fair value of intangibles acquired:
Technology	30.0
Customer relationships	5.0
Trademarks	16.0
FCC licenses	0.4
Satellite image library	7.0

58.4

$49.5

(e)	To adjust for the payoff of DigitalGlobe’s and GeoEye’s existing outstanding debt, including the payment of accrued interest and to record the new note payable which is anticipated to finance the transaction as follows (in millions):

	Principal	Debt Discount	Long-Term Debt, Net	Accrued Interest	Debt Issuance Costs
Pay-off of GeoEye Notes:
GeoEye 9.625% Senior Notes due 2015	$(400.0)	$12.4	$(387.6)	$(9.6)	$1.8
GeoEye 8.625% Senior Notes due 2016	(125.0)	-	(125.0)	(2.7)	3.2

	(525.0)	12.4	$(512.6)	(12.3)	5.0
Pay-off of DigitalGlobe Long-Term Debt:
Current notes payable	(5.0)		(5.0)
Long-term debt	(492.5)	12.4	(480.1)

	(497.5)	12.4	(485.1)	(0.2)	8.5
New Term Facility:
Note payable - Current	10.5		10.5
Note payable - Long-term	1,039.5	(15.8)	1,023.7

	1,050.0	(15.8)	1,034.2		(28.9)

Net effect of refinancing of long-term debt	$27.5	$9.0	$36.5	$(12.5)	$(15.4)

Current portion	(5.5)	-	(5.5)

Long-term portion	$22.0	$9.0	$31.0

For purposes of these pro forma financial statements, DigitalGlobe has assumed that the refinancing of the DigitalGlobe long-term debt will be accounted for as an extinguishment of debt. Accordingly, the unaudited pro forma condensed combined balance sheet reflects a reduction of retained earnings of $13.0 million for the loss on debt extinguishment of $20.9 million, net of income taxes at 38%. The write-off of DigitalGlobe’s debt discount and debt issuance costs are not included in the pro forma statements of operations because they are non-recurring expenses of the transaction.

DigitalGlobe has obtained commitments from Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and

Citi to arrange, and Morgan Stanley Senior Funding, Inc., J.P. Morgan Chase Bank N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Citi (the “Commitment Parties”) to provide, subject to certain conditions, senior bank financing consisting of up to $1.2 billion under a proposed new secured credit facility, comprised of a $1.05 billion senior secured term loan (the “Term Facility”) and a $150.0 million senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Facilities”) to repay and redeem existing indebtedness, pay fees and expenses incurred in connection therewith and to provide for ongoing working capital and general corporate needs. The Facilities have a discount of 1.5% of the principal amount. Debt issuance costs on the senior bank financing are estimated to be approximately $28.9 million.

(f)	To record estimated costs of DigitalGlobe and GeoEye for advisory, legal, regulatory and valuation costs, as well as change of control liabilities as follows (in millions):

DigitalGlobe transaction costs	$38.8
GeoEye transaction costs	23.6

$62.4

The DigitalGlobe transaction costs are required to be expensed in accordance with ASC 805. Accordingly, the unaudited pro forma condensed combined balance sheet reflects a reduction of retained earnings of $31.2 million ($38.8 million net of income taxes of $7.6 million).

(g)	In connection with the merger, deferred revenue related to existing contracts is required to be measured at fair value. To the extent that the fair value of the obligation to provide future products or services is different than the deferred revenue that has been recorded, an adjustment to deferred revenue is recorded.

To adjust deferred revenue (in millions):

Historical net book value	$287.2
Fair value of acquired deferred revenue	211.3

Change in deferred revenue	75.9
Current portion	(30.4)

Noncurrent portion	$45.5

(h)	To eliminate deferred lease incentives of approximately $7.9 million.

(i)

No adjustments to the tax basis of GeoEye’s assets and liabilities are expected as a result of the merger. Accordingly, deferred income taxes at June 30, 2012 have been adjusted by approximately $10.5 million for temporary differences caused by book and tax differences after the allocation of the pro forma purchase price using DigitalGlobe’s statutory income tax rate (including state taxes) of approximately 38.0%.

(j)	To eliminate GeoEye’s stockholders’ equity as follows (in millions):

Common stock	$0.2
Paid in capital	383.0
Retained earnings	155.8

Total stockholders’ equity	$539.0

(k)	To record equity issued to acquire GeoEye:

Common stock	$595.0
Series A convertible preferred stock	100.0
DigitalGlobe stock-based compensation awards issued to replace existing GeoEye awards, excluding taxes of $5.3 million	13.9

$708.9

(l)	The reduction in deferred revenue has a corresponding impact on the pro forma statement of operations. Accordingly, the following pro forma adjustments have been made to amortize the decrease in deferred revenue over the estimated weighted average life of approximately 5 years as follows (in millions):

	Six months ended June 30, 2012	Year ended December 31, 2011
Decrease in amortization of deferred revenue	$7.8	$15.7

Both DigitalGlobe and GeoEye have historically derived a substantial portion of their revenues and their deferred revenue from contracts with NGA. These contracts may be terminated in the future, may not be renewed or extended, and the loss of any contract would materially reduce the revenue and deferred revenue and could have a material adverse effect on the unaudited pro forma condensed combined financial information provided herein.

The GeoEye-2 satellite has not yet been placed into service. Accordingly, no adjustments to the pro forma statements of operations have been made with respect to deferred revenue for cost-share amounts related to the GeoEye-2 satellite.

The preliminary estimated useful lives and fair value adjustments of deferred revenue to be acquired in the merger were determined in accordance with procedures described above. With other assumptions held constant, a 10% increase in the fair value adjustment for deferred revenue as calculated would decrease annual pro forma revenue by approximately $2.6 million. With other assumptions held constant, a decrease of one year in the estimated remaining weighted average useful lives of deferred revenue would decrease pro forma revenue by approximately $6.1 million.

(m)	To eliminate non-recurring transaction costs incurred during the six months ended June 30, 2012 as follows (in millions):

DigitalGlobe	$2.1
GeoEye	1.7

$3.8

No transaction costs were incurred during the year ended December 31, 2011.

(n)	Building and improvements will be depreciated over an assumed estimated weighted average remaining useful life of approximately 24 years. The weighted average remaining life was estimated based on useful lives for similar assets adjusted for the estimated age of GeoEye’s depreciable assets.

Acquired satellites currently in service will be depreciated over an assumed estimated weighted average remaining useful life of approximately 5 years. The weighted average remaining useful life was estimated based on useful lives for similar assets adjusted for the age of GeoEye’s satellites. The GeoEye-2 satellite has not yet been placed into service and is estimated to have a useful life of approximately 9 years.

The amortization method and estimated useful lives of the identifiable intangible assets are as follows:

	Estimated Useful Life (Years)	Amortization Method
Satellite image library	2	Accelerated
Technology	5	Straight line
Customer relationships	5	Straight line
Trademarks	10	Straight line
FCC licenses	Indefinite	N/A

To adjust depreciation and amortization expense as follows (in millions):

	Six months ended June 30, 2012	Year ended December 31, 2011
Change in depreciation of acquired building and improvements	$-	$0.1
Change in depreciation of satellites	(1.0)	3.7

Increase (decrease) in depreciation expense	(1.0)	3.8
Increase in amortization expense	3.8	9.2

Total change in depreciation and amortization	$2.8	$13.0

The preliminary estimated useful lives and fair value adjustments of land, building, improvements and satellites to be acquired in the merger were determined in accordance with procedures described above. With other assumptions held constant, a 10% increase in the fair value adjustment for building, improvements, satellites and intangible assets as calculated would increase annual pro forma depreciation and amortization expense by approximately $5.1 million and $1.0 million, respectively. With other assumptions held constant, a decrease of one year in the estimated remaining weighted average useful lives of building, improvements and satellites would increase pro forma depreciation and amortization expense by approximately $12.7 million and $1.9 million, respectively.

(o)	Each loan made under the Facilities will bear interest at a LIBOR Rate, subject to a floor, or Base Rate (as contemplated by the commitment letter relating to the Facility), in each case plus an applicable margin. Interest periods on LIBOR Rate-based loans may be one, two, three or six months, at the Borrower’s option. The assumed interest rate for the pro forma financial statements was 6.25% as of June 30, 2012.

To adjust interest expense for the new Term Facility and for the impact of change in effective interest rate used in the capitalization of interest as follows (in millions):

	Six months ended June 30, 2012	Year ended December 31, 2011
Eliminate historical interest expense, net of capitalized interest:
DigitalGlobe	$(5.3)	$(21.9)
GeoEye	-	(8.6)

	$(5.3)	$(30.5)
Add interest expense, net of capitalized interest, on new note payable:
DigitalGlobe	3.2	20.8

Change in interest expense	$(2.1)	$(9.7)

A 1/8% change in the interest rate would result in a $0.7 million change in interest expense for the six months ended June 30, 2012 and $1.3 million change in interest expense for the year ended December 31, 2011.

(p)	To record the income tax benefit of the adjustments to the pro forma condensed combined statements of operations at DigitalGlobe’s statutory tax rate (including state income taxes) of approximately 38.0%.

(q)	To eliminate GeoEye’s Series A convertible preferred stock dividends and replace with DigitalGlobe’s Series A convertible preferred stock dividends as follows (in millions):

	Six months ended June 30, 2012	Year ended December 31, 2011
Eliminate GeoEye’s dividends	$2.0	$4.0
Record DigitalGlobe’s stock dividends	(2.0)	(4.0)

	$-	$-

(r)	To eliminate GeoEye’s income allocated to participating securities and replace with DigitalGlobe’s income allocated to participating securities as follows (in millions):

	Six months ended June 30, 2012	Year ended December 31, 2011
Eliminate GeoEye’s income related to participating securities	$2.9	$5.7
Record pro forma income related to participating securities	(1.4)	(0.5)

	$1.5	$5.2

NOTE 7. Earnings Per Share

Basic pro forma earnings per share, which is referred to as “EPS”, is computed by dividing pro forma net income available to common stockholders based on the pro forma weighted-average number of shares of DigitalGlobe’s common stock outstanding. Securities that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are required to be included in the computation of basic EPS and diluted EPS pursuant to the two-class method. Net income available to common stockholders is equal to net income less preferred stock dividends and income allocated to participating securities. DigitalGlobe’s Series A convertible preferred stock will be participating securities for which the two-class method of computing earnings per share is required.

Diluted pro forma earnings per share is calculated by dividing pro forma net income available to common stockholders as adjusted for the effect of dilutive common equivalent shares by the pro forma weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the common shares issuable related to stock options and nonvested stock using the treasury stock method. For purposes of computing diluted earnings per share, the if-converted method will be used to the extent that the result is more dilutive than the application of the two-class method.

The following is a reconciliation of the numerators and denominators of the pro forma basic and diluted EPS computations (amounts in millions except per share):

	Six months ended June 30, 2012	Year ended December 31, 2011

Pro forma net income	$40.3	$16.7
Preferred stock dividends	(2.0)	(4.0)

Undistributed earnings	38.3	12.7
Income allocated to participating securities	(1.4)	(0.5)

Net income available to common shareholders	$36.9	$12.2

Weighted average shares used to compute basic earnings per share	72.1	71.9
Dilutive effects of stock options, employee stock purchase plan shares and nonvested stock	0.2	0.5

Weighted average shares used to compute diluted earnings per share	72.3	72.4

Earnings per share:
Basic	$0.51	$0.17
Diluted	$0.51	$0.17

DESCRIPTION OF DIGITALGLOBE CAPITAL STOCK

This section of the joint proxy statement/prospectus summarizes the material terms of DigitalGlobe’s capital stock that will be in effect if the merger is completed. You are encouraged to read DigitalGlobe’s amended and restated certificate of incorporation, which was filed as Exhibit 3.1 to the registration statement of which this joint proxy statement/prospectus forms a part, and is incorporated herein by reference, and DigitalGlobe’s amended and restated bylaws, which were filed as Exhibit 3.2 to the registration statement of which this joint proxy statement/prospectus forms a part, and are incorporated herein by reference, for greater detail on the provisions that may be important to you. All references within this section to common stock mean the common stock of DigitalGlobe unless otherwise noted.

General

The DigitalGlobe amended and restated certificate of incorporation authorizes it to issue up to 250,000,000 shares of common stock, $0.001 par value per share, and 24,000,000 shares of preferred stock, $0.001 par value per share.

As of October 23, 2012, there were outstanding:

•	46,995,627 shares of common stock; and

•	0 shares of preferred stock.

Description of DigitalGlobe Common Stock

Voting Rights

Each holder of record of DigitalGlobe common stock is entitled to one vote for each share on all matters submitted to a vote of the holders of DigitalGlobe common stock, voting together as a single class, including the election of directors. DigitalGlobe stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to the prior rights of holders of preferred stock, holders of DigitalGlobe common stock are entitled to receive dividends, if any, as may be declared from time to time by DigitalGlobe’s board of directors.

Liquidation

Subject to the prior rights of DigitalGlobe creditors and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock, in the event of DigitalGlobe’s liquidation, dissolution or winding up, holders of DigitalGlobe common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Fully Paid and Non-Assessable

All of DigitalGlobe’s outstanding shares of common stock are fully paid and non-assessable.

Investor Agreement

Pursuant to an Investor Agreement with Morgan Stanley, because Morgan Stanley or its affiliates are the record and beneficial owner of shares representing less than 20% but at least 15% of DigitalGlobe’s outstanding common stock, Morgan Stanley or its affiliates currently have the right to designate for nomination three members of the nine nominees for DigitalGlobe’s board of directors, all of whom must be independent under the NYSE rules. As a result of the reduction in Morgan Stanley’s ownership percentage resulting from the merger, DigitalGlobe expects that Morgan Stanley or its affiliates will no longer be the record and beneficial owner of shares representing at least 15% of DigitalGlobe’s common stock in which case the Investor Agreement will terminate, and Morgan Stanley or its affiliates will no longer have the right have the right to designate for nomination any nominees for DigitalGlobe’s board of directors.

Anti-Takeover Provisions

Amended and Restated Certificate of Incorporation and Bylaws

DigitalGlobe’s amended and restated certificate of incorporation provides for DigitalGlobe’s board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors is elected at each annual meeting of DigitalGlobe stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because DigitalGlobe stockholders do not have cumulative voting rights, DigitalGlobe stockholders holding a majority of the shares of common stock outstanding are able to elect all of DigitalGlobe’s directors. DigitalGlobe’s amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only DigitalGlobe’s chairman of the board, president, chief executive officer, the board of directors or an authorized board committee may call a special meeting of stockholders.

DigitalGlobe’s amended and restated certificate of incorporation requires an 80% stockholder vote for the amendment, repeal or modification of certain provisions of DigitalGlobe’s amended and restated certificate of incorporation and amended and restated bylaws, including provisions relating to the classification of DigitalGlobe’s board of directors, the requirement that stockholder actions be effected at a duly called meeting, the designated parties entitled to call a special meeting of the stockholders, and DigitalGlobe’s ability to redeem outstanding shares of common stock to prevent the loss of any license or franchise. In addition, DigitalGlobe’s amended and restated certificate of incorporation provides that directors may only be removed for cause and only with an 80% stockholder vote. The combination of the classification of DigitalGlobe’s board of directors, the restrictions on the removal of directors, the lack of cumulative voting and the 80% stockholder voting requirements make it more difficult for DigitalGlobe’s existing stockholders to replace DigitalGlobe’s board of directors, as well as for another party to obtain control of DigitalGlobe by replacing its board of directors. Since DigitalGlobe’s board of directors has the power to retain and discharge the company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for DigitalGlobe’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change DigitalGlobe’s control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in DigitalGlobe’s control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of DigitalGlobe’s board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of DigitalGlobe. These provisions are designed to reduce DigitalGlobe’s vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for DigitalGlobe’s shares and, as a consequence, they also may inhibit fluctuations in the market price of DigitalGlobe’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in DigitalGlobe’s management.

Section 203 of the Delaware General Corporation Law

DigitalGlobe is subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitations of Liability and Indemnification Matters

DigitalGlobe’s amended and restated certificate of incorporation and amended and restated bylaws provide that it will indemnify DigitalGlobe’s directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition, as permitted by the Delaware General Corporation Law, a certificate of incorporation limits or eliminates the personal liability of directors for a breach of their fiduciary duties of care as a director. The duty of care generally requires that, when acting on behalf of a company, directors exercise an informed business judgment based on all material information available to them. Consequently, a director will not be personally liable to DigitalGlobe or DigitalGlobe’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to DigitalGlobe or to DigitalGlobe stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of DigitalGlobe’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. DigitalGlobe’s amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

Under DigitalGlobe’s amended and restated certificate of incorporation and amended and restated bylaws, DigitalGlobe is also able to provide similar rights to indemnification and advancement of expenses to employees and agents.

DigitalGlobe may purchase and maintain insurance covering its directors and officers against any liability asserted against any of them and incurred by any of them, whether or not DigitalGlobe would have the power to indemnify them against such liability under the bylaws. In addition, DigitalGlobe is required to advance expenses (including attorney’s fees) incurred by a director or officer defending an action if that person undertakes to repay DigitalGlobe if he or she is ultimately determined not to be entitled to be indemnified by DigitalGlobe. The indemnification provided by DigitalGlobe’s amended and restated certificate of incorporation is not exclusive of any rights to which those seeking indemnification may be entitled under the amended and restated certificate of incorporation, the bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

DigitalGlobe believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. DigitalGlobe also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in DigitalGlobe’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit DigitalGlobe and its stockholders. A stockholder’s investment may be harmed to the extent DigitalGlobe pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to DigitalGlobe’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, DigitalGlobe has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of DigitalGlobe’s directors or officers as to which indemnification is being sought, nor is DigitalGlobe aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Redemption

DigitalGlobe’s amended and restated certificate of incorporation contains provisions that permit the redemption of stock from stockholders where necessary, in the judgment of DigitalGlobe’s board of directors, to the extent necessary to prevent the loss of or to secure the reinstatement of any of DigitalGlobe’s licenses or franchises from any government agency. The purpose of these provisions is to ensure compliance with DigitalGlobe’s licenses or registration from any governmental agency that are conditioned upon some or all of DigitalGlobe’s stockholders possessing prescribed qualifications. Failure to comply with these requirements may result in fines or a denial of renewal, or revocation of these licenses or registrations.

Generally, the redemption price will be either:

•

the fair market value of the shares to be redeemed, which, assuming the shares are publicly traded at the time of the redemption, is equal to the average closing price of the shares over a 45-day period; or

•	if the shares were purchased within one year of the date the shares are redeemed, the lesser of the fair market value and the purchase price for the shares.

To the extent that more than one stockholder causes the lack of compliance with a license or franchise, but compliance by all stockholders is not required, the board of directors may at its discretion choose which stockholder or stockholders from whom to redeem. The board of directors does not need to effectuate a pro rata redemption among all stockholders causing the lack of compliance.

These provisions could prevent or discourage a merger, tender offer or proxy contest involving DigitalGlobe and a non-U.S. citizen, and could impede an attempt by a non-U.S. citizen to acquire a significant or controlling interest in DigitalGlobe, even if such events might be beneficial to DigitalGlobe and its stockholders and might provide DigitalGlobe’s stockholders with the opportunity to sell their shares of DigitalGlobe capital stock at a premium over prevailing market prices.

The NYSE Listing

DigitalGlobe common stock is listed on the NYSE under the symbol “DGI.”

Transfer Agent and Registrar

The transfer agent and registrar for DigitalGlobe common stock is American Stock Transfer & Trust Company.

Description of DigitalGlobe Preferred Stock

Prior to the completion of the merger, DigitalGlobe will have no shares of preferred stock outstanding. In connection with the merger, DigitalGlobe will establish a new series of preferred stock, which will be designated “DigitalGlobe Series A convertible preferred stock.” DigitalGlobe currently expects to have no preferred stock outstanding prior to the consummation of the merger and does not currently have any plans to issue any other shares of DigitalGlobe preferred stock other than the DigitalGlobe Series A convertible preferred stock.

General Provisions Relating to Preferred Stock

The DigitalGlobe board of directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more classes or series. For each such class or series of preferred stock, the DigitalGlobe board of directors may fix voting powers, full or limited, or provide for no voting powers. The DigitalGlobe board of directors may also fix such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions of any class or series of preferred stock, including providing, without limitation, that any class or series may be:

•	subject to redemption at certain times and at certain prices;

•

entitled to receive dividends (which may be cumulative or non-cumulative) at certain rates, on certain conditions, and at certain times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;

•	entitled to such rights upon the dissolution of, or upon any distribution of the assets of DigitalGlobe; or

•

convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of DigitalGlobe at certain prices or at certain rates of exchange and with certain adjustments, all as may be stated in the resolutions adopted by the DigitalGlobe board of directors providing for the issuance of such class or series.

Series A Convertible Preferred Stock

Upon completion of the merger, one share of DigitalGlobe Series A convertible preferred stock will be issued in exchange for each currently outstanding share of GeoEye Series A convertible preferred stock. There are currently 80,000 shares of GeoEye Series A convertible preferred stock outstanding, and as of the date of this joint proxy statement/prospectus, Cerberus Satellite LLC currently holds all outstanding shares of GeoEye Series A convertible preferred stock.

Ranking.  DigitalGlobe’s Series A convertible preferred stock ranks senior to DigitalGlobe’s common stock with respect to dividend and liquidation rights.

Conversion.  Holders of DigitalGlobe Series A convertible preferred stock may convert their shares of DigitalGlobe Series A convertible preferred stock at any time, in whole or in part, into shares of DigitalGlobe common stock at a conversion price of $26.17 per share of DigitalGlobe common stock, subject to customary anti-dilution adjustments.

Dividends.  Holders of DigitalGlobe Series A convertible preferred stock are entitled to receive, when, as and if declared by the DigitalGlobe board of directors out of assets legally available for the payment of dividends, quarterly cash dividends at a rate of 5% per annum on the liquidation preference of the DigitalGlobe Series A convertible preferred stock. To the extent such dividends are not declared and paid in cash on any quarterly dividend payment date, such dividends will automatically accrue and be added to the liquidation preference of the DigitalGlobe Series A convertible preferred stock. Holders of DigitalGlobe Series A convertible preferred stock are also entitled to participate on an as-converted basis in any dividends payable on DigitalGlobe’s common stock.

Voting Rights.  Each holder of DigitalGlobe Series A convertible preferred stock is entitled to vote such holder’s DigitalGlobe Series A convertible preferred stock on an as-converted basis based on the number of shares of DigitalGlobe common stock into which such holder’s shares of DigitalGlobe Series A convertible preferred stock would be convertible on the record date for the vote or consent of stockholders. Generally, holders of DigitalGlobe common stock and DigitalGlobe Series A convertible preferred stock vote together as a class on all matters submitted to a vote of stockholders of DigitalGlobe, except those matters required by laws or by the terms of the certificate of designations for the DigitalGlobe Series A convertible preferred stock to be submitted to a class vote by the holders of DigitalGlobe Series A convertible preferred stock (for example, matters related to certain proposed changes to DigitalGlobe’s certificate of incorporation or bylaws which would change the rights of holders of DigitalGlobe Series A convertible preferred stock), in which case the holders of DigitalGlobe Series A convertible preferred stock only shall vote as a separate class.

DigitalGlobe and Cerberus have entered in to an agreement by which the parties agreed to specific rights, limitations and restrictions with respect to Cerberus’ voting rights relating to DigitalGlobe stock owned by Cerberus, a copy of which is attached to this joint proxy statement/prospectus as Annex B, and incorporated herein by reference. For a description of the terms of this agreement, see “The Cerberus Agreement.”

Liquidation Rights.  If DigitalGlobe liquidates, dissolves or winds up, DigitalGlobe may not make any distributions to holders of any capital stock ranking junior to the DigitalGlobe Series A convertible preferred stock unless DigitalGlobe first pays holders of the DigitalGlobe Series A convertible preferred stock an amount equal to:

•	the liquidation preference of $1,000 per share plus all dividends accrued and added to the liquidation preference as described above under “—Dividends”, plus

•	accrued dividends to the date of such payment.

In the event that there are insufficient funds to pay the full amount due to the holders of DigitalGlobe Series A convertible preferred stock and holders of other classes or series of preferred stock that are equal in rank with the DigitalGlobe Series A convertible preferred stock as to payments upon liquidation, then the DigitalGlobe Series A convertible preferred stock and each such class will share such funds on a pari passu basis.

Certain Restrictions.  DigitalGlobe may not declare or pay any dividend or make any other payment or distribution on account of DigitalGlobe’s capital stock of any class junior in rank to the DigitalGlobe Series A convertible preferred stock other than dividends with respect to which the holders of the DigitalGlobe Series A convertible preferred stock are entitled to participate as described above under “—Dividends.”

Redemption.  DigitalGlobe may, at its option, redeem the DigitalGlobe Series A convertible preferred stock at a price equal to the liquidation preference plus accrued dividends to the redemption date on or after September 22, 2016 at such time as:

(i)	the volume-weighted average price of DigitalGlobe’s common stock exceeds 175% of the conversion price of the DigitalGlobe Series A convertible preferred stock for a period of 30 consecutive trading days, and

(ii)	DigitalGlobe’s common stock is designated for quotation on The New York Stock Exchange, NYSE AMEX Equities, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market have been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then-effective minimum listing maintenance requirements of such exchange or market.

For a complete description of the terms of DigitalGlobe’s Series A convertible preferred stock, we encourage you to read the form of Certificate of Designations for the DigitalGlobe Series A convertible preferred stock, which is included as Exhibit A to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF DIGITALGLOBE AND GEOEYE

Both DigitalGlobe and GeoEye are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. The combined company will continue to be a Delaware corporation following completion of the merger and will be governed by the DGCL.

Upon completion of the merger, and based on the election made by each GeoEye stockholder, the GeoEye stockholders will become DigitalGlobe stockholders. The rights of the former GeoEye stockholders and the DigitalGlobe stockholders will therefore be governed by the DGCL and by DigitalGlobe’s amended and restated certificate of incorporation and DigitalGlobe’s amended and restated bylaws.

The following description summarizes the material differences that may affect the rights of the stockholders of DigitalGlobe and GeoEye, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation, bylaws and certificate of designations, preferences and rights of Series A convertible preferred stock of DigitalGlobe and GeoEye. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 270.

Capitalization

DigitalGlobe	GeoEye

The total number of authorized shares of all classes of DigitalGlobe’s capital stock authorized is 274,000,000, which is divided into:

•    250,000,000 shares of common stock, par value $0.001 per share; and

•    24,000,000 shares of preferred stock, par value $0.001 per share.

The total number of authorized shares of all classes of GeoEye’s capital stock authorized is 55,000,000, which is divided into:

•    50,000,000 shares of common stock, par value $0.01 per share; and

•    5,000,000 shares of preferred stock, par value $0.01 per share (80,000 shares designated as GeoEye Series A convertible preferred stock and 50,000 designated as Series B junior participating preferred stock).

As of October 23, 2012, 46,995,627 shares of DigitalGlobe common stock were outstanding. There were no shares of DigitalGlobe preferred stock outstanding.	As of October 24, 2012, 23,046,191 shares of GeoEye common stock and 80,000 shares of GeoEye Series A convertible preferred stock were outstanding. There were no shares of GeoEye Series B junior participating preferred stock outstanding. As of the GeoEye record date, the entire class of GeoEye Series A convertible preferred stock was held by Cerberus Satellite LLC.

Voting Rights

DigitalGlobe	GeoEye
Holders of DigitalGlobe common stock are entitled to one vote per share on all matters to be voted on by stockholders.	Holders of GeoEye common stock are entitled to one vote per share on all matters to be voted on by stockholders.

Holders of DigitalGlobe’s Series A convertible preferred stock, the newly designated DigitalGlobe preferred stock into which shares of GeoEye Series A convertible preferred stock will be converted in the merger, will be entitled to the whole number of votes equal to the number of DigitalGlobe common shares into which the DigitalGlobe Series A convertible preferred stock are convertible.

Holders of GeoEye Series A convertible preferred stock are entitled to the whole number of votes equal to the number of GeoEye common shares into which the GeoEye Series A convertible preferred stock are convertible, subject to a cap (including other shares beneficially owned by the holder) of 19.99% of the outstanding GeoEye common stock. As of October 24, 2012, Cerberus beneficially owned 20.71% of GeoEye’s outstanding common stock, not including the GeoEye Series A convertible preferred stock. As such, Cerberus’ holdings of GeoEye common stock exceeded the 19.99% cap, and none of its GeoEye Series A convertible preferred stock were convertible for voting.

Additionally, holders of DigitalGlobe Series A convertible preferred stock must approve, voting separately as a class:

•    any change to the rights, preferences, privileges and restrictions granted to the DigitalGlobe Series A convertible preferred stock; and

•    declaration of dividends or making certain payments in the event of liquidation.

Additionally, holders of GeoEye Series A convertible preferred stock must approve, voting separately as a class:

•    any change to the rights, preferences, privileges and restrictions granted to the GeoEye Series A convertible preferred stock;

•    any increase (other than by conversion) of the authorized number of shares of GeoEye Series A convertible preferred stock;

•    any creation or authorization (by reclassification or otherwise) of any new class or series of shares that has a preference over or is on a parity with the GeoEye Series A convertible preferred stock with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of GeoEye;

DigitalGlobe	GeoEye

•   changes in capitalization, repurchases or redemptions of GeoEye common stock;

•   declaration of dividends or events of liquidation; and

•   certain affiliate transactions if such changes would adversely affect the rights of holders of GeoEye Series A convertible preferred stock.

Special Meetings of Stockholders

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

DigitalGlobe	GeoEye
DigitalGlobe’s certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by (i) the chairman, (ii) the president, (iii) or the Chief Executive Officer, and shall be called by any such officer at the request in writing of (i) the board of directors or (ii) a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings.	GeoEye’s bylaws provide that special meetings of the stockholders, for any purpose, may be called by GeoEye’s President and shall be called by the President or GeoEye’s Secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of GeoEye, issued and outstanding, and entitled to vote.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors

DigitalGlobe	GeoEye
DigitalGlobe’s bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the DigitalGlobe board of directors.	GeoEye’s bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the GeoEye board of directors.

Such proposals and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to DigitalGlobe’s Secretary prior to the meeting.	Such proposals and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to GeoEye’s Secretary prior to the meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be received by DigitalGlobe’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.	GeoEye’s certificate of incorporation and bylaws are silent as to timely receipt of notice of such proposals and nominations in connection with an annual meeting. SEC Rule 14a-8 provides that proposals must be received at the company’s principal executive offices not less than 120 calendar days before the date of the company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. However, if the company did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the company begins to print and send its proxy materials.

In connection with a special meeting called for the purpose of electing directors, to be timely, notice of such proposals and nominations must be received by DigitalGlobe’s Secretary not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.	GeoEye’s certificate of incorporation and bylaws are silent as to timely receipt of notice of such proposals and nominations in connection with a special meeting. SEC Rule 14a-8 provides that if a stockholder is submitting proposals for a meeting of stockholders other than a regularly scheduled annual meeting, the deadline is a reasonable time before the company begins to print and send its proxy materials.

Stockholder Action by Written Consent

The DGCL allows action by written consent to be made by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of stockholders, unless this right to act by written consent is denied in the certificate of incorporation.

DigitalGlobe	GeoEye
DigitalGlobe’s certificate of incorporation provides that any action required or permitted to be taken by the stockholders of DigitalGlobe must be effected at a duly called annual or special meeting of stockholders, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.	GeoEye’s bylaws provide that any action required to be taken at any annual or special meeting of stockholders of GeoEye, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Number of Directors

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

DigitalGlobe	GeoEye
DigitalGlobe’s certificate of incorporation and bylaws provide that the number of directors constituting the whole DigitalGlobe board of directors is to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire board of directors; provided, that the DigitalGlobe board of directors may consist of no more than 15 directors. There are currently 9 directors serving on the DigitalGlobe board of directors.	GeoEye’s bylaws provide that the number of directors constituting the whole board of directors shall not be less than 7 nor more than 15. The exact number of directors is to be fixed from time to time within such range by a duly adopted resolution of the board. There are currently 10 directors serving on the GeoEye board of directors.

Upon completion of the merger, there will be 10 directors serving on the board of directors of the combined company.

Election of Directors

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.

DigitalGlobe	GeoEye
DigitalGlobe’s certificate of incorporation and bylaws provide that the directors shall be divided into three classes, with each class serving for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are duly elected and qualified. Directors shall be elected by a plurality of the votes cast at each annual meeting.	GeoEye’s bylaws provide that each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A majority of votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” the director. GeoEye does not have a classified board of directors.

Subject to the terms of any one or more classes or series of preferred stock, any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director.	Vacancies on the board of directors by reason of death, resignation, retirement, disqualification, removal from office or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Removal of Directors

Under the DGCL, a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may remove a director or the entire board only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

DigitalGlobe	GeoEye
Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire board may be removed from office at any time, but only for cause, and only by the affirmative vote of at least eighty percent (80%) of DigitalGlobe’s voting stock. Any director serving on a committee of the Board may be removed from such committee at any time by the Board.	GeoEye is subject to the DGCL, and does not have a classified board. Any director or the entire board may be removed, with or without cause, by the holders of a majority of GeoEye’s voting shares.

Preferred Stock Right to Appoint a Director

DigitalGlobe	GeoEye
Not applicable.	The initial holder of the GeoEye Series A convertible preferred stock (i.e., Cerberus) has the right to designate 1 director for appointment to the board of directors and 1 non-voting board observer indefinitely, subject to maintaining a minimum ownership of 50% of the GeoEye Series A convertible preferred stock (or an equivalent amount of common shares issued upon conversion) or 7.5% of GeoEye’s outstanding common stock (5% with respect to the observer right).

Preferred Stock Rights Upon a Change of Control

DigitalGlobe	GeoEye
In the event of: (i) any consolidation or merger of DigitalGlobe with or into another company, (ii) sale of substantially all of the assets of DigitalGlobe, (iii) any reclassification of the DigitalGlobe common stock into securities including securities other than the DigitalGlobe common stock or (iv) any statutory exchange of the outstanding shares of DigitalGlobe common stock for securities of another person to the extent not set forth above, each share of DigitalGlobe Series A convertible preferred stock shall automatically convert into the consideration such share of DigitalGlobe Series A convertible preferred stock would be entitled to if it was converted to DigitalGlobe common stock immediately prior to such transaction.	Holders of GeoEye Series A convertible preferred stock have the right to (1) redeem their GeoEye Series A convertible preferred stock for cash at a price equal to the greater of (i) 115% of the liquidation preference per share including any accrued dividends, referred to as the “Conversion Amount,” or (ii) the product of (A) the aggregate Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the aggregate cash consideration and the aggregate fair value of any noncash consideration per share of GeoEye common stock to be paid to the holders of such GeoEye common stock upon consummation of the change of control by (II) $29.76, subject to certain adjustments, or (2) the right to maintain their existing preferred stock on substantially the same terms in the surviving entity pursuant to written agreements reasonably satisfactory to holders of at least a majority of the outstanding shares of GeoEye Series A convertible preferred stock (other than in the case of certain consolidations or mergers and similar transactions where 100% of GeoEye’s outstanding common stock is acquired in exchange for all-cash consideration by a third party and the third party does not have any shares of publicly traded common stock (or their equivalent) outstanding into which the GeoEye Series A convertible preferred stock would otherwise be convertible).

Limitation on Liability of Directors

DigitalGlobe	GeoEye
DigitalGlobe’s certificate of incorporation provides that no director shall be personally liable to DigitalGlobe or any of its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.	GeoEye’s certificate of incorporation provides that, to the full extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director or officer of GeoEye shall be personally liable to GeoEye or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director or officer of GeoEye, as the case may be.

Indemnification of Directors and Officers

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

DigitalGlobe	GeoEye
DigitalGlobe’s certificate of incorporation provides that DigitalGlobe shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as in effect from time to time, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of DigitalGlobe and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, DigitalGlobe shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such	GeoEye’s certificate of incorporation and bylaws provide that GeoEye shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and, upon request, advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative (whether or not by or in the right of GeoEye), by reason of the fact that such person is or was or has agreed to be a director, officer, partner, trustee, employee or agent of GeoEye or while a director, officer, partner, trustee, employee or agent is or was serving at the

DigitalGlobe	GeoEye
person unless such proceeding (or part thereof) was authorized or consented to by DigitalGlobe’s board of directors. The right to indemnification includes the right to advancement of expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by DigitalGlobe of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified.	request of GeoEye as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, from and against expenses (including attorney’s fees and expenses), liabilities, judgments, fines, penalties and amounts paid in settlement incurred in connection with such action, suit, proceeding or claim (including any investigation, preparation to defend or defense thereof).

DigitalGlobe’s bylaws provide that DigitalGlobe shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of DigitalGlobe), by reason of the fact that such person is or was a director or officer of DigitalGlobe, or is or was a director or officer of DigitalGlobe serving at the request of DigitalGlobe as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of DigitalGlobe, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

DigitalGlobe	GeoEye
The DGCL and DigitalGlobe’s bylaws permit DigitalGlobe to purchase and maintain insurance on behalf of any person who is or was a director or officer of DigitalGlobe, or is or was a director or officer of DigitalGlobe serving at the request of DigitalGlobe as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not DigitalGlobe would have the power or the obligation to indemnify such person against such liability under the provisions of DigitalGlobe’s bylaws.	The DGCL and GeoEye’s bylaws permit GeoEye to maintain insurance, at its expense, to protect itself and any director, officer, partner, trustee, employee or agent of GeoEye or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not GeoEye would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Amendments to Certificate of Incorporation

Under the DGCL, an amendment to the certificate of incorporation requires (i) the approval of the board of directors, (ii) the approval of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

DigitalGlobe	GeoEye
DigitalGlobe’s certificate of incorporation provides DigitalGlobe with the right to amend, alter, change or repeal any provision contained in its certificate of incorporation in the manner now or hereafter prescribed in the certificate of incorporation, bylaws or the DGCL, and all rights therein conferred upon stockholders are granted subject to such reservation; provided, however, that notwithstanding any other provision of certificate of incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of the certificate of incorporation regarding the	GeoEye’s certificate of incorporation and bylaws are silent as to amendments to the certificate of incorporation. Accordingly, the default Delaware rule, Section 242 of the DGCL, applies. Generally, Section 242 of the DGCL states that amendments may be made to the certificate of incorporation pursuant to a resolution of the board setting forth the proposed amendment and such proposed amendment being passed at a duly called special meeting of stockholders or at the annual meeting.

DigitalGlobe	GeoEye
number, election and terms of DigitalGlobe directors, filling vacancies on the board of directors, the ability of DigitalGlobe stockholders to act by written consent, the ability to amend DigitalGlobe’s bylaws, redemption of capital stock and the ability to amend the certificate of incorporation.

Amendments to Bylaws

Under the DGCL, stockholders have the power to adopt, amend or repeal bylaws by the affirmative vote of a majority of the stock present and entitled to vote at a meeting at which a quorum is present, unless the certificate of incorporation or the bylaws specify a greater vote.

DigitalGlobe	GeoEye
The DigitalGlobe certificate of incorporation and bylaws provide that the affirmative vote of at least a majority of the entire board of directors shall be required to adopt, amend, alter or repeal DigitalGlobe’s bylaws. DigitalGlobe’s bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote in connection with the election of directors.	GeoEye’s bylaws provide that, in furtherance and not in limitation of the power conferred by statute, the GeoEye bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors by a vote of not less than a majority of the entire board at any meeting of the stockholders or of the board of directors, as the case may be. The certificate of incorporation provides that the board by a vote of not less than a majority of the then-authorized number of directors is expressly authorized to make, alter or repeal the bylaws, subject to any limitations contained in the bylaws and to the power of the GeoEye stockholders to make, alter or repeal any bylaw whether adopted by them or otherwise.

Certain Business Combinations

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder,” unless prior to such date the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203.

DigitalGlobe	GeoEye
DigitalGlobe has elected to be governed by Section 203 of the DGCL.	GeoEye has elected not to be governed by Section 203 of the DGCL.

LEGAL MATTERS

The validity of the DigitalGlobe common stock will be passed upon for DigitalGlobe by Skadden, Arps, Slate, Meagher & Flom LLP. Certain U.S. federal income tax matters relating to the merger will be passed upon for DigitalGlobe by Skadden, Arps, Slate, Meagher & Flom LLP and for GeoEye by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of DigitalGlobe, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to DigitalGlobe, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of GeoEye and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETINGS

DigitalGlobe

Advance Notice Procedures.  Under DigitalGlobe’s bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of DigitalGlobe’s board of directors or by a DigitalGlobe stockholder entitled to vote who has delivered notice to DigitalGlobe’s corporate secretary (containing certain information specified in DigitalGlobe’s bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting (for the 2013 annual meeting, no earlier than the close of business on January 22, 2013, and no later than the close of business on February 21, 2013). DigitalGlobe held its 2012 annual meeting of stockholders on May 22, 2012. These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.

Stockholder Proposals for the 2013 Annual Meeting.  If a DigitalGlobe stockholder is submitting a proposal to be included in the proxy statement for the 2013 annual meeting, a

DigitalGlobe stockholder may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, DigitalGlobe stockholder proposals must be received by a DigitalGlobe’s corporate secretary at DigitalGlobe’s executive offices no later than December 14, 2012.

GeoEye

GeoEye held its 2012 annual meeting of stockholders on May 31, 2012. If the merger is completed, GeoEye does not expect to hold an annual meeting of stockholders in 2013. In that case, stockholder proposals must be submitted to the corporate secretary of DigitalGlobe in accordance with the procedures described above.

Stockholder Proposals for Inclusion in 2013’s Proxy Statement.  If the merger is not completed, GeoEye will hold a 2013 annual meeting of stockholders, which is currently planned to be held on May 31, 2013. GeoEye stockholders who, in accordance with Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the proxy statement for the 2013 annual meeting must submit their proposals so that they are received at GeoEye’s principal executive office no later than the close of business on December 27, 2012.

Compliance with the above will generally result in a proposal that is proper business (or director nomination) being eligible to be brought before the stockholders for voting upon at the 2013 annual meeting. However, compliance with these requirements does not mean that GeoEye is required to include the proposal in the proxy solicitation material that GeoEye prepares and distributes. For a stockholder to require that GeoEye include a proposal in its proxy statement and proxy card, the stockholder must satisfy the requirements of Rule 14a-8 in addition to the requirements in GeoEye’s bylaws. Rule 14a-8 addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders.

Other Stockholder Proposals for Presentation at 2013 Annual Meeting.  For any proposal that is not submitted for inclusion in the proxy statement for GeoEye’s 2013 annual meeting, but is instead sought to be presented directly at the 2013 annual meeting, SEC rules permit management to vote proxies in its discretion if GeoEye: (i) receives notice of the proposal before the close of business on December 27, 2012, and advises stockholders in the proxy statement for the 2013 annual meeting about the nature of the matter and how management intends to vote on such matter; or (ii) does not receive notice of the proposal prior to the close of business on December 27, 2012.

WHERE YOU CAN FIND MORE INFORMATION

DigitalGlobe and GeoEye file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including DigitalGlobe and GeoEye, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

DigitalGlobe has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of DigitalGlobe common stock to be issued to GeoEye stockholders in connection with the merger. The registration statement, including the attached Annexes and Exhibits, contains additional relevant information about DigitalGlobe and GeoEye, respectively. The rules and regulations of the SEC allow DigitalGlobe and GeoEye to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows DigitalGlobe and GeoEye to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that DigitalGlobe and GeoEye have previously filed with the SEC. They contain important information about the companies and their financial condition.

DigitalGlobe SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2011;

•	Proxy Statement on Schedule 14A, filed April 10, 2012;

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•

Current reports on Form 8-K filed on March 12, 2012, March 15, 2012, April 10, 2012, May 7, 2012 (two reports), May 25, 2012, May 30, 2012, June 21, 2012, July 23, 2012, July 24, 2012, August 30, 2012 and September 24, 2012 (other than any portion of any documents not deemed to be filed); and

•

The description of DigitalGlobe’s common stock contained in DigitalGlobe’s Form 8-A, filed on May 6, 2009, and any other amendment or report filed with the SEC for the purpose of updating such description.

GeoEye SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2011;

•	Proxy Statement on Schedule 14A, filed April 27, 2012;

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012; and

•

Current reports on Form 8-K filed on January 30, 2012, February 13, 2012, March 14, 2012, May 2, 2012, June 1, 2012, June 11, 2012, June 22, 2012, July 23, 2012, August 30, 2012 and September 24, 2012 (two reports) (other than any portion of any documents not deemed to be filed).

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, DigitalGlobe and GeoEye incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the DigitalGlobe special meeting and the GeoEye special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s web site at the address indicated above, or from DigitalGlobe or GeoEye, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail: DigitalGlobe, Inc. 1601 Dry Creek Drive, Suite 260 Longmont, Colorado 80503 Attention: Corporate Secretary (303) 684-4000	By Mail: GeoEye, Inc. 2325 Dulles Corner Boulevard 10th Floor Herndon, Virginia 20171 Attention: Corporate Secretary (703) 480-7500

If you are a DigitalGlobe stockholder, these documents are available from DigitalGlobe without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. If you are a GeoEye stockholder, these documents are available from GeoEye without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about DigitalGlobe and GeoEye at their Internet websites at www.digitalglobe.com and www.geoeye.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

You may also obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Innisfree M&A Incorporated,

DigitalGlobe’s proxy solicitor, or MacKenzie Partners, Inc., GeoEye’s proxy solicitor, at the following addresses and telephone numbers:

For DigitalGlobe:	For GeoEye:
Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 (888) 750-5834 (toll-free) (212) 750-5833 (banks and brokers may call collect)	MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 (800) 322-2885 (toll free) (212) 929-5500 (call collect)

If you are a stockholder of DigitalGlobe and would like to request documents, please do so by November 26, 2012 to receive them before DigitalGlobe’s special meeting. If you request any documents from DigitalGlobe, DigitalGlobe will mail them to you by first class mail, or another equally prompt means, within one business day after DigitalGlobe receives your request.

If you are a stockholder of GeoEye and would like to request documents, please do so by November 26, 2012 to receive them before GeoEye’s special meeting. If you request any documents from GeoEye, GeoEye will mail them to you by first class mail, or another equally prompt means, within one business day after GeoEye receives your request.

This joint proxy statement/prospectus is a prospectus of DigitalGlobe and is a joint proxy statement of DigitalGlobe and GeoEye for the DigitalGlobe special meeting and the GeoEye special meeting. Neither DigitalGlobe nor GeoEye has authorized anyone to give any information or make any representation about the merger or DigitalGlobe or GeoEye that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that DigitalGlobe or GeoEye has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

(conformed to reflect August 30, 2012 amendment)

AGREEMENT AND PLAN OF MERGER

Dated as of July 22, 2012,

as amended on August 30, 2012,

by and among

DigitalGlobe, Inc.,

20/20 Acquisition Sub, Inc.,

WorldView, LLC,

and

GeoEye, Inc.

A-i

A-ii

A-iii

Index of Defined Terms

Term	Section
2009 Indenture	9.03
2010 Indenture	9.03
Acquisition Agreement	5.02(a)
Affiliate	9.03
Agreement	Preamble
Alternative Financing	6.17(d)
Antitrust Counsel Only Material	6.03(f)
Available Cash Election Amount	2.01(c)(ii)
BIS	3.17(c)(i)
Business Day	9.03
Cerberus	Recitals
Cerberus Agreement	Recitals
Cash Election	2.01(c)(ii)
Cash Election Amount	2.01(c)(ii)
Cash Electing GeoEye Share	2.01(c)(ii)
Cash Fraction	2.01(c)(ii)
Cash Portion	2.02(c)
Certificate	2.01(d)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	Recitals
Combination	Recitals
Combined Company	9.03
Commitment Letter	3.23
Common Certificate	2.01(c)
Common Exchange Ratio	2.01(c)(iii)
Common Merger Consideration	2.01(c)
Communications Act	3.05(b)
Confidentiality Agreement	6.02
Consent	3.05(b)
Consent Solicitation	6.16(a)
Contract	3.05(a)
Copyrights	3.16(b)(ii)
DDTC	3.17(c)(i)
Debt Tender Offer	6.16(a)
Debt Tender Offer and Consent	6.16(a)
Definitive Agreements	6.17(b)
DGCL	1.01
DigitalGlobe	Preamble
DigitalGlobe Adverse Recommendation Change	5.02(a)
DigitalGlobe Benefit Agreement	9.03
DigitalGlobe Benefit Plan	9.03
DigitalGlobe Board	3.04(a)
DigitalGlobe By-laws	3.01
DigitalGlobe Capital Stock	3.03(a)
DigitalGlobe Charter	3.01
DigitalGlobe Common Stock	2.01(c)(ii)
DigitalGlobe Commonly Controlled Entity	9.03

A-iv

DigitalGlobe Disclosure Letter	Article III
DigitalGlobe DoC Authorizations	3.17(d)(i)
DigitalGlobe FCC Authorizations	3.17(a)(i)
DigitalGlobe Financial Advisors	3.20
DigitalGlobe Government Bid	9.03
DigitalGlobe Government Contract	3.17(b)(ii)
DigitalGlobe Intervening Event	5.02(b)
DigitalGlobe Material Adverse Effect	9.03
DigitalGlobe Material Contract	3.14(b)
DigitalGlobe Notice Period	5.02(b)
DigitalGlobe Permits	3.01
DigitalGlobe Personnel	9.03
DigitalGlobe Preferred Stock	3.03(a)
DigitalGlobe Reporting Documents	3.06(a)
DigitalGlobe Restricted Stock	9.03
DigitalGlobe Reverse Termination Fee	6.06(c)
DigitalGlobe Series A Preferred Stock	2.01(d)
DigitalGlobe Stock Option	9.03
DigitalGlobe Stock Plans	9.03
DigitalGlobe Stockholder Approval	3.04(a)
DigitalGlobe Stockholders Meeting	3.04(a)
DigitalGlobe Subsidiaries	3.01
DigitalGlobe Takeover Proposal	5.02(e)
DigitalGlobe Termination Fee	6.06(b)
DigitalGlobe Voting Agreements	Recitals
DigitalGlobe Voting Debt	3.03(b)
Dissenting Shares	2.01(f)
DLLCA	1.01
DoC Application	6.03(e)
DoC Consent	6.03(e)
Effective Time	1.03
Election Date	2.02(d)
End Date	8.01(b)(i)
Environmental Claim	3.13
Environmental Laws	3.13
Environmental Permits	3.13
ERISA	9.03
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.03(a)
Existing Credit Facility	3.23
FCC	9.03
FCC Applications	6.03(d)
FCC Consent	6.03(d)
Filed DigitalGlobe Contract	3.14(a)
Filed DigitalGlobe Reporting Documents	Article III
Filed GeoEye Contract	4.14(a)
Filed GeoEye Reporting Documents	Article IV
Final Order	9.03
Financing	3.23
Financing Sources	9.03
Form of Election	2.02(c)

A-v

Form S-4	3.05(b)
GAAP	9.03
GeoEye	Preamble
GeoEye Adverse Recommendation Change	5.03(a)
GeoEye Benefit Agreement	9.03
GeoEye Benefit Plan	9.03
GeoEye Board	4.04(a)
GeoEye By-laws	4.01
GeoEye Capital Stock	4.03(a)
GeoEye Charter	4.01
GeoEye Common Stock	2.01(a)
GeoEye Commonly Controlled Entity	9.03
GeoEye Disclosure Letter	Article IV
GeoEye DoC Authorizations	4.17(d)(i)
GeoEye ESPP	9.03
GeoEye FCC Authorizations	4.17(a)(i)
GeoEye Financial Advisors	4.20
GeoEye Government Bid	9.03
GeoEye Government Contract	4.17(b)(ii)
GeoEye Indentures	9.03
GeoEye Intervening Event	5.03(b)
GeoEye Material Adverse Effect	9.03
GeoEye Material Contract	4.14(b)
GeoEye Notes	9.03
GeoEye Notice Period	5.03(b)
GeoEye Permits	4.01
GeoEye Personnel	9.03
GeoEye Preferred Stock	4.03(a)
GeoEye Reporting Documents	4.06(a)
GeoEye Restricted Stock Unit	9.03
GeoEye Stock Option	9.03
GeoEye Stock Plan Assumption	6.04(e)
GeoEye Stock Plans	9.03
GeoEye Stockholder Approval	4.04(a)
GeoEye Stockholders Meeting	4.04(a)
GeoEye Subsidiaries	4.01
GeoEye Takeover Proposal	5.03(e)
GeoEye Termination Fee	6.06(d)
GeoEye Voting Agreements	Recitals
GeoEye Voting Debt	4.03(b)
Governmental Entity	3.05(b)
HSR Act	3.05(b)
Indebtedness	9.03
Indemnitees	6.05(a)
Intellectual Property	3.16(b)(ii)
International Trade Authorizations	3.17(c)(ii)
International Trade Laws	3.17(c)(i)
IRS	3.10(b)
Joint Proxy Statement	6.01(a)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
Legal Restraints	7.01(d)

A-vi

Liens	3.02(a)
Marketing Period	9.03
Material Adverse Effect	9.03
Merger	Recitals
Merger Consideration	2.01(d)
Merger Sub	Preamble
Merger Sub 2	Preamble
Merger Sub Common Stock	2.01(b)
Mixed Consideration	2.01(c)(i)
Mixed Consideration Electing Share	2.01(c)(i)
Mixed Election	2.01(c)(i)
Mixed Election Per Share Cash Amount	2.01(c)(i)
Mixed Election Stock Exchange Ratio	2.01(c)(i)
NASDAQ	9.03
NOAA	3.05(b)
Non-Electing GeoEye Share	2.02(c)
NYSE	3.05(b)
OFAC	3.17(c)(i)
Patents	3.16(b)(ii)
Per Share Cash Election Consideration	2.01(c)(ii)
Permits	3.01
Person	9.03
Preferred Certificate	2.01(d)
Preferred Exchange Ratio	2.01(d)
Preferred Merger Consideration	2.01(d)
Recoupment Payment	6.06(c)(i)
Refinancing	3.23
Replacement Facility	6.17(a)
Representatives	5.02(a)
Required Information	9.03
Restricted Information	9.03
Restricted Person	3.17(c)(vi)
SEC	3.05(b)
Section 262	2.01(f)
Securities Act	3.05(b)
Share Issuance	3.04(a)
Software	3.16(b)(ii)
SOX	3.06(b)
Stock Consideration	2.01(c)(iii)
Stock Election	2.01(c)(iii)
Stock Electing GeoEye Share	2.01(c)(iii)
Subsequent Certificate of Merger	1.03
Subsequent Merger	Recitals
Subsidiary	9.03
Superior DigitalGlobe Proposal	5.02(e)
Superior GeoEye Proposal	5.03(e)
Surviving Corporation	1.01
Surviving Corporation Common Stock	2.01(b)
Surviving LLC	1.01
Tax Return	9.03
Taxes	9.03
Trade Secrets	3.16(b)(ii)
Trademarks	3.16(b)(ii)
U.S. FCPA	3.17(c)(viii)

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 22, 2012, by and among DigitalGlobe, Inc., a Delaware corporation (“DigitalGlobe”), 20/20 Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), WorldView, LLC, a Delaware limited liability company (“Merger Sub 2”), and GeoEye, Inc., a Delaware corporation (“GeoEye”).

WHEREAS, DigitalGlobe, GeoEye and Merger Sub intend that Merger Sub be merged with and into GeoEye (the “Merger”), and, immediately after the Merger, DigitalGlobe, GeoEye and Merger Sub 2 intend that GeoEye be merged with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Combination”);

WHEREAS, the Board of Directors of DigitalGlobe has (a) determined that it is in the best interests of DigitalGlobe and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Subsequent Merger and (c) resolved to recommend that the stockholders of DigitalGlobe adopt this Agreement and approve the transactions contemplated hereby;

WHEREAS, the Board of Directors of GeoEye has (a) determined that it is in the best interests of GeoEye and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Subsequent Merger and (c) resolved to recommend that the stockholders of GeoEye adopt this Agreement and approve the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement and condition to DigitalGlobe’s willingness to enter into this Agreement, (a) certain stockholders of GeoEye, namely Cerberus Capital Management, L.P., a New York limited partnership (“Cerberus”), and certain of Cerberus’s Affiliates, the Chairman of the Board of GeoEye and the President and Chief Executive Officer of GeoEye are each entering into voting agreements with DigitalGlobe (the “GeoEye Voting Agreements”), pursuant to which such stockholders have agreed, among other things, to vote, or to cause their respective Affiliates to vote, as the case may be, the GeoEye voting securities held by such stockholders and such Affiliates in favor of the adoption of this Agreement and (b) Cerberus and certain of Cerberus’s Affiliates are entering into an agreement with DigitalGlobe (the “Cerberus Agreement”) pursuant to which Cerberus has agreed to a standstill with respect to DigitalGlobe and to take (or not take) certain actions with respect to DigitalGlobe and the DigitalGlobe voting securities to be held by Cerberus and its Affiliates after the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement and condition to GeoEye’s willingness to enter into this Agreement, certain stockholders of DigitalGlobe, namely Morgan Stanley Principal Investments, Inc., the Chairman of the Board of DigitalGlobe and the President and Chief Executive Officer of DigitalGlobe are each entering into voting agreements with GeoEye (the “DigitalGlobe Voting Agreements”), pursuant to which such stockholders have agreed, among other things, to vote, or to cause their respective Affiliates to vote, as the case may be, the DigitalGlobe voting securities held by such stockholders and such Affiliates in favor of the transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement will constitute a “plan of reorganization” within the meaning of United States Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 368, 354 and 361 of the Code; and

WHEREAS, GeoEye and DigitalGlobe desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, DigitalGlobe, Merger Sub, Merger Sub 2 and GeoEye hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.01 The Mergers. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into GeoEye and the separate corporate existence of Merger Sub shall cease and GeoEye shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). Immediately after the Effective Time, in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), the Surviving Corporation shall be merged with and into Merger Sub 2 and the separate corporate existence of the Surviving Corporation shall cease and Merger Sub 2 shall continue as the surviving company in the Subsequent Merger (the “Surviving LLC”).

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, 10036 at 10:00 a.m., New York City time, on a date to be specified by GeoEye and DigitalGlobe, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between GeoEye and DigitalGlobe; provided, however, that, if the Marketing Period has not ended at the time of the satisfaction or waiver of all applicable conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), the Closing shall occur instead on (i) the earlier to occur of (x) any Business Day during the Marketing Period to be specified by DigitalGlobe to GeoEye on no less than two (2) Business Days’ written notice to GeoEye and (y) the third Business Day following the last day of the Marketing Period; or (ii) such other date and time as agreed to in writing by GeoEye and DigitalGlobe. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall cause the certificate of merger relating to the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed upon in writing by DigitalGlobe and GeoEye and provided in the Certificate of Merger (the “Effective Time”). Immediately following the Effective Time, DigitalGlobe and GeoEye shall cause a certificate of merger relating to the Subsequent Merger (the “Subsequent Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, executed and acknowledged in accordance with the relevant provisions of the DGCL and the DLLCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL, the DLLCA or by the Secretary of State of the State of Delaware in connection with the Subsequent Merger. The Subsequent Merger shall become effective upon the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed upon in writing by DigitalGlobe and GeoEye and provided in the Subsequent Certificate of Merger.

Section 1.04 Effects of the Mergers. Each of the Merger and the Subsequent Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL or the DLLCA.

Section 1.05 Governing Documents Following the Mergers.

(a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) Immediately after the effectiveness of the Subsequent Merger, the limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Subsequent Merger shall be the limited liability company agreement of the Surviving LLC until thereafter changed or amended as provided therein or by applicable Law. Immediately after the effectiveness of the Subsequent Merger, the certificate of formation of Merger Sub 2 as in effect immediately prior to the Subsequent Merger shall be the certificate of formation of the Surviving LLC until thereafter changed or amended as provided therein or by applicable Law, except that as of the effectiveness of the Subsequent Merger, the certificate of formation of the Surviving LLC shall be amended to reflect the name of GeoEye (or a variation thereof) as the name of the Surviving LLC.

Section 1.06 Directors and Officers of Surviving LLC. The directors of Merger Sub 2 immediately prior to the Effective Time shall be the directors of the Surviving LLC and shall continue until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of DigitalGlobe immediately prior to the Effective Time shall be the officers of the Surviving LLC until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. GeoEye shall cause the officers and directors of GeoEye to resign immediately prior to the Effective Time.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; ELECTION;

EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of GeoEye, DigitalGlobe, Merger Sub, Merger Sub 2 or the holder of any shares of DigitalGlobe Capital Stock or GeoEye Capital Stock:

(a) Cancellation of Treasury Stock and DigitalGlobe-Owned Stock. Each share of common stock, par value $0.01 per share, of GeoEye (the “GeoEye Common Stock”) and each share of GeoEye Preferred Stock that is owned by GeoEye as treasury stock and each share of GeoEye Common Stock, if any, that is owned by DigitalGlobe immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, in Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into 1 fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”). From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent shares of Surviving Corporation Common Stock until the Board of Directors of the Surviving Corporation issues new certificates in respect of such shares.

(c) Conversion of GeoEye Common Stock. Subject to Sections 2.01(e) and 2.01(f), each share of GeoEye Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a) and Dissenting Shares (to the extent provided in Section 2.01(f)) shall be converted into the right to receive the following consideration (the “Common Merger Consideration”), as applicable:

(i) Each share of GeoEye Common Stock with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked or lost pursuant to Section 2.02 (each, a “Mixed Consideration Electing Share”) and each Non-Electing GeoEye Share shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Consideration”) of (x) $4.10 in cash (the “Mixed Election Per Share Cash Amount”) and (y) 1.137 shares of validly issued, fully paid and non-assessable shares of DigitalGlobe Common Stock (the “Mixed Election Stock Exchange Ratio”). The Mixed Election Stock Exchange Ratio shall be calculated to the nearest one-thousandth of a share of DigitalGlobe Common Stock.

(ii) Each share of GeoEye Common Stock with respect to which an election to receive all cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.02 (each, a “Cash Electing GeoEye Share”) shall be converted into the right to receive $20.27 in cash without interest (the “Per Share Cash Election Consideration”); except that if (A) the product of the number of Cash Electing GeoEye Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (B) the difference between (x) the product of the Mixed Election Per Share Cash Amount and the total number of shares of GeoEye Common Stock (other than shares canceled in accordance with Section 2.01(a) and Dissenting Shares which were previously shares of GeoEye Common Stock) issued and outstanding immediately prior to the Effective Time minus (y) the product of the number of Mixed Consideration Electing Shares (including any Non-Electing GeoEye Shares) and the Mixed Election Per Share Cash Amount (such difference being the “Available Cash Election Amount”), then each Cash Electing GeoEye Share shall instead be converted into the right to receive (1) an amount of cash (without interest) equal to the product of (x) the Per Share Cash Election Consideration and (y) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and non-assessable shares of common stock, par value $0.001 per share, of DigitalGlobe (“DigitalGlobe Common Stock”) equal to the product of (x) the Common Exchange Ratio and (y) 1 minus the Cash Fraction.

(iii) Each share of GeoEye Common Stock with respect to which an election to receive all stock consideration (a “Stock Election”) is properly made and not revoked or lost pursuant to Section 2.02 (each, a “Stock Electing GeoEye Share”) shall be converted into the right to receive 1.425 shares of validly issued, fully paid and non-assessable shares of DigitalGlobe Common Stock (the “Common Exchange Ratio”) (together with any cash in lieu of fractional shares of DigitalGlobe Common Stock to be paid pursuant to Section 2.03(e), the “Stock Consideration”); except that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Electing GeoEye Share shall instead be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Electing GeoEye Shares and (B) a number of validly issued, fully paid and non-assessable shares of DigitalGlobe Common Stock equal to the product of (1) the Common Exchange Ratio and (2) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (A) of this Section 2.01(c)(iii) and the denominator of which shall be the Per Share Cash Election Consideration. The Common Exchange Ratio shall be calculated to the nearest one-thousandth of a share of DigitalGlobe Common Stock.

All such shares of GeoEye Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of GeoEye Common Stock (each, a “Common Certificate”) shall cease to have any rights with respect thereto, except the right to receive the

Common Merger Consideration and any cash in lieu of fractional shares of DigitalGlobe Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Common Certificate in accordance with Section 2.03, without interest.

(d) Conversion of GeoEye Preferred Stock. Subject to Sections 2.01(e) and 2.01(f), each share of GeoEye Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a) and Dissenting Shares (to the extent provided in Section 2.01(f)) shall be canceled and extinguished and automatically converted into the right to receive that number of fully paid and nonassessable share of a newly-designated series of DigitalGlobe Preferred Stock (the “DigitalGlobe Series A Preferred Stock”), having the powers, designations, preferences, rights and qualifications, limitations and restrictions set forth in the Certificate of Designations for such DigitalGlobe Series A Preferred Stock attached as Exhibit 2.01(d), equal to the Preferred Exchange Ratio and $4.10 in cash for each share of GeoEye Common Stock into which such share of GeoEye Preferred Stock is convertible immediately prior to the Effective Time (the “Preferred Merger Consideration” and, together with the Common Merger Consideration, the “Merger Consideration”). All such shares of GeoEye Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of GeoEye Preferred Stock (each, a “Preferred Certificate” and, together with the Common Certificates, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.03, without interest. For purposes of this Agreement, “Preferred Exchange Ratio” means 1.000. The Preferred Exchange Ratio shall be calculated to the nearest one-thousandth of a share of DigitalGlobe Series A Preferred Stock.

(e) Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of DigitalGlobe Common Stock, GeoEye Common Stock or GeoEye Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein (including any exchange ratio) which is based upon the number of shares of DigitalGlobe Common Stock, GeoEye Common Stock or GeoEye Preferred Stock, as the case may be, will be appropriately adjusted to provide to DigitalGlobe and the holders of GeoEye Common Stock and GeoEye Preferred Stock the same economic effect as contemplated by this Agreement prior to such event.

(f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares (“Dissenting Shares”) of GeoEye Capital Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c) or 2.01(d), as applicable, but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and (i) with respect to GeoEye Common Stock, such Dissenting Shares shall be deemed to be Mixed Consideration Electing Shares that have been converted at the Effective Time into, and shall have become, the right to receive the Mixed Consideration as provided in Section 2.01(c)(i) and (ii) with respect to GeoEye Preferred Stock, such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Preferred Merger Consideration as provided in

Section 2.01(d). GeoEye shall serve prompt written notice (but in any event within 48 hours) to DigitalGlobe of any demands for appraisal of any shares of GeoEye Common Stock and any withdrawals of such demands, and DigitalGlobe shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, GeoEye shall not, without the prior written consent of DigitalGlobe, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(g) Conversion of Surviving Corporation Common Stock. At the effective time of the Subsequent Merger, and without any action on the part of DigitalGlobe, GeoEye, Merger Sub 2 or any holder of shares thereof, each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one limited liability company interest of the Surviving LLC and shall constitute the only limited liability company interests of the Surviving LLC. From and after the effective time of the Subsequent Merger, all certificates representing shares of Surviving Corporation Common Stock shall be deemed for all purposes to represent the number of limited liability company interests of the Surviving LLC into which they were converted in accordance with the immediately preceding sentence.

Section 2.02 Election Procedures.

(a) Not less than 10 Business Days prior to the mailing of the Joint Proxy Statement, DigitalGlobe shall appoint a bank or trust company selected by DigitalGlobe and reasonably acceptable to GeoEye (provided that DigitalGlobe’s transfer agent shall be deemed reasonably satisfactory to GeoEye) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.

(b) Each Person who, on or prior to the Election Date, is a record holder of shares of GeoEye Common Stock other than Dissenting Shares shall be entitled to specify the number of such holder’s shares of GeoEye Common Stock with respect to which such holder makes a Cash Election, a Stock Election or a Mixed Election.

(c) DigitalGlobe shall prepare and file as an exhibit to the Form S-4 a form of election (the “Form of Election”) in form and substance reasonably acceptable to GeoEye. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon proper delivery of the Form of Election and any Certificates to the Exchange Agent. GeoEye shall mail the Form of Election with the Joint Proxy Statement to all persons who are record holders of shares of GeoEye Common Stock as of the record date for GeoEye Stockholders Meeting. The Form of Election shall be used by each record holder of shares of GeoEye Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Cash Election, a Stock Election or a Mixed Election. In the event that a holder fails to make a Cash Election, a Stock Election or a Mixed Election with respect to any shares of GeoEye Common Stock held or beneficially owned by such holder, then such holder shall be deemed to have made a Mixed Election with respect to those shares (each such share, a “Non-Electing GeoEye Share”). GeoEye shall use its commercially reasonable efforts to make the Form of Election available to all persons who become record holders of shares of GeoEye Common Stock during the period between the record date for the GeoEye Stockholders Meeting and the Election Date. Unless the properly completed Form of Election provides otherwise, for all purposes of this Section and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), (i) a holder will be treated as having surrendered, in exchange for the total amount of the Merger Consideration received in cash, if any, to be paid to such holder under this Article II (with respect to a holder, the “Cash Portion”), the number of shares of GeoEye Common Stock, GeoEye Preferred Stock, or both, as applicable, of such holder as to which such holder has a right to receive cash pursuant to Sections 2.01(c) and 2.01(d); and (ii) for purposes of clause (i), the Certificates surrendered by a holder in exchange for such holder’s Cash Portion will be deemed to be: (A) first, of those Certificates evidencing shares held by such holder for more than one year before the Merger within the meaning of Section 1223 of the Code, if any, those Certificates with the highest United States federal income tax basis, in descending order until such Certificates are exhausted or the

Cash Portion for such holder is fully paid, then (B) of all other of such holder’s Certificates, those Certificates with the highest United States federal income tax basis, in descending order until the Cash Portion for such holder is fully paid.

(d) Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on (i) the date of the GeoEye Stockholders Meeting or (ii) if the Closing Date is more than four Business Days following the GeoEye Stockholders Meeting, 2 Business Days preceding the Closing Date (the “Election Date”), a Form of Election properly and fully completed and signed and accompanied by (A) in the case of shares of GeoEye Common Stock represented by a Certificate, Certificates representing the shares of GeoEye Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of GeoEye (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of shares of GeoEye Common Stock held in book-entry form, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any shares of GeoEye Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of GeoEye, unless and until such Cash Election, Stock Election or Mixed Election is properly revoked.

(e) DigitalGlobe and GeoEye shall publicly announce the anticipated Election Date at least 7 Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and DigitalGlobe and GeoEye shall promptly announce any such delay and, when determined, the rescheduled Election Date.

(f) Any Cash Election, Stock Election or Mixed Election may be revoked with respect to all or a portion of the shares of GeoEye Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Cash Elections, Stock Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VIII. If a Cash Election, a Stock Election or a Mixed Election is revoked, the shares as to which such election previously applied shall be treated as Non-Electing GeoEye Shares unless a contrary election is submitted by the holder within the period during which elections are permitted to be made pursuant to Section 2.02(d). Certificates will not be returned to holders, and the accounts of holders of shares GeoEye Common Stock held in book-entry form will not be credited at the Depository Trust Company, unless the holder so requests.

(g) The determination of the Exchange Agent (or the joint determination of DigitalGlobe and GeoEye, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections, Stock Elections or Mixed Elections shall have been properly made or revoked pursuant to this Section 2.02 and as to when Cash Elections, Stock Elections, Mixed Elections and revocations were received by the Exchange Agent. The Exchange Agent (or DigitalGlobe and GeoEye jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 2.01(c), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of DigitalGlobe, make any rules as are consistent with this Section 2.02 for the implementation of the Cash Elections, Stock Elections and Mixed Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections, Stock Elections and Mixed Elections.

Section 2.03 Exchange of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, DigitalGlobe shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of DigitalGlobe Common Stock and DigitalGlobe Series A Preferred Stock to be issued as Merger Consideration, cash payable as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.03(e). All such DigitalGlobe Common Stock, DigitalGlobe Series A Preferred Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”. As promptly as practicable after the Effective Time, and in any event not later than the second Business Day thereafter, DigitalGlobe shall cause the Exchange Agent to mail to each holder of record of GeoEye Common Stock and GeoEye Preferred Stock whose shares were converted into Merger Consideration a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as DigitalGlobe may specify, subject to GeoEye’s reasonable approval), together with instructions thereto.

(b) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of GeoEye Capital Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of GeoEye Capital Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (A) the DigitalGlobe Common Stock or DigitalGlobe Series A Preferred Stock, as applicable, into which the shares of GeoEye Capital Stock have been converted pursuant to Section 2.01 (after taking into account all shares of GeoEye Common Stock to which an election or non-election has been made), and (B) a check in an amount equal to (1) the cash (including cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.03(e)), if any, into which such holder’s shares of GeoEye Capital Stock were converted in accordance with this Article II plus (2) any cash in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.03(c). In the event of a transfer of ownership of GeoEye Capital Stock that is not registered in the transfer records of GeoEye, a certificate representing the proper number of shares of DigitalGlobe Common Stock or DigitalGlobe Series A Preferred Stock, as applicable, or cash, in each case, pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.03(e) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.03(c) may be issued to a transferee if the Certificate representing such GeoEye Capital Stock (or, if such GeoEye Capital Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.03(b), each share of GeoEye Capital Stock and any Certificate with respect thereto shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of such shares were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.03(e) and in respect of any dividends or other distributions pursuant to Section 2.03(c)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of GeoEye Capital Stock held in book-entry form).

(c) Treatment of Unexchanged Shares of GeoEye Capital Stock. No dividends or other distributions declared or made with respect to DigitalGlobe Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of GeoEye Capital Stock held in book-entry form) with respect to the shares of DigitalGlobe Common Stock or DigitalGlobe Series A Preferred Stock , as applicable, issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.03(e), until the surrender of such Certificate (or shares of GeoEye Capital Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of GeoEye Capital Stock held in book-entry form), there shall be paid to the holder of the certificate representing shares of DigitalGlobe Series A Preferred Stock or whole shares of DigitalGlobe Common Stock, as applicable, issued in exchange therefor pursuant to Section 2.01(c), without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of DigitalGlobe Common Stock to which such holder is entitled pursuant to Section 2.03(e) and the amount of dividends or other distributions with a record date after the Effective Time and a payment date prior to such surrender payable with respect to such shares of DigitalGlobe Series A Preferred Stock and such whole shares of DigitalGlobe Common Stock theretofore paid with respect to such shares of DigitalGlobe Series A Preferred Stock and such whole shares of DigitalGlobe Common Stock, as applicable, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of DigitalGlobe Series A Preferred Stock and such whole shares of DigitalGlobe Common Stock, as applicable.

(d) No Further Ownership Rights in GeoEye Capital Stock. The shares of DigitalGlobe Common Stock or DigitalGlobe Series A Preferred Stock, as applicable, issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of GeoEye Capital Stock (including any cash paid pursuant to Section 2.03(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of GeoEye Capital Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of GeoEye Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of GeoEye Capital Stock (or shares of GeoEye Capital Stock held in book-entry form) are presented to DigitalGlobe or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of DigitalGlobe Common Stock shall be issued upon the conversion of GeoEye Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of DigitalGlobe Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of GeoEye Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of DigitalGlobe Common Stock (after taking into account all shares of GeoEye Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average of the volume weighted average price per share of DigitalGlobe Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by DigitalGlobe and GeoEye) on each of the 20 consecutive trading days ending with the second complete trading day prior to the date of the Effective Time, weighted by the total volume of trading in DigitalGlobe Common Stock on each such trading day. The payment of cash in lieu of fractional share interests pursuant to this Section 2.03(e) is not a separately bargained-for consideration. Fractional shares of DigitalGlobe Series A Preferred Stock may be issued in exchange for shares of GeoEye Preferred Stock.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of GeoEye Capital Stock for 360 days after the Effective Time shall be delivered to DigitalGlobe, upon demand, and any holder of GeoEye Capital Stock who has not theretofore complied with this Article II shall thereafter look only to DigitalGlobe for payment of its claim for the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II.

(g) No Liability. None of GeoEye, DigitalGlobe, Merger Sub, Merger Sub 2, the Surviving Corporation, the Surviving LLC or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for 2 years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of DigitalGlobe, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by DigitalGlobe. Any interest and other income resulting from such investments shall be paid to DigitalGlobe.

(i) FIRPTA; Withholding Rights.

(i) Not more than thirty (30) days prior to Closing, GeoEye shall deliver to DigitalGlobe a certificate, substantially in the form provided for in Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, establishing that GeoEye is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the 5 year period ending on the Closing Date, and a copy of notice provided to the IRS in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(ii) The Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. The Exchange Agent shall provide commercially reasonable notice to GeoEye upon becoming aware of any such withholding obligation and shall cooperate with GeoEye to the extent reasonable to obtain reduction of or relief from such deduction and withholding. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by DigitalGlobe, the posting by such Person of a bond, in such reasonable and customary amount as DigitalGlobe may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DIGITALGLOBE

DigitalGlobe represents and warrants to GeoEye that the statements contained in this Article III are true and correct, except (i) as set forth in the DigitalGlobe Reporting Documents publicly available and filed with the SEC following January 1, 2010 and at least 2 Business Days prior to the date of this Agreement (the “Filed DigitalGlobe Reporting Documents”) (excluding any disclosures in the Filed DigitalGlobe Reporting Documents under the heading “Risk Factors” and any other disclosures that are predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by DigitalGlobe to GeoEye at or before the execution and delivery by DigitalGlobe of this Agreement (the “DigitalGlobe Disclosure Letter”). The DigitalGlobe Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 3.01 Organization, Standing and Power. Each of DigitalGlobe and each of the Subsidiaries of DigitalGlobe (the “DigitalGlobe Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. Each of DigitalGlobe and the DigitalGlobe Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals (collectively, “Permits”) necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “DigitalGlobe Permits”), except where the failure to have such power or authority or to possess DigitalGlobe Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. Each of DigitalGlobe and the DigitalGlobe Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. DigitalGlobe has delivered or made available to GeoEye, prior to execution of this Agreement, (a) true and complete copies of the Certificate of Incorporation of DigitalGlobe in effect as of the date of this Agreement (the “DigitalGlobe Charter”) and the By-laws of DigitalGlobe in effect as of the date of this Agreement (the “DigitalGlobe By-laws”), (b) the Certificate of Incorporation and By-laws of Merger Sub in effect as of the date of this Agreement, and (c) the Certificate of Formation and Limited Liability Company Agreement of Merger Sub 2 in effect as of the date of this Agreement.

Section 3.02 DigitalGlobe Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each DigitalGlobe Subsidiary have been validly issued and are fully paid and nonassessable and are owned by DigitalGlobe, by another DigitalGlobe Subsidiary or by DigitalGlobe and another DigitalGlobe Subsidiary, free and clear of all pledges, liens, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 3.02(a) of the DigitalGlobe Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the DigitalGlobe Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the DigitalGlobe Subsidiaries, except as set forth in Section 3.02(b) of the DigitalGlobe Disclosure Letter, neither DigitalGlobe nor any DigitalGlobe Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 3.03 Capital Structure.

(a) The authorized capital stock of DigitalGlobe consists of 250,000,000 shares of DigitalGlobe Common Stock and 24,000,000 shares of preferred stock, par value $0.001 per share (the “DigitalGlobe Preferred Stock” and, together with the DigitalGlobe Common Stock, the “DigitalGlobe Capital Stock”). At the close of business on July 16, 2012, (i) 46,748,615 shares of DigitalGlobe Common Stock were issued and outstanding, none of which, other than DigitalGlobe Restricted Stock, were subject to vesting or other forfeiture conditions or repurchase by DigitalGlobe, (ii) no shares of DigitalGlobe Preferred Stock were issued and outstanding and (iii) 3,627,958 shares of DigitalGlobe Common Stock were reserved and available for issuance pursuant to the DigitalGlobe Stock Plans, of which (A) 4,230,838 shares were issuable upon exercise of outstanding DigitalGlobe Stock Options and (B) 820,345 shares of DigitalGlobe Restricted Stock, assuming maximum performance with respect to performance-based DigitalGlobe Restricted Stock. Except as set forth in this Section 3.03(a), at the close of business on July 16, 2012, no shares of capital stock or voting securities of, or other equity interests in, DigitalGlobe were issued, reserved for issuance or outstanding. From the close of business on July 16, 2012 to the date of this Agreement, there have been no issuances by DigitalGlobe of shares of capital stock or voting securities of, or other equity interests in, DigitalGlobe, other than upon the exercise of DigitalGlobe Stock Options, in each case outstanding at the close of business on July 16, 2012 and in accordance with their terms in effect at such time.

(b) All outstanding shares of DigitalGlobe Capital Stock are, and all shares of DigitalGlobe Capital Stock that may be issued upon the exercise of DigitalGlobe Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, or subscription right or any similar right under any provision of the DGCL, the DigitalGlobe Charter, the DigitalGlobe By-laws or any Contract to which DigitalGlobe is a party or otherwise bound. The shares of DigitalGlobe Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DigitalGlobe Charter, the DigitalGlobe By-laws or any Contract to which DigitalGlobe is a party or otherwise bound. Except as set forth above in this Section 3.03 or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of DigitalGlobe or any DigitalGlobe Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of DigitalGlobe or any DigitalGlobe Subsidiary or any securities of DigitalGlobe or any DigitalGlobe Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, DigitalGlobe or any DigitalGlobe Subsidiary, (ii) any warrants, calls, options or other rights to acquire from DigitalGlobe or any DigitalGlobe Subsidiary, or any other obligation of DigitalGlobe or any DigitalGlobe Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, DigitalGlobe or any DigitalGlobe Subsidiary or (iii) any rights issued by or other obligations of DigitalGlobe or any DigitalGlobe Subsidiary that are linked in any way to the price of any class of DigitalGlobe Capital Stock or any shares of capital stock of any DigitalGlobe Subsidiary, the value of DigitalGlobe, any DigitalGlobe Subsidiary or any part of DigitalGlobe or any DigitalGlobe Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of DigitalGlobe or any DigitalGlobe Subsidiary. Except pursuant to the DigitalGlobe Stock Plans, there are not any outstanding obligations of DigitalGlobe or any of the DigitalGlobe Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of DigitalGlobe or any DigitalGlobe Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of DigitalGlobe having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of DigitalGlobe may vote (“DigitalGlobe Voting Debt”). Except for the DigitalGlobe Voting Agreements, neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, DigitalGlobe. Except for this Agreement and the Investor Agreement by and between DigitalGlobe and Morgan Stanley & Co. Incorporated, dated as of April 28, 2009, neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of DigitalGlobe or any of the DigitalGlobe Subsidiaries.

Section 3.04 Authority; Execution and Delivery; Enforceability.

(a) Each of DigitalGlobe, Merger Sub and Merger Sub 2 has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject to the designation of the DigitalGlobe Series A Preferred Stock by the DigitalGlobe Board and, in the case of the Share Issuance, to the receipt of the DigitalGlobe Stockholder Approval. The Board of Directors of DigitalGlobe (the “DigitalGlobe Board”), by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Merger are in the best interests of DigitalGlobe and its stockholders and the issuance of DigitalGlobe Common Stock in the Merger (the “Share Issuance”) to be advisable, (ii) adopted a resolution approving this Agreement and declaring its advisability, (iii) recommended that the stockholders of DigitalGlobe approve the issuance of DigitalGlobe Common Stock in the Merger and the Share Issuance and (iv) directed that such matters be submitted for consideration by DigitalGlobe stockholders at a duly held meeting of such stockholders for such purpose (the “DigitalGlobe Stockholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the approval of the Share Issuance by the affirmative vote of a majority of the outstanding shares of DigitalGlobe Common Stock represented in person or by proxy at the DigitalGlobe Stockholders Meeting where a quorum is present (the “DigitalGlobe Stockholder Approval”), no other corporate proceedings on the part of DigitalGlobe, Merger Sub or Merger Sub 2 are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL or the DLLCA). Each of DigitalGlobe, Merger Sub and Merger Sub 2 has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by GeoEye, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, has (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its stockholder, (ii) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified and (iii) submitted this Agreement for adoption by DigitalGlobe, as the sole stockholder of Merger Sub. DigitalGlobe, as the sole stockholder of Merger Sub, has duly approved and adopted this Agreement and the Merger. DigitalGlobe, as the sole member of Merger Sub 2, by written consent duly adopted prior to the date hereof has duly approved this Agreement, the Subsequent Merger and the other transactions contemplated hereby, which approval has not been rescinded or modified.

(c) To the Knowledge of DigitalGlobe, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of DigitalGlobe, Merger Sub or Merger Sub 2.

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery by DigitalGlobe, Merger Sub and Merger Sub 2 of this Agreement does not, and the performance by each of DigitalGlobe, Merger Sub and Merger Sub 2 of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the DigitalGlobe Charter, the DigitalGlobe By-laws or the comparable charter or organizational documents of any DigitalGlobe Subsidiary (assuming that the DigitalGlobe Stockholder Approval is obtained), (ii) except as set forth in Section 3.05(a)(ii) of the DigitalGlobe Disclosure Letter, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of DigitalGlobe or any DigitalGlobe Subsidiary under, any provision of, any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which DigitalGlobe or any DigitalGlobe Subsidiary is a party or by which any of their respective properties or assets is bound or any DigitalGlobe Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, decree, writ or injunction issued by any court, agency or other Governmental Entity (a “Judgment”) or statute, law (including common law), ordinance, rule or regulation, including the rules and regulations of any applicable stock exchange (“Law”), in each case, applicable to DigitalGlobe or any DigitalGlobe Subsidiary or their respective properties or assets (assuming that the DigitalGlobe Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect and would not be reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to DigitalGlobe or any DigitalGlobe Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by DigitalGlobe of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including the expiration or termination of any applicable waiting period thereunder; (iii) compliance with and filings under the Communications Act of 1934, as amended, and the implementing rules and regulations of the FCC (the “Communications Act”); (iv) compliance with and filings under the rules of the National Oceanic and Atmospheric Administration (“NOAA”) for licensing of private land remote-sensing space systems at 15 C.F.R. § 960 and such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any other Department of Commerce regulation; (v) such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any foreign antitrust, competition, foreign investment, trade regulation or similar Laws; (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which DigitalGlobe and GeoEye are qualified to do business; (vii) such Consents, registration, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration; (viii) such filings with and approvals of the New York Stock Exchange (the “NYSE”) as are required to permit the consummation of the Merger and the listing of the Merger Consideration; (ix) such Consents set forth in Section 3.05(b) of the DigitalGlobe Disclosure Letter and (x) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect and would not be reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.06 Reporting Documents; Undisclosed Liabilities.

(a) DigitalGlobe has furnished or filed, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by DigitalGlobe with the SEC since January 1, 2010 (such documents, together with any documents filed with the SEC during such period by DigitalGlobe on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “DigitalGlobe Reporting Documents”).

(b) Each DigitalGlobe Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes–Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such DigitalGlobe Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of DigitalGlobe included in the DigitalGlobe Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of DigitalGlobe and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). There are no outstanding comments from the staff of the SEC with respect to any DigitalGlobe Reporting Documents.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of DigitalGlobe included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, (ii) liabilities incurred since March 31, 2012 in the ordinary course of business consistent with past practice, (iii) liabilities which are not, individually or in the aggregate, material to the business or operations of DigitalGlobe, (iv) liabilities incurred pursuant to the transactions contemplated by this Agreement, or (v) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, DigitalGlobe and the DigitalGlobe Subsidiaries do not have, and since March 31, 2012, DigitalGlobe and the DigitalGlobe Subsidiaries have not incurred (except as permitted by Section 5.01), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in DigitalGlobe’s financial statements in accordance with GAAP).

(d) Each of the chief executive officer of DigitalGlobe and the chief financial officer of DigitalGlobe (or each former chief executive officer of DigitalGlobe and each former chief financial officer of DigitalGlobe, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the DigitalGlobe Reporting Documents, and the statements contained in such certifications are true and accurate. None of DigitalGlobe or any of the DigitalGlobe Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Except as set forth in Section 3.06(e) of the DigitalGlobe Disclosure Letter, DigitalGlobe maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of DigitalGlobe’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by DigitalGlobe are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by DigitalGlobe in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of DigitalGlobe, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of DigitalGlobe to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among DigitalGlobe and any of the DigitalGlobe Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, DigitalGlobe or any of the DigitalGlobe Subsidiaries in DigitalGlobe’s or such DigitalGlobe Subsidiary’s published financial statements or other DigitalGlobe Reporting Documents.

(h) Except as set forth in Section 3.06(h) of the DigitalGlobe Disclosure Letter, since January 1, 2010, none of DigitalGlobe, DigitalGlobe’s independent accountants, the DigitalGlobe Board or the audit committee of the DigitalGlobe Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of DigitalGlobe, (ii) “material weakness” in the internal controls over financial reporting of DigitalGlobe or (iii) fraud, whether or not material, that involves management or other employees of DigitalGlobe who have a significant role in the internal controls over financial reporting of DigitalGlobe.

(i) None of the DigitalGlobe Subsidiaries is, or has at any time since January 1, 2010 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by DigitalGlobe, Merger Sub or Merger Sub 2 for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of DigitalGlobe’s stockholders and GeoEye’s stockholders or at the time of each of the DigitalGlobe Stockholders Meeting and the GeoEye Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by DigitalGlobe with respect to statements made or incorporated by reference therein based on information supplied by GeoEye for inclusion or incorporation by reference therein. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by DigitalGlobe with respect to statements made or incorporated by reference therein based on information supplied by GeoEye for inclusion or incorporation by reference therein.

Section 3.08 Absence of Certain Changes or Events. Except as disclosed in the DigitalGlobe Reporting Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 5.01), since December 31, 2011, (i) DigitalGlobe and the DigitalGlobe Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had and would reasonably be expected to have a DigitalGlobe Material Adverse Effect.

Section 3.09 Taxes.

(a) (i) Each of DigitalGlobe and each DigitalGlobe Subsidiary has timely filed all material Tax Returns required to have been filed by it and such Tax Returns are accurate and complete in all material respects; (ii) each of DigitalGlobe and each DigitalGlobe Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and for which adequate reserves under GAAP have been established; and (iii) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against DigitalGlobe or any DigitalGlobe Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings or for which adequate reserves have been established in accordance with GAAP.

(b) No material Tax Return of DigitalGlobe or any DigitalGlobe Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of DigitalGlobe, oral) notice of such an audit or examination has been received by DigitalGlobe or any DigitalGlobe Subsidiary. No deficiencies for any material amount of Taxes have been proposed, asserted or assessed against DigitalGlobe or any DigitalGlobe

Subsidiary, and no requests for waivers of the time to assess any such Taxes have been granted or requested. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant taxing authority or the payment of any Tax by DigitalGlobe or any DigitalGlobe Subsidiary. No other procedure, proceeding or contest of any refund or deficiency in respect of any material amount of Taxes is pending in or on appeal from any Governmental Entity.

(c) Each of DigitalGlobe and each DigitalGlobe Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld.

(d) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings and for which adequate reserves under GAAP have been established, there are no Liens with respect to Taxes against any of the assets of DigitalGlobe or any DigitalGlobe Subsidiary. No written or, to the Knowledge of DigitalGlobe, other claim has been received by DigitalGlobe or any DigitalGlobe Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction. Neither DigitalGlobe nor any DigitalGlobe Subsidiary has a permanent establishment or is a resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation.

(e) Neither DigitalGlobe nor any DigitalGlobe Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among DigitalGlobe and wholly owned DigitalGlobe Subsidiaries and other than Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business).

(f) Within the past 3 years, neither DigitalGlobe nor any DigitalGlobe Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither DigitalGlobe nor any DigitalGlobe Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(h) This Agreement (including any exhibits hereto) sets forth the complete terms of the Combination. Neither DigitalGlobe nor any DigitalGlobe Subsidiary has taken any other action or knows of any other fact relating to the Combination that would reasonably be expected to prevent the Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.10 Employee Benefits.

(a) Section 3.10(a) of the DigitalGlobe Disclosure Letter sets forth a complete and accurate list of each material DigitalGlobe Benefit Plan and each material DigitalGlobe Benefit Agreement.

(b) With respect to each material DigitalGlobe Benefit Plan and material DigitalGlobe Benefit Agreement, DigitalGlobe has made available to GeoEye complete and accurate copies of (i) such DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement, including any material amendment thereto, and, to the extent applicable, summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the 2 most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto and the 2 most recent annual information returns required to be filed with any Governmental Entity and (v) the most recently received Internal Revenue Service (“IRS”) determination letter.

(c) Each DigitalGlobe Benefit Plan and DigitalGlobe Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, there are no pending, threatened or anticipated claims by or on behalf of any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement, by any employee or beneficiary covered under any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement, or otherwise involving any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement (other than routine claims for benefits).

(d) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, neither DigitalGlobe nor any DigitalGlobe Subsidiary nor any DigitalGlobe Commonly Controlled Entity currently sponsors, maintains or contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any such plan maintained outside the United States).

(e) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, each DigitalGlobe Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and each trust maintained thereunder is exempt from taxation under section 501(a) of the Code.

(f) Neither DigitalGlobe nor any DigitalGlobe Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law), except for any liabilities that, individually and in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(g) None of the execution and delivery of this Agreement, the performance by either party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any DigitalGlobe Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement or (iii) result in any breach or violation of, or default under, or limit DigitalGlobe’s right to amend, modify or terminate, any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement.

Section 3.11 Litigation. There is no, and since January 1, 2010, there has been no, material suit, action or other proceeding pending or, to the Knowledge of DigitalGlobe, threatened against or affecting DigitalGlobe or any DigitalGlobe Subsidiary or that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby. There is no, and since January 1, 2010, there has been no, Judgment outstanding against or, to the Knowledge of DigitalGlobe, investigation by any Governmental Entity involving, DigitalGlobe or any DigitalGlobe Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a DigitalGlobe Material Adverse Effect.

Section 3.12 Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, DigitalGlobe and the DigitalGlobe Subsidiaries are, and since January 1, 2010, have been, in compliance with all applicable Laws and DigitalGlobe Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, there is no, and since

January 1, 2010, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of DigitalGlobe, threatened alleging that DigitalGlobe or a DigitalGlobe Subsidiary is not in compliance with any applicable Law or DigitalGlobe Permit or which challenges or questions the validity of any rights of the holder of any DigitalGlobe Permit.

Section 3.13 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, (i) DigitalGlobe and the DigitalGlobe Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all permits, licenses, registrations and other governmental authorizations required under all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders or decrees relating to contamination, pollution or protection of human health, natural resources or the environment (“Environmental Laws”) for DigitalGlobe to conduct its operations (“Environmental Permits”), and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the Knowledge of DigitalGlobe, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (ii) DigitalGlobe and the DigitalGlobe Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and DigitalGlobe has no Knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by DigitalGlobe or the DigitalGlobe Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to DigitalGlobe or the DigitalGlobe Subsidiaries under Environmental Laws, and (iv) DigitalGlobe and the DigitalGlobe Subsidiaries have not assumed, contractually or by operation of Law, any liabilities or obligations under or relating to any Environmental Laws. This Section 3.13 contains the sole and exclusive representations and warranties of DigitalGlobe pertaining to environmental matters, Environmental Laws and Environmental Permits.

Section 3.14 Contracts.

(a) As of the date of this Agreement, neither DigitalGlobe nor any DigitalGlobe Subsidiary is a party to any Contract required to be filed by DigitalGlobe as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed DigitalGlobe Contract”) that has not been so filed, and as of the date hereof, no such Contract has been amended or modified since the date filed, other than pursuant to an amendment or modification filed, or which is not required to be filed, pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) Section 3.14(b) of the DigitalGlobe Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) each non-competition Contract or any other Contract containing terms that expressly (A) limit or otherwise restrict DigitalGlobe or the DigitalGlobe Subsidiaries or (B) to the Knowledge of DigitalGlobe, would, after the Effective Time, by its terms expressly limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area, in a manner that would be reasonably likely to be material, in the case of (A), to DigitalGlobe and the DigitalGlobe Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of DigitalGlobe or any of the DigitalGlobe Subsidiaries is outstanding or may be incurred, other than any such agreement between or among DigitalGlobe and the wholly owned DigitalGlobe Subsidiaries, (iii) each partnership, joint venture or similar agreement or understanding to which DigitalGlobe or any of the DigitalGlobe Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to DigitalGlobe and the DigitalGlobe Subsidiaries, taken as a whole, (iv) Contracts pursuant to which DigitalGlobe or a DigitalGlobe Subsidiary pays or is paid $5,000,000 or more in any 12-month period and (v) Contracts pursuant to which DigitalGlobe or a DigitalGlobe Subsidiary (A) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (other than rights to use readily commercially available Software), (B) permits or agrees to permit any other Person, to use, enforce, or register any material Intellectual Property, or (C) following the Closing, would be required to license, assign, or make available to any other Person material Intellectual Property owned by GeoEye or its Affiliates immediately prior to the Closing, except in the case of (B) or (C), with respect to satellite-generated images sold as part of DigitalGlobe’s database in the ordinary course of business. Each agreement, understanding or undertaking of the type described in this Section 3.14(b) and each Filed DigitalGlobe Contract is referred to herein as a “DigitalGlobe Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect and except for terminations or expirations at the end of the stated term after the date hereof, (i) each DigitalGlobe Material Contract (including, for purposes of this Section 3.14(c), any Contract entered into after the date of this Agreement that would have been a DigitalGlobe Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of DigitalGlobe or a DigitalGlobe Subsidiary, as the case may be, and, to the Knowledge of DigitalGlobe, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such DigitalGlobe Material Contract is in full force and effect and (iii) none of DigitalGlobe or any of the DigitalGlobe Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such DigitalGlobe Material Contract and, to the Knowledge of DigitalGlobe, no other party to any such DigitalGlobe Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.15 Properties.

(a) DigitalGlobe and each DigitalGlobe Subsidiary has good and valid title to, and with respect to real property owned by DigitalGlobe or any DigitalGlobe Subsidiary, marketable and insurable fee simple interest in, or valid license or leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. All such properties and assets, other than properties and assets in which DigitalGlobe or any of the DigitalGlobe Subsidiaries has a license or leasehold interest, are free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for such conditions, encroachments, easements, rights of way, restrictions and Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(b) DigitalGlobe and each of the DigitalGlobe Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which DigitalGlobe or any DigitalGlobe Subsidiary is a party are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. DigitalGlobe and each DigitalGlobe Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the DigitalGlobe Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) issued Patents and pending Patent applications, (ii) Trademark registrations and pending applications, and (iii) Copyright registrations and pending applications, in each case, which is owned or controlled by DigitalGlobe or the DigitalGlobe Subsidiaries in any jurisdiction in the world.

DigitalGlobe or a DigitalGlobe Subsidiary is the sole and exclusive beneficial and, with respect to pending applications and registrations, record owner of all of Intellectual Property items set forth in Section 3.16(a) of the DigitalGlobe Disclosure Letter, and all such Intellectual Property is subsisting, and, to the Knowledge of DigitalGlobe, valid and enforceable.

(b) Except as set forth in Section 3.16(b) of the DigitalGlobe Disclosure Letter or that, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect:

(i) The conduct of DigitalGlobe’s and each of the DigitalGlobe Subsidiaries’ business as currently conducted, and the conduct of DigitalGlobe’s and each of the DigitalGlobe Subsidiaries’ business as conducted in the past 3 years, does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, the rights of any Person, and there has been no such claim asserted or threatened (including in the form of offers or invitations to obtain a license) in the past 3 years against DigitalGlobe or the DigitalGlobe Subsidiaries, or to the Knowledge of DigitalGlobe, any other Person.

(ii) To the Knowledge of DigitalGlobe, no Person is materially infringing, misappropriating or otherwise violating any right of DigitalGlobe or any of the DigitalGlobe Subsidiaries with respect to any Intellectual Property owned or controlled by DigitalGlobe or any of the DigitalGlobe Subsidiaries in the conduct of DigitalGlobe’s or the DigitalGlobe Subsidiaries’ business, and no such claims have been asserted or threatened against any Person by DigitalGlobe or the DigitalGlobe Subsidiaries, or to the Knowledge of DigitalGlobe, any other Person in the past 3 years.

For purposes of this Agreement, “Intellectual Property” shall mean (A) trademarks, service marks, certification marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of sources of origin, the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”), (B) inventions, discoveries and ideas, whether patentable or not, (C) patents, applications for patents (including any division, continuation, continuation in part or renewal application), invention disclosures and any renewals, extensions, substitutions, re-examinations or reissues thereof (“Patents”), (D) trade secrets and confidential information, ideas, know-how, inventions, processes, formulae, models, and methodologies and rights to limit the use or disclosure thereof by any Person (“Trade Secrets”), (E) writings and other works, whether copyrightable or not, (F) copyrightable subject matter and registrations and applications for registration of copyrights and any renewals or extensions thereof (“Copyrights”), (G) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (H) moral rights and rights of attribution and integrity, and (I) all rights in the foregoing, in any similar intangible assets, and in any similar intellectual property or proprietary rights, in each case in any domestic or foreign jurisdiction.

(c) DigitalGlobe and the DigitalGlobe Subsidiaries have taken reasonable steps to protect the confidentiality and value of all material Trade Secrets that are owned, used or held by DigitalGlobe and the DigitalGlobe Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets and confidential information. To the Knowledge of DigitalGlobe, such Trade Secrets and confidential information have not been received by or disclosed to any Person except pursuant to a valid non-disclosure, license or other appropriate Contract which has not been breached.

(d) Except as set forth in Section 3.16(d) of the DigitalGlobe Disclosure Letter, DigitalGlobe and the DigitalGlobe Subsidiaries have at all times complied with all applicable Law, as well as their own policies, rules and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by DigitalGlobe or the DigitalGlobe Subsidiaries, and as of the date hereof no claims are pending or threatened against DigitalGlobe or the DigitalGlobe Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, except in either case that, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(e) Except as set forth in Section 3.16(e) of the DigitalGlobe Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise materially and adversely affect, any rights of DigitalGlobe or the DigitalGlobe Subsidiaries to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of DigitalGlobe’s or the DigitalGlobe Subsidiaries’ business, (ii) grant or require DigitalGlobe or the DigitalGlobe Subsidiaries to grant to any Person any rights with respect to any material Intellectual Property of DigitalGlobe or the DigitalGlobe Subsidiaries, (iii) subject DigitalGlobe or any of the DigitalGlobe Subsidiaries to any material increase in royalties or other payments in respect of any Intellectual Property, (iv) require the consent of any Person in respect of any rights of DigitalGlobe or the DigitalGlobe Subsidiaries to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of DigitalGlobe’s or the DigitalGlobe Subsidiaries’ business, (v) by the terms of any Contract to which DigitalGlobe or a Subsidiary of DigitalGlobe is a party, materially diminish any royalties or other payments DigitalGlobe or a Subsidiary of DigitalGlobe would otherwise be entitled to in respect of any Intellectual Property or (vi) result in the breach or otherwise cause any violation of Law or rule, policy or procedure relating to privacy, data protection, or the collection and use of personal information collected, used, or held for use by or on behalf of DigitalGlobe or the DigitalGlobe Subsidiaries in conduct of DigitalGlobe’s or the DigitalGlobe Subsidiaries’ business.

(f) Except as set forth in Section 3.02(b) of the DigitalGlobe Disclosure Letter, during the past 3 years, to the Knowledge of DigitalGlobe, (i) there have been no material security breaches in DigitalGlobe’s or the DigitalGlobe Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of DigitalGlobe’s or its Affiliates’ information technology systems that materially adversely affected DigitalGlobe’s or the DigitalGlobe Subsidiaries’ business or operations. DigitalGlobe and the DigitalGlobe Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.

Section 3.17 Regulatory Matters and Government Contracts.

(a) FCC Licenses.

(i) DigitalGlobe or a DigitalGlobe Subsidiary is the valid holder of each of the FCC licenses and authorizations listed and described in Section 3.17(a)(i) of the DigitalGlobe Disclosure Letter (“DigitalGlobe FCC Authorizations”). Such DigitalGlobe FCC Authorizations constitute all of the FCC licenses, authorizations and approvals held by DigitalGlobe and the DigitalGlobe Subsidiaries, as well as all of the FCC licenses, authorizations and approvals otherwise required for the operation of the business of DigitalGlobe and the DigitalGlobe Subsidiaries as it is presently conducted, except where the failure to hold any such licenses, authorizations and approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. The DigitalGlobe FCC Authorizations are validly issued and in full force and effect.

(ii) The DigitalGlobe FCC Authorizations have not been revoked, suspended, canceled, rescinded or terminated, have not expired, and are not subject to any conditions or requirements that have not been imposed upon all earth-exploration satellite service or fixed-satellite service authorizations generally. Except as set forth in Section 3.17(a)(ii) of the DigitalGlobe Disclosure Letter, there is no pending or, to the Knowledge of DigitalGlobe, threatened action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the DigitalGlobe FCC Authorizations (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding or pending or, to the Knowledge of DigitalGlobe, threatened, by or before the FCC, any order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against DigitalGlobe, a DigitalGlobe Subsidiary or the DigitalGlobe FCC Authorizations except where the existence of such order, letter or notice, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(iii) DigitalGlobe and each DigitalGlobe Subsidiary is in material compliance with all of the terms of the DigitalGlobe FCC Authorizations, and has complied in all material respects with the Communications Act. All material reports, filings, and disclosures required to be filed by DigitalGlobe or a DigitalGlobe Subsidiary with the FCC have been timely filed. All such reports and filings are materially accurate and complete. DigitalGlobe and each DigitalGlobe Subsidiary has timely paid all material FCC regulatory fees and other applicable material fees required to be paid by holders of such authorizations, in each case.

(iv) No Person other than DigitalGlobe and the DigitalGlobe Subsidiaries has or will have the right to control the use of all or any of the DigitalGlobe FCC Authorizations, and DigitalGlobe or a DigitalGlobe Subsidiary is the sole legal and beneficial holder of each of the DigitalGlobe FCC Authorizations. DigitalGlobe and each DigitalGlobe Subsidiary has complied with all FCC rules regarding transfer of control or changes in ownership (including intracompany reorganizations) of the DigitalGlobe FCC Authorizations, except where the failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(v) Section 3.17(a)(v) of the DigitalGlobe Disclosure Letter contains a complete list, as of the date of this Agreement, of all pending applications for FCC licenses and authorizations that would be DigitalGlobe FCC Authorizations, if issued or granted, or for the modification, extension or renewal of any DigitalGlobe FCC Authorizations. There is no pending or, to the Knowledge of DigitalGlobe, threatened action by or before the FCC to reject or modify any pending application for FCC licenses and authorizations that would be DigitalGlobe FCC Authorizations, if issued or granted, or for the modification, extension or renewal of any DigitalGlobe FCC Authorizations.

(b) Government Contracts.

(i) Other than routine inquiries, audits and reconciliations, to the Knowledge of DigitalGlobe, none of DigitalGlobe or the DigitalGlobe Subsidiaries, and none of their Principals as that term is defined in FAR 52.209-5(a)(2) is, or since January 1, 2010 has been, (A) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity (except as to routine security investigations), (B) suspended or debarred from doing business with any Governmental Entity or any prime contractor or subcontractor of any Governmental Entity, or has been threatened in writing with debarment or suspension by a Governmental Entity or (C) the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Entity or any prime contractor or subcontractor of any Governmental Entity. The consummation of the transactions contemplated by this Agreement, to the Knowledge of DigitalGlobe, would not reasonably be expected to result in any suspension or debarment by a Governmental Entity other than any suspension or debarment due to the actions or status of GeoEye or its respective Affiliates.

(ii) To the Knowledge of DigitalGlobe, since January 1, 2010, neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries has engaged in any work under any active DigitalGlobe Material Contract between DigitalGlobe or any of the DigitalGlobe Subsidiaries and any Governmental Entity (each, a “DigitalGlobe Government Contract”) that would reasonably be expected to result in an “organizational conflict of interest” as defined in the U.S. Federal Acquisition Regulation (based on the current conduct of the business of DigitalGlobe and the DigitalGlobe Subsidiaries) or is a party to or is bound by any organizational conflict of interest mitigation plan submitted in connection with any DigitalGlobe Government Contract or DigitalGlobe Government Bid.

(iii) Except as set forth in Section 3.17(b)(iii) of the DigitalGlobe Disclosure Letter, to the Knowledge of DigitalGlobe, there is no pending audit or investigation of DigitalGlobe or any of the DigitalGlobe Subsidiaries with respect to any alleged material irregularity, misstatement or omission arising under or relating to any DigitalGlobe Government Contract or DigitalGlobe Government Bid, and since January 1, 2010, neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries has conducted or initiated or been the subject of any audit or investigation or made a mandatory or voluntary disclosure to any state or federal agency or any mandatory disclosure to any Governmental Authority under FAR Subpart 3.10 or FAR 52.203-13, with respect to any alleged material irregularity, misstatement or omission arising under or relating to any DigitalGlobe Government Contract or DigitalGlobe Government Bid or prime contract or subcontract of any Governmental Entity that remains unresolved. To the Knowledge of DigitalGlobe, there is no past or current conduct by DigitalGlobe, any of the DigitalGlobe Subsidiaries, or any of DigitalGlobe’s or DigitalGlobe Subsidiaries’ directors, officers or employees that could reasonably lead to the imposition of criminal, civil, administrative or contractual liability for fraud, false claims or false certifications that would warrant such an investigation or disclosure.

(iv) To the Knowledge of DigitalGlobe, since January 1, 2010, no Governmental Entity nor any prime contractor, subcontractor, vendor or other third party has asserted any material written claim or any other material action for relief; nor has a Governmental Entity, prime contractor, subcontractor, vendor or other third party formally initiated any material dispute, protest or proceeding against DigitalGlobe or any of the DigitalGlobe Subsidiaries relating to any DigitalGlobe Government Contract.

(v) To the Knowledge of DigitalGlobe, since January 1, 2010, (A) neither any Governmental Entity nor any prime contractor, subcontractor or other Person has notified in writing DigitalGlobe or any of the DigitalGlobe Subsidiaries that DigitalGlobe or any of the DigitalGlobe Subsidiaries has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any DigitalGlobe Government Contract or DigitalGlobe Government Bid; and (B) none of DigitalGlobe or the DigitalGlobe Subsidiaries has terminated any DigitalGlobe Government Contract to which DigitalGlobe or any of the DigitalGlobe Subsidiaries is a party, nor have DigitalGlobe or the DigitalGlobe Subsidiaries been notified by any Governmental Entity, any prime contractor, subcontractor or any other Person that any DigitalGlobe Government Contract to which DigitalGlobe or any of the DigitalGlobe Subsidiaries is a party has been terminated for default, and no cure notice, default notice or show cause notice is currently in effect pertaining to any DigitalGlobe Government Contract, except, in either case, individually or in the aggregate, as has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(vi) To the Knowledge of DigitalGlobe, neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the business of DigitalGlobe or any of the DigitalGlobe Subsidiaries under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(vii) Neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries has assigned any of its material claims, material rights to receive value or other material interests under any DigitalGlobe Government Contract pursuant to the Assignment of Claims Act, as amended, or otherwise.

(viii) DigitalGlobe and the DigitalGlobe Subsidiaries hold all of the facility and personnel security clearances necessary to conduct the business of DigitalGlobe as it is currently being conducted. Except as set forth in Section 3.17(b)(viii) of the DigitalGlobe Disclosure Letter, DigitalGlobe and the DigitalGlobe Subsidiaries hold and at all relevant times held at least a “satisfactory” rating from the Defense Security Service with respect to such facility security clearances.

(ix) To the Knowledge of DigitalGlobe, since January 1, 2010, DigitalGlobe and each of the DigitalGlobe Subsidiaries has complied in all material respects with all U.S. government laws and regulations applicable to the DigitalGlobe Government Contracts and DigitalGlobe Government Bids, including, to the extent applicable, the False Claims Act, the Truth in Negotiations Act, the U.S. Federal Acquisition Regulation and any agency supplement thereto, the cost principles set forth in the FAR, the Cost Accounting Standards and record retention requirements contained in the FAR.

(c) International Trade Laws.

(i) Except as set forth in Section 3.17(c)(i) of the DigitalGlobe Disclosure Letter and except for non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, since January 1, 2010, the business of DigitalGlobe and the DigitalGlobe Subsidiaries has been operated in compliance with (A) all applicable Laws and all authorizations, registrations, clearances, or permits issued or granted by any Governmental Entity to DigitalGlobe or the DigitalGlobe Subsidiaries, in each case, concerning the exportation, re-exportation, and temporary importation of any products, technology, technical data and services, including those administered by, without limitation, the Bureau of Industry of the Department of Commerce (“BIS”), the Directorate of Defense Trade Controls of the United States Department of State (“DDTC”), and the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury; (B) United States and international economic and trade sanctions, including those administered by OFAC; (C) United States anti-boycott regulations administered by the Office of Anti-boycott Controls of the United States Department of Commerce and the IRS; (D) all Laws administered by the Bureau of Customs and Border Protection of the United States Department of Homeland Security; (E) all Laws concerning the handling of Restricted Information; and (F) all Laws concerning export and import reporting administered by the Census Bureau of the United States Department of Commerce (collectively, “International Trade Laws”).

(ii) DigitalGlobe, the DigitalGlobe Subsidiaries and Persons acting on behalf of any of those entities have obtained from relevant Governmental Entities and disclosed to GeoEye all necessary licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, re-export, transfer and import of products, technology and services in accordance with International Trade Laws (collectively, “International Trade Authorizations”), except where the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(iii) Section 3.17(c)(iii) of the DigitalGlobe Disclosure Letter lists all current technical assistance agreements and manufacturing license agreements that DigitalGlobe or the DigitalGlobe Subsidiaries entered into pursuant to Section 124.1 of the U.S. International Traffic in Arms Regulations (either as the licensor or the licensee) and all current export, re-export, and temporary import licenses that DigitalGlobe or the DigitalGlobe Subsidiaries obtained from DDTC or BIS.

(iv) Since January 1, 2010, neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries has received any written or, to the Knowledge of DigitalGlobe, oral notice from any Governmental Entity (A) asserting that DigitalGlobe or any of the DigitalGlobe Subsidiaries or any agent or employee thereof has violated, is not in compliance with, or has any liability under, any International Trade Laws or (B) threatening to revoke or terminate any International Trade Authorizations. As of the date hereof, to the Knowledge of DigitalGlobe, no investigation or review by any Governmental Entity is pending or has been threatened against DigitalGlobe or any of the DigitalGlobe Subsidiaries with respect to any potential violation or liability of DigitalGlobe or any of the DigitalGlobe Subsidiaries arising under or relating to any International Trade Laws.

(v) Neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries has made or intends to make any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability of DigitalGlobe or any of the DigitalGlobe Subsidiaries arising under or relating to any International Trade Laws.

(vi) Neither DigitalGlobe nor the DigitalGlobe Subsidiaries nor, to the Knowledge of DigitalGlobe, any significant shareholder (i.e. a shareholder that owns 5% or more of the entity’s voting shares), director, officer, employee, agent, or affiliate or representative of DigitalGlobe or the DigitalGlobe Subsidiaries is a Restricted Person. “Restricted Person” means: (A) any Person located in, or formed under the laws of Iran, North Korea, Sudan or Syria; (B) any governmental authority with which transactions by U.S. Persons are prohibited as of the time of a relevant transaction under any International Trade Laws;

(C) any Person designated in the Specially Designated Nationals and Blocked Persons list maintained by OFAC; (D) any “national” of Cuba except an “unblocked national”, as those terms are defined in Title 31, Part 515 of the U.S. Code of Federal Regulations, as amended from time to time; and (E) any Person owned or controlled by, or acting or purporting to act for, any of the foregoing Persons.

(vii) Neither DigitalGlobe nor any of the DigitalGlobe Subsidiaries has investments in or revenues from Cuba, Iran, North Korea, Sudan, or Syria, or otherwise conducts businesses with Restricted Persons.

(viii) Except as set forth in Section 3.17(c)(viii) of the DigitalGlobe Disclosure Letter and except for non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect: (A) since January 1, 2010, neither DigitalGlobe nor, to the Knowledge of DigitalGlobe, any of its Affiliates nor any current or former director, officer, agent, contractor, consultant or employee of DigitalGlobe or any of its Affiliates is aware of or has taken any action, directly or indirectly, that has or would result in a violation by such Persons of the United States Foreign Corrupt Practices Act (the “U.S. FCPA”) or any other applicable anti-bribery or anti-corruption laws, rules, and regulations in the jurisdictions in which DigitalGlobe or its Affiliates conduct business, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the U.S. FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of any applicable anti-bribery or anti-corruption law of any Governmental Entity; and (B) DigitalGlobe and the DigitalGlobe Subsidiaries conduct and, since January 1, 2010, have conducted their businesses in compliance with applicable anti-bribery and anticorruption laws of each applicable Governmental Entity, and, to the Knowledge of DigitalGlobe, no action, suit, proceeding, or investigation involving DigitalGlobe or any of the DigitalGlobe Subsidiaries with respect to the applicable anti-bribery or anti-corruption laws of any Governmental Entity is pending or threatened.

(d) Department of Commerce/NOAA Approvals.

(i) DigitalGlobe is the valid holder of the NOAA Remote Sensing Space System licenses and authorizations and any other Department of Commerce licenses and authorizations listed and described in Section 3.17(d)(i) of the DigitalGlobe Disclosure Letter (“DigitalGlobe DoC Authorizations”). Such DigitalGlobe DoC Authorizations constitute all of the NOAA or Department of Commerce licenses, authorizations and approvals held by DigitalGlobe and required for the operation of the business of DigitalGlobe as it is presently conducted, except where the failure to hold any such licenses, authorizations and approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. The DigitalGlobe DoC Authorizations are validly issued and in full force and effect.

(ii) The DigitalGlobe DoC Authorizations have not been revoked, suspended, canceled, rescinded or terminated, have not expired, and are not subject to any conditions or requirements that have not been imposed upon all such authorizations generally. Except as set forth in Section 3.17(d)(ii) of the DigitalGlobe Disclosure Letter, there is no pending or, to the Knowledge of DigitalGlobe, threatened action by or before NOAA or the Department of Commerce to revoke, suspend, cancel, rescind or modify any of the DigitalGlobe DoC Authorizations, and there is not now issued or outstanding or pending or, to the Knowledge of DigitalGlobe, threatened, by or before NOAA or the Department of Commerce, any order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against DigitalGlobe or the DigitalGlobe DoC Authorizations except where the existence of such order, letter or notice, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(iii) DigitalGlobe is in material compliance with all of the terms of the DigitalGlobe DoC Authorizations, and has complied in all material respects with the Communications Act. All material reports, filings, and disclosures required to be filed by DigitalGlobe with NOAA or the Department of Commerce have been timely filed. All such reports and filings are materially accurate and complete. DigitalGlobe has timely paid all material NOAA or Department of Commerce regulatory fees and other applicable material fees required to be paid by holders of such authorizations.

(iv) No Person other than DigitalGlobe and the DigitalGlobe Subsidiaries has or will have the right to use all or any of the DigitalGlobe DoC Authorizations, and DigitalGlobe is the sole legal and beneficial holder of the DigitalGlobe DoC Authorizations. DigitalGlobe has complied with all NOAA and Department of Commerce rules regarding transfer of control or changes in ownership (including intracompany reorganizations) of the DigitalGlobe DoC Authorizations, except where the failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

(v) Section 3.17(d)(v) of the DigitalGlobe Disclosure Letter contains a complete list, as of the date of this Agreement, of all pending applications for NOAA or Department of Commerce licenses and authorizations that would be DigitalGlobe DoC Authorizations, if issued or granted, or for the modification, extension or renewal of any DigitalGlobe DoC Authorizations. There is no pending or, to the Knowledge of DigitalGlobe, threatened action by or before the NOAA or the Department of Commerce to reject or modify any pending application for NOAA or Department of Commerce licenses and authorizations that would be DigitalGlobe DoC Authorizations, if issued or granted, or for the modification, extension or renewal of any DigitalGlobe DoC Authorizations.

(e) To the Knowledge of DigitalGlobe, all of its vendors are in compliance with good manufacturing practice and similar regulations promulgated by regulatory agencies with jurisdiction over DigitalGlobe’s vendors, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

Section 3.18 Insurance.

(a) Section 3.18(a) of the DigitalGlobe Disclosure Letter sets forth all insurance Contracts relating to satellites owned or operated by, or in the possession of, DigitalGlobe. DigitalGlobe has provided to GeoEye true and correct copies of each such insurance Contract.

(b) Since January 1, 2010, DigitalGlobe and the DigitalGlobe Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as DigitalGlobe reasonably has determined to be appropriate or as required by Law. Neither DigitalGlobe nor any DigitalGlobe Subsidiary is in material breach or default, and neither DigitalGlobe nor any DigitalGlobe Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any material insurance policy. Neither DigitalGlobe nor any DigitalGlobe Subsidiary has received any notice of cancellation or termination with respect to any insurance policy of DigitalGlobe or any DigitalGlobe Subsidiary, except, individually or in the aggregate, as would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

Section 3.19 Labor and Employment Matters. Neither DigitalGlobe nor any DigitalGlobe Subsidiary is a party to any collective bargaining agreement and, as of the date of this Agreement, there are not, to the Knowledge of DigitalGlobe, any union organizing activities concerning any employees of DigitalGlobe or any of the DigitalGlobe Subsidiaries, other than any such activities that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect. As of the date of this Agreement, there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of DigitalGlobe, threatened in writing against DigitalGlobe or any DigitalGlobe Subsidiary, other than any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect.

Section 3.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC and Barclays Capital Inc. (the “DigitalGlobe Financial Advisors”), the fees and expenses of which will be paid by DigitalGlobe, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of DigitalGlobe. DigitalGlobe has furnished to GeoEye true and complete copies of all agreements between DigitalGlobe and the DigitalGlobe Financial Advisors relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.21 Opinion of Financial Advisor.

(a) The Board of Directors of DigitalGlobe has received an opinion of Barclays Capital Inc., dated July 21, 2012, to the effect that, as of such date, subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration is fair to DigitalGlobe.

(b) The Board of Directors of DigitalGlobe has received an opinion of Morgan Stanley & Co. LLC, dated July 21, 2012, to the effect that, as of such date, subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to DigitalGlobe.

Section 3.22 Merger Sub and Merger Sub 2. DigitalGlobe is the sole stockholder of Merger Sub and the sole member of Merger Sub 2. Since its date of incorporation or formation, as applicable, neither Merger Sub nor Merger Sub 2 has carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.23 Financing. DigitalGlobe has delivered to GeoEye true and complete fully executed copies of the commitment letter, dated as of July 22, 2012, among DigitalGlobe, Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than DigitalGlobe) have severally committed to lend the amounts set forth therein to DigitalGlobe (the provision of such funds as set forth therein, but subject to the provisions of Section 6.17, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of DigitalGlobe and, to the Knowledge of DigitalGlobe, the other parties thereto. There are no conditions precedent or contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, assuming the accuracy of GeoEye’s representations and warranties contained in Article IV and assuming compliance by GeoEye in all material respects with its covenants contained in Section 5.01(b), the net proceeds contemplated from the Financing, together with other financial resources of DigitalGlobe, including contemplated cash on hand of DigitalGlobe, and of GeoEye and the GeoEye Subsidiaries on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of DigitalGlobe’s obligations under this Agreement, including (i) the repayment or redemption of all existing indebtedness of DigitalGlobe for borrowed money (including the Credit and Guaranty Agreement, dated as of October 12, 2011 (the “Existing Credit Facility”), among DigitalGlobe, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, (ii) the repayment or redemption of all existing indebtedness of GeoEye, including the payment of all amounts payable by DigitalGlobe in connection with the Debt Tender Offer and Consent (collectively with clause (i), the “Refinancing”) and (iii) the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including all fees and expenses reasonably expected to be incurred in connection therewith. As of the date of this

Agreement, (i) (assuming the accuracy of DigitalGlobe’s representations and warranties contained in Article III) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of DigitalGlobe under the Commitment Letter or, to the Knowledge of DigitalGlobe, any other party to the Commitment Letter, and (ii) subject to the satisfaction of the conditions contained in Sections 7.01 and 7.03, DigitalGlobe does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing and any other funds necessary for the satisfaction of all of DigitalGlobe’s and its Affiliates obligations under this Agreement and the payment of all fees and expenses reasonably expected to be incurred in connection therewith will not be available to DigitalGlobe on the Closing Date. Except for fee letters with respect to fees and related arrangements with respect to the Financing, of which DigitalGlobe has delivered a true, correct and complete copy to GeoEye prior to the date hereof (other than with respect to fee information, but which fee information do not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Financing), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding of the full amount of the Financing other than as expressly set forth in the Commitment Letter and delivered to GeoEye prior to the date hereof. DigitalGlobe has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Financing.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, GeoEye acknowledges that none of DigitalGlobe, the DigitalGlobe Subsidiaries or any other Person on behalf of DigitalGlobe makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GEOEYE

GeoEye represents and warrants to DigitalGlobe that the statements contained in this Article IV are true and correct, except (i) as set forth in the GeoEye Reporting Documents publicly available and filed with the SEC following January 1, 2010 and at least 2 Business Days prior to the date of this Agreement (the “Filed GeoEye Reporting Documents”) (excluding any disclosures in the Filed GeoEye Reporting Documents under the heading “Risk Factors” and any other disclosures that are predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by GeoEye to DigitalGlobe at or before the execution and delivery by GeoEye of this Agreement (the “GeoEye Disclosure Letter”). The GeoEye Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 4.01 Organization, Standing and Power. Each of GeoEye and each of the Subsidiaries of GeoEye (the “GeoEye Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. Each of GeoEye and the GeoEye Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “GeoEye Permits”), except where the failure to have such power or authority or to possess GeoEye Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. Each of GeoEye and the GeoEye Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. GeoEye has delivered or made available to DigitalGlobe, prior to execution of this Agreement, true and complete copies of the Certificate of Incorporation of GeoEye in effect as of the date of this Agreement (the “GeoEye Charter”) and the By-laws of GeoEye in effect as of the date of this Agreement (the “GeoEye By-laws”).

Section 4.02 GeoEye Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each GeoEye Subsidiary have been validly issued and are fully paid and nonassessable and are owned by GeoEye, by another GeoEye Subsidiary or by GeoEye and another GeoEye Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the GeoEye Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the GeoEye Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the GeoEye Subsidiaries, neither GeoEye nor any GeoEye Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 4.03 Capital Structure.

(a) The authorized capital stock of GeoEye consists of 50,000,000 shares of GeoEye Common Stock and 5,000,000 million shares of preferred stock, par value $0.01 per share, of which 80,000 shares of preferred stock are designated Series A Convertible Preferred Stock (the “GeoEye Preferred Stock” and together with the GeoEye Common Stock, the “GeoEye Capital Stock”). At the close of business on July 16, 2012, (i) 23,019,313 shares of GeoEye Common Stock were issued and outstanding, none of which, other than GeoEye Restricted Stock, were subject to vesting or other forfeiture conditions or repurchase by GeoEye, (ii) no shares of GeoEye Junior Preferred Stock were issued and outstanding, (iii) 80,000 shares of GeoEye Preferred Stock were issued and outstanding, (iv) 2,688,347 shares of GeoEye Common Stock were issuable upon conversion of the GeoEye Preferred Stock, (v) 407,722 shares of GeoEye Common Stock were reserved and available for issuance pursuant to the GeoEye ESPP, and (vi) 2,303,515 shares of GeoEye Common Stock were reserved and available for issuance pursuant to the GeoEye Stock Plans, of which (A) 1,137,226 shares of GeoEye Common Stock were issuable upon exercise of outstanding GeoEye Stock Options, (B) 266,064 shares of GeoEye Common Stock were issuable upon settlement of outstanding GeoEye Restricted Stock Units, assuming maximum performance with respect to performance-based GeoEye Restricted Stock Units. Except as set forth in this Section 4.03(a), at the close of business on July 16, 2012, no shares of capital stock or voting securities of, or other equity interests in, GeoEye were issued, reserved for issuance or outstanding. From the close of business on July 16, 2012 to the date of this Agreement, there have been no issuances by GeoEye of shares of capital stock or voting securities of, or other equity interests in, GeoEye, other than upon the exercise of GeoEye Stock Options or rights under the GeoEye ESPP or upon the vesting of GeoEye Restricted Stock Units, in each case outstanding at the close of business on July 16, 2012 and in accordance with their terms in effect at such time.

(b) All outstanding shares of GeoEye Capital Stock are, and all such shares that may be issued upon the conversion of GeoEye Preferred Stock, upon the exercise of GeoEye Stock Options or rights under the GeoEye ESPP or upon the vesting of GeoEye Restricted Stock Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the GeoEye Charter, the GeoEye By-laws or any Contract to which GeoEye is a party or otherwise bound. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of GeoEye or any GeoEye Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of GeoEye or any GeoEye Subsidiary or any securities of GeoEye or any GeoEye Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, GeoEye or any GeoEye Subsidiary, (ii) any warrants, calls, options or other rights to acquire from GeoEye or any GeoEye Subsidiary, or any other obligation of GeoEye or any GeoEye Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, GeoEye or any GeoEye Subsidiary or (iii) any rights issued by or other obligations of GeoEye or any GeoEye Subsidiary that are linked in any way to the price of any class of GeoEye Capital Stock or any shares of capital stock of any GeoEye Subsidiary, the value of GeoEye, any GeoEye Subsidiary or any part of GeoEye or any GeoEye Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of GeoEye or any GeoEye Subsidiary. Except pursuant to the GeoEye Stock Plans, there are not any outstanding obligations of GeoEye or any of the GeoEye Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of GeoEye or any GeoEye Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of GeoEye having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of GeoEye may vote (“GeoEye Voting Debt”). Except for the GeoEye Voting Agreements, neither GeoEye nor any of the GeoEye Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, GeoEye. Except pursuant to the terms of the GeoEye Preferred Stock, neither GeoEye nor any of the GeoEye Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of GeoEye or any of the GeoEye Subsidiaries.

Section 4.04 Authority; Execution and Delivery; Enforceability.

(a) GeoEye has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the GeoEye Stockholder Approval. The Board of Directors of GeoEye (the “GeoEye Board”), by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Combination are in the best interests of GeoEye and its stockholders, (ii) adopted a resolution approving this Agreement, (iii) recommended that the stockholders of GeoEye adopt this Agreement and (iv) directed that such matters be submitted for consideration by GeoEye’s stockholders at a duly held meeting of such stockholders for such purpose (the “GeoEye Stockholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of GeoEye Common Stock entitled to vote at the GeoEye Stockholders Meeting (the “GeoEye Stockholder Approval”), no other corporate proceedings on the part of GeoEye are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). GeoEye has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by DigitalGlobe, Merger Sub and Merger Sub 2, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) To the Knowledge of GeoEye, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of GeoEye.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by GeoEye of this Agreement does not, and the performance by GeoEye of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the GeoEye Charter, the GeoEye By-laws or the comparable charter or organizational documents of any GeoEye Subsidiary (assuming that the GeoEye Stockholder Approval is obtained), (ii) except as set forth in Section 4.05(a)(ii) of the GeoEye Disclosure Letter, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of GeoEye or any GeoEye Subsidiary under, any provision of, any Contract to which GeoEye or any GeoEye Subsidiary is a party or by which any of their respective properties or assets is bound or any GeoEye Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to GeoEye or any GeoEye Subsidiary or their respective properties or assets (assuming that the GeoEye Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect and would not be reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to GeoEye or any GeoEye Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) compliance with and filings under the HSR Act, including the expiration or termination of any applicable waiting period thereunder; (iii) compliance with and filings under the Communications Act; (iv) compliance with and filings under the NOAA rules for licensing of private land remote-sensing space systems at 15 C.F.R. § 960 and such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any other Department of Commerce regulation; (v) such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any foreign antitrust, competition, foreign investment, trade regulation or similar Laws; (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which DigitalGlobe and GeoEye are qualified to do business; (vii) such filings with and approvals of the NASDAQ as are required to permit the consummation of the Merger; (viii) such Consents set forth in Section 4.05(b) of the GeoEye Disclosure Letter and (ix) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect and would not be reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06 Reporting Documents; Undisclosed Liabilities.

(a) GeoEye has furnished or filed, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by GeoEye with the SEC since January 1, 2010 (such documents, together with any documents filed with the SEC during such period by GeoEye on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “GeoEye Reporting Documents”).

(b) Each GeoEye Reporting Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such GeoEye Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of GeoEye included in the GeoEye Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of GeoEye and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). There are no outstanding comments from the staff of the SEC with respect to any GeoEye Reporting Documents.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of GeoEye included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, (ii) liabilities incurred since March 31, 2012 in the ordinary course of business consistent with past practice, (iii) liabilities which are not, individually or in the aggregate, material to the business or operations of GeoEye, (iv) liabilities incurred pursuant to the transactions contemplated by this Agreement, or (v) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, GeoEye and the GeoEye Subsidiaries do not have, and since March 31, 2012, GeoEye and the GeoEye Subsidiaries have not incurred (except as permitted by Section 5.01), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in GeoEye’s financial statements in accordance with GAAP).

(d) Each of the chief executive officer of GeoEye and the chief financial officer of GeoEye (or each former chief executive officer of GeoEye and each former chief financial officer of GeoEye, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the GeoEye Reporting Documents, and the statements contained in such certifications are true and accurate. None of GeoEye or any of the GeoEye Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) GeoEye maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of GeoEye’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by GeoEye are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by GeoEye in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of GeoEye, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of GeoEye to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither GeoEye nor any of the GeoEye Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among GeoEye and any of the GeoEye Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, GeoEye or any of the GeoEye Subsidiaries in GeoEye’s or such GeoEye Subsidiary’s published financial statements or other GeoEye Reporting Documents.

(h) Since January 1, 2010, none of GeoEye, GeoEye’s independent accountants, the GeoEye Board or the audit committee of the GeoEye Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of GeoEye, (ii) “material weakness” in the internal controls over financial reporting of GeoEye or (iii) fraud, whether or not material, that involves management or other employees of GeoEye who have a significant role in the internal controls over financial reporting of GeoEye.

(i) None of the GeoEye Subsidiaries is, or has at any time since January 1, 2010 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07 Information Supplied. None of the information supplied or to be supplied by GeoEye for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of DigitalGlobe’s stockholders and GeoEye’s stockholders or at the time of each of the DigitalGlobe Stockholders Meeting and the GeoEye Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by GeoEye with respect to statements made or incorporated by reference therein based on information supplied by DigitalGlobe, Merger Sub or Merger Sub 2 for inclusion or incorporation by reference therein.

Section 4.08 Absence of Certain Changes or Events. Except as disclosed in the GeoEye Reporting Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 5.01), since December 31, 2011, (i) GeoEye and the GeoEye Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had and would reasonably be expected to have a GeoEye Material Adverse Effect.

Section 4.09 Taxes.

(a) (i) Each of GeoEye and each GeoEye Subsidiary has timely filed all material Tax Returns required to have been filed by it and such Tax Returns are accurate and complete in all material respects; (ii) each of GeoEye and each GeoEye Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and for which adequate reserves under GAAP have been established; and (iii) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against GeoEye or any GeoEye Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings or for which adequate reserves have been established in accordance with GAAP.

(b) No material Tax Return of GeoEye or any GeoEye Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of GeoEye, oral) notice of such an audit or examination has been received by GeoEye or any GeoEye Subsidiary. No deficiencies for any material amount of Taxes have been proposed, asserted or assessed against GeoEye or any GeoEye Subsidiary, and no requests for waivers of the time to assess any such Taxes have been granted or requested. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant taxing authority or the payment of any Tax by GeoEye or any GeoEye Subsidiary. No other procedure, proceeding or contest of any refund or deficiency in respect of any material amount of Taxes is pending in or on appeal from any Governmental Entity.

(c) Each of GeoEye and each GeoEye Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld.

(d) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings and for which adequate reserves under GAAP have been established, there are no Liens with respect to Taxes against any of the assets of GeoEye or any GeoEye Subsidiary. No written or, to the Knowledge of GeoEye, other claim has been received by GeoEye or any GeoEye Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction. Neither GeoEye nor any GeoEye Subsidiary has a permanent establishment or is a resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation.

(e) Neither GeoEye nor any GeoEye Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among GeoEye and wholly owned GeoEye Subsidiaries and other than Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business).

(f) Within the past 3 years, neither GeoEye nor any GeoEye Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither GeoEye nor any GeoEye Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(h) This Agreement (including any exhibits hereto) sets forth the complete terms of the Combination. Neither GeoEye nor any GeoEye Subsidiary has taken any other action or knows of any other fact relating to the Combination that would reasonably be expected to prevent the Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.10 Employee Benefits.

(a) Section 4.10(a) of the GeoEye Disclosure Letter sets forth a complete and accurate list of each material GeoEye Benefit Plan and each material GeoEye Benefit Agreement.

(b) With respect to each material GeoEye Benefit Plan and material GeoEye Benefit Agreement, GeoEye has made available to DigitalGlobe complete and accurate copies of (i) such GeoEye Benefit Plan or GeoEye Benefit Agreement, including any material amendment thereto, and, to the extent applicable, summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the 2 most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto and the 2 most recent annual information returns required to be filed with any Governmental Entity and (v) the most recently received IRS determination letter.

(c) Each GeoEye Benefit Plan and GeoEye Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, there are no pending, threatened or anticipated claims by or on behalf of any GeoEye

Benefit Plan or GeoEye Benefit Agreement, by any employee or beneficiary covered under any GeoEye Benefit Plan or GeoEye Benefit Agreement, or otherwise involving any GeoEye Benefit Plan or GeoEye Benefit Agreement (other than routine claims for benefits).

(d) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, neither GeoEye nor any GeoEye Subsidiary nor any GeoEye Commonly Controlled Entity currently sponsors, maintains or contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any such plan maintained outside the United States).

(e) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, each GeoEye Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and each trust maintained thereunder is exempt from taxation under section 501(a) of the Code.

(f) Neither GeoEye nor any GeoEye Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law), except for any liabilities that, individually and in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(g) None of the execution and delivery of this Agreement, the performance by either party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any GeoEye Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any GeoEye Benefit Plan or GeoEye Benefit Agreement or (iii) result in any breach or violation of, or default under, or limit GeoEye’s right to amend, modify or terminate, any GeoEye Benefit Plan or GeoEye Benefit Agreement. Section 4.10(g) of the GeoEye Disclosure Letter sets forth GeoEye’s good faith estimate of the amount to be paid to the current officers of GeoEye pursuant to GeoEye Benefit Plans and GeoEye Benefit Agreements (or the amount by which any of their benefits may be accelerated or increased) as a result of (1) the consummation of the transactions contemplated by this Agreement or (2) the termination or constructive termination of the employment of such officers following the consummation of the transactions contemplated by this Agreement.

Section 4.11 Litigation. There is no, and since January 1, 2010, there has been no, material suit, action or other proceeding pending or, to the Knowledge of GeoEye, threatened against or affecting GeoEye or any GeoEye Subsidiary or that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby. There is no, and since January 1, 2010, there has been no, Judgment outstanding against or, to the Knowledge of GeoEye, investigation by any Governmental Entity involving, GeoEye or any GeoEye Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a GeoEye Material Adverse Effect.

Section 4.12 Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, GeoEye and the GeoEye Subsidiaries are, and since January 1, 2010, have been, in compliance with all applicable Laws and GeoEye Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, there is no, and since January 1, 2010, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of GeoEye, threatened alleging that GeoEye or a GeoEye Subsidiary is not in compliance with any applicable Law or GeoEye Permit or which challenges or questions the validity of any rights of the holder of any GeoEye Permit.

Section 4.13 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, (i) GeoEye and the GeoEye Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all Environmental Permits, and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the Knowledge of GeoEye, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (ii) GeoEye and the GeoEye Subsidiaries have not received any Environmental Claim, and GeoEye has no Knowledge of any pending or threatened

Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by GeoEye or the GeoEye Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to GeoEye or the GeoEye Subsidiaries under Environmental Laws, and (iv) GeoEye and the GeoEye Subsidiaries have not assumed, contractually or by operation of Law, any liabilities or obligations under or relating to any Environmental Laws. This Section 4.13 contains the sole and exclusive representations and warranties of GeoEye pertaining to environmental matters, Environmental Laws and Environmental Permits.

Section 4.14 Contracts.

(a) As of the date of this Agreement, neither GeoEye nor any GeoEye Subsidiary is a party to any Contract required to be filed by GeoEye as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed GeoEye Contract”) that has not been so filed, and as of the date hereof, no such Contract has been amended or modified since the date filed, other than pursuant to an amendment or modification filed, or which is not required to be filed, pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) Section 4.14(b) of the GeoEye Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) each non-competition Contract or any other Contract containing terms that expressly (A) limit or otherwise restrict GeoEye or the GeoEye Subsidiaries or (B) to the Knowledge of GeoEye, would, after the Effective Time, by its terms expressly limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area, in a manner that would be reasonably likely to be material, in the case of (A), to GeoEye and the GeoEye Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of GeoEye or any of the GeoEye Subsidiaries is outstanding or may be incurred, other than any such agreement between or among GeoEye and the wholly owned GeoEye Subsidiaries, (iii) each partnership, joint venture or similar agreement or understanding to which GeoEye or any of the GeoEye Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to GeoEye and the GeoEye Subsidiaries, taken as a whole, (iv) Contracts pursuant to which GeoEye or a GeoEye Subsidiary pays or is paid $5,000,000 or more in any 12-month period and (iv) Contracts pursuant to which GeoEye or a GeoEye Subsidiary (A) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (other than rights to use readily commercially available Software), (B) permits or agrees to permit any other Person, to use, enforce, or register any material Intellectual Property, or (C) following the Closing, would be required to license, assign, or make available to any other Person material Intellectual Property owned by DigitalGlobe or its Affiliates immediately prior to the Closing, except in the case of (B) or (C), with respect to satellite-generated images sold as part of GeoEye’s database in the ordinary course of business. Each agreement, understanding or undertaking of the type described in this Section 4.14(b) and each Filed GeoEye Contract is referred to herein as a “GeoEye Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect and except for terminations or expirations at the end of the stated term after the date hereof, (i) each GeoEye Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a GeoEye Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of GeoEye or a GeoEye Subsidiary, as the case may be, and, to the Knowledge of GeoEye, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such GeoEye Material Contract is in full force and effect and (iii) none of GeoEye or any of the GeoEye Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such GeoEye Material Contract and, to the Knowledge of GeoEye, no other party to any such GeoEye Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.15 Properties.

(a) GeoEye and each GeoEye Subsidiary has good and valid title to, and with respect to real property owned by GeoEye or any GeoEye Subsidiary, marketable and insurable fee simple interest in, or valid license or leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. All such properties and assets, other than properties and assets in which GeoEye or any of the GeoEye Subsidiaries has a license or leasehold interest, are free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for such conditions, encroachments, easements, rights of way, restrictions and Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(b) GeoEye and each of the GeoEye Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which GeoEye or any GeoEye Subsidiary is a party are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. GeoEye and each GeoEye Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the GeoEye Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) issued Patents and pending Patent applications, (ii) Trademark registrations and pending applications, and (iii) Copyright registrations and pending applications, in each case which is owned or controlled by GeoEye or the GeoEye Subsidiaries in any jurisdiction in the world. GeoEye or a GeoEye Subsidiary is the sole and exclusive beneficial and, with respect to pending applications and registrations, record owner of all of Intellectual Property items set forth in Section 4.16(a) of the GeoEye Disclosure Letter, and all such Intellectual Property is subsisting, and, to the Knowledge of GeoEye, valid and enforceable.

(b) Except as set forth in Section 4.16(b) of the GeoEye Disclosure Letter or that, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect:

(i) The conduct of GeoEye’s and each of the GeoEye Subsidiaries’ business as currently conducted, and the conduct of GeoEye’s and each of the GeoEye Subsidiaries’ business as conducted in the past 3 years, does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, the rights of any Person, and there has been no such claim asserted or threatened (including in the form of offers or invitations to obtain a license) in the past 3 years against GeoEye or the GeoEye Subsidiaries, or to the Knowledge of GeoEye, any other Person.

(ii) To the Knowledge of GeoEye, no Person is materially infringing, misappropriating, or otherwise violating any right of GeoEye or any of the GeoEye Subsidiaries with respect to any Intellectual Property owned or controlled by GeoEye or any of the GeoEye Subsidiaries in the conduct of GeoEye’s or the GeoEye Subsidiaries’ business, and no such claims have been asserted or threatened against any Person by GeoEye or the GeoEye Subsidiaries, or to the Knowledge of GeoEye, any other Person in the past 3 years.

(c) GeoEye and the GeoEye Subsidiaries have taken reasonable steps to protect the confidentiality and value of all material Trade Secrets that are owned, used or held by GeoEye and the GeoEye Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets and confidential information. To the Knowledge of GeoEye, such Trade Secrets and confidential information have not been received by, or disclosed to any Person except pursuant to a valid non-disclosure, license or other appropriate Contract which has not been breached.

(d) GeoEye and the GeoEye Subsidiaries have at all times complied with all applicable Law, as well as their own policies, rules and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by GeoEye or the GeoEye Subsidiaries, and as of the date hereof no claims are pending or threatened against GeoEye or the GeoEye Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, except in either case that, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(e) Except as set forth in Section 4.16(e) of the GeoEye Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise materially and adversely affect, any rights of GeoEye or the GeoEye Subsidiaries to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of GeoEye’s or the GeoEye Subsidiaries’ business, (ii) grant or require GeoEye or the GeoEye Subsidiaries to grant to any Person any rights with respect to any material Intellectual Property of GeoEye or the GeoEye Subsidiaries, (iii) subject GeoEye or any of the GeoEye Subsidiaries to any material increase in royalties or other payments in respect of any Intellectual Property, (iv) require the consent of any Person in respect of any rights of GeoEye or the GeoEye Subsidiaries to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of GeoEye’s or the GeoEye Subsidiaries’ business, (v) by the terms of any Contract to which GeoEye or a Subsidiary of GeoEye is a party, materially diminish any royalties or other payments GeoEye or a Subsidiary of GeoEye would otherwise be entitled to in respect of any Intellectual Property or (vi) result in the breach or otherwise cause any violation of Law or rule, policy or procedure relating to privacy, data protection, or the collection and use of personal information collected, used, or held for use by or on behalf of GeoEye or the GeoEye Subsidiaries in conduct of GeoEye’s or the GeoEye Subsidiaries’ business.

(f) During the past 3 years, to the Knowledge of GeoEye, (i) there have been no material security breaches in GeoEye’s or the GeoEye Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of GeoEye’s or its Affiliates’ information technology systems that materially adversely affected GeoEye’s or the GeoEye Subsidiaries’ business or operations. GeoEye and the GeoEye Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.

Section 4.17 Regulatory Matters and Government Contracts.

(a) FCC Licenses.

(i) GeoEye or a GeoEye Subsidiary is the valid holder of each of the FCC licenses and authorizations listed and described in Section 4.17(a)(i) of the GeoEye Disclosure Letter (“GeoEye FCC Authorizations”). Such GeoEye FCC Authorizations constitute all of the FCC licenses, authorizations and approvals held by GeoEye and the GeoEye Subsidiaries, as well as all of the FCC licenses, authorizations and approvals otherwise required for the operation of the business of GeoEye and the GeoEye Subsidiaries as it is presently conducted, except where the failure to hold any such licenses, authorizations and approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. The GeoEye FCC Authorizations are validly issued and in full force and effect.

(ii) The GeoEye FCC Authorizations have not been revoked, suspended, canceled, rescinded or terminated, have not expired, and are not subject to any conditions or requirements that have not been imposed upon all earth-exploration satellite service or fixed-satellite service authorizations generally. Except as set forth in Section 4.17(a)(ii) of the GeoEye Disclosure Letter, there is no pending or, to the Knowledge of GeoEye, threatened action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the GeoEye FCC Authorizations (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding or pending or, to the Knowledge of GeoEye, threatened, by or before the FCC, any order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against GeoEye, a GeoEye Subsidiary or the GeoEye FCC Authorizations except where the existence of such order, letter or notice, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(iii) GeoEye and each GeoEye Subsidiary is in material compliance with all of the terms of the GeoEye FCC Authorizations, and has complied in all material respects with the Communications Act. All material reports, filings, and disclosures required to be filed by GeoEye or a GeoEye Subsidiary with the FCC have been timely filed. All such reports and filings are materially accurate and complete. GeoEye and each GeoEye Subsidiary has timely paid all material FCC regulatory fees and other applicable material fees required to be paid by holders of such authorizations.

(iv) No Person other than GeoEye and the GeoEye Subsidiaries has or will have the right to control the use of all or any of the GeoEye FCC Authorizations, and GeoEye or a GeoEye Subsidiary is the sole legal and beneficial holder of each of the GeoEye FCC Authorizations. GeoEye and each GeoEye Subsidiary has complied with all FCC rules regarding transfer of control or changes in ownership (including intracompany reorganizations) of the GeoEye FCC Authorizations, except where the failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(v) Section 4.17(a)(v) of the GeoEye Disclosure Letter contains a complete list, as of the date of this Agreement, of all pending applications for FCC licenses and authorizations that would be GeoEye FCC Authorizations, if issued or granted, or for the modification, extension or renewal of any GeoEye FCC Authorizations. There is no pending or, to the Knowledge of GeoEye, threatened action by or before the FCC to reject or modify any pending application for FCC licenses and authorizations that would be GeoEye FCC Authorizations, if issued or granted, or for the modification, extension or renewal of any GeoEye FCC Authorizations.

(b) Government Contracts.

(i) Other than routine inquiries, audits and reconciliations, to the Knowledge of GeoEye, none of GeoEye or the GeoEye Subsidiaries, and none of their Principals as that term is defined in FAR 52.209-5(a)(2) is, or since January 1, 2010 has been, (A) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity (except as to routine security investigations), (B) suspended or debarred from doing business with any Governmental Entity or any prime contractor or subcontractor of any Governmental Entity, or has been threatened in writing with debarment or suspension by a Governmental Entity or (C) the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Entity or any prime contractor or subcontractor of any Governmental Entity. The consummation of the transactions contemplated by this Agreement, to the Knowledge of GeoEye, would not reasonably be expected to result in any suspension or debarment by a Governmental Entity other than any suspension or debarment due to the actions or status of DigitalGlobe or its respective Affiliates.

(ii) To the Knowledge of GeoEye, since January 1, 2010, neither GeoEye nor any of the GeoEye Subsidiaries has engaged in any work under any active GeoEye Material Contract between GeoEye or any of the GeoEye Subsidiaries and any Governmental Entity (each, a “GeoEye Government Contract”) that would reasonably be expected to result in an “organizational conflict of interest” as defined in the U.S. Federal Acquisition Regulation (based on the current conduct of the business of GeoEye and the GeoEye Subsidiaries) or is a party to or is bound by any organizational conflict of interest mitigation plan submitted in connection with any GeoEye Government Contract or GeoEye Government Bid.

(iii) Except as set forth in Section 4.17(b)(iii) of the GeoEye Disclosure Letter, to the Knowledge of GeoEye, there is no pending audit or investigation of GeoEye or any of the GeoEye Subsidiaries with respect to any alleged material irregularity, misstatement or omission arising under or relating to any GeoEye Government Contract or GeoEye Government Bid, and since January 1, 2010, neither GeoEye nor any of the GeoEye Subsidiaries has conducted or initiated or been the subject of any audit or investigation or made a mandatory or voluntary disclosure to any state or federal agency or any mandatory disclosure to any Governmental Authority under FAR Subpart 3.10 or FAR 52.203-13, with respect to any alleged material irregularity, misstatement or omission arising under or relating to any GeoEye Government Contract or GeoEye Government Bid or prime contract or subcontract of any Governmental Entity that remains unresolved. To the Knowledge of GeoEye, there is no past or current conduct by GeoEye, any of the GeoEye Subsidiaries, or any of GeoEye’s or GeoEye Subsidiaries’ directors, officers or employees that could reasonably lead to the imposition of criminal, civil, administrative or contractual liability for fraud, false claims or false certifications that would warrant such an investigation or disclosure.

(iv) To the Knowledge of GeoEye, since January 1, 2010, no Governmental Entity nor any prime contractor, subcontractor, vendor or other third party has asserted any material written claim or any other material action for relief; nor has a Governmental Entity, prime contractor, subcontractor, vendor or other third party formally initiated any material dispute, protest or proceeding against GeoEye or any of the GeoEye Subsidiaries relating to any GeoEye Government Contract.

(v) To the Knowledge of GeoEye, since January 1, 2010, (A) neither any Governmental Entity nor any prime contractor, subcontractor or other Person has notified in writing GeoEye or any of the GeoEye Subsidiaries that GeoEye or any of the GeoEye Subsidiaries has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any GeoEye Government Contract or GeoEye Government Bid; and (B) none of GeoEye or the GeoEye Subsidiaries has terminated any GeoEye Government Contract to which GeoEye or any of the GeoEye Subsidiaries is a party, nor have GeoEye or the GeoEye Subsidiaries been notified by any Governmental Entity, any prime contractor, subcontractor or any other Person that any GeoEye Government Contract to which GeoEye or any of the GeoEye Subsidiaries is a party has been terminated for default, and no cure notice, default notice or show cause notice is currently in effect pertaining to any GeoEye Government Contract, except, in either case, individually or in the aggregate, as has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(vi) To the Knowledge of GeoEye, neither GeoEye nor any of the GeoEye Subsidiaries is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the business of GeoEye or any of the GeoEye Subsidiaries under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(vii) Neither GeoEye nor any of the GeoEye Subsidiaries has assigned any of its material claims, material rights to receive value or other material interests under any GeoEye Government Contract pursuant to the Assignment of Claims Act, as amended, or otherwise.

(viii) GeoEye and the GeoEye Subsidiaries hold all of the facility and personnel security clearances necessary to conduct the business of GeoEye as it is currently being conducted. GeoEye and the GeoEye Subsidiaries hold and at all relevant times held at least a “satisfactory” rating from the Defense Security Service with respect to such facility security clearances.

(ix) To the Knowledge of GeoEye, since January 1, 2010, GeoEye and each of the GeoEye Subsidiaries has complied in all material respects with all U.S. government laws and regulations applicable to the GeoEye Government Contracts and GeoEye Government Bids, including, to the extent applicable, the False Claims Act, the Truth in Negotiations Act, the U.S. Federal Acquisition Regulation and any agency supplement thereto, the cost principles set forth in the FAR, the Cost Accounting Standards and record retention requirements contained in the FAR.

(c) International Trade Laws.

(i) Except as set forth in Section 4.17(c)(i) of the GeoEye Disclosure Letter and except for non-compliance that individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, since January 1, 2010, the business of GeoEye and the GeoEye Subsidiaries has been operated in compliance with all International Trade Laws.

(ii) GeoEye, the GeoEye Subsidiaries and Persons acting on behalf of any of those entities have obtained from relevant Governmental Entities and disclosed to DigitalGlobe all necessary International Trade Authorizations, except where the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(iii) Section 4.17(c)(iii) of the GeoEye Disclosure Letter lists all current technical assistance agreements and manufacturing license agreements that GeoEye or the GeoEye Subsidiaries entered into pursuant to Section 124.1 of U.S. International Traffic in Arms Regulations (either as the licensor or the licensee) and all current export, re-export, and temporary import licenses that GeoEye or the GeoEye Subsidiaries obtained from DDTC or BIS.

(iv) Since January 1, 2010, neither GeoEye nor any of the GeoEye Subsidiaries has received any written or, to the Knowledge of GeoEye, oral notice from any Governmental Entity (A) asserting that GeoEye or any of the GeoEye Subsidiaries or any agent or employee thereof has violated, is not in compliance with, or has any liability under, any International Trade Laws or (B) threatening to revoke or terminate any International Trade Authorizations. As of the date hereof, to the Knowledge of GeoEye, no investigation or review by any Governmental Entity is pending or has been threatened against GeoEye or any of the GeoEye Subsidiaries with respect to any potential violation or liability of GeoEye or any of the GeoEye Subsidiaries arising under or relating to any International Trade Laws.

(v) Neither GeoEye nor any of the GeoEye Subsidiaries has made or intends to make any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability of GeoEye or any of the GeoEye Subsidiaries arising under or relating to any International Trade Laws.

(vi) Neither GeoEye nor any of the GeoEye Subsidiaries nor, to the Knowledge of GeoEye, any significant shareholder (i.e. a shareholder that owns 5% or more of the entity’s voting shares), director, officer, employee, agent, or affiliate or representative of GeoEye or the GeoEye Subsidiaries is a Restricted Person.

(vii) Neither GeoEye nor any of the GeoEye Subsidiaries has investments in or revenues from Cuba, Iran, North Korea, Sudan, or Syria, or otherwise conducts businesses with Restricted Persons.

(viii) Except as set forth in Section 4.17(c)(viii) of the GeoEye Disclosure Letter and except for non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect: (A) since January 1, 2010, neither GeoEye nor, to the Knowledge of GeoEye, any of its Affiliates nor any current or former director, officer, agent, contractor, consultant or employee of GeoEye or any of its Affiliates is aware of or has taken any action, directly or indirectly, that has or would result in a violation by such Persons of the U.S. FCPA or any other applicable anti-bribery or anti-corruption laws rules, and regulations in the jurisdictions in which GeoEye or its Affiliates conduct business, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the U.S. FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of any applicable anti-bribery or anti-corruption law of any Governmental Entity; and (B) GeoEye and the GeoEye Subsidiaries conduct and, since January 1, 2010, have conducted their businesses in compliance with applicable anti-bribery and anticorruption laws of each applicable Governmental Entity, and, to the Knowledge of GeoEye, no action, suit, proceeding, or investigation involving GeoEye or any of the GeoEye Subsidiaries with respect to the applicable anti-bribery or anti-corruption laws of any Governmental Entity, is pending or threatened.

(d) Department of Commerce/NOAA Approvals.

(i) GeoEye is the valid holder of the NOAA Remote Sensing Space System licenses and authorizations and any other Department of Commerce licenses and authorizations listed and described in Section 4.17(d)(i) of the GeoEye Disclosure Letter (“GeoEye DoC Authorizations”). Such GeoEye DoC Authorizations constitute all of the NOAA or Department of Commerce licenses, authorizations and approvals held by GeoEye and required for the operation of the business of GeoEye as it is presently conducted, except where the failure to hold any such licenses, authorizations and approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. The GeoEye DoC Authorizations are validly issued and in full force and effect.

(ii) The GeoEye DoC Authorizations have not been revoked, suspended, canceled, rescinded or terminated, have not expired, and are not subject to any conditions or requirements that have not been imposed upon all such authorizations generally. Except as set forth in Section 4.17(d)(ii) of the GeoEye Disclosure Letter, there is no pending or, to the Knowledge of GeoEye, threatened action by or before NOAA or the Department of Commerce to revoke, suspend, cancel, rescind or modify any of the GeoEye DoC Authorizations, and there is not now issued or outstanding or pending or, to the Knowledge of GeoEye, threatened, by or before NOAA or the Department of Commerce, any order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against GeoEye or the GeoEye DoC Authorizations except where the existence of such order, letter or notice, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(iii) GeoEye is in material compliance with all of the terms of the GeoEye DoC Authorizations, and has complied in all material respects with the Communications Act. All material reports, filings, and disclosures required to be filed by GeoEye with NOAA or the Department of Commerce have been timely filed. All such reports and filings are materially accurate and complete. GeoEye has timely paid all material NOAA or Department of Commerce regulatory fees and other applicable material fees required to be paid by holders of such authorizations.

(iv) No person or entity other than GeoEye and the GeoEye Subsidiaries has or will have the right to use all or any of the GeoEye DoC Authorizations, and GeoEye is the sole legal and beneficial holder of the GeoEye DoC Authorizations. GeoEye has complied with all NOAA and Department of Commerce rules regarding transfer of control or changes in ownership (including intracompany reorganizations) of the GeoEye DoC Authorizations, except where the failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

(v) Section 4.17(d)(v) of the GeoEye Disclosure Letter contains a complete list, as of the date of this Agreement, of all pending applications for NOAA or Department of Commerce licenses and authorizations that would be GeoEye DoC Authorizations, if issued or granted, or for the modification, extension or renewal of any GeoEye DoC Authorizations. There is no pending or, to the Knowledge of GeoEye, threatened action by or before the NOAA or the Department of Commerce to reject or modify any pending application for NOAA or Department of Commerce licenses and authorizations that would be GeoEye DoC Authorizations, if issued or granted, or for the modification, extension or renewal of any GeoEye DoC Authorizations.

(e) To the Knowledge of GeoEye, all of its vendors are in compliance with good manufacturing practice and similar regulations promulgated by regulatory agencies with jurisdiction over GeoEye’s vendors, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

Section 4.18 Insurance.

(a) Section 4.18(a) of the GeoEye Disclosure Letter sets forth all insurance Contracts relating to satellites owned or operated by, or in the possession of, GeoEye. GeoEye has provided to DigitalGlobe true and correct copies of each such insurance Contract.

(b) Since January 1, 2010, GeoEye and the GeoEye Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as GeoEye reasonably has determined to be appropriate or as required by Law. Neither GeoEye nor any GeoEye Subsidiary is in material breach or default, and neither GeoEye nor any GeoEye Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any material insurance policy. Neither GeoEye nor any GeoEye Subsidiary has received any notice of cancellation or termination with respect to any insurance policy of GeoEye or any GeoEye Subsidiary, except, individually or in the aggregate, as would not reasonably be expected to have a GeoEye Material Adverse Effect.

Section 4.19 Labor and Employment Matters. Neither GeoEye nor any GeoEye Subsidiary is a party to any collective bargaining agreement and, as of the date of this Agreement, there are not, to the Knowledge of GeoEye, any union organizing activities concerning any employees of GeoEye or any of the GeoEye Subsidiaries, other than any such activities that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect. As of the date of this Agreement, there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of GeoEye, threatened in writing against GeoEye or any GeoEye Subsidiary, other than any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a GeoEye Material Adverse Effect.

Section 4.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., Convergence Advisors LLC and Stone Key Partners (the “GeoEye Financial Advisors”), the fees and expenses of which will be paid by GeoEye, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of GeoEye. GeoEye has furnished to DigitalGlobe true and complete copies of all agreements between GeoEye and the GeoEye Financial Advisors relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 4.21 Opinion of Financial Advisor.

(a) The Board of Directors of GeoEye has received an opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of the date of such opinion, and subject to the limitations and assumptions set forth therein, the Common Merger Consideration to be paid to the holders (other than DigitalGlobe and its Affiliates) of GeoEye Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

(b) The Board of Directors of GeoEye has received an opinion of Stone Key Partners LLC and Stone Key Securities LLC, dated the date of this Agreement, to the effect that, as of the date of such opinion, and subject to the limitations and assumptions set forth therein, the Common Merger Consideration to be paid to the holders (other than DigitalGlobe and its Affiliates) of GeoEye Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

Section 4.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, DigitalGlobe acknowledges that none of GeoEye, the GeoEye Subsidiaries or any other Person on behalf of GeoEye makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business.

(a) Conduct of Business by DigitalGlobe. Except for matters set forth in Section 5.01(a) of the DigitalGlobe Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of GeoEye (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, DigitalGlobe shall, and shall cause each DigitalGlobe Subsidiary to, (x) conduct its business in the ordinary course in all material respects and (y) use reasonable best efforts to preserve intact its present business organization, maintain its rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve its relationships with employees, customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the DigitalGlobe Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of GeoEye (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, DigitalGlobe shall not, and shall not permit any DigitalGlobe Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned DigitalGlobe Subsidiary to its parent, (B) split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, DigitalGlobe or any DigitalGlobe Subsidiary or any securities of DigitalGlobe or any DigitalGlobe Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, DigitalGlobe or any DigitalGlobe Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than with respect to this clause (C) (1) the acquisition by DigitalGlobe of shares of DigitalGlobe Common Stock in connection with the surrender of shares of DigitalGlobe Common Stock by holders of DigitalGlobe Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of DigitalGlobe Common Stock to satisfy tax obligations with respect to awards granted pursuant to the DigitalGlobe Stock Plans and (3) the acquisition by DigitalGlobe of awards granted pursuant to the DigitalGlobe Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of DigitalGlobe or any DigitalGlobe Subsidiary, (B) any other equity interests or voting securities of DigitalGlobe or any DigitalGlobe Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, DigitalGlobe or any DigitalGlobe Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, DigitalGlobe or any DigitalGlobe Subsidiary, (E) any rights issued by DigitalGlobe or any DigitalGlobe Subsidiary that are linked in any way to the price of any class of DigitalGlobe Capital Stock or any shares of capital stock of any DigitalGlobe

Subsidiary, the value of DigitalGlobe, any DigitalGlobe Subsidiary or any part of DigitalGlobe or any DigitalGlobe Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of DigitalGlobe or any DigitalGlobe Subsidiary or (F) any DigitalGlobe Voting Debt, in each case other than (1) the issuance of shares of DigitalGlobe Common Stock upon the exercise of DigitalGlobe Stock Options outstanding on the date of this Agreement and in accordance with its terms on the date of this Agreement and (2) any grants, pledges, encumbrances or Liens with respect to the Existing Credit Facility;

(iii) (A) amend the DigitalGlobe Charter or the DigitalGlobe By-laws or (B) amend the charter or organizational documents of any DigitalGlobe Subsidiary in a manner which would be reasonably likely to have a DigitalGlobe Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by DigitalGlobe of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law, including the rules and regulations of the SEC or the NYSE;

(iv) (A) grant to any director or executive officer of DigitalGlobe any material increase in compensation, (B) grant to any director or executive officer of DigitalGlobe any material increase in change in control, severance or termination pay, (C) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or material DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement (or any plan or agreement that would be a DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement if in existence on the date hereof), (D) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement or (E) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any DigitalGlobe Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except in the case of the foregoing clauses (A) through (E) for (1) actions required pursuant to the terms of any DigitalGlobe Benefit Plan or DigitalGlobe Benefit Agreement or other written agreement, in each case in effect on the date of this Agreement, and (2) actions required by Law; provided, however, that the foregoing clauses (A) and (B) shall not restrict DigitalGlobe or any DigitalGlobe Subsidiary from entering into or making available to newly hired employees or to employees (in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business) plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets, if the aggregate amount of the consideration paid or transferred by DigitalGlobe and the DigitalGlobe Subsidiaries in connection with all such transactions would exceed, individually or in the aggregate, $25,000,000 or if such transaction would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(vii) except in the ordinary course of business, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $5,000,000 or are otherwise material, individually or in the aggregate, to DigitalGlobe, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(viii) and to secure the Existing Credit Facility;

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business not to exceed $5,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness, (C) guarantees by DigitalGlobe of Indebtedness of any wholly owned DigitalGlobe Subsidiary, (D) letters of credit regarding performance bonds, refund bonds or bid bonds or (E) intercompany debt;

(ix) make, or agree or commit to make, any capital expenditure (excluding reimbursable obligations and, for the avoidance of doubt, capitalized interest), except in accordance with the DigitalGlobe capital plan for the fifteen months ended September 30, 2013, attached in Section 5.01(a)(ix) of the DigitalGlobe Disclosure Letter, plus a 10% variance for such expenditures;

(x) enter into or amend any Contract, or take any other action or omit to take any other action (except in connection with Section 5.02 or Article VIII), if such Contract, amendment of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi) enter into or amend any material Contract to the extent consummation of the Merger or compliance by DigitalGlobe or any DigitalGlobe Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of DigitalGlobe or any DigitalGlobe Subsidiary under, or require DigitalGlobe, GeoEye or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii) (A) terminate or cancel any DigitalGlobe Material Contract or (B) enter into or amend any material Contract (including any Contract that, if entered into on the date hereof, would have been a DigitalGlobe Material Contract), unless in the case of this clause (B), (1) such Contract is entered into in the ordinary course of business, consistent with past practice, and (2) such Contract, or in the case of an amendment, such amendment, does not require DigitalGlobe or any of its Subsidiaries to make payments in excess of $10,000,000 over the term of such Contract or in excess of $500,000 in connection with the termination of such Contract;

(xiii) waive, release or assign any material claim of DigitalGlobe or any of the DigitalGlobe Subsidiaries;

(xiv) settle or compromise any claim, action or proceeding, other than settlements or compromises (A) resulting in the payment of monetary damages not to exceed $2,500,000 in the aggregate, (B) which do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of DigitalGlobe or the DigitalGlobe Subsidiaries and (C) which provide for a complete release of DigitalGlobe and the DigitalGlobe Subsidiaries from all claims and do not provide for any admission of liability by DigitalGlobe or any DigitalGlobe Subsidiary;

(xv) (A) make, change or rescind any material method of Tax accounting, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (C) file any material amended Tax Return, (D) surrender any material right to claim a refund or offset of any Taxes or (E) change the entity classification of DigitalGlobe or any DigitalGlobe Subsidiary for U.S. tax purposes;

(xvi) except as necessary in the ordinary conduct of DigitalGlobe or the DigitalGlobe Subsidiaries’ business consistent with past practice, (A) grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of GeoEye, any Trade Secret, or (B) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any material Intellectual Property; or

(xvii) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

(b) Conduct of Business by GeoEye. Except for matters set forth in Section 5.01(b) of the GeoEye Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of DigitalGlobe (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, GeoEye shall, and shall cause each GeoEye Subsidiary to, (x) conduct its business in the ordinary course in all material respects and (y) use reasonable best efforts to preserve intact its present business organization, maintain its rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve its relationships with employees, customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the GeoEye Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of DigitalGlobe (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, GeoEye shall not, and shall not permit any GeoEye Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned GeoEye Subsidiary to its parent, (B) split, combine, consolidate subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, GeoEye or any GeoEye Subsidiary or any securities of GeoEye or any GeoEye Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, GeoEye or any GeoEye Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than with respect to this clause (C) (1) the acquisition by GeoEye of shares of GeoEye Capital Stock in connection with the surrender of shares of GeoEye Capital Stock by holders of GeoEye Stock Options or GeoEye Preferred Stock in order to pay the exercise price thereof, (2) the withholding of shares of GeoEye Common Stock to satisfy tax obligations with respect to awards granted pursuant to the GeoEye Stock Plans, (3) the acquisition by GeoEye of awards granted pursuant to the GeoEye Stock Plans in connection with the forfeiture of such awards, or (4) the acquisition, redemption or repurchase or cash settlement by GeoEye or any GeoEye Subsidiary of its obligations under any GeoEye Preferred Stock;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of GeoEye or any GeoEye Subsidiary, (B) any other equity interests or voting securities of GeoEye or any GeoEye Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, GeoEye or any GeoEye Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, GeoEye or any GeoEye Subsidiary, (E) any rights issued by GeoEye or any GeoEye Subsidiary that are linked in any way to the price of any class of GeoEye Capital Stock or any shares of capital stock of any GeoEye Subsidiary, the value of GeoEye, any GeoEye Subsidiary or any part of GeoEye or any GeoEye Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of GeoEye or any GeoEye Subsidiary or (F) any GeoEye Voting Debt, in each case other than the issuance of shares of GeoEye Common Stock upon the conversion of the GeoEye Preferred Stock, or the exercise of GeoEye Stock Options or rights under the GeoEye ESPP or pursuant to GeoEye Restricted Stock Units, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement;

(iii) (A) amend the GeoEye Charter or the GeoEye By-laws or (B) amend the charter or organizational documents of any GeoEye Subsidiary in a manner which would be reasonably likely to have a GeoEye Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by GeoEye of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law, including the rules and regulations of the SEC or the NASDAQ;

(iv) (A) grant to any director or executive officer of GeoEye any material increase in compensation, (B) grant to any director or executive officer of GeoEye any material increase in change in control, severance or termination pay, (C) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or material GeoEye Benefit Plan or GeoEye Benefit Agreement (or any plan or agreement that would be a GeoEye Benefit Plan or GeoEye Benefit Agreement if in existence on the date hereof), (D) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any GeoEye Benefit Plan or GeoEye Benefit Agreement or (E) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any GeoEye Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except in the case of the foregoing clauses (A) through (E) for (1) actions required pursuant to the terms of any GeoEye Benefit Plan or GeoEye Benefit Agreement or other written agreement, in each case in effect on the date of this Agreement, and (2) actions required by Law; provided, however, that the foregoing clauses (A) and (B) shall not restrict GeoEye or any GeoEye Subsidiary from entering into or making available to newly hired employees or to employees (in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business) plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets if the aggregate amount of the consideration paid or transferred by GeoEye and the GeoEye Subsidiaries in connection with all such transactions would exceed, individually or in the aggregate, $25,000,000 or if such transaction would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(vii) except in the ordinary course of business, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $5,000,000 or are otherwise material, individually or in the aggregate, to GeoEye, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii);

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business not to exceed $5,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness, (C) guarantees by GeoEye of Indebtedness of any wholly owned GeoEye Subsidiary, (D) letters of credit regarding performance bonds, refund bonds or bid bonds or (E) intercompany debt;

(ix) make, or agree or commit to make, any capital expenditure (excluding reimbursable obligations and, for the avoidance of doubt, capitalized interest), except in accordance with the GeoEye capital plan for the fifteen months ended September 30, 2013, attached in Section 5.01(b)(ix) of the GeoEye Disclosure Letter, plus a 10% variance for such expenditures;

(x) enter into or amend any Contract, or take any other action or omit to take any other action (except in connection with Section 5.03 or Article VIII), if such Contract, amendment of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi) enter into or amend any material Contract to the extent consummation of the Merger or compliance by GeoEye or any GeoEye Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of GeoEye or any GeoEye Subsidiary under, or require DigitalGlobe, GeoEye or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii) (A) terminate or cancel any GeoEye Material Contract or (B) enter into or amend any material Contract (including any Contract that, if entered into on the date hereof, would have been a GeoEye Material Contract), unless in the case of this clause (B), (1) such Contract is terminable by GeoEye on no more than 90 days’ written notice, (2) such Contract is entered into in the ordinary course of business, consistent with past practice, and (3) such Contract, or in the case of an amendment, such amendment, does not require GeoEye or any of its Subsidiaries to make payments in excess of $10,000,000 over the term of such Contract or in excess of $500,000 in connection with the termination of such Contract;

(xiii) waive, release or assign any material claim of GeoEye or any of the GeoEye Subsidiaries;

(xiv) settle or compromise any claim, action or proceeding, other than settlements or compromises (A) resulting in the payment of monetary damages not to exceed $2,500,000 in the aggregate, (B) which do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of GeoEye or the GeoEye Subsidiaries and (C) which provide for a complete release of GeoEye and the GeoEye Subsidiaries from all claims and do not provide for any admission of liability by GeoEye or any GeoEye Subsidiary;

(xv) (A) make, change or rescind any material method of Tax accounting, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (C) file any material amended Tax Return, (D) surrender any material right to claim a refund or offset of any Taxes or (E) change the entity classification of GeoEye or any GeoEye Subsidiary for U.S. tax purposes;

(xvi) except as necessary in the ordinary conduct of GeoEye or the GeoEye Subsidiaries’ business consistent with past practice, (A) grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of DigitalGlobe, any Trade Secret, or (B) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any material Intellectual Property;

(xvii) enter into, amend, terminate or cancel, or waive any right under, any Contract with Cerberus or its Affiliates; or

(xviii) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

(c) No Control of DigitalGlobe’s Business. GeoEye acknowledges and agrees that (i) nothing contained in this Agreement is intended to give GeoEye, directly or indirectly, the right to control or direct the operations of DigitalGlobe or any DigitalGlobe Subsidiary prior to the Effective Time, and (ii) prior to the Effective Time, DigitalGlobe shall exercise, consistent with the terms and conditions of this Agreement and the requirements of Law, including the Communications Act, complete control and supervision over its and the DigitalGlobe Subsidiaries’ respective operations. Nothing in this Agreement shall require DigitalGlobe or any DigitalGlobe Subsidiary to take any action inconsistent with the Communications Act. Furthermore, nothing in this Agreement shall require DigitalGlobe or any DigitalGlobe Subsidiary to refrain from taking any action it reasonably deems necessary to fulfill its obligations under the Communications Act.

(d) No Control of GeoEye’s Business. DigitalGlobe acknowledges and agrees that (i) nothing contained in this Agreement is intended to give DigitalGlobe, directly or indirectly, the right to control or direct the operations of GeoEye or any GeoEye Subsidiary prior to the Effective Time, and (ii) prior to the Effective Time, GeoEye shall exercise, consistent with the terms and conditions of this Agreement and the requirements of Law, including the Communications Act, complete control and supervision over its and the GeoEye Subsidiaries’ respective operations. Nothing in this Agreement shall require GeoEye or any GeoEye Subsidiary to take any action inconsistent with the Communications Act. Furthermore, nothing in this Agreement shall require GeoEye or any GeoEye Subsidiary to refrain from taking any action it reasonably deems necessary to fulfill its obligations under the Communications Act.

(e) Advice of Changes. Each of DigitalGlobe and GeoEye shall, as promptly as practicable, advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events of which DigitalGlobe or GeoEye, as the case may be, has notified the other party under this Section 5.01(e), has had or would reasonably be expected to have a DigitalGlobe Material Adverse Effect or a GeoEye Material Adverse Effect, respectively.

Section 5.02 No Solicitation by DigitalGlobe; DigitalGlobe Board Recommendation.

(a) DigitalGlobe shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate, knowingly encourage, induce or facilitate any DigitalGlobe Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a DigitalGlobe Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than DigitalGlobe’s Representatives) regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a DigitalGlobe Takeover Proposal) with respect to any DigitalGlobe Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a DigitalGlobe Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person (other than the other party hereto) with respect to DigitalGlobe or any DigitalGlobe Subsidiary. DigitalGlobe (A) shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any DigitalGlobe Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a DigitalGlobe Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives and (B) shall immediately take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been heretofore given by it or any DigitalGlobe Subsidiary under any such provisions authorizing any Person to make a DigitalGlobe Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the DigitalGlobe Stockholder Approval, in response to a bona fide written DigitalGlobe Takeover Proposal that the DigitalGlobe Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior DigitalGlobe Proposal, and which DigitalGlobe Takeover Proposal was not solicited by DigitalGlobe, its Affiliates or Representatives after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.02(a), DigitalGlobe, and its Representatives at the request of DigitalGlobe, may, subject to compliance with Section 5.02, (A) furnish information with respect to DigitalGlobe and the DigitalGlobe Subsidiaries to the Person making such DigitalGlobe Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to GeoEye or is provided to GeoEye prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, and (B) participate in discussions regarding the terms of such DigitalGlobe Takeover Proposal and the negotiation of such terms with, and only with, the Person making such DigitalGlobe Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of DigitalGlobe or any of its Affiliates shall constitute a breach of this Section 5.02(a) by DigitalGlobe. Except as set forth in Section 5.02(b), neither the DigitalGlobe Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to GeoEye), or propose publicly to withdraw (or modify in any manner adverse to GeoEye), the approval, recommendation or declaration of advisability by the DigitalGlobe Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any DigitalGlobe Takeover Proposal (any action in this clause (i) being referred to as a “DigitalGlobe Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow DigitalGlobe or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement referred to in Section 5.02(a)) (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any DigitalGlobe Takeover Proposal, or requiring, or reasonably expected to cause, DigitalGlobe, Merger Sub or Merger Sub 2 to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, DigitalGlobe to fail to comply with this Agreement.

(b) Notwithstanding Section 5.02(a), at any time prior to the earlier of obtaining the DigitalGlobe Stockholder Approval and the termination of this Agreement in accordance with its terms, the DigitalGlobe Board may (i) following receipt of a DigitalGlobe Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.02(a) and that the DigitalGlobe Board or an authorized and empowered committee thereof determines in good faith, after consultation with its outside financial and legal advisors constitutes a Superior DigitalGlobe Proposal (A) make a DigitalGlobe Adverse Recommendation Change and/or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior DigitalGlobe Proposal or (ii) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances), not related to a DigitalGlobe Takeover Proposal, and that first occurred following the execution of this Agreement (a “DigitalGlobe Intervening Event”) make a DigitalGlobe Adverse Recommendation Change; in each case referred to in the foregoing clauses (i) and (ii), only if the DigitalGlobe Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law. The DigitalGlobe Board shall not be entitled to (x) exercise its right to make a DigitalGlobe Adverse Recommendation Change and/or terminate this Agreement pursuant to this Section 5.02(b), in connection with a Superior DigitalGlobe Proposal or (y) make a DigitalGlobe Adverse Recommendation Change in response to a DigitalGlobe Intervening Event pursuant to this Section 5.02(b), unless both of the following conditions have been met: (i) DigitalGlobe shall have provided prior written notice to GeoEye, at least five (5) Business Days in advance (the “DigitalGlobe Notice Period”) of its intention to effect a DigitalGlobe Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(h) and specifying the reasons therefor, including in the case of a Superior DigitalGlobe Proposal the terms and conditions of any Superior DigitalGlobe Proposal that is the basis of the proposed action by the DigitalGlobe Board (it being understood and agreed that any amendment to any material term of such Superior DigitalGlobe Proposal shall require a new written notice from DigitalGlobe and a new

DigitalGlobe Notice Period) and (ii) prior to effecting such DigitalGlobe Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.01(h) in response to a Superior DigitalGlobe Proposal, DigitalGlobe shall, and shall cause its legal and financial advisors to, during the DigitalGlobe Notice Period, negotiate with GeoEye in good faith (to the extent GeoEye desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior DigitalGlobe Proposal ceases to constitute a Superior DigitalGlobe Proposal.

(c) In addition to the obligations of DigitalGlobe set forth in paragraphs (a) and (b) of this Section 5.02, DigitalGlobe shall promptly advise (and in any event within one Business Day) GeoEye orally and in writing of any DigitalGlobe Takeover Proposal, the material terms and conditions of any such DigitalGlobe Takeover Proposal (including any changes thereto) and the identity of the Person making any such DigitalGlobe Takeover Proposal. DigitalGlobe shall (i) keep GeoEye informed in all material respects on a reasonably current basis of the status and details (including any change to the terms thereof) of any DigitalGlobe Takeover Proposal and (ii) provide to GeoEye as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between DigitalGlobe or any DigitalGlobe Subsidiaries, on the one hand, and the Person making any such DigitalGlobe Takeover Proposal, on the other hand, that describes any of the terms or conditions of any DigitalGlobe Takeover Proposal. Notwithstanding anything to the contrary contained in this Agreement, neither the DigitalGlobe Board nor any committee thereof shall be entitled to make a DigitalGlobe Adverse Recommendation Change pursuant to Section 5.02(b) or terminate this Agreement in accordance with Section 8.01(h) with respect to a DigitalGlobe Intervening Event, unless DigitalGlobe has provided GeoEye with written information describing such DigitalGlobe Intervening Event in reasonable detail promptly after becoming aware of it, and keeps GeoEye reasonably informed of material developments with respect to such DigitalGlobe Intervening Event.

(d) Nothing contained in this Section 5.02 shall prohibit DigitalGlobe from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of DigitalGlobe if, in the good faith judgment of the DigitalGlobe Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall DigitalGlobe or the DigitalGlobe Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).

(e) For purposes of this Agreement:

“DigitalGlobe Takeover Proposal” means any proposal or offer (whether or not in writing) received from a third party (other than a proposal or offer from GeoEye or any GeoEye Subsidiary) with respect to any (i) merger, amalgamation, arrangement, consolidation, share exchange, other business combination or similar transaction involving DigitalGlobe or any DigitalGlobe Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a DigitalGlobe Subsidiary or otherwise) of any business or assets of DigitalGlobe or the DigitalGlobe Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of DigitalGlobe and the DigitalGlobe Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of DigitalGlobe, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial or record ownership, or the right to acquire beneficial or record ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the DigitalGlobe Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior DigitalGlobe Proposal” means a binding bona fide written DigitalGlobe Takeover Proposal (with all references to “20% or more” in the definition of DigitalGlobe Takeover Proposal being deemed to reference “more than 50%”) (i) on terms which the DigitalGlobe Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of DigitalGlobe Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal) and this Agreement (including any changes proposed by GeoEye to the terms of this Agreement) and (ii) that is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Section 5.03 No Solicitation by GeoEye; GeoEye Board Recommendation.

(a) GeoEye shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective Representatives to, (i) directly or indirectly solicit, initiate, knowingly encourage, induce or facilitate any GeoEye Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a GeoEye Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than GeoEye’s Representatives) regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a GeoEye Takeover Proposal) with respect to any GeoEye Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a GeoEye Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person (other than the other party hereto) with respect to GeoEye or any GeoEye Subsidiary. GeoEye (A) shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any GeoEye Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a GeoEye Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives and (B) shall immediately take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been heretofore given by it or any GeoEye Subsidiary under any such provisions authorizing any Person to make a GeoEye Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the GeoEye Stockholder Approval, in response to a bona fide written GeoEye Takeover Proposal that the GeoEye Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior GeoEye Proposal, and which GeoEye Takeover Proposal was not solicited by GeoEye, its Affiliates or Representatives after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.03(a), GeoEye, and its Representatives at the request of GeoEye, may, subject to compliance with Section 5.03, (A) furnish information with respect to GeoEye and the GeoEye Subsidiaries to the Person making such GeoEye Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to DigitalGlobe or is provided to DigitalGlobe prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, and (B) participate in discussions regarding the terms of such GeoEye Takeover Proposal and the negotiation of such terms with, and only with, the Person making such GeoEye Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03 by any Representative of GeoEye or any of its Affiliates shall constitute a breach of this Section 5.03(a) by GeoEye. Except as set forth in Section 5.03(b), neither the GeoEye Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to DigitalGlobe), or propose publicly to withdraw (or modify in any manner adverse to DigitalGlobe), the approval, recommendation or declaration of advisability by the GeoEye Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any GeoEye Takeover Proposal (any action in this clause (i) being referred to as a “GeoEye Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow GeoEye or any of its Affiliates to execute or enter into, any Acquisition Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any GeoEye Takeover Proposal, or requiring, or reasonably expected to cause, GeoEye to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, GeoEye to fail to comply with this Agreement.

(b) Notwithstanding Section 5.03(a), at any time prior to the earlier of obtaining the GeoEye Stockholder Approval or the termination of this Agreement in accordance with its terms, the GeoEye Board may (i) following receipt of a GeoEye Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.03(a) and that the GeoEye Board or an authorized and empowered committee thereof determines in good faith, after consultation with its outside financial and legal advisors constitutes a Superior GeoEye Proposal or (A) make a GeoEye Adverse Recommendation Change and/or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior GeoEye Proposal or (ii) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances), not related to a GeoEye Takeover Proposal, and that first occurred following the execution of this Agreement (a “GeoEye Intervening Event”) make a GeoEye Adverse Recommendation Change; in each case referred to in the foregoing clauses (i) and (ii), only if the GeoEye Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law. The GeoEye Board shall not be entitled to (x) exercise its right to make a GeoEye Adverse Recommendation Change and/or terminate this Agreement pursuant to this Section 5.03(b), in connection with a Superior GeoEye Proposal or (y) make a GeoEye Adverse Recommendation Change in response to a GeoEye Intervening Event pursuant to this Section 5.03(b), unless both of the following conditions have been met: (i) GeoEye shall have provided prior written notice to DigitalGlobe, at least five (5) Business Days in advance (the “GeoEye Notice Period”) of its intention to effect a GeoEye Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(g) and specifying the reasons therefor, including in the case of a Superior GeoEye Proposal the terms and conditions of any Superior GeoEye Proposal that is the basis of the proposed action by the GeoEye Board (it being understood and agreed that any amendment to any material term of such Superior GeoEye Proposal shall require a new written notice from GeoEye and a new GeoEye Notice Period) and (ii) prior to effecting such GeoEye Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.01(g) in response to a Superior GeoEye Proposal, GeoEye shall, and shall cause its legal and financial advisors to, during the GeoEye Notice Period, negotiate with DigitalGlobe in good faith (to the extent DigitalGlobe desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior GeoEye Proposal ceases to constitute a Superior GeoEye Proposal.

(c) In addition to the obligations of GeoEye set forth in paragraphs (a) and (b) of this Section 5.03, GeoEye shall promptly advise (and in any event within one Business Day) DigitalGlobe orally and in writing of any GeoEye Takeover Proposal, the material terms and conditions of any such GeoEye Takeover Proposal (including any changes thereto) and the identity of the Person making any such GeoEye Takeover Proposal. GeoEye shall (i) keep DigitalGlobe informed in all material respects on a reasonably current basis of the status and details (including any change to the terms thereof) of any GeoEye Takeover Proposal, and (ii) provide to DigitalGlobe as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between GeoEye or any GeoEye Subsidiaries, on the one hand, and the Person making any such GeoEye Takeover Proposal, on the other hand, that describes any of the terms or conditions of any GeoEye Takeover Proposal. Notwithstanding anything to the contrary contained in this Agreement, neither the GeoEye Board nor any committee thereof shall be entitled to make a GeoEye Adverse Recommendation Change pursuant to Section 5.03(b) or terminate this Agreement in accordance with Section 8.01(g) with respect to a GeoEye Intervening Event, unless GeoEye has provided DigitalGlobe with written information describing such GeoEye Intervening Event in reasonable detail promptly after becoming aware of it, and keeps DigitalGlobe reasonably informed of material developments with respect to such GeoEye Intervening Event.

(d) Nothing contained in this Section 5.03 shall prohibit GeoEye from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, or (iii) making any disclosure to the stockholders of GeoEye if, in the good faith judgment of the GeoEye Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall GeoEye or the GeoEye Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.03(b).

(e) For purposes of this Agreement:

“GeoEye Takeover Proposal” means any proposal or offer (whether or not in writing) received from a third party (other than a proposal or offer from DigitalGlobe or any of DigitalGlobe Subsidiary) with respect to any (i) merger, amalgamation, arrangement, consolidation, share exchange, other business combination or similar transaction involving GeoEye or any GeoEye Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a GeoEye Subsidiary or otherwise) of any business or assets of GeoEye or the GeoEye Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of GeoEye and the GeoEye Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of GeoEye, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial or record ownership, or the right to acquire beneficial or record ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the GeoEye Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior GeoEye Proposal” means a binding bona fide written GeoEye Takeover Proposal (with all references to “20% or more” in the definition of GeoEye Takeover Proposal being deemed to reference “more than 50%”) (i) on terms which the GeoEye Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of GeoEye Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal) and this Agreement (including any changes proposed by DigitalGlobe to the terms of this Agreement), and (ii) that is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a) As promptly as practicable following the date of this Agreement, DigitalGlobe and GeoEye shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of each of DigitalGlobe and GeoEye relating to the DigitalGlobe Stockholders Meeting and the GeoEye Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and DigitalGlobe shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and DigitalGlobe and GeoEye shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of GeoEye and DigitalGlobe shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of GeoEye and DigitalGlobe shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of GeoEye and DigitalGlobe shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of GeoEye and DigitalGlobe (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of GeoEye and DigitalGlobe shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of GeoEye and DigitalGlobe shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of GeoEye and DigitalGlobe shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b) If prior to the Effective Time, any event occurs with respect to DigitalGlobe or any DigitalGlobe Subsidiary, or any change occurs with respect to other information supplied by DigitalGlobe for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, DigitalGlobe shall promptly notify GeoEye of such event, and DigitalGlobe and GeoEye shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to DigitalGlobe’s stockholders and GeoEye’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time, any event occurs with respect to GeoEye or any GeoEye Subsidiary, or any change occurs with respect to other information supplied by GeoEye for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, GeoEye shall promptly notify DigitalGlobe of such event, and GeoEye and DigitalGlobe shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to DigitalGlobe’s stockholders and GeoEye’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) DigitalGlobe shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the DigitalGlobe Stockholders Meeting for the sole purpose of seeking the DigitalGlobe Stockholder Approval. DigitalGlobe shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to DigitalGlobe’s stockholders and to hold the DigitalGlobe Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the DigitalGlobe Charter and the DigitalGlobe By-laws and (ii) solicit the DigitalGlobe Stockholder Approval. DigitalGlobe shall, through the DigitalGlobe Board, recommend to its stockholders that they give the DigitalGlobe Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the DigitalGlobe Board shall have made a DigitalGlobe Adverse Recommendation Change as permitted by Section 5.02(b). Except as expressly contemplated by the foregoing sentence, DigitalGlobe agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to DigitalGlobe of any DigitalGlobe Takeover Proposal, the occurrence of a DigitalGlobe Intervening Event or by the making of any DigitalGlobe Adverse Recommendation Change by the DigitalGlobe Board; provided, however, that if the public announcement of a DigitalGlobe Adverse Recommendation Change or the delivery of a notice in connection with a DigitalGlobe Notice Period is less than 10 Business Days prior to the DigitalGlobe Stockholders Meeting, DigitalGlobe shall be entitled to postpone the DigitalGlobe Stockholders Meeting to a date not more than 10 Business Days after such event.

(e) GeoEye shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the GeoEye Stockholders Meeting for the sole purpose of seeking the GeoEye Stockholder Approval. GeoEye shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to GeoEye’s stockholders and to hold the GeoEye Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the GeoEye Charter and the GeoEye By-laws, and (ii) solicit the GeoEye Stockholder Approval. GeoEye shall, through the GeoEye Board, recommend to its stockholders that they give the GeoEye Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the GeoEye Board shall have made a GeoEye Adverse Recommendation Change as permitted by Section 5.03(b). Except as expressly contemplated by the foregoing sentence, GeoEye agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to GeoEye of any GeoEye Takeover Proposal, the occurrence of a GeoEye Intervening Event or by the making of any GeoEye Adverse Recommendation Change by the GeoEye Board; provided, however, that if the public announcement of a GeoEye Adverse Recommendation Change or the delivery of a notice in connection with a GeoEye Notice Period is less than 10 Business Days prior to the GeoEye Stockholders Meeting, GeoEye shall be entitled to postpone the GeoEye Stockholders Meeting to a date not more than 10 Business Days after such event.

(f) Each of GeoEye and DigitalGlobe shall coordinate and use commercially reasonable efforts to hold the GeoEye Stockholders Meeting and the DigitalGlobe Stockholders Meeting, respectively, at the same time and on the same date as the other party.

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, each of DigitalGlobe and GeoEye shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access, upon reasonable advance notice, during the period from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.01, to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, each of DigitalGlobe and GeoEye shall, and shall cause each of its respective Subsidiaries to, make available promptly to the other party (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of securities laws (other than any confidential treatment requests) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege). If any material is withheld by such party pursuant to the first proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. Without limiting the generality of the foregoing, each of GeoEye and DigitalGlobe shall, within 2 Business Days of a request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of GeoEye Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated June 27, 2012, between DigitalGlobe and GeoEye (the “Confidentiality Agreement”).

Section 6.03 Required Actions.

(a) Subject to the terms and conditions of this Agreement, each of DigitalGlobe and GeoEye shall, and shall cause its Subsidiaries to use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) as promptly as practicable any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by GeoEye or DigitalGlobe or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

(b) Subject to the terms and conditions of this Agreement, each of DigitalGlobe and GeoEye shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

(c) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby at the time directed by DigitalGlobe, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.03 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each of GeoEye and DigitalGlobe shall each use its reasonable best efforts to (A) take all action reasonably necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (B) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action reasonable to enable the transactions contemplated hereby to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated hereby.

(d) At the time directed by DigitalGlobe, DigitalGlobe and GeoEye shall cooperate and join together in filing with the FCC applications for its consent to the transfer of control of the GeoEye FCC Authorizations to DigitalGlobe or its designated subsidiary or affiliate (“FCC Applications”). DigitalGlobe and GeoEye shall use their reasonable best efforts to diligently take, or cause to be taken, all other actions consistent with this Section 6.03 to obtain promptly the requested written consent and approval of the FCC Applications by the FCC (“FCC Consent”).

(e) At the time directed by DigitalGlobe, DigitalGlobe and GeoEye shall cooperate and join together in filing with NOAA or the Department of Commerce, as applicable, an amendment to all DigitalGlobe DoC Authorizations describing the transaction undertaken in this Agreement (together, the “DoC Application”). DigitalGlobe and GeoEye shall use their reasonable best efforts to diligently take, or cause to be taken, all other actions consistent with this Section 6.03 to obtain promptly the requested written consent and approval of the DoC Application by NOAA or the Department of Commerce (“DoC Consent”).

(f) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing with or submission to a Governmental Entity in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before, or communications with, a Governmental Entity (including the Department of Defense and the Office of the

Director of National Intelligence) relating to the transactions contemplated hereby, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Federal Communications Commission, the Department of Commerce or any other Governmental Entity (including the Department of Defense and the Office of the Director of National Intelligence) and of any communication received or given by a private party in connection with any governmental inquiry, investigation or proceeding, in each case regarding any of the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, DigitalGlobe shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that each of the parties hereto shall have the right to review in advance, and to the extent practicable each party will consult the other on and will take into account the reasonable inputs, comments and recommendations of the other party on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, written materials submitted to, or oral presentations made to, any third party or any Governmental Entity in connection with any governmental inquiry, investigation or proceeding with respect to the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, each party shall have the right to attend (to the extent permitted by the relevant Governmental Authority), and each party shall promptly and fully inform the other party about material conferences and meetings with regulators concerning the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, DigitalGlobe shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition, communications or satellite-related clearances and other approvals of Governmental Authorities, and shall take the lead in all meetings and communications with any Governmental Entity in connection therewith. Notwithstanding the cooperation of the parties required by this Section 6.03(f), in the event the parties do not agree with respect to any matter in connection with the required clearances and approvals from Governmental Authorities, DigitalGlobe’s decision will control, provided that such decision does not interfere with GeoEye’s ability to control its operations prior to Closing, and otherwise is consistent with GeoEye’s obligations under the Law, including but not limited to the Communications Act. DigitalGlobe and GeoEye may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.03(f) as “Antitrust Counsel Only Material.” Such Antitrust Counsel Only Material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (GeoEye or DigitalGlobe, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.03(f), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation, pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of GeoEye, DigitalGlobe and their respective Subsidiaries.

(g) Notwithstanding Sections 6.03(a), 6.03(b), 6.03(c), 6.03(d), 6.03(e) and 6.03(f) or any other provision of this Agreement to the contrary, in no event shall DigitalGlobe or its Subsidiaries or Affiliates be required to agree to (i) divest, hold separate or otherwise dispose of any material portion of its or GeoEye’s respective businesses, assets or Contracts or allow a third party to utilize a material amount of the capacity on its or GeoEye’s satellites or (ii) take any other action that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the business, assets, Contracts or properties of DigitalGlobe and GeoEye, taken as a whole. As long as the following actions of GeoEye are conditioned on Closing, DigitalGlobe may, if it so chooses, cause GeoEye to (i) divest, license, hold separate or otherwise dispose of, or allow a third party to utilize, any portion of its respective businesses, assets or Contracts or (ii) take any other action that would have an impact on the business, assets, Contracts or properties of GeoEye or its Subsidiaries.

(h) Both DigitalGlobe and GeoEye shall, as promptly as practicable, and at least 60 days prior to the Effective Time, cause to be filed with the United States Department of State’s Directorate of Defense Trade Controls the notices required under Section 122.4(b) of the International Traffic in Arms Regulations, as amended.

Section 6.04 Equity/Incentive Awards.

(a) Options. Prior to the Effective Time, the GeoEye Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding GeoEye Stock Options to provide that, at the Effective Time, each GeoEye Stock Option outstanding immediately prior to the Effective Time shall be converted into an option to acquire, on the same terms and conditions as were applicable under such GeoEye Stock Option immediately prior to the Effective Time, a number of shares of DigitalGlobe Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of GeoEye Common Stock subject to such GeoEye Stock Option immediately prior to the Effective Time by the Common Exchange Ratio, at a per share exercise price, rounded up to the nearest whole cent, determined by dividing the per share exercise price of such GeoEye Stock Option by the Common Exchange Ratio; provided, however, that the adjustments provided in this Section 6.04(a) with respect to any GeoEye Stock Options, whether or not they are “incentive stock options” as defined in Section 422 of the Code, shall be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.

(b) Restricted Stock Units. Prior to the Effective Time, the GeoEye Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding GeoEye Restricted Stock Units to provide that each award of Restricted Stock Units outstanding immediately prior to the Effective Time shall represent the right to receive, on the same terms and conditions as were applicable under such award immediately prior to the Effective Time, (i) a maximum number of shares of DigitalGlobe Common Stock, rounded down to the nearest whole share, determined by multiplying the maximum number of shares of GeoEye Common Stock subject to such award of GeoEye Restricted Stock Units immediately prior to the Effective Time by the Mixed Election Stock Exchange Ratio and (ii) a maximum amount of cash, rounded down to the nearest whole cent, determined by multiplying the maximum number of shares of GeoEye Common Stock subject to such award of GeoEye Restricted Stock Units immediately prior to the Effective Time by the Mixed Election Per Share Cash Amount. Following the Effective Time, the DigitalGlobe Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as it deems appropriate to adjust, in accordance with and subject to the terms of the applicable GeoEye Stock Plans and award agreements thereunder, the vesting provisions of all outstanding GeoEye Restricted Stock Units the vesting of which is contingent upon the achievement of specified performance metrics.

(c) Performance Cash Awards. Following the Effective Time, the DigitalGlobe Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as it deems appropriate to adjust, in accordance with and subject to the terms of the applicable awards and agreements relating thereto, the performance metrics of all outstanding GeoEye long term cash awards the value or vesting of which is contingent upon the achievement of specified performance metrics.

(d) Restricted Stock Awards. Each holder of a GeoEye Restricted Stock Award shall be offered the opportunity to make an election of the type described in Section 2.01(c) and in a manner consistent with the principles set forth in Section 2.02 (with such adjustments to such procedures as may be determined by GeoEye in its sole discretion consistent with the terms of the GeoEye Stock Plans) and shall receive in consideration of such GeoEye Restricted Stock Awards consideration consistent with the principles set forth in Section 2.01, provided, however, that with respect to any GeoEye Restricted Stock Award that does not become vested upon the consummation of the transactions contemplated by this Agreement, (i) any DigitalGlobe Common Stock to be issued in respect of such GeoEye Restricted Stock Award to the holder thereof shall be subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the corresponding GeoEye Restricted Stock Award immediately prior to the Effective Time and (ii) any cash payable in respect of such GeoEye Restricted Stock Award to the holder thereof shall be subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the corresponding GeoEye Restricted Stock Award immediately prior to the Effective Time, such that such cash shall be paid to the holder of such GeoEye Restricted Stock Award by the Surviving Corporation only if and to the extent (and at the time) that such GeoEye Restricted Stock Award otherwise would have become vested and non-forfeitable.

(e) Prior to the Effective Time, the GeoEye Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to effect the following, without further action by any Person:

(i) after the date hereof, no future offering periods shall be commenced under the GeoEye ESPP. The current offering period in effect on the date hereof under the GeoEye ESPP will continue in accordance with its terms, and options under the current offering period will be exercisable at the normally scheduled time under the GeoEye ESPP in accordance with its terms; provided, however, that in all events the expiration of such offering period and the final exercise under the GeoEye ESPP shall occur prior to the Effective Time. The GeoEye ESPP shall terminate, effective immediately as of the Effective Time; and

(ii) ensure that, following the Effective Time, no holder of a GeoEye Stock Option or GeoEye Restricted Stock Unit (or former holder of a GeoEye Stock Option or GeoEye Restricted Stock Unit or any current or former participant in the GeoEye Stock Plan, or in any other GeoEye Benefit Plan or GeoEye Benefit Agreement), will have any right thereunder to acquire any capital stock of GeoEye or any GeoEye Subsidiary or any other equity interest therein.

(f) At the Effective Time, DigitalGlobe shall assume all the obligations of GeoEye under the GeoEye Stock Plans, each GeoEye Stock Option, GeoEye Restricted Stock Award and GeoEye Restricted Stock Unit outstanding at the Effective Time and the agreements evidencing the grants thereof (the “GeoEye Stock Plan Assumption”). As soon as practicable after the Effective Time, DigitalGlobe shall deliver to the holders of GeoEye Stock Options, GeoEye Restricted Stock Award and GeoEye Restricted Stock Units appropriate notices setting forth such holders’ rights pursuant to the respective GeoEye Stock Plans, and the agreements evidencing the grants of such GeoEye Stock Options, GeoEye Restricted Stock Award and GeoEye Restricted Stock Units shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

(g) DigitalGlobe shall take all corporate action necessary to reserve for issuance a sufficient number of shares of DigitalGlobe Common Stock for delivery upon exercise or settlement of the GeoEye Stock Options, GeoEye Restricted Stock Award and GeoEye Restricted Stock Units assumed in accordance with this Section 6.04. DigitalGlobe shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of DigitalGlobe Common Stock subject to GeoEye Stock Options, GeoEye Restricted Stock Award and GeoEye Restricted Stock Units and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the related prospectus or prospectuses) for so long as such GeoEye Stock Options, GeoEye Restricted Stock Award and GeoEye Restricted Stock Units remain outstanding.

Section 6.05 Indemnification, Exculpation and Insurance.

(a) For a period of 6 years after the Effective Time, DigitalGlobe shall, and shall cause the Surviving LLC to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of GeoEye or the GeoEye Subsidiaries or were serving at the request of GeoEye as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of GeoEye or any of the GeoEye Subsidiaries at any time prior to the Effective Time to the extent provided under the GeoEye Charter or GeoEye By-laws in effect on the date of this Agreement (including with respect to the advancement of expenses). Prior to Closing, GeoEye may, for the benefit of those Persons who are currently covered by GeoEye’s or any GeoEye Subsidiaries’ directors’ and officers’ liability insurance policies, cause coverage to be extended under such policies by obtaining a six-year “tail” policy containing terms that are at least as favorable to the insureds as the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing; provided, however, that the annualized premiums for such policy shall not be in excess of 200% of the last annual premium paid by GeoEye prior to the date hereof in respect of the coverages obtained pursuant hereto, but in such case GeoEye may purchase as much coverage as reasonably practicable for such amount. From and after the Closing, DigitalGlobe shall, or shall cause the Surviving LLC to, cause such “tail” policy to remain in full force and effect and shall not cause or permit any of its Affiliates to amend, waive, modify or otherwise alter the terms thereunder. To the extent any claim is asserted or made within such six-year period, such “tail” policy shall be continued in respect of such claim until the final disposition thereof. To the extent GeoEye does not obtain such a “tail” policy prior to the Closing, for a period of 6 years after the Effective Time, DigitalGlobe shall, or shall cause the Surviving LLC to, cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by GeoEye (provided that DigitalGlobe or the Surviving LLC, as the case may be, may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that, after the Effective Time, neither DigitalGlobe nor the Surviving LLC, as the case may be, shall be required to pay annual premiums in excess of 200% of the last annual premium paid by GeoEye prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. DigitalGlobe shall, and shall cause the Surviving LLC to, honor all indemnification agreements with the Indemnitees (including under the GeoEye By-laws) in effect as of the date of this Agreement in accordance with the terms thereof.

(b) In the event that DigitalGlobe or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, DigitalGlobe shall cause proper provision to be made so that the successors and assigns of DigitalGlobe assume the obligations set forth in this Section 6.05.

(c) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. DigitalGlobe shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.05, provided that such Indemnitee is successful in enforcing any such enforcement claim.

Section 6.06 Fees and Expenses; Termination Fees.

(a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated, except that (i) DigitalGlobe shall be responsible for paying all HSR Act filing fees and (ii) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement and the Form S-4 shall be shared equally by DigitalGlobe and GeoEye.

(b) DigitalGlobe shall pay to GeoEye a fee of $20,000,000 (the “DigitalGlobe Termination Fee”) if:

(i) GeoEye terminates this Agreement pursuant to Section 8.01(e); provided that if either GeoEye or DigitalGlobe terminates this Agreement pursuant to Section 8.01(b)(iii) at any time after GeoEye would have been permitted to terminate this Agreement pursuant to Section 8.01(e), this Agreement shall be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 6.06(b)(i);

(ii)(A) prior to the DigitalGlobe Stockholders Meeting, a DigitalGlobe Takeover Proposal shall have been made to DigitalGlobe or shall have been made directly to the stockholders of DigitalGlobe generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a DigitalGlobe Takeover Proposal, (B) this Agreement is terminated by DigitalGlobe pursuant to (1) Section 8.01(b)(i) and the DigitalGlobe Stockholders Meeting has not been held on or prior to the fifth Business Day prior to the date of such termination or

(2) Section 8.01(b)(iii) and (C) within 12 months of such termination, DigitalGlobe enters into a definitive Contract to consummate a DigitalGlobe Takeover Proposal or any DigitalGlobe Takeover Proposal is consummated; or

(iii) DigitalGlobe terminates this Agreement pursuant to Section 8.01(h).

Any DigitalGlobe Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) and (iii) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(c) DigitalGlobe shall pay to GeoEye a fee of $20,000,000 (the “DigitalGlobe Reverse Termination Fee”) if:

(i) this Agreement is terminated by either DigitalGlobe or GeoEye (A) (1) pursuant to Section 8.01(b)(ii), only in connection with a Final Order obtained or issued by a Governmental Entity with respect to Section 7 of the Clayton Antitrust Act of 1914, the Communications Act or any other applicable U.S. antitrust or competition Laws, or (2) pursuant to Section 8.01(b)(i) and, in the case of this clause (2), at the time of such termination, the conditions set forth in Section 7.01(c)(i) or (c)(iii) or, solely with respect to U.S. antitrust or competition laws or the Communications Act, Section 7.01(d) shall not have been satisfied and (B) all other conditions to the obligations of DigitalGlobe, Merger Sub and Merger Sub 2 to consummate the Merger set forth in Section 7.01 and Section 7.03 have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were to occur); provided that if DigitalGlobe pays the Reverse DigitalGlobe Termination Fee in accordance with this Section 6.06(c) and, prior to July 1, 2014, GeoEye enters into a definitive Contract to consummate a GeoEye Takeover Proposal or any GeoEye Takeover Proposal is consummated, GeoEye shall pay to DigitalGlobe a payment of $10,000,000 (the “Recoupment Payment”).

Any DigitalGlobe Reverse Termination Fee or Recoupment Payment due under this Section 6.06(c) shall be paid by wire transfer of same-day funds on the Business Day immediately following the date of termination of this Agreement or the date of the occurrence triggering the Recoupment Payment, as applicable.

(d) GeoEye shall pay to DigitalGlobe a fee of $20,000,000 (the “GeoEye Termination Fee”) if:

(i) DigitalGlobe terminates this Agreement pursuant to Section 8.01(f); provided that if either GeoEye or DigitalGlobe terminates this Agreement pursuant to Section 8.01(b)(iv) at any time after DigitalGlobe would have been permitted to terminate this Agreement pursuant to Section 8.01(f), this Agreement shall be deemed terminated pursuant to Section 8.01(f) for purposes of this Section 6.06(d)(i);

(ii) (A) prior to the GeoEye Stockholders Meeting, a GeoEye Takeover Proposal shall have been made to GeoEye or shall have been made directly to the stockholders of GeoEye generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a GeoEye Takeover Proposal, (B) this Agreement is terminated pursuant to (1) Section 8.01(b)(i) and the GeoEye Stockholders Meeting has not been held at or prior to the fifth Business Day prior to the date of such termination or (2) Section 8.01(b)(iv) and (C) within 12 months of such termination, GeoEye enters into a definitive Contract to consummate a GeoEye Takeover Proposal or a GeoEye Takeover Proposal is consummated; or

(iii) GeoEye terminates this Agreement pursuant to Section 8.01(g).

Any GeoEye Termination Fee due under this Section 6.06(d) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) and (iii) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(e) DigitalGlobe and GeoEye acknowledge and agree that the agreements contained in Sections 6.06(b), 6.06(c) and 6.06(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither GeoEye nor DigitalGlobe would enter into this Agreement. Accordingly, if DigitalGlobe fails promptly to pay the amounts due pursuant to Sections 6.06(b) or 6.06(c) or GeoEye fails promptly to pay the amounts due pursuant to Sections 6.06(c) or 6.06(d), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of Morgan Stanley Bank, N.A. in effect on the date such payment was required to be made. In no event shall either party be obligated to pay more than one termination fee pursuant to this Section 6.06.

Section 6.07 Certain Tax Matters. Each of GeoEye and DigitalGlobe shall use its reasonable best efforts to cause the Combination to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions to be attached as exhibits to DigitalGlobe’s Joint Proxy Statement and Form S-4 and the Tax opinions described in Sections 7.02(d) and 7.03(d), including by (i) delivering to Latham & Watkins LLP and Skadden, Arps, Slate, Meagher & Flom LLP, prior to the filing of the Joint Proxy Statement and Form S-4, tax representation letters in substantially the form attached to this Agreement as Section 6.07(a) of the GeoEye Disclosure Letter and Section 6.07(b) of the DigitalGlobe Disclosure Letter, respectively, (ii) delivering to Latham & Watkins LLP and Skadden, Arps, Slate, Meagher & Flom LLP tax representation letters, dated and executed as of the dates of such Tax opinions, in substantially the form attached to this Agreement as Section 6.07(a) of the GeoEye Disclosure Letter and Section 6.07(b) of the DigitalGlobe Disclosure Letter, respectively, (iii) not taking any action that such party knows is reasonably likely to prevent such qualification or to prevent the obtaining of such Tax opinions and (iv) executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment). Each of GeoEye and DigitalGlobe shall use its reasonable best efforts not to, and not permit or cause any Affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 6.07 or that would cause the Combination to fail to qualify as a “reorganization” under Section 368(a) of the Code. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of GeoEye, DigitalGlobe, Merger Sub and Merger Sub 2 will report the Combination and the other transactions contemplated by this Agreement in a manner consistent with the treatment of the Combination as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.08 Transaction Litigation. GeoEye shall give DigitalGlobe the opportunity to participate in the defense or settlement of any stockholder litigation against GeoEye or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of DigitalGlobe, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, each of DigitalGlobe and GeoEye shall cooperate, shall cause the DigitalGlobe Subsidiaries and the GeoEye Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against such litigation.

Section 6.09 Section 16 Matters. Prior to the Effective Time, each of DigitalGlobe and GeoEye shall use its commercially reasonable efforts to cause any dispositions of shares of GeoEye Common Stock (including derivative securities with respect to shares of GeoEye Common Stock) or acquisitions of shares of DigitalGlobe Common Stock (including derivative securities with respect to shares of DigitalGlobe Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 Governance Matters. DigitalGlobe, Merger Sub, Merger Sub 2 and GeoEye shall take all actions necessary so that the matters set forth on Exhibit 6.10 occur on the Closing Date.

Section 6.11 Public Announcements. Except with respect to any GeoEye Adverse Recommendation Change or DigitalGlobe Adverse Recommendation Change made in accordance with the terms of this Agreement, DigitalGlobe and GeoEye shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case such party will still attempt to consult in advance, if permitted and practicable). GeoEye and DigitalGlobe agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the parties.

Section 6.12 Stock Exchange Listing. DigitalGlobe shall use its reasonable best efforts to cause the shares of DigitalGlobe Common Stock to be issued (a) in the Merger and (b) upon the exercise of GeoEye Stock Options or the vesting of GeoEye Restricted Stock Units, in each case under this clause (b) following the Effective Time, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. GeoEye shall cooperate with DigitalGlobe in connection with the foregoing, including the provision of information reasonably requested by DigitalGlobe in connection therewith.

Section 6.13 Headquarters; Business Locations. After the Effective Time, the corporate headquarters of DigitalGlobe shall be in Longmont, Colorado, and DigitalGlobe will retain a business presence in Colorado, Missouri and Virginia.

Section 6.14 Cerberus Matters. GeoEye shall use commercially reasonable efforts to cause all Contracts between GeoEye or its Affiliates, on the one hand, and Cerberus or its Affiliates, on the other hand, to terminate as of the Effective Time.

Section 6.15 Contracts. Notwithstanding anything to the contrary in this Agreement, each of DigitalGlobe and GeoEye shall be entitled to enter into new Contracts for the sale of satellite imagery and geospatial information products and services to existing and new customers in the ordinary course of business consistent with past practice.

Section 6.16 Debt Tender and Consent Solicitation.

(a) GeoEye shall use its reasonable best efforts to commence, and shall assist DigitalGlobe in drafting, as soon as reasonably practicable following the receipt of a written request from DigitalGlobe to do so (but in no event earlier than 20 days after the date of this Agreement), and to consummate in connection with the Closing as soon as reasonably practicable thereafter, in accordance with this Agreement and applicable Law, an offer to purchase all of the outstanding aggregate principal amount of each series of GeoEye Notes designated in such written request from DigitalGlobe (a “Debt Tender Offer”) together with a solicitation of consents to amend provisions of GeoEye Indentures (a “Consent Solicitation” and collectively, the “Debt Tender Offer and Consent”), on such terms and conditions, including pricing terms, that are reasonably specified, from time to time, by DigitalGlobe.

(b) Without DigitalGlobe’s written consent, but subject to Section 6.16(c) and applicable Law, GeoEye shall not, and shall cause each GeoEye Subsidiary not to, amend, waive, extend or agree to pay any amount in connection with any Debt Tender Offer and Consent, defeasance or satisfaction and discharge with respect to GeoEye Notes or GeoEye Indentures. Notwithstanding the foregoing, (x) the closing of the Debt Tender Offer and Consent shall be conditioned on the occurrence of the Closing and funded by amounts provided by DigitalGlobe and/or one or more DigitalGlobe Subsidiaries, and (y) GeoEye and its Subsidiaries shall not be required to take any action in violation of Law in connection with the Debt Tender Offer and Consent. Immediately prior to the Effective Time, GeoEye shall accept for payment, and thereafter DigitalGlobe shall, or shall cause the Surviving LLC on DigitalGlobe’s behalf to, promptly pay for all GeoEye Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Tender Offer and Consent and to deliver such GeoEye Notes to the applicable trustee for cancellation.

(c) GeoEye shall reasonably cooperate with DigitalGlobe in DigitalGlobe’s preparation of all necessary and appropriate documentation (including, if applicable, all mailings to the holders of GeoEye Notes and all reports and statements required to be filed with the SEC) in connection with the Debt Tender Offer and Consent. Such documentation shall be subject to the prior review of, and comment by, each party and such party’s legal counsel. If at any time prior to the completion of the Debt Tender Offer and Consent any information in such documentation is discovered by GeoEye or DigitalGlobe that should be set forth in an amendment or supplement to such documentation, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of circumstances under which they are made, not misleading, then the party that discovers such information shall promptly notify the other party thereof, and an appropriate amendment or supplement (including incorporating by reference) shall be prepared by the parties (subject to the reasonable review of, and comment by, their respective legal counsel) describing such information and shall be disseminated by or on behalf of GeoEye to the holders of GeoEye Notes.

(d) DigitalGlobe and GeoEye shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the Debt Tender Offer and Consent process. GeoEye shall keep DigitalGlobe reasonably informed and shall promptly provide DigitalGlobe all material information regarding the status, results and timing of the Debt Tender Offer and Consent. If the holders of the requisite percentage of the aggregate principal amount of the outstanding GeoEye Notes needed to consent to amendments of GeoEye Indentures have so consented, GeoEye shall promptly execute supplemental indentures to such GeoEye Indenture to effectuate such amendments that will become operative only immediately upon the Effective Time and shall use reasonable efforts to cause the trustee under each such GeoEye Indenture to enter into each such applicable supplemental indenture prior to or substantially simultaneously with the Closing.

(e) At DigitalGlobe’s written request, GeoEye shall, and shall cause its Subsidiaries party to the applicable GeoEye Indenture to, use commercially reasonable efforts to promptly take all actions necessary and required to effect the redemption of any GeoEye Notes that otherwise would remain outstanding at the Closing and the satisfaction and discharge of any GeoEye Indenture with respect to any such GeoEye Notes, which satisfaction and discharge shall be effective upon the Closing; and GeoEye, if so requested by DigitalGlobe, shall concurrently with the Closing (w) give irrevocable instructions to the trustee under the applicable GeoEye Indenture to mail a notice of redemption to holders of such GeoEye Notes pursuant to such GeoEye Indenture, (x) deposit in trust all required funds or Government Securities (as defined in the applicable GeoEye Indenture) with respect to such redemption as set forth in the applicable GeoEye Indenture and give irrevocable instructions to the trustee under such GeoEye Indenture to apply the deposit toward the payment of such GeoEye Notes upon redemption, (y) pay or cause to be paid all other sums payable pursuant to such GeoEye Indenture, and (z) deliver to the trustee under the applicable GeoEye Indenture such “Officers’ Certificates,” “Opinions of Counsel,” any required accountants’ certificates and “Board Resolutions” in connection with a redemption (as such terms are defined in the applicable GeoEye Indenture) in form and substance satisfactory to such trustee as to satisfaction of all conditions precedent to such satisfaction and discharge, such redemption and as to the other matters set forth in the applicable GeoEye Indenture; and GeoEye shall take all such other actions as are required to satisfy and discharge each such GeoEye Indenture; and GeoEye shall use commercially reasonable efforts to cause the trustee under each GeoEye Indenture to acknowledge satisfaction and discharge of such GeoEye Indenture in writing promptly upon satisfaction of the conditions therein. For the avoidance of doubt, GeoEye shall not be obligated to call for redemption any GeoEye Notes or make any payments or deposit any funds under this Section 6.16(e) unless GeoEye shall have received from DigitalGlobe the amounts required to deposit with the applicable trustee to pay the redemption price for the applicable GeoEye Notes as required pursuant to the applicable GeoEye Indenture and pay or cause to be paid all other sums, including accrued interest and trustee fees and expenses, payable pursuant to such GeoEye Indenture in connection therewith.

(f) GeoEye shall execute a dealer manager agreement with J.P. Morgan Securities LLC, or such other Person reasonably acceptable to DigitalGlobe and GeoEye, as dealer manager with respect to the Debt Tender Offer and Consent, on reasonable and customary terms and conditions.

Section 6.17 Financing.

(a) Unless, and to the extent, DigitalGlobe has sufficient cash from other sources available to satisfy its obligations under this Agreement and for the Refinancing, from and after the execution of this Agreement, DigitalGlobe shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Commitment Letter and shall not permit any amendment or modification to be made to, any replacement of all or any portion of any facilities (or commitments thereof) described in, or any waiver of any provision or remedy under, the Commitment Letter, if such amendment, modification, replacement or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount except by operation of the “market flex” provisions) or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of any portion of the Financing in a manner that would or would reasonably be expected to (A) delay or prevent the Closing or the Closing Date or (B) make the satisfaction of the conditions to obtaining the Financing materially less likely to occur or (C) adversely impact the ability of DigitalGlobe to enforce its rights against other parties to the Commitment Letter or the Definitive Agreements, in any material respect, including any right to seek specific performance of the Commitment Letter or the Definitive Agreements. Subject to the limitations set out in the first sentence of this Section 6.17(a), DigitalGlobe may amend, supplement, modify or replace the Commitment Letter as in effect at the date hereof (x) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement, (y) to increase the amount of indebtedness and (z) to replace all or a portion of the facility committed under the Commitment Letter as in effect as of the date hereof with one or more new facilities under such Commitment Letter or under any new commitment letter or facility (any such new commitment or facility, a “Replacement Facility”) in a manner not materially less beneficial to DigitalGlobe (as determined in the reasonable judgment of DigitalGlobe), provided that any amendments, modifications or replacements of any Replacement Facility shall be subject to the same limitations that apply to the Commitment Letter as set forth in the first sentence of this Section 6.17(a). For purposes of this Agreement, (1) the term “Financing” shall be deemed to include the financing contemplated by the Commitment Letter as permitted to be amended, modified or replaced pursuant to this Section 6.17 (including any Replacement Facility, any Alternative Financing), and (2) the term “Commitment Letter” shall be deemed to include the Commitment Letter as may be permitted to be amended, modified or replaced pursuant to this Section 6.17, any Replacement Facility, and any commitment letters with respect to the Alternative Financing and any related fee letters (it being understood that any Replacement Facility or Alternative Financing shall be subject to the terms herein that apply to the Commitment Letter).

(b) Unless, and to the extent, DigitalGlobe has sufficient cash from other sources available to satisfy its obligations under this Agreement and for the Refinancing, DigitalGlobe shall use its reasonable best efforts to (i) maintain in effect the Commitment Letter pursuant to its terms (except for amendments not prohibited by Section 6.17(a)) until the transactions contemplated hereby are consummated, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including any applicable “market flex” provisions) contained in the Commitment Letter (“Definitive Agreements”) or on other terms not materially less favorable to DigitalGlobe than the terms and conditions (including any applicable “market flex” provisions) contained in the Commitment Letter, (iii) satisfy on a timely basis (or obtain the waiver of) all conditions to funding in the Commitment Letter that are within its control and consummate the Financing at or prior to the Closing in accordance with the terms and conditions of the Commitment Letter at or prior to the Closing, (iv) enforce its rights under the Commitment Letter in the event of a breach or other failure to fund the

Financing required to consummate the Refinancing on the Closing Date by the lenders and other Persons providing Financing and (v) comply in all material respects with its covenants and other obligations under the Commitment Letter (or obtain the waiver thereof).

(c) Without limiting the generality of the foregoing, DigitalGlobe shall give GeoEye reasonably prompt notice: (i) of any material breach or default by any party to the Commitment Letter or definitive document related to the Financing of which it becomes aware; (ii) of the receipt of any written notice or other written communication from any Financing Source with respect to any breach, default, termination or repudiation by any party to the Commitment Letter or any definitive document related to the Financing of any provisions of the Commitment Letter or any definitive document related to the Financing and (iii) if for any reason DigitalGlobe believes in good faith that it will not be able to obtain all or any portion of the Financing required to consummate the Refinancing.

(d) Unless, and to the extent, DigitalGlobe has sufficient cash from other sources available to satisfy its obligations under this Agreement and for the Refinancing, in the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, DigitalGlobe shall use its reasonable best efforts to, as promptly as practicable, arrange alternative debt financing from the same or alternative sources in an amount sufficient to consummate the Refinancing (the “Alternative Financing”) following the occurrence of such event; provided however, that DigitalGlobe shall not be required to obtain financing which includes terms and conditions materially less favorable (taking into account any “market flex” provision) to DigitalGlobe, in each case relative to those in the Financing being replaced. DigitalGlobe shall promptly notify GeoEye of the receipt of any written notice from any lender named in the Commitment Letter to withdraw, terminate or reduce the aggregate amount of Financing contemplated by, the Commitment Letter.

(e) On and prior to the Closing, GeoEye shall, and shall cause GeoEye Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to reasonably cooperate with DigitalGlobe in connection with the arrangement of Financing, including (i) promptly providing the Financing Sources and their agents with all financial and other pertinent information regarding GeoEye and GeoEye Subsidiaries required to be delivered pursuant to the Commitment Letter or as may be reasonably requested by DigitalGlobe or the Financing Sources or their respective agents to prepare customary bank information memoranda and lender presentations in connection with such Financing; (ii) participating (including by making members of senior management with appropriate seniority and expertise available to participate) in a reasonable number of meetings, due diligence sessions, presentations, “road shows”, drafting sessions and sessions with the rating agencies in connection with the Financing; (iii) reasonably cooperating with the Financing Sources’ and its agents’ due diligence, to the extent not unreasonably interfering with the business of GeoEye; (iv) reasonably cooperating with the marketing efforts for any portion of the Financing, including using its reasonable best efforts to ensure that any syndication effort benefits from any existing banking relationship; (v) reasonably cooperating with DigitalGlobe’s preparation of bank information memoranda and similar documents, rating agency presentations, and road show presentations used to complete such Financing, to the extent information contained therein relates to the business of GeoEye and GeoEye Subsidiaries; (vi) using reasonable best efforts to cause its certified independent auditors to provide, in connection with the Financing, (A) applicable consent to SEC filings that include or incorporate GeoEye’s consolidated financial information (with such changes as GeoEye and its auditors deem necessary or appropriate) and their reports thereon, in each case, to the extent such consent is required, auditors reports and comfort letters with respect to financial information relating to GeoEye and GeoEye Subsidiaries in customary form and (B) other documentation (including reasonable assistance in the preparation of pro forma financial statements by DigitalGlobe, to the extent such other documentation is required); provided that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of DigitalGlobe; (vii) providing customary certificates, legal opinions of internal counsel or other customary closing documents as may be reasonably requested by DigitalGlobe or its Financing Sources in connection with the Financing; (viii) entering into one or more credit or other agreements on terms contemplated by the Commitment Letter in connection with the Financing; (ix) taking all actions reasonably necessary in connection with the payoff of existing indebtedness of GeoEye and GeoEye Subsidiaries on the Closing Date and

the release of related Liens on the Closing Date (including any necessary prepayment of GeoEye’s existing indebtedness); (x) executing and delivering any pledge and security documents or other definitive financing documents reasonably requested by DigitalGlobe or its Financing Sources in connection with the Financing, in each case of clauses (vii), (viii), (ix) and (x), conditional upon the actual occurrence of the Closing; (xi) reasonably cooperating with DigitalGlobe in providing customary information with respect to its property and assets reasonably required in connection with the Financing and reasonably facilitating the pledging of collateral and providing of guarantees with respect to the Financing upon Closing and, subject to the occurrence of the Closing, taking corporate actions necessary to permit the consummation of the Financing; (xii) assisting DigitalGlobe as reasonably requested thereby in seeking to obtain ratings from Moody’s Investors Service, Inc. and Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., with respect to the borrower of the Financing and the senior secured facilities described in the Commitment Letter; and (xiii) delivering to DigitalGlobe for further distribution to the lenders under the Financing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2011)); provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of GeoEye or the GeoEye Subsidiaries. Notwithstanding the foregoing, (A) neither GeoEye nor any of the GeoEye Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any out-of-pocket cost or expense not reimbursed by DigitalGlobe or to pay any commitment or any similar fee or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, prior to the Closing and (B) neither GeoEye nor any of the GeoEye Subsidiaries shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing. All non-public or other confidential information provided by GeoEye or any of its Representatives pursuant to this Section 6.17(e) shall be kept confidential in accordance with the Confidentiality Agreement, except that DigitalGlobe shall be permitted to disclose such information to potential financing sources and to rating agencies during the syndication and marketing of the Financing subject to customary confidentiality undertakings by such potential financing sources.

(f) DigitalGlobe shall indemnify and hold harmless GeoEye, GeoEye Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing or the arrangement thereof (including any action taken in accordance with Section 6.17(e)) and any information utilized in connection therewith (other than information relating to GeoEye or GeoEye Subsidiaries provided to DigitalGlobe in writing on or behalf of GeoEye, GeoEye Subsidiaries or its and their Representatives expressly for use in connection with the Financing). For purposes of Section 7.02(b), the obligations of GeoEye as set forth in the foregoing Section 6.17(e)(vi)(A) shall be deemed to exclude the phrase “using reasonable best efforts”.

Section 6.18 Integration Planning. Subject to applicable Law, between the date hereof and the Effective Time, DigitalGlobe and GeoEye will cooperate with each other in connection with the integration of the two companies, including taking the actions set forth on Section 6.18 of the DigitalGlobe Disclosure Letter and Section 6.18 of the GeoEye Disclosure Letter, respectively.

Section 6.19 GeoEye Satellite. Following the date hereof until 10 Business Days prior to the shipment by GeoEye of any satellite to a launch site and upon reasonable advance notice, GeoEye shall provide access by a Qualified DigitalGlobe Team (at DigitalGlobe’s sole cost and expense) to such satellite for purposes of testing and de-bugging a DigitalGlobe-developed software module to be installed on DigitalGlobe ground station equipment in connection with telemetry, tracking and control communications to and from such satellite after launch. Nothing herein shall require GeoEye to make or cause to be made any modifications to any of its satellites or to delay the shipment or launch of any of its satellites and the parties agree that all decisions to modify, launch or ship for launch any of GeoEye’s satellites remain in GeoEye’s sole discretion. GeoEye shall provide such documentation and information to the Qualified DigitalGlobe Team as they may reasonably require for such testing and de-bugging of the DigitalGlobe-developed software module. A “Qualified DigitalGlobe

Team” shall mean engineering personnel (including any third party contractor personnel) designated by DigitalGlobe and reasonably acceptable to GeoEye who have signed written confidentiality agreements prepared by and for the benefit of GeoEye and its contractors (reasonably acceptable to DigitalGlobe) intended to protect any proprietary or competitively sensitive information, source code or data belonging to GeoEye or its contractors from unauthorized or illegal use. GeoEye shall provide DigitalGlobe with written notice 10 Business Days prior to launching or shipping for launch any satellite, as applicable. DigitalGlobe and GeoEye shall adhere to the communications plan set forth on Section 6.19 of the GeoEye Disclosure Letter.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The DigitalGlobe Stockholder Approval and the GeoEye Stockholder Approval shall have been obtained.

(b) Listing. The shares of DigitalGlobe Common Stock issuable (i) as Merger Consideration pursuant to this Agreement and (ii) upon the exercise of GeoEye Stock Options or the vesting of GeoEye Restricted Stock Units, in each case under this clause (ii) following the Effective Time, shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Governmental Approvals.

(i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(ii) All Consents, if any, required to be obtained under any other foreign antitrust, competition, foreign investment, trade regulation or similar Laws or from or of any other Governmental Entity, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except for those Consents which are not material to the Combined Company.

(iii) FCC Consent shall have been obtained.

(iv) DoC Consent shall have been obtained.

(d) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, issued by any court or tribunal of competent jurisdiction, (collectively, the “Legal Restraints”) shall be in effect, in each case, that prevents, makes illegal, or prohibits the consummation of the Merger or that is (i) seeking to prohibit, materially restrain or otherwise materially interfere with the Merger or the ownership or operation of all or any material portion of the business or assets of GeoEye or any of the GeoEye Subsidiaries or of DigitalGlobe or any of the DigitalGlobe Subsidiaries or to compel GeoEye, DigitalGlobe or any GeoEye Subsidiary or DigitalGlobe Subsidiary to license, dispose of or hold separate all or any material portion of the business or assets of GeoEye or any of the GeoEye Subsidiaries or of DigitalGlobe or any of the DigitalGlobe Subsidiaries or (ii) seeking divestiture of any shares of GeoEye Capital Stock (or shares of stock of the Surviving Corporation or limited liability company interests of the Surviving LLC) or seeking to impose or confirm limitations on the ability of DigitalGlobe or any DigitalGlobe Subsidiary effectively to exercise full rights of ownership of the shares of the Surviving Corporation Common Stock or of the limited liability company interests of the Surviving LLC, including the right to vote, in the case of clause (i) or clause (ii), which would reasonably be expected to have a Material Adverse Effect on the Combined Company.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and DigitalGlobe shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Merger Consideration.

Section 7.02 Conditions to Obligations of GeoEye. The obligation of GeoEye to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of DigitalGlobe contained in this Agreement (except for the representations and warranties contained in Section 3.03 and Section 3.08(ii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “DigitalGlobe Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “DigitalGlobe Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a DigitalGlobe Material Adverse Effect, (ii) the representations and warranties of DigitalGlobe contained in Section 3.03 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) the representations and warranties of DigitalGlobe contained in Section 3.08(ii) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. GeoEye shall have received a certificate signed on behalf of DigitalGlobe by an executive officer of DigitalGlobe to such effect.

(b) Performance of Obligations of DigitalGlobe, Merger Sub and Merger Sub 2. Each of DigitalGlobe, Merger Sub and Merger Sub 2 shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and GeoEye shall have received a certificate signed on behalf of DigitalGlobe by an executive officer of DigitalGlobe to such effect.

(c) Absence of DigitalGlobe Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a DigitalGlobe Material Adverse Effect, and GeoEye shall have received a certificate signed on behalf of DigitalGlobe by an executive officer of DigitalGlobe to such effect.

(d) Opinion. GeoEye shall have received an opinion of Latham & Watkins LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP will be entitled to receive and rely upon customary assumptions, representations, warranties, and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of DigitalGlobe, Merger Sub, Merger Sub 2 and GeoEye, in substantially the forms attached hereto as Section 6.07(a) of the GeoEye Disclosure Letter and Section 6.07(b) of the DigitalGlobe Disclosure Letter; provided, however, that the condition set forth in this Section 7.02(d) shall not be waivable by GeoEye after receipt of the GeoEye Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

Section 7.03 Conditions to Obligations of DigitalGlobe, Merger Sub and Merger Sub 2. The obligations of DigitalGlobe, Merger Sub and Merger Sub 2 to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of GeoEye contained in this Agreement (except for the representations and warranties contained in Section 4.03 and Section 4.08(ii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “GeoEye Material Adverse

Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “GeoEye Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a GeoEye Material Adverse Effect, (ii) the representations and warranties of GeoEye contained in Section 4.03 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) the representations and warranties of GeoEye contained in Section 4.08(ii) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. DigitalGlobe shall have received a certificate signed on behalf of GeoEye by an executive officer of GeoEye to such effect.

(b) Performance of Obligations of GeoEye. GeoEye shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and DigitalGlobe shall have received a certificate signed on behalf of GeoEye by an executive officer of GeoEye to such effect.

(c) Absence of GeoEye Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a GeoEye Material Adverse Effect, and DigitalGlobe shall have received a certificate signed on behalf of GeoEye by an executive officer of GeoEye to such effect.

(d) Opinion. DigitalGlobe shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP will be entitled to receive and rely upon customary assumptions, representations, warranties, and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of DigitalGlobe, Merger Sub, Merger Sub 2 and GeoEye, in substantially the forms attached hereto as Section 6.07(a) of the GeoEye Disclosure Letter and Section 6.07(b) of the DigitalGlobe Disclosure Letter; provided, however, that the condition set forth in this Section 7.03(d) shall not be waivable by DigitalGlobe after receipt of the DigitalGlobe Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the DigitalGlobe Stockholder Approval or the GeoEye Stockholder Approval:

(a) by mutual written consent of GeoEye and DigitalGlobe;

(b) by either GeoEye or DigitalGlobe:

(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean February 15, 2013; provided, however, that (A) the End Date may be extended by either GeoEye or DigitalGlobe to June 30, 2013 if the approvals referenced in Section 7.01(c)(i), (iii) or (iv) have not been obtained by such date, so long as at such time the DigitalGlobe Stockholder Approval and the GeoEye Stockholder Approval have been obtained and (B) the End Date may be further extended by DigitalGlobe to September 30, 2013 if (1) the approvals referenced in Section 7.01(c)(iii) have not been obtained by June 30, 2013, but all other conditions to Closing shall have been satisfied or shall be then capable of being satisfied, (2) at least 10 Business Days prior to June 30, 2013, DigitalGlobe shall have provided GeoEye written notice of its intent to further extend the End Date and confirming that it will have commitment letters for Replacement Financing executed on or prior to June 30, 2013, which notice shall attach copies of any term sheets, commitment letters or other documents related to the Replacement Financing (and keep GeoEye reasonably informed with respect to negotiations related thereto), (3) DigitalGlobe shall have obtained, as of June 30, 2013, executed commitment letters for the Replacement Financing, which commitment letters shall extend through September 30, 2013, and (4) at such time the DigitalGlobe Stockholder Approval and the GeoEye Stockholder Approval have been obtained; and further provided that the End Date shall not occur sooner than three (3) Business Days after the final day of the Marketing Period; and further provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party contained in this Agreement to be true and correct;

(ii) if the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become a Final Order; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Legal Restraint and shall not be in material violation of Section 6.03 or otherwise in material violation of this Agreement;

(iii) if the DigitalGlobe Stockholder Approval is not obtained at the DigitalGlobe Stockholders Meeting duly convened (unless such DigitalGlobe Stockholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) if the GeoEye Stockholder Approval is not obtained at the GeoEye Stockholders Meeting duly convened (unless such GeoEye Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by GeoEye, if DigitalGlobe, Merger Sub or Merger Sub 2 breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of DigitalGlobe contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by DigitalGlobe, Merger Sub or Merger Sub 2, as the case may be, by the End Date or is not cured by DigitalGlobe, Merger Sub or Merger Sub 2, as the case may be, within 45 days after receiving written notice from GeoEye (provided that GeoEye is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of GeoEye contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d) by DigitalGlobe, if GeoEye breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of GeoEye contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by GeoEye by the End Date or is not cured by GeoEye within 45 days after receiving written notice from DigitalGlobe (provided that DigitalGlobe is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of DigitalGlobe contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e) by GeoEye, in the event that a DigitalGlobe Adverse Recommendation Change shall have occurred; provided that GeoEye shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the DigitalGlobe Stockholder Approval is obtained at the DigitalGlobe Stockholders Meeting;

(f) by DigitalGlobe, in the event that a GeoEye Adverse Recommendation Change shall have occurred; provided that DigitalGlobe shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(f) if the GeoEye Stockholder Approval is obtained at the GeoEye Stockholders Meeting;

(g) by GeoEye, at any time prior to the receipt of the GeoEye Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior GeoEye Proposal; provided, that GeoEye has complied with the provisions of Section 5.03 and that it pays to DigitalGlobe the GeoEye Termination Fee in accordance with Section 6.06(d)(iii);

(h) by DigitalGlobe, at any time prior to the receipt of the DigitalGlobe Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior DigitalGlobe Proposal; provided, that DigitalGlobe has complied with the provisions of Section 5.02 and that it pays to GeoEye the DigitalGlobe Termination Fee in accordance with Section 6.06(b)(iii); or

(i) by DigitalGlobe, (i) within 10 Business Days following the date that GeoEye or any GeoEye Subsidiary ships for launch any satellite after the date hereof, or (ii) within 10 Business Days following the date that GeoEye or any GeoEye Subsidiary launches any satellite after the date hereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either DigitalGlobe or GeoEye as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of GeoEye or DigitalGlobe, other than Section 3.20, Section 4.20, the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and except in the case of fraud or any intentional misrepresentation by a party or any intentional breach by a party of any representation, covenant or agreement set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein shall relieve or release any party from any liabilities or damages resulting from fraud or any intentional misrepresentation by such party or any intentional breach by such party of any representation, covenant or agreement set forth in this Agreement.

Section 8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the DigitalGlobe Stockholder Approval or the GeoEye Stockholder Approval; provided, however, that (a) after receipt of the DigitalGlobe Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of DigitalGlobe without the further approval of such stockholders, (b) after receipt of the GeoEye Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of GeoEye without the further approval of such stockholders, (c) no amendment shall be made to this Agreement after the Effective Time, (d) except as provided above, no amendment of this Agreement shall require the approval of the stockholders of DigitalGlobe or the stockholders of GeoEye and (e) no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Sections 9.07 and 9.08, the last sentence of Section 9.10 and Section 9.11 without the consent of the Financing Sources. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by DigitalGlobe shall require the approval of the stockholders of DigitalGlobe unless such approval is required by Law and no extension or waiver by GeoEye shall require the approval of the stockholders of GeoEye unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of GeoEye, DigitalGlobe, Merger Sub or Merger Sub 2, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of DigitalGlobe or GeoEye.

Section 8.06 Alternative Structure. The parties hereby agree to cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement as long as there is no change in the economic terms thereof and such alternative structure does not impose any material delay on, or condition to, the consummation of the Merger, or adversely affect any of the parties hereto or either DigitalGlobe’s or GeoEye’s stockholders or result in additional liability to DigitalGlobe’s or GeoEye’s directors or officers.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to DigitalGlobe, Merger Sub or Merger Sub 2, to:

DigitalGlobe, Inc.

1601 Dry Creek Drive

Suite 260

Longmont, CO 80503

Phone: (303) 684-4000

Facsimile: (303) 684-4340

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Phone: (212) 735-3000

Facsimile: (212) 735-2000

Attention: Nancy Lieberman, Esq.

  Marie Gibson, Esq.

(b) if to GeoEye, to:

GeoEye, Inc.

2325 Dulles Corner Boulevard

Herndon, VA 20171

Phone: (703) 480-5672

Facsimile: (703) 480-8175

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Phone: (202) 637-2200

Facsimile: (202) 637-2201

Attention: William P. O’Neill

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Phone: (212) 446-4861

Facsimile: (212) 446-6460

Attention: David Feirstein, Esq.

Section 9.03 Definitions. For purposes of this Agreement:

“2009 Indenture” means the Indenture, dated as of October 9, 2009, between GeoEye, the subsidiary guarantors party thereto and The Bank of New York Mellon, as trustee.

“2010 Indenture” means the Indenture, dated as of October 8, 2010, between GeoEye, the subsidiary guarantors party thereto and Wilmington Trust FSB, as trustee.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Combined Company” means GeoEye, the GeoEye Subsidiaries, DigitalGlobe and the DigitalGlobe Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“DigitalGlobe Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material Contract between DigitalGlobe or any DigitalGlobe Subsidiary, on the one hand, and any DigitalGlobe Personnel, on the other hand.

“DigitalGlobe Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by DigitalGlobe, any DigitalGlobe Subsidiary or any DigitalGlobe Commonly Controlled Entity for the benefit of any DigitalGlobe Personnel.

“DigitalGlobe Commonly Controlled Entity” means any person or entity, other than DigitalGlobe and the DigitalGlobe Subsidiaries, that, together with DigitalGlobe, is treated as a single employer under Section 414 of the Code.

“DigitalGlobe Government Bid” means any offer, quotation, bid or proposal to sell products or services made by DigitalGlobe or any of the DigitalGlobe Subsidiaries to any Governmental Authority or any prime contractor of any Governmental Entity prior to the Closing Date which, if accepted, would result in a DigitalGlobe Government Contract.

“DigitalGlobe Material Adverse Effect” means a Material Adverse Effect with respect to DigitalGlobe.

“DigitalGlobe Personnel” means any current or former director, officer or employee of DigitalGlobe or any DigitalGlobe Subsidiary.

“DigitalGlobe Restricted Stock” means any restricted stock granted under any DigitalGlobe Stock Plan or otherwise.

“DigitalGlobe Stock Option” means any option to purchase DigitalGlobe Common Stock, whether granted under any DigitalGlobe Stock Plan or otherwise.

“DigitalGlobe Stock Plans” means the DigitalGlobe 2007 Employee Stock Option Plan and the DigitalGlobe Amended and Restated 1999 Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FCC” means the Federal Communications Commission or any successor agency.

“Final Order” means an action or decision as to which (A) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed, (B) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (C) the Governmental Entity does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (D) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, together with their Affiliates, and including the parties to the Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements relating thereto).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GeoEye Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material Contract between GeoEye or any GeoEye Subsidiary, on the one hand, and any GeoEye Personnel, on the other hand.

“GeoEye Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by GeoEye, any GeoEye Subsidiary or any GeoEye Commonly Controlled Entity for the benefit of any GeoEye Personnel.

“GeoEye Commonly Controlled Entity” means any Person, other than GeoEye and the GeoEye Subsidiaries, that, together with GeoEye, is treated as a single employer under Section 414 of the Code.

“GeoEye ESPP” means the GeoEye Employee Stock Purchase Plan.

“GeoEye Government Bid” means any offer, quotation, bid or proposal to sell products or services made by GeoEye or any of the GeoEye Subsidiaries to any Governmental Authority or any prime contractor of any Governmental Entity prior to the Closing Date which, if accepted, would result in a GeoEye Government Contract.

“GeoEye Indentures” means the 2009 Indenture and the 2010 Indenture.

“GeoEye Material Adverse Effect” means a Material Adverse Effect with respect to GeoEye.

“GeoEye Notes” means GeoEye’s outstanding 9.625% Senior Secured Notes due 2015 issued pursuant to the 2009 Indenture and 8.625% Senior Secured Notes due 2016 issued pursuant to the 2010 Indenture.

“GeoEye Personnel” means any current or former director, officer or employee of GeoEye or any GeoEye Subsidiary.

“GeoEye Restricted Stock Award” means any restricted stock granted under any GeoEye Stock Plan or otherwise.

“GeoEye Restricted Stock Unit” means any restricted stock unit or performance share unit payable in shares of GeoEye Common Stock or the value of which is determined with reference to the value of shares of GeoEye Common Stock, or any other award the value of which is determined with reference to the value of shares of GeoEye Common Stock, in each case whether granted under any GeoEye Stock Plan or otherwise.

“GeoEye Stock Option” means any option to purchase GeoEye Common Stock, whether granted under any GeoEye Stock Plan or otherwise.

“GeoEye Stock Plans” means the GeoEye 2010 Omnibus Incentive Plan, the GeoEye 2006 Omnibus Stock and Performance Incentive Plan and the 2003 Employee Stock Incentive Plan.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, or (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of the individuals set forth in Section 9.03 of the GeoEye Disclosure Letter with respect to GeoEye or Section 9.03 of the DigitalGlobe Disclosure Letter with respect to DigitalGlobe, as applicable, after having made due inquiry of those persons reporting directly to such individual, but without further investigation by such individual.

“Marketing Period” means the period of 20 consecutive calendar days after delivery by GeoEye of the Required Information to DigitalGlobe; provided that (i) the Marketing Period shall either end on or prior to August 17, 2012 or, if the Marketing Period has not ended on or prior to August 17, 2012, then the Marketing Period shall commence no earlier than September 4, 2012), (ii) November 22, 2012 and November 23, 2012 shall not be included in the Marketing Period, (iii) the Marketing Period shall end on or prior to December 21, 2012 or, if the Marketing Period has not ended on prior to December 21, 2012, then the Marketing Period shall begin on or after December 31, 2012 and (iv) the Marketing Period shall end on the date the Financing is consummated if such date is prior to the end of the applicable 20 consecutive calendar day period.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, assets, liabilities, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect that results from or arises in connection with (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners (provided that the exceptions in this clause (iv) shall not apply to any representation or warranty contained in Section 3.05 (in the case of DigitalGlobe) and Section 4.05 (in the case of GeoEye) (or any portion thereof) to the extent the purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance by DigitalGlobe or GeoEye, as the case may be, of its obligations hereunder), (v) any change, in and of itself, in the market price, credit rating or trading volume of such Person’s securities , (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, or (ix) any material degradation of, damage to, loss of or destruction of a Person’s satellite, whether on orbit, under construction or in preparation for launch. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event shall any changes, terminations, reductions or modifications to a DigitalGlobe Government Contract or a GeoEye Government Contract, as the case may be, which does or may result in a reduction in funds to be received thereunder constitute or be taken into account in determining whether there has been or will be a Material Adverse Effect (it being understood that the facts or occurrences giving rise to or contributing to such reduction in funds to be received under a DigitalGlobe Government Contract or a GeoEye Government Contract, as the case may be, may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect).

“NASDAQ” means The NASDAQ Stock Market.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Replacement Financing” means debt financing which will result in net proceeds in the same amount as the amount committed to in the Commitment Letter and on terms and conditions not materially less favorable to DigitalGlobe or the Surviving Corporation than those set forth in the Commitment Letter.

“Required Information” means (i) all financial information regarding GeoEye or any of the GeoEye Subsidiaries, as may be reasonably requested by DigitalGlobe and that is reasonably required for the marketing and syndication of the Financing and (ii) all other pertinent and customary information (other than financial information, which is covered by clause (i) above) regarding GeoEye and the GeoEye Subsidiaries necessary to satisfy the conditions set forth in the Commitment Letter.

“Restricted Information” means information that pursuant to Contract or Law requires the disclosing party or the receiving party of such information to have an appropriate Governmental Entity clearance, approval, license or permit, including information that is of should be identified or classified as “classified information” or “protected information” by any Governmental Entity or by any party dealing with such Governmental Entity, and information subject to applicable export, import, industrial security or controlled goods Laws.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, notices, elections, certificates, claim for refund, forms and information returns and any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

Section 9.04 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries; Claims Regarding Financing.

(a) This Agreement, taken together with the DigitalGlobe Disclosure Letter, the GeoEye Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for (i) Section 6.05 and (ii) solely with respect to the Financing Sources, Sections 9.07 and 9.08, the last sentence of Section 9.10 and Section 9.11 (and such sections may not be amended or waived without the consent of the Financing Sources), is not intended to confer upon any Person other than the parties any rights or remedies.

(b) Notwithstanding anything contrary in this Agreement, (i) neither GeoEye nor any of its stockholders, nor any of their respective Affiliates or Representatives, shall have any rights or claims against the Financing Sources in connection with this Agreement or the Commitment Letter, whether at law or equity, in contract, in tort or otherwise and (ii) each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the Transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 9.11 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third-party claim referenced in Section 9.07(b)(ii).

Section 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10 Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

Section 9.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

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IN WITNESS WHEREOF, DigitalGlobe, Merger Sub, Merger Sub 2 and GeoEye have duly executed this Agreement, each as of the date first written above.

DIGITALGLOBE, INC.

By:	/s/ Jeffrey R. Tarr
	Name:	Jeffrey R. Tarr
	Title:	President & Chief Executive Officer

20/20 ACQUISITION SUB, INC.

By:	/s/ Jeffrey R. Tarr
	Name:	Jeffrey R. Tarr
	Title:	President

WORLDVIEW, LLC

By:	/s/ Jeffrey R. Tarr
	Name:	Jeffrey R. Tarr
	Title:	President

GEOEYE, INC.

By:	/s/ Matthew M. O’Connell
	Name:	Matthew M. O’Connell
	Title:	President & Chief Executive Officer

EXHIBIT 2.01(d)

Form of Certificate of Designations for DigitalGlobe Series A Preferred Stock

[See attached]

Exhibit A

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

DIGITALGLOBE, INC.

DigitalGlobe, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by Article Fourth of the Amended and Restated Certificate of Incorporation of the Company, and pursuant to Section 151 of the DGCL, the Board adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of eighty thousand (80,000) shares of Series A Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue eighty thousand (80,000) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), which shall have the following powers, designations, preferences and other special rights:

(1) Preferred Dividends. The holders of the Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive cumulative dividends (“Dividends”) at the Dividend Rate payable on the Liquidation Preference of such Preferred Shares as of the applicable Dividend Date (or, for the initial Dividend Period, as of the Initial Issuance Date). Dividends on the Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable in arrears on January 1, April 1, July 1, and October 1 (each, a “Dividend Date” and each such quarterly period (or shorter period in the case of the first such period following the Initial Issuance Date) being a “Dividend Period”) with the first Dividend Date being [        ], 20[    ]. If a Dividend Date is not a Business Day, then the Dividend shall be payable on the Business Day immediately following such Dividend Date. At the Company’s option, dividends may be declared and paid in cash out of funds legally available therefor, when, as and if declared by the Company; provided that if Dividends are not declared and paid in cash on any Dividend Date for the immediately preceding Dividend Period, then such Dividend shall automatically accrue and be added to the Liquidation Preference as of such Dividend Date, whether or not declared by the Board and whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such Dividends. On each Dividend Date, if the Company does not have current or accumulated “earnings and profits” within the meaning of Sections 301 and 312 of the Internal Revenue Code of 1986, as amended, through such Dividend Date, the Company shall not withhold any amount of the applicable Dividend in respect of U.S. federal income tax.

(2) Participation in Common Dividends. In addition to the Dividends provided in Section 1, in the event of any dividend or distribution declared on or paid on the Common Stock (other than a dividend or distribution in shares of Common Stock that results in an adjustment under Section 3(e)), the Holders shall, as holders of Preferred Shares, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(3) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 3.

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(a) Holder’s Conversion Right. At any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accrued but unpaid Dividends per Preferred Share, into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate.

(b) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 3(a) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(c) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on a date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or certificates issued in compliance with the procedures set forth in Section 12) (the “Preferred Stock Certificates”).

(ii) Company’s Response. Upon receipt by the Company of a Conversion Notice, the Company shall (A) as soon as practicable, but in any event within one (1) Trading Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), (X) provided the Transfer Agent is participating in the The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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(iv) Company’s Failure to Timely Convert.

(A) Cash Damages. If (x) within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares or (y) within three (3) Trading Days of the Company’s receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 3(c)(ii), then the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to one (1.0%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a new Preferred Stock Certificate to the Holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate. If any such cash damages described above are not paid when due in cash, then the amount of such cash damages shall (unless the Required Holders shall have given notice to the Company otherwise) automatically accrue and be added to the Liquidation Preference as of such due date. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Shares as required pursuant to the terms hereof.

(B) Void Conversion Notice. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 3(c)(iv)(A) or otherwise.

(v) Book-Entry. Upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company. In the event some, but not all of the Preferred Shares represented by a certificate physically surrendered are converted, the Company shall issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted as required by Section 3(c)(ii). The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(d) Taxes.

(i) Any and all payments made by the Company hereunder, including any amounts received on a conversion or redemption of the Preferred Shares, must be made by it without any Tax Deduction, unless required by law. If the Company is required by applicable law to make a Tax Deduction (or in connection therewith that there is a change in the applicable law with respect to rate or the basis of such Tax Deduction), it must notify the affected Holders promptly.

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(ii) If the Company is required by applicable law to make a Tax Deduction, it must make the minimum Tax Deduction allowed by such applicable law and must make any payment required in connection with that Tax Deduction within the time allowed by such applicable law.

As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom such Tax Deduction was paid.

(iii) In addition, the Company agrees to pay in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Preferred Shares (“Other Taxes”). As soon as practicable after making a payment of Other Taxes, the Company must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(iv) The obligations of the Company under this Section 3(d) shall survive any payment for the Preferred Shares and all other amounts payable hereunder.

(e) Adjustments to Conversion Price. If the Company at any time after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(f) Notices.

(i) Immediately upon any adjustment of the Conversion Price pursuant to Section 3(e), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(ii) The Company will give written notice to each Holder on or prior to the later of (x) at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Reorganization Event or Liquidation Event or (y) the time such information is made known to the public.

(iii) The Company will also give written notice to each Holder on or prior to the later of (x) at least ten (10) Business Days prior to the date on which any Reorganization Event or Liquidation Event will take place or (y) the time such information is made known to the public.

(4) Redemption at the Option of the Company.

(a) Option. If at any time after September 22, 2016, (i) the Weighted Average Price of the Common Stock listed on the Principal Market exceeds 175% of the Conversion Price then in effect for a period of thirty (30) consecutive Trading Days immediately preceding the Company Optional Redemption Notice Date and (ii) no Equity Conditions Failure has occurred, the Company shall have the right to redeem at its option all, but not less than all, of the Preferred Shares; provided, that (i) the Company may redeem less than all of the Preferred Shares only upon written consent of the Required Holders and (ii) the Company may not redeem any Preferred Shares that the Holders would not be able to convert due to a failure by the Company to have sufficient authorized and unissued shares of Common Stock reserved for issuance upon conversion of Preferred Shares equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each Preferred Share called for redemption (a “Company Optional Redemption”). Subject to the

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consent of the Required Holders in the preceding sentence, in the event the Company redeems pursuant to clause (i) or (ii) above less than all of the Preferred Shares held by the Holders the Company shall redeem such Preferred Shares on a pro rata basis determined by the aggregate number of Preferred Shares held by each Holder.

(b) Redemption Price and Payment. The Preferred Shares to be redeemed on the Company Optional Redemption Date pursuant to this Section 4 shall be redeemed by the Company by paying for each such Preferred Share cash, out of any assets of the Company legally available therefor, in an amount equal to the Liquidation Preference plus Accrued Dividends as of the Company Optional Redemption Date (the “Redemption Price”).

(c) Mechanics of Redemption. The Company may exercise its right to require redemption under this Section 4 by delivering an irrevocable written notice thereof by facsimile and overnight courier to all, but not less than all, of the Holders (the “Company Optional Redemption Notice” and the date all of the Holders received such notice is referred to as the “Company Optional Redemption Notice Date”). To the extent the Company, subject to consent of the Required Holders, did not redeem all of the Preferred Shares held by the Holders on its initial distribution of the Company Optional Redemption Notice, the Company may deliver an additional Company Optional Redemption Notice hereunder (subject to the conditions set forth herein) and such additional Company Optional Redemption Notice shall also be irrevocable. The Company Optional Redemption Notice shall state (i) the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”), which date shall not be less than thirty (30) Trading Days nor more than sixty (60) Trading Days following the Company Optional Redemption Notice Date, (ii) the Redemption Price, (iii) that there has been no Equity Conditions Failure, and (iv) that the Company has sufficient authorized and unissued shares of Common Stock equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each Preferred Share called for redemption. Notwithstanding anything to the contrary in this Section 4, at any time prior to the date the Company Optional Redemption Price is paid, in full, the Preferred Shares subject to redemption pursuant to a Company Optional Redemption Notice may be converted, in whole or in part, by the Holders into shares of Common Stock pursuant to Section 3.

(5) Protective Redemption. Prior to any redemption of Preferred Shares pursuant to paragraph (c) of Article Eleventh of the Certificate of Incorporation (the “Protective Redemption Provisions”), the Holders shall first be given no less than 30 days’ prior written notice (or such lesser time as to not cause undue jeopardy to the retention or restatement of the applicable license or franchise (within the meaning of the Certificate of Incorporation)) prior to the exercise of the Protective Redemption Provisions, the Preferred Shares subject to redemption under the Protective Redemption Provisions may be converted, in whole or in part, by the Holder into shares of Common Stock. To the extent the Board may elect under paragraph (c) of the Protective Redemption Provisions which Disqualified Holder (as such term is defined in the Certificate of Incorporation) shall be subject to redemption by the Company, the Board shall, except to the extent as may be prohibited by applicable Law, first elect to redeem the Voting Stock of Disqualified Holders other than the holders of Preferred Shares and Common Stock issued upon conversion thereof and only in the event that after giving effect to such redemptions additional redemptions are still necessary to prevent the loss of or to reinstate the applicable license or franchise which give rise to the redemptions may the Board thereafter elect to redeem the Preferred Shares or Common Stock issued upon conversion thereof. In the event of any redemption of Preferred Shares pursuant to the Protective Redemption Provisions, the Company shall pay the redemption price in full in cash, and shall not use any election under paragraph (b) of the Protective Redemption Provisions to pay any portion of the redemption price in notes or Redemption Securities (as defined in the Certificate of Incorporation). The foregoing rights are in addition to and not in substitution of the rights of holders of Voting Stock set forth in the Protective Redemption Provisions.

(6) Reservation of Shares. The Company shall at all times have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate then in effect with respect to the Conversion Amount of each such

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Preferred Share. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding.

(7) Voting Rights. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder’s Preferred Shares would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(8) Approval Rights. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may:

(a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation, this Certificate of Designation or the Company’s bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock of the Company, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided herein for the benefit of the Preferred Shares; and

(b) declare or pay any dividend or make any other payment or distribution on account of the Company’s Capital Stock of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, other than dividends with respect to which the Holders are entitled to participate pursuant to Section 2.

(9) Liquidation. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Capital Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Liquidation Preference plus Accrued Dividends; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective certificate of designations, preferences and rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of the Common Stock and treating for the purpose thereof all of the Preferred Shares as having been converted into Common Stock pursuant to Section 3 (without regard to any limitations on conversion herein or elsewhere), to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 9. All the preferential amounts to be paid to the Holders under this Section 9 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the

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distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section 9 applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(10) Reorganization Events. In the event of:

(i) any consolidation or merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will receive a distribution of cash, securities or other property of the Company or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person to the extent not set forth above;

(each of the foregoing events, a “Reorganization Event”), each Preferred Share outstanding immediately prior to such Reorganization Event will, without the consent of Holders, automatically become convertible into the kind and amount of securities, cash, and other property or assets that a holder (that was not the counterparty to the Reorganization Event or an Affiliate of such other party) of a number of shares of Common Stock equal to the Conversion Rate per Preferred Share prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such securities, cash, and other property or assets, the “Reference Property”). In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Reference Property receivable upon conversion of any Preferred Shares in accordance with Section 3 shall be determined based upon the Conversion Rate in effect on such Conversion Date. If the Holders receive only cash in such Reorganization Event, then for all conversions that occur after the effective date of such Reorganization Event (x) the consideration due upon conversion of each Preferred Share shall be solely cash in an amount equal to the Conversion Rate on the Conversion Date multiplied by the price paid per share of Common Stock in such Reorganization Event. The above provisions of this Section 10 shall similarly apply to successive Reorganization Events and the provisions of this Section 10 shall apply to any shares of Capital Stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(11) Ranking. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon Liquidation Event. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.

(12) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s); provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

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(13) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the Initial Holder and shall not be construed against any person as the drafter hereof.

(14) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(15) Notice. Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given to the Holders listed in the register for the Preferred Shares at the addresses set forth therein.

(16) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(17) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the applicable Eligible Market, the DGCL, this Certificate of Designations or otherwise with respect to the Preferred Shares may be effected by written consent of the Required Holders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the applicable Eligible Market and the DGCL. This provision is intended to comply with respect to the Preferred Shares with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(18) Further Assurances. Upon request of the Holders, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Certificate of Designation.

(19) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “Accrued Dividends” means the product of (x) the result of the following formula: (Dividend Rate)
(N/365) and (y) the Liquidation Preference.

(b) “Affiliate” has the meaning set forth in the meaning set forth in Rule 405 under the Securities Act, provided that for purposes of this Certificate of Designations the Initial Holder shall be deemed not to be an Affiliate of the Company.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Board” has the meaning set forth in the Preamble.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Capital Stock” means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

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(g) “Certificate of Designation” means this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company.

(h) “Closing Sale Price” means, for any security as of any date, the last consolidated closing bid price, respectively, for such security on the Principal Market, as confirmed by the Principal Market, or, if the Principal Market begins to operate on an extended hours basis and does not designate the consolidated closing bid price then the last bid price of such security prior to 4:00:00 p.m., New York Time, as confirmed by the Principal Market, or, if the Principal Market is not the principal securities exchange or trading market for such security the last bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as determined in good faith by the Board. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(i) “Common Stock” means any shares of any class of Capital Stock of the Company that has no preference with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company and that is not subject to redemption by the Company (other than pursuant to the Protective Redemption Provisions). Subject to the provisions of Section 10, however, shares issuable on conversion of the Preferred Shares shall include only shares of the class designated as common stock, par value $0.001 per share, as of the Initial Issuance Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company and that is not subject to redemption by the Company (other than pursuant to the Protective Redemption Provisions); provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

(j) “Company” has the meaning set forth in the Preamble.

(k) “Company Optional Redemption” has the meaning set forth in Section 4(a).

(l) “Company Optional Redemption Date” has the meaning set forth in Section 4(c).

(m) “Company Optional Redemption Notice” has the meaning set forth in Section 4(c).

(n) “Company Optional Redemption Notice Date” has the meaning set forth in Section 4(c).

(o) “Conversion Amount” means the sum of the Liquidation Preference plus the amount of Accrued Dividends.

(p) “Conversion Date” has the meaning set forth in Section 3(c)(i).

(q) “Conversion Notice” has the meaning set forth in Section 3(c)(i).

(r) “Conversion Price” means $26.17, subject to adjustment as provided herein.

(s) “Conversion Rate” has the meaning set forth in Section 3(b).

9

(t) “DGCL” has the meaning set forth in the Preamble.

(u) “Dividends” has the meaning set forth in Section 1.

(v) “Dividend Date” has the meaning set forth in Section 1.

(w) “Dividend Period” has the meaning set forth in Section 1.

(x) “Dividend Rate” means five percent (5.0%) per annum.

(y) “DTC” has the meaning set forth in Section 3(c)(ii).

(z) “Eligible Market” means The New York Stock Exchange, Inc, NYSE AMEX Equities, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(aa) “Equity Conditions” means that on each day during the period beginning thirty (30) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market.

(bb) “Equity Conditions Failure” means that on any day during the period commencing ten (10) Trading Days prior to the applicable Company Optional Redemption Notice Date through the applicable Company Optional Redemption Date the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(cc) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(dd) “Holder” has the meaning set forth in Section 1.

(ee) “Initial Holder” means Cerberus Satellite LLC.

(ff) “Initial Issuance Date” means the date of this Certificate of Designations, which is [        ], 20[    ].

(gg) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(hh) “Liquidation Funds” has the meaning set forth in Section 9.

(ii) “Liquidation Preference” means an amount equal to the Stated Value of a Preferred Share plus all Dividends accrued and added to the Liquidation Preference of such Preferred Share pursuant to Section 1.

(jj) “N” means the number of days from, but excluding (i) the last Dividend Date with respect to which dividends have been either paid in full by the Company in cash or added to the Liquidation Preference on the applicable Preferred Share, or (ii) the Initial Issuance Date if no Dividend Date has occurred.

(kk) “Other Taxes” has the meaning set forth in Section 3(d)(iii).

(ll) “Pari Passu Shares” has the meaning set forth in Section 9.

10

(mm) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(nn) “Preferred Shares” has the meaning set forth in the Recitals.

(oo) “Principal Market” means The New York Stock Exchange.

(pp) “Preferred Stock Certificates” has the meaning set forth in Section 3(c)(i).

(qq) “Preferred Stock Delivery Date” has the meaning set forth in Section 3(c)(ii).

(rr) “Protective Redemption Provisions” has the meaning set forth in Section 5.

(ss) “Redemption Price” has the meaning set forth in Section 4(b).

(tt) “Reference Property” has the meaning set forth in Section 10.

(uu) “Reorganization Event” has the meaning set forth in Section 10.

(vv) “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(ww) “SEC” means the Securities and Exchange Commission.

(xx) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(yy) “Share Delivery Date” has the meaning set forth in Section 3(c)(ii).

(zz) “Stated Value” means $1,000.

(aaa) “Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

(bbb) “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(ccc) “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Certificate of Designations.

11

(ddd) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(eee) “Transfer Agent” has the meaning set forth in Section 3(c)(i).

(fff) “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(ggg) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the applicable Eligible Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as determined in good faith by the Board. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

*  *  *  *  *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by [        ], its [        ], as of the [        ] day of [        ], 20[    ].

DIGITALGLOBE, INC.

By:
Name:
Title:

12

EXHIBIT I

DIGITALGLOBE, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of DigitalGlobe, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of DigitalGlobe, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

[ ]

By:
Name:
Title:

13

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

14

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO

TRANSFER AGENT]

15

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer and Trust Company, LLC to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated         , 20     from the Company and acknowledged and agreed to by American Stock Transfer and Trust Company, LLC.

DIGITALGLOBE, INC.

By:
Name:
Title:

16

EXHIBIT 6.10

Governance Matters

(a)	DigitalGlobe and GeoEye shall take all necessary action to cause, effective at the Effective Time, General Howell M. Estes III to be appointed as Chairman of the Board of DigitalGlobe. If such individual is not a member of the DigitalGlobe Board immediately prior to the Effective Time, GeoEye and DigitalGlobe shall reasonably agree upon a replacement from the DigitalGlobe Board to be appointed Chairman of the Board of DigitalGlobe at the Effective Time.

(b)	DigitalGlobe and GeoEye shall take all necessary action to cause, effective at the Effective Time, Jeffrey R. Tarr to be appointed the Chief Executive Officer of DigitalGlobe. If Jeffrey R. Tarr is not the Chief Executive Officer of DigitalGlobe immediately prior to the Effective Time, the DigitalGlobe Board shall select a replacement to be appointed Chief Executive Officer of DigitalGlobe at the Effective Time.

(c)	DigitalGlobe and GeoEye shall take all necessary action to cause, effective at the Effective Time, the Board of DigitalGlobe to consist of 10 individuals, which shall include, in addition to the 2 individuals listed above, (i) 4 additional Directors selected by the DigitalGlobe Nominating and Governance Committee from the list of individuals set forth on Section 6.10(c)(i) of the DigitalGlobe Disclosure Letter and approved by the DigitalGlobe Board and (ii) 4 additional Directors selected by the GeoEye Board from the list of individuals set forth on Section 6.10(c)(ii) of the GeoEye Disclosure Letter. Of the 4 additional Directors selected by the GeoEye Board pursuant to clause (ii) above, (x) 1 of such directors will be appointed a DigitalGlobe Class I Director for a term expiring at the DigitalGlobe Annual Meeting in 2013, 1 of such directors will be appointed DigitalGlobe Class II Directors for a term expiring at the DigitalGlobe Annual Meeting in 2014 and 2 of such directors will be appointed a DigitalGlobe Class III Director for a term expiring at the DigitalGlobe Annual Meeting in 2015 and (y) the Class II Director selected by the GeoEye Board shall be the director selected by Cerberus pursuant to the Cerberus Agreement.

(d)	DigitalGlobe and GeoEye shall take all necessary action to cause, effective at the Effective Time, the committees of the Board of DigitalGlobe to have at least one GeoEye-selected Directors and DigitalGlobe-selected Directors as a member.

(e)	No committee of the Board of DigitalGlobe other than those identified in this Exhibit 6.10 shall be formed prior to the first meeting of the DigitalGlobe Board following the Effective Time.

(f)	A GeoEye-selected Director shall be the Chairman of at least one committee of the DigitalGlobe Board, as selected by the Nominating and Governance Committee of the DigitalGlobe Board.

ANNEX B

CERBERUS AGREEMENT

This AGREEMENT, dated as of July 22, 2012 (this “Agreement”), is by and among DigitalGlobe, Inc., a Delaware corporation (“DigitalGlobe”), Cerberus Capital Management, L.P., a New York limited partnership (“Cerberus”), Cerberus Partners II, L.P., a Delaware limited partnership (“Cerberus Partners II”), Cerberus Series Four Holdings, LLC, a Delaware limited liability company (“Cerberus Series Four Holdings”), and Cerberus Satellite LLC, a Delaware limited liability company (“Cerberus Satellite” and, together with Cerberus, Cerberus Partners II and Cerberus Series Four Holdings, the “Cerberus Parties” and, together with Cerberus Partners II and Cerberus Series Four Holdings, the “Stockholders”).

WHEREAS, as of the date hereof, each Stockholder is the record or Beneficial Owner (as defined in Section 1.4(b)) of (i) the number of shares of common stock, par value $0.01 per share (the “GeoEye Common Stock”), of GeoEye, Inc., a Delaware corporation (“GeoEye”), and (ii) the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share, of GeoEye (the “GeoEye Preferred Stock”), as set forth opposite such Stockholder’s name on Schedule I hereto (all such shares of GeoEye Common Stock and GeoEye Preferred Stock, the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, DigitalGlobe, 20/20 Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), WorldView, LLC, a Delaware limited liability company (“Merger Sub 2”), and GeoEye are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into GeoEye (the “Merger”), and, immediately after the Merger, GeoEye will be merged with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Combination”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, DigitalGlobe and the Cerberus Parties are entering into a Voting Agreement (the “Cerberus Voting Agreement”) pursuant to which the Cerberus Parties, have agreed, among other things, to vote, or to cause their respective Affiliates (as defined in Section 1.4(a)) to vote, as the case may be, the GeoEye Common Stock or GeoEye Preferred Stock (to the extent permitted), as the case may be, held by such Cerberus Parties or such Affiliates in favor of the adoption of the Merger Agreement;

WHEREAS, following the closing of the Combination under the Merger Agreement (the “Closing”), the Cerberus Parties are expected to Beneficially Own shares of common stock, par value $0.001, of DigitalGlobe (the “DigitalGlobe Common Stock”) and shares of Series A Preferred Stock, par value $0.001, of DigitalGlobe (the “DigitalGlobe Preferred Stock”);

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the shares of DigitalGlobe Common Stock and DigitalGlobe Preferred Stock to be Beneficially Owned by the Cerberus Parties following the Closing, as well as restrictions on certain activities by the Cerberus Parties in respect of DigitalGlobe and certain agreements relating to the Combination and other related matters; and

WHEREAS, as a condition to DigitalGlobe’s willingness to enter into and perform its obligations under the Merger Agreement, DigitalGlobe has requested that the Cerberus Parties enter into this Agreement, and the Cerberus Parties have agreed to do so in order to induce DigitalGlobe to enter into, and in consideration of it entering into, the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Standstill Agreement

Section 1.1. Each Cerberus Party agrees that during Standstill Period I (as defined in Section 1.4(c)) and Standstill Period II (as defined in Section 1.4(d)), as applicable, it will not, and it shall cause its respective Affiliates not to, in any manner, directly or indirectly (unless requested in writing by DigitalGlobe):

(a) participate in, effect or seek (including, without limitation, entering into any discussions, negotiations, agreements or understandings with any third person whether publicly or otherwise) to effect, or encourage any individual, corporation, partnership, limited liability company, association, trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof (any of the foregoing, a “Person”) to participate in, effect or so seek (whether publicly or otherwise) to effect:

(i) other than pursuant to the Combination and other than pursuant to the right to convert or conversion into DigitalGlobe Common Stock of outstanding DigitalGlobe Preferred Stock in respect of the accretion of unpaid dividends on the DigitalGlobe Preferred Stock pursuant to the DigitalGlobe COD (as defined below), the acquisition of, or obtaining any economic interest in (including Beneficial Ownership), or any right to direct the voting or disposition of, or any other right with respect to, by any Person (including any Cerberus Party), any securities of DigitalGlobe (including DigitalGlobe Common Stock or DigitalGlobe Preferred Stock), bank debt or obligations for borrowed money of DigitalGlobe or any of its Subsidiaries (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities, bank debt or obligations for borrowed money measured by the price or value of any securities of DigitalGlobe or any of its Affiliates, including without limitation any swaps or other derivative arrangements (“Derivative Securities”)), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to Beneficial Ownership, and, in each case, whether or not any of the foregoing is acquired or obtained by means of borrowing of securities, operation of any Derivative Security or otherwise, or make any public announcement with respect to, or submit a proposal or offer with respect to the foregoing, provided however that (A) during Standstill Period I, the Cerberus Parties may acquire Beneficial Ownership of DigitalGlobe Common Stock if upon such acquisition the aggregate Beneficial Ownership of DigitalGlobe Common Stock, including any DigitalGlobe securities on an as converted basis, by the Cerberus Parties and their Affiliates would not at any time be in excess of 11.35% of the number of shares of DigitalGlobe Common Stock that are then outstanding, it being agreed and confirmed that the Cerberus Parties and their Affiliates shall not acquire any Derivative Securities of DigitalGlobe, (B) during Standstill Period II, the Cerberus Parties may acquire Beneficial Ownership of DigitalGlobe Common Stock if upon such acquisition the aggregate Beneficial Ownership of DigitalGlobe Common Stock, including the DigitalGlobe Preferred Stock and any other DigitalGlobe securities on an as converted basis, by the Cerberus Parties and their Affiliates would not at any time be in excess of 19.9% of the number of shares of DigitalGlobe Common Stock that are then outstanding, including the DigitalGlobe Preferred Stock on an as converted basis, it being agreed and confirmed that the Cerberus Parties and their Affiliates shall not acquire any Derivative Securities of DigitalGlobe, and (C) in all cases permitted pursuant to clause (A) and (B) above, any acquisitions of Beneficial Ownership of DigitalGlobe Common Stock by the Cerberus Parties shall only be made in a manner that is consistent with all applicable Laws, including U.S. securities Laws and antitrust Laws (including the HSR Act);

(ii) other than pursuant to the Combination, any tender offer, exchange offer, merger, acquisition or other business combination involving DigitalGlobe or any of its Subsidiaries, or any similar extraordinary transaction involving the purchase of all or substantially all of the assets of DigitalGlobe, or make any public announcement with respect to, or submit a proposal or offer with respect to the foregoing;

(iii) any recapitalization, restructuring, liquidation or dissolution with respect to DigitalGlobe or any of its Subsidiaries or any similar extraordinary transaction involving a dividend or distribution of assets of DigitalGlobe; or

(iv) any solicitation (or participation in any solicitation) of proxies or consents to vote, or recommendation to other holders how to vote, any voting securities of DigitalGlobe with respect to the election of directors or any other proposal to be considered at any annual or special meeting of stockholders of DigitalGlobe or for the call of a special meeting of stockholders, or present, conduct, participate in or engage in any proposal or other type of referendum (binding or non-binding), including nominations for directors, for consideration at any annual meeting or special meeting of stockholders or the call of a special meeting of stockholders (it being agreed, however, that nothing in this Article I (other than Section 1.5 and subject to Section 2.1) shall prevent or impair any Cerberus Party from voting its voting securities (directly or by proxy grant));

(b) form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), with respect to the DigitalGlobe Common Stock or DigitalGlobe Preferred Stock, or otherwise support or participate in any effort by a third party with respect to the matters set forth in Section 1.1(a) above, or deposit any DigitalGlobe Common Stock or DigitalGlobe Preferred Stock in a voting trust or, except as provided in the Cerberus Voting Agreement and Article II, subject any DigitalGlobe Common Stock or DigitalGlobe Preferred Stock, to any voting agreement, other than in each case solely with its Affiliates or Associates (as defined in Section 1.4(a)) (which Affiliates and Associates the Cerberus Parties shall cause to be subject to the same restrictions set forth herein as if they were parties hereto) with respect to the DigitalGlobe Common Stock or DigitalGlobe Preferred Stock now or hereafter owned by the Cerberus Parties or their Affiliates or pursuant to this Agreement;

(c) otherwise act, alone or in concert with any other Person, to seek to control or influence the management, Board of Directors of DigitalGlobe (the “Board”) or policies of DigitalGlobe, or initiate or take any action to obtain additional representation on the Board;

(d) take any action which would, or would reasonably be expected to, force DigitalGlobe to make a public announcement regarding any of the types of matters set forth in Sections 1.1(a)-(c) above;

(e) sell or dispose of, in a single transaction or series of transactions, any DigitalGlobe Common Stock or DigitalGlobe Preferred Stock to any other Person or “group” if any of the Cerberus Parties or their Affiliates know, or have good reason to know, that such Person or “group” holds or, after giving effect to any such sale or disposition, would Beneficially Own 5% or more of the DigitalGlobe Common Stock, assuming conversion of the DigitalGlobe Preferred Stock into DigitalGlobe Common Stock, unless such sale or disposition has been approved by a majority of the members of the Board who are not Associates or Affiliates of any of the Cerberus Parties and who have not been nominated to serve on the Board by any of the Cerberus Parties or any of their Affiliates, Associates or any persons with whom any of the Cerberus Parties have formed a “group”;

(f) participate in any sale process regarding DigitalGlobe unless (i) such process is initiated by the Board and (ii) such participation is on the same terms as those set by the Board and its advisors for other bidders involved in such sale process;

(g) (i) engage in transactions with respect to any non-convertible debt of DigitalGlobe or any of its Subsidiaries (whether such transaction(s) is/are in the primary or secondary market or otherwise), (ii) take any other actions with respect to the debt of DigitalGlobe or any of its Subsidiaries, (iii) propose, commit on, participate in and/or make a loan or other debt financing to DigitalGlobe or any of its Subsidiaries, (iv) propose, commit on, participate in and/or provide debt financing to a prospective buyer regarding a transaction involving DigitalGlobe or any of its Subsidiaries, (v) finance a third party’s effort to make a loan or other debt financing to DigitalGlobe or any of its Subsidiaries or (vi) take a security interest in any assets of DigitalGlobe or any of its Subsidiaries as collateral security for any loan or other debt; the term “debt” as used in this Section 1.1(g) shall include, without limitation, institutional debt (bank or otherwise), commercial paper, notes, debentures, bonds, other evidence of indebtedness, and debt securities and debt instruments that are not convertible into equity securities of DigitalGlobe or any of its Subsidiaries;

(h) enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(i) seek or request permission to do any of the foregoing, request to amend or waive any provision of this Article I (including, without limitation, this Section 1.1(i)), or make or seek permission to make disclosure publicly (in SEC filings or otherwise) of any intention, plan or arrangement that is inconsistent with the foregoing.

Section 1.2. Notwithstanding the foregoing provisions of Article I, the terms of this Article I shall not limit, restrict or impair the ability of the Cerberus Parties after the Closing to (i) exercise any of their rights under paragraph (8) of the Certificate of Designations, Preferences and Rights of the DigitalGlobe Preferred Stock (the “DigitalGlobe COD”) or (ii) acquire Beneficial Ownership of any securities, rights or options to acquire any securities, or any assets or businesses, of DigitalGlobe or any of its Subsidiaries, pursuant to (1) a dividend or distribution paid or made by DigitalGlobe on the outstanding DigitalGlobe Common Stock, (2) a right to convert or conversion into DigitalGlobe Common Stock of outstanding DigitalGlobe Preferred Stock in respect of accrued but unpaid dividends on the DigitalGlobe Preferred Stock, (3) an adjustment to the conversion price for the DigitalGlobe Preferred Stock or (4) a split or subdivision of the outstanding DigitalGlobe Common Stock.

Section 1.3. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that this Article I shall not be deemed to prohibit any director designated for appointment as a director of DigitalGlobe pursuant to Section 2.3 from engaging in any lawful act in his capacity as a director of DigitalGlobe. Nothing in this Article I shall restrict or otherwise impair any Cerberus Party from selling or otherwise transferring its DigitalGlobe Common Stock or DigitalGlobe Preferred Stock or any other securities of DigitalGlobe to any Person or from participating in any discussions to facilitate the same, so long as such Cerberus Party has not breached or will not breach any of the provisions of this Agreement, including, but not limited to, any transaction pursuant to Section 1.1(e). The Cerberus Parties may not sell or transfer their DigitalGlobe Common Stock or DigitalGlobe Preferred Stock or any other securities of DigitalGlobe in connection with a tender offer, exchange offer, merger, acquisition or other business combination, or other extraordinary transaction, involving DigitalGlobe or any of its Subsidiaries unless the Board has recommended that DigitalGlobe stockholders sell or transfer their DigitalGlobe Common Stock or DigitalGlobe Preferred Stock or other equity securities in connection with such transaction. Additionally, notwithstanding anything to the contrary in this Agreement, the Cerberus Parties agree that they shall cause all of their Affiliates which acquire any DigitalGlobe securities to agree in writing to be bound by the terms of this Agreement as though they were a Cerberus Party.

Section 1.4. As used herein:

(a) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Exchange Act.

(b) “Beneficial Ownership” by a Person of a security means ownership by such Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates (including as Affiliates for this purpose its officers and directors) or any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which such Person or any such Affiliate is or becomes a member. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings to “Beneficial Ownership.”

(c) “Standstill Period I” means the period beginning on the date hereof and ending on either (i) the Closing Date or (ii) if the Merger Agreement is terminated, the date the Cerberus Parties and their Affiliates cease to Beneficially Own any shares of DigitalGlobe Common Stock.

(d) “Standstill Period II” means the period beginning on the Closing Date and ending on the date that is 12 months after the Cerberus Parties and their Affiliates cease to Beneficially Own in the aggregate at least 5% of the issued and outstanding DigitalGlobe Common Stock, including the DigitalGlobe Preferred Stock on an as converted basis.

Section 1.5. Notwithstanding anything to the contrary herein, the Cerberus Parties agree, as of the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, to comply with the restrictions set forth in Section (1) of the Letter Agreement by and between Cerberus and GeoEye, dated February 9, 2012, as amended on June 5, 2012 (the “GeoEye Standstill Agreement”), regardless of whether the Standstill Period (as defined therein) may have ended or of any further amendment or termination of the GeoEye Standstill Agreement.

ARTICLE II

Voting Arrangements; Appointment of Director

Section 2.1. Voting. During Standstill Period I and Standstill Period II, as applicable, each of the Cerberus Parties shall, and shall cause each of its respective Affiliates to, vote or act by written consent with respect to, all of the equity securities of DigitalGlobe (including DigitalGlobe Common Stock and DigitalGlobe Preferred Stock) Beneficially Owned by Cerberus and its Affiliates in accordance with the recommendation of the Board (including for each of the Director nominees recommended by the Board) at any meeting of the stockholders of DigitalGlobe, however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of DigitalGlobe or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of DigitalGlobe is sought.

Section 2.2. Quorum. During Standstill Period I and Standstill Period II, as applicable, each of the Cerberus Parties shall be, and shall cause each of its respective Affiliates that holds equity securities of DigitalGlobe (including DigitalGlobe Common Stock and DigitalGlobe Preferred Stock) to be, present in person or represented by proxy at all meetings of stockholders of DigitalGlobe so that all equity securities Beneficially Owned by Cerberus and its Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meeting.

Section 2.3. Appointment of Director. Cerberus shall have the right to designate one director (who shall be either Robert G. Warden or Michael P.C. Carns), subject to the approval of the Board (such approval not to be unreasonably withheld), for appointment to the Board as of the Effective Time with a term to run until the 2014 Annual Meeting of Stockholders of DigitalGlobe. DigitalGlobe agrees to take all actions necessary to appoint such designee to the Board of Directors.

ARTICLE III

Consent to Exchange of Preferred Stock and Other Matters; HSR Filing; Registration Rights Agreement

Section 3.1. Consent to Exchange of Preferred Stock and Other Matters. Each of Cerberus Satellite and the other Cerberus Parties hereby:

(a) acknowledges and agrees that at the Effective Time, the GeoEye Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to the receive cash and DigitalGlobe Preferred Stock pursuant to the terms of the Merger Agreement;

(b) acknowledges and agrees that the preferences, rights, privileges and powers of, and restrictions provided for the benefit of the DigitalGlobe Preferred Stock, as set forth in DigitalGlobe COD, are different than such preferences, rights, privileges, powers and restrictions provided in the GeoEye COD;

(c) agrees and consents, for purposes of Section 11 of the GeoEye COD, to the Combination and the transactions related thereto, including the replacement of the GeoEye COD with the DigitalGlobe COD (substantially in the form set forth in Exhibit A to this Agreement) in connection with the Combination, and agrees that the foregoing consent is intended to and does evidence the requisite consent of the Required Holders (as defined in the GeoEye COD) with respect to the Combination and the transactions related thereto (including the exchange of GeoEye Preferred Stock for DigitalGlobe Preferred Stock) required by Section 11 of the GeoEye COD and, provided that there are no changes or modifications to the terms of Merger Agreement that are adverse to the holders of GeoEye Preferred Stock, that no further consent or approval of the Required Holders is required pursuant to Section 11 of the GeoEye COD;

(d) with respect to the Combination and related transactions, provided that there are no changes or modifications to the terms of the Merger Agreement that are adverse to the holders of GeoEye Preferred Stock, waives any rights of any Cerberus Party as a holder of GeoEye Preferred Stock under, and waives GeoEye’s compliance with its obligations under, Sections 6 and 16 of the GeoEye COD; and

(e) agrees and consents to the termination, as of the Effective Time, of (i) the Purchase Agreement, by and between Cerberus Satellite and GeoEye, dated March 22, 2010, with respect to GeoEye Preferred Stock, (ii) the Purchase Agreement, by and among Cerberus Satellite and GeoEye and certain of its Affiliates, dated March 22, 2010, with respect to GeoEye Floating Rate Senior Notes due 2016, (iii) the GeoEye Standstill Agreement and (iv) any other agreements in effect as of the Closing Date by and between GeoEye and its Affiliates, on the one hand, and any of the Cerberus Parties or its Affiliates, on the other hand.

Section 3.2. HSR Filing.

(a) If a filing is required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), each Cerberus Party agrees to make, and to cause its Affiliates to make, as applicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement at the time directed by DigitalGlobe or by this Agreement in connection with any acquisition pursuant to Section 1.1(a)(i), and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable.

(b) Subject to the terms and conditions of this Agreement, each of DigitalGlobe and the Cerberus Parties shall, and shall cause its Affiliates to use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Affiliates with respect to the Combination and the transactions contemplated by this Agreement, to obtain (and to cooperate with the other party to obtain) as promptly as practicable any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by any Cerberus Party or DigitalGlobe or any of their respective Affiliates in connection with the Combination and the transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

(c) Subject to the terms and conditions of this Agreement, each of DigitalGlobe and the Cerberus Parties shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing with or submission to a Governmental Entity in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before, or communications with, a Governmental Entity relating to the transactions contemplated hereby, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Entity and of any communication received or given by a private party in connection with any governmental inquiry, investigation or proceeding, in each case regarding any of the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, DigitalGlobe shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries or Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with any governmental inquiry, investigation or proceeding with respect to the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, each party shall have the right to attend (to the extent permitted by the relevant Governmental Authority) or be promptly and fully informed following material conferences and meetings between the other party and regulators concerning the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, DigitalGlobe shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition and other approvals of Governmental Authorities, and shall take the lead in all meetings and communications with any Governmental Entity in connection therewith. Notwithstanding the cooperation of the parties required by this Section 3.2, in the event the parties do not agree with respect to any matter in connection with the required clearances and approvals from Governmental Authorities, DigitalGlobe’s decision will control. DigitalGlobe and the Cerberus Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 3.2 as “Antitrust Counsel Only Material.” Such Antitrust Counsel Only Material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (a Cerberus Party or DigitalGlobe, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 3.2, materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation, pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of a Cerberus Party, DigitalGlobe and their respective Affiliates.

Section 3.3. Registration Rights Agreement. As of the Effective Time, each of the parties hereto shall enter into a registration rights agreement (substantially in the form set forth in Exhibit B to this Agreement) (the “Registration Rights Agreement”).

ARTICLE IV

Representations and Warranties of the Cerberus Parties

Each Cerberus Party hereby represents and warrants to DigitalGlobe as follows:

Section 4.1. Organization. Each Cerberus Party that is a corporation, limited liability company, partnership, trust or other entity (other than a natural person) is duly organized and validly existing under the laws of the jurisdiction of its organization.

Section 4.2. Authority. Each Cerberus Party has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each Cerberus Party and the consummation of the transactions contemplated by this Agreement by each Cerberus Party have been duly authorized by all necessary action on the part of each

Cerberus Party, and, assuming the due authorization, execution, and delivery of this Agreement by DigitalGlobe, this Agreement constitutes a legal, valid, and binding obligation of each Cerberus Party, enforceable against each Cerberus Party in accordance with its terms.

Section 4.3. Ownership of Subject Shares; Total Shares. Each Cerberus Party is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, the Subject Shares listed beside such Stockholder’s name on Schedule I attached hereto, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided in this Agreement, the GeoEye Standstill Agreement, the GeoEye COD, the Cerberus Voting Agreement or pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, no Cerberus Party or its Affiliate owns, beneficially or otherwise, any DigitalGlobe Common Stock, DigitalGlobe Preferred Stock, DigitalGlobe stock options, Derivative Securities or other securities of DigitalGlobe, and no Cerberus Party or its Affiliate owns or holds any right to acquire any additional shares of DigitalGlobe Common Stock, DigitalGlobe Preferred Stock, Derivative Securities or other securities of DigitalGlobe or any interest therein or any voting rights with respect to any securities of DigitalGlobe other than pursuant to the conversion of the Subject Shares in the Combination.

Section 4.4. Voting Power. Each Stockholder has (or will have with respect to such Stockholder’s DigitalGlobe Common Stock or DigitalGlobe Preferred Stock) sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares (and, upon conversion, such Stockholder’s DigitalGlobe Common Stock or DigitalGlobe Preferred Stock), with no limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement, the GeoEye Standstill Agreement, the Cerberus Voting Agreement and the GeoEye COD. Each Cerberus Party represents that any proxies heretofore given in respect of the Subject Shares have been revoked.

Section 4.5. Consents and Approvals; No Violation. Except for any filing required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by any Cerberus Party and the consummation by any Cerberus Party of the transactions contemplated by this Agreement, and none of the execution and delivery of this Agreement by any Cerberus Party, the consummation by a Cerberus Party of the transactions contemplated by this Agreement or compliance by the Cerberus Parties with any of the provisions of this Agreement shall (x) conflict with or result in a breach of the organizational documents of any Cerberus Party, (y) result in a material violation or material breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any terms, conditions, or provision of, any trust agreement, loan or credit agreement, material note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to a Cerberus Party or to its property or assets, or (z) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to any Cerberus Party, except under clauses (x), (y) or (z), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of any Cerberus Party to perform its obligations hereunder.

Section 4.6. Litigation. As of the date hereof, there is no action, suit or other proceeding pending against a Cerberus Party or, to the knowledge of the Cerberus Parties, any other Person or, to the knowledge of the Cerberus Parties, threatened in writing against a Cerberus Party or its Affiliates that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by DigitalGlobe of its rights under this Agreement or the performance by a Cerberus Party of its obligations under this Agreement.

Section 4.7. Acknowledgement. Each Cerberus Party understands and acknowledges that DigitalGlobe is entering into the Merger Agreement in reliance upon each Cerberus Party’s execution, delivery and performance of this Agreement.

ARTICLE V

Representations and Warranties of DigitalGlobe

DigitalGlobe hereby represents and warrants to the Cerberus Parties as follows:

Section 5.1. Organization. DigitalGlobe is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 5.2. Corporate Authorization; Validity of Agreement; Necessary Action. DigitalGlobe has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by DigitalGlobe and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of DigitalGlobe, and, assuming the due authorization, execution and delivery thereof by each Cerberus Party, constitutes a valid and legally binding agreement of DigitalGlobe enforceable against it in accordance with its terms.

Section 5.3. Consents and Approvals; No Violation. (a) Except as may be set forth in the Merger Agreement and in the DigitalGlobe Disclosure Schedules thereto (including, without limitation, filings as may be required under applicable securities laws) and any filing required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement or the Merger Agreement by DigitalGlobe and the consummation by DigitalGlobe of the transactions contemplated by this Agreement or the Merger Agreement, and (b) none of the execution and delivery of this Agreement or the Merger Agreement by DigitalGlobe, the consummation by DigitalGlobe of the transactions contemplated by this Agreement or the Merger Agreement or compliance by DigitalGlobe with any of the provisions of this Agreement or the Merger Agreement shall (x) conflict with or result in any breach of the organizational documents of DigitalGlobe, (y) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which DigitalGlobe is a party, or (z) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to DigitalGlobe, except under clauses (x), (y) or (z), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of DigitalGlobe to perform its obligations hereunder or under the Merger Agreement.

ARTICLE VI

Covenants of the Cerberus Parties

Each Cerberus Party covenants and agrees as follows:

Section 6.1. Stockholder Capacity. Each Cerberus Party enters into this Agreement solely in its capacity as the record or Beneficial Owner of its Subject Shares.

Section 6.2. Documentation and Information. Each Cerberus Party (a) consents to and authorizes the publication and disclosure by DigitalGlobe and its Affiliates of its identity and holdings of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC, any other Governmental Entity, the Joint Proxy Statement, or any other disclosure document in connection with the Combination or any of the other transactions contemplated by the Merger Agreement or this Agreement or otherwise required by Law, and (b) agrees promptly to give to DigitalGlobe any information it may reasonably require for the preparation of any such disclosure documents, which information shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading. Each Cerberus Party agrees to promptly notify DigitalGlobe of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 6.3. Compliance with Agreements. Cerberus will cause the Stockholders to perform all of their obligations under this Agreement, the Registration Rights Agreement and the Cerberus Voting Agreement.

ARTICLE VII

Termination

Section 7.1. This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) at the end of Standstill Period II or, if the Merger Agreement is terminated, at the end of Standstill Period I. In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from liability for any breach hereof prior to such termination; provided further, that the provisions set forth in this Article VII and Article VIII shall survive the termination of this Agreement.

ARTICLE VIII

Miscellaneous

Section 8.1. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

(b) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

(c) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 8.1.

Section 8.2. Specific Performance. The Cerberus Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that DigitalGlobe shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 8.1, without proof of actual damages (and each Cerberus Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which DigitalGlobe is entitled at law or in equity. The Cerberus Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 8.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that DigitalGlobe may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of DigitalGlobe, but no such assignment shall relieve DigitalGlobe from its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.4. Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed on behalf of DigitalGlobe and each Cerberus Party. Any agreement on the part of a party to any amendment or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.5. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to a Cerberus Party:

Cerberus Capital Management, L.P.

875 Third Avenue

11th Floor

New York, NY 10022

Phone: (212) 891-2100

Attention: General Counsel

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Phone: (212) 756-2000

Fax: (212) 593-5955

Attention:	Stuart D. Freedman, Esq.
Christopher S. Harrison, Esq.

If to DigitalGlobe, to:

DigitalGlobe, Inc.

1601 Dry Creek Drive

Suite 260

Longmont, CO 80503

Phone: 303-684-4000

Fax: 303-684-4340

Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Phone: (212) 735-3000

Facsimile: (212) 735-2000

Attention:	Nancy Lieberman, Esq.
Marie Gibson, Esq.

Section 8.6. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

Section 8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule, Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.7 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.8. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

Section 8.9. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement.

Section 8.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.11. No Strict Construction. The parties hereto acknowledge that this Agreement has been prepared jointly by them and shall not be strictly construed against any party hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DIGITALGLOBE, INC.

By:	/s/ Jeffrey R. Tarr
	Name:	Jeffrey R. Tarr
	Title:	President & Chief Executive Officer

CERBERUS CAPITAL MANAGEMENT, L.P.

By:	/s/ Mark A. Neporent
	Name:	Mark A. Neporent
	Title:	Senior Managing Director

CERBERUS PARTNERS II, L.P.

By: Cerberus Associates II, L.L.C., its General Partner

By:	/s/ Mark A. Neporent
	Name:	Mark A. Neporent
	Title:	Authorized Signatory

CERBERUS SERIES FOUR HOLDINGS, LLC

By: Cerberus Institutional Partners, L.P.- Series Four, its Managing Member

By: Cerberus Institutional Associates, L.L.C., its General Partner

By:	/s/ Mark A. Neporent
	Name:	Mark A. Neporent
	Title:	Authorized Signatory

[Signature Page to Cerberus Agreement]

CERBERUS SATELLITE LLC

By: Cerberus Series Four Holdings, LLC, its Managing Member

By: Cerberus Institutional Partners, L.P.- Series Four, its Managing Member

By: Cerberus Institutional Associates, L.L.C. its General Partner

By:	/s/ Mark A. Neporent
	Name:	Mark A. Neporent
	Title:	Authorized Signatory

[Signature Page to Cerberus Agreement]

SCHEDULE I

Stockholder (Name and Address)	Shares of GeoEye Common Stock	Shares of GeoEye Preferred Stock
Cerberus Partners II, L.P. 875 Third Avenue 11th Floor New York, NY 10022	53,844	—

Cerberus Series Four Holdings, LLC 875 Third Avenue 11th Floor New York, NY 10022	4,717,535	—

Cerberus Satellite LLC 875 Third Avenue 11th Floor New York, NY 10022	—	80,000

Schedule I

Exhibit A

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

DIGITALGLOBE, INC.

DigitalGlobe, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by Article Fourth of the Amended and Restated Certificate of Incorporation of the Company, and pursuant to Section 151 of the DGCL, the Board adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of eighty thousand (80,000) shares of Series A Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue eighty thousand (80,000) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), which shall have the following powers, designations, preferences and other special rights:

(1) Preferred Dividends. The holders of the Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive cumulative dividends (“Dividends”) at the Dividend Rate payable on the Liquidation Preference of such Preferred Shares as of the applicable Dividend Date (or, for the initial Dividend Period, as of the Initial Issuance Date). Dividends on the Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable in arrears on January 1, April 1, July 1, and October 1 (each, a “Dividend Date” and each such quarterly period (or shorter period in the case of the first such period following the Initial Issuance Date) being a “Dividend Period”) with the first Dividend Date being [        ], 20[    ]. If a Dividend Date is not a Business Day, then the Dividend shall be payable on the Business Day immediately following such Dividend Date. At the Company’s option, dividends may be declared and paid in cash out of funds legally available therefor, when, as and if declared by the Company; provided that if Dividends are not declared and paid in cash on any Dividend Date for the immediately preceding Dividend Period, then such Dividend shall automatically accrue and be added to the Liquidation Preference as of such Dividend Date, whether or not declared by the Board and whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such Dividends. On each Dividend Date, if the Company does not have current or accumulated “earnings and profits” within the meaning of Sections 301 and 312 of the Internal Revenue Code of 1986, as amended, through such Dividend Date, the Company shall not withhold any amount of the applicable Dividend in respect of U.S. federal income tax.

(2) Participation in Common Dividends. In addition to the Dividends provided in Section 1, in the event of any dividend or distribution declared on or paid on the Common Stock (other than a dividend or distribution in shares of Common Stock that results in an adjustment under Section 3(e)), the Holders shall, as holders of Preferred Shares, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(3) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 3.

1

(a) Holder’s Conversion Right. At any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accrued but unpaid Dividends per Preferred Share, into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate.

(b) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 3(a) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(c) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on a date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or certificates issued in compliance with the procedures set forth in Section 12) (the “Preferred Stock Certificates”).

(ii) Company’s Response. Upon receipt by the Company of a Conversion Notice, the Company shall (A) as soon as practicable, but in any event within one (1) Trading Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), (X) provided the Transfer Agent is participating in the The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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(iv) Company’s Failure to Timely Convert.

(A) Cash Damages. If (x) within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares or (y) within three (3) Trading Days of the Company’s receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 3(c)(ii), then the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to one (1.0%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a new Preferred Stock Certificate to the Holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate. If any such cash damages described above are not paid when due in cash, then the amount of such cash damages shall (unless the Required Holders shall have given notice to the Company otherwise) automatically accrue and be added to the Liquidation Preference as of such due date. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Shares as required pursuant to the terms hereof.

(B) Void Conversion Notice. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 3(c)(iv)(A) or otherwise.

(v) Book-Entry. Upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company. In the event some, but not all of the Preferred Shares represented by a certificate physically surrendered are converted, the Company shall issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted as required by Section 3(c)(ii). The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(d) Taxes.

(i) Any and all payments made by the Company hereunder, including any amounts received on a conversion or redemption of the Preferred Shares, must be made by it without any Tax Deduction, unless required by law. If the Company is required by applicable law to make a Tax Deduction (or in connection therewith that there is a change in the applicable law with respect to rate or the basis of such Tax Deduction), it must notify the affected Holders promptly.

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(ii) If the Company is required by applicable law to make a Tax Deduction, it must make the minimum Tax Deduction allowed by such applicable law and must make any payment required in connection with that Tax Deduction within the time allowed by such applicable law.

As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom such Tax Deduction was paid.

(iii) In addition, the Company agrees to pay in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Preferred Shares (“Other Taxes”). As soon as practicable after making a payment of Other Taxes, the Company must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(iv) The obligations of the Company under this Section 3(d) shall survive any payment for the Preferred Shares and all other amounts payable hereunder.

(e) Adjustments to Conversion Price. If the Company at any time after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(f) Notices.

(i) Immediately upon any adjustment of the Conversion Price pursuant to Section 3(e), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(ii) The Company will give written notice to each Holder on or prior to the later of (x) at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Reorganization Event or Liquidation Event or (y) the time such information is made known to the public.

(iii) The Company will also give written notice to each Holder on or prior to the later of (x) at least ten (10) Business Days prior to the date on which any Reorganization Event or Liquidation Event will take place or (y) the time such information is made known to the public.

(4) Redemption at the Option of the Company.

(a) Option. If at any time after September 22, 2016, (i) the Weighted Average Price of the Common Stock listed on the Principal Market exceeds 175% of the Conversion Price then in effect for a period of thirty (30) consecutive Trading Days immediately preceding the Company Optional Redemption Notice Date and (ii) no Equity Conditions Failure has occurred, the Company shall have the right to redeem at its option all, but not less than all, of the Preferred Shares; provided, that (i) the Company may redeem less than all of the Preferred Shares only upon written consent of the Required Holders and (ii) the Company may not redeem any Preferred Shares that the Holders would not be able to convert due to a failure by the Company to have sufficient authorized and unissued shares of Common Stock reserved for issuance upon conversion of Preferred Shares equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each Preferred Share called for redemption (a “Company Optional Redemption”). Subject to the

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consent of the Required Holders in the preceding sentence, in the event the Company redeems pursuant to clause (i) or (ii) above less than all of the Preferred Shares held by the Holders the Company shall redeem such Preferred Shares on a pro rata basis determined by the aggregate number of Preferred Shares held by each Holder.

(b) Redemption Price and Payment. The Preferred Shares to be redeemed on the Company Optional Redemption Date pursuant to this Section 4 shall be redeemed by the Company by paying for each such Preferred Share cash, out of any assets of the Company legally available therefor, in an amount equal to the Liquidation Preference plus Accrued Dividends as of the Company Optional Redemption Date (the “Redemption Price”).

(c) Mechanics of Redemption. The Company may exercise its right to require redemption under this Section 4 by delivering an irrevocable written notice thereof by facsimile and overnight courier to all, but not less than all, of the Holders (the “Company Optional Redemption Notice” and the date all of the Holders received such notice is referred to as the “Company Optional Redemption Notice Date”). To the extent the Company, subject to consent of the Required Holders, did not redeem all of the Preferred Shares held by the Holders on its initial distribution of the Company Optional Redemption Notice, the Company may deliver an additional Company Optional Redemption Notice hereunder (subject to the conditions set forth herein) and such additional Company Optional Redemption Notice shall also be irrevocable. The Company Optional Redemption Notice shall state (i) the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”), which date shall not be less than thirty (30) Trading Days nor more than sixty (60) Trading Days following the Company Optional Redemption Notice Date, (ii) the Redemption Price, (iii) that there has been no Equity Conditions Failure, and (iv) that the Company has sufficient authorized and unissued shares of Common Stock equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each Preferred Share called for redemption. Notwithstanding anything to the contrary in this Section 4, at any time prior to the date the Company Optional Redemption Price is paid, in full, the Preferred Shares subject to redemption pursuant to a Company Optional Redemption Notice may be converted, in whole or in part, by the Holders into shares of Common Stock pursuant to Section 3.

(5) Protective Redemption. Prior to any redemption of Preferred Shares pursuant to paragraph (c) of Article Eleventh of the Certificate of Incorporation (the “Protective Redemption Provisions”), the Holders shall first be given no less than 30 days’ prior written notice (or such lesser time as to not cause undue jeopardy to the retention or restatement of the applicable license or franchise (within the meaning of the Certificate of Incorporation)) prior to the exercise of the Protective Redemption Provisions, the Preferred Shares subject to redemption under the Protective Redemption Provisions may be converted, in whole or in part, by the Holder into shares of Common Stock. To the extent the Board may elect under paragraph (c) of the Protective Redemption Provisions which Disqualified Holder (as such term is defined in the Certificate of Incorporation) shall be subject to redemption by the Company, the Board shall, except to the extent as may be prohibited by applicable Law, first elect to redeem the Voting Stock of Disqualified Holders other than the holders of Preferred Shares and Common Stock issued upon conversion thereof and only in the event that after giving effect to such redemptions additional redemptions are still necessary to prevent the loss of or to reinstate the applicable license or franchise which give rise to the redemptions may the Board thereafter elect to redeem the Preferred Shares or Common Stock issued upon conversion thereof. In the event of any redemption of Preferred Shares pursuant to the Protective Redemption Provisions, the Company shall pay the redemption price in full in cash, and shall not use any election under paragraph (b) of the Protective Redemption Provisions to pay any portion of the redemption price in notes or Redemption Securities (as defined in the Certificate of Incorporation). The foregoing rights are in addition to and not in substitution of the rights of holders of Voting Stock set forth in the Protective Redemption Provisions.

(6) Reservation of Shares. The Company shall at all times have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate then in effect with respect to the Conversion Amount of each such

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Preferred Share. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding.

(7) Voting Rights. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder’s Preferred Shares would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(8) Approval Rights. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may:

(a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation, this Certificate of Designation or the Company’s bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock of the Company, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided herein for the benefit of the Preferred Shares; and

(b) declare or pay any dividend or make any other payment or distribution on account of the Company’s Capital Stock of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, other than dividends with respect to which the Holders are entitled to participate pursuant to Section 2.

(9) Liquidation. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Capital Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Liquidation Preference plus Accrued Dividends; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective certificate of designations, preferences and rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of the Common Stock and treating for the purpose thereof all of the Preferred Shares as having been converted into Common Stock pursuant to Section 3 (without regard to any limitations on conversion herein or elsewhere), to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 9. All the preferential amounts to be paid to the Holders under this Section 9 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the

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distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section 9 applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(10) Reorganization Events. In the event of:

(i) any consolidation or merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will receive a distribution of cash, securities or other property of the Company or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person to the extent not set forth above;

(each of the foregoing events, a “Reorganization Event”), each Preferred Share outstanding immediately prior to such Reorganization Event will, without the consent of Holders, automatically become convertible into the kind and amount of securities, cash, and other property or assets that a holder (that was not the counterparty to the Reorganization Event or an Affiliate of such other party) of a number of shares of Common Stock equal to the Conversion Rate per Preferred Share prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such securities, cash, and other property or assets, the “Reference Property”). In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Reference Property receivable upon conversion of any Preferred Shares in accordance with Section 3 shall be determined based upon the Conversion Rate in effect on such Conversion Date. If the Holders receive only cash in such Reorganization Event, then for all conversions that occur after the effective date of such Reorganization Event (x) the consideration due upon conversion of each Preferred Share shall be solely cash in an amount equal to the Conversion Rate on the Conversion Date multiplied by the price paid per share of Common Stock in such Reorganization Event. The above provisions of this Section 10 shall similarly apply to successive Reorganization Events and the provisions of this Section 10 shall apply to any shares of Capital Stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(11) Ranking. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon Liquidation Event. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.

(12) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s); provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

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(13) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the Initial Holder and shall not be construed against any person as the drafter hereof.

(14) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(15) Notice. Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given to the Holders listed in the register for the Preferred Shares at the addresses set forth therein.

(16) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(17) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the applicable Eligible Market, the DGCL, this Certificate of Designations or otherwise with respect to the Preferred Shares may be effected by written consent of the Required Holders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the applicable Eligible Market and the DGCL. This provision is intended to comply with respect to the Preferred Shares with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(18) Further Assurances. Upon request of the Holders, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Certificate of Designation.

(19) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “Accrued Dividends” means the product of (x) the result of the following formula: (Dividend Rate)
(N/365) and (y) the Liquidation Preference

(b) “Affiliate” has the meaning set forth in the meaning set forth in Rule 405 under the Securities Act, provided that for purposes of this Certificate of Designations the Initial Holder shall be deemed not to be an Affiliate of the Company.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Board” has the meaning set forth in the Preamble.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Capital Stock” means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

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(g) “Certificate of Designation” means this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company.

(h) “Closing Sale Price” means, for any security as of any date, the last consolidated closing bid price, respectively, for such security on the Principal Market, as confirmed by the Principal Market, or, if the Principal Market begins to operate on an extended hours basis and does not designate the consolidated closing bid price then the last bid price of such security prior to 4:00:00 p.m., New York Time, as confirmed by the Principal Market, or, if the Principal Market is not the principal securities exchange or trading market for such security the last bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as determined in good faith by the Board. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(i) “Common Stock” means any shares of any class of Capital Stock of the Company that has no preference with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company and that is not subject to redemption by the Company (other than pursuant to the Protective Redemption Provisions). Subject to the provisions of Section 10, however, shares issuable on conversion of the Preferred Shares shall include only shares of the class designated as common stock, par value $0.001 per share, as of the Initial Issuance Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company and that is not subject to redemption by the Company (other than pursuant to the Protective Redemption Provisions); provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

(j) “Company” has the meaning set forth in the Preamble.

(k) “Company Optional Redemption” has the meaning set forth in Section 4(a).

(l) “Company Optional Redemption Date” has the meaning set forth in Section 4(c).

(m) “Company Optional Redemption Notice” has the meaning set forth in Section 4(c).

(n) “Company Optional Redemption Notice Date” has the meaning set forth in Section 4(c).

(o) “Conversion Amount” means the sum of the Liquidation Preference plus the amount of Accrued Dividends.

(p) “Conversion Date” has the meaning set forth in Section 3(c)(i).

(q) “Conversion Notice” has the meaning set forth in Section 3(c)(i).

(r) “Conversion Price” means $26.17, subject to adjustment as provided herein.

(s) “Conversion Rate” has the meaning set forth in Section 3(b).

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(t) “DGCL” has the meaning set forth in the Preamble.

(u) “Dividends” has the meaning set forth in Section 1.

(v) “Dividend Date” has the meaning set forth in Section 1.

(w) “Dividend Period” has the meaning set forth in Section 1.

(x) “Dividend Rate” means five percent (5.0%) per annum.

(y) “DTC” has the meaning set forth in Section 3(c)(ii).

(z) “Eligible Market” means The New York Stock Exchange, Inc, NYSE AMEX Equities, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(aa) “Equity Conditions” means that on each day during the period beginning thirty (30) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market.

(bb) “Equity Conditions Failure” means that on any day during the period commencing ten (10) Trading Days prior to the applicable Company Optional Redemption Notice Date through the applicable Company Optional Redemption Date the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(cc) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(dd) “Holder” has the meaning set forth in Section 1.

(ee) “Initial Holder” means Cerberus Satellite LLC.

(ff) “Initial Issuance Date” means the date of this Certificate of Designations, which is [        ], 20[    ].

(gg) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(hh) “Liquidation Funds” has the meaning set forth in Section 9.

(ii) “Liquidation Preference” means an amount equal to the Stated Value of a Preferred Share plus all Dividends accrued and added to the Liquidation Preference of such Preferred Share pursuant to Section 1.

(jj) “N” means the number of days from, but excluding (i) the last Dividend Date with respect to which dividends have been either paid in full by the Company in cash or added to the Liquidation Preference on the applicable Preferred Share, or (ii) the Initial Issuance Date if no Dividend Date has occurred.

(kk) “Other Taxes” has the meaning set forth in Section 3(d)(iii).

(ll) “Pari Passu Shares” has the meaning set forth in Section 9.

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(mm) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(nn) “Preferred Shares” has the meaning set forth in the Recitals.

(oo) “Principal Market” means The New York Stock Exchange.

(pp) “Preferred Stock Certificates” has the meaning set forth in Section 3(c)(i).

(qq) “Preferred Stock Delivery Date” has the meaning set forth in Section 3(c)(ii).

(rr) “Protective Redemption Provisions” has the meaning set forth in Section 5.

(ss) “Redemption Price” has the meaning set forth in Section 4(b).

(tt) “Reference Property” has the meaning set forth in Section 10.

(uu) “Reorganization Event” has the meaning set forth in Section 10.

(vv) “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(ww) “SEC” means the Securities and Exchange Commission.

(xx) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(yy) “Share Delivery Date” has the meaning set forth in Section 3(c)(ii).

(zz) “Stated Value” means $1,000.

(aaa) “Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

(bbb) “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(ccc) “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Certificate of Designations.

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(ddd) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(eee) “Transfer Agent” has the meaning set forth in Section 3(c)(i).

(fff) “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(ggg) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the applicable Eligible Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as determined in good faith by the Board. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

*  *  *  *  *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by [        ], its [        ], as of the [        ] day of [        ], 20[    ].

DIGITALGLOBE, INC.

By:
Name:
Title:

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EXHIBIT I

DIGITALGLOBE, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of DigitalGlobe, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of DigitalGlobe, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

[ ]

By:
Name:
Title:

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Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

14

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO

TRANSFER AGENT]

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ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer and Trust Company, LLC to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated         , 20     from the Company and acknowledged and agreed to by American Stock Transfer and Trust Company, LLC.

DIGITALGLOBE, INC.

By:
Name:
Title:

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Exhibit B

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT dated [—], 2012 (the “Agreement”) is entered into by and among DigitalGlobe, Inc., a Delaware corporation (the “Company”), Cerberus Satellite LLC, a Delaware limited liability company, Cerberus Partners II, L.P., a Delaware limited partnership, and Cerberus Series Four Holdings, LLC (the “Initial Holders”).

The Initial Holders were issued shares of Common Stock and shares of Preferred Stock pursuant to that Merger Agreement (the “Merger Agreement”), dated as of July 22, 2012 (as may be amended) by and among the Company, 20/20 Acquisition Sub, Inc., WorldView, LLC and GeoEye, Inc. In connection with such issuance of the Common Stock and the Preferred Shares to the Initial Holders, the Company has agreed to provide to the Initial Holder and its direct and indirect transferees the registration rights set forth in this Agreement.

In consideration of the foregoing, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Blue Sky Filing” shall have the meaning set forth in Section 5(a) hereof.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Cerberus Agreement” means the Cerberus Agreement, dated as of July 22, 2012, by and among the Company, Cerberus Capital Management, L.P. and the Initial Holders.

“Certificate of Designations” means the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock, dated as of [—], 2012.

“Common Stock” means the common stock of the Company, $0.001 par value per share.

“Company” shall have the meaning set forth in the preamble and shall also include the Company’s successors.

“Conversion Shares” means the shares of Common Stock issued or issuable upon conversion of the Preferred Shares.

“EDGAR” shall have the meaning set forth in Section 3(a)(v).

“Eligible Market” shall mean the Principal Market, The New York Stock Exchange, Inc., The NYSE Amex Equities, The NASDAQ Capital Market or The NASDAQ Global Market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Free Writing Prospectus” means each free writing prospectus (as defined in Rule 405 under the Securities Act) prepared by or on behalf of the Company or used or referred to by the Company in connection with the sale of the Registrable Securities.

“Holders” shall mean the Initial Holders, for so long as it owns any Registrable Securities, and each of its successors, assigns and direct and indirect transferees who become owners of Registrable Securities.

“Indemnified Person” shall have the meaning set forth in Section 5(c) hereof.

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“Indemnifying Person” shall have the meaning set forth in Section 5(c) hereof.

“Initial Effective Date” means the date that the Initial Registration Statement has been declared effective by the SEC.

“Initial Effectiveness Deadline” means the date which is four hundred twenty days after the Initial Issuance Date.

“Initial Filing Deadline” means the date which is three-hundred sixty calendar days after the Initial Issuance Date.

“Initial Holders” shall have the meaning set forth in the preamble.

“Initial Issuance Date” shall have the meaning set forth in the Certificate of Designations.

“Initial Registrable Securities” means (i) the Conversion Shares, (ii) the Merger Common Shares and (iii) any capital stock of the Company issued or issuable, with respect to the Conversion Shares, the Merger Common Shares or the Preferred Shares as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on conversion and/or redemption of the Preferred Shares.

“Initial Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act covering the Initial Registrable Securities.

“Initial Required Registration Amount” means the sum (a) 150% of the number of Conversion Shares issued and issuable pursuant to the Preferred Shares as of the Trading Day immediately preceding the applicable date of determination, without regard to any limitations on conversions and/or redemptions of the Preferred Shares plus (b) the number of Merger Common Shares held by the Holders as of the Trading Day immediately preceding the applicable date of determination.

“Issuer Information” shall have the meaning set forth in Section 5(a) hereof.

“Legal Counsel” shall have the meaning set forth in Section 2(c) hereof.

“Majority Holders” shall mean the Holders of a majority of the outstanding Registrable Securities; provided that whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, any Registrable Securities owned directly or indirectly by the Company or any of its affiliates (other than the Initial Holders and their affiliates) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage or amount.

“Merger Agreement” shall have the meaning set forth in the recitals.

“Merger Common Shares” means the shares of Common Stock issued to the Initial Holders pursuant to the Merger Agreement.

“Person” shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Preferred Shares” means shares of the Series A Convertible Preferred Stock of the Company, par value $0.001 per share.

“Principal Market” means The New York Stock Exchange, Inc.

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“Prospectus” shall mean the prospectus included in, or, pursuant to the rules and regulations of the Securities Act, deemed a part of, a Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including a prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and by all other amendments and supplements to such prospectus, and in each case including any document incorporated by reference therein.

“Registrable Securities” shall mean the Initial Registrable Securities and the Additional Registrable Securities; provided that the Securities shall cease to be Registrable Securities (i) when a Registration Statement with respect to such Securities has become effective under the Securities Act and such Securities have been exchanged or disposed of pursuant to such Registration Statement, (ii) when such Securities have been sold pursuant to Rule 144 under the Securities Act under circumstances in which any legend borne by the Securities relating to restrictions on transferability thereof is removed or (iii) when such Securities cease to be outstanding.

“Registration Expenses” shall mean any and all expenses incident to performance of or compliance by the Company with this Agreement, including without limitation: (i) all SEC, applicable Eligible Market or Financial Industry Regulatory Authority registration and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws, (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, any Prospectus, any Free Writing Prospectus and any amendments or supplements thereto, and any other documents relating to the performance of and compliance with this Agreement, (iv) (x) the fees and disbursements of counsel for the Company and (y) the fees and disbursements of one Legal Counsel, but excluding underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder.

“Registration Statement” shall mean any registration statement of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the Prospectus contained therein or deemed a part thereof, all exhibits thereto and any document incorporated by reference therein.

“Rule 144” shall have the meaning set forth in Section 4.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Staff” shall mean the staff of the SEC.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

2. Registration Under the Securities Act.

(a) Initial Mandatory Registration. The Company shall prepare, in no event later than the Initial Filing Deadline, file with the SEC the Initial Registration Statement on Form S-3 covering the resale of all of the Initial Registrable Securities by the Holders as selling stockholders. The Initial Registration Statement prepared

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pursuant hereto shall register for resale by the Holders as selling stockholders at least the number of shares of Common Stock equal to the Initial Required Registration Amount determined as of the date the Initial Registration Statement is initially filed with the SEC. The Initial Registration Statement shall contain (except if otherwise directed by the Majority Holders) the “Selling Stockholders” and “Plan of Distribution” sections in substantially the form attached hereto as Exhibit A. The Company shall use its best efforts to have the Initial Registration Statement declared effective by the SEC no later than the Initial Effectiveness Deadline. By 9:30 a.m. New York time on the Business Day following the Initial Effective Date, the Company shall file with the SEC in accordance with Rule 424(b) under the Securities Act the final prospectus to be used in connection with resales pursuant to such Initial Registration Statement.

(b) Information. The Company agrees to include in any such Registration Statement all information which any selling Holder, upon advice of Legal Counsel, shall reasonably request.

(c) Legal Counsel. The Majority Holders shall have the right to select one legal counsel to review and oversee any registration pursuant to this Section 2 (“Legal Counsel”), which shall be Schulte Roth & Zabel LLP or such other counsel as thereafter designated by the Majority Holders. The Company shall reasonably cooperate with Legal Counsel and the Majority Holders shall cause Legal Counsel to reasonably cooperate with the Company in performing the Company’s obligations under this Agreement.

(d) Ineligibility for Form S-3. In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall register the Registrable Securities on Form S-3 as soon as such form is available.

(e) Maintain Effectiveness of Registration Statement. The Company will maintain the effectiveness of the Registration Statement for three year from the Initial Effective Date.

(f) The Company shall pay all Registration Expenses in connection with any registration hereunder. Each Holder shall pay all underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities pursuant to a Registration Statement.

(g) A Registration Statement will not be deemed to have become effective unless it has been declared effective by the SEC or is automatically effective upon filing with the SEC as provided by Rule 462 under the Securities Act.

3. Registration Procedures.

(a) In connection with its obligations pursuant to Section 2 hereof, the Company shall:

(i) use its reasonable best efforts to cause such Registration Statement to become effective and remain effective for the applicable period in accordance with Section 2(e) hereof;

(ii) prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period in accordance with Section 2(e) hereof and cause each Prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424(b) under the Securities Act;

(iii) to the extent any Free Writing Prospectus is used, file with the SEC any Free Writing Prospectus that is required to be filed by the Company with the SEC in accordance with the Securities Act and to retain any Free Writing Prospectus not required to be filed;

(iv) use its reasonable best efforts to register or qualify the Registrable Securities under all applicable state securities or blue sky laws of such jurisdictions as any Holder of Registrable Securities covered by a Registration Statement shall reasonably request in writing by the time the applicable Registration Statement

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becomes effective; cooperate with such Holders in connection with any filings required to be made with the Financial Industry Regulatory Authority; and do any and all other acts and things that may be reasonably necessary or advisable to enable each Holder to complete the disposition in each such jurisdiction of the Registrable Securities owned by such Holder; provided that the Company shall not be required to (1) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (2) file any general consent to service of process in any such jurisdiction or (3) subject itself to taxation in any such jurisdiction if it is not so subject; promptly notify Legal Counsel and each Holder who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under applicable state securities or blue sky laws of any jurisdiction or its receipt of notice of the initiation or threat of any proceeding for such purpose;

(v) notify Legal Counsel and each Holder of Registrable Securities and counsel for such Holders promptly and, if requested by any such Legal Counsel, Holder or counsel, confirm such advice in writing (1) when a Registration Statement has become effective, when any post-effective amendment thereto has been filed and becomes effective, when any Free Writing Prospectus has been filed or any amendment or supplement to the Prospectus or any Free Writing Prospectus has been filed, provided, however, that any such document’s availability on the SEC’s Electronic Data Gathering Analysis and Retrieval System database (or any successor thereto) (“EDGAR”) shall satisfy such obligation, (2) of any request by the SEC or any state securities authority for amendments and supplements to a Registration Statement, Prospectus or any Free Writing Prospectus or for additional information regarding a Holder after the Registration Statement has become effective, (3) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, including the receipt by the Company of any notice of objection of the SEC to the use of a Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act, (4) of the happening of any event during the period a Registration Statement is effective that makes any statement made in such Registration Statement or the related Prospectus or any Free Writing Prospectus untrue in any material respect or that requires the making of any changes in such Registration Statement or Prospectus or any Free Writing Prospectus in order to make the statements therein not misleading and (5) of any determination by the Company that a post-effective amendment to a Registration Statement or any amendment or supplement to the Prospectus or any Free Writing Prospectus would be appropriate; for the avoidance of doubt, the foregoing shall not require the Company to provide notice when the Company files a periodic report pursuant to the Exchange Act;

(vi) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement or the resolution of any objection of the SEC pursuant to Rule 401(g)(2), including by filing an amendment to such Registration Statement on the proper form, at the earliest possible moment and provide immediate notice to each Holder of the withdrawal of any such order or such resolution;

(vii) furnish to each Holder of Registrable Securities, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto (without any documents incorporated therein by reference or exhibits thereto, unless requested); provided, however, that any such document’s availability on EDGAR shall satisfy such obligation;

(viii) cooperate with the Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be issued in such denominations and registered in such names (to the extent that the delivery of securities is consistent with the provisions of the Certificate of Designations) as such Holders may reasonably request upon the later of (i) three (3) Business Days prior to the closing of any sale of Registrable Securities and (ii) three (3) Business Days following such written request and the delivery of the appropriate documentation to the Company by such Holders of Registrable Securities;

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(ix) upon the occurrence of any event contemplated by Section 3(a)(vi)(4) hereof, use its reasonable best efforts to prepare and file with the SEC a supplement or post-effective amendment to such Registration Statement or the related Prospectus or any Free Writing Prospectus or any document incorporated therein by reference so that, as thereafter publicly filed on EDGAR, or, otherwise, as delivered to purchasers of the Registrable Securities, such Prospectus or Free Writing Prospectus, as the case may be, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and upon the Holders’ receipt of the notice described in Section 3(a)(vi)(4), such Holders hereby agree to suspend use of the Prospectus or any Free Writing Prospectus, as the case may be, until the Company has amended or supplemented the Prospectus or the Free Writing Prospectus, as the case may be, to correct such misstatement or omission;

(x) a reasonable time prior to the filing of any Registration Statement, any Prospectus, any Free Writing Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus or a Free Writing Prospectus, provide copies of such document to the Majority Holders of Registrable Securities included in such Registration Statement and Legal Counsel and make such of the representatives of the Company as shall be reasonably requested by the Majority Holders of Registrable Securities included in such Registration Statement or Legal Counsel available for discussion of such document at reasonable times and upon reasonable prior notice; and the Company shall not, at any time after initial filing of a Registration Statement, use or file any Prospectus, any Free Writing Prospectus, any amendment of or supplement to a Registration Statement or a Prospectus or a Free Writing Prospectus of which the Majority Holders of Registrable Securities included in such Registration Statement and Legal Counsel shall not have previously been advised and furnished a copy or to which the Initial Holders or Legal Counsel and the Holders of Registrable Securities included in such Registration Statement or their counsel shall reasonably object; for avoidance of doubt, the forgoing shall not require any approval by the Holders of any document that is to be incorporated by reference into a Registration Statement, a Prospectus or a Free Writing Prospectus;

(xi) use its reasonable best efforts to cause all Registrable Securities to be listed on any securities exchange or any automated quotation system on which the Common Stock of the Company is then listed if requested by the Majority Holders, to the extent such Registrable Securities satisfy applicable listing requirements;

(xii) if reasonably requested by any Holder of Registrable Securities covered by a Registration Statement, promptly include in a Prospectus supplement or post-effective amendment such information with respect to such Holder as such Holder reasonably requests to be included therein in accordance with the terms of this Agreement and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company’s receipt of such notification of the matters to be so included in such filing;

(xiii) use its reasonable best efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities; and

(xiv) unless available on EDGAR, make generally available to its security holders as soon as practical, but not later than 90 days after the close of the period covered thereby, all information contemplated by the provisions of Rule 158 under the Securities Act covering a 12-month period beginning not later than the first day of the Company’s fiscal quarter next following the Initial Effective Date of a Registration Statement.

(b) The Company may require each Holder of Registrable Securities to furnish to the Company such information regarding such Holder and the proposed disposition by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing.

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(c) Each Holder of Registrable Securities covered in such Registration Statement agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(a)(vi)(3) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus and any Free Writing Prospectus contemplated by Section 3(a)(ix) hereof and, if so directed by the Company, such Holder will deliver to the Company all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus and any Free Writing Prospectus covering such Registrable Securities that is current at the time of receipt of such notice, and the Company may exclude from such registration the Registrable Securities of any Holder that unreasonably fails to furnish such documents within ten (10) Business Days after receiving such request, without prejudice to that Holder’s right to request participation in subsequent amendments to a Registration Statement.

(d) Notwithstanding anything to the contrary herein, at any time after the date a Registration Statement filed pursuant to this Agreement has been declared effective by the SEC, the Company may delay the disclosure of material, non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company and give notice to suspend the disposition of Registrable Securities pursuant to a Registration Statement; provided that such suspension shall continue for only such period as in the opinion of counsel to the Company such suspension is required.

(e) Neither the Company nor any subsidiary or affiliate thereof shall identify any Holder as an underwriter in any public disclosure or filing with the SEC or the Principal Market or any Eligible Market.

(f) The Holders included in a Registration Statement shall be required to notify the Company in writing of any change in the information provided in writing to the Company expressly for use or expressly for incorporation in a Registration Statement to the extent such change would cause such Registration Statement to contain an untrue statement of a material fact or would cause such Registration Statement to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

4. Reports Under the Exchange Act.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c) furnish to each Holder so long as such Holder owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) unless available on EDGAR, a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Holders to sell such securities pursuant to Rule 144 without registration; provided that the Holders shall accept certificates and opinions from the Company’s general counsel as satisfying the Company’s requirement under this clause (iii) only to the extent such certificates and opinions are acceptable to the Company’s transfer agent in order for the Company’s transfer agent to transfer legend free securities.

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5. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless each Initial Holder and each Holder, their respective affiliates, directors and officers and each Person, if any, who controls any Initial Holder or any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other reasonable expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (1) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (including any post-effective amendment thereto) or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading or (2) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, any Free Writing Prospectus or any “issuer information” (“Issuer Information”) filed or required to be filed pursuant to Rule 433(d) under the Securities Act, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Holder or information relating to any Holder furnished to the Company in writing expressly for use therein.

(b) Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, the directors of the Company, each officer of the Company who signed the Registration Statement and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Holder furnished to the Company in writing by such Holder expressly for use or expressly for incorporation in any Registration Statement, any Prospectus and any Free Writing Prospectus.

(c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such Person (the “Indemnified Person”) shall promptly notify the Person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 5 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 5. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 5 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with

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any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm (x) for any Initial Holder, its affiliates, directors and officers and any control Persons of such Initial Holder shall be designated in writing by such Initial Holder, (y) for any Holder, its directors and officers and any control Persons of such Holder shall be designated in writing by the Majority Holders and (z) in all other cases shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request within 30 days after the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company from the offering of the Registrable Securities, on the one hand, and by the Holders from receiving Registrable Securities, on the other hand, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand and the Holders on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and the Holders on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute pursuant to this Section 5 are several and not joint.

(f) The remedies provided for in this Section 5 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

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(g) The indemnity and contribution provisions contained in this Section 5 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Holder or any Holder or any Person controlling any Initial Holder or any Holder, or by or on behalf of the Company or the officers or directors of or any Person controlling the Company and (iii) any sale of Registrable Securities pursuant to a Registration Statement.

(h) Notwithstanding anything herein to the contrary, no Holder shall not be liable under this Section 6 (including, without limitation, under the indemnification obligations pursuant to Section 6(b) or the contribution obligations pursuant to Section 6(e)) for any amounts which in the aggregate exceed the net proceeds to such Holder as a result of the sale of Registrable Securities pursuant to such Registration Statement.

6. General.

(a) No Inconsistent Agreements. The Company represent, warrant and agree that (i) the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of any other outstanding securities issued by the Company under any other agreement and (ii) the Company has not entered into, or on or after the date of this Agreement will enter into, any agreement that is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.

(b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of Holders of at least a majority of the outstanding Registrable Securities affected by such amendment, modification, supplement, waiver or consent; provided that no amendment, modification, supplement, waiver or consent to any departure from the provisions of Section 5 hereof shall be effective as against any Holder of Registrable Securities unless consented to in writing by such Holder. Any amendments, modifications, supplements, waivers or consents pursuant to this Section 6(b) shall be by a writing executed by each of the parties hereto.

(c) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail (return receipt requested), telex, telecopier, or any courier guaranteeing overnight delivery (i) if to a Holder, at the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 6(c), which address initially is, with respect to the Initial Holders, the address set forth on the signature page hereto; (ii) if to the Company, initially at the Company’s address set forth on the signature page hereto and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 6 (c); and (iii) if to the Company’s transfer agent, to [—], (iv) if to Legal Counsel, to Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, Telephone: (212) 756-2000, Facsimile: (212) 593-5955, Attention: Stuart D. Freedman, Esq. and Christopher S. Harrison, Esq., Email: stuart.freedman@srz.com and christopher.harrison@srz.com, (iv) if to such other Persons at such other address, notice of which is given in accordance with the provisions of this Section 6(c). All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery.

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders; provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Cerberus Agreement. If any transferee of any Holder shall acquire Registrable Securities in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall be conclusively deemed to have agreed

10

to be bound by and to perform all of the terms and provisions of this Agreement and such Person shall be entitled to receive the benefits hereof. The Initial Holders shall have no liability or obligation to the Company with respect to any failure by a Holder to comply with, or any breach by any Holder of, any of the obligations of such Holder under this Agreement.

(e) Third Party Beneficiaries. Each Holder shall be a third party beneficiary to the agreements made hereunder between the Company, on the one hand, and the Initial Holders, on the other hand, and shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights or the rights of other Holders hereunder.

(f) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page by facsimile transmission or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement.

(g) Headings. The headings in this Agreement are for convenience of reference only, are not a part of this Agreement and shall not limit or otherwise affect the meaning hereof.

(h) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(i) Entire Agreement; Severability. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Company and the Initial Holders shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

*  *  *  *  *  *

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

DIGITALGLOBE, INC.

By:
Name:
Title:

Address for Notices

INITIAL HOLDERS:

CERBERUS SATELLITE LLC

By:	Cerberus Series Four Holdings, LLC, its Managing Member

By:	Cerberus Institutional Partners, L.P. - Series Four, its Managing Member

By:	Cerberus Institutional Associates, L.L.C., its General Partner

By:
	Name:	Mark A. Neporent
	Title:	Senior Managing Director

Address for Notices

CERBERUS SERIES FOUR HOLDINGS, LLC

By:	Cerberus Institutional Partners, L.P. - Series Four, its Managing Member

By:	Cerberus Institutional Associates, L.L.C., its General Partner

By:
	Name:	Mark A. Neporent
	Title:	Senior Managing Director

Address for Notices

12

CERBERUS PARTNERS II, L.P.

By:

By:

By:
	Name:	Mark A. Neporent
	Title:	Senior Managing Director

Address for Notices

13

EXHIBIT A

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable upon conversion of the convertible preferred shares and the shares of common stock issued to the selling stockholders pursuant to the Merger Agreement, dated as of July 22, 2012, by and among DigitalGlobe Inc., 20/20 Acquisition Sub, Inc., WorldView, LLC and GeoEye, Inc. For additional information regarding the issuances of the convertible preferred shares and the shares of common stock, see “[•]” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the convertible preferred shares, the designation of a member on the Company’s board of directors and an observer who is entitled to observe meetings of the Company’s board of directors, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of the convertible preferred shares, as of             , assuming conversion of all convertible preferred shares held by the selling stockholders on that date, without regard to any limitations on conversions and/or redemptions of the convertible preferred shares and without including any dividend not yet accrued.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the holders of the convertible preferred shares, this prospectus generally covers the resale of at least 150% of the number of shares of common stock issued and issuable upon conversion of the convertible preferred shares as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, determined as if the outstanding preferred shares were exercised in full, as of the Trading Day immediately preceding the date this registration statement is initially filed with the SEC, without regard to any limitations on conversions and/or redemptions of the Preferred Shares. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Cerberus Satellite LLC			0

Cerberus Series Four Holdings, LLC

Cerberus Partners II, L.P.

Annex A-1

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the convertible preferred shares as well as shares of common stock issued to the selling stockholders pursuant to the Merger Agreement, dated as of July 22, 2012, by and among DigitalGlobe Inc., 20/20 Acquisition Sub, Inc., WorldView, LLC and GeoEye, Inc. to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the resale of shares of common stock by the holders as selling stockholders.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions and all fees and expenses related thereto. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, if so permitted by the applicable securities laws, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also, if so permitted by the applicable securities laws, sell shares of common stock short and deliver shares of common stock covered by this

Annex A-2

prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible preferred shares or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock required to be paid pursuant to the registration rights agreement, estimated to be $[        ] in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts, selling commissions and transfer taxes, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Annex A-3

ANNEX C

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of July 22, 2012 (this “Agreement”), is by and among DigitalGlobe, Inc., a Delaware corporation (“DigitalGlobe”), Cerberus Capital Management, L.P. , a New York limited partnership (“Cerberus”), Cerberus Partners II, L.P., a Delaware limited partnership (“Cerberus Partners II”), Cerberus Series Four Holdings, LLC, a Delaware limited liability company (“Cerberus Series Four Holdings”), and Cerberus Satellite LLC (“Cerberus Satellite” and, together with Cerberus, Cerberus Partners II and Cerberus Series Four Holdings, the “Cerberus Parties” and, together with Cerberus Partners II and Cerberus Series Four Holdings, the “Stockholders”).

WHEREAS, as of the date hereof, each Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) of (i) of the number of shares of common stock, par value $0.01 per share (the “GeoEye Common Stock”), of GeoEye, Inc., a Delaware corporation (“GeoEye”), and (ii) of the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share, of GeoEye (the “GeoEye Preferred Stock”), as set forth opposite such Stockholder’s name on Schedule I hereto (all such shares of GeoEye Common Stock and GeoEye Preferred Stock, the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, DigitalGlobe, 20/20 Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), WorldView LLC, a Delaware limited liability company (“Merger Sub 2”) and GeoEye are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into GeoEye (the “Merger”), and, immediately after the Merger, GeoEye will be merged with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Combination”), all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to DigitalGlobe’s willingness to enter into and perform its obligations under the Merger Agreement, DigitalGlobe has requested that the Stockholder Parties enter into this Agreement, and the Stockholder Parties have agreed to do so in order to induce DigitalGlobe to enter into, and in consideration of it entering into, the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE II

Agreement to Vote

Section 2.1. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Section 5.1, except to the extent waived in writing by DigitalGlobe in its sole and absolute discretion, at any meeting of the stockholders of GeoEye (including the GeoEye Stockholders Meeting), however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of GeoEye or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of GeoEye is sought, each Stockholder agrees to, and Cerberus agrees to cause each Stockholder to, vote (or cause to be voted) all of its Subject Shares, subject to any voting restrictions pursuant to the standstill letter agreement, dated February 9, 2012, between Cerberus and GeoEye (as amended, the “Standstill Agreement”) or contained in the Certificate of Designations, Preferences and Rights of the GeoEye Preferred Stock (the “Preferred Stock COD”), (i) in favor of adoption of the Merger Agreement and approval of the Combination and the transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof or thereof, including, if applicable, any approval of holders of GeoEye Preferred Stock required pursuant to Section 11 of the Preferred Stock COD; and (ii) against the following actions (other than the Combination and the transactions contemplated by the Merger Agreement): (A) any GeoEye Takeover Proposal; (B) any reorganization, recapitalization, dissolution, liquidation or winding up of GeoEye or any of its Subsidiaries; (C) any amendment of GeoEye’s certificate of incorporation or by-laws, except as contemplated by the Merger Agreement; or (D) any other action or proposal involving GeoEye that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Combination.

(b) At any meeting of the stockholders of GeoEye that is held (including the GeoEye Stockholders Meeting), the Stockholder Parties shall, or shall direct the holder(s) of record of the Subject Shares on any applicable record date to, appear, in person or by proxy, at such meeting or otherwise cause the Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) Except as set forth in Sections 1.1(a) and (b) hereof, and subject to the voting restrictions pursuant to the Standstill Agreement, no Stockholder shall be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company.

(d) SOLELY IN THE EVENT OF A FAILURE BY A STOCKHOLDER TO ACT IN ACCORDANCE WITH SUCH STOCKHOLDER’S OBLIGATIONS AS TO VOTING OR EXECUTING A WRITTEN CONSENT PURSUANT TO SECTION 1.1(A) AND (B), EACH STOCKHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS YANCEY L. SPRUILL AND DANIEL L. JABLONSKY, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF DIGITALGLOBE, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF DIGITALGLOBE, AND EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF STOCKHOLDERS OF GEOEYE, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY SUCH STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 1.1(A) AND (B) UNTIL THE TERMINATION OF THIS AGREEMENT, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(D) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. EACH STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. EACH STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SUBJECT SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 1.1(A) AND (B), AND NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY A STOCKHOLDER, EXCEPT AS REQUIRED BY ANY LETTER OF TRANSMITTAL IN CONNECTION WITH THE COMBINATION. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

ARTICLE III

Representations and Warranties of the Stockholder Parties

Each Stockholder Party hereby represents and warrants to DigitalGlobe as follows:

Section 3.1. Organization. Each Stockholder Party that is a corporation, limited liability company, partnership, trust or other entity (other than a natural person) is duly organized and validly existing under the laws of the jurisdiction of its organization.

Section 3.2. Authority. Each Stockholder Party has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each Stockholder Party and the consummation of the transactions contemplated by this Agreement by each Stockholder Party have been duly authorized by all necessary action on the part of each Stockholder Party, and, assuming the due authorization, execution, and delivery of this Agreement by DigitalGlobe, this Agreement constitutes a legal, valid, and binding obligation of each Stockholder Party, enforceable against each Stockholder Party in accordance with its terms.

Section 3.3. Ownership of Subject Shares; Total Shares. Each Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, the Subject Shares listed beside such Stockholder’s name on Schedule I attached hereto, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided in this Agreement, the Standstill Agreement or the Preferred Stock COD or pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, no Stockholder Party or its Affiliate owns, beneficially or otherwise, any GeoEye Common Stock, GeoEye Preferred Stock, GeoEye Stock Options or other securities of GeoEye other than as set forth in Schedule I hereto, and no Stockholder Party or its Affiliate owns or holds any right to acquire any additional shares of any class of GeoEye Capital Stock or other securities of GeoEye or any interest therein or any voting rights with respect to any securities of GeoEye other than the Subject Shares (other than the conversion feature of the GeoEye Preferred Stock).

Section 3.4. Voting Power. Each Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares, with no limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement, the Standstill Agreement and the Preferred Stock COD. Each Stockholder Party represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked pursuant to Section 1.1(d) hereof and that the Stockholder Parties shall take any additional action necessary to effectuate the foregoing.

Section 3.5. Consents and Approvals; No Violation. (a) Except for any filing required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by any Stockholder Party and the consummation by any Stockholder Party of the transactions contemplated by this Agreement, and (b) none of the execution and delivery of this Agreement by any Stockholder Party, the consummation by a Stockholder Party of the transactions contemplated by this Agreement or compliance by the Stockholder Parties with any of the provisions of this Agreement shall conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to a Stockholder Party or to its property or assets.

Section 3.6. Litigation. As of the date hereof, there is no action, suit or other proceeding pending against a Stockholder Party or, to the knowledge of the Stockholder Parties, any other Person or, to the knowledge of the Stockholder Parties, threatened in writing against a Stockholder Party or its Affiliates that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by DigitalGlobe of its rights under this Agreement or the performance by a Stockholder Party of its obligations under this Agreement.

Section 3.7. Acknowledgement. Each Stockholder Party understands and acknowledges that DigitalGlobe is entering into the Merger Agreement in reliance upon each Stockholder Party’s execution, delivery and performance of this Agreement.

ARTICLE IV

Representations and Warranties of DigitalGlobe

DigitalGlobe hereby represents and warrants to the Stockholder Parties as follows:

Section 4.1. Organization. DigitalGlobe is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 4.2. Corporate Authorization; Validity of Agreement; Necessary Action. DigitalGlobe has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by DigitalGlobe and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of DigitalGlobe, and, assuming the due authorization, execution and delivery thereof by each Stockholder Party, constitutes a valid and legally binding obligation of DigitalGlobe enforceable against it in accordance with its terms.

Section 4.3. Consents and Approvals; No Violation. (a) Except as may be set forth in the Merger Agreement and in the other schedules, exhibits or attachments thereto (including, without limitation, filings as may be required under applicable securities laws) and any filings required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement or the Merger Agreement by DigitalGlobe and the consummation by DigitalGlobe of the transactions contemplated by this Agreement or the Merger Agreement, and (b) none of the execution and delivery of this Agreement or the Merger Agreement by DigitalGlobe, the consummation by DigitalGlobe of the transactions contemplated by this Agreement or the Merger Agreement or compliance by DigitalGlobe with any of the provisions of this Agreement or the Merger Agreement shall (x) conflict with or result in any breach of the organizational documents of DigitalGlobe, (y) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which DigitalGlobe is a party, or (z) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to DigitalGlobe, except under clauses (x), (y) or (z), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of DigitalGlobe to perform its obligations hereunder or under the Merger Agreement.

ARTICLE V

Covenants of the Stockholder Parties

Each Stockholder Party covenants and agrees as follows:

Section 5.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the termination of this Agreement in accordance with Section 5.1, no Stockholder shall, and Cerberus shall cause the Stockholders not to, (x) sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding with respect to the Transfer of, any or all of the Subject Shares; (y) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of the Subject Shares that could reasonably be expected to prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Combination, the Merger Agreement, any of the transactions contemplated by the Merger

Agreement or this Agreement or the contemplated economic benefits of any of the foregoing; or (z) deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares.

Section 5.2. Stop Transfer; Changes in Subject Shares. Each Stockholder Party agrees with, and covenants to, DigitalGlobe that (a) this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, a Stockholder Party’s successors or assigns and (b) no Stockholder Party shall request that GeoEye register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Subject Shares, unless such transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Subject Shares, the Stockholder Party Transferring such Subject Shares shall remain liable for the performance of all of its obligations under this Agreement.

Section 5.3. Additional Securities. In the event any Stockholder Party becomes the record or beneficial owner of (a) any shares of GeoEye Common Stock, GeoEye Preferred Stock or any other equity securities of GeoEye, (b) any equity securities which may be converted into or exchanged for such shares of GeoEye Common Stock, GeoEye Preferred Stock or other equity securities of GeoEye or (c) any equity securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares of GeoEye Common Stock, GeoEye Preferred Stock or other securities of GeoEye (collectively, “Additional Securities”), the terms of this Agreement shall, subject to any voting restrictions set forth in the Standstill Agreement or contained in the Preferred Stock COD, apply to all such Additional Securities as though owned by a Stockholder on the date of this Agreement.

Section 5.4. Stockholder Capacity. Each Stockholder Party enters into this Agreement solely in its capacity as the record or beneficial owner of its Subject Shares. Nothing contained in this Agreement shall limit the rights and obligations of any of a Stockholder Party’s Affiliates, Representatives or any employee of any of a Stockholder Party’s Affiliates in his or her capacity as a director or officer of GeoEye, and the agreements set forth herein shall in no way restrict any director or officer of GeoEye in the exercise of his or her fiduciary duties as a director or officer of GeoEye (including, without limitation, considering and voting in favor of a Superior GeoEye Proposal in the capacity as a director or officer of GeoEye).

Section 5.5. Documentation and Information. Each Stockholder Party (a) consents to and authorizes the publication and disclosure by DigitalGlobe and its Affiliates of its identity and holdings of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Joint Proxy Statement, or any other disclosure document in connection with the Combination or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (b) agrees promptly to give to DigitalGlobe any information it may reasonably require for the preparation of any such disclosure documents. Each Stockholder Party agrees to promptly notify DigitalGlobe of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

Section 5.6. No Solicitation. No Stockholder Party shall, nor shall it authorize or permit any of its Affiliates or any of its officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) to, directly or indirectly (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to a GeoEye Takeover Proposal, (b) initiate a stockholders’ vote with respect to a GeoEye Takeover Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of GeoEye with respect to a GeoEye Takeover Proposal.

ARTICLE VI

Termination

Section 5.1 This Agreement and the covenants, obligations and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms and (c) any change or modification to the terms of the Merger Agreement not approved or consented to in writing by the Stockholders that is adverse to the Stockholders (in other than an immaterial manner). In the event of termination of this Agreement pursuant to this Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from liability for any breach hereof prior to such termination; provided further, that the provisions set forth in Article VI shall survive the termination of this Agreement.

ARTICLE VII

Miscellaneous

Section 7.1. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

(b) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court in any such dispute and (c) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

(c) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 6.1.

Section 7.2. Specific Performance. The Stockholder Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that DigitalGlobe shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 6.1, without proof of actual damages (and each Stockholder Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which DigitalGlobe is entitled at law or in equity. The Stockholder Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 7.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that DigitalGlobe may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of DigitalGlobe, but no such assignment shall relieve DigitalGlobe from its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns

Section 7.4. Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed on behalf of DigitalGlobe and each Stockholder Party. Any agreement on the part of a party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.5. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to a Stockholder Party:

Cerberus Capital Management, L.P.

875 Third Avenue

11th Floor

New York, NY 10022

Phone: (212) 891-2100

Attention: General Counsel

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Phone: (212) 756-2000

Fax: (212) 593-5955

Attention:	Stuart D. Freedman, Esq.
Christopher S. Harrison, Esq.

If to DigitalGlobe, to:

DigitalGlobe, Inc.

1601 Dry Creek Drive

Suite 260

Longmont, CO 80503

Phone: 303-684-4000

Fax: 303-684-4340

Attention:	Daniel L. Jablonsky, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Phone: (212) 735-3000

Facsimile: (212) 735-2000

Attention:	Nancy Lieberman, Esq.
Marie Gibson, Esq.

Section 7.6. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

Section 7.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 6.7 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 7.8. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

Section 7.9. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement.

Section 7.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 7.11. No Strict Construction. The parties hereto acknowledge that this Agreement has been prepared jointly by them and shall not be strictly construed against any party hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DIGITALGLOBE, INC.

By:	/s/ Jeffrey R. Tarr
	Name:	Jeffrey R. Tarr
	Title:	President & Chief Executive Officer

CERBERUS CAPITAL MANAGEMENT, L.P.

By:	/s/ Mark A. Neporent
	Name:	Mark A. Neporent
	Title:	Senior Managing Director

CERBERUS PARTNERS II, L.P.

By: Cerberus Associates II, L.L.C., its General Partner

By:	/s/ Mark A. Neporent
	Name:	Mark A. Neporent
	Title:	Authorized Signatory

CERBERUS SERIES FOUR HOLDINGS, LLC

By: Cerberus Institutional Partners, L.P.- Series Four, its Managing Member

By: Cerberus Institutional Associates, L.L.C., its General Partner

By:	/s/ Mark A. Neporent
	Name:	Mark A. Neporent
	Title:	Authorized Signatory

CERBERUS SATELLITE LLC

By: Cerberus Series Four Holdings, LLC, its Managing Member

By: Cerberus Institutional Partners, L.P.- Series Four, its Managing Member

By: Cerberus Institutional Associates, L.L.C. its General Partner

By:	/s/ Mark A. Neporent
	Name:	Mark A. Neporent
	Title:	Authorized Signatory

[Signature Page to Cerberus Voting Agreement]

SCHEDULE I

Stockholder (Name and Address)	Shares of GeoEye Common Stock	Shares of GeoEye Preferred Stock
Cerberus Partners II, L.P. 875 Third Avenue 11th Floor New York NY 10022	53,844	—

Cerberus Series Four Holdings, LLC 875 Third Avenue 11th Floor New York NY 10022	4,717,535	—

Cerberus Satellite LLC 875 Third Avenue 11th Floor New York NY 10022	—	80,000

Schedule I

ANNEX D

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of July 22, 2012 (this “Agreement”), is by and between GeoEye, Inc., a Delaware corporation (“GeoEye”), and Morgan Stanley Principal Investments, Inc., a Delaware corporation (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.001 per share (the “DigitalGlobe Common Stock”), of DigitalGlobe, Inc., a Delaware corporation (“DigitalGlobe”), as set forth opposite the Stockholder’s name on Schedule I hereto (all such shares of DigitalGlobe Common Stock, the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, DigitalGlobe, 20/20 Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), WorldView, LLC, a Delaware limited liability company (“Merger Sub 2”), and GeoEye are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into GeoEye (the “Merger”), and, immediately after the Merger, GeoEye will be merged with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Combination”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as a condition to GeoEye’s willingness to enter into and perform its obligations under the Merger Agreement, GeoEye has requested that the Stockholder enter into this Agreement, and the Stockholder has agreed to do so in order to induce GeoEye to enter into, and in consideration of it entering into, the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE II

Agreement to Vote

Section 2.1. Agreement to Vote.

(a) From the date hereof until the earlier to occur of (i) the date as of which the DigitalGlobe Stockholder Approval shall have been obtained and (ii) the termination of this Agreement in accordance with Section 5.1 (the “Voting Period”), except to the extent waived in writing by GeoEye in its sole and absolute discretion, at any meeting of the stockholders of DigitalGlobe (including the DigitalGlobe Stockholders Meeting), however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of DigitalGlobe or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of DigitalGlobe is sought, the Stockholder agrees to vote (or cause to be voted) all of its Subject Shares, (i) in favor of adoption of the Merger Agreement and approval of the Merger and the transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof or thereof; and (ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any DigitalGlobe Takeover Proposal; (B) any reorganization, recapitalization, dissolution, liquidation or winding up of DigitalGlobe or any of its Subsidiaries, except as contemplated by the Merger Agreement; (C) any amendment of DigitalGlobe’s certificate of incorporation or by-laws, except as contemplated by the Merger Agreement; or (D) any other action or proposal involving DigitalGlobe that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger.

(b) During the Voting Period, at any meeting of the stockholders of DigitalGlobe that is held (including the DigitalGlobe Stockholders Meeting), the Stockholder shall, or shall direct the holder(s) of record of its Subject Shares on any applicable record date to, appear, in person or by proxy, at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) SOLELY IN THE EVENT OF A FAILURE BY THE STOCKHOLDER TO ACT IN ACCORDANCE WITH THE STOCKHOLDER’S OBLIGATIONS AS TO VOTING OR EXECUTING A WRITTEN CONSENT PURSUANT TO SECTION 1.1(a), THE STOCKHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS MATTHEW M. O’CONNELL AND WILLIAM L. WARREN, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF GEOEYE, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF GEOEYE, AND EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF THE STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF STOCKHOLDERS OF DIGITALGLOBE, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY THE STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 1.1(a), IN ACCORDANCE WITH AND IN FURTHERANCE OF THE PURPOSES CONTEMPLATED BY SECTION 1.1(a) (AND SUBJECT TO SECTION 1.1(d)), DURING THE VOTING PERIOD, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(c) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF ITS SUBJECT SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 1.1(a), AND DURING THE VOTING PERIOD, NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY THE STOCKHOLDER, EXCEPT AS REQUIRED BY ANY LETTER OF TRANSMITTAL IN CONNECTION WITH THE MERGER. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

(d) Notwithstanding anything herein to the contrary: (i) nothing in this Agreement, including this Section 1.1, shall limit or restrict any Affiliate or designee of the Stockholder who serves as a member of the Board of Directors of DigitalGlobe from exercising his or her fiduciary duties and responsibilities including, without limitation, taking any action in compliance with Section 5.02 of the Merger Agreement (including, without limitation, considering and voting in favor of a Superior DigitalGlobe Proposal in the capacity as a director of DigitalGlobe); (ii) the Stockholder shall remain free to vote (or execute consents or proxies with respect to) its Subject Shares with respect to any matter not covered by this Section 1.1 in any matter the Stockholder deems appropriate, so long as such vote (or execution of consents or proxies with respect thereto) does not violate this Agreement; and (iii) the Stockholder shall remain free to vote (or execute consents or proxies with respect thereto) and this Section 1.1 shall not require the Stockholder to vote or consent (or cause any Affiliates to vote or consent) its Subject Shares to (A) adopt the Merger Agreement or in favor of the Merger or any of the other transactions contemplated by the Merger Agreement, to the extent that, without the approval or consent in writing by the Stockholder, the Merger Agreement has been amended or modified, or a provision therein has been waived, in any such case, in a manner that increases the amount of consideration or is otherwise adverse to the Stockholder (in other than an immaterial manner); or (B) amend the Merger Agreement or take any action that could result in the consequences described in the foregoing clause (iii)(A).

ARTICLE III

Representations and Warranties of the Stockholder

The Stockholder hereby represents and warrants to GeoEye as follows:

Section 3.1. Organization. The Stockholder is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization.

Section 3.2. Authority. The Stockholder has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement by the Stockholder have been duly authorized by all necessary corporate action on the part of the Stockholder, and, assuming the due authorization, execution, and delivery of this Agreement by GeoEye, this Agreement constitutes a legal, valid, and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or pursuant to applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 3.3. Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has marketable title to, the Subject Shares listed beside the Stockholder’s name on Schedule I attached hereto, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided (i) in this Agreement, (ii) pursuant to any applicable restrictions on transfer under the Securities Act or other applicable securities laws, (iii) in the Investor Agreement, dated as of April 29, 2009 (as it may be amended from time to time, the “Investor Agreement”), by and between DigitalGlobe and Stockholder, (iv) in the Stockholders Agreement, dated as of July 9, 2003, as amended (as it may be further amended from time to time, the “DigitalGlobe Stockholders Agreement”), by and among DigitalGlobe and the other parties thereto or (v) as set forth on Schedule I. As of the date hereof, excluding shares of DigitalGlobe Common Stock, DigitalGlobe Stock Options or other securities owned, beneficially or of record, by the Stockholder’s Affiliates (including Morgan Stanley & Co. LLC (“MS&Co”) and Morgan Stanley Smith Barney LLC (“MSSB”)), the Stockholder does not own, beneficially or otherwise, any DigitalGlobe Common Stock, DigitalGlobe Stock Options or other equity securities of DigitalGlobe other than as set forth in Schedule I hereto, and the Stockholder does not own or hold any right to acquire any additional shares of any class of DigitalGlobe Capital Stock or other equity securities of DigitalGlobe or any interest therein or any voting rights with respect to any equity securities of DigitalGlobe other than its Subject Shares.

Section 3.4. Voting Power. Subject only to applicable securities laws and the terms of this Agreement, except as provided in (i) the Investor Agreement, (ii) the DigitalGlobe Stockholders Agreement or (iii) as set forth on Schedule I, (a) the Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Subject Shares, with no limitations, qualifications, or restrictions on such rights and (b) the Stockholder represents that any proxies heretofore given in respect of its Subject Shares are not irrevocable, and that any such proxies are hereby revoked pursuant to Section 1.1(c) hereof and that the Stockholder shall take any additional action necessary to effectuate the foregoing.

Section 3.5. Consents and Approvals; No Violation. Except as may be set forth in the Merger Agreement or the schedules, exhibits or attachments thereto (including, without limitation, filings as may be required under applicable securities laws) and any filing required under Section 13 or 16 under the Exchange Act, (a) no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement, and (b) none of the execution and delivery of this Agreement by the

Stockholder, the consummation by the Stockholder of the transactions contemplated by this Agreement or compliance by the Stockholder with any of the provisions of this Agreement shall (x) result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any material trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, agreement or instrument to which the Stockholder is a party or (y) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, law, rule or regulation applicable to the Stockholder, except under any of the foregoing, where the absence of filing or authorization, conflict, violation, breach or default would not materially impair or materially adversely affect the ability of the Stockholder to perform its obligations hereunder.

Section 3.6. Litigation. As of the date hereof, there is no action, suit or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, threatened in writing against the Stockholder that restricts or prohibits (or, if successful, would reasonably be expected to restrict or prohibit) the performance by the Stockholder of its obligations under this Agreement.

Section 3.7. Acknowledgment. The Stockholder understands and acknowledges that GeoEye is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE IV

Representations and Warranties of GeoEye

GeoEye hereby represents and warrants to the Stockholder as follows:

Section 4.1. Organization. GeoEye is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 4.2. Corporate Authorization; Validity of Agreement; Necessary Action. GeoEye has the corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GeoEye, and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of GeoEye, and, assuming the due authorization, execution and delivery thereof by the Stockholder, constitutes a legal, valid and binding obligation of GeoEye, enforceable against it in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or pursuant to applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 4.3. Consents and Approvals; No Violation. (a) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by GeoEye and the consummation by GeoEye of the transactions contemplated by this Agreement, and (b) none of the execution and delivery of this Agreement by GeoEye, the consummation by GeoEye of the transactions contemplated by this Agreement or compliance by GeoEye with any of the provisions of this Agreement shall (x) conflict with or result in any breach of the organizational documents of GeoEye, (y) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material trust agreement, loan or credit agreement, note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which GeoEye is a party, or (z) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to GeoEye, except under clauses (x), (y) or (z), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of GeoEye to perform its obligations hereunder.

Section 4.4. Litigation. As of the date hereof, there is no action, suit or other proceeding pending against GeoEye or, to the knowledge of GeoEye, threatened in writing against GeoEye that restricts or prohibits (or, if successful, would reasonably be expected to restrict or prohibit) the exercise by GeoEye of its rights under this Agreement or the performance by GeoEye of its obligations under this Agreement.

ARTICLE V

Covenants of the Stockholder

The Stockholder covenants and agrees as follows:

Section 5.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement, the Merger Agreement, the Investor Agreement or the DigitalGlobe Stockholders Agreement, during the Voting Period through the earlier to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms or (c) the termination of this Agreement in accordance with Section 5.1, the Stockholder shall not, (x) sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding with respect to the Transfer of, any or all of its Subject Shares, unless such Transfer is a Permitted Transfer; (y) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares that could reasonably be expected to prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Merger, the Merger Agreement, any of the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing; or (z) deposit any of its Subject Shares into a voting trust or enter into a voting agreement with respect to any of its Subject Shares. For the purposes hereof, “Permitted Transfer” means a Transfer by the Stockholder to any Affiliate of the Stockholder; provided that such transferee Affiliate agrees in writing to assume all of the transferring Stockholder’s obligations hereunder in respect of the Subject Shares subject to such Transfer and to be bound by, and comply with, the terms of this Agreement with respect to the Subject Shares that are subject to the Transfer, to the same extent as the transferring Stockholder is bound hereunder. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that nothing herein shall prohibit any Transfer of Subject Shares by the Stockholder pursuant to and in accordance with the terms of the Merger Agreement.

Section 5.2. Stop Transfer; Changes in Subject Shares. The Stockholder agrees with, and covenants to, GeoEye that, until the termination of this Agreement in accordance with its terms, (a) this Agreement and the obligations hereunder shall attach to its Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s successors or assigns and (b) the Stockholder shall not request that DigitalGlobe register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares, unless such transfer is made in compliance with this Agreement or is otherwise contemplated or permitted by the Merger Agreement. Notwithstanding any Transfer of Subject Shares, the Stockholder transferring such Subject Shares shall remain liable for the performance of all of its obligations under this Agreement.

Section 5.3. Additional Securities. In the event the Stockholder becomes the record or beneficial owner of (a) any shares of DigitalGlobe Common Stock or any other equity securities of DigitalGlobe, (b) any equity securities which may be converted into or exchanged for such shares of DigitalGlobe Common Stock or other equity securities of DigitalGlobe or (c) any equity securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares of DigitalGlobe Common Stock or other equity securities of DigitalGlobe (collectively, “Additional Securities”), the terms of this Agreement shall apply to all such Additional Securities as though owned by the Stockholder on the date of this Agreement.

Section 5.4. Stockholder Capacity. The Stockholder enters into this Agreement solely in its capacity as the record or beneficial owner of its Subject Shares. Nothing contained in this Agreement shall limit the rights and obligations of any of the Stockholder’s Affiliates or any of its officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) in his or her capacity as a director or officer of DigitalGlobe, and the agreements set forth herein shall in no way restrict any director or officer of DigitalGlobe in the exercise of his or her fiduciary duties as a director or officer of DigitalGlobe (including, without limitation, considering and voting in favor of a Superior DigitalGlobe Proposal in the capacity as a director or officer of DigitalGlobe).

Section 5.5. Documentation and Information. The Stockholder (a) consents to and authorizes the publication and disclosure by GeoEye and its Affiliates of its identity and holdings of Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Joint Proxy Statement, or any other disclosure document in connection with the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (b) agrees promptly to give to GeoEye any information it may reasonably require in order to comply with applicable law for the preparation of any such disclosure documents. The Stockholder agrees to promptly, following obtaining knowledge thereof, notify GeoEye of any required corrections with respect to any written information supplied by it in writing to GeoEye specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

Section 5.6. No Solicitation. During the Voting Period, the Stockholder shall not, nor shall it authorize or permit any of its officers, directors or employees to, directly or indirectly (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to a DigitalGlobe Takeover Proposal, (b) initiate a stockholders’ vote with respect to a DigitalGlobe Takeover Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of DigitalGlobe with respect to a DigitalGlobe Takeover Proposal.

ARTICLE VI

Termination

Section 5.1 This Agreement and the covenants, obligations and agreements set forth in this Agreement shall automatically terminate (without any further action of any Person) upon the earlier to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, and (c) the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement, not approved or consented to in writing by the Stockholder that increases the amount of consideration or is otherwise adverse to the Stockholder (in other than an immaterial manner). In the event of termination of this Agreement pursuant to this Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from liability for any intentional material breach hereof prior to such termination; provided further, that the provisions set forth in Article VI shall survive the termination of this Agreement.

ARTICLE VII

Miscellaneous

Section 7.1. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

(b) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court in any such dispute and (c) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.1.

Section 7.2. Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 6.1, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which any party is entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 7.3. Assignment. Except in connection with Transfer permitted by Section 4.1, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that GeoEye may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of GeoEye, but no such assignment shall relieve GeoEye from its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns

Section 7.4. Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed on behalf of GeoEye and the Stockholder. Any agreement on the part of a party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.5. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholder:

Morgan Stanley Principal Investments, Inc. 1585 Broadway New York, New York 10036 Phone: (212) 761-2499 Fax: (212) 507-2008 Attention: Brian Marcus

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 Phone: (212) 547-5400 Fax: (212) 547-5444 Attention: Stephen E. Older and Seth T. Goldsamt

If to GeoEye, to:

GeoEye, Inc. 2325 Dulles Corner Boulevard Herndon, VA 20171 Phone: (703) 480-5672 Fax: (703) 480-8175 Attention: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Phone: (202) 637-2200

Facsimile: (202) 637-2201

Attention: William P. O’Neill

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Phone: (212) 446-4861

Facsimile: (212) 446-4900

Attention: David B. Feirstein, Esq.

Section 7.6. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

Section 7.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 6.7 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 7.8. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 7.9. No Third Party Beneficiaries. Each party agrees that its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights of remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 7.10. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, general or limited partners, members, controlling persons, directors, officers, employees, managers, agents or Affiliates of any party hereto or any former, current or future equity holder, general or limited partner, member, controlling person, director, officer, employee, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 7.11. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specifically indicated. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement, as in effect of the date hereof.

Section 7.12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 7.13. No Strict Construction. The parties hereto acknowledge that this Agreement has been prepared jointly by them and shall not be strictly construed against any party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GEOEYE, INC.

By:	/s/ Matthew M. O’Connell
	Name:	Matthew M. O’Connell
	Title:	President & Chief Executive Officer

MORGAN STANLEY PRINCIPAL INVESTMENTS, INC.

By:	/s/ Todd Vannucci
	Name:	Todd Vannucci
	Title:	Vice President

[Signature Page to Morgan Stanley Voting Agreement]

SCHEDULE I

Stockholder (Name and Address)	Shares of DigitalGlobe Common Stock
Morgan Stanley Principal Investments, Inc. 1585 Broadway, New York, New York 10036	7,463,076

Schedule I

ANNEX E

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of July 22, 2012 (this “Agreement”), is by and between GeoEye, Inc., a Delaware corporation (“GeoEye”), and [General Howell M. Estes III / Jeffery R. Tarr] (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) that total number of shares of common stock, par value $0.001 per share (the “DigitalGlobe Common Stock”), of DigitalGlobe, Inc., a Delaware corporation (“DigitalGlobe”), as set forth opposite the Stockholder’s name on Schedule I hereto (all such shares of DigitalGlobe Common Stock, as may be adjusted after the date hereof by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of DigitalGlobe, the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, DigitalGlobe, 20/20 Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), WorldView, LLC, a Delaware limited liability company (“Merger Sub 2”), and GeoEye are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into GeoEye (the “Merger”), and, immediately after the Merger, GeoEye will be merged with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Combination”), all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to GeoEye’s willingness to enter into and perform its obligations under the Merger Agreement, GeoEye has requested that the Stockholder enter into this Agreement, and the Stockholder has agreed to do so in order to induce GeoEye to enter into, and in consideration of it entering into, the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE II

Agreement to Vote

Section 2.1. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Section 5.1, except to the extent waived in writing by GeoEye in its sole and absolute discretion, at any meeting of the stockholders of DigitalGlobe called to consider and vote upon the adoption of the Merger Agreement and approval of the Combination and the transactions contemplated by the Merger Agreement (including the DigitalGlobe Stockholders Meeting), however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of DigitalGlobe or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of DigitalGlobe is sought for the adoption of the Merger Agreement and approval of the Combination and the transactions contemplated by the Merger Agreement, the Stockholder agrees to vote (or cause to be voted) all of the Subject Shares (i) in favor of adoption of the Merger Agreement and approval of the Combination and the transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof or thereof and (ii) against the following actions (other than the Combination and the transactions contemplated by the Merger Agreement): (A) any DigitalGlobe Takeover Proposal (other than any DigitalGlobe Takeover Proposal that (x) did not result from a breach of Section 5.03(a) of the Merger Agreement, (y) that the DigitalGlobe Board or an authorized and empowered committee thereof determined in good faith, after consultation with its outside financial and legal advisors, constituted a Superior DigitalGlobe Proposal and (z) that results in a DigitalGlobe Adverse Recommendation Change); (B) any reorganization, recapitalization, dissolution, liquidation or winding up of DigitalGlobe or any of its Subsidiaries; (C) any amendment of DigitalGlobe’s certificate of incorporation or by-laws, except as contemplated by the Merger Agreement; or (D) any other action or proposal involving DigitalGlobe that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Combination.

(b) At any meeting of the stockholders of DigitalGlobe that is held (including the DigitalGlobe Stockholders Meeting) to consider and vote upon the adoption of the Merger Agreement and approval of the Combination and the transactions contemplated by the Merger Agreement, the Stockholder shall, or shall direct the holder(s) of record of the Subject Shares on any applicable record date to, appear, in person or by proxy, at such meeting or otherwise cause the Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) SOLELY IN THE EVENT OF A FAILURE BY THE STOCKHOLDER TO ACT IN ACCORDANCE WITH THE STOCKHOLDER’S OBLIGATIONS AS TO VOTING OR EXECUTING A WRITTEN CONSENT PURSUANT TO SECTION 1.1(A) AND (B), THE STOCKHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS MATTHEW M. O’CONNELL AND WILLIAM L. WARREN, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF GEOEYE, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF GEOEYE, AND EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF THE STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF STOCKHOLDERS OF DIGITALGLOBE, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY SUCH STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 1.1(A) AND (B) UNTIL THE TERMINATION OF THIS AGREEMENT, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(C) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SUBJECT SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 1.1(A) OR (B), AND NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY THE STOCKHOLDER, EXCEPT AS REQUIRED BY ANY LETTER OF TRANSMITTAL IN CONNECTION WITH THE COMBINATION. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

Section 2.2. Effect of GeoEye Breach. For the avoidance of doubt, the Stockholder agrees that the obligations of the Stockholder specified in Section 1.1 shall not be affected by any breach by GeoEye of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

ARTICLE III

Representations and Warranties of the Stockholder

The Stockholder hereby represents and warrants to GeoEye as follows:

Section 3.1. Authority. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the capacity of and have been duly authorized by the Stockholder. Assuming the due authorization, execution, and delivery of this Agreement by GeoEye, this Agreement constitutes a legal, valid, and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

Section 3.2. Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner of, and has good title to, the Subject Shares, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided in this Agreement or pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, the Stockholder does not own, beneficially or otherwise, any DigitalGlobe Common Stock, DigitalGlobe Preferred Stock, DigitalGlobe Stock Options or other securities of DigitalGlobe other than as set forth in Schedule I hereto, and the Stockholder does not own or hold any right to acquire any additional shares of any class of DigitalGlobe Capital Stock or other securities of DigitalGlobe or any interest therein or any voting rights with respect to any securities of DigitalGlobe other than the Subject Shares.

Section 3.3. Voting Power. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement. The Stockholder represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked pursuant to Section 1.1(c) hereof and that the Stockholder shall take any additional action necessary to effectuate the foregoing.

Section 3.4. Consents and Approvals; No Violation. (a) Except for any filing required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement, and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated by this Agreement or compliance by the Stockholder with any of the provisions of this Agreement shall conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to his property or assets.

Section 3.5. Litigation. As of the date hereof, there is no action, suit or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, any other Person or, to the knowledge of the Stockholder, threatened in writing against the Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by GeoEye of its rights under this Agreement or the performance by the Stockholder of its obligations under this Agreement.

Section 3.6. Acknowledgement. The Stockholder understands and acknowledges that GeoEye is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE IV

Representations and Warranties of GeoEye

GeoEye hereby represents and warrants to the Stockholder as follows:

Section 4.1. Organization. GeoEye is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 4.2. Corporate Authorization; Validity of Agreement; Necessary Action. GeoEye has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GeoEye and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of GeoEye, and, assuming the due authorization, execution and delivery thereof by the Stockholder, constitutes a valid and legally binding agreement of GeoEye enforceable against it in accordance with its terms.

Section 4.3. Consents and Approvals; No Violation. (a) Except as may be set forth in the Merger Agreement and in the other schedules, exhibits or attachments thereto (including, without limitation, filings as may be required under applicable securities laws) and any filings required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by GeoEye and the consummation by GeoEye of the transactions contemplated by this Agreement, and (b) none of the execution and delivery of this Agreement by GeoEye, the consummation by GeoEye of the transactions contemplated by this Agreement or compliance by GeoEye with any of the provisions of this Agreement shall (x) conflict with or result in any breach of the organizational documents of GeoEye, (y) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which GeoEye is a party, or (z) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to GeoEye, except under clauses (x), (y) or (z), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of GeoEye to perform its obligations hereunder or under the Merger Agreement.

ARTICLE V

Covenants of the Stockholder

The Stockholder covenants and agrees as follows:

Section 5.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms or (c) the termination of this Agreement in accordance with Section 5.1, the Stockholder shall not (x) sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding with respect to the Transfer of, any or all of the Subject Shares; (y) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of the Subject Shares that could reasonably be expected to prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Combination, the Merger Agreement, any of the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing; or (z) deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares.

Section 5.2. Stop Transfer; Changes in Subject Shares. The Stockholder agrees with, and covenants to, GeoEye that (a) this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s heirs, successors or assigns and (b) the Stockholder shall not request that DigitalGlobe register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Subject Shares, unless such transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Subject Shares, the Stockholder shall remain liable for the performance of all of its obligations under this Agreement.

Section 5.3. Additional Securities. From the date hereof until the termination of this Agreement in accordance with Section 5.1, in the event the Stockholder becomes the record or beneficial owner of (a) any shares of DigitalGlobe Common Stock, DigitalGlobe Preferred Stock or any other securities of DigitalGlobe, (b) any securities which may be converted into or exchanged for such shares of DigitalGlobe Common Stock, DigitalGlobe Preferred Stock or other securities of DigitalGlobe or (c) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares of DigitalGlobe Common Stock, DigitalGlobe Preferred Stock or other securities of DigitalGlobe (collectively, “Additional Securities”), the terms of this Agreement shall apply to all such Additional Securities as though owned by the Stockholder on the date of this Agreement.

Section 5.4. Stockholder Capacity. The Stockholder enters into this Agreement solely in its capacity as the record or beneficial owner of its Subject Shares. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict the rights and obligations of the Stockholder in his capacity as a director or officer of DigitalGlobe, and the agreements set forth herein shall in no way restrict any director or officer of DigitalGlobe in the exercise of his or her fiduciary duties (in their sole discretion) on any matter as a director or officer of DigitalGlobe (including, without limitation, considering and voting in favor of a Superior DigitalGlobe Proposal or a DigitalGlobe Adverse Recommendation Change in the capacity as a director or officer of DigitalGlobe).

Section 5.5. Documentation and Information. The Stockholder (a) consents to and authorizes the publication and disclosure by GeoEye and its Affiliates of his identity and holdings of Subject Shares and the nature of his commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Joint Proxy Statement, or any other disclosure document in connection with the Combination or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (b) agrees promptly to give to GeoEye any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder agrees to promptly notify GeoEye of any required corrections with respect to any written information supplied by him specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

ARTICLE VI

Termination

Section 5.1 This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of (a) the mutual consent of GeoEye and the Stockholders to terminate this Agreement, (b) the Effective Time and (c) the date of termination of the Merger Agreement in accordance with its terms. In the event of termination of this Agreement pursuant to this Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from liability for any breach hereof prior to such termination; provided further, that the provisions set forth in Article VI shall survive the termination of this Agreement.

ARTICLE VII

Miscellaneous

Section 7.1. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

(b) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

(c) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 6.1.

Section 7.2. Specific Performance. The Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that GeoEye shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 6.1, without proof of actual damages (and the Stockholder hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which GeoEye is entitled at law or in equity. The Stockholder further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 7.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that GeoEye may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of GeoEye, but no such assignment shall relieve GeoEye from its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective heirs, successors and assigns

Section 7.4. Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed on behalf of GeoEye and the Stockholder. Any agreement on the part of a party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.5. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholder:

[General Howell M. Estes III / Jeffery R. Tarr]

c/o DigitalGlobe, Inc.

1601 Dry Creek Drive

Suite 260

Longmont, CO 80503

Phone: (303) 684-4000

Fax: (303) 684-4340

If to GeoEye, to:

GeoEye, Inc.

2325 Dulles Corner Boulevard

Herndon, VA 20171

Phone: (703) 480-5672

Fax: (703) 480-8175

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Phone: (202) 637-2200

Facsimile: (202) 637-2201

Attention: William P. O’Neill

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Phone: (212) 446-4861

Facsimile: (212) 446-4900

Attention: David B. Feirstein, Esq.

Section 7.6. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

Section 7.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 6.7 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 7.8. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

Section 7.9. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement.

Section 7.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 7.11. No Strict Construction. The parties hereto acknowledge that this Agreement has been prepared jointly by them and shall not be strictly construed against any party hereto.

Section 7.12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in GeoEye any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares owned by any Stockholder. All rights, ownership and economic benefits of an relating to the Subject Shares shall remain vested in and belong to the applicable Stockholder, and GeoEye shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of GeoEye or exercise any power or authority to direct any Stockholder in the voting of any of the Subject Shares owned by such Stockholder, except as otherwise provided herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GEOEYE, INC.

By:
Name: Matthew M. O’Connell
Title: President and Chief Executive Officer

STOCKHOLDER

By:
Name: [General Howell M. Estes III /
Jeffery R. Tarr]

[Signature Page to Gen. Estes/Tarr Voting Agreement]

SCHEDULE I

Stockholder (Name and Address)	Shares of DigitalGlobe Common Stock
[General Howell M. Estes III / Jeffery R. Tarr] c/o DigitalGlobe, Inc. 1601 Dry Creek Drive Suite 260 Longmont, CO 80503	[•]

Schedule I

ANNEX F

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of July 22, 2012 (this “Agreement”), is by and between DigitalGlobe, Inc., a Delaware corporation (“DigitalGlobe”), and [Lt. General James A. Abrahamson, USAF (Ret.) / Matthew M. O’Connell] (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) that total number of shares of common stock, par value $0.01 per share (the “GeoEye Common Stock”), of GeoEye, Inc., a Delaware corporation (“GeoEye”), as set forth opposite the Stockholder’s name on Schedule I hereto (all such shares of GeoEye Common Stock, as may be adjusted after the date hereof by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of GeoEye, the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, DigitalGlobe, 20/20 Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), WorldView, LLC, a Delaware limited liability company (“Merger Sub 2”), and GeoEye are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into GeoEye (the “Merger”), and, immediately after the Merger, GeoEye will be merged with and into Merger Sub 2 (the “Subsequent Merger” and together with the Merger, the “Combination”), all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to DigitalGlobe’s willingness to enter into and perform its obligations under the Merger Agreement, DigitalGlobe has requested that the Stockholder enter into this Agreement, and the Stockholder has agreed to do so in order to induce DigitalGlobe to enter into, and in consideration of it entering into, the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE II

Agreement to Vote

Section 2.1. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Section 5.1, except to the extent waived in writing by DigitalGlobe in its sole and absolute discretion, at any meeting of the stockholders of GeoEye called to consider and vote upon the adoption of the Merger Agreement and approval of the Combination and the transactions contemplated by the Merger Agreement (including the GeoEye Stockholders Meeting), however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of GeoEye or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of GeoEye is sought for the adoption of the Merger Agreement and approval of the Combination and the transactions contemplated by the Merger Agreement, the Stockholder agrees to vote (or cause to be voted) all of the Subject Shares (i) in favor of adoption of the Merger Agreement and approval of the Combination and the transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof or thereof and (ii) against the following actions (other than the Combination and the transactions contemplated by the Merger Agreement): (A) any GeoEye Takeover Proposal (other than any GeoEye Takeover Proposal that (x) did not result from a breach of Section 5.03(a) of the Merger Agreement, (y) that the GeoEye Board or an authorized and empowered committee thereof determined in good faith, after consultation with its outside financial and legal advisors, constituted a Superior GeoEye Proposal and (z) that results in a GeoEye Adverse Recommendation Change); (B) any reorganization, recapitalization, dissolution, liquidation or winding up of GeoEye or any of its Subsidiaries; (C) any amendment of GeoEye’s certificate of incorporation or by-laws, except as contemplated by the Merger Agreement; or (D) any other action or proposal involving GeoEye that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Combination.

(b) At any meeting of the stockholders of GeoEye that is held (including the GeoEye Stockholders Meeting) to consider and vote upon the adoption of the Merger Agreement and approval of the Combination and the transactions contemplated by the Merger Agreement, the Stockholder shall, or shall direct the holder(s) of record of the Subject Shares on any applicable record date to, appear, in person or by proxy, at such meeting or otherwise cause the Subject Shares to be counted as present thereat for purposes of establishing a quorum.

(c) SOLELY IN THE EVENT OF A FAILURE BY THE STOCKHOLDER TO ACT IN ACCORDANCE WITH THE STOCKHOLDER’S OBLIGATIONS AS TO VOTING OR EXECUTING A WRITTEN CONSENT PURSUANT TO SECTION 1.1(A) AND (B), THE STOCKHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS YANCEY L. SPRUILL AND DANIEL L. JABLONSKY, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF DIGITALGLOBE, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF DIGITALGLOBE, AND EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF THE STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF STOCKHOLDERS OF GEOEYE, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES OWNED OR HELD BY SUCH STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 1.1(A) AND (B) UNTIL THE TERMINATION OF THIS AGREEMENT, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(C) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SUBJECT SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 1.1(A) OR (B), AND NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY THE STOCKHOLDER, EXCEPT AS REQUIRED BY ANY LETTER OF TRANSMITTAL IN CONNECTION WITH THE COMBINATION. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

Section 2.2. Effect of DigitalGlobe Breach. For the avoidance of doubt, the Stockholder agrees that the obligations of the Stockholder specified in Section 1.1 shall not be affected by any breach by DigitalGlobe of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

ARTICLE III

Representations and Warranties of the Stockholder

The Stockholder hereby represents and warrants to DigitalGlobe as follows:

Section 3.1. Authority. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the capacity of and have been duly authorized by the Stockholder. Assuming the due authorization, execution, and delivery of this Agreement by DigitalGlobe, this Agreement constitutes a legal, valid, and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

Section 3.2. Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner of, and has good title to, the Subject Shares, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided in this Agreement or pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, the Stockholder does not own, beneficially or otherwise, any GeoEye Common Stock, GeoEye Preferred Stock, GeoEye Stock Options or other securities of GeoEye other than as set forth in Schedule I hereto, and the Stockholder does not own or hold any right to acquire any additional shares of any class of GeoEye Capital Stock or other securities of GeoEye or any interest therein or any voting rights with respect to any securities of GeoEye other than the Subject Shares.

Section 3.3. Voting Power. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement. The Stockholder represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked pursuant to Section 1.1(c) hereof and that the Stockholder shall take any additional action necessary to effectuate the foregoing.

Section 3.4. Consents and Approvals; No Violation. (a) Except for any filing required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement, and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated by this Agreement or compliance by the Stockholder with any of the provisions of this Agreement shall conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to his property or assets.

Section 3.5. Litigation. As of the date hereof, there is no action, suit or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, any other Person or, to the knowledge of the Stockholder, threatened in writing against the Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by DigitalGlobe of its rights under this Agreement or the performance by the Stockholder of its obligations under this Agreement.

Section 3.6. Acknowledgement. The Stockholder understands and acknowledges that DigitalGlobe is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE IV

Representations and Warranties of DigitalGlobe

DigitalGlobe hereby represents and warrants to the Stockholder as follows:

Section 4.1. Organization. DigitalGlobe is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 4.2. Corporate Authorization; Validity of Agreement; Necessary Action. DigitalGlobe has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by DigitalGlobe and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of DigitalGlobe, and, assuming the due authorization, execution and delivery thereof by the Stockholder, constitutes a valid and legally binding agreement of DigitalGlobe enforceable against it in accordance with its terms.

Section 4.3. Consents and Approvals; No Violation. (a) Except as may be set forth in the Merger Agreement and in the other schedules, exhibits or attachments thereto (including, without limitation, filings as may be required under applicable securities laws) and any filings required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by DigitalGlobe and the consummation by DigitalGlobe of the transactions contemplated by this Agreement, and (b) none of the execution and delivery of this Agreement by DigitalGlobe, the consummation by DigitalGlobe of the transactions contemplated by this Agreement or compliance by DigitalGlobe with any of the provisions of this Agreement shall (x) conflict with or result in any breach of the organizational documents of DigitalGlobe, (y) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which DigitalGlobe is a party, or (z) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to DigitalGlobe, except under clauses (x), (y) or (z), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of DigitalGlobe to perform its obligations hereunder or under the Merger Agreement.

ARTICLE V

Covenants of the Stockholder

The Stockholder covenants and agrees as follows:

Section 5.1. Restriction on Transfer and Proxies. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms or (c) the termination of this Agreement in accordance with Section 5.1, the Stockholder shall not (x) sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding with respect to the Transfer of, any or all of the Subject Shares; (y) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of the Subject Shares that could reasonably be expected to prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Combination, the Merger Agreement, any of the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing; or (z) deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares.

Section 5.2. Stop Transfer; Changes in Subject Shares. The Stockholder agrees with, and covenants to, DigitalGlobe that (a) this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s heirs, successors or assigns and (b) the Stockholder shall not request that GeoEye register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Subject Shares, unless such transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Subject Shares, the Stockholder shall remain liable for the performance of all of its obligations under this Agreement.

Section 5.3. Additional Securities. From the date hereof until the termination of this Agreement in accordance with Section 5.1, in the event the Stockholder becomes the record or beneficial owner of (a) any shares of GeoEye Common Stock, GeoEye Preferred Stock or any other securities of GeoEye, (b) any securities which may be converted into or exchanged for such shares of GeoEye Common Stock, GeoEye Preferred Stock or other securities of GeoEye or (c) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares of GeoEye Common Stock, GeoEye Preferred Stock or other securities of GeoEye (collectively, “Additional Securities”), the terms of this Agreement shall apply to all such Additional Securities as though owned by the Stockholder on the date of this Agreement.

Section 5.4. Stockholder Capacity. The Stockholder enters into this Agreement solely in its capacity as the record or beneficial owner of its Subject Shares. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict the rights and obligations of the Stockholder in his capacity as a director or officer of GeoEye, and the agreements set forth herein shall in no way restrict any director or officer of GeoEye in the exercise of his or her fiduciary duties (in their sole discretion) on any matter as a director or officer of GeoEye (including, without limitation, considering and voting in favor of a Superior GeoEye Proposal or a GeoEye Adverse Recommendation Change in the capacity as a director or officer of GeoEye).

Section 5.5. Documentation and Information. The Stockholder (a) consents to and authorizes the publication and disclosure by DigitalGlobe and its Affiliates of his identity and holdings of Subject Shares and the nature of his commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Joint Proxy Statement, or any other disclosure document in connection with the Combination or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (b) agrees promptly to give to DigitalGlobe any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder agrees to promptly notify DigitalGlobe of any required corrections with respect to any written information supplied by him specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

ARTICLE VI

Termination

Section 5.1 This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of (a) the mutual consent of DigitalGlobe and the Stockholders to terminate this Agreement, (b) the Effective Time and (c) the date of termination of the Merger Agreement in accordance with its terms. In the event of termination of this Agreement pursuant to this Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from liability for any breach hereof prior to such termination; provided further, that the provisions set forth in Article VI shall survive the termination of this Agreement.

ARTICLE VII

Miscellaneous

Section 7.1. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

(b) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

(c) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 6.1.

Section 7.2. Specific Performance. The Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that DigitalGlobe shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 6.1, without proof of actual damages (and the Stockholder hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which DigitalGlobe is entitled at law or in equity. The Stockholder further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 7.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that DigitalGlobe may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of DigitalGlobe, but no such assignment shall relieve DigitalGlobe from its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective heirs, successors and assigns

Section 7.4. Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed on behalf of DigitalGlobe and the Stockholder. Any agreement on the part of a party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.5. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholder:

[Lt. General James A. Abrahamson, USAF (Ret.) / Matthew M.

O’Connell]

c/o GeoEye, Inc.

2325 Dulles Corner Boulevard

Herndon, VA 20171

Phone: (703) 480-5672

Fax: (703) 480-8175

If to DigitalGlobe, to:

DigitalGlobe, Inc.

1601 Dry Creek Drive

Suite 260

Longmont, CO 80503

Phone: (303) 684-4000

Fax: (303) 684-4340

Attention:         General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Phone: (212) 735-3000

Fax: (212) 735-2000

Attention:         Nancy Lieberman, Esq.

                             Marie Gibson, Esq.

Section 7.6. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

Section 7.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 6.7 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 7.8. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

Section 7.9. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement.

Section 7.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 7.11. No Strict Construction. The parties hereto acknowledge that this Agreement has been prepared jointly by them and shall not be strictly construed against any party hereto.

Section 7.12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in DigitalGlobe any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares owned by any Stockholder. All rights, ownership and economic benefits of an relating to the Subject Shares shall remain vested in and belong to the applicable Stockholder, and DigitalGlobe shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of DigitalGlobe or exercise any power or authority to direct any Stockholder in the voting of any of the Subject Shares owned by such Stockholder, except as otherwise provided herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DIGITALGLOBE, INC.

By:
	Name:	Jeffrey R. Tarr
	Title:	President and Chief Executive Officer

STOCKHOLDER

By:
	Name:	[Lt. General James A. Abrahamson, USAF (Ret.) / Matthew M. O’Connell]

[Signature Page to Lt. Gen. Abrahamson/O’Connell Voting Agreement]

SCHEDULE I

Stockholder (Name and Address)	Shares of GeoEye Common Stock
[Lt. General James A. Abrahamson, USAF (Ret.) / Matthew M. O’Connell] c/o GeoEye, Inc. 2325 Dulles Corner Boulevard Herndon, VA 20171	[—]

Schedule I

ANNEX G

Page G-1 of G-5

July 21, 2012

Board of Directors

DigitalGlobe, Inc.

1601 Dry Creek Drive, Suite 260

Longmont, CO 80503

Members of the Board of Directors:

We understand that DigitalGlobe, Inc., a Delaware corporation (the “Company”), intends to enter into a transaction (the “Proposed Transaction”) with GeoEye, Inc., a Delaware corporation (“GeoEye”), pursuant to which (i) 20/20 Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) will merge with and into GeoEye (the “Merger”) and (ii) upon the effectiveness of the Merger, (x) the separate corporate existence of Merger Sub will cease and GeoEye will continue as the surviving corporation in the Merger and a wholly-owned subsidiary of the Company, and immediately after the Merger, GeoEye will merge with and into WorldView, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, and the separate corporate existence of GeoEye will cease and WorldView, LLC will continue as the surviving limited liability company, (y) each issued and outstanding share of common stock of GeoEye, par value $0.01 per share (the “GeoEye Common Stock”), other than shares to be canceled pursuant to the terms of the Agreement (as defined below) and dissenting shares, will be converted into the right to receive consideration per share equal to (1) $4.10 in cash (the “Common Stock Cash Consideration”) and (2) 1.137 shares (the “Common Stock Exchange Ratio” and, together with the Common Stock Cash Consideration, the “Common Stock Consideration”) of common stock of the Company, par value $0.001 per share (“Company Common Stock”), such Common Stock Consideration to be paid, at the election of each holder of GeoEye Common Stock, (A) entirely in Company Common Stock, (B) entirely in cash or (C) in the mix of Company Common Stock and cash described in this clause (y), in the case of (A) and (B) subject to proration, and (z) each issued and outstanding share of the GeoEye Series A Preferred Stock (the “GeoEye Preferred Stock”) will be converted into the right to receive (1) $4.10 in cash per share of Company Common Stock on an as converted basis (the “Preferred Stock Cash Consideration”) and (2) one share of newly designated Series A Convertible Preferred Stock of the Company, the terms of which are set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of DigitalGlobe, Inc. attached as Exhibit 2.01(d) to the Agreement (the “Preferred Stock Exchange Ratio” and, together with the Common Stock Consideration and the Preferred Stock Cash Consideration, the “Total Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of July 21, 2012 by and among the Company, Merger Sub and GeoEye (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Total Consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of July 20, 2012 and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and GeoEye that we believe to be relevant to our analysis, including each of their respective Annual Reports on

Page G-2 of G-5

Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2012 and other relevant filings with the Securities and Exchange Commission; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company (including both base case and alternative scenarios that include EnhancedView Service Level Agreement and other revenues) prepared by management of the Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of GeoEye including financial projections of GeoEye (including both base case and alternative scenarios that include EnhancedView Service Level Agreement and other revenues) prepared by the management of the Company (the “Company’s GeoEye Projections”); (5) the trading history of the Company’s common stock from May 14, 2009 to July 18, 2012 and of GeoEye’s common stock from December 31, 2008 to July 18, 2012 and a comparison of those trading histories with each other and those of other companies that we deemed relevant; (6) the relative ownership of the Company’s and GeoEye’s shareholders of a combined company on a pro forma basis since the initial public offering of the Company; (7) a comparison of the valuation of GeoEye on a stand-alone basis to the valuation of GeoEye to the Company; (8) a comparison of the historical financial results and present financial condition of the Company and GeoEye with each other and with those of other companies that we deemed relevant; (9) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including the expected significant synergies in capital expenditures and operational expenditures, net of any integration costs to achieve, expected by the management of the Company to result from the combination of the businesses of the Company and GeoEye (the “Expected Impacts”), as well as the amount of time the management of the Company anticipates will be needed for the combined company to realize the Expected Impacts; (10) the impact of the Proposed Transaction on the market for certain U.S. federal government contracts and the competitive landscape therefor; (11) the terms, rights, designations and preferences of the GeoEye Preferred Stock, including those set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of GeoEye; (12) published estimates of independent research analysts with respect to the future financial performance and stock price targets of the Company and GeoEye; and (13) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the management of each of the Company and GeoEye concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the Company’s GeoEye Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared by the Company on a basis reflecting the information provided by the management of GeoEye, that the information provided by GeoEye was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of GeoEye as to the future financial performance of GeoEye and that GeoEye will perform substantially in accordance with such projections (subject to the adjustments applied by the Company). We have discussed these projections with the management of the Company and they have agreed with the appropriateness of the use of such projections in performing our analysis and we have relied upon such projections in arriving at our opinion. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Impacts are reasonable and that the Expected Impacts will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the

Page G-3 of G-5

assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or GeoEye and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or GeoEye. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of GeoEye Common Stock would trade following the announcement of the Proposed Transaction or at which shares of Company Common Stock would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the Company Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Total Consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and Cerberus Capital Management, L.P. in the past (unrelated to the Proposed Transaction), and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we are a lender under, and acted as a co-manager for, the Company’s $600 million revolving credit facility. In addition, in the past two years we have assisted various affiliates of Cerberus Capital Management, L.P. in obtaining financing for which we have received customary fees. In the past two years, we have not performed any investment banking or financial services for GeoEye, Morgan Stanley or Morgan Stanley Principal Investments, Inc.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and GeoEye for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Page G-4 of G-5

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Page G-5 of G-5

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

ANNEX H

1585 Broadway

New York, NY 10036

July 21, 2012

Board of Directors

DigitalGlobe, Inc.

1601 Dry Creek Drive, Suite 260

Longmont, Colorado

Members of the Board:

We understand that GeoEye, Inc. (the “Company”), DigitalGlobe, Inc. (the “Buyer”), 20/20 Acquisition Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), and WorldView, LLC, a wholly owned subsidiary of the Buyer (“Acquisition Sub 2”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 19, 2012 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Acquisition Sub with and into the Company, followed immediately by a merger of the Company with and into Acquisition Sub 2 (the “Subsequent Merger,” and, together with the Merger, the “Combination”). Pursuant to the Merger, (i) each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held in treasury by the Company or held by the Buyer or as to which dissenters’ rights have been perfected, will be converted into the right to receive, at the election of the holder thereof: (A) 1.425 shares of common stock, par value $0.001 per share, of the Buyer (the “Buyer Common Stock”), (B) $4.10 in cash and 1.137 shares of Buyer Common Stock or (C) $20.27 in cash and (ii) each outstanding share of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”), other than shares held in treasury by the Company or held by the Buyer or as to which dissenters’ rights have been perfected, will be converted into one share of Series A Convertible Preferred Stock, par value $0.001 per share, of the Buyer (the “Buyer Preferred Stock”), and $4.10 for each share of Company Common Stock into which such share of Company Preferred Stock is convertible immediately prior to the effective time of the Merger, subject to adjustment in certain circumstances described in the Merger Agreement (the aggregate of all of the consideration described in clauses (i) and (ii), the “Consideration”). The Consideration described in clauses (A) and (C) is subject to adjustment and proration in the manner described in the Merger Agreement such that the aggregate cash Consideration payable to holders of Company Common Stock shall equal the product of $4.10 and the number of shares of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Company Common Stock held in treasury by the Company or held by the Buyer or dissenting shares). The terms and conditions of the Combination are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)	Reviewed (i) certain financial projections prepared by the managements of the Company and the Buyer, respectively, as well as certain adjustments thereto and extrapolations therefrom prepared at the direction of the Buyer and (ii) certain financial projections relating to the Company prepared at the direction of the Buyer;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Combination, prepared by the management of the Buyer;

5)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

6)	Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Combination, with senior executives of the Buyer;

7)	Reviewed the pro forma impact of the Combination on the Buyer’s consolidated capitalization and financial ratios;

8)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

9)	Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

12)	Reviewed the Merger Agreement, the draft commitment letter relating to financing in connection with the Combination substantially in the form of the draft dated July 19, 2012 (the “Commitment Letter”) and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections prepared by the managements of the Company and the Buyer, as well as certain adjustments thereto and extrapolations therefrom prepared at the direction of the Buyer, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer, as applicable, of the future financial performance of the Company and the Buyer. With respect to the information relating to certain strategic, financial and operational benefits anticipated from the Combination, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Buyer of the future financial performance of the Company and the Buyer, and we have relied thereon without any independent verification. We have relied upon, without independent verification, the assessment by the management of the Buyer of: (i) the timing and risks associated with the integration of the Company and the Buyer; (ii) their ability to retain key employees of the Company and the Buyer, respectively and (iii) the timing of launches and operational availability of satellites, the validity of, and risks associated with, the Company and the Buyer’s existing and future technologies, intellectual property, government contracts, products, services and business models. In addition, we have assumed that the Combination will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Combination will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended and that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letter. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Combination, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Combination. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax and regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Buyer’s or the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company Common Stock or holders of shares of the Company Preferred Stock in the transaction. We express no opinion as to the terms of the Buyer Preferred Stock or the relative proportion of the Buyer Common Stock, cash and the Buyer Preferred Stock included in the Consideration. Morgan Stanley also expresses no opinion as to the relative fairness of any portion of the Consideration to be paid to holders of any series of common or preferred stock of the Company. Our opinion does not address the relative merits of the Combination as compared to any other alternative transaction, or alternatives, or whether or not such alternative could be achieved or are achievable. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Buyer in connection with this transaction and will receive a fee for our services, all of which is contingent upon the closing of the Merger. In addition, at your request, one of our affiliates is providing or arranging financing for the Buyer in connection with the Combination and will receive fees in connection with such services. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and Cerberus Capital Management, L.P. and certain of its affiliates (“Cerberus”) (with respect to Cerberus, in a capacity unrelated to the Combination), and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer and Cerberus in the future, and expects to receive fees for the rendering of these services.

As the date hereof, Morgan Stanley Principal Investments, Inc., an affiliate of Morgan Stanley & Co. LLC, owned approximately 16% of the Buyer Common Stock based on the Buyer’s Form 10-Q for the period ending March 31, 2012, filed with the Securities and Exchange Commission. Morgan Stanley and the Buyer are parties to agreements that, among other things, provide Morgan Stanley with registration rights with respect to shares of Buyer Common Stock and the right to currently nominate three directors for election to the Buyer’s board of directors. One former employee of Morgan Stanley Principal Investments, Inc. sits on the board of directors of the Buyer. Furthermore, the Merger Agreement provides for Morgan Stanley Principal Investments, Inc. to enter into a voting agreement pursuant to which it agrees, subject to the terms of the agreement, to vote its shares of Buyer Common Stock in favor of the Merger.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the

Buyer and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Combination or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held in connection with the Combination.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Thomas F. Whayne
Thomas F. Whayne
Managing Director

ANNEX I

Board of Directors

GeoEye, Inc.

July 22, 2012

PERSONAL AND CONFIDENTIAL

July 22, 2012

Board of Directors

GeoEye, Inc.

2325 Dulles Corner Boulevard

Herndon, VA 20171

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than DigitalGlobe, Inc. (“DigitalGlobe”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of GeoEye, Inc. (the “Company”) of the Aggregate Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 22, 2012 (the “Agreement”), by and among DigitalGlobe, 20/20 Acquisition Sub, Inc., a wholly owned subsidiary of DigitalGlobe (“Acquisition Sub”), WorldView, LLC, a wholly owned subsidiary of DigitalGlobe (“Acquisition Sub 2”), and the Company. Pursuant to the Agreement, Acquisition Sub will be merged with and into the Company (the “Merger”), and, immediately after the Merger, the Company will be merged with and into Acquisition Sub 2, and each outstanding Share (other than Shares to be canceled in accordance with Section 2.01(a) of the Agreement and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive, at the election of the holder thereof, either (i) (x) $4.10 in cash and (y) 1.137 shares of common stock, par value $0.001 per share (the “DigitalGlobe Common Stock”), of DigitalGlobe (the “Cash and Stock Consideration”), (ii) 1.425 shares of DigitalGlobe Common Stock (the “Stock Consideration”) or (ii) $20.27 in cash (the “Cash Consideration”; taken in the aggregate with the Cash and Stock Consideration and the Stock Consideration, the “Aggregate Consideration”), subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion. Pursuant to the Agreement, each outstanding share of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (other than shares to be canceled in accordance with Section 2.01(a) of the Agreement and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive the Preferred Stock Consideration (as defined in the Agreement), as to which cancellation or conversion we are expressing no opinion.

Goldman, Sachs & Co. and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the

Company, DigitalGlobe, any of their respective affiliates and third parties, including affiliates and portfolio companies of Cerberus Capital Management, L.P., a significant stockholder of the Company (“Cerberus”), or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have

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GeoEye, Inc.

July 22, 2012

Page I- 2

provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We also have provided certain investment banking services to Cerberus and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a proposed public offering of common stock of Tower International, Inc., a portfolio company of Cerberus, in March 2010, as co-financial advisor to LNR Property Corp., a portfolio company of Cerberus, with respect to a recapitalization of LNR, in July 2010, as joint bookrunner with respect to the refinancing of £300m in senior and subordinated bonds of Gala Coral Group Limited (“Coral”), a portfolio company of Cerberus, and as co-manager with respect the refinancing of Coral’s bank loans in connection therewith, in May 2011, as financial advisor to Cerberus with respect to the sale of Talecris Biotherapeutics Holdings Corp., a portfolio company of Cerberus, in June 2011, as financial advisor to Kokusai Kogyo KK, a portfolio company of Cerberus, with respect to the restructuring of its commercial mortgage debt (aggregate principal amount $1,300,000,000), in July 2011, and as underwriter with respect to an offering of secondary shares of GSW Immobilien AG, a portfolio company of Cerberus, in January 2012. We may also in the future provide investment banking services to the Company, DigitalGlobe and their respective affiliates and to Cerberus and its affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. may also have co-invested with Cerberus and its affiliates from time to time and may have invested in limited partnership units of affiliates of Cerberus from time to time, and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and DigitalGlobe for the five fiscal years and three fiscal years, respectively, ended December 31, 2011; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and DigitalGlobe; DigitalGlobe’s Registration Statement on Form S-1, including the prospectus contained therein dated April 2008; certain other communications from the Company and DigitalGlobe to their respective stockholders; certain publicly available research analyst reports for the Company and DigitalGlobe; certain internal financial analyses and forecasts for DigitalGlobe prepared by its management and certain internal financial analyses and forecasts for the Company prepared by its management, in each case, as approved for our use by the Company (collectively, the “Forecasts”), and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and DigitalGlobe regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of DigitalGlobe and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and shares of DigitalGlobe Common Stock; compared certain financial and stock market information for the Company with similar information for DigitalGlobe; reviewed the financial terms of certain recent business combinations in the defense and satellite industries and in other industries and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed, with your consent, that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or DigitalGlobe or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have

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GeoEye, Inc.

July 22, 2012

Page I- 3

assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or DigitalGlobe or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than DigitalGlobe and its affiliates) of Shares, as of the date hereof, of the Aggregate Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Aggregate Consideration to be paid to the holders (other than DigitalGlobe and its affiliates ) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of DigitalGlobe Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or DigitalGlobe or the ability of the Company or DigitalGlobe to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or make any election with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid to the holders (other than DigitalGlobe and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX J

2 Sound View Drive – 2nd Floor Greenwich, CT 06830 (203) 930-3700 MAIN (203) 930-3799 FAX

July 22, 2012

The Board of Directors

GeoEye, Inc.

21700 Atlantic Boulevard

Dulles, VA 20166

Ladies and Gentlemen:

We understand that GeoEye, Inc. (“GeoEye”) and DigitalGlobe, Inc. (“DigitalGlobe”) intend to enter into an Agreement and Plan of Merger to be dated as of July 22, 2012 (the “Merger Agreement”), pursuant to which 20/20 Acquisition Sub, Inc., a wholly owned subsidiary of DigitalGlobe, shall be merged with and into GeoEye and GeoEye shall continue as the surviving corporation (the “Merger”). Immediately after the effective time of the Merger, DigitalGlobe, GeoEye and WorldView, LLC (“Merger Sub 2”) intend that GeoEye be merged with and into Merger Sub 2 and Merger Sub 2 shall continue as the surviving company. Pursuant to, and subject to certain limitations set forth in, the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.01 per share, of GeoEye (the “GeoEye Common Stock”) issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive, depending on the election of the holder thereof, (i) a combination of 1.137 validly issued, fully paid and nonassessable shares of common stock, par value $0.001, of DigitalGlobe (the “DigitalGlobe Common Stock”) and $4.10 in cash, (ii) $20.27 in cash or (iii) 1.425 shares of DigitalGlobe Common Stock (subject to proration and as such consideration is determined pursuant to the Merger Agreement, the “Common Merger Consideration”). In addition, pursuant to, and subject to certain limitations set forth in, the Merger Agreement, each share of the Series A Convertible Preferred Stock, par value $0.01 per share, of GeoEye (the “GeoEye Preferred Stock”) shall be converted into the right to receive one share of a newly-designated series of DigitalGlobe preferred stock and $4.10 in cash for each share of GeoEye Common Stock into which such share of GeoEye Preferred Stock is convertible immediately prior to the effective time of the Merger. Concurrently with the execution and delivery of the Merger Agreement, (i) as an inducement and condition to DigitalGlobe’s willingness to enter into the Merger Agreement, (A) certain stockholders of GeoEye are entering into voting agreements with DigitalGlobe (the “GeoEye Voting Agreements”), pursuant to which such stockholders have agreed, among other things, to vote, or to cause their respective affiliates to vote, as the case may be, the GeoEye voting securities held by such stockholders and such affiliates in favor of the adoption of the Merger Agreement and (B) certain stockholders of GeoEye are entering into an agreement with DigitalGlobe (the “Standstill Agreement”), pursuant to which such stockholders have agreed to a standstill with respect to DigitalGlobe and to take (or not take) certain actions with respect to DigitalGlobe and the voting securities to be held by such stockholders after the effective time of the Merger and (ii) as an inducement and condition to GeoEye’s willingness to enter into the Merger Agreement, certain stockholders of DigitalGlobe are entering into voting agreements with GeoEye (together with the Merger Agreement, the GeoEye Voting Agreements and the Standstill Agreement, the “Transaction Documentation”), pursuant to which such stockholders have agreed, among other things, to vote, or to cause their respective affiliates to vote, as the case may be, the DigitalGlobe voting securities held by such stockholders and such affiliates in favor of the transactions contemplated by the Merger Agreement. You have provided us with drafts of the Transaction Documentation in substantially final form.

You have asked us to render our opinion as to whether the Common Merger Consideration is fair, from a financial point of view, to the holders of GeoEye Common Stock.

In the course of performing our reviews and analyses for rendering this opinion, we have:

•	reviewed drafts of the Transaction Documentation in substantially final form;

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GeoEye, Inc.

July 22, 2012

Page J- 2

•

reviewed GeoEye’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2009, 2010 and 2011, its Quarterly Report on Form 10-Q for the period ended March 31, 2012 and its Current Reports on Form 8-K filed since December 31, 2011;

•

reviewed DigitalGlobe’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2009, 2010 and 2011, its Quarterly Report on Form 10-Q for the period ended March 31, 2012 and its Current Reports on Form 8-K filed since December 31, 2011;

•

reviewed certain operating and financial information relating to GeoEye’s and DigitalGlobe’s respective businesses and prospects, including projections for GeoEye for the nine years ending December 31, 2020 and DigitalGlobe for the five years ending December 31, 2016, all as prepared and provided to us by GeoEye’s management;

•

reviewed certain estimates of cost savings and other combination benefits (collectively, “synergy estimates”) expected to result from the Merger, all as prepared and provided to us by GeoEye’s management;

•	met with certain members of GeoEye’s senior management to discuss GeoEye’s and DigitalGlobe’s respective businesses, operations, historical and projected financial results and future prospects;

•	met with certain members of DigitalGlobe’s senior management to discuss DigitalGlobe’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the GeoEye Common Stock and the DigitalGlobe Common Stock;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to GeoEye and DigitalGlobe;

•	reviewed the terms of certain relevant mergers and acquisitions involving companies which we deemed generally comparable to GeoEye and DigitalGlobe;

•	performed discounted cash flow analyses based on the projections for GeoEye and DigitalGlobe, and the synergy estimates, furnished to us by GeoEye;

•	reviewed the pro forma financial results, financial condition and capitalization of the Combined Company (as such term is defined in the Merger Agreement); and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, including, without limitation, the projections and synergy estimates referred to above. With respect to the projections and synergy estimates, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of GeoEye and DigitalGlobe, as the case may be, as to the expected future performance of GeoEye and DigitalGlobe. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections and synergy estimates; we express no view or opinion as to such projections and synergy estimates and the assumptions upon which they are based; and we have further relied upon the assurances of the senior management of GeoEye and DigitalGlobe, as the case may be, that they are unaware of any facts that would make the information, projections and synergy estimates incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of GeoEye and DigitalGlobe, nor have we been furnished with any such

Board of Directors

GeoEye, Inc.

July 22, 2012

Page J- 3

appraisals. In rendering our opinion, we have not solicited, nor were we asked to solicit, third party acquisition interest in GeoEye. We have assumed that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to our analysis. In addition, we have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any amendments or modifications, the effect of which would be in any way meaningful to our analysis. Moreover, as you are aware, the credit, financial and stock markets are experiencing unusual volatility; we express no opinion or view as to the effects of such volatility on the Merger or the parties thereto. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by GeoEye, DigitalGlobe and their respective advisors with respect to such issues.

We do not express any opinion as to the price or range of prices at which (i) the shares of GeoEye Common Stock may trade subsequent to the announcement of the Merger or (ii) the shares of DigitalGlobe Common Stock may trade subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to the Board of Directors of GeoEye in connection with the Merger and will receive a customary fee for such services, all of which was received prior to, or is payable upon, delivery of this letter or GeoEye’s announcement that it had entered into the Merger Agreement. In addition, GeoEye has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. In the future, Stone Key Partners LLC and Stone Key Securities LLC (together, “Stone Key”) may seek to provide DigitalGlobe and its affiliates with certain investment banking and other services unrelated to the Merger.

It is understood that this letter is intended for the benefit and use of the Board of Directors of GeoEye in connection with its consideration of the Merger. This letter and our opinion are not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent. This letter and our opinion do not constitute a recommendation to the Board of Directors of GeoEye in connection with the Merger, nor do this letter and our opinion constitute a recommendation to any holders of GeoEye Common Stock as to how to vote in connection with the Merger or any other matter. Our opinion does not address GeoEye’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for GeoEye, the financing of the Merger or the effects of any other transaction in which GeoEye or DigitalGlobe might engage. Our opinion addresses only the fairness, from a financial point of view, of the Common Merger Consideration to the holders of GeoEye Common Stock. We do not express any view or opinion with respect to (i) the fairness of the compensation to be received in connection with the Merger by holders of any other class of securities, creditors or other constituencies of GeoEye, (ii) the allocation of the aggregate consideration to be paid in connection with the Merger among holders of various classes of securities or other constituencies of GeoEye, (iii) the merits of the Merger to any holder of GeoEye equity relative to any other holder of GeoEye equity or (iv) the fairness of the Merger, from a financial point of view, to DigitalGlobe and its affiliates. Furthermore, our opinion does not address any other term or aspect of the Transaction Documentation or any term or aspect of any other agreement or instrument contemplated by the Transaction Documentation or entered into or amended in connection with the Merger, or the impact thereof on GeoEye or DigitalGlobe. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of GeoEye’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Common Merger Consideration.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Stone Key. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is

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GeoEye, Inc.

July 22, 2012

Page J- 4

necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Merger Consideration is fair, from a financial point of view, to the holders of GeoEye Common Stock.

Very truly yours,

STONE KEY PARTNERS LLC

By:	/s/ Michael J. Urfirer
Co-Chairman & Co-Chief Executive Officer

STONE KEY SECURITIES LLC

By:	/s/ Michael J. Urfirer
Co-Chairman & Co-Chief Executive Officer

ANNEX K

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. DigitalGlobe’s amended and restated bylaws provides for indemnification by DigitalGlobe of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. DigitalGlobe’s amended and restated certificate of incorporation provides for such limitation of liability.

DigitalGlobe maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to DigitalGlobe with respect to payments which may be made by DigitalGlobe to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21.	Exhibits and Financial Statement Schedules

See the “Exhibit Index” following the signature pages hereto.

The agreements included as exhibits to this joint proxy statement/prospectus contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. DigitalGlobe and GeoEye acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about DigitalGlobe and GeoEye may be found elsewhere in this registration statement and each company’s other public filings, which are available without charge through the SEC’s website at www.sec.gov. See “Where You Can Find More Information.”

(a)	Exhibits

Exhibit Number	Exhibit Description
2.1†	Agreement and Plan of Merger, dated as of July 22, 2012, by and among DigitalGlobe, Inc., 20/20 Acquisition Sub, Inc., WorldView, LLC, and GeoEye, Inc. (incorporated by reference to Exhibit 2.1 of DigitalGlobe, Inc.’s Current Report on Form 8-K filed on July 23, 2012)

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 30, 2012 by and among DigitalGlobe, Inc., 20/20 Acquisition Sub, Inc., WorldView, LLC, and GeoEye, Inc. (incorporated by reference to Exhibit 2.1 of DigitalGlobe, Inc.’s Current Report on Form 8-K filed on August 30, 2012)

3.1	Amended and Restated Certificate of Incorporation of DigitalGlobe, Inc., dated May 18, 2009 (incorporated by reference to Exhibit 3.1 to DigitalGlobe, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 24, 2010)

3.2	Amended and Restated By-Laws of DigitalGlobe, Inc. (incorporated herein by reference to Exhibit 3.2 to DigitalGlobe, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 12, 2009)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal income tax matters

8.2	Opinion of Latham & Watkins LLP regarding certain U.S. federal income tax matters

Exhibit Number	Exhibit Description
10.1	Cerberus Agreement, dated as of July 22, 2012, by and among DigitalGlobe, Inc., Cerberus Capital Management, L.P., Cerberus Partners II, L.P., Cerberus Series Four Holdings, LLC, and Cerberus Satellite LLC (incorporated by reference to Exhibit 10.1 of DigitalGlobe, Inc.’s Current Report on Form 8-K filed on July 23, 2012)

10.2	Voting Agreement, dated as of July 22, 2012, by and among DigitalGlobe, Inc., Cerberus Capital Management, L.P., Cerberus Partners II, L.P., Cerberus Series Four Holdings, LLC, and Cerberus Satellite LLC (incorporated by reference to Exhibit 10.2 of DigitalGlobe, Inc.’s Current Report on Form 8-K filed on July 23, 2012)

10.3	Voting Agreement, dated as of July 22, 2012, by and between DigitalGlobe, Inc., and Lt. General James A. Abrahamson (USAF, Ret.) (incorporated by reference to Exhibit 10.3 of DigitalGlobe, Inc.’s Current Report on Form 8-K filed on July 23, 2012)

10.4	Voting Agreement, dated as of July 22, 2012, by and between DigitalGlobe, Inc., and Matthew M. O’Connell (incorporated by reference to Exhibit 10.4 of DigitalGlobe, Inc.’s Current Report on Form 8-K filed on July 23, 2012)

23.1	Consent of PricewaterhouseCoopers LLP (DigitalGlobe, Inc.)

23.2	Consent of KPMG LLP (GeoEye, Inc.)

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 8.1)

23.5	Consent of Latham & Watkins LLP (included as part of Exhibit 8.2)

23.6*	Consent of James A. Abrahamson to be named as a director of DigitalGlobe, Inc.

23.7*	Consent of Martin C. Faga to be named as a director of DigitalGlobe, Inc.

23.8*	Consent of Lawrence A. Hough to be named as a director of DigitalGlobe, Inc.

24*	Powers of Attorney

99.1	Form of Proxy for DigitalGlobe, Inc.

99.2	Form of Proxy for GeoEye, Inc.

99.3	Election Form and Letter of Transmittal

99.4	Consent of Barclays Capital Inc.

99.5	Consent of Morgan Stanley & Co. LLC

99.6	Consent of Goldman, Sachs & Co.

99.7	Consent of Stone Key

*	Previously filed.

†	Pursuant to Item 601(b)(2) of Regulation S-K, DigitalGlobe agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22.	Undertakings

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(C)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(D)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(E) (1)	The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) of Item 512 of Regulation S-K, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(F)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(G)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(H)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado, on the 25th day of October, 2012.

DIGITALGLOBE, INC.

By:	/s/ Jeffrey R. Tarr
Jeffrey R. Tarr
President and
Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey R. Tarr Jeffrey R. Tarr	President and Chief Executive Officer, Director	October 25, 2012

/s/ Yancey L. Spruill Yancey L. Spruill	Executive Vice President and Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 25, 2012

* Paul M. Albert, Jr.	Director	October 25, 2012

* Nick S. Cyprus	Director	October 25, 2012

* Gen. Howell M. Estes III	Director	October 25, 2012

* Warren C. Jenson	Director	October 25, 2012

* Alden Munson Jr.	Director	October 25, 2012

* Kimberly Till	Director	October 25, 2012

Signature	Title	Date

* James M. Whitehurst	Director	October 25, 2012

* Eddy Zervigon	Director	October 25, 2012

* As Attorney-in-fact

By:

/s/ Daniel L. Jablonsky
Daniel L. Jablonsky

EXHIBITS

Exhibit Number	Exhibit Description
2.1†	Agreement and Plan of Merger, dated as of July 22, 2012, by and among DigitalGlobe, Inc., 20/20 Acquisition Sub, Inc., WorldView, LLC, and GeoEye, Inc. (incorporated by reference to Exhibit 2.1 of DigitalGlobe, Inc.’s Current Report on Form 8-K filed on July 23, 2012)

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 30, 2012 by and among DigitalGlobe, Inc., 20/20 Acquisition Sub, Inc., WorldView, LLC, and GeoEye, Inc. (incorporated by reference to Exhibit 2.1 of DigitalGlobe, Inc.’s Current Report on Form 8-K filed on August 30, 2012)

3.1	Amended and Restated Certificate of Incorporation of DigitalGlobe, Inc., dated May 18, 2009 (incorporated by reference to Exhibit 3.1 to DigitalGlobe, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 24, 2010)

3.2	Amended and Restated By-Laws of DigitalGlobe, Inc. (incorporated herein by reference to Exhibit 3.2 to DigitalGlobe, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 12, 2009)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal income tax matters

8.2	Opinion of Latham & Watkins LLP regarding certain U.S. federal income tax matters

10.1	Cerberus Agreement, dated as of July 22, 2012, by and among DigitalGlobe, Inc., Cerberus Capital Management, L.P., Cerberus Partners II, L.P., Cerberus Series Four Holdings, LLC, and Cerberus Satellite LLC (incorporated by reference to Exhibit 10.1 of DigitalGlobe, Inc.’s Current Report on Form 8-K filed on July 23, 2012)

10.2	Voting Agreement, dated as of July 22, 2012, by and among DigitalGlobe, Inc., Cerberus Capital Management, L.P., Cerberus Partners II, L.P., Cerberus Series Four Holdings, LLC, and Cerberus Satellite LLC (incorporated by reference to Exhibit 10.2 of DigitalGlobe, Inc.’s Current Report on Form 8-K filed on July 23, 2012)

10.3	Voting Agreement, dated as of July 22, 2012, by and between DigitalGlobe, Inc., and Lt. General James A. Abrahamson (USAF, Ret.) (incorporated by reference to Exhibit 10.3 of DigitalGlobe, Inc.’s Current Report on Form 8-K filed on July 23, 2012)

10.4	Voting Agreement, dated as of July 22, 2012, by and between DigitalGlobe, Inc., and Matthew M. O’Connell (incorporated by reference to Exhibit 10.4 of DigitalGlobe, Inc.’s Current Report on Form 8-K filed on July 23, 2012)

Exhibit Number	Exhibit Description
23.1	Consent of PricewaterhouseCoopers LLP (DigitalGlobe, Inc.)

23.2	Consent of KPMG LLP (GeoEye, Inc.)

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 8.1)

23.5	Consent of Latham & Watkins LLP (included as part of Exhibit 8.2)

23.6*	Consent of James A. Abrahamson to be named as a director of DigitalGlobe, Inc.

23.7*	Consent of Martin C. Faga to be named as a director of DigitalGlobe, Inc.

23.8*	Consent of Lawrence A. Hough to be named as a director of DigitalGlobe, Inc.

24*	Powers of Attorney

99.1	Form of Proxy for DigitalGlobe, Inc.

99.2	Form of Proxy for GeoEye, Inc.

99.3	Election Form and Letter of Transmittal

99.4	Consent of Barclays Capital Inc.

99.5	Consent of Morgan Stanley & Co. LLC

99.6	Consent of Goldman, Sachs & Co.

99.7	Consent of Stone Key

*	Previously filed.

†	Pursuant to Item 601(b)(2) of Regulation S-K, DigitalGlobe agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.